As filed with the U.S. Securities and Exchange Commission on September 23, 2025.

File No. 333-288735

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________

Amendment No. 4 to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________________

HCM II Acquisition Corp.*

(Exact name of registrant as specified in its charter)

____________________________

Cayman Islands	6770	98-1785406
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

For Co-Registrants, see “Table of Co-Registrants” on the following page.

100 First Stamford Place, Suite 330
Stamford, CT 06902
(203) 930-2200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________________

Shawn Matthews
Chairman and Chief Executive Officer
100 First Stamford Place, Suite 330
Stamford, CT 06902
(203) 930-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________

Copies to:

Kevin E. Manz Timothy P. Fitzsimons King & Spalding LLP 1185 Avenue of the Americas, 34th Floor New York, NY 10036 Tel: (212) 556-2100 Fax: (212) 556-2222	Eliot Robinson Tyler Mark Bryan Cave Leighton Paisner LLP One Atlantic Center, 14th Floor, 1201 W. Peachtree St., N.W., Atlanta, GA 30309-3471 Tel: 404-572-6600

____________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after (i) this registration statement is declared effective and (ii) upon completion of the applicable transactions described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

____________

*         Prior to the consummation of the Business Combination described herein, the Registrant intends to effect a deregistration under Section 206 of the Companies Act (as revised) of the Cayman Islands and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by HCM II Acquisition Corp. (after its domestication as a corporation incorporated in the State of Delaware), the continuing entity following the Domestication, which will be renamed “Terrestrial Energy Inc.” effective immediately following the consummation of the Business Combination.

The Registrant and Co-Registrant hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant and Co-Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Terrestrial Energy Inc.	Delaware	49493	99-1587241

____________

(1)      The Co-Registrant has the following principal executive office:

Terrestrial Energy Inc.
2730 W. Tyvola Road, Suite 100
Charlotte, NC 28217
Telephone: (646) 687-8212

(2)      The agent for service for the Co-Registrant is:

Simon Irish
Chief Executive Officer
2730 W. Tyvola Road, Suite 100
Charlotte, NC 28217
Telephone: (646) 687-8212

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION DATED SEPTEMBER 23, 2025

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF
HCM II ACQUISITION CORP.
(A CAYMAN ISLANDS EXEMPTED COMPANY)
AND
PROSPECTUS FOR UP TO 151,970,541 SHARES OF COMMON STOCK, AND
18,350,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK
OF
HCM II ACQUISITION CORP.

(TO BE RENAMED “TERRESTRIAL ENERGY INC.” EFFECTIVE IMMEDIATELY FOLLOWING
THE CONSUMMATION OF THE BUSINESS COMBINATION DESCRIBED HEREIN)

The board of directors of HCM II Acquisition Corp., a Cayman Islands exempted company (“HCM II”), has unanimously approved and determined to be in the best interests of HCM II and its shareholders (“you”) to enter into the business combination among HCM II, HCM II Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of HCM II (“Merger Sub”), and Terrestrial Energy Inc., a Delaware corporation (referred to herein prior to the Business Combination (as defined below) as “Terrestrial Energy”, and, subsequent to the Business Combination, as “Terrestrial Energy Opco”), pursuant to which, (1) at the closing of the transactions contemplated by the Business Combination Agreement (as defined below) (the “Closing”) and following the Domestication (as defined below), Merger Sub will merge with and into Terrestrial Energy (the “Merger”), with Terrestrial Energy surviving as a wholly-owned subsidiary of HCM II, pursuant to the terms and subject to the conditions set forth in the Business Combination Agreement, dated as of March 26, 2025 (the “Signing Date”), by and among HCM II, Merger Sub and Terrestrial Energy, attached to this proxy statement/prospectus as Annex A (as it may be amended, modified, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), resulting in a combined company whereby HCM II will become the sole stockholder of Terrestrial Energy Opco, and substantially all of the assets and the business of the combined company will be held and operated by Terrestrial Energy Opco and its subsidiaries, as more fully described elsewhere in this proxy statement/prospectus; (2) HCM II will domesticate (the “Domestication”) as a Delaware corporation (following the Domestication, “New Terrestrial Energy”) in accordance with the Delaware General Corporation Law (“DGCL”), the Companies Act (as revised) of the Cayman Islands (the “Companies Act”) and the amended and restated memorandum and articles of association of HCM II (as may be amended from time to time, the “Cayman Constitutional Documents”), and (3) the other transactions contemplated by the Business Combination Agreement and documents related thereto will be consummated (such transactions, together with the Merger and the Domestication, the “Business Combination”). Effective immediately following the consummation of the Business Combination, New Terrestrial Energy will be renamed “Terrestrial Energy Inc.”

At least one (1) day prior to the Domestication, HCM II will redeem the public shares properly tendered for redemption in connection with the Business Combination pursuant to the Cayman Constitutional Documents (the “Redemption”). Immediately prior to the Domestication, pursuant to the Cayman Constitutional Documents and the Sponsor Support Agreement (as defined below) each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of HCM II (each an “HCM II Class B Ordinary Share”) will convert automatically, on a one-for-one basis, into one (1) Class A ordinary share, par value $0.0001 per share, of HCM II (each an “HCM II Class A Ordinary Share” and together with the HCM II Class B Ordinary Shares, the “HCM II Ordinary Shares”) (the “Sponsor Share Conversion”). In connection with the Domestication, (i) each then issued and outstanding HCM II Class A Ordinary Share (that was not redeemed pursuant to the Redemption) shall convert automatically, on a one-for-one basis, into one (1) share of common stock, par value $0.0001 per share, of New Terrestrial Energy (each a “New Terrestrial Common Share” and collectively, the “New Terrestrial Common Shares”); (ii) each of the then issued and outstanding warrants representing the right to purchase one HCM II Class A Ordinary Share (each an “HCM II Warrant”) shall convert automatically into a warrant to acquire one (1) share of New Terrestrial Common Shares (each a “New Terrestrial Warrant”); and (iii) each of the then issued and outstanding HCM II Units (as defined in the accompanying proxy statement/prospectus) will be cancelled and each holder thereof will be entitled to one (1) share of New Terrestrial Common Shares and one-half (1/2) of one New Terrestrial Warrant, in each case without any action on the part of HCM II, Merger Sub, Terrestrial Energy or any holder of securities of any of the foregoing.

HCM II has entered into subscription agreements (collectively, the “PIPE Subscription Agreements”), each dated as of March 26, 2025, with certain investors (collectively, the “PIPE Investors”), pursuant to which, among other things, HCM II has agreed to issue and sell, in private placements to close immediately prior to or substantially concurrently with the Closing, an aggregate of five million (5,000,000) shares of New Terrestrial Common Shares for a purchase price of ten dollars ($10.00) per share (the “PIPE Financing”). The PIPE Investors are permitted, under the PIPE Subscription Agreements, to satisfy their commitments thereunder if they hold shares of New Terrestrial Common Shares that qualify as Non-Redeemed Shares (as defined herein), subject to certain conditions and restrictions set forth in the PIPE Subscription Agreements. The PIPE Subscription Agreements provide, subject to customary conditions, that if the PIPE Investor holds any HCM II Class A Ordinary Shares as of the fifth calendar day after the effectiveness of the registration statement that contains this proxy statement/prospectus and does not exercise any redemption rights with respect thereto (such shares, the “Non-Redeemed Shares”), then the applicable PIPE Investor may elect to reduce the number of New Terrestrial Common Shares it is required to purchase in the PIPE Financing by the number of such Non-Redeemed Shares. If the PIPE Investors’ party to the PIPE Subscription Agreements exercise this offsetting right, then the gross amount of the proceeds received by Terrestrial Energy in the PIPE Financing will be less than $50,000,000. The New Terrestrial Common Shares to be issued pursuant to the PIPE Subscription Agreements have not been registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) thereof. Each of the PIPE Subscription Agreements has been entered into on substantially similar terms and conditions to the form of the PIPE Subscription Agreement, attached to the accompanying proxy statement/prospectus as Annex L. From time-to-time following execution of the Business Combination Agreement and prior to the Closing, HCM II may enter into additional PIPE subscription agreements on forms mutually acceptable to HCM II and Terrestrial Energy.

The consummation of the PIPE Financing is conditioned upon the satisfaction or waiver of certain customary closing conditions by each of the parties, including among other things (i) a minimum of $75 million of cash remaining in the Trust Account (excluding the value of all New Terrestrial Common Shares that qualify as Non-Redeemed Shares) after any redemptions by the HCM II’s public shareholders and before any other payments or distributions (other than in respect of any redemptions) and (ii) the volume weighted average closing price of the VanEck Uranium and Nuclear Energy ETF on the NYSE Arca being greater than or equal to $63.00 for the twenty (20) trading days immediately preceding the date that is seven (7) Business Days prior to the date the Closing occurs (the “Closing Date”).

In order to finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of HCM II’s officers and directors may, but are not obligated to, loan HCM II funds as may be required (“Working Capital Loans”). Under the Business Combination Agreement, HCM II is permitted to borrow up to $2,500,000 from Sponsor under the Convertible Promissory Note. If HCM II completes an initial business combination, HCM II would repay the Working Capital Loans (including a Convertible Promissory Note, if any) out of the proceeds of the Trust Account released to HCM II. Otherwise, the Working Capital Loans (including a Convertible Promissory Note, if any) would be repaid only out of funds held outside the Trust Account. In the event that an initial business combination does not close, HCM II may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans (including a Convertible Promissory Note, if any), but no proceeds held in the Trust Account would be used to repay such Working Capital Loans. The Working Capital Loans are to be repaid upon consummation of a Business Combination, without interest and the Convertible Promissory Note will also not bear interest. The Sponsor or an affiliate of the Sponsor, or certain of HCM II’s officers and directors may convert any Working Capital Loans made to HCM II into up to an additional 1,500,000 warrants, which would be identical to the Private Placement Warrants, at the price of $1.00 per warrant. As of the date of this proxy statement/prospectus, no Working Capital Loans are outstanding.

Pursuant to the Business Combination Agreement, the consideration to be paid in the Merger in respect of each Terrestrial Common Share (as defined below) and each Terrestrial Series A Preferred Share (as defined below) that is issued and outstanding immediately prior to the Effective Time, will be a number of shares of New Terrestrial Common Shares equal to the Exchange Ratio (the “Per Share Base Consideration”). The “Exchange Ratio” means the number of shares of New Terrestrial Common Shares equal to the quotient of (i)(a) $925,000,000, divided by (b) the Redemption Price, divided by (ii) the Company Fully Diluted Capital (as defined in the Business Combination Agreement).

If the ExchangeCo Recapitalization (as defined below) is completed prior to or concurrently with the Closing, each Exchangeable Share (as defined below) that is issued and outstanding immediately prior to the Effective Time will thereafter be exchangeable for shares of New Terrestrial Common Shares rather than Terrestrial Common Shares or Terrestrial Series A Preferred Shares, as applicable, in accordance with the post-closing ExchangeCo Recapitalization terms and conditions of such Exchangeable Share. If the ExchangeCo Recapitalization is not completed prior to or concurrently with the Closing, then immediately prior to the Effective Time, but conditional upon the Closing, Terrestrial Energy will cause each Exchangeable Share to be exchanged for Terrestrial Common Shares or Terrestrial Series A Preferred Shares, as applicable, and in the Merger, each such Terrestrial Common Share or Terrestrial Series A Preferred Share issued pursuant to such exchange will be cancelled and converted into the right to receive the Per Share Base Consideration as if such Terrestrial Common Share or Terrestrial Series A Preferred Share were issued and outstanding immediately prior to the Effective Time.

Subject to and in accordance with the terms and conditions of the Business Combination Agreement, the Domestication and Merger will occur, which will result in, among other things, the following, in each case, prior to or concurrently with the Effective Time:

(a)     the existing governing documents of HCM II will be amended and restated and become the Proposed Organizational Documents (as defined below) of New Terrestrial Energy as described in this proxy statement/prospectus;

(b)    each issued and outstanding HCM II Class A Ordinary Share will convert automatically by operation of law, on a one-for-one basis, into shares of New Terrestrial Common Shares concurrently with the effective time of the Domestication;

(c)     each issued and outstanding warrant to purchase HCM II Class A Ordinary Shares will automatically convert into a New Terrestrial Warrant at an exercise price of eleven dollars and fifty cents ($11.50) per share of New Terrestrial Common Shares on the terms and conditions set forth in the Warrant Agreement;

(d)    in connection with clause (b) and (c) above, each issued and outstanding unit of HCM II that has not been previously separated into the HCM II Class A Ordinary Shares of and HCM II Warrants comprising such units prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Terrestrial Common Shares and one-half of one New Terrestrial Warrant, with a whole New Terrestrial Warrant representing the right to purchase one share of New Terrestrial Common Shares at an exercise price of eleven dollars and fifty cents ($11.50) per share on the terms and subject to the conditions set forth in the Warrant Agreement;

(e)     each share of common stock, par value $0.001, of Terrestrial Energy (the “Terrestrial Common Shares”) that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares (as defined below) and any Dissenting Shares (as defined in the Business Combination Agreement)) will be cancelled and converted into the right to receive the Per Share Base Consideration;

(f)     each share of preferred stock, par value $0.001, of Terrestrial Energy designated as “Series A Preferred Stock” pursuant to the Terrestrial Certificate of Incorporation (the “Terrestrial Series A Preferred Shares”) that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and any Dissenting Shares) will be cancelled and converted into the right to receive a number of shares of New Terrestrial Common Shares equal to: (A) the number of shares of Terrestrial Common Shares into which such Terrestrial Series A Preferred Shares would be converted in accordance with Terrestrial Energy’s governing documents as of immediately prior to the Effective Time; multiplied by (B) the Per Share Base Consideration;

(g)    each share of preferred stock, par value $0.001, of Terrestrial Energy designated as “Series A-1 Preferred Stock” pursuant to the Terrestrial Certificate of Incorporation (the “Terrestrial Series A-1 Preferred Shares”) that is issued and outstanding immediately prior to the Effective Time will be automatically converted into the applicable number of Terrestrial Common Shares provided by Terrestrial Energy’s governing documents as of immediately prior to the Effective Time, and immediately following such conversion, each such Terrestrial Common Share (other than any Dissenting Shares) will be cancelled and converted into the right to receive the Per Share Base Consideration;

(h)    each Terrestrial Common Share and Terrestrial Series A Preferred Share that, immediately prior to the Effective Time, is owned by HCM II or Merger Sub (or any other subsidiary of HCM II), or held by Terrestrial Energy (in treasury or otherwise), if any (each, an “Excluded Share”), will be automatically cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefore;

(i)     if the ExchangeCo Recapitalization is completed prior to or concurrently with the Closing, each share of preferred stock, par value $0.001 per share, of Terrestrial Energy designated as “Special Voting Preferred Stock” pursuant to Terrestrial Certificate of Incorporation or any other voting securities of Terrestrial Energy issued to holders of Exchangeable Shares in the ExchangeCo Recapitalization (the “Terrestrial Special Voting Shares”), will be cancelled and converted into the right to receive one share of preferred stock, par value $0.0001 per share, of New Terrestrial Energy designated as “Special Voting Preferred Stock” pursuant to New Terrestrial Energy’s certificate of incorporation (the “New Terrestrial Special Voting Stock”) (whereas, if the ExchangeCo Recapitalization has not been completed prior to or concurrently with the Closing, each Terrestrial Special Voting Share will be cancelled for no consideration);

(j)     each option to purchase Terrestrial Common Shares (each, a “Terrestrial Option”) that is outstanding immediately prior to the Effective Time will be automatically assumed by New Terrestrial Energy such that, as of the Effective Time, each share underlying each Terrestrial Option will instead be shares of New Terrestrial Common Shares and the number of such shares will be equal to the Exchange Ratio; provided, that the assumption and adjustment of the unvested Terrestrial Options shall be completed in a manner that satisfies the requirements of Code Section 409A and, with respect to any Terrestrial Option intended to be an “incentive stock option,” Code Section 422 and the applicable regulations promulgated thereunder;

(k)    each warrant to purchase shares or other equity interests of Terrestrial Energy (each, a “Terrestrial Warrant”) that is outstanding and unexercised immediately prior to the Effective Time will automatically become exercisable, in accordance with the terms and conditions of such Terrestrial Warrant, for the Per Share Base Consideration. New Terrestrial Energy will assume the obligation to issue the New Terrestrial Common Shares upon the exercise of Terrestrial Warrants following the Effective Time; and

(l)     each eight percent (8%) Convertible Note due 2026 issued by Terrestrial Energy (collectively, the “Terrestrial Convertible Notes”) that is outstanding immediately prior to the Effective Time will be cancelled and converted pursuant to its terms, and the holder thereof will be entitled to receive, without interest, assuming the delivery of the lock-up agreement contemplated by such Terrestrial Convertible Note: (i) a number of shares of New Terrestrial Common Shares equal to (A) the outstanding amount of such Terrestrial Convertible Note, including any accrued and unpaid interest, divided by (B) seventy-five percent (75%) of the price at which each share of New Terrestrial Common Shares may be redeemed pursuant to the Redemption (the “Redemption Price”); and (ii) a contingent value right to receive additional shares of New Terrestrial Common Shares in the event that the volume weighed average price of the New Terrestrial Common Shares for the twenty (20) trading days beginning on the trading day immediately following expiration of the lock-up period contemplated by the applicable Terrestrial Convertible Note is less than seventy-five percent (75%) of the Redemption Price.

Prior to the Closing, Terrestrial Energy and its subsidiaries will take, or cause to be taken, such actions as Terrestrial Energy and its subsidiaries determine (in their sole discretion) to be necessary or advisable to provide the holders of Exchangeable Shares with the ability to continue to hold, following the Closing, Exchangeable Shares (the “ExchangeCo Recapitalization”), with such Exchangeable Shares to be exchangeable for New Terrestrial Common Shares following the Closing in accordance with the terms and conditions of such Exchangeable Shares following the ExchangeCo Recapitalization, including by causing Terrestrial Energy Canada (Exchange) Inc. (“ExchangeCo”) to call a special meeting of its shareholders to vote on a proposal to effectuate the ExchangeCo Recapitalization.

The HCM II Units, HCM II Class A Ordinary Shares and HCM II Warrants are currently listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “HONDU”, “HOND” and “HONDW”, respectively. Pursuant to the terms of the Business Combination Agreement, as a closing condition (subject to certain exceptions), the New Terrestrial Common Shares issued in connection with the Business Combination is to be approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. Following the Closing, the New Terrestrial Common Shares and New Terrestrial Warrants are intended to be listed, subject to Nasdaq approval, under the proposed symbols “IMSR” and “IMSRW”, respectively. It is important for you to know that, at the time of our extraordinary general meeting, we may not have received from Nasdaq either confirmation of the listing of the New Terrestrial Common Shares and New Terrestrial Warrants or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived or is subject to an exception and therefore the New Terrestrial Energy securities would not be listed on any nationally recognized securities exchange.

In connection with HCM II’s IPO (as defined in the accompanying proxy statement/prospectus), HCM Investor Holdings II, LLC, (the “Sponsor”), and HCM II’s directors and executive officers entered into letter agreements, pursuant to which they agreed to vote their HCM II Ordinary Shares in favor of the Business Combination Proposal (as defined herein). Further, concurrently with the execution of the Business Combination Agreement, the Sponsor entered into the Sponsor Support Agreement with HCM II and Terrestrial Energy, dated as of March 26, 2025

(the “Sponsor Support Agreement”), pursuant to which the Sponsor agreed to vote its shares in favor of all proposals being presented at the extraordinary general meeting. As of the Record Date (as defined in the accompanying proxy statement/prospectus), the Sponsor owned approximately 20% of the total outstanding HCM II Ordinary Shares.

Compensation of the Sponsor and its affiliates in connection with the Business Combination:

The Sponsor will receive prior to the Closing Date (i) 5,675,000 shares of New Terrestrial Common Shares pursuant to the Sponsor Share Conversion and the Domestication, which shares it acquired for an aggregate purchase price of $24,700 and (ii) 4,275,000 New Terrestrial Warrants upon the conversion of 4,275,000 HCM II Warrants in the Domestication, which it acquired in a private placement consummated simultaneously with the IPO at a price of $1.00 per warrant, for an aggregate purchase price of $4,275,000 (each, a “Private Placement Warrant”).

The securities issued to the Sponsor may result in a material dilution of the equity interests of non-redeeming holders of the HCM II Class A Ordinary Shares sold in the IPO (“Public Shareholders”). See “Dilution”, “The Business Combination Proposal — Interests of Certain HCM II Persons in the Business Combination” and “Information About HCM II — Executive and Director Compensation”.

The Sponsor is controlled by Shawn Matthews, HCM II’s Chairman and Chief Executive Officer, who maintains sole control over the voting and disposition of the Founder Shares and the Private Placement Warrants held by the Sponsor. Mr. Matthews has an economic interest in 2,950,000, or approximately 51.3%, of the Founder Shares held by the Sponsor. Mr. Matthews further has an economic interest in 775,000, or approximately 18.1%, of the Private Placement Warrants held by the Sponsor. Mr. Matthews paid an aggregate of $800,000 for his economic interests in Founder Shares and Private Placement Warrants to be converted in connection with the Business Combination into 5,675,000 shares of New Terrestrial Common Shares and 4,275,000 New Terrestrial Warrants assuming an Exchange Ratio of 45.85 and no redemptions. The remaining economic interest in the Founder Shares and Private Placement Warrants held by the Sponsor is indirectly held by seventeen non-managing sponsor investors. No other director or officer of HCM II has economic interests in the Founder Shares or Private Placement Warrants held by the Sponsor.

In addition to the interests described above, Mr. Matthews holds (i) 40,000 Terrestrial Warrants, which upon the consummation of the Business Combination will represent the right to acquire upon exercise thereof an amount of New Terrestrial Common Shares and (ii) $4,000,000 aggregate principal amount of Terrestrial Convertible Notes, which in connection with the Business Combination, will be cancelled and converted into a number of shares of New Terrestrial Common Shares equal to $4,000,000, plus any accrued and unpaid interest thereon, divided by seventy-five percent (75%) of the Redemption Price. Mr. Matthews paid an aggregate of $4,000,000 for his economic interests in Terrestrial Convertible Notes. Assuming a Redemption Price of $10.44 per HCM II Class A ordinary share, Mr. Matthews will receive 535,601 shares of New Terrestrial Common Shares in exchange for $4,000,000 aggregate principal amount of Terrestrial Convertible Notes (such amount of shares of New Terrestrial Common Shares will increase prior to Closing to reflect the accrual of interest on the Terrestrial Convertible Notes). If the Business Combination is not consummated, Mr. Matthews will continue to hold $4,000,000 aggregate principal amount of Terrestrial Convertible Note.

Mr. Matthews has also been offered a directorship in New Terrestrial Energy following the Closing. All members of the New Terrestrial Board and all executive officers of New Terrestrial Energy will be eligible for awards under the New Equity Incentive Plan and, thus, have a personal interest in the approval of the New Equity Incentive Plan. Nevertheless, the HCM II Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors, among others, by adopting the New Equity Incentive Plan.

Each of HCM II’s independent directors, Messrs. Andrew Brenner, Michael Connor, and Jacob Loveless have an economic interest in 25,000 Founders Shares. In the event that the Business Combination is not achieved, HCM II may be unable to consummate a business combination and be forced to redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, resulting in the HCM II independent directors’ investment being worthless.

The Sponsor and HCM II’s officers and directors will also be reimbursed for out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by HCM II from time to time, made by Sponsor or certain of HCM II’s officers and directors to finance transaction costs in connection with an intended initial business combination. As of the date of this proxy statement/prospectus, an aggregate of approximately $286,003.09 of reimbursable out-of-pocket expenses were outstanding. In addition, HCM II has agreed to pay the Sponsor $15,000 per month for office space, utilities and secretarial and administrative support services which may be due from Terrestrial Energy as a reimbursable expense.

As of the date of this proxy statement/prospectus, an aggregate of approximately $195,000 is owed to the Sponsor in exchange for office space, utilities and secretarial and administrative support services. In order to finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of HCM II’s officers and directors may, but are not obligated to, loan HCM II funds as may be required as Working Capital Loans. Under the Business Combination Agreement, HCM II is permitted to borrow up to $2,500,000 from Sponsor under the Convertible Promissory Note. If HCM II completes an initial business combination, HCM II would repay the Working Capital Loans (including a Convertible Promissory Note, if any) out of the proceeds of the Trust Account released to HCM II. Otherwise, the Working Capital Loans (including a Convertible Promissory Note, if any) would be repaid only out of funds held outside the Trust Account. In the event that an initial business combination does not close, HCM II may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay such Working Capital Loans. If such funds are insufficient to repay the Working Capital Loans, the unpaid amounts would be forgiven. The Working Capital Loans are to be repaid upon consummation of a Business Combination, without interest and the Convertible Promissory Note will also not bear interest. The Sponsor or an affiliate of the Sponsor, or certain of HCM II’s officers and directors may convert any Working Capital Loans made to HCM II into up to an additional 1,500,000 warrants, which would be identical to the Private Placement Warrants, at the price of $1.00 per warrant. As of the date of this proxy statement/prospectus, no Working Capital Loans are outstanding. Additionally, HCM II’s officers and directors will be entitled to continued indemnification and the continuation of directors’ and officer’s liability insurance policy for a period of six (6) years after the Business Combination.

HCM II’s independent directors are not members of the Sponsor. No compensation of any kind, including finder’s and consulting fees, have been paid or will be paid to the Sponsor, or any of its affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The reimbursement of expenses and advances and the securities issued to the Sponsor and Mr. Matthews may result in a material dilution of the equity interests of non-redeeming Public Shareholders. See “Dilution”, “The Business Combination Proposal — Interests of Certain HCM II Persons in the Business Combination” and “Information About HCM II — Executive and Director Compensation”.

Potential conflicts of interest in connection with the Business Combination:    There may be actual or potential material conflicts of interest between or among (i) the Sponsor, HCM II’s officers and directors, Terrestrial Energy’s officers and directors and (ii) unaffiliated security holders of HCM II. Such conflicts of interest may include a material conflict of interest arising in determining whether to proceed with the Business Combination, the compensation of HCM II’s directors and officers and the compensation of the Sponsor and Mr. Matthews in connection with the Business Combination. See the section entitled “The Business Combination Proposal — Interests of Certain HCM II Persons in the Business Combination”. Terrestrial Energy’s directors and executive officers have interests in the Business Combination that are different from, or in addition to, those of the HCM II shareholders and warrant holders generally. See the section entitled “The Business Combination Proposal — Interests of the Terrestrial Energy Directors and Executive Officers”.

This proxy statement/prospectus covers 151,970,541 shares of New Terrestrial Common Shares that are to be issued or may be issuable (including (i) up to 28,750,000 shares of New Terrestrial Common Shares upon the conversion of HCM II Ordinary Shares into New Terrestrial Common Shares and 18,350,000 New Terrestrial Common Shares upon the exercise of Public Warrants and Private Placement Warrants, (ii) up to 104,870,541 shares of New Terrestrial Common Shares as consideration in the Merger to certain shareholders of Terrestrial Energy, comprised of up to 33,852,380 shares of New Terrestrial Common Shares to holders of Terrestrial Common Stock; 9,197,117 shares of New Terrestrial Common Shares to holders of Terrestrial Series A-1 Preferred Stock and Terrestrial Series A Preferred Stock; up to 6,247,058 shares of New Terrestrial Common Shares to holders of Terrestrial Convertible Notes, including the a good-faith estimate of the maximum amount of New Terrestrial Common Shares that potentially may be issued in respect of the contingent value right; up to 30,946,920 shares of New Terrestrial Common Shares issuable upon the exercise of the Terrestrial Warrants and Terrestrial Options; and up to 24,627,065 shares of New Terrestrial Common Shares that may be issued to holders of Exchangeable Shares). These figures are based on an assumed Exchange Ratio of 45.85.

HCM II will hold an extraordinary general meeting (the “extraordinary general meeting”) to consider matters relating to the Business Combination at 9:30 a.m., Eastern Time, on October 20, 2025 at the offices of Hondius Capital Management, LP located at 100 First Stamford Place, Suite 330, Stamford, CT 06902, and virtually via live webcast at https://www.cstproxy.com/hcmiiacquisition/2025. For the purposes of Cayman Islands law and the Cayman Constitutional Documents, the physical location of the extraordinary general meeting will be at the offices of King & Spalding LLP at 1885 Avenue of the Americas, New York, New York 10036. You or your proxyholder will be able to attend and vote at the extraordinary general meeting in-person or online by visiting and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.

If you have any questions or need assistance voting your HCM II Ordinary Shares, please contact Sodali & Co, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing HONDU.info@investor.sodali.com. The notice of the extraordinary general meeting and the proxy statement/prospectus relating to the Business Combination will be available at www.virtualshareholdermeeting.com/HOND2025SM.

For terms used in this notice but not otherwise defined herein, please refer to the Frequently Used Terms section of this proxy statement/prospectus.

This proxy statement/prospectus provides shareholders of HCM II with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of HCM II. It also contains or references information about HCM II, Terrestrial Energy and New Terrestrial Energy and certain related matters. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. In particular, when you consider the recommendation regarding these proposals by the board of directors of HCM II, you should keep in mind that the Sponsor and HCM II’s directors and officers have interests in the Business Combination that are different from or in addition to, or may conflict with, your interests as a shareholder. For instance, the Sponsor, HCM II’s officers and directors and/or their affiliates will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating HCM II. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain HCM II Persons in the Business Combination” for a further discussion of these considerations. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 53 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated September 23, 2025, and is first being mailed to HCM II’s shareholders on or about September 26, 2025

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED SEPTEMBER 23, 2025

HCM II ACQUISITION CORP.
A Cayman Islands Exempted Company
(Company Number 398145)
100 First Stamford Place, Suite 330
Stamford, CT 06902

NOTICE OF EXTRAORDINARY GENERAL MEETING TO BE HELD ON OCTOBER 20, 2025

TO THE SHAREHOLDERS OF HCM II ACQUISITION CORP.:

HCM II Acquisition Corp., a Cayman Islands exempted company (“HCM II”) is furnishing this proxy statement/prospectus to HCM II shareholders (“you”) as part of the solicitation of proxies by the board of directors of HCM II (the “HCM II Board”) for use at the extraordinary general meeting (the “extraordinary general meeting”) of HCM II shareholders to be held on October 20, 2025, and at any adjournment or postponement thereof. This proxy statement/prospectus/consent solicitation statement provides HCM II shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting. You are cordially invited to attend the extraordinary general meeting of HCM II, to be held at 9:30 a.m., Eastern Time, on October 20, 2025 at the offices of Hondius Capital Management, LP located at 100 First Stamford Place, Suite 330, Stamford, CT 06902, and virtually via live webcast at https://www.cstproxy.com/hcmiiacquisition/2025. The extraordinary general meeting will be held for the following purposes:

Proposal No. 1 — The Business Combination Proposal — To consider and vote upon a proposal to approve, by ordinary resolution, the Business Combination Agreement, dated as of March 26, 2025 (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), by and among HCM II, HCM II Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of HCM II (“Merger Sub”), and Terrestrial Energy Inc., a Delaware corporation (referred to herein prior to the Business Combination as “Terrestrial Energy”, and, subsequent to the Business Combination, as “Terrestrial Energy Opco”), pursuant to which, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”) and following the Domestication (as defined below), Merger Sub will merge with and into Terrestrial Energy (the “Merger”), with Terrestrial Energy surviving as a wholly-owned subsidiary of HCM II, resulting in a combined company whereby HCM II will be the sole stockholder of Terrestrial Energy Opco, and substantially all of the assets and the business of the combined company will be held and operated by Terrestrial Energy Opco and its subsidiaries and the transactions contemplated thereby, as more fully described in the accompanying proxy statement/prospectus. We refer to this proposal as the “Business Combination Proposal”. A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

Proposal No. 2 — The Domestication Proposal — To consider and vote upon a proposal to approve, by special resolution, of holders of Class B ordinary shares, par value $0.0001 per share, of HCM II (each an “HCM II Class B Ordinary Share”), a change in the corporate structure and domicile of HCM II, which will be accomplished by continuation of HCM II from an exempted company incorporated in accordance with the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware (the “Domestication”). The Domestication will be effected at least one (1) day prior to the Closing Date by HCM II filing a certificate of corporate domestication and the proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) with the Delaware Secretary of State and filing an application to de-register with the Registrar of Companies of the Cayman Islands. Upon the effectiveness of the Domestication, HCM II will become a Delaware corporation and in connection with the Business Combination will change its corporate name to “Terrestrial Energy Inc.” (HCM II following the Business Combination, “New Terrestrial Energy”) and all outstanding securities of HCM II will convert to outstanding securities of New Terrestrial Energy, as described in more detail in the accompanying proxy statement/prospectus. We refer to this proposal as the “Domestication Proposal”.

Proposal No. 3A — The BCA Stock Issuance Proposal — To consider and vote upon a proposal to approve, by ordinary resolution, including for purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a), (b) and (d), the issuance or potential issuance of (i) New Terrestrial Common Shares to the Terrestrial Stockholders and to holders of Terrestrial Convertible Notes and Terrestrial Warrants, and (ii) any other issuances of common stock and securities convertible into or exercisable for common stock pursuant to subscription, purchase or similar agreements HCM II has entered, or may enter, into prior to Closing other than in connection with the PIPE Financing. We refer to this proposal as the “BCA Stock Issuance Proposal”.

Proposal No. 3B — The PIPE Stock Issuance Proposal — To consider and vote upon a proposal to approve, by ordinary resolution, including for purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a), (b) and (d), the issuance or potential issuance of issuances of common stock in connection with the PIPE Financing. We refer to this proposal as the “PIPE Stock Issuance Proposal”.

Proposal No. 4 — Organizational Documents Proposal — To consider and vote upon a proposal to approve, by special resolution, the Proposed Certificate of Incorporation and the proposed new by-laws (the “Proposed By-Laws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of New Terrestrial Energy in connection with the Business Combination. We refer to this proposal as the “Organizational Documents Proposal”. The form of each of the Proposed Certificate of Incorporation and the Proposed By-Laws is attached to the accompanying proxy statement/prospectus as Annex C and Annex D, respectively.

Proposal No. 5 — The Advisory Organizational Documents Proposals — To consider and vote upon the following three separate proposals (collectively, the “Advisory Organizational Documents Proposals”) to approve on an advisory, non-binding basis by special resolution the following material differences between the amended and restated memorandum and articles of association of HCM II (as may be amended from time to time, the “Cayman Constitutional Documents”) and the Proposed Organizational Documents:

Advisory Organizational Documents Proposal 5A — Under the Proposed Organizational Documents, New Terrestrial Energy would be authorized to issue (A) 500,000,000 shares of $0.0001 shares of common stock, par value $0.0001 per share (“New Terrestrial Common Shares”) and (B) 1,000,000 shares of New Terrestrial Preferred Stock (as defined in the accompanying proxy statement/prospectus).

Advisory Organizational Documents Proposal 5B — The Proposed Organizational Documents would adopt (a) Delaware as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Advisory Organizational Documents Proposal 5C — The Proposed Certificate of Incorporation would require the affirmative vote of at least two-thirds of the total voting power of all then-outstanding shares of New Terrestrial Energy to amend, alter, repeal or rescind certain provisions of the Proposed Certificate of Incorporation.

Proposal No. 6 — The Incentive Plan Proposal — To consider and vote upon a proposal to approve, by ordinary resolution, the Terrestrial Energy Inc. 2025 Equity Incentive Plan (the “New Equity Incentive Plan”). We refer to this proposal as the “Incentive Plan Proposal”.

Proposal No. 7 — The Director Election Proposal — To consider and vote upon a proposal to approve, by ordinary resolution, the election of nine (9) directors to serve staggered terms on the New Terrestrial Energy board of directors until the date of the first, second and third annual stockholder meetings to be held following the date of Closing, or until any such director’s successor is duly elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal. We refer to this proposal as the “Director Election Proposal” and collectively with the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposals and the Organizational Documents Proposal, the “Condition Precedent Proposals”.

Proposal No. 8 — The Adjournment Proposal — To consider and vote upon a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting, (ii) if HCM II determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Domestication, the Merger or any other transaction contemplated by the Business Combination Agreement or the related agreements. We refer to this proposal as the “Adjournment Proposal”.

These items of business are described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of the HCM II Class A Ordinary Shares (as defined below) and the HCM II Class B Ordinary Shares (as defined below) (collectively, the “HCM II Ordinary Shares”) at the close of business on September 24, 2025 (the “Record Date”) are entitled to notice of and to have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting. Pursuant to the Cayman Constitutional Documents, the approval of the Domestication Proposal requires a special resolution, being the affirmative vote of holders of at least 66⅔% of the Class B ordinary shares, par value $0.0001 per share (“HCM II Class B Ordinary Shares”), of HCM II, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of the Class A ordinary shares, par value $0.0001 per share (“HCM II Class A Ordinary Shares”), of HCM II will have no right to vote on the Domestication Proposal, in accordance with Article 47(a) of the Cayman Constitutional Documents.

The approval of each of the Organizational Documents Proposal and the Advisory Organizational Documents Proposals requires a special resolution, being the affirmative vote of holders of at least 66⅔% of the HCM II Ordinary Shares, who being present in person or by proxy and entitled to vote at an extraordinary general meeting, vote at the extraordinary general meeting.

The approval of each of the Business Combination Proposal, the Stock Insurance Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the HCM II Ordinary Shares, who, being present in person or by proxy and entitled to vote at an extraordinary general meeting, vote at the extraordinary general meeting. The Business Combination was not structured to require the approval of at least a majority of HCM II’s unaffiliated shareholders because such a vote is not required under Cayman Islands law.

The accompanying proxy statement/prospectus and proxy card are being provided to HCM II’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of HCM II’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 53 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of HCM II (the “HCM II Board”) has unanimously approved and determined to be in the best interests of HCM II and its shareholders the Business Combination and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to HCM II’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the HCM II Board, you should keep in mind that HCM II’s sponsor, HCM Investor Holdings II, LLC (the “Sponsor”) and HCM II’s directors and officers, and/or their affiliates, have interests in the Business Combination that may conflict with your interests as a shareholder. For instance, the Sponsor and HCM II’s officers and directors, and/or their affiliates, will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating HCM II. See the section of the accompanying proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain HCM II Persons in the Business Combination” for a further discussion of these considerations.

In connection with the Business Combination, certain related agreements have been or will be entered into on or prior to the closing of the Business Combination, including the Registration Rights Agreement, the Sponsor Support Agreement, the Transaction Support Agreement, and the Sponsor Lock-Up Agreement (each as defined in the accompanying proxy statement/prospectus). See “Business Combination Proposal — Related Agreements” and “Certain Relationships and Related Person Transactions” in the accompanying proxy statement/prospectus for more information.

Pursuant to the Cayman Constitutional Documents, a holder of Public Shares (as defined below) (a “Public Shareholder”) may request to redeem all or a portion of such holder’s Public Shares for cash if the Business Combination is consummated. As a Public Shareholder, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)     (a) hold HCM II Class A Ordinary Shares sold in the IPO (as defined below), whether they were purchased in the IPO as part of the HCM II Units (as defined in the accompanying proxy statement/prospectus) or thereafter in the open market (“Public Shares”) or (b) hold Public Shares through HCM II Units and elect to separate your HCM II Units into the underlying Public Shares and Public Warrants (as defined in the accompanying proxy statement/prospectus) prior to exercising your redemption rights with respect to the Public Shares;

(ii)    submit a written request to Continental Stock Transfer & Trust Company (“Continental”), HCM II’s transfer agent, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that HCM II redeem all or a portion of your Public Shares for cash; and

(iii)   deliver your share certificates for Public Shares (if any) along with other applicable redemption forms to Continental, physically or electronically through The Depository Trust Company.

Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on October 16, 2025 (two (2) Business Days prior to the initially scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed.

Public Shareholders may elect to redeem Public Shares regardless of if or how they vote in respect of the Business Combination Proposal, and regardless of whether they hold Public Shares on the Record Date. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank.

If a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, and HCM II initiates the redemption of Public Shares in connection with the Business Combination (the “Redemption”) pursuant to the Cayman Constitutional Documents, HCM II will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of the IPO (the “Trust Account”), calculated as of two (2) Business Days prior to the consummation of the Business Combination (the “Redemption Price”). For illustrative purposes, as of the Record Date, this would have amounted to approximately $10.54 per Public Share. Prior to exercising redemption rights, Public Shareholders should verify the market price of the HCM II Class A Ordinary Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. HCM II cannot assure shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price stated above, as there may not be sufficient liquidity in our securities when our shareholders wish to sell their shares. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. Any request to redeem Public Shares, once made, may be requested to be withdrawn at any time until the deadline for submitting redemption requests, which is two (2) Business Days prior to the initially scheduled date of the extraordinary general meeting, and, thereafter, with HCM II’s consent, until the Redemption. However, no withdrawal will be permitted unless the HCM II Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). If a Public Shareholder delivers its shares in connection with an election to redeem and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that HCM II instruct Continental to return the shares (physically or electronically). The holder can make such request by contacting Continental, at the address or email address listed in the accompanying proxy statement/prospectus. See “Extraordinary General Meeting of HCM II — Redemption Rights” of the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and each director and officer of HCM II have agreed to, among other things, vote in favor of the Business Combination, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any HCM II Ordinary Shares held by them. None of HCM II’s Sponsor, directors or officers received separate consideration for their waiver of redemption rights. The Founder Shares (as defined in the accompanying proxy statement/prospectus) held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the Record Date, the Sponsor owned approximately 20% of the issued and outstanding HCM II Ordinary Shares.

HCM II has entered into subscription agreements (collectively, the “PIPE Subscription Agreements”), each dated as of March 26, 2025, with certain investors (collectively, the “PIPE Investors”), pursuant to which, among other things, HCM II has agreed to issue and sell, in private placements to close immediately prior to or substantially concurrently with the Closing, an aggregate of five million (5,000,000) shares of New Terrestrial Common Shares for a purchase price of ten dollars ($10.00) per share (the “PIPE Financing”). The PIPE Investors are permitted, under the PIPE Subscription Agreements, to satisfy their commitments thereunder if they hold shares of New Terrestrial Common Shares that qualify as Non-Redeemed Shares (as defined in herein), subject to certain conditions and restrictions set forth in the PIPE Subscription Agreements. The PIPE Subscription Agreements provide, subject to customary conditions, that if the PIPE Investor holds any HCM II Class A Ordinary Shares as of the fifth calendar day after the effectiveness of the registration statement that contains this proxy statement/prospectus and does not exercise any redemption rights with respect thereto (such shares, the “Non-Redeemed Shares”), then the applicable PIPE Investor may elect to reduce the number of New Terrestrial Common Shares it is required to purchase in the PIPE Financing by the number of such Non-Redeemed Shares. If the PIPE Investors’ party to the PIPE Subscription Agreements exercise this offsetting right, then the gross amount of the proceeds received by Terrestrial Energy in the PIPE Financing will be less than $50,000,000. The New Terrestrial Common Shares to be issued pursuant to the PIPE Subscription Agreements have not been registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) thereof. Each of the PIPE Subscription Agreements has been entered into on substantially similar terms and conditions to the form of the PIPE Subscription Agreement. From time-to-time following execution of the Business Combination Agreement and prior to the Closing, HCM II may enter into additional PIPE subscription agreements on forms mutually acceptable to HCM II and Terrestrial Energy.

The consummation of the PIPE Financing is conditioned upon the satisfaction or waiver of certain customary closing conditions by each of the parties, including among other things (i) a minimum of $75 million of cash remaining in the Trust Account (excluding the value of all New Terrestrial Common Shares that qualify as Non-Redeemed Shares) after any redemptions by the HCM II’s public shareholders and before any other payments or distributions (other than in respect of any redemptions) and (ii) the volume weighted average closing price of the VanEck Uranium and Nuclear Energy ETF on the NYSE Arca being greater than or equal to $63.00 for the twenty (20) trading days immediately preceding the date that is seven (7) Business Days prior the Closing Date.

The consummation of the Business Combination is conditioned upon the satisfaction or waiver of certain customary closing conditions by each of the parties, including among other things: (i) the approval of each Condition Precedent Proposal will have been obtained; (ii) no governmental authority will have enacted any law that makes such transactions contemplated illegal; (iii) the registration statement of which this proxy statement/prospectus forms a part will have been declared effective under the Securities Act by the SEC and will remain effective as of the Closing; (iv) approval of the listing of the New Terrestrial Common Shares on the Nasdaq Stock Market LLC (“Nasdaq”), subject to satisfaction of the lot holders requirement for initial listing; and (v) the waiting period (and any extensions thereof) under the HSR Act (as defined in the Business Combination Agreement) and any other Antitrust Laws (as defined in the Business Combination Agreement) has expired or has been terminated and any approval required under any other Antitrust Laws has been obtained.

The HCM II Units, HCM II Class A Ordinary Shares and HCM II Warrants (as defined in the accompanying proxy statement/prospectus) are currently listed on Nasdaq under the symbols “HONDU”, “HOND” and “HONDW”, respectively. Pursuant to the terms of the Business Combination Agreement, as a closing condition, (subject to certain exceptions), HCM II is required to cause the New Terrestrial Common Shares issued in connection with the Business Combination to be approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. Following the Closing, New Terrestrial Common Shares and warrants to acquire one (1) share of New Terrestrial Common Shares deemed issued upon conversion of one (1) HCM II Warrant pursuant to the Domestication (“New Terrestrial Warrants”) are intended to be listed, subject to Nasdaq approval, under the proposed symbols “IMSR” and “IMSRW”, respectively. It is important for you to know that, at the time of our extraordinary general meeting, we may not have received from Nasdaq either confirmation of the listing of the New Terrestrial Common Shares and New Terrestrial Warrants or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in the accompanying proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived or is subject to an exception and therefore the New Terrestrial Energy securities would not be listed on any nationally recognized securities exchange.

For terms used in this notice but not otherwise defined herein, please refer to the Frequently Used Terms section of the accompanying proxy statement/prospectus.

Your vote is very important.    Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting or any adjournment thereof. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting, and if the other conditions to closing are satisfied or waived. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Condition Precedent Proposal. The Incentive Plan Proposal is conditioned on the approval of the Condition Precedent Proposals. The Advisory Organizational Documents Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST SUBMIT A WRITTEN REQUEST, INCLUDING THE LEGAL NAME, PHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO CONTINENTAL THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH AND DELIVER YOUR PUBLIC SHARES TO CONTINENTAL, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS ABANDONED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF HCM II — REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

On behalf of the HCM II Board, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Shawn Matthews
Chief Executive Officer and Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated September 23, 2025 and is first being mailed to shareholders on or about September 26, 2025.

i

ANNEXES:

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we”, “us”, “our”, and “HCM II” refer to HCM II Acquisition Corp and “you” refers to the shareholders of HCM II. Following the Domestication and in connection with the Business Combination, HCM II will be renamed “Terrestrial Energy Inc.” HCM II, effective immediately following the consummation of the Business Combination, is referred to in this document as New Terrestrial Energy, and Terrestrial Energy, following the Closing (as defined below), is referred to in this document as Terrestrial Energy Opco.

In this document:

“10% U.S. Shareholder” means a U.S. Holder who beneficially owns (directly, indirectly or constructively) ten percent (10%) or more of the total combined voting power of all classes of HCM II shares entitled to vote or ten percent (10%) or more of the total value of all classes of HCM II shares.

“A&R Certificate of Incorporation” means the amended and restated Certificate of Incorporation of Terrestrial Energy Opco to be adopted in connection with the Business Combination, a form of which is attached to this proxy statement/prospectus as Annex I.

“Adjournment Proposal” means the proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting, (ii) if HCM II determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Domestication, the Merger or any other Transaction.

“Advisory Organizational Documents Proposals” means the three (3) proposals to be considered at the extraordinary general meeting to approve, on a non-binding advisory basis and as required by applicable SEC guidance, certain material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents.

“Aggregate Base Consideration” means the number of shares of New Terrestrial Common Shares equal to the quotient of: (a) the Base Purchase Price, divided by (b) the Redemption Price.

“ASC” means the Financial Accounting Standard Board’s Accounting Standards Codification.

“Base Purchase Price” means $925,000,000.

“Business Combination” means, collectively, the Merger, the Domestication and the other transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of March 26, 2025, by and among HCM II, Merger Sub and Terrestrial Energy, as it may be further amended, supplemented or otherwise modified from time to time in accordance with its terms. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

“Business Combination Proposal” means the proposal to be considered at the extraordinary general meeting to approve the Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or, for so long as the Purchaser remains domiciled in the Cayman Islands, in the Cayman Islands are authorized or required by Law to close.

“CallCo” means Terrestrial Energy Canada (Call) Inc.

“Cantor” means Cantor Fitzgerald & Co.

“Cayman Constitutional Documents” means, collectively, the Existing Articles and the Existing Memorandum.

“Certificate of Merger” means the certificate of merger to be filed with the Secretary of State of the State of Delaware to effect the Merger, a copy of the form of which is attached hereto as Annex B.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date the Closing occurs. HCM II expects the closing during the fourth quarter of 2025.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act (as revised) of the Cayman Islands.

“Condition Precedent Proposals” mean, collectively, the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposals, the Organizational Documents Proposal and the Director Election Proposal.

“Continental” means Continental Stock Transfer & Trust Company.

“Convertible Promissory Note” means a convertible promissory note, that may be issued by HCM II to the Sponsor or an affiliate of the Sponsor, pursuant to which HCM II may borrow up to $2,500,000 from the Sponsor, related to ongoing expenses reasonably related to the business of HCM II and the consummation of a business combination.

“D&O Indemnified Party” means any individual who, at or prior to the Closing, was a director, officer, employee or agent of HCM II, Merger Sub or the Target Companies, as the case may be, or who, at the request of HCM II, Merger Sub or the Target Companies, as the case may be, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators).

“Deferred Underwriting Commission” means an aggregate cash amount of $10,720,000 as “deferred underwriting commissions” that HCM II agreed to pay to Cantor upon the consummation of an initial business combination pursuant to the Underwriting Agreement.

“DGCL” means the Delaware General Corporation Law, as amended.

“Director Election Proposal” means the proposal to be considered at the extraordinary general meeting to elect nine (9) directors to serve staggered terms on the New Terrestrial Board until the date of the first, second and third annual stockholder meetings to be held following the date of Closing, or until any such director’s successor is duly elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal.

“Disclosure Letters” means the disclosure letters to the Business Combination Agreement.

“Domesticated Common Stock” means the common stock, par value $0.0001 per share, of HCM II following the Domestication.

“Domestication” means the continuation of HCM II by way of domestication of HCM II into New Terrestrial Energy, a Delaware corporation under the applicable provisions of the Companies Act and the DGCL; the term includes all matters and necessary or ancillary changes required in order to effect such Domestication, including the adoption of the Proposed Certificate of Incorporation (attached hereto as Annex C) consistent with the DGCL and changing the registered office of HCM II.

“Domestication Proposal” means the proposal to be considered at the extraordinary general meeting to approve the Domestication.

“DTC” means The Depository Trust Company.

“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.

“Effective Time” means the effective time of the Merger.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange and Support Agreement” means the Exchange and Support Agreement, dated April 5, 2024, by and between Terrestrial Energy, CallCo, and ExchangeCo.

“Exchange Ratio” means the quotient of (A) the Aggregate Base Consideration divided by (B) the Terrestrial Fully Diluted Capital.

“Exchangeable Common Shares” means the common exchangeable shares in the capital of ExchangeCo, including any exchangeable shares received by holders of Exchangeable Common Shares in exchange for such common exchangeable shares in connection with the ExchangeCo Recapitalization.

“Exchangeable Preferred Shares” means the preferred exchangeable shares in the capital of ExchangeCo, including any exchangeable shares received by holders of Exchangeable Preferred Shares in exchange for such preferred exchangeable shares in connection with the ExchangeCo Recapitalization.

“Exchangeable Shares” means collectively, the Exchangeable Common Shares and the Exchangeable Preferred Shares which are issued and outstanding immediately prior to the Effective Time.

“ExchangeCo” means Terrestrial Energy Canada (Exchange) Inc.

“ExchangeCo Recapitalization” means such actions as Terrestrial Energy and its subsidiaries determine (in their sole discretion) to be necessary or advisable to provide the holders of Exchangeable Shares with the ability to continue to hold, following the Closing, Exchangeable Shares.

“Excluded Share” means each Terrestrial Common Share and Terrestrial Series A Preferred Share that, immediately prior to the Effective Time, is owned by HCM II or Merger Sub (or any other subsidiary of HCM II), or held by Terrestrial Energy (in treasury or otherwise).

“Existing Articles” means the current amended and restated articles of association of HCM II (as may be amended from time to time).

“Existing Memorandum” means the current amended and restated memorandum of association of HCM II (as may be amended from time to time).

“extraordinary general meeting” means the extraordinary general meeting of HCM II’s shareholders, to be held at 9:30 a.m. Eastern Time on October 20, 2025 at the offices of Hondius Capital Management, LP at 100 First Stamford Place, Suite 330, Stamford, CT 06902 and virtually at https://www.cstproxy.com/hcmiiacquisition/2025, and any adjournments or postponements thereof.

“Founder Shares” means an aggregate of 5,750,000 HCM II Ordinary Shares, initially issued to the Sponsor as 5,750,000 HCM II Class B Ordinary Shares, and the HCM II Class A Ordinary Shares issued upon conversion thereof. As of the date of this proxy statement/prospectus, the Sponsor holds 5,675,000 Founder Shares.

“GAAP” means U.S. generally accepted accounting principles.

“HCM II” means HCM II Acquisition Corp., an exempted company incorporated under the laws of the Cayman Islands.

“HCM II Board” means the board of directors of HCM II.

“HCM II Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of HCM II.

“HCM II Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of HCM II.

“HCM II Ordinary Shares” means, collectively, the HCM II Class A Ordinary Shares and the HCM II Class B Ordinary Shares.

“HCM II Units” means the units sold in the IPO (including pursuant to the overallotment option), each consisting of one HCM II Class A Ordinary Share and one-half of one Public Warrant.

“HCM II Warrant” means a redeemable warrant exercisable for one (1) HCM II Class A Ordinary Share, which includes the Private Placement Warrants and the Public Warrants.

“Incentive Plan Proposal” means the proposal to be considered at the extraordinary general meeting to approve the New Equity Incentive Plan.

“Initial Shareholders” means the Sponsor and any other holders of Founder Shares immediately prior to the IPO.

“Interim Period” means the period beginning on the Signing Date and ending on the earlier of the termination of the Business Combination Agreement or the Closing Date.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

v

“IPO” means HCM II’s initial public offering of the HCM II Units, Public Shares and Public Warrants pursuant to a registration statement on Form S-1 declared effective by the SEC on August 15, 2024 (SEC File No. 333-280283). On August 19, 2024, HCM II completed the sale of 23,000,000 HCM II Units, including the issuance of 3,000,000 HCM II Units as a result of the underwriters’ exercise of their over-allotment option, in its initial public offering.

“JOBS Act” means the Jumpstart our Business Startups Act of 2012.

“Key Holders” means those certain Terrestrial Stockholders that will enter into Key Holder Lock-Up Agreements, together with their permitted transferees.

“Key Holder Lock-Up Agreement” means the lock-up agreements to be entered into by and between New Terrestrial Energy and the Key Holders, pursuant to which the Key Holders will agree not to Transfer the Key Holder Lock-Up Shares, subject to certain customary transfer exceptions, from the Closing until the date that is the earliest of (a) the twelve (12) month anniversary of the date of the Closing, and (b) following the 180th day following the Closing, (i) with respect to 50% of the Key Holder Lock-Up Shares, the date on which the VWAP equals or exceeds $15.00 per share, and (ii) with respect to 100% of the Key Holder Lock-Up Shares, the date on which the VWAP equals or exceeds $20.00 per share (the “Common Stock Lock-Up Period”).

“Key Holder Lock-Up Shares” means (a) the shares of New Terrestrial Common Shares received by the Key Holder as Per Share Base Consideration in connection with the Business Combination, and (b) the shares of New Terrestrial Common Shares underlying all other securities of New Terrestrial Energy held by the Key Holder immediately Closing which are convertible into, or exercisable, or exchangeable for, New Terrestrial Common Shares.

“Letter Agreement” means the letter agreement, dated August 15, 2024, by and among HCM II, its directors and officers and the Sponsor containing provisions relating to transfer restrictions of the Founder Shares and Private Placement Warrants, indemnification of the Trust Account, voting obligations, waiver of redemption rights and participation in liquidation distributions from the Trust Account.

“Merger” means, at Closing, the process whereby Merger Sub will merge with and into Terrestrial Energy, with Terrestrial Energy Opco being the surviving company of the Merger, pursuant to the Business Combination Agreement and the Certificate of Merger.

“Merger Sub” means HCM II Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of HCM II.

“Nasdaq” means the Nasdaq Stock Market LLC.

“New Terrestrial Board” means the board of directors of New Terrestrial Energy subsequent to the Closing.

“New Terrestrial Common Shares” means the common stock of New Terrestrial Energy, par value $0.0001 per share.

“New Terrestrial Energy” means HCM II following the Domestication (which will be renamed “Terrestrial Energy Inc.” effective immediately following the consummation of the Business Combination).

“New Terrestrial Preferred Stock” means the preferred stock of New Terrestrial Energy, par value $0.0001 per share.

“New Terrestrial Special Voting Stock” means, if the ExchangeCo Recapitalization occurs, shares of preferred stock, par value $0.0001 per share, of New Terrestrial Energy designated as “Special Voting Preferred Stock” pursuant to New Terrestrial Energy’s certificate of incorporation.

“New Terrestrial Warrant” means a warrant to acquire one (1) share of New Terrestrial Common Shares deemed issued upon conversion of one (1) HCM II Warrant pursuant to the Domestication.

“No Pricing Event” means there has been no event that the volume weighed average price of the New Terrestrial Common Shares for the twenty (20) trading days beginning on the trading day immediately following expiration of the lock-up period contemplated by the applicable Terrestrial Convertible Note is less than seventy-five percent (75%) of the Redemption Price.

“Organizational Documents Proposal” means the proposal to be considered at the extraordinary general meeting to approve by special resolution the Proposed Certificate of Incorporation and the Proposed By-Laws. A copy of each of the Proposed Certificate of Incorporation and the Proposed By-Laws is attached to this proxy statement/prospectus as Annex C and Annex D, respectively.

“Outside Date” means February 28, 2026.

“PCAOB” means the Public Company Accounting Oversight Board (United States).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind.

“Per Share Base Consideration” means a number of shares of New Terrestrial Common Shares equal to the Exchange Ratio.

“PIPE Financing” means the private placements pursuant to which HCM II has agreed to issue and sell immediately prior to or substantially concurrently with the Closing, an aggregate of 5,000,000 New Terrestrial Common Shares for a purchase price of $10.00 per share.

“PIPE Investment” means any purchase of New Terrestrial Common Shares, with such purchases to be consummated prior to or substantially concurrently with the Closing (but, for the avoidance of doubt, no earlier than the calendar day after the day in which the Domestication is consummated), solely to the extent that the terms of any such purchase have been approved in writing by Terrestrial Energy.

“PIPE Investors” means certain investors with whom HCM II has entered into the PIPE Subscription Agreements.

“PIPE Subscription Agreements” means the subscription agreements, each dated as of March 26, 2025, with the PIPE Investors, pursuant to which, among other things, HCM II has agreed to issue and sell, in private placements to close immediately prior to or substantially concurrently with the Closing, an aggregate of five million (5,000,000) shares of New Terrestrial Common Shares for a purchase price of ten dollars ($10.00) per share. A copy of a form of the PIPE Subscription Agreement is attached to this proxy statement/prospectus as Annex L.

“Private Placement Warrants” means the 6,850,000 HCM II Warrants, each exercisable for one HCM II Class A Ordinary Share at $11.50 per share, purchased by the Sponsor and Cantor for an aggregate purchase price of $6,850,000, or $1.00 per warrant in a private placement that closed simultaneously with the IPO. Of the 6,850,000 Private Placement Warrants, the Sponsor purchased 4,275,000 Private Placement Warrants and Cantor purchased 2,575,000 Private Placement Warrants.

“Proposed By-Laws” mean the proposed by-laws of New Terrestrial Energy to be in effect following the Domestication and Business Combination, a form of which is attached to this proxy statement/prospectus as Annex D.

“Proposed Certificate of Incorporation” means the proposed certificate of incorporation of New Terrestrial Energy to be in effect following the Domestication and the Business Combination, a form of which is attached to this proxy statement/prospectus as Annex C.

“Proposed Organizational Documents” means the Proposed Certificate of Incorporation and the Proposed By-Laws.

“Public Shareholders” means the holders of Public Shares.

“Public Shares” means the HCM II Class A Ordinary Shares sold in the IPO (whether they were purchased in the IPO as part of the HCM II Units or thereafter in the open market).

“Public Warrant Holders” means the holders of the Public Warrants.

“Public Warrants” means the HCM II Warrants included in the HCM II Units sold in the IPO (whether they were purchased in the IPO as part of the HCM II Unit or thereafter in the open market).

“Record Date” means September 24, 2025.

“Redemption” means the redemption of HCM II’s Public Shares properly tendered for redemption in connection with the Business Combination pursuant to the Cayman Constitutional Documents.

“Redemption Price” means an amount equal to the price at which each HCM II Class A Ordinary Share may be redeemed pursuant to the Redemption, which price will be the per-share price, equal to a pro rata portion of the aggregate amount on deposit in the Trust Account (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing) as of two (2) Business Days prior to the completion of the Business Combination, calculated in accordance with the Cayman Constitutional Documents, payable upon the Redemption of Public Shares.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into by and among New Terrestrial Energy, Terrestrial Energy Opco, the Sponsor and certain other parties thereto upon the completion of the Business Combination. A form of the Registration Rights Agreement in substantially the form it will be executed in connection with the Closing is attached to this proxy statement/prospectus as Annex G.

“Related Agreements” means the Sponsor Support Agreement, the Transaction Support Agreement, the A&R Certificate of Incorporation, the Registration Rights Agreement and the Sponsor Lock-Up Agreement.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Proposals” means, collectively, (a) the Business Combination Proposal, (b) the Domestication Proposal, (c) the Stock Issuance Proposals, (d) the Organizational Documents Proposal, (e) the Advisory Organizational Documents Proposals, (f) the Incentive Plan Proposal, (g) the Director Election Proposal and (h) the Adjournment Proposal, if presented.

“Signing Date” means March 26, 2025, the date of the Business Combination Agreement.

“Sponsor” means HCM Investor Holdings II, LLC, a Cayman Islands limited liability company.

“Sponsor Lock-Up Agreement” means the lock-up agreement to be entered into by and between New Terrestrial Energy and the Sponsor at Closing, pursuant to which shares of New Terrestrial Common Shares that the Sponsor received upon conversion of its HCM II Class A Ordinary Shares (following the Sponsor Share Conversion) in connection with the Domestication (the “Sponsor Lock-Up Shares”) and New Terrestrial Warrants received upon conversion of private placement warrants in connection with the Domestication (the “Sponsor Lock-Up Warrants”) will be locked up and may not be transferred, subject to certain customary transfer exceptions, from the Closing until the date that is the earliest of (a) the twelve (12) month anniversary of the date of the Sponsor Lock-Up Agreement, and (b) following the 180th day following the Closing, (i) with respect to 50% of the Sponsor Lock-Up Shares and the Sponsor Lock-Up Warrants, the date on which the VWAP (defined below) equals or exceeds $15.00 per share, and (ii) with respect to 100% of the Sponsor Lock-Up Shares and the Sponsor Lock-Up Warrants, the date on which the VWAP equals or exceeds $20.00 per share (the “Lock-Up Period”). “VWAP” means, for the New Terrestrial Common Shares for a period of twenty (20) Business Days ending on any given determination date, the dollar volume-weighted average price for the New Terrestrial Common Shares on the Nasdaq Capital Market, for such period, as reported by Bloomberg through its “AQR” function (excluding, for the avoidance of doubt, the opening and closing print of each VWAP purchase date), or any successor thereto.

“Sponsor Share Conversion” means the conversion, immediately prior to the Domestication, pursuant to the Cayman Constitutional Documents and the Sponsor Support Agreement, of each of the then issued and outstanding HCM II Class B Ordinary Share, on a one-for-one basis, into one (1) HCM II Class A Ordinary Share, subject to the approval of the Domestication Proposal.

“Sponsor Support Agreement” means the sponsor support agreement, dated March 26, 2025, by and among HCM II, the Sponsor and Terrestrial Energy, as it may be amended and supplemented from time to time. A copy of the Sponsor Support Agreement is attached to this proxy statement/prospectus as Annex E.

“Stock Issuance Proposals” means the proposals to be considered at the extraordinary general meeting to approve, by ordinary resolution, including for purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a), (b) and (d), the issuance or potential issuance of (i) shares of Series A Preferred Stock, (ii) New Terrestrial Common Shares to the Terrestrial Stockholders and (iii) any other issuances of common stock and securities convertible into or exercisable for common stock pursuant to subscription, purchase or similar agreements HCM II has entered, or may enter, into prior to Closing.

“Target Companies” means Terrestrial Energy and its direct and indirect subsidiaries.

“Terrestrial Board” means the board of directors of Terrestrial Energy.

“Terrestrial By-Laws” means the by-laws of Terrestrial Energy, as in effect on the Signing Date.

“Terrestrial Call Options” means the call option agreements with certain Persons pursuant to the Exchange and Support Agreement.

“Terrestrial Certificate of Incorporation” means the Certificate of Incorporation of Terrestrial Energy, as in effect on the Signing Date and any certificate of designation filed with respect to any series of Terrestrial Energy’ preferred stock.

“Terrestrial Common Shares” means each share of common stock, par value $0.001, of Terrestrial Energy.

“Terrestrial Convertible Notes” means each 8% Convertible Note due 2026 issued by Terrestrial Energy.

“Terrestrial Energy” means Terrestrial Energy Inc., a Delaware corporation, prior to the Closing.

“Terrestrial Energy Opco” means Terrestrial Energy Inc., following the Closing.

“Terrestrial Fully Diluted Capital” means the sum (without duplication) of the aggregate number of (a) Terrestrial Common Shares that are issued and outstanding immediately prior to the Effective Time assuming and after giving effect to the exercise in full of the Terrestrial Call Options with the consideration for such exercise paid in Terrestrial Common Shares, (b) all Terrestrial Common Shares issuable upon full exercise of all issued and outstanding Terrestrial Warrants outstanding as of immediately prior to the Effective Time (calculated using the treasury method of accounting on a cashless exercise basis), (c) all Terrestrial Common Shares issuable upon full conversion of all Terrestrial Series A Preferred Shares issued and outstanding as of immediately prior to the Effective Time (calculated using the treasury method of accounting on a cashless exercise basis), (d) Terrestrial Common Shares issuable upon exchange of all Exchangeable Shares issued and outstanding as of immediately prior to the Effective Time (including all Terrestrial Common Shares issuable upon exchange of all such Exchangeable Shares that are exchangeable for Terrestrial Series A Preferred Shares, and the subsequent conversion of all such Terrestrial Series A Preferred Shares into Terrestrial Common Shares) (calculated using the treasury method of accounting on a cashless exercise basis), and (e) all Terrestrial Common Shares issuable upon full exercise of all Terrestrial Options outstanding as of immediately prior to the Effective Time (calculated using the treasury method of accounting on a cashless exercise basis).

“Terrestrial Option” means each issued and outstanding option to purchase Terrestrial Common Shares (whether or not vested) held by any person, including Terrestrial Energy stock options under the Terrestrial Option Plan.

“Terrestrial Option Plan” means the Terrestrial Energy Inc. Second Amended and Restated 2024 Stock Option Plan.

“Terrestrial Series A Preferred Shares” means each share of preferred stock, par value $0.001, of Terrestrial Energy designated as “Series A Preferred Stock” pursuant to Terrestrial Certificate of Incorporation.

“Terrestrial Series A-1 Preferred Shares” means each share of preferred stock, par value $0.001, of Terrestrial designated as “Series A-1 Preferred Stock” pursuant to Terrestrial Certificate of Incorporation.

“Terrestrial Special Voting Shares” means the shares of preferred stock, par value $0.001 per share, of Terrestrial Energy designated as “Special Voting Preferred Stock” pursuant to Terrestrial Certificate of Incorporation or any other voting securities of Terrestrial Energy issued to holders of Exchangeable Shares in the ExchangeCo Recapitalization.

“Terrestrial Stockholders” means collectively, the holders of Terrestrial Common Shares, Terrestrial Series A Preferred Shares or Terrestrial Series A-1 Preferred Shares as of any determination time prior to the Effective Time.

“Terrestrial Supporting Shareholders” means the Terrestrial Stockholders party to the Transaction Support Agreement.

“Terrestrial Warrant” means each warrant to purchase shares or other equity interests of Terrestrial Energy that are outstanding and unexercised immediately prior to the Effective Time.

“Total Proceeds” means (i) the aggregate gross proceeds received by the Company in connection with the PIPE Financing and (ii) all amounts delivered from the Trust Account (net of redemptions) in connection with the Business Combination.

“Trading Day” means a day on which shares of New Terrestrial Common Shares are actually traded on the principal securities exchange or securities market on which shares of New Terrestrial Common Shares are then traded.

“Transaction Documents” means each of the agreements and instruments contemplated by the Business Combination Agreement or otherwise related to the transactions contemplated by the Business Combination Agreement and such other agreements or instruments contemplated by the Business Combination Agreement, in each case, that was executed and delivered on the date of the Business Combination Agreement or will be executed and delivered on or prior to the date of Closing by a Terrestrial Stockholder, Terrestrial Energy, New Terrestrial Energy, HCM II, the Sponsor and/or any of their respective affiliates, including the Related Agreements.

“Transaction Support Agreement” means that certain Transaction Support Agreement, dated as of March 27, 2025 (as it may be amended or supplemented from time to time), by and between HCM II, Terrestrial Energy and certain Terrestrial Stockholders, a form of which is attached to this proxy statement/prospectus as Annex F.

“Transactions” means, collectively, the Business Combination and the other transactions contemplated by the Transaction Documents.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code, as promulgated by the U.S. Department of Treasury from time to time.

“Trust Account” means the trust account of HCM II, which holds the remaining net proceeds from the IPO and the sale of the Private Placement Warrants, together with interest earned thereon, less amounts released to pay taxes.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of August 15, 2024, by and between HCM II and Continental.

“Underwriting Agreement” means that certain Underwriting Agreement, dated August 15, 2024, by and between HCM II and Cantor.

“Warrant Agreement” means prior to the Business Combination, the Warrant Agreement, dated as of August 19, 2024, between HCM II and Continental, which governs the outstanding HCM II Warrants and after the Business Combination, the Amended and Restated Warrant Agreement, attached as Exhibit 4.6 hereto.

x

MARKET AND INDUSTRY DATA

HCM II and Terrestrial Energy are responsible for the disclosure contained in this proxy statement/prospectus. Information contained in this proxy statement/prospectus concerning the market and the industry in which Terrestrial Energy competes, including its market position, general expectations of market opportunity, size and growth rates, is based on information from various third-party sources, on assumptions made by Terrestrial Energy based on such sources and Terrestrial Energy’s knowledge of the markets for its services and solutions. This information and any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable but that there can be no assurance as to the accuracy or completeness of such information. Neither HCM II nor Terrestrial Energy have independently verified this third-party information. The industry in which Terrestrial Energy operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors — Risks Related to Our Business and Industry” and elsewhere in this proxy statement/prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements. These forward-looking statements include, without limitation, statements relating to expectations for future financial performance, business strategies or expectations for HCM II’s, Terrestrial Energy’s and New Terrestrial Energy’s respective businesses, and the timing for and ability of HCM II and Terrestrial Energy to complete the Business Combination. These statements are based on the beliefs and assumptions of the management of HCM II and Terrestrial Energy. Although HCM II and Terrestrial Energy believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither HCM II nor Terrestrial Energy can assure you that either will achieve or realize these plans, intentions or expectations. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, words such as “anticipate”, “believe”, “can”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “seek”, “should”, “strive”, “target”, “will”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus may include, for example, statements about HCM II and Terrestrial Energy prior to the Business Combination and New Terrestrial Energy and Terrestrial Energy Opco following the Business Combination, including:

•        the ability to realize the benefits expected from the Business Combination;

•        the ability to consummate the Business Combination;

•        the ability to obtain and/or maintain the listing of the New Terrestrial Common Shares and the New Terrestrial Warrants on Nasdaq following the Business Combination;

•        the ability to raise financing in the future and to comply with restrictive covenants related to long-term indebtedness;

•        the future financial performance of New Terrestrial Energy and Terrestrial Energy Opco following the Business Combination;

•        New Terrestrial Energy’s and Terrestrial Energy Opco’s ability to retain or recruit, or to effect changes required in, their respective officers, key employees or directors following the Business Combination;

•        New Terrestrial Energy’s and Terrestrial Energy Opco’s ability to comply with laws and regulations applicable to its business; and

•        expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and HCM II’s and Terrestrial Energy’s management teams’ current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of HCM II, Terrestrial Energy and their respective directors, officers and affiliates. Accordingly, forward-looking statements should not be relied upon as representing HCM II’s or Terrestrial Energy’s management teams’ views as of any subsequent date. Neither HCM II nor Terrestrial Energy undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements. Should one or more of a number of known and unknown risks and uncertainties materialize, or should any of our assumptions prove incorrect, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to:

•        the fact that Terrestrial Energy has no history in commercial operations which limits the accuracy of any forward-looking forecasts, prospects or business outlook or plans;

•        that Terrestrial Energy may not be able to generate positive cashflow from its expected future business operations;

•        there may be time delays, unforeseen expenses, increased capital costs, and other complications;

•        inability to convert current commercial discussions and/or memorandums of understanding with customers into definitive contracts;

•        operating in a highly competitive industry;

•        inability to obtain sufficient capital or other resources necessary to provide for such production;

•        any failure by management to manage growth properly could negatively impact our business;

•        power or other utility disruption or shortage;

•        increasing costs, including rising electricity and other utility costs, or limited access to raw materials;

•        any failure to comply with the laws and regulations governing the use, transportation, and disposal of toxic, hazardous and/or radioactive materials;

•        any inability to meet individual customer specifications;

•        work stoppages or similar difficulties, breakdown in labor relations, or a shortage of skilled technicians and engineers;

•        failure to retain key personnel or attract additional qualified personnel;

•        failure to comply with certain agreements with government entities that have provided us with certain incentives and favorable financing;

•        impacts of force majeure events;

•        that Terrestrial Energy has generated negative operating cash flows and may experience negative cash flow from operations in the future;

•        extensive and costly environmental requirements;

•        the need to obtain and sustain governmental permits and approvals;

•        the risk that certain illustrative unit economics are based on assumptions and expectations, including with respect to costs, revenue, and sources of revenue, and gross margins, that prove to be incorrect for any reason;

•        failure to comply with applicable anti-corruption, anti-bribery, anti-money laundering and similar laws and regulations;

•        costs of compliance with environmental, health and safety regulations;

•        the impacts of climate change;

•        possible litigation risks, including permit disputes (including in respect of access and/or validity of tenure), environmental claims, occupational health and safety claims and employee claims;

•        any infringement of the intellectual property rights of third parties;

•        failure to adequately protect intellectual property rights;

•        issue with information technology systems, including cyber threats, disruption, damage and failure;

•        use of resources and management attention related to the requirements of being a public company in the United States;

•        risks relating to the negative public or political perception of Terrestrial Energy or the nuclear energy industry in general;

•        changes to United States trade policies, including new tariffs or the renegotiation or termination of existing trade agreements or treaties; and

•        substantial governmental support for competing technologies or their fuel supply may reduce our competitive advantage.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF HCM II

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the Business Combination. The following questions and answers do not include all the information that is important to HCM II’s shareholders. HCM II urges shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the Business Combination and the voting procedures for the extraordinary general meeting, which will be held at 9:30 a.m., Eastern Time, on October 20, 2025, at the offices of Hondius Capital Management, LP located at 100 First Stamford Place, Suite 330, Stamford, CT 06902, and virtually via live webcast. To participate in the extraordinary general meeting online, visit www.virtualshareholdermeeting.com/HOND2025SM and enter the 12-digit control number included on your proxy card. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the extraordinary general meeting, as described in this proxy statement/prospectus.

Q.     Why am I receiving this proxy statement/prospectus?

A.     HCM II shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the Business Combination. The Business Combination Agreement provides that, among other things, following the Domestication of HCM II to Delaware as described below, Merger Sub will merge with and into Terrestrial Energy, with Terrestrial Energy surviving as a wholly-owned subsidiary of HCM II, resulting in a combined company whereby HCM II will become the sole stockholder of Terrestrial Energy Opco, and substantially all of the assets and the business of the combined company will be held by Terrestrial Energy Opco and its subsidiaries, in accordance with the terms and subject to the conditions of the Business Combination Agreement as more fully described elsewhere in this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal” for more detail.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, which is incorporated by reference into this proxy statement/prospectus, and you are encouraged to read it in its entirety.

In connection with the completion of the Business Combination, HCM II will provide its Public Shareholders the opportunity to redeem their Public Shares on the terms and conditions set forth in the Business Combination Agreement and HCM II’s governing documents. HCM II will complete the Redemption of properly tendered Public Shares at least one (1) day prior to the Domestication. As a condition to, and at least one (1) day prior to the Closing, HCM II will change its jurisdiction of incorporation by effecting a deregistration under Section 206 of the Companies Act and a domestication under Section 388 of the DGCL, pursuant to which HCM II’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. Immediately prior to the Domestication, pursuant to the Cayman Constitutional Documents and the Sponsor Support Agreement, each HCM II Class B Ordinary Share will convert automatically, on a one-for-one basis, into one (1) HCM II Class A Ordinary Share. Immediately following such conversion, in connection with the Domestication, (i) each of the then issued and outstanding HCM II Class A Ordinary Shares will convert automatically, on a one-for-one basis, into a share of New Terrestrial Common Shares; (ii) each of the then issued and outstanding HCM II Warrants will automatically become a New Terrestrial Warrant; and (iii) each HCM II Unit issued and outstanding as of immediately prior to the Domestication will automatically be canceled and each holder will receive one (1) share of New Terrestrial Common Shares and one-half (1/2) of one New Terrestrial Warrant, per HCM II Unit held immediately prior to the Domestication. See the section of this proxy statement/prospectus entitled “The Domestication Proposal” for additional information.

THE VOTE OF PUBLIC SHAREHOLDERS IS IMPORTANT. PUBLIC SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF HCM II AND TERRESTRIAL ENERGY, CAREFULLY AND IN ITS ENTIRETY.

Q.     What proposals are shareholders of HCM II being asked to vote upon?

A.     At the extraordinary general meeting, HCM II is asking holders of HCM II Ordinary Shares to consider and vote upon:

•        The Business Combination Proposal;

•        The Domestication Proposal;

•        The Stock Issuance Proposals;

•        The Organizational Documents Proposal;

•        The Advisory Organizational Documents Proposals;

•        The Incentive Plan Proposal;

•        The Director Election Proposal; and

•        The Adjournment Proposal, if presented.

If HCM II’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could be terminated, and the Business Combination may not be consummated. See the sections of this proxy statement/prospectus entitled “The Business Combination Proposal”, “The Domestication Proposal”, “The Stock Issuance Proposals”, “The Organizational Documents Proposal”, “The Incentive Plan Proposal”, and “The Director Election Proposal”.

HCM II will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of HCM II should read it carefully.

After careful consideration, the HCM II Board has determined that each of (a) the Business Combination Proposal, (b) the Domestication Proposal, (c) the Stock Issuance Proposals, (d) the Organizational Documents Proposal, (e) the Advisory Organizational Documents Proposals, (f) the Incentive Plan Proposal, (g) the Director Election Proposal, and (h) and the Adjournment Proposal, if presented, are in the best interests of HCM II and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of HCM II’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HCM II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, HCM II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain HCM II Persons in the Business Combination” for a further discussion of these considerations.

Q.     Are the proposals conditioned on one another?

A.     Yes. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Condition Precedent Proposal. The Incentive Plan Proposal is conditioned on the approval of the Condition Precedent Proposals. The Advisory Organizational Documents Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal.

Q.     Why is HCM II proposing the Business Combination?

A.     HCM II was incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities.

Terrestrial Energy is an advanced nuclear technology company developing the Integral Molten Salt Reactor nuclear plant, which uses proprietary design of Generation IV reactor technology.

Based on HCM II’s due diligence investigations of Terrestrial Energy and the industry in which it operates, including the financial and other information provided by Terrestrial Energy in the course of HCM II’s due diligence investigations, the HCM II Board believes that the Business Combination with Terrestrial Energy is in the best interests of HCM II and its shareholders. However, there is no assurance of this. See “The Business Combination Proposal — The HCM II Board’s Reasons for the Approval of the Business Combination” of this proxy statement/prospectus for additional information.

Although the HCM II Board believes that the Business Combination with Terrestrial Energy presents a unique business combination opportunity and is in the best interests of HCM II and its shareholders, the HCM II Board did consider certain potentially material negative factors before arriving at that conclusion. These factors are discussed in greater detail in the section entitled “The Business Combination Proposal — The HCM II Board’s Reasons for the Approval of the Business Combination”, of this proxy statement/prospectus as well as in the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to Our Business and Industry”.

Q.     What will Terrestrial Stockholders receive in connection with the Business Combination?

A.     Subject to and in accordance with the terms and conditions of the Business Combination Agreement, the Domestication and Merger will occur, which will result in, among other things, the following, in each case, prior to or concurrently with the Effective Time:

i.       each issued and outstanding HCM II Class A Ordinary Share will convert automatically by operation of law, on a one-for-one basis, into shares of New Terrestrial Common Shares concurrently with the effective time of the Domestication;

ii.      each issued and outstanding warrant to purchase HCM II Class A Ordinary Shares will automatically convert into a New Terrestrial Warrant at an exercise price of eleven dollars and fifty cents ($11.50) per share of New Terrestrial Common Shares on the terms and conditions set forth in the Warrant Agreement;

iii.     in connection with clause (i) and (ii) above, each issued and outstanding unit of HCM II that has not been previously separated into the underlying HCM II Class A Ordinary Shares and underlying warrants of HCM II prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Terrestrial Common Shares and one-half of one New Terrestrial Warrant, with a whole New Terrestrial Warrant representing the right to purchase one share of New Terrestrial Common Shares at an exercise price of eleven dollars and fifty cents ($11.50) per share on the terms and subject to the conditions set forth in the Warrant Agreement;

iv.      each Terrestrial Common Share that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and any Dissenting Shares) will be cancelled and converted into the right to receive the Per Share Base Consideration;

v.       each Terrestrial Series A Preferred Share that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and any Dissenting Shares) will be cancelled and converted into the right to receive a number of shares of New Terrestrial Common Shares equal to: (A) the number of shares of Terrestrial Common Shares into which such Terrestrial Series A Preferred Shares would be converted in accordance with Terrestrial Energy’s governing documents as of immediately prior to the Effective Time; multiplied by (B) the Per Share Base Consideration;

vi.     each Terrestrial Series A-1 Preferred Share that is issued and outstanding immediately prior to the Effective Time will be automatically converted into the applicable number of Terrestrial Common Shares provided by Terrestrial Energy’s governing documents as of immediately prior to the Effective Time, and immediately following such conversion, each such Terrestrial Common Share (other than any Dissenting Shares) will be cancelled and converted into the right to receive the Per Share Base Consideration.

vii.    each Excluded Share will be automatically cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefore;

viii.   each Terrestrial Option that is outstanding immediately prior to the Effective Time will be automatically assumed by New Terrestrial Energy such that, as of the Effective Time, each share underlying each Terrestrial Option will instead be shares of New Terrestrial Common Shares and the number of such shares will be equal to the Exchange Ratio; provided, that the assumption and adjustment of the unvested Terrestrial Options shall be completed in a manner that satisfies the requirements of Code Section 409A and, with respect to any Terrestrial Option intended to be an “incentive stock option,” Code Section 422 and the applicable regulations promulgated thereunder;

ix.     each Terrestrial Warrant that is outstanding and unexercised immediately prior to the Effective Time will automatically become exercisable, in accordance with the terms and conditions of such Terrestrial Warrant, for the Per Share Base Consideration. New Terrestrial Energy will assume the obligation to issue the New Terrestrial Common Shares upon the exercise of Terrestrial Warrants following the Effective Time pursuant to the terms of the Warrant Assignment and Assumption Agreement (as defined in the Business Combination Agreement);

x.      each Terrestrial Convertible Note that is outstanding immediately prior to the Effective Time will be cancelled and converted pursuant to its terms, and the holder thereof will be entitled to receive, without interest, assuming the delivery of the lock-up agreement contemplated by such Terrestrial Convertible Note: (i) a number of shares of New Terrestrial Common Shares equal to (A) the outstanding amount of such Terrestrial Convertible Note, including any accrued and unpaid interest, divided by (B) seventy-five percent (75%) of the Redemption Price; and (ii) a contingent value right to receive additional shares of New Terrestrial Common Shares in the event that the volume weighed average price of the New Terrestrial Common Shares for the twenty (20) trading days beginning on the trading day immediately following expiration of the lock-up period contemplated by the applicable Terrestrial Convertible Note is less than seventy-five percent (75%) of the Redemption Price;

xi.     if the ExchangeCo Recapitalization is completed prior to or concurrently with the Closing, each Exchangeable Share that is issued and outstanding immediately prior to the Effective Time will thereafter be exchangeable for shares of New Terrestrial Common Shares rather than Terrestrial Common Shares or Terrestrial Series A Preferred Shares, as applicable, in accordance with the post-ExchangeCo Recapitalization terms and conditions of such Exchangeable Share;

xii.    if the ExchangeCo Recapitalization is completed prior to or concurrently with the Closing, each share of Terrestrial Special Voting Shares will be cancelled and converted into the right to receive one share of New Terrestrial Special Voting Stock; (whereas, if the ExchangeCo Recapitalization has not been completed prior to or concurrently with the Closing, each Terrestrial Special Voting Share will be cancelled for no consideration); and

xiii.   if the ExchangeCo Recapitalization is not completed prior to or concurrently with the Closing, then immediately prior to the Effective Time, but conditional upon the Closing, Terrestrial Energy will cause each Exchangeable Share to be exchanged for Terrestrial Common Shares or Terrestrial Series A Preferred Shares, as applicable, and each such Terrestrial Common Share or Terrestrial Series A Preferred Share issued pursuant to such exchange will be cancelled and converted into the right to receive the Per Share Base Consideration.

Q.     What equity stake will current HCM II shareholders and Terrestrial Stockholders hold in New Terrestrial Energy immediately after the consummation of the Business Combination?

Upon consummation of the Business Combination, the post-Closing share ownership of New Terrestrial Energy under (1) the No Redemption Scenario, (2) the 25% Redemptions Scenario, (3) the 50% Redemptions Scenario, (4) the 75% Redemptions Scenario and (5) the Maximum Contractual Redemptions Scenario, excluding the dilutive effect of Public Warrants, Private Placement Warrants, Terrestrial Warrants, and Terrestrial Options would be as follows:

	Voting Interests in New Terrestrial Energy
	No Redemption(1)		25% Redemptions(2)		50% Redemptions(3)		75% Redemptions(4)		Maximum Contractual Redemptions(5)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
HCM II Public Shareholders	23,000,000	21.9%	19,644,497	19.3%	16,288,993	16.6%	12,933,490	13.6%	9,577,986	10.4%
Initial Shareholders	5,750,000	5.5%	5,750,000	5.6%	5,750,000	5.8%	5,750,000	6.0%	5,750,000	6.3%
Terrestrial Energy Stockholders(6)	67,392,293	64.1%	67,392,293	66.2%	67,392,293	68.5%	67,392,293	70.9%	67,392,293	73.5%
Holders of Terrestrial Convertible Notes	3,989,182	3.8%	3,989,182	3.9%	3,989,182	4.1%	3,989,182	4.2%	3,989,182	4.3%
PIPE Investors	5,000,000	4.8%	5,000,000	4.9%	5,000,000	5.1%	5,000,000	5.3%	5,000,000	5.5%
Total(7)	105,131,475	100.0%	101,775,972	100.0%	98,420,468	100.0%	95,064,965	100.0%	91,709,461	100.0%

____________

(1)      Assumes that no Public Shareholders exercise redemption rights with respect to their HCM II Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.

(2)      Assumes that 25% of maximum contractual redeemable shares, or 3,355,503 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $35.0 million based on a redemption price of approximately $10.44 per share.

(3)      Assumes that 50% of maximum contractual redeemable shares, or 6,711,007 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $70.1 million based on a redemption price of approximately $10.44 per share.

(4)      Assumes that 75% of maximum contractual redeemable shares, or 10,066,510 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $105.1 million based on a redemption price of approximately $10.44 per share.

(5)      The maximum contractual redemptions scenario assumes that 13,422,014 Public Shares are redeemed for aggregate redemption payments of $140.1 million, assuming a $10.44 per share redemption price. The Business Combination Agreement contains two conditions to the Closing that, after giving effect to the transactions contemplated hereby (including any PIPE Financing) (i) HCM II shall have at least $5,000,001 of net tangible assets, and (ii) the Available Closing SPAC Cash shall not be less than $150,000,000. The “maximum contractual redemptions scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the conditions mentioned above. If both companies agree to waive such conditions, an additional 9,577,986 Public Shares may be redeemed under the maximum redemption scenario.

(6)      Assumes that each Exchangeable Share is exchanged for Terrestrial Common Shares or Terrestrial Series A Preferred Shares, as applicable. If the ExchangeCo Recapitalization occurs prior to or concurrently with the closing of the Business Combination, ExchangeCo shareholders will hold equity interests in ExchangeCo, a subsidiary of Terrestrial Energy, and will not directly own any equity interests in Terrestrial Energy. Exchangeable Shares are legally issued ExchangeCo and are exchangeable on a 1-for-1 basis into Terrestrial Common Shares or Terrestrial Series A Preferred Shares, as applicable. The Exchangeable Shares hold limited economic rights with respect to ExchangeCo and are not entitled to dividends of ExchangeCo; however, the Exchangeable Shares carry economic rights and dividend entitlements equivalent to the Company’s corresponding equity instruments. Their voting power will be exercisable through their ownership of Terrestrial Special Voting Shares and, upon the cancellation of the Terrestrial Special Voting Shares and issuance of New Terrestrial Special Voting Stock in exchange therefor, through their ownership of New Terrestrial Special Voting Stock. The shares held by Terrestrial Stockholders reflect 24,342,796 shares issuable to the ExchangeCo shareholders, whose beneficial ownership percentage is 23.2% under no redemption scenario, 23.9% under 25% redemptions scenario, 24.7% under 50% redemptions scenario, 25.6% under 75% redemptions scenario, and 26.5% under maximum contractual redemptions scenario. The figures presented assume no exercise of the Terrestrial Call Options.

(7)      Figures presented on a non-diluted basis to exclude the dilutive effect of Public Warrants, Private Placement Warrants, Terrestrial Warrants, and Terrestrial Options. With respect to the New Terrestrial Common Shares underlying the Terrestrial Convertible Notes, including those issued in connection with the Bridge Round Offering, the figures presented assume the conversion of all Terrestrial Convertible Notes in connection with the consummation of the Business Combination into 3,989,182 New Terrestrial Common Shares without the need to issue any additional shares in respect of the contingent value rights. The figures presented assume no exercise of the Terrestrial Call Options.

The following table illustrates varying ownership levels of New Terrestrial Energy immediately following the Business Combination on a fully diluted basis(1):

	Voting Interests in New Terrestrial Energy
	No Redemption		25% Redemptions		50% Redemptions		75% Redemptions		Maximum Contractual Redemptions(8)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
HCM II Public Shareholders(2)	34,500,000	23.0%	31,144,497	21.3%	27,788,993	19.4%	24,433,490	17.5%	21,077,986	15.5%
Initial Shareholders(3)(4)	12,600,000	8.4%	12,600,000	8.6%	12,600,000	8.8%	12,600,000	9.0%	12,600,000	9.3%
Terrestrial Energy Stockholders(5)(6)	93,591,599	62.5%	93,591,599	64.0%	93,591,599	65.5%	93,591,599	67.0%	93,591,599	68.7%
Holders of Terrestrial Convertible Notes	3,989,182	2.7%	3,989,182	2.7%	3,989,182	2.8%	3,989,182	2.9%	3,989,182	2.9%
PIPE Investors	5,000,000	3.3%	5,000,000	3.4%	5,000,000	3.5%	5,000,000	3.6%	5,000,000	3.7%
Total(7)	149,680,781	100.0%	146,325,278	100.0%	142,969,774	100.0%	139,614,271	100.0%	136,258,767	100.0%

____________

(1)      This table makes the same assumptions as in the preceding ownership table, except that this table reflects the 11,500,000 shares underlying the Public Warrants, the 6,850,000 shares underlying the Private Placement Warrants, the 10,280,382 shares underlying the Terrestrial Warrants, and the 15,918,925 shares underlying the Terrestrial Options.

(2)      Includes the 11,500,000 shares underlying the Public Warrants.

(3)      Includes the 6,850,000 shares underlying the Private Placement Warrants.

(4)      HCM II is permitted to borrow up to $2,500,000 from the Sponsor to cover ongoing expenses related to its operations and the consummation of the business combination and to finance transaction costs associated with the business combination, including pursuant to a Convertible Promissory Note provided for in the Business Combination Agreement. The Convertible Promissory Note may be convertible into private placement warrants of New Terrestrial at $1.50 per warrant upon Closing, and up to $1,500,000 of any other Working Capital Loan may be convertible into up to 1,500,000 private placement warrants of New Terrestrial at a price of $1.00 per warrant upon Closing, which could result in additional dilution to the Public Shareholders. However, as of the date of this table, no amounts are outstanding under these arrangements, and therefore, no related dilution is reflected herein.

(5)      Includes the 10,280,382 shares underlying the Terrestrial Warrants and the 15,918,925 shares underlying the Terrestrial Options. The figures were calculated using the treasury method of accounting on a cashless exercise basis.

(6)      Assumes that each Exchangeable Share is exchanged for Terrestrial Common Shares or Terrestrial Series A Preferred Shares, as applicable. If the ExchangeCo Recapitalization occurs prior to or concurrently with the closing of the Business Combination, ExchangeCo shareholders will hold equity interests in ExchangeCo, a subsidiary of Terrestrial Energy, and will not directly own any equity interests in Terrestrial Energy. Exchangeable Shares are legally issued ExchangeCo and are exchangeable on a 1-for-1 basis into Terrestrial Common Shares or Terrestrial Series A Preferred Shares, as applicable. The Exchangeable Shares hold limited economic rights with respect to ExchangeCo and are not entitled to dividends of ExchangeCo; however, the Exchangeable Shares carry economic rights and dividend entitlements equivalent to the Company’s corresponding equity instruments. Their voting power will be exercisable through their ownership of Terrestrial Special Voting Shares and, upon the cancellation of the Terrestrial Special Voting Shares and issuance of New Terrestrial Special Voting Stock in exchange therefor, through their ownership of New Terrestrial Special Voting Stock. The shares held by Terrestrial Stockholders reflect 24,342,796 shares issuable to the ExchangeCo shareholders, whose beneficial ownership percentage is 16.3% under no redemption scenario, 16.6% under 25% redemptions scenario, 17.0% under 50% redemptions scenario, 17.5% under 75% redemptions scenario, and 17.9% under maximum contractual redemptions scenario. The figures presented assume no exercise of the Terrestrial Call Options.

(7)      With respect to the New Terrestrial Common Shares underlying the Terrestrial Convertible Notes, including those issued in connection with the Bridge Round Offering, the figures presented assume the conversion of all Terrestrial Convertible Notes in connection with the consummation of the Business Combination into 3,989,182 New Terrestrial Common Shares without the need to issue any additional shares in respect of the contingent value rights.

(8)      The maximum contractual redemptions scenario assumes that 13,422,014 Public Shares are redeemed for aggregate redemption payments of $140.1 million, assuming a $10.44 per share redemption price. The Business Combination Agreement contains two conditions to the Closing that, after giving effect to the transactions contemplated hereby (including any PIPE Financing) (i) HCM II shall have at least $5,000,001 of net tangible assets, and (ii) the Available Closing SPAC Cash shall not be less than $150,000,000 as well as conditions to the PIPE Financing. The “maximum contractual redemptions scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the conditions mentioned above. If both companies agree to waive such conditions, an additional 9,577,986 Public Shares may be redeemed under the maximum redemption scenario.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming holders of the HCM II Public Shares.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Frequently Used Terms” and, with respect to the determination of the “Maximum Contractual Redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Q.     How has the announcement of the Business Combination affected the trading price of the HCM II Class A Ordinary Shares?

A.     On March 25, 2025, the last trading date prior to the public announcement of the Business Combination, HCM II Units, HCM II Class A Ordinary Shares and Public Warrants closed at $10.22, $10.13 and $0.19, respectively. As of September 22, 2025, the last practicable trading day immediately prior to the filing date of this proxy statement/prospectus, the closing price for each HCM II Unit, HCM II Class A Ordinary Share and Public Warrant was $16.10, $13.94 and $4.56 respectively.

Q.     Why is HCM II proposing the Domestication?

A.     The HCM II Board believes that there are significant advantages to New Terrestrial Energy that will arise as a result of a change of HCM II’s domicile to the State of Delaware, including (a) the prominence, predictability and flexibility of the DGCL, (b) Delaware’s well-established principles of corporate governance and (c) the increased ability for Delaware corporations to attract and retain qualified directors. Further, the HCM II Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. Each of the foregoing are discussed in greater detail in the section of this proxy statement/prospectus entitled “The Domestication Proposal — Reasons for the Domestication”.

To effect the Domestication, HCM II will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file the Proposed Certificate of Incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which HCM II will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal and the completion of the Domestication is a condition to closing the Business Combination under the Business Combination Agreement. The approval of the Domestication Proposal requires a special resolution, being the affirmative vote of holders of at least 66⅔% of the HCM II Class B Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of HCM II Class A Ordinary Shares will have no right to vote on the Domestication Proposal, in accordance with Article 47(a) of the Cayman Constitutional Documents. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established. In connection with HCM II’s IPO, HCM II entered into agreements with its officers and directors, and the Sponsor, pursuant to which each agreed to vote their HCM II Ordinary Shares in favor of Proposal 1 (The Business Combination Proposal). Such officers and directors and the Sponsor, who combined currently own 100% of the outstanding HCM II Class B Ordinary Shares, have agreed to vote their HCM II Class B Ordinary Shares, as well as any HCM Ordinary Shares they may purchase prior to the Extraordinary Meeting, in favor of the proposals. As a result, HCM II would not require any additional votes in favor of such proposals in order to have the Domestication Proposal approved.

Q.     What amendments will be made to the Cayman Constitutional Documents?

A.      The consummation of the Business Combination is conditioned, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, HCM II’s shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and replace the Cayman Constitutional Documents, in each case, under the Companies Act, with the Proposed Certificate of Incorporation and the Proposed By-Laws, in each case, under the DGCL, which differ materially from the Cayman Constitutional Documents. These differences are discussed in greater detail in the section of this proxy statement/prospectus entitled “The Domestication Proposal”.

Q.     How will the Domestication affect my HCM II Class A Ordinary Shares, HCM II Warrants and HCM II Units?

A.     Immediately prior to the Domestication, pursuant to the Cayman Constitutional Documents and the Sponsor Support Agreement, each HCM II Class B Ordinary Share issued and outstanding will be automatically converted into one HCM II Class A Ordinary Share. Immediately following such conversion, in connection with the Domestication, (a) each HCM II Class A Ordinary Share issued and outstanding immediately prior to the Domestication will automatically convert into one share of New Terrestrial Common Shares, (b) each HCM II Warrant will be automatically converted into a New Terrestrial Warrant on substantially the same terms as the HCM II Warrants, and (c) each HCM II Unit issued and outstanding as of immediately prior to the Domestication will automatically be canceled and each holder will receive one share of New Terrestrial Common Shares and one-half of one New Terrestrial Warrant in lieu thereof (provided that no fractional New Terrestrial Warrants will be issued).

Q.     What are the material U.S. federal income tax considerations of the Domestication?

A.     As discussed more fully under “U.S. Federal Income Tax Considerations” of this proxy statement/prospectus, whether the Domestication will qualify as an F Reorganization is not free from doubt due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to an entity that holds only investment-type assets. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. HCM II will receive an opinion of King & Spalding LLP, to be filed by amendment as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus forms a part, that the Domestication should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”). Assuming that the Domestication so qualifies, and subject to the “passive foreign investment company” (“PFIC”) rules discussed below and under “U.S. Federal Income Tax Considerations for Holders of HCM II Securities and New Terrestrial Energy Securities — II. U.S. Holders — A. Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations”, U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations for Holders of HCM II Securities and New Terrestrial Energy Securities — II. U.S. Holders”) will be subject to Section 367(b) of the Code in connection with the Domestication and, as a result:

•        a U.S. Holder who beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of HCM II shares entitled to vote or 10% or more of the total value of all classes of HCM II shares (a “10% U.S. Shareholder”) on the date of the Domestication generally will be required to include in income as a deemed dividend deemed paid by HCM II the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the HCM II Class A Ordinary Shares held directly by such U.S. Holder;

•        a U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose HCM II Class A Ordinary Shares have a fair market value of $50,000 or more on the date of the Domestication generally will recognize gain (but not loss) with respect to its HCM II Class A Ordinary Shares as if such U.S. Holder exchanged its HCM II Class A Ordinary Shares for New Terrestrial Common Shares in a taxable transaction unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by HCM II the “all earnings and profits” amount attributable to such U.S. Holder’s HCM II Class A Ordinary Shares; and

•        a U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose HCM II Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication generally will not recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication.

HCM II does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.

As discussed more fully under “Material U.S. Federal Income Tax Considerations for Holders of HCM II Securities and New Terrestrial Energy Securities — II. U.S. Holders — A. Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations”, HCM II believes that it is likely classified as a PFIC for U.S. federal income tax purposes. If HCM II were classified as a PFIC for U.S. federal income tax purposes, then notwithstanding the U.S. federal income tax consequences of the Domestication discussed in the foregoing, proposed Treasury Regulations under Section 1291(f) of the Code and certain other PFIC rules (which have retroactive effective dates), if finalized in their current form, generally would require a U.S. Holder to recognize gain (but not loss) on the exchange of HCM II Class A Ordinary Shares or HCM II Warrants for New Terrestrial Common Shares or New Terrestrial Warrants pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code and such other PFIC rules may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “Material U.S. Federal Income Tax Considerations for Holders of HCM II Securities and New Terrestrial Energy Securities — II. U.S. Holders — A. Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations — e. QEF Election and Mark-to-Market Election” with respect to their HCM II Class A Ordinary Shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Under current law, no such elections may be made with respect to HCM II Warrants. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “Material U.S. Federal Income Tax Considerations for Holders of HCM II Securities and New Terrestrial Energy Securities — II. U.S. Holders”.

Each U.S. Holder is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of HCM II Class A Ordinary Shares and HCM II Warrants for New Terrestrial Common Shares and New Terrestrial Warrants pursuant to the Domestication.

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations for Holders of HCM II Securities and New Terrestrial Energy Securities — III. Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such Non-U.S. Holder’s New Terrestrial Common Shares after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state and local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “Material U.S. Federal Income Tax Considerations for Holders of HCM II Securities and New Terrestrial Energy Securities”.

Q.     What are the material U.S. federal income tax considerations of the Merger?

A.     HCM II, holders of HCM II Class A Ordinary Shares and Public Warrants will not be subject to any material U.S. federal income tax consequences as a result of the Merger. HCM II and Terrestrial Energy intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of the registration statement of which this proxy statement/prospectus is a part, Bryan Cave Leighton Paisner LLP (“BCLP”) intends to deliver an opinion to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The obligations of each of HCM II and Terrestrial Energy to complete the Merger, however, are not conditioned on the receipt of any such opinion. If the Merger qualifies as a reorganization, then Terrestrial Energy and Terrestrial Stockholders generally are not expected to recognize taxable gain or loss as a result of the receipt of New Terrestrial Energy stock in exchange for Terrestrial Energy stock in the Merger. However, if the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the Terrestrial Stockholders generally are expected to recognize taxable gain or loss with respect to such exchange. For a more complete discussion of the U.S. federal income tax considerations of the Merger, see “Material U.S. Federal Income Tax Considerations of the Merger for Holders of Terrestrial Stock and Terrestrial Energy”.

Q.     Do I have redemption rights?

A.     If you are a Public Shareholder, you have the right to request that we redeem all or a portion of your Public Shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public Shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold Public Shares on the Record Date. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other Person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and HCM II’s independent directors have agreed to waive their respective redemption rights with respect to all of the Founder Shares in connection with the consummation of the Business Combination. The Founder Shares will be excluded from the pro rata calculation used to determine the Redemption Price.

Q.     How do I exercise my redemption rights?

A.     If you are a Public Shareholder and wish to exercise your right to redeem the Public Shares, you must:

(a)     (i) hold Public Shares or (ii) hold Public Shares through HCM II Units and elect to separate your HCM II Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares;

(b)    submit a written request to Continental, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that HCM II redeem all or a portion of your Public Shares for cash; and

(c)     deliver your share certificates for Public Shares (if any) along with the redemption forms to Continental, physically or electronically through DTC.

Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on October 16, 2025 (two (2) Business Days before the initial scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed.

The address of Continental is listed under the question “Who can help answer my questions?” of this proxy statement/prospectus.

Public Shareholders will be entitled to request that their Public Shares be redeemed for the Redemption Price. For illustrative purposes, as of the Record Date, this would have amounted to approximately $10.54 per issued and outstanding Public Share. However, the proceeds deposited in the Trust Account could become subject to the claims of HCM II’s creditors, if any, which could have priority over the claims of the Public Shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote, how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to Public Shareholders electing to redeem their Public Shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made, may be requested to be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with HCM II’s consent, until the Redemption, which will take effect at least one (1) Business Day prior to the Domestication. However, no withdrawal will be permitted unless the HCM II Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). Furthermore, if a holder of a Public Share delivers its share certificates (if any) along with the redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that HCM II permit the withdrawal of the request for redemption and instruct Continental, to return the share certificates (physically or electronically). The holder can make such request by contacting Continental, at the address or email address listed in this proxy statement/prospectus.

Any corrected or changed written exercise of redemption rights must be received by Continental at least two (2) Business Days prior to the initial scheduled date of the extraordinary general meeting. No request for redemption will be honored unless the holder’s certificates for Public Shares (if any) along with the redemption forms have been delivered (either physically or electronically) to Continental, at least two (2) Business Days prior to the initial scheduled date of the extraordinary general meeting.

If a Public Shareholder properly makes a request for redemption and the certificates for Public Shares (if any) along with the redemption forms are delivered as described above, then, if the Business Combination is consummated, HCM II will redeem the Public Shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two (2) Business Days prior to the consummation of the Business Combination. If the Business Combination is abandoned, the Public Shares will be returned to the respective holder, broker or bank.

If you are a Public Shareholder and you exercise your redemption rights, such exercise will not result in the loss of any Public Warrants that you may hold.

Q.     If I am a Public Warrant Holder, can I exercise redemption rights with respect to my Public Warrants?

A.     No. The Public Warrant Holders have no redemption rights with respect to such securities.

Q.     How do the Public Warrants differ from the Private Placement Warrants, and what are the related risks for any Public Warrant Holders after the Business Combination?

A.     The Public Warrants are identical to the Private Placement Warrants in material terms and provisions, except that the Private Placement Warrants (including the shares issuable upon exercise of the Private Placement Warrants) may not be transferred, assigned or sold by the holders until 30 days after the Closing and (ii) are entitled to registration rights.

Following the Closing, we may redeem your unexpired New Terrestrial Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless. We have the ability to redeem outstanding Public Warrants and Private Placement Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per New Terrestrial Warrant, provided that the last reported sales price of New Terrestrial Common Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30) trading-day period ending on the third (3rd) trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the New Terrestrial Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding New Terrestrial Warrants could force you (i) to exercise your New Terrestrial Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your New Terrestrial Warrants at the then-current market price when you might otherwise wish to hold your New Terrestrial Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding New Terrestrial Warrants are called for redemption, is likely to be substantially less than the market value of your New Terrestrial Warrants.

Q.     What are the U.S. federal income tax consequences of exercising my redemption rights?

A.     The U.S. federal income tax consequences of exercising your redemption rights with respect to your Public Shares depend on your particular facts and circumstances. It is possible that you may be treated as selling your Public Shares and, as a result, recognize capital gain or capital loss. It is also possible that the Redemption may be treated as a distribution for U.S. federal income tax purposes. Whether a redemption of your Public Shares qualifies for sale treatment will depend largely on the total number of shares of HCM II you are treated as owning before and after the redemption (including any shares that you constructively own as a result of owning Public Warrants and any shares that you directly or indirectly acquire pursuant to the Business Combination) relative to all of the shares of HCM II outstanding both before and after the redemption. Redeeming U.S. Holders generally will be subject to the PFIC rules with respect to any gain or loss recognized by the U.S. Holder on its deemed sale of its HCM II Class A Ordinary Shares (if the redemption were treated as a sale of shares) or any corporate distributions deemed received on its HCM II Class A Ordinary Shares (if the redemption were treated as a corporate distribution). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations for Holders of Terrestrial Energy Securities”.

All Public Shareholders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state and local and non-U.S. tax laws.

Q.     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A.     Following the closing of the IPO (including exercise of the over-allotment option by the underwriters of the IPO), an amount equal to $231,150,000 ($10.05 per HCM II Unit) of the net proceeds from the IPO and the sale of the Private Placement Warrants was placed in the Trust Account. As of the Record Date, funds in the Trust Account totaled $242,511,057.72 and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (a) the completion of a business combination (including the Closing), (b) the redemption of all of the Public Shares if HCM II is unable to complete a business combination by August 19, 2026 (or if such date is further extended at a duly called general meeting, such later date) and (c) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of HCM II’s obligation to redeem 100% of the Public Shares in connection with its initial business combination or if it does not complete a business combination by August 19, 2026 (or such later date approved at a duly called general meeting) or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, subject to applicable law.

In connection with the Business Combination, the funds deposited in the Trust Account will be released to pay holders of Public Shares who properly exercise their redemption rights; to pay transaction fees and expenses associated with the Business Combination; and for working capital and general corporate purposes of New Terrestrial Energy following the Business Combination. See the section of this proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination”.

Q.     Did the HCM II Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.     The HCM II Board did not obtain a third-party valuation or fairness opinion in connection with the determination to approve the Business Combination. The HCM II Board believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was in the best interest of HCM II and its shareholders.

The HCM II Board also determined, without seeking a valuation from a financial advisor, that Terrestrial Energy’s fair market value was at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the signing of the Business Combination Agreement. Accordingly, investors will be relying on the judgment of the HCM II Board in valuing Terrestrial Energy’s business, and assuming the risk that the HCM II Board may not have properly valued such business. See the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to the Domestication and the Business Combination”.

Q.     What happens if a substantial number of the Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A.     Our Public Shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are reduced as a result of redemptions by Public Shareholders.

In the event of significant redemptions, with fewer Public Shares and Public Shareholders, the trading market for New Terrestrial Common Shares may be less liquid than the market for shares of HCM II Class A Ordinary Shares was prior to the Business Combination, and New Terrestrial Energy may not be able to meet the listing standards for Nasdaq or another national securities exchange.

In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into New Terrestrial Energy’s business will be reduced and New Terrestrial Energy may not be able to achieve its business plans. In addition, without additional funds from the PIPE Financing in connection with the closing of the Business Combination, it is possible that a maximum redemption scenario would result in a cash deficit, in which event the parties would need to find additional sources of funding in order for the Business Combination to become effective.

The table below presents the Trust Account value per share to a Public Shareholder that elects not to redeem its shares across a range of varying redemption scenarios (in thousands except share or per share data). This Trust Account value per share includes the per share cost of the deferred underwriting commission of $10,720,000 plus 6.0% of the amount by which the Total Proceeds exceeds $230,000,000.

As of June 30, 2025
Trust Account Value	$240,134
Total Public Shares	23,000,000
Trust Account Value per Public Share	$10.44
	No Redemptions(1)	25% Redemptions(2)	50% Redemptions(3)	75% Redemptions(4)	Maximum Contractual Redemptions(5)
Redemptions ($)	—	$35,033	$70,067	$105,100	$140,134
Redemptions (Shares)	—	3,355,503	6,711,007	10,066,510	13,422,014
Deferred Underwriting Commissions	$10,720	$10,720	$10,720	$10,720	$10,720
Cash left in the Trust Account post redemptions less deferred underwriting commission	$229,414	$194,381	$159,347	$124,314	$89,280
Public Shares post redemptions	23,000,000	19,644,497	16,288,993	12,933,490	9,577,986
Remaining Trust Proceeds Per Public Share	$9.97	$9.89	$9.78	$9.61	9.32

____________

(1)      Assumes that no Public Shareholders exercise redemption rights with respect to their HCM II Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.

(2)      Assumes that 25% of maximum contractual redeemable shares, or 3,355,503 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $35.0 million based on a redemption price of approximately $10.44 per share.

(3)      Assumes that 50% of maximum contractual redeemable shares, or 6,711,007 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $70.1 million based on a redemption price of approximately $10.44 per share.

(4)      Assumes that 75% of maximum contractual redeemable shares, or 10,066,510 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $140.1 million based on a redemption price of approximately $10.44 per share.

(5)      The maximum contractual redemptions scenario assumes that 13,422,014 Public Shares are redeemed for aggregate redemption payments of $140.1 million, assuming a $10.44 per share redemption price. The Business Combination Agreement contains two conditions to the Closing that, (i) after giving effect to the transactions contemplated hereby (including any PIPE Financing) HCM II shall have at least $5,000,001 of net tangible assets, and (ii) the Available Closing SPAC Cash shall not be less than $150,000,000. The “maximum contractual redemptions scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the conditions mentioned above. If both companies agree to waive such conditions, an additional 9,577,986 Public Shares may be redeemed under the maximum redemption scenario.

For information on the relative ownership levels of holders of New Terrestrial Energy equity securities following the Business Combination under varying redemption scenarios and the fully diluted relative ownership levels of holders of New Terrestrial Energy equity securities following the Business Combination under varying redemption scenarios, see the question entitled “What equity stake will current HCM II shareholders and Terrestrial Stockholders hold in New Terrestrial Energy immediately after the consummation of the Business Combination?”

Q.     What fees are payable in connection with the Business Combination?

A.     Pursuant to that certain Underwriting Agreement between HCM II and Cantor, as representative of the several underwriters, dated August 15, 2024, HCM II agreed to pay to Cantor the Deferred Underwriting Commission upon the consummation of an initial business combination. In addition, HCM II has engaged Cantor to act as its financial advisor and placement agent with respect to the Business Combination. Solely in connection with the Business Combination, HCM II and Cantor have agreed that upon consummation of the Business Combination, Cantor will be entitled to, in addition to the Deferred Underwriting Commission, a cash fee of 6.0% of the amount by which the sum of (i) the aggregate gross proceeds received by the Company in connection with the PIPE Financing and (ii) all amounts delivered from the Trust Account (net of redemptions) in connection with the Business Combination (such sum, the “Total Proceeds”) exceeds $230.0 million. Cantor has not provided any report or opinion to HCM II in connection with the Business Combination.

Q.     What conditions must be satisfied to complete the Business Combination?

A.     The consummation of the Business Combination is conditioned upon the satisfaction or waiver of certain customary closing conditions by each of the parties, including among other things: (i) the approval of each Condition Precedent Proposal will have been obtained; (ii) no governmental authority will have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and which has the effect of making the transactions or agreements contemplated by the Business Combination Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by the Business Combination Agreement; (iii) the registration statement of which this proxy statement/prospectus forms a part will have been declared effective under the Securities Act by the SEC and will remain effective as of the Closing, and no stop order or similar order suspending the effectiveness of the registration statement of which this proxy statement/prospectus forms a part will have been issued and be in effect with respect to the registration statement of which this proxy statement/prospectus forms a part and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn; (iv) the shares of New Terrestrial Common Shares to be issued in connection with the Business Combination will be conditionally approved for listing upon the Closing on Nasdaq subject to any requirement to have a sufficient number of round lot holders of the New Terrestrial Common Shares (provided that such condition will not apply to the extent the shares of New Terrestrial Common Shares have not been conditionally approved for listing due to a failure to meet any “market value of publicly held securities” or similarly titled requirement as a result of Terrestrial Energy not permitting a sufficient number of shares of New Terrestrial Common Shares to be issued to non-affiliates pursuant to the Business Combination Agreement to be excluded from lock-up or other contractual restriction); and (v) as of the Closing, the Available Closing SPAC Cash (as defined in the Business Combination Agreement) will not be less than one hundred and fifty million dollars ($150,000,000). We cannot assure you as to whether these conditions will be satisfied or waived. For more information about conditions to the consummation of the Business Combination, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Business Combination Agreement”.

Q.     When do you expect the Business Combination to be completed?

A.     It is currently expected that the Business Combination will be consummated in the fourth quarter of 2025. This date depends, among other things, on the approval of the proposals to be put to HCM II shareholders at the extraordinary general meeting. However, such meeting could be adjourned if the Adjournment Proposal is adopted by HCM II’s shareholders at the extraordinary general meeting and HCM II elects to adjourn the extraordinary general meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting, (ii) if HCM II determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Domestication, the Merger or any other Transaction. For a description of the conditions for the completion of the Business Combination, see “The Business Combination Proposal — Business Combination Agreement” of this proxy statement/prospectus.

Q.     What happens if the Business Combination is not consummated?

A.     HCM II will not complete the Domestication to the State of Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement (or by their nature are to be satisfied at Closing). If HCM II is not able to complete the Business Combination with Terrestrial Energy by August 19, 2026 (or if such date is further extended at a duly called general meeting, such later date) and is not able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, HCM II will, as promptly as reasonably possible but not more than ten (10) Business Days thereafter, redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the HCM II Warrants may be worthless.

Q.     Following the Business Combination, will New Terrestrial Energy’s securities trade on a stock exchange?

A.     Yes. HCM II intends to apply to list the New Terrestrial Common Shares and New Terrestrial Warrants on Nasdaq under the proposed symbols “IMSR” and “IMSRW”, respectively, upon the Closing. Pursuant to the terms of the Business Combination Agreement, as a closing condition (subject to certain exceptions), HCM II is required to cause the New Terrestrial Common Shares issued in connection with the Business Combination to be approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. It is important for you to know that, at the time of our extraordinary general meeting, we may not have received from Nasdaq either confirmation of the listing of the New Terrestrial Common Shares and New Terrestrial Warrants or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived or is subject to an exception and therefore the New Terrestrial Energy securities would not be listed on any nationally recognized securities exchange.

The HCM II Units outstanding as of immediately prior to the Domestication will, as a result of the Domestication, automatically be canceled and each holder thereof will receive one share of New Terrestrial Common Shares and one-half of one New Terrestrial Warrant, for each HCM II Unit. As a result, the HCM II Units will no longer trade as separate securities following the Closing. The Series A Preferred Stock will not be publicly traded.

Q.     Do I have appraisal rights in connection with the Business Combination?

A.     Neither HCM II’s shareholders nor HCM II’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.

Q.     What do I need to do now?

A.     HCM II urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder or warrant holder. HCM II’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.     How do I vote?

A.     If you are a holder of record of HCM II Ordinary Shares on the Record Date for the extraordinary general meeting, you may vote in person (including virtually) at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name”, which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q.     If my shares are held in “street name”, will my broker, bank or nominee automatically vote my shares for me?

A.     No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name”. If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your broker, bank or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote”. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

Q.     When and where will the extraordinary general meeting be held?

A.     The extraordinary general meeting will be held at 9:30 a.m., New York City time, on October 20, 2025 at the offices of Hondius Capital Management, LP located at 100 First Stamford Place, Suite 330, Stamford, CT 06902, and virtually via live webcast at https://www.cstproxy.com/hcmiiacquisition/2025.

Q.     Who is entitled to vote at the extraordinary general meeting?

A.     HCM II has fixed September 24, 2025 as the Record Date for the extraordinary general meeting. If you were a shareholder of HCM II at the close of business on the Record Date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person (including virtually) or is represented by proxy at the extraordinary general meeting.

Q.     How many votes do I have?

A.     HCM II shareholders are entitled to one vote at the extraordinary general meeting for each HCM II Ordinary Share held of record as of the Record Date. As of the close of business on the Record Date for the extraordinary general meeting, there were 28,750,000 HCM II Ordinary Shares issued and outstanding, of which 23,000,000 were issued and outstanding Public Shares.

Q.     What constitutes a quorum?

A.     A quorum of HCM II shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of one-third of the issued and outstanding HCM II Ordinary Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the Record Date for the extraordinary general meeting, 9,583,334 HCM II Ordinary Shares would be required to achieve a quorum.

Q.     What vote is required to approve each proposal at the extraordinary general meeting?

A.     Business Combination Proposal — The approval of the Business Combination Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the HCM II Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. HCM II would need only 8,625,001, or approximately 37.5% of the Public Shares not held by affiliates, to be voted in favor of the Business Combination in order to approve the Business Combination Proposal (assuming all outstanding shares are voted). If only the minimum number of shares representing a quorum are voted, no additional shares would need to be voted in favor of the Business Combination in order to approve the Business Combination Proposal. The Business Combination was not structured to require the approval of at least a majority of HCM II’s unaffiliated shareholders because such a vote is not required under Cayman Islands law.

Domestication Proposal — The approval of the Domestication Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of at least 66⅔% of the HCM II Class B Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of HCM II Class A Ordinary Shares will have no right to vote on the Domestication Proposal, in accordance with Article 47(a) of the Cayman Constitutional Documents. In connection with HCM II’s IPO, HCM II entered into agreements with its officers and directors, and the Sponsor, pursuant to which each agreed to vote their HCM II Ordinary Shares in favor of Proposal 1 (The Business Combination Proposal). Such officers and directors and the Sponsor, who combined currently own 100% of the outstanding HCM II Class B Ordinary Shares, have agreed to vote their HCM II Class B Ordinary Shares, as well as any HCM Ordinary Shares they may purchase prior to the Extraordinary Meeting, in favor of the proposals. As a result, HCM II would not require any additional votes in favor of such proposals in order to have the Domestication Proposal approved.

Stock Issuance Proposals — The approval of each of the Stock Issuance Proposals requires an ordinary resolution, being the affirmative vote of holders of a majority of the HCM II Class B Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. HCM II would need only 8,625,001, or approximately 37.5% of the Public Shares not held by affiliates, to be voted in favor of the Stock Issuance Proposals in order to approve the Stock Issuance Proposals (assuming all outstanding shares are voted). If only the minimum number of shares representing a quorum are voted, 9,583,334 shares, no additional shares would need to be voted in favor of the Stock Issuance Proposals in order to approve the Stock Issuance Proposals.

Organizational Documents Proposal — The approval of the Organizational Documents Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of at least 66⅔% of the HCM II Ordinary Shares, who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. If only the minimum number of shares representing a quorum are voted, HCM II would only need 638,890, or approximately 2.78% of the Public Shares not held by affiliates, to be voted in favor in order to approve the Organizational Documents Proposal.

Advisory Organizational Documents Proposals — The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires a special resolution, being the affirmative vote of holders of at least 66⅔% of the HCM II Ordinary Shares, who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. If only the minimum number of shares representing a quorum are voted, HCM II would only need 638,890, or approximately 2.78% of the Public Shares not held by affiliates, to be voted in favor in order to approve each of the Advisory Organizational Documents Proposals.

Incentive Plan Proposal — The approval of the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the HCM II Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately 20% of the issued and outstanding HCM II Ordinary Shares. As a result, HCM II would need only 8,625,001, or approximately 37.5% of the Public Shares not held by affiliates, to be voted in favor in order to approve the Incentive Plan Proposal (assuming all outstanding shares are voted). If only the minimum number of shares representing a quorum are voted, 9,583,334 shares, no additional shares would need to be voted in favor in order to approve the Incentive Plan Proposal.

Director Election Proposal — The approval of the Director Election Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the HCM II Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately 20% of the issued and outstanding HCM II Ordinary Shares. As a result, HCM II would need only 8,625,001, or approximately 37.5% of the Public Shares not held by affiliates, to be voted in favor in order to approve the Director Election Proposal (assuming all outstanding shares are voted). If only the minimum number of shares representing a quorum are voted, 9,583,334 shares, no additional shares would need to be voted in favor in order to approve the Director Election Proposal.

Adjournment Proposal — The approval of the Adjournment Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the HCM II Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately 20% of the issued and outstanding HCM II Ordinary Shares. As a result, HCM II would need only 8,625,001, or approximately 37.5% of the Public Shares not held by affiliates, to be voted in favor in order to approve the Adjournment Proposal (assuming all outstanding shares are voted). If only the minimum number of shares representing a quorum are voted, 9,583,334 shares, no additional shares would need to be voted in favor in order to approve the Adjournment Proposal.

The Sponsor and the HCM II independent directors have each agreed to vote all the Founder Shares and any Public Shares they may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the Record Date, the Sponsor and the HCM II independent directors owned in aggregate approximately 20% of the issued and outstanding HCM II Ordinary Shares. See the section of this proxy statement/prospectus entitled “Questions and Answers for Shareholders of HCM II — How does the Sponsor intend to vote their HCM II Ordinary Shares?”.

The Business Combination was not structured to require the approval of at least a majority of HCM II’s unaffiliated shareholders because such a vote is not required under Cayman Islands law.

Q.     What are the recommendations of the HCM II Board?

A.   The HCM II Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of HCM II’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of each of the Stock Issuance Proposals, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Adjournment Proposal, if presented to the extraordinary general meeting.

The HCM II Board, after careful consideration, determined that the Business Combination is in the best interests of HCM II and its shareholders, and approved, among other things, the Business Combination Agreement, the Business Combination and the other agreements and transactions contemplated thereby. See the subsection entitled “Extraordinary General Meeting of HCM II — Recommendation of the HCM II Board” for more information.

The HCM II Board believes that each of the Business Combination Proposal, the Domestication Proposal, each of the Stock Issuance Proposals, the Organizational Documents Proposal, the Organizational Documents Proposal, each of the separate Advisory Organizational Documents Proposals, the Incentive Plan Proposal, the approval of the Director Election Proposal and the Adjournment Proposal (if put to a vote) is in the best interests of HCM II and its shareholders and recommends that HCM II Shareholders vote “FOR” each proposal being submitted to a vote of the HCM II Shareholders at the extraordinary general meeting.

For a description of the HCM II Board’s reasons for the approval of the Business Combination and the unanimous recommendation of the HCM II Board, see the subsection entitled “The Business Combination Proposal — The HCM II Board’s Reasons for the Approval of the Business Combination”.

When you consider the recommendation of the HCM II Board in favor of approval of these proposals, you should keep in mind that the Sponsor and HCM II’s directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of unaffiliated HCM II shareholders. Please see the subsection entitled “The Business Combination Proposal — Interests of Certain HCM II Persons in the Business Combination”.

Q.     How does the Sponsor intend to vote their HCM II Ordinary Shares?

A.     The Sponsor has agreed to vote all the Founder Shares and any Public Shares it may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the Record Date, the Sponsor owned 5,675,000 Founder Shares, representing approximately 20% of the issued and outstanding HCM II Ordinary Shares. As a result, HCM II would need only 8,625,001, or approximately 37.5% of the Public Shares not held by affiliates, to be voted in favor of the Business Combination in order to approve the Business Combination Proposal (assuming all outstanding shares are voted). If only the minimum number of shares representing a quorum are voted, no additional shares would need to be voted in favor of the Business Combination in order to approve the Business Combination Proposal. The Business Combination was not structured to require the approval of at least a majority of HCM II’s unaffiliated shareholders because such a vote is not required under Cayman Islands law. To the extent that the Sponsor or our executive officers purchase Public Shares in compliance with the requirements of Rule 14e-5 under the Exchange Act, such shares would not be voted in favor of approving the Business Combination.

The existence of financial and personal interests of one or more of HCM II’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HCM II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, HCM II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain HCM II Persons in the Business Combination”.

Q.     Do the Sponsor and HCM II’s directors and officers have interests in the Business Combination that differ from or are in addition to the interests of HCM II’s shareholders generally?

A.     Yes. The Sponsor and HCM II’s officers and directors have interests in the Business Combination that are different from, or in addition to, the interests of HCM II’s shareholders generally. The HCM II Board was aware of and considered these interests, among other matters, in approving the Business Combination Agreement and the Business Combination, and in determining to recommend that HCM II’s shareholders vote in favor of the Business Combination Agreement and the Business Combination. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain HCM II Persons in the Business Combination” for more information.

Q.     Who is the Sponsor?

A.     HCM Investor Holdings II, LLC, a Cayman Islands limited liability company, which we refer to in this proxy statement/prospectus as the “Sponsor”, was formed prior to the IPO for the purpose of acting as the sponsor of HCM II. Other than its investment in HCM II and its work on behalf of HCM II, the Sponsor is not engaged in any business. The Sponsor made an initial investment of $25,000 on April 2024, to cover certain pre-IPO expenses, in exchange for the issuance of 5,750,000 Founder Shares, or approximately $0.004 per share, which included an aggregate of up to 750,000 Founder Shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full. In connection with the closing of the IPO, the Sponsor purchased 4,275,000 Private Placement Warrants at a price of $1.00 per warrant, for an aggregate purchase price of $4,275,000. The Sponsor is controlled by Shawn Matthews, HCM II’s Chairman and Chief Executive Officer, who maintains sole control over the voting and disposition of the Founder Shares and the Private Placement Warrants held by the Sponsor. Mr. Matthews has an economic interest in (i) 2,950,000, or approximately 51.3%, of the Founder Shares held by the Sponsor, and (ii) 775,000, or approximately 18.1%, of the Private Placement Warrants held by the Sponsor. The remaining economic interest in the Founder Shares and the Private Placement Warrants held by the Sponsor is indirectly held by seventeen institutional investors (none of which are affiliated with any member of HCM II’s management, the Sponsor or any other investor), which we refer to as the “non-managing sponsor investors” throughout this prospectus. In addition, Mr. Matthews has an economic interest in $4,000,000 in aggregate principal amount of Terrestrial Convertible Notes and 40,000 Terrestrial Warrants. No other person has a direct or indirect material interest in the Sponsor.

In February 2021, members of HCM II’s management team founded HCM Acquisition Corp. (“HCM I”), a blank check company formed for substantially similar purposes as our company. HCM I completed its initial public offering in January 2022, in which it sold 28,750,000 units, each consisting of one HCM I Class A ordinary share and one-half of one warrant to purchase one HCM I Class A ordinary share, for an offering price of $10.00 per unit, generating aggregate proceeds of $287,500,000. On March 13, 2023, HCM I announced its business combination with Murano Global Investments, Inc. (“MRNO”), a real estate development and hospitality company with luxury resort properties in Mexico City and Cancun.

Prior to the extraordinary general meeting of HCM I shareholders to approve the business combination with MRNO, holders of approximately 83% of the outstanding HCM I Class A ordinary shares and 99% of the outstanding HCM I Class A ordinary shares not held by affiliates of HCM I, exercised their right to redeem those shares for cash at a price of approximately $11.22 per share. The transaction with MRNO closed on March 20, 2024, and began trading on Nasdaq on March 21, 2024.

MRNO’s shares of Class A common stock and its warrants are listed on Nasdaq under the symbols “MRNO” and “MRNOW”, respectively. On September 22, 2025, the closing sale price of shares of the Class A common stock was $2.71 and the closing sale price of MRNO’s warrants was $0.123 per warrant.

In April 2025, members of HCM II’s management team founded HCM III Acquisition Corp. (“HCM III”), a blank check company formed for substantially similar purposes as our company. HCM III expects to complete its initial public offering in July 2025, in which it expects to sell 22,000,000 units, each consisting of one HCM III Class A ordinary share and one-third of one warrant to purchase one HCM III Class A ordinary share, for an offering price of $10.00 per unit, which they expect will generate aggregate proceeds of $220,000,000. No assurance can be given as to the success or completion of this offering by HCM III.

Past performance by our management team, including with respect to HCM I is not a guarantee of success with respect to the Business Combination with Terrestrial Energy. You should not rely on the historical record of the performance of our management team or businesses associated with them, including HCM I as indicative of our future performance of an investment in HCM II or New Terrestrial Energy or the returns we will, or are likely to, generate going forward.

For information about conflicts of interest with respect to the Sponsor, see “The Business Combination Proposal — Interests of Certain HCM II Persons in the Business Combination”. For information about the compensation of the Sponsor and our officers and directors, see “Information About HCM II — Executive and Director Compensation”. For information about the securities owned by the Sponsor, including transfer restrictions and required forfeitures, see “Beneficial Ownership of Securities” and “Certain Relationships and Related Person Transactions”.

Q.     What happens if I sell my HCM II Ordinary Shares before the extraordinary general meeting?

A.     The Record Date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your Public Shares after the Record Date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the extraordinary general meeting but the transferee, and not you, will have the ability to redeem such shares, so long as such transferee takes the required steps to elect to redeem such shares at least two (2) Business Days prior to scheduled date of the extraordinary general meeting.

Q.     How can I vote my shares without attending the extraordinary general meeting?

A.     If you are a shareholder of record of our HCM II Ordinary Shares as of the close of business on the Record Date, you can vote by proxy by mail by following the instructions provided in the enclosed proxy card or at the extraordinary general meeting. Please note that if you are a beneficial owner of HCM II Ordinary Shares, you may vote by submitting voting instructions to your broker, bank or nominee, or otherwise by following instructions provided by your broker, bank or nominee. Telephone and internet voting will be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or nominee.

Q.     May I change my vote after I have mailed my signed proxy card?

A.     Yes. Shareholders may send a later-dated, signed proxy card to HCM II’s Chief Executive Officer at HCM II’s address set forth below so that it is received by HCM II’s Chief Executive Officer prior to the vote at the extraordinary general meeting (which is scheduled to take place on October 20, 2025) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to HCM II’s Chief Executive Officer, which must be received by HCM II’s Chief Executive Officer prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q.     What happens if I fail to take any action with respect to the extraordinary general meeting?

A.     If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder and/or warrant holder of New Terrestrial Energy. If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of HCM II. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your Public Shares in connection with the Business Combination, so long as you take the required steps to elect to redeem your shares at least two (2) Business Days prior to the initially scheduled date of the extraordinary general meeting pursuant to the procedures described in this proxy statement/prospectus.

Q.     What happens if I vote against the Business Combination Proposal?

A.     If you vote against the Business Combination Proposal but the Business Combination Proposal still obtains the requisite shareholder approval described in this proxy statement/prospectus, then the Business Combination Proposal will be approved and, assuming the approval of the other Condition Precedent Proposals and the satisfaction or waiver of the other conditions to the closing of the Business Combination, the Business Combination will be consummated in accordance with the terms of the Business Combination Agreement.

If you vote against the Business Combination Proposal and the Business Combination Proposal does not obtain the requisite vote at the extraordinary general meeting, then the Business Combination Proposal will fail, and we will not consummate the Business Combination. If we do not consummate the Business Combination Proposal, we may continue to try to complete a business combination with a different target business until August 21, 2026 (or if such date is further extended at a duly called general meeting, such later date). If we fail to complete an initial business combination by August 21, 2026 (or if such date is further extended at a duly called general meeting, such later date), then we will be required to dissolve and liquidate the Trust Account by returning then-remaining funds in the Trust Account to the Public Shareholders.

Q.     What should I do with my share certificates, warrant certificates or unit certificates?

A.     Public Shareholders must complete the procedures for electing to redeem their Public Shares, including the delivery of their Public Shares, in the manner described above prior to 5:00 p.m., Eastern Time, on October 16, 2025 (two (2) Business Days before the initial scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed.

Our warrant holders should not submit the certificates relating to their warrants. Public Shareholders who do not elect to have their Public Shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their Public Shares.

Upon the Domestication, holders of HCM II Units, HCM II Class A Ordinary Shares (including holders of HCM II Class B Ordinary Shares that have their HCM II Class B Ordinary Shares automatically converted into HCM II Class A Ordinary Shares pursuant to the Cayman Constitutional Documents and the Sponsor Support Agreement immediately prior to the Domestication) and HCM II Warrants will receive shares of New Terrestrial Common Shares and New Terrestrial Warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their HCM II Units, HCM II Class A Ordinary Shares (unless such holder elects to redeem the Public Shares in accordance with the procedures set forth above), or HCM II Warrants.

Q.     What should I do if I receive more than one set of voting materials?

A.     Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your HCM II Ordinary Shares.

Q.     Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A.     HCM II will pay the cost of soliciting proxies for the extraordinary general meeting. HCM II has engaged Sodali & Co to assist in the solicitation of proxies for the extraordinary general meeting. HCM II has agreed to pay Sodali & Co a fee of $20,000, plus disbursements. HCM II will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of HCM II Class A Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of HCM II Class A Ordinary Shares and in obtaining voting instructions from those owners. HCM II’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.     Where can I find the voting results of the extraordinary general meeting?

A.     The preliminary voting results are expected to be announced at the extraordinary general meeting. HCM II will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four (4) Business Days after the extraordinary general meeting.

Q.     Who can help answer my questions?

A.     If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact:

Sodali & Co.
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Tel: (800) 662-5200 (toll-free) or
(203) 658-9400 (banks and brokers can call collect)
Email: HONDU.info@investor.sodali.com

You also may obtain additional information about HCM II from documents filed with the SEC by following the instructions in the section of this proxy statement/prospectus entitled “Where You Can Find More Information”. If you are a Public Shareholder and you intend to seek redemption, you will need to deliver the certificates for your Public Shares (if any) along with the redemption forms (either physically or electronically) to Continental, at the address below prior to the extraordinary general meeting. Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on October 16, 2025 (two (2) Business Days prior to the initial scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed. If you have questions regarding the certification of your position or delivery of your share certificates (if any) along with the redemption forms, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30 Floor
New York, New York 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus but does not contain all of the information that may be important to you. To better understand the proposals to be considered at the extraordinary general meeting, including the Business Combination Proposal, whether or not you plan to attend such meetings, we urge you to read this proxy statement/prospectus (including the Annexes and the other documents referred to herein) carefully, including the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 53. See also the section of this proxy statement/prospectus entitled “Where You Can Find More Information”.

Parties to the Business Combination

HCM II

HCM II Acquisition Corp. is a special purpose acquisition company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

On August 19, 2024, HCM II consummated its IPO of 23,000,000 HCM II Units, including the issuance of 3,000,000 HCM II Units as a result of the underwriters’ partial exercise of their over-allotment option. Each HCM II Unit was sold at a price of $10.00 per HCM II Unit, generating gross proceeds of $230,000,000. Each HCM II Unit consists of one HCM II Class A Ordinary Share and one-half of one HCM II Warrant, with each whole HCM II Warrant entitling the holder thereof to purchase one HCM II Class A Ordinary Share for $11.50 per share. Simultaneously with the sale of the 23,000,000 HCM II Units in the IPO, HCM II completed the private sale of an aggregate of 6,850,000 Private Placement Warrants, to the Sponsor and Cantor at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds of $6,850,000. Of the 6,850,000 Private Placement Warrants, the Sponsor purchased 4,275,000 Private Placement Warrants and Cantor purchased 2,575,000 Private Placement Warrants.

HCM II’s prospectus for its IPO and the Cayman Constitutional Documents provide that it has until August 21, 2026 to complete an initial business combination.

As of September 23, 2025, the Company had an aggregate of 23,000,000 HCM II Class A Ordinary Shares issued and outstanding and 5,750,000 HCM II Class B Ordinary Shares issued and outstanding.

HCM II’s securities are traded on Nasdaq under the ticker symbols “HOND”, “HONDU” and “HONDW”. HCM II’s principal executive offices are located at 100 First Stamford Place, Suite 330, Stamford, CT 06902 and its phone number is (203) 930-2200.

Terrestrial Energy

Terrestrial Energy, Inc. is a Delaware corporation formed in 2023. Terrestrial Energy is an industry-leading technology company committed to delivering reliable, emission-free, and cost-competitive nuclear energy with a transformative advanced reactor, the Integral Molten Salt Reactor (IMSR).

Terrestrial Energy’s corporate offices are also located at 2730 W. Tyvola Road, Suite 100, Charlotte, NC 28217 and Terrestrial Energy’s phone number is (646) 687-8212.

Recent Developments

In February 2025, the Company completed another closing of the Bridge Round Offering and raised additional units totaling approximately $11.0 million. For additional information about the Bridge Round Offering, please see “Recent Sales of Unregistered Securities of Terrestrial Energy” in this proxy statement/prospectus.

Additionally, on July 1, 2025, Terrestrial Energy closed a private placement in which it sold an aggregate of 62,920 shares of Series A-1 Preferred Stock at a purchase price of $410 per share. Terrestrial Energy received approximately $25.8 million before commissions.

On August 12, 2025, the Company announced that it had been selected for the DOE’s Advanced Reactor Pilot Program, established by the Trump administration’s May 2025 executive order to fast-track commercial licensing activities for small and modular nuclear plants that use advanced reactor technologies, expediting their broad deployment, which we believe represents a significant milestone in Terrestrial Energy’s commercialization pathway.

Merger Sub

Merger Sub is a wholly owned subsidiary of HCM II and was formed solely for the purpose of effectuating the Business Combination. Merger Sub was incorporated on March 25, 2025 under the laws of Delaware as a corporation. Merger Sub owns no material assets and does not operate any business.

The mailing address of Merger Sub’s principal executive office is 100 First Stamford Place, Suite 330, Stamford, CT 06902. After the consummation of the Business Combination, its principal executive offices will be that of Terrestrial Energy.

The Proposals to be Submitted at the Extraordinary General Meeting

The Business Combination Proposal

As discussed in this proxy statement/prospectus, HCM II is asking its shareholders to approve by ordinary resolution and adopt the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby. The Business Combination Agreement provides for, among other things, following the Redemption, the Sponsor Share Conversion and the Domestication of HCM II to Delaware, as described below, Merger Sub merging with and into Terrestrial Energy, with Terrestrial Energy surviving as a wholly-owned subsidiary of HCM II, resulting in a combined company whereby New Terrestrial Energy will become the sole stockholder of Terrestrial Energy Opco, and substantially all of the assets and the business of the combined company will be held by Terrestrial Energy Opco and its subsidiaries, as more fully described elsewhere in this proxy statement/prospectus. After consideration of the factors identified and discussed in the section of this proxy statement/prospectus entitled “The Business Combination Proposal — The HCM II Board’s Reasons for the Approval of the Business Combination”, the HCM II Board concluded that the Business Combination met the majority of the evaluation criteria for an initial business combination disclosed in the prospectus for the IPO.

Organizational Structure

In connection with the completion of the Business Combination, HCM II will provide its Public Shareholders the opportunity to redeem their Public Shares on the terms and conditions set forth in the Business Combination Agreement and HCM II’s governing documents. HCM II will complete the Redemption of properly tendered Public Shares at least one (1) day prior to the Domestication.

Prior to and as a condition of the Closing, pursuant to the Domestication, HCM II will change its jurisdiction of incorporation by migrating to and domesticating as a Delaware corporation in accordance with Section 388 of the DGCL, as amended, and the Companies Act. For more information, see the section of this proxy statement/prospectus entitled “The Domestication Proposal”.

The following diagrams illustrate in simplified terms the current structure of HCM II and Terrestrial Energy and the expected structure of New Terrestrial Energy immediately following the Closing.

Simplified Pre-Combination Structure

Terrestrial Stockholders
HCM Investor Holdings II, LLC (“Sponsor”) and independent directors
Public Shareholders
Terrestrial
HCM II
Terrestrial Subsidiaries
Merger Sub

Simplified Post-Combination Structure

Business Combination Agreement Consideration

Pursuant to the Business Combination Agreement, the consideration to be paid in, or in connection with, the Merger in respect of each Terrestrial Common Share and each Terrestrial Series A Preferred that is issued and outstanding immediately prior to the Effective Time, will be a number of shares of New Terrestrial Common Shares equal to the Exchange Ratio (the “Per Share Base Consideration”). The “Exchange Ratio” is equal to the number of shares of New Terrestrial Common Shares equal to the quotient of (i) (a) $925,000,000, divided by (b) the Redemption Price divided by (ii) the Company Fully Diluted Capital (as defined in the Business Combination Agreement).

Closing Conditions

The consummation of the Business Combination Agreement is conditioned upon the satisfaction or waiver by the applicable parties to the Business Combination Agreement of the conditions set forth below. Therefore, unless these conditions are waived (to the extent they can be waived) by the applicable parties to the Business Combination Agreement, the Business Combination may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would waive any such provisions of the Business Combination Agreement.

For further details, see “The Business Combination Proposal — Business Combination Agreement — Closing Conditions”.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement. For additional information, see “The Business Combination Proposal — Related Agreements”.

PIPE Subscription Agreements

HCM II has entered into PIPE Subscription Agreements each dated as of March 26, 2025, with the PIPE Investors, pursuant to which, among other things, HCM II has agreed to issue and sell, in private placements to close immediately prior to or substantially concurrently with the Closing, an aggregate of five million (5,000,000) shares of New Terrestrial Common Shares for a purchase price of ten dollars ($10.00) per share. The PIPE Investors are permitted, under the PIPE Subscription Agreements, to satisfy their commitments thereunder if they hold shares of New Terrestrial Common Shares that qualify as Non-Redeemed Shares (as defined herein), subject to certain conditions and restrictions set forth in the PIPE Subscription Agreements. The PIPE Subscription Agreements provide, subject to customary conditions, that if the PIPE Investor holds any HCM II Class A Ordinary Shares as of the fifth calendar day after the effectiveness of the registration statement that contains this proxy statement/prospectus and does not exercise any redemption rights with respect thereto (such shares, the “Non-Redeemed Shares”), then the applicable PIPE Investor may elect to reduce the number of New Terrestrial Common Shares it is required to purchase in the PIPE Financing by the number of such Non-Redeemed Shares. If the PIPE Investors’ party to the PIPE Subscription Agreements exercise this offsetting right, then the gross amount of the proceeds received by Terrestrial Energy in the PIPE Financing will be less than $50,000,000. The New Terrestrial Common Shares to be issued pursuant to the PIPE Subscription Agreements have not been registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) thereof. The HCM II Class A Shares to be issued pursuant to the PIPE Subscription Agreements have not been registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) thereof. The PIPE Subscription Agreements provide that Terrestrial Energy will grant the PIPE Investors customary registration rights with respect to their Terrestrial Common Shares following the Closing. Each of the PIPE Subscription Agreements has been entered into on substantially similar terms and conditions to the form of the PIPE Subscription Agreement. From time-to-time following execution of the Business Combination Agreement and prior to the Closing, HCM II may enter into additional PIPE subscription agreements on forms mutually acceptable to HCM II and Terrestrial Energy.

The consummation of the PIPE Financing is conditioned upon the satisfaction or waiver of certain customary closing conditions by each of the parties, including among other things (i) a minimum of $75 million of cash remaining in the Trust Account (excluding the value of all New Terrestrial Common Shares that qualify as Non-Redeemed Shares) after any redemptions by the HCM II’s public shareholders and before any other payments or distributions (other than in respect of any redemptions) and (ii) the volume weighted average closing price of the VanEck Uranium and Nuclear Energy ETF (the “NLR ETF”) on the NYSE Arca being greater than or equal to $63.00 for the twenty (20) trading days immediately preceding the date that is seven (7) Business Days prior the Closing Date.

Registration Rights Agreement

At the Closing, HCM II, Cantor, the Sponsor and the holder parties thereto will enter into the Registration Rights Agreement, pursuant to which, among other things, the Sponsor, certain Terrestrial Stockholders and the other parties thereto will be entitled to customary piggyback registration rights and demand registration rights, on the terms and subject to the conditions therein, with respect to securities of New Terrestrial Energy that they will hold following the Business Combination.

Transaction Support Agreement

On March 27, 2025, the Supporting Company Stockholders executed and delivered to HCM II a Transaction Support Agreement, pursuant to which each such Supporting Company Stockholder agreed to, among other things, support and vote in favor of the Business Combination Agreement, and the transactions contemplated therein (including the Merger).

Sponsor Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, HCM II, the Sponsor, and Terrestrial Energy entered into the Sponsor Support Agreement pursuant to which the Sponsor agreed to, among other things, to vote, or cause to be voted at HCM II shareholder’s meeting, all of its shares of HCM II Class B Ordinary Shares (i) to adopt and approve the Business Combination Agreement and the other documents contemplated therein and the transactions contemplated therein; and (ii) against any proposal that would impede or prevent the transactions contemplated by the Business Combination Agreement or result in a breach of the Business Combination Agreement.

Sponsor Lock-Up Agreement

At the Closing, the Sponsor will enter into the Sponsor Lock-Up Agreement, pursuant to which shares of New Terrestrial Common Shares the Sponsor received upon conversion of its HCM II Class A Ordinary Shares (following the Sponsor Share Conversion) in connection with the Domestication and New Terrestrial Warrants received upon conversion of private placement warrants in connection with the Domestication will be locked up and may not be transferred, subject to certain customary transfer exceptions, from the Closing until the date that is the earliest of (a) the twelve (12) month anniversary of the date of the Sponsor Lock-Up Agreement, and (b) following the 180th day following the Closing, (i) with respect to 50% of the Sponsor Lock-Up Shares and the Sponsor Lock-Up Warrants, the date on which the VWAP (defined below) equals or exceeds $15.00 per share, and (ii) with respect to 100% of the Sponsor Lock-Up Shares and the Sponsor Lock-Up Warrants, the date on which the VWAP equals or exceeds $20.00 per share (the “Lock-Up Period”). “VWAP” means, for the Domesticated Common Stock for a period of twenty (20) business days ending on any given determination date, the dollar volume-weighted average price for the Domesticated Common Stock on the Nasdaq Capital Market, for such period, as reported by Bloomberg through its “AQR” function (excluding, for the avoidance of doubt, the opening and closing print of each VWAP purchase date), or any successor thereto.

The foregoing description of the Sponsor Lock-Up Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the terms and conditions of the Sponsor Lock-Up Agreement, the form of which is filed as Exhibit D to the Business Combination Agreement, filed as Exhibit 2.1 to the registration statement of which this proxy statement/prospectus forms a part, and incorporated by reference herein.

Key Holder Lock-Up Arrangement

At the Closing, the Key Holders will enter into the Key Holder Lock-Up Agreement, pursuant to which (a) shares received by the Key Holders as Per Share Base Consideration, and (b) the shares of New Terrestrial Common Shares underlying all other securities of HCM II held by the Key Holders immediately following the Closing that are convertible into, or exercisable or exchangeable for, New Terrestrial Common Shares will be locked up and may not be transferred by the Key Holder thereof, subject to certain customary transfer exceptions, until the expiration of the Lock-Up Period.

The foregoing description of the Key Holder Lock-Up Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the terms and conditions of the Key Holder Lock-Up Agreement, the form of which is attached hereto as Exhibit E to the Business Combination Agreement, filed as Exhibit 2.1 to the registration statement of which this proxy statement/prospectus forms a part, and incorporated by reference herein.

Letter Agreement

On August 15, 2024, HCM II, its directors and officers and the Sponsor entered into the Letter Agreement containing provisions relating to transfer restrictions of the Founder Shares and Private Placement Warrants, indemnification of the Trust Account, voting obligations, waiver of redemption rights and participation in liquidation distributions from the Trust Account.

Under this Letter Agreement, the Class B ordinary shares and Private Placement Warrants and any Class A Ordinary Shares issued upon conversion or exercise thereof are each subject to transfer restrictions pursuant to lock-up provisions in the agreements entered into by our sponsor and management team. Those lock-up provisions provide that such securities are not transferable or saleable (i) in the case of the Class B ordinary shares, until the earlier of (A) one year after the completion of our initial business combination or earlier if, subsequent to our initial business combination, the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination and (B) the date following the completion of our initial business combination on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property and (ii) in the case of the private placement warrants and any Class A ordinary shares issuable upon conversion or exercise thereof, until 30 days after the completion of our initial business combination except in each case (a) to our or Cantor Fitzgerald & Co.’s officers, directors, advisors or consultants, any affiliate or family member of any of our or Cantor Fitzgerald & Co.’s officers, directors, advisors or consultants, any members or partners of the sponsor or their affiliates and funds and accounts advised by such members or partners, any affiliates of the sponsor, or any employees of such affiliates, (b) in the case of an individual, as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such person; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement, in connection with an extension of the completion window or in connection with the consummation of a business combination at prices no greater than the price at which the shares or warrants were originally purchased; (f) pro rata distributions from our sponsor or Cantor Fitzgerald & Co. to its respective members, partners or shareholders pursuant to our sponsor’s or

Cantor Fitzgerald & Co.’s limited liability company agreement or other charter documents; (g) by virtue of the laws of the Cayman Islands or our sponsor’s limited liability company agreement upon dissolution of our sponsor or upon dissolution of Cantor Fitzgerald & Co., (h) in the event of our liquidation prior to our consummation of our initial business combination; (i) in the event that, subsequent to our consummation of an initial business combination, we complete a liquidation, merger, share exchange or other similar transaction which results in all of our shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property or (j) to a nominee or custodian of a person or entity to whom a transfer would be permissible under clauses (a) through (g); provided, however, that in the case of clauses (a) through (g) and clause (j) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the letter agreements.

Pursuant to the Sponsor Lock-Up Agreement, Key Holder Lock-Up Agreement and Letter Agreement entered into with HCM II, each of our Sponsor, directors and officers have agreed to restrictions on its ability to transfer, assign, or sell the units, as summarized in the table below.

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions
New Terrestrial Common Shares New Terrestrial Warrants HCM II Class A Ordinary Shares held by the Sponsor following the Closing	12 months from Closing	HCM Investor Holdings II, LLC Andrew Brenner Michael J. Connor Jacob Loveless

180 days after Closing (i) with respect to 50% of the Sponsor Lock-Up Shares and the Sponsor Lock-Up Warrants, the date on which the VWAP equals or exceeds $15.00 per share, and (ii) with respect to 100% of the Sponsor Lock-Up Shares and the Sponsor Lock-Up Warrants, the date on which the VWAP equals or exceeds $20.00 per share.

The Key Holder Lock-Up Agreements provide for certain permitted transfers of the Key Holder Lock-Up Shares including but not limited to, transfers to certain affiliates or family members, or the exercise of certain stock options and warrants.

Founder Shares	12 months from Closing	HCM Investor Holdings II, LLC Andrew Brenner Michael J. Connor Jacob Loveless

The Letter Agreement provides for certain customary permitted transfers, including transfers to certain affiliates, family members or for estate planning purposes.

Transfer restrictions will expire the date following the completion of our initial business combination on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property.

If, subsequent to the initial business combination, the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share for any twenty (20) trading days within any thirty (30)-trading day period commencing at least 150 days after the initial business combination, the transfer restrictions on the Founder Shares will expire.

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions
Private Placement Warrants	30 days from Closing	HCM Investor Holdings II, LLC Andrew Brenner Michael J. Connor Jacob Loveless

The Letter Agreement provides for certain customary permitted transfers, including transfers to certain affiliates, family members or for estate planning purposes.

Additionally, subsequent to our consummation of an initial business combination, transfer restrictions on the Private Placement Warrants will no longer apply if we complete a liquidation, merger, share exchange or other similar transaction which results in all of our shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property.

Cantor Underwriting Agreement and Cantor Engagement

Pursuant to that certain Underwriting Agreement, by and between HCM II and Cantor, as representative of the several underwriters, dated August 15, 2024, HCM II has agreed to pay to Cantor the Deferred Underwriting Commission upon the consummation of an initial business combination. In addition, HCM II has engaged Cantor to act as its financial advisor and placement agent with respect to the Business Combination. Solely in connection with the Business Combination, HCM II and Cantor have agreed that upon consummation of the Business Combination, Cantor will be entitled to, in addition to the Deferred Underwriting Commission, a cash fee of 6.0% of the amount by which the Total Proceeds exceed $230.0 million. Cantor has not provided any report or opinion to HCM II in connection with the Business Combination.

A&R Certificate of Incorporation

In connection with the Business Combination, Terrestrial Energy will amend and restate its certificate of incorporation by adopting the A&R Certificate of Incorporation. The A&R Certificate of Incorporation will, among other things, permit the issuance and ownership of the units of Terrestrial Energy as contemplated to be issued and owned by HCM II upon consummation of the Business Combination and admit HCM II as the sole stockholder of Terrestrial Energy.

The Domestication Proposal

As a condition to closing of the Business Combination pursuant to the terms of the Business Combination Agreement, HCM II must complete the Domestication. The Domestication Proposal, if approved by the holders of HCM II Class B Ordinary Shares, will authorize a change of HCM II’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while HCM II is currently governed by the Companies Act, upon the Domestication, New Terrestrial Energy will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as between the Cayman Constitutional Documents and the Proposed Organizational Documents. Accordingly, HCM II encourages shareholders to carefully review the information in the section of this proxy statement/prospectus entitled “The Domestication Proposal — Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication”.

Immediately prior to the Domestication, pursuant to the Cayman Constitutional Documents and the Sponsor Support Agreement, each HCM II Class B Ordinary Share then issued and outstanding will automatically convert into one HCM II Class A Ordinary Share. Immediately following such conversion, in connection with the Domestication, (a) each HCM II Class A Ordinary Share issued and outstanding immediately prior to the Domestication will automatically convert into one share of New Terrestrial Common Shares, (b) each whole HCM II Warrant will be automatically converted into a New Terrestrial Warrant on the same terms as the HCM II Warrants, and (c) each HCM II Unit issued and outstanding as of immediately prior to the Domestication will automatically be canceled and each holder thereof will receive one share of New Terrestrial Common Shares and one-half of one New Terrestrial Warrant, per HCM II Unit. No fractional New Terrestrial Warrants will be issued in the process described in clauses (b) or (c).

The HCM II Board has unanimously approved the Domestication Proposal. For additional information, see the section entitled “The Domestication Proposal” of this proxy statement/prospectus.

The Stock Issuance Proposals

HCM II will ask its shareholders to approve, by ordinary resolution, the Stock Issuance Proposals for purposes of complying with Nasdaq Listing Rules, including 5635(a), (b) and (d).

Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required prior to the issuance of securities in certain circumstances, including if the number of securities to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance.

The aggregate number of shares of New Terrestrial Common Shares that New Terrestrial Energy will issue in connection with the Business Combination will exceed 20% of both the voting power and the shares of New Terrestrial Common Shares outstanding before such issuance and may result in a change of control of the registrant. Approval of each of the Stock Issuance Proposals is a condition to the consummation of the Business Combination.

For additional information, see the section of this proxy statement/prospectus entitled “The Stock Issuance Proposals”.

The Organizational Documents Proposal

HCM II will ask its shareholders to approve, by special resolution, the Organizational Documents Proposal in connection with the replacement of the Cayman Constitutional Documents, under the Companies Act, with the Proposed Organizational Documents, under the DGCL. The HCM II Board has unanimously approved the Organizational Documents Proposal. Approval of the Organizational Documents Proposal is a condition to the consummation of the Business Combination.

For additional information, see the section of this proxy statement/prospectus entitled “The Organizational Documents Proposal”.

The Advisory Organizational Documents Proposals

HCM II will ask its shareholders to approve by special resolution on a non-binding advisory basis three (3) separate Advisory Organizational Documents Proposals in connection with the replacement of the Cayman Constitutional Documents, under the Companies Act, with the Proposed Organizational Documents, under the DGCL. The HCM II Board has unanimously approved the Advisory Organizational Documents Proposals. Approval of the Advisory Organizational Documents Proposals is not a condition to the consummation of the Business Combination.

A brief summary of each of the Advisory Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.

Proposal No. 5 — The Advisory Organizational Documents Proposals — To consider and vote upon the following three (3) separate proposals (collectively, the “Advisory Organizational Documents Proposals”) to approve on an advisory non-binding basis by special resolution the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:

Advisory Organizational Documents Proposal 5A — Under the Proposed Organizational Documents, New Terrestrial Energy would be authorized to issue (A) 500,000,000 shares of New Terrestrial Common Shares, and (B) 1,000,000 shares of New Terrestrial Preferred Stock.

Advisory Organizational Documents Proposal 5B — The Proposed Organizational Documents would adopt (a) Delaware as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the Exchange Act.

Advisory Organizational Documents Proposal 5C — The Proposed Certificate of Incorporation would require the affirmative vote of at least two-thirds of the total voting power of all then-outstanding shares of New Terrestrial Energy to amend, alter, repeal or rescind certain provisions of the Proposed Certificate of Incorporation.

The Incentive Plan Proposal

HCM II is proposing that its shareholders approve by ordinary resolution the New Equity Incentive Plan, which will become effective upon the Closing and will be used by New Terrestrial Energy on a going-forward basis following the Closing.

For additional information, see the section of this proxy statement/prospectus entitled “The Incentive Plan Proposal”.

The Director Election Proposal

HCM II is proposing that its shareholders approve, effective upon the Closing of the Business Combination, the election of nine (9) directors to serve staggered terms until the date of the first, second and third annual stockholder meetings to be held following the date of Closing, or and until any such director’s successor is duly elected and qualified, subject to such director’s earlier death, disqualification, resignation or removal.

For additional information, see the section of this proxy statement/prospectus entitled “The Director Election Proposal”.

The Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize HCM II to consummate the Business Combination (because any of the Condition Precedent Proposals have not been approved (including as a result of the failure of any other cross-conditioned Condition Precedent Proposals to be approved), the HCM II Board may submit a proposal to the shareholders to approve by way of an ordinary resolution the extraordinary general meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting, (ii) if HCM II determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Domestication, the Merger or any other Transaction.

For additional information, see the section of this proxy statement/prospectus entitled “The Adjournment Proposal”.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on October 20, 2025 at 9:30 a.m., New York City time, at the offices of Hondius Capital Management, LP at 100 First Stamford Place, Suite 330, Stamford, CT 06902, and virtually via live webcast at https://www.cstproxy.com/hcmiiacquisition/2025. Shareholders may attend and vote in person or by visiting www.virtualshareholdermeeting.com/HOND2025SM and entering the control number found on their proxy card, voting instruction form or notice they previously received. The purpose of the extraordinary general meeting is to consider and vote on the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposals, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal.

Registering for the Extraordinary General Meeting

Any shareholder wishing to attend the extraordinary general meeting virtually should register for the extraordinary general meeting by October 13, 2025 at 11:59 p.m., New York City time. To register for the extraordinary general meeting, please follow these instructions as applicable to the nature of your ownership of HCM II Shares:

•        If your shares are registered in your name with Continental and you wish to attend the extraordinary general meeting virtually, go to www.virtualshareholdermeeting.com/HOND2025SM, enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended but is not required in order to attend virtually.

•        Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other nominee) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the online extraordinary general meeting. After contacting Continental, a beneficial holder will receive an e-mail prior to the extraordinary general meeting with a link and instructions for entering the extraordinary general meeting online. Beneficial shareholders should contact Continental at least five (5) Business Days prior to the extraordinary general meeting date in order to ensure access.

Voting Power; Record Date

HCM II’s shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned HCM II Ordinary Shares at the close of business on September 24, 2025, which is the Record Date for the extraordinary general meeting. Shareholders will have one vote for each HCM II Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. HCM II Warrants do not have voting rights. At the close of business on the Record Date, there were 28,750,000 HCM II Ordinary Shares outstanding, of which 23,000,000 were Public Shares, with the rest being Founder Shares held by HCM II’s Sponsor.

Quorum and Vote of HCM II Shareholders

A quorum of HCM II shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of one-third of the issued and outstanding shares entitled to vote at the extraordinary general meeting are represented in person or by proxy (which would include presence at the extraordinary general meeting). Abstentions, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

As of the Record Date for the extraordinary general meeting, 9,583,334 HCM II Ordinary Shares would be required to achieve a quorum.

The Sponsor has agreed to vote all the Founder Shares and any Public Shares it may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately 20% of the issued and outstanding HCM II Ordinary Shares.

The proposals presented at the extraordinary general meeting require the following votes:

•        Business Combination Proposal — The approval of the Business Combination Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the HCM II Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. HCM II would need only 8,625,001, or approximately 37.5% of the Public Shares not held by affiliates, to be voted in favor of the Business Combination in order to approve the Business Combination Proposal (assuming all outstanding shares are voted). If only the minimum number of shares representing a quorum are voted, no additional shares would need to be voted in favor of the Business Combination in order to approve the Business Combination Proposal. The Business Combination was not structured to require the approval of at least a majority of HCM II’s unaffiliated shareholders because such a vote is not required under Cayman Islands law.

•        Domestication Proposal — The approval of the Domestication Proposal requires a special resolution, being the affirmative vote of holders of at least 66⅔% of the HCM II Class B Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of HCM II Class A Ordinary Shares will have no right to vote on the Domestication Proposal, in accordance with Article 47(a) of the Cayman Constitutional Documents. In connection with HCM II’s IPO, HCM II entered into agreements with its officers and directors, and the Sponsor, pursuant to which each agreed to vote their HCM II Ordinary Shares in favor of Proposal 1 (The Business Combination Proposal). Such officers and directors and the Sponsor, who combined currently own 100% of the outstanding HCM II Class B Ordinary Shares, have agreed to vote their HCM II Class B Ordinary Shares, as well as any HCM Ordinary Shares they may purchase prior to the Extraordinary Meeting, in favor of the proposals. As a result, HCM II would not require any additional votes in favor of such proposals in order to have the Domestication Proposal approved.

•        Stock Issuance Proposals — The approval of each of the Stock Issuance Proposals requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the HCM II Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. HCM II would need only 8,625,001, or approximately 37.5% of the Public Shares not held by affiliates, to be voted in favor of the Stock Issuance Proposals in order to approve the Stock Issuance Proposals (assuming all outstanding shares are voted). If only the minimum number of shares representing a quorum are voted, 9,583,334 shares, no additional shares would need to be voted in favor of the Stock Issuance Proposals in order to approve the Stock Issuance Proposals.

•        Organizational Documents Proposal — The approval of the Organizational Documents Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of at least 66⅔% of the HCM II Ordinary Shares, who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately 20% of the issued and outstanding HCM II Ordinary Shares. If only the minimum number of shares representing a quorum are voted, HCM II would only need 638,890, or approximately 2.78% of the Public Shares not held by affiliates, to be voted in favor in order to approve the Organizational Documents Proposal.

•        Advisory Organizational Documents Proposals — The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires a special resolution under the Companies Act, being the affirmative vote of holders of at least 66⅔% of the HCM II Ordinary Shares, who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. If only the minimum number of shares representing a quorum are voted, HCM II would only need 638,890, or approximately 2.78% of the Public Shares not held by affiliates, to be voted in favor in order to approve the Advisory Organizational Documents Proposal.

•        Incentive Plan Proposal — The approval of the Incentive Plan Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the HCM II Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately 20% of the issued and outstanding HCM II Ordinary Shares. As a result, HCM II would need only 8,625,001, or approximately 37.5% of the Public Shares not held by affiliates, to be voted in favor in order to approve the Incentive Plan Proposal (assuming all outstanding shares are voted). If only the minimum number of shares representing a quorum are voted, 9,583,334 shares, no additional shares would need to be voted in favor in order to approve the Incentive Plan Proposal.

•        Director Election Proposal — The approval of the Director Election Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the HCM II Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately 20% of the issued and outstanding HCM II Ordinary Shares. As a result, HCM II would need only 8,625,001, or approximately 37.5% of the Public Shares not held by affiliates, to be voted in favor in order to approve the Director Election Proposal (assuming all outstanding shares are voted). If only the minimum number of shares representing a quorum are voted, 9,583,334 shares, no additional shares would need to be voted in favor in order to approve the Director Election Proposal.

•        Adjournment Proposal — The approval of the Adjournment Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the HCM II Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately 20% of the issued and outstanding HCM II Ordinary Shares. As a result, HCM II would need only 8,625,001, or approximately 37.5% of the Public Shares not held by affiliates, to be voted in favor in order to approve the Adjournment Proposal (assuming all outstanding shares are voted). If only the minimum number of shares representing a quorum are voted, 9,583,334 shares, no additional shares would need to be voted in favor in order to approve the Adjournment Proposal.

Redemption Rights

Pursuant to the Cayman Constitutional Documents, a Public Shareholder may request to redeem all or a portion of its Public Shares for cash in connection with the completion of the Business Combination. As a Public Shareholder, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)     (i) hold Public Shares or (ii) hold Public Shares through HCM II Units and elect to separate your HCM II Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares;

(b)    submit a written request to Continental, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that HCM II redeem all or a portion of your Public Shares for cash; and

(c)     deliver your share certificates for Public Shares (if any) along with the redemption forms to Continental, physically or electronically through DTC.

Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on October 16, 2025 (two (2) Business Days before the initial scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed.

Public Shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is abandoned, the Public Shares will be returned to the respective holder, broker or bank. If the Redemption is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to Continental, HCM II will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two (2) Business Days prior to the consummation of the Business Combination. For illustrative purposes, as of the Record Date, this would have amounted to approximately $10.54 per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. See the section of the proxy statement/prospectus entitled “Extraordinary General Meeting of HCM II — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other Person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor has agreed to, among other things, vote in favor of all proposals being presented at the extraordinary general meeting, regardless of how the Public Shareholders vote. As of the Record Date, the Sponsor owned approximately 20% of the issued and outstanding HCM II Ordinary Shares.

Holders of the Public Warrants will not have redemption rights with respect to the Public Warrants.

Appraisal Rights

Neither HCM II’s shareholders nor the holders of Public Warrants have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. HCM II has engaged Sodali & Co to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of HCM II — Revoking Your Proxy”.

Certain Interests of HCM II’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of the HCM II Board in favor of approval of the Business Combination Proposal and the other Shareholder Proposals included herein, you should keep in mind that the Sponsor and HCM II’s directors and officers have interests in such proposals that are different from, in addition to and/or in conflict with, those of the HCM II shareholders generally. Further, HCM II’s officers and directors have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity, which are set forth in more detail in the section titled “Information about HCM II — Conflicts of Interest”. We believe there were no such opportunities that were not presented to HCM II for a potential business combination as a result of the existing fiduciary or contractual obligations of our officers and directors to other entities. The HCM II Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and Business Combination Agreement and in recommending to our shareholders that they vote in favor of the Shareholder Proposals presented at the extraordinary general meeting, including the Business Combination Proposal. HCM II shareholders should take these interests into account in deciding whether to approve the Shareholder Proposals presented at the extraordinary general meeting, including the Business Combination Proposal. These interests include, among other things:

•        Our Sponsor purchased 5,750,000 HCM II Class B Ordinary Shares, which it purchased for $25,000, or approximately $0.004 per share, in a private placement prior to the consummation of the IPO. In connection with the IPO, the Sponsor transferred 25,000 Class B Ordinary Shares to each of our three independent directors at their original purchase price, resulting in the Sponsor holding 5,675,000. The Sponsor is controlled by Shawn Matthews, HCM II’s Chairman and Chief Executive Officer who maintains sole control over the voting and disposition of the Founder Shares and the Private Placement Warrants held by the Sponsor. Mr. Matthews has an economic interest in 2,950,000, or approximately 51.3%, of the Founder Shares held by the Sponsor and $4,000,000 in aggregate principal amount of Terrestrial Convertible Notes. The remaining economic interest in the Founder Shares held by the Sponsor is indirectly held by seventeen non-managing sponsor investors. No other director or officer of HCM II has economic interests in the Founder Shares held by the Sponsor. The 5,675,000 shares of New Terrestrial Common Shares that the Sponsor and its permitted transferees will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $86 million based upon the closing price of $15.14 per HCM II Ordinary Share on Nasdaq on September 22, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus.

•        Our Sponsor purchased 4,275,000 Private Placement Warrants for $4,275,000, or $1.00 per Private Placement Warrant, in private placements that closed simultaneously with the IPO. The Sponsor is controlled by Shawn Matthews, HCM II’s Chairman and Chief Executive Officer. Mr. Matthews has an economic interest in 775,000, or approximately 18.1%, of the Private Placement Warrants held by the Sponsor, who maintains sole control over the voting and disposition of the Founder Shares and the Private Placement Warrants held by the Sponsor. The remaining economic interest in the Private Placement Warrants held by the Sponsor is indirectly held by seventeen non-managing sponsor investors. No other director or officer of HCM II has economic interests in the Private Placement Warrants. The 4,275,000 New Terrestrial Warrants that the Sponsor will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $25 million based upon the closing price of $4.56 per Public Warrant on Nasdaq on September 22, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus.

•        Messrs. Andrew Brenner, Michael Connor, and Jacob Loveless, the independent directors of HCM II, each hold 25,000 Founder Shares, which they purchased for an aggregate of $300, or approximately $0.004 per share, in a private placement prior to the consummation of the IPO. Such shares would become worthless if HCM does not complete a business combination within the applicable time period, as such HCM II Initial Shareholders have waived any right to liquidation proceeds with respect to these shares. Such Founder Shares have an aggregate market value of approximately $378,500 for each independent director based on the closing price of HCM II Class A Ordinary Shares of $15.14 on Nasdaq on September 22, 2025 the record date for the Extraordinary Meeting. For Messrs. Brenner, Connor and Loveless, aggregate value at risk if HCM II does not complete a business combination could be as much as approximately $1,135,500 (based upon the closing price of $15.14 per HCM II Class A Ordinary Share on September 22, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus).

•        Given the differential in the purchase price that the Sponsor and the independent directors of HCM II paid for the Founder Shares as compared to the price of the HCM II Class A Ordinary Shares included in the HCM II Units sold in the IPO, the Sponsor and the independent directors of HCM II may earn a positive rate of return on their respective investments even if the shares of New Terrestrial Common Shares trade below $10.00 per share and the Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor and the independent directors of HCM II diverge from the economic interests of Public Shareholders because the Sponsor and the independent directors of HCM II will realize a gain on their respective investments from the completion of any business combination while Public Shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share.

•        Our Sponsor will lose its entire investment in us if we do not complete a business combination by August 19, 2026 (or if such date is extended at a duly called meeting of the HCM II shareholders, such later date). If we do not consummate a business combination by such date, as promptly as reasonably possible but not more than ten (10) Business Days thereafter, we are required to redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the warrants may be worthless. In such event, the 5,675,000 Founder Shares purchased by our Sponsor for approximately $25,000 and the 75,000 Founder Shares purchased by the independent directors of HCM II would be worthless because following the redemption of the Public Shares, we would likely have few, if any, net assets and because the Sponsor and the independent directors of HCM II have agreed to waive their rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete a business combination within the required period. Additionally, in such event, the 4,275,000 Private Placement Warrants that the Sponsor paid $4,275,000 to purchase will expire worthless.

•        In addition to the interests described above, Mr. Matthews holds $4,000,000 aggregate principal amount of Terrestrial Convertible Notes, which in connection with the Business Combination, will be cancelled and converted into a number of shares of New Terrestrial Common Shares equal to $4,000,000, plus any accrued and unpaid interest thereon, divided by seventy-five percent (75%) of the Redemption Price. Assuming a Redemption Price of $10.44 per HCM II Class A ordinary share, Mr. Matthews will receive 535,601 shares of New Terrestrial Common Shares in exchange for $4,000,000 aggregate principal amount of Terrestrial Convertible Notes (such amount of shares of New Terrestrial Common Shares will increase prior to Closing due to payment-in-kind interest accrued on the Terrestrial Convertible Notes). If we do not consummate the Business Combination, Mr. Matthews will continue to hold $4,000,000 aggregate principal amount of Terrestrial Convertible Notes, which will not be converted into securities of a public company.

•        In addition to the interests described above, Mr. Matthews holds 40,000 Terrestrial Warrants, which in connection with the Business Combination, will automatically become exercisable, in accordance with the terms and conditions of such Terrestrial Warrant, for the Per Share Base Consideration. New Terrestrial Energy will assume the obligation to issue the New Terrestrial Common Shares upon the exercise of Terrestrial Warrants following the Effective Time, and upon exercise approximately 1,834,000 shares of New Terrestrial Common Shares assuming an Exchange Ratio of 45.85 and no redemptions will be issued in exchange for Mr. Matthew’s Terrestrial Warrants. If we do not consummate the Business Combination, Mr. Matthews will continue to hold 40,000 Terrestrial Warrants, which will not be converted into securities of a public company.

•        HCM II’s Sponsor, officers and directors have agreed not to redeem any of the Founder Shares or HCM II Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination.

•        The continuation of Shawn Matthews, our Chairman and Chief Executive Officer, as a director of New Terrestrial Energy following the Closing. As such, in the future he may receive any cash fees, stock options or stock awards that the New Terrestrial Board determines to pay to its directors.

•        Our existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy for a period of six years after the Business Combination.

•        In connection with the Closing, our Sponsor, officers and directors would be entitled to the repayment of any outstanding working capital loan and advances that have been made to HCM II. As of the date of this proxy statement/prospectus, approximately $0 was outstanding under such working capital loans.

•        Because HCM II has certain provisions in its organizational documents that waive the corporate opportunities doctrine on an ongoing basis, HCM II’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to HCM II. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in HCM’s organizational documents did not, to our knowledge, impact our search for an acquisition target or prevent us from reviewing any opportunities as a result of such waiver.

•        Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by HCM II from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. As of the date of this proxy statement/prospectus, an aggregate of approximately $286,003.09 of reimbursable out-of-pocket expenses were outstanding.

•        Pursuant to the Registration Rights Agreement, HCM II’s officers and directors, and the Sponsor and its members will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the New Terrestrial Common Shares and New Terrestrial Warrants held by such parties following the consummation of the Business Combination.

As a result of the foregoing interests, the Sponsor and HCM II’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to Public Shareholders. In the aggregate, the Sponsor has approximately $90 million at risk that depends upon the completion of a business combination. Such amount consists of (a) approximately $86 million representing the value of the Founder Shares held by the Sponsor (based upon the closing price of $15.14 per HCM II Ordinary Share on Nasdaq on September 22, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus), and (b) $4 million representing the value of the Private Placement Warrants purchased by the Sponsor (using the $1.00 per warrant purchase price).

The existence of financial and personal interests of one or more of HCM II’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HCM II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Shareholder Proposals.

The financial and personal interests of the Sponsor, as well as HCM II’s directors and officers, may have influenced their motivation in identifying and selecting Terrestrial Energy as a business combination target, completing an initial business combination with Terrestrial Energy and influencing the operation of the business following the initial business combination. In considering the recommendations of the HCM II Board to vote for the Shareholder Proposals, its shareholders should consider these interests.

In considering whether to approve the Business Combination, you should also take into account that Terrestrial Energy’s executive officers and directors may have interests in the Business Combination that are different from, or in addition to, those of other Terrestrial Stockholders generally as well as HCM II shareholders and warrant holders generally.

These interests include, among other things:

•        To the extent that the Terrestrial Energy directors and executive officers are also Terrestrial Stockholders prior to the Closing, they will also have rights to receive New Terrestrial Energy securities in the same manner as other Terrestrial Stockholders, in accordance with the Business Combination Agreement.

•        If the Business Combination with HCM II is completed, Terrestrial Energy will designate eight members to the Board of Directors of the New Terrestrial Energy, including Simon Irish, David LeBlanc, Frederick Buckman, Hugh MacDiarmid, David Hill, William Johnson, Charles Pardee, and Robert W. Jones who are currently directors of Terrestrial, each of whom will serve as the nominees. The following executive officers of Terrestrial Energy are expected to be appointed as executive officers of New Terrestrial Energy following the consummation of the Business Combination: Simon Irish, Brian Thrasher, William Smith, David LeBlanc and Steven Millsap.

•        The Business Combination Agreement provides for the continued indemnification of Terrestrial Energy’s current directors and officers and the continuation of directors and officers liability insurance covering Terrestrial Energy’s current directors and officers.

•        Pursuant to the Registration Rights Agreement, certain of the former stockholders of Terrestrial Energy will have customary registration rights, including shelf, demand and piggy-back rights, subject to cooperation and cut-back provisions, with respect to the shares of New Terrestrial Energy held by such parties following the consummation of the Business Combination.

For additional information, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain HCM II Persons in the Business Combination” and “The Business Combination Proposal — Interests of the Terrestrial Energy Directors and Executive Officers”.

Compensation Received by the Sponsor, its Affiliates and HCM II Directors and Executive Officers

Set forth below is a summary of the amount of compensation and securities received or to be received by the Sponsor, its affiliates and HCM II’s directors, officers and their affiliates in connection with the Business Combination and related transactions.
Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration
Sponsor	5,675,000 shares of New Terrestrial Common Shares upon conversion of 5,675,000 HCM II Class A Ordinary Shares.	$24,700
	4,275,000 New Terrestrial Warrants upon the conversion of 4,275,000 Private Placement Warrants. $15,000 per month for office space, utilities and secretarial and administrative support services which may be due from Terrestrial Energy as a reimbursable expense and up to $2,500,000 in a Convertible Promissory Note which may be converted into 1,500,000 Private Placement Warrants. As of the date of this proxy statement/prospectus, an aggregate of approximately $195,000 is owed to the Sponsor in exchange for such office space, utilities and secretarial and administrative support services.	$4,275,000
Shawn Matthews	2,950,000, or approximately 51.3%, of the Founder Shares held by the Sponsor. 775,000, or approximately 18.1%, of the Private Placement Warrants held by the Sponsor.

Mr. Matthews paid an aggregate of $800,000 for his economic interests in Founder Shares and Private Placement Warrants to be converted in connection with the Business Combination into 5,675,000 shares of New Terrestrial Common Shares and 4,275,000 New Terrestrial Warrants assuming an Exchange Ratio of 45.85 and no redemptions.

An amount of New Terrestrial Common Shares equal to $4,000,000, plus any accrued and unpaid interest on his Terrestrial Convertible Notes, divided by seventy-five percent (75%) of the Redemption Price (such amount of shares of New Terrestrial Common Shares will increase prior to Closing due to additional payment-in-kind interest accrued on the Terrestrial Convertible Notes).

Mr. Matthews paid an aggregate of $4,000,000 for his economic interests in Terrestrial Convertible Notes to be converted into 535,601 shares of New Terrestrial Common Shares assuming a Redemption Price of $10.44 in connection with the Business Combination and the Terrestrial Warrants will be exercisable into approximately 1,834,000 shares of New Terrestrial Common Shares assuming an Exchange Ratio of 45.85 and no redemptions following the Business Combination.

Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration

Approximately 1,834,000 New Terrestrial Common Shares that will become issuable assuming an Exchange Ratio of 45.85 and no redemptions upon the exercise of the warrants to be issued in connection with the conversion of 40,000 Terrestrial Warrants.

Offered a directorship in New Terrestrial Energy following the Closing.

All members of the New Terrestrial Board and all executive officers of New Terrestrial Energy will be eligible for awards under the New Equity Incentive Plan and, thus, have a personal interest in the approval of the New Equity Incentive Plan. Nevertheless, the HCM II Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors, among others, by adopting the New Equity Incentive Plan.

Each of Messrs. Andrew Brenner, Michael Connor, and Jacob Loveless	25,000 shares of New Terrestrial Common Shares upon conversion of 25,000 HCM II Class A Ordinary Shares, with respect to each such HCM II independent director.	$100 with respect to each HCM II independent director.
Officers and Directors

Reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Services in connection with identifying, investigating and completing an initial business combination.

Ownership of New Terrestrial Energy

Upon consummation of the Business Combination, the post-Closing share ownership of New Terrestrial Energy under (1) the No Redemption Scenario, (2) the 25% Redemptions Scenario, (3) the 50% Redemptions Scenario, (4) the 75% Redemptions Scenario and (5) the Maximum Contractual Redemptions Scenario, excluding the dilutive effect of Public Warrants, Private Placement Warrants, Terrestrial Warrants, and Terrestrial Options would be as follows:

	Voting Interests in New Terrestrial Energy
	No Redemption(1)		25% Redemptions(2)		50% Redemptions(3)		75% Redemptions(4)		Maximum Contractual Redemptions(5)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
HCM II Public Shareholders	23,000,000	21.9%	19,644,497	19.3%	16,288,993	16.6%	12,933,490	13.6%	9,577,986	10.4%
Initial Shareholders	5,750,000	5.5%	5,750,000	5.6%	5,750,000	5.8%	5,750,000	6.0%	5,750,000	6.3%
Terrestrial Energy Stockholders(6)	67,392,293	64.1%	67,392,293	66.2%	67,392,293	68.5%	67,392,293	70.9%	67,392,293	73.5%
Holders of Terrestrial Convertible Notes	3,989,182	3.8%	3,989,182	3.9%	3,989,182	4.1%	3,989,182	4.2%	3,989,182	4.3%
PIPE Investors	5,000,000	4.8%	5,000,000	4.9%	5,000,000	5.1%	5,000,000	5.3%	5,000,000	5.5%
Total(7)	105,131,475	100.0%	101,775,972	100.0%	98,420,468	100.0%	95,064,965	100.0%	91,709,461	100.0%

____________

(1)      Assumes that no Public Shareholders exercise redemption rights with respect to their HCM II Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.

(2)      Assumes that 25% of maximum contractual redeemable shares, or 3,355,503 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $35.0 million based on a redemption price of approximately $10.44 per share.

(3)      Assumes that 50% of maximum contractual redeemable shares, or 6,711,007 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $70.1 million based on a redemption price of approximately $10.44 per share.

(4)      Assumes that 75% of maximum contractual redeemable shares, or 10,066,510 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $105.1 million based on a redemption price of approximately $10.44 per share.

(5)      The maximum contractual redemptions scenario assumes that 13,422,014 Public Shares are redeemed for aggregate redemption payments of $140.1 million, assuming a $10.44 per share redemption price. The Business Combination Agreement contains two conditions to the Closing that, after giving effect to the transactions contemplated hereby (including any PIPE Financing) (i) HCM II shall have at least $5,000,001 of net tangible assets, and (ii) the Available Closing SPAC Cash shall not be less than $150,000,000. The “maximum contractual redemptions scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the conditions mentioned above. If both companies agree to waive such conditions, an additional 9,577,986 Public Shares may be redeemed under the maximum redemption scenario.

(6)      Assumes that each Exchangeable Share is exchanged for Terrestrial Common Shares or Terrestrial Series A Preferred Shares, as applicable. If the ExchangeCo Recapitalization occurs prior to or concurrently with the closing of the Business Combination, ExchangeCo shareholders will hold equity interests in ExchangeCo, a subsidiary of Terrestrial Energy, and will not directly own any equity interests in Terrestrial Energy. Exchangeable Shares are legally issued ExchangeCo and are exchangeable on a 1-for-1 basis into Terrestrial Common Shares or Terrestrial Series A Preferred Shares, as applicable. The Exchangeable Shares hold limited economic rights with respect to ExchangeCo and are not entitled to dividends of ExchangeCo; however, the Exchangeable Shares carry economic rights and dividend entitlements equivalent to the Company’s corresponding equity instruments. Their voting power will be exercisable through their ownership of Terrestrial Special Voting Shares and, upon the cancellation of the Terrestrial Special Voting Shares and issuance of New Terrestrial Special Voting Stock in exchange therefor, through their ownership of New Terrestrial Special Voting Stock. The shares held by Terrestrial Stockholders reflect 24,342,796 shares issuable to the ExchangeCo shareholders, whose beneficial ownership percentage is 23.2% under no redemption scenario, 23.9% under 25% redemptions scenario, 24.7% under 50% redemptions scenario, 25.6% under 75% redemptions scenario, and 26.5% under maximum contractual redemptions scenario. The figures presented assume no exercise of the Terrestrial Call Options.

(7)     Figures presented on a non-diluted basis to exclude the dilutive effect of Public Warrants, Private Placement Warrants, Terrestrial Warrants, and Terrestrial Options. With respect to the New Terrestrial Common Shares underlying the Terrestrial Convertible Notes, including those issued in connection with the Bridge Round Offering, the figures presented assume the conversion of all Terrestrial Convertible Notes in connection with the consummation of the Business Combination into 3,989,182 New Terrestrial Common Shares without the need to issue any additional shares in respect of the contingent value rights. The figures presented assume no exercise of the Terrestrial Call Options.

The following table illustrates varying ownership levels of New Terrestrial Energy immediately following the Business Combination on a fully diluted basis(1):

	Voting Interests in New Terrestrial Energy
	No Redemption		25% Redemptions		50% Redemptions		75% Redemptions		Maximum Contractual Redemptions(8)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
HCM II Public Shareholders(2)	34,500,000	23.0%	31,144,497	21.3%	27,788,993	19.4%	24,433,490	17.5%	21,077,986	15.5%
Initial Shareholders(3)(4)	12,600,000	8.4%	12,600,000	8.6%	12,600,000	8.8%	12,600,000	9.0%	12,600,000	9.3%
Terrestrial Energy Stockholders(5)(6)	93,591,599	62.5%	93,591,599	64.0%	93,591,599	65.5%	93,591,599	67.0%	93,591,599	68.7%
Holders of Terrestrial Convertible Notes	3,989,182	2.7%	3,989,182	2.7%	3,989,182	2.8%	3,989,182	2.9%	3,989,182	2.9%
PIPE Investors	5,000,000	3.3%	5,000,000	3.4%	5,000,000	3.5%	5,000,000	3.6%	5,000,000	3.7%
Total(7)	149,680,781	100.0%	146,325,278	100.0%	142,969,774	100.0%	139,614,271	100.0%	136,258,767	100.0%

____________

(1)      This table makes the same assumptions as in the preceding ownership table, except that this table reflects the 11,500,000 shares underlying the Public Warrants, the 6,850,000 shares underlying the Private Placement Warrants, the 10,280,382 shares underlying the Terrestrial Warrants, and the 15,918,925 shares underlying the Terrestrial Options.

(2)      Includes the 11,500,000 shares underlying the Public Warrants.

(3)      Includes the 6,850,000 shares underlying the Private Placement Warrants.

(4)     HCM II is permitted to borrow up to $2,500,000 from the Sponsor to cover ongoing expenses related to its operations and the consummation of the business combination and to finance transaction costs associated with the business combination, including pursuant to a Convertible Promissory Note provided for in the Business Combination Agreement. The Convertible Promissory Note may be convertible into private placement warrants of New Terrestrial at $1.50 per warrant upon Closing, and up to $1,500,000 of any other Working Capital Loan may be convertible into up to 1,500,000 private placement warrants of New Terrestrial at a price of $1.00 per warrant upon Closing, which could result in additional dilution to the Public Shareholders. However, as of the date of this table, no amounts are outstanding under these arrangements, and therefore, no related dilution is reflected herein.

(5)      Includes the 10,280,382 shares underlying the Terrestrial Warrants and the 15,918,925 shares underlying the Terrestrial Options. The figures were calculated using the treasury method of accounting on a cashless exercise basis.

(6)      Assumes that each Exchangeable Share is exchanged for Terrestrial Common Shares or Terrestrial Series A Preferred Shares, as applicable. If the ExchangeCo Recapitalization occurs prior to or concurrently with the closing of the Business Combination, ExchangeCo shareholders will hold equity interests in ExchangeCo, a subsidiary of Terrestrial Energy, and will not directly own any equity interests in Terrestrial Energy. Exchangeable Shares are legally issued ExchangeCo and are exchangeable on a 1-for-1 basis into Terrestrial Common Shares or Terrestrial Series A Preferred Shares, as applicable. The Exchangeable Shares hold limited economic rights with respect to ExchangeCo and are not entitled to dividends of ExchangeCo; however, the Exchangeable Shares carry economic rights and dividend entitlements equivalent to the Company’s corresponding equity instruments. Their voting power will be exercisable through their ownership of Terrestrial Special Voting Shares and, upon the cancellation of the Terrestrial Special Voting Shares and issuance of New Terrestrial Special Voting Stock in exchange therefor, through their ownership of New Terrestrial Special Voting Stock. The shares held by Terrestrial Stockholders reflect 24,342,796 shares issuable to the ExchangeCo shareholders, whose beneficial ownership percentage is 16.3% under no redemption scenario, 16.6% under 25% redemptions scenario, 17.0% under 50% redemptions scenario, 17.5% under 75% redemptions scenario, and 17.9% under maximum contractual redemptions scenario. The figures presented assume no exercise of the Terrestrial Call Options.

(7)      With respect to the New Terrestrial Common Shares underlying the Terrestrial Convertible Notes, including those issued in connection with the Bridge Round Offering, the figures presented assume the conversion of all Terrestrial Convertible Notes in connection with the consummation of the Business Combination into 3,989,182 New Terrestrial Common Shares without the need to issue any additional shares in respect of the contingent value rights.

(8)      The maximum contractual redemptions scenario assumes that 13,422,014 Public Shares are redeemed for aggregate redemption payments of $140.1 million, assuming a $10.44 per share redemption price. The Business Combination Agreement contains two conditions to the Closing that, after giving effect to the transactions contemplated hereby (including any PIPE Financing) (i) HCM II shall have at least $5,000,001 of net tangible assets, and (ii) the Available Closing SPAC Cash shall not be less than $150,000,000. The “maximum contractual redemptions scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the conditions mentioned above. If both companies agree to waive such conditions, an additional 9,577,986 Public Shares may be redeemed under the maximum redemption scenario.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming holders of the HCM II Public Shares.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Frequently Used Terms” and, with respect to the determination of the “Maximum Contractual Redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Dilution

HCM II’s net tangible book value as of June 30, 2025 was $(13,956) thousand, or $(0.49) per share, based on 23,000,000 HCM II Class A Ordinary Shares and 5,750,000 HCM II Class B Ordinary Shares outstanding as of that date.

The following table illustrates the changes in net tangible book value and dilution to existing shareholders at varying redemption levels (in thousands, except share and per share data).

	No Redemption(1)	25% Redemptions(2)	50% Redemptions(3)	75% Redemptions(4)	Maximum Contractual Redemptions(5)
Offering Price of the Securities in the Initial Registered offering price per share	$10.00	$10.00	$10.00	$10.00	$10.00

HCM II’s net tangible book value as of June 30, 2025, as adjusted for redemptions	$273,765	$238,732	$203,698	$168,665	$133,631
HCM II’s shares outstanding, as adjusted for redemptions	33,750,000	30,394,497	27,038,993	23,683,490	20,327,986
HCM II’s net tangible book value per share as of June 30, 2025, as adjusted for redemptions	$8.11	$7.85	$7.53	$7.12	$6.57
Dilution per share to the existing HCM II’s shareholders	$1.89	$2.15	$2.47	$2.88	$3.43
Change in net tangible book value per share attributable to HCM II’s shareholders	$8.60	$8.34	$8.02	$7.61	$7.06

The following table illustrates the as adjusted net tangible book value to HCM II’s shareholders and decrease in net tangible book value to HCM II’s shareholders as a result of transaction costs incurred by HCM II, PIPE Financing, and funds released from the trust at de-SPAC (in thousands, except share and per share data).

	No Redemption(1)	25% Redemptions(2)	50% Redemptions(3)	75% Redemptions(4)	Maximum Contractual Redemptions(5)
As adjusted net tangible book value per share	$8.11	$7.85	$7.53	$7.12	$6.57

Numerator adjustments
HCM II’s net tangible book value as of June 30, 2025	$(13,956)	$(13,956)	$(13,956)	$(13,956)	$(13,956)
Transaction costs attributed to HCM II	(3,470)	(3,470)	(3,470)	(3,470)	(3,470)
PIPE Financing	51,057	51,057	51,057	51,057	51,057
Funds released from trust	240,134	205,101	170,067	135,034	100,000
As adjusted net tangible book value	$273,765	$238,732	$203,698	$168,665	$133,631

Denominator adjustments
HCM II’s Public Shares outstanding	23,000,000	19,644,497	16,288,993	12,933,490	9,577,986
HCM II Founder Shares outstanding	5,750,000	5,750,000	5,750,000	5,750,000	5,750,000
PIPE Shares outstanding	5,000,000	5,000,000	5,000,000	5,000,000	5,000,000
As adjusted total shares outstanding	33,750,000	30,394,497	27,038,993	23,683,490	20,327,986

____________

(1)      Assumes that no Public Shareholders exercise redemption rights with respect to their HCM II Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.

(2)      Assumes that 25% of maximum contractual redeemable shares, or 3,355,503 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $35.0 million based on a redemption price of approximately $10.44 per share.

(3)      Assumes that 50% of maximum contractual redeemable shares, or 6,711,007 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $70.1 million based on a redemption price of approximately $10.44 per share.

(4)      Assumes that 75% of maximum contractual redeemable shares, or 10,066,510 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $105.1 million based on a redemption price of approximately $10.44 per share.

(5)      The maximum contractual redemptions scenario assumes that 13,422,014 Public Shares are redeemed for aggregate redemption payments of $140.1 million, assuming a $10.44 per share redemption price. The Business Combination Agreement contains two conditions to the Closing that, (i) after giving effect to the transactions contemplated hereby (including any PIPE Financing) HCM II shall have at least $5,000,001 of net tangible assets, and (ii) the Available Closing SPAC Cash shall not be less than $150,000,000. The “maximum contractual redemptions scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the conditions mentioned above. If both companies agree to waive such conditions, an additional 9,577,986 Public Shares may be redeemed under the maximum redemption scenario.

To the extent that additional shares are issued pursuant to the foregoing, HCM II’s shareholders will experience further dilution. In addition, HCM II may enter into other transactions. To the extent it issues such securities, investors and HCM II’s shareholders may experience further dilution.

The following table presents all possible sources and the extent of dilution that shareholders who elect not to redeem their shares may experience in connection with the business combination, including sources not included in the tables above with respect to the determination of net tangible book value per share.

	Voting Interests in New Terrestrial Energy
	No Redemption(1)		25% Redemptions(2)		50% Redemptions(3)		75% Redemptions(4)		Maximum Contractual Redemptions(5)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
HCM II Public Shareholders(6)	34,500,000	23.0%	31,144,497	21.3%	27,788,993	19.4%	24,433,490	17.5%	21,077,986	15.5%
Initial Shareholders(7)(8)	12,600,000	8.4%	12,600,000	8.6%	12,600,000	8.8%	12,600,000	9.0%	12,600,000	9.3%
Terrestrial Stockholders(9)(10)	93,591,599	62.5%	93,591,599	64.0%	93,591,599	65.5%	93,591,599	67.0%	93,591,599	68.7%
Holders of Terrestrial Convertible Notes	3,989,182	2.7%	3,989,182	2.7%	3,989,182	2.8%	3,989,182	2.9%	3,989,182	2.9%
PIPE Investors	5,000,000	3.3%	5,000,000	3.4%	5,000,000	3.5%	5,000,000	3.6%	5,000,000	3.7%
Total(11)	149,680,781	100.0%	146,325,278	100.0%	142,969,774	100.0%	139,614,271	100.0%	136,258,767	100.0%

____________

(1)      Assumes that no Public Shareholders exercise redemption rights with respect to their HCM II Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.

(2)      Assumes that 25% of maximum contractual redeemable shares, or 3,355,503 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $35.0 million based on a redemption price of approximately $10.44 per share.

(3)      Assumes that 50% of maximum contractual redeemable shares, or 6,711,007 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $70.1 million based on a redemption price of approximately $10.44 per share.

(4)      Assumes that 75% of maximum contractual redeemable shares, or 10,066,510 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $105.1 million based on a redemption price of approximately $10.44 per share.

(5)      The maximum contractual redemptions scenario assumes that 13,422,014 Public Shares are redeemed for aggregate redemption payments of $140.1 million, assuming a $10.44 per share redemption price. The Business Combination Agreement contains two conditions to the Closing that, after giving effect to the transactions contemplated hereby (including any PIPE Financing) (i) HCM II shall have at least $5,000,001 of net tangible assets, and (ii) the Available Closing SPAC Cash shall not be less than $150,000,000. The “maximum contractual redemptions scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the conditions mentioned above. If both companies agree to waive such conditions, an additional 9,577,986 Public Shares may be redeemed under the maximum redemption scenario.

(6)      Includes the 11,500,000 shares underlying the Public Warrants.

(7)      Includes the 6,850,000 shares underlying the Private Placement Warrants.

(8)     HCM II is permitted to borrow up to $2,500,000 from the Sponsor to cover ongoing expenses related to its operations and the consummation of the business combination and to finance transaction costs associated with the business combination, including pursuant to a Convertible Promissory Note provided for in the Business Combination Agreement. The Convertible

Promissory Note may be convertible into private placement warrants of New Terrestrial at $1.50 per warrant upon Closing, and up to $1,500,000 of any other Working Capital Loan may be convertible into up to 1,500,000 private placement warrants of New Terrestrial at a price of $1.00 per warrant upon Closing, which could result in additional dilution to the Public Shareholders. However, as of the date of this table, no amounts are outstanding under these arrangements, and therefore, no related dilution is reflected herein.

(9)      Includes the 10,280,382 shares underlying the Terrestrial Warrants and the 15,918,925 shares underlying the Terrestrial Options. The figures were calculated using the treasury method of accounting on a cashless exercise basis.

(10)    Assumes that each Exchangeable Share is exchanged for Terrestrial Common Shares or Terrestrial Series A Preferred Shares, as applicable. If the ExchangeCo Recapitalization occurs prior to or concurrently with the closing of the Business Combination, ExchangeCo shareholders will hold equity interests in ExchangeCo, a subsidiary of Terrestrial Energy, and will not directly own any equity interests in Terrestrial Energy. Exchangeable Shares are legally issued ExchangeCo and are exchangeable on a 1-for-1 basis into Terrestrial Common Shares or Terrestrial Series A Preferred Shares, as applicable. The Exchangeable Shares hold limited economic rights with respect to ExchangeCo and are not entitled to dividends of ExchangeCo; however, the Exchangeable Shares carry economic rights and dividend entitlements equivalent to the Company’s corresponding equity instruments. Their voting power will be exercisable through their ownership of Terrestrial Special Voting Shares and, upon the cancellation of the Terrestrial Special Voting Shares and issuance of New Terrestrial Special Voting Stock in exchange therefor, through their ownership of New Terrestrial Special Voting Stock. The shares held by Terrestrial Stockholders reflect 24,342,796 shares issuable to the ExchangeCo shareholders, whose beneficial ownership percentage is 16.3% under no redemption scenario, 16.6% under 25% redemptions scenario, 17.0% under 50% redemptions scenario, 17.5% under 75% redemptions scenario, and 17.9% under maximum contractual redemptions scenario. The figures presented assume no exercise of the Terrestrial Call Options.

(11)    With respect to the New Terrestrial Common Shares underlying the Terrestrial Convertible Notes, including those issued in connection with the Bridge Round Offering, the figures presented assume the conversion of all Terrestrial Convertible Notes in connection with the consummation of the Business Combination into 3,989,182 New Terrestrial Common Shares without the need to issue any additional shares in respect of the contingent value rights.

HCM II issued shares in an initial registered offering at $10.00 per share. After giving effect to the IPO, the issued and outstanding Public Shares of the HCM II are 23,000,000, assuming no redemptions. In connection with the de-SPAC transaction, 67,176,098 shares will be issued to Terrestrial Energy Stockholders and 3,989,182 shares will be issued to holders of Terrestrial Convertible Notes, assuming no redemptions. Redemption levels of 0%, 25%, 50%, 75% and maximum have been disclosed in the table below as required by Item 1604(c) (in thousands, except share and per share data).

For purposes of Item 1604(c)(1), New Terrestrial Energy would have 105,131,475 total shares after giving effect to the de-SPAC transaction under the no redemptions scenario. Where there are no redemptions, the company valuation is based on HCM II offering price of the securities in the initial registered offering price per share of $10.00 is therefore calculated as: $10.00 (per share IPO price) times 105,131,475 shares, or $1,051,315 thousand. The following table illustrates the valuation at the offering Price of the securities in the initial registered offering price of $10.00 per share for each redemption scenario:

	No Redemption(1)	25% Redemptions(2)	50% Redemptions(3)
HCM II shares valuation based on offering price of the securities in the initial registered offering of $10.00 per share	$337,500	$303,945	$270,390
HCM II shares outstanding post de-SPAC	33,750,000	30,394,497	27,038,993

Terrestrial Energy shares valuation based on offering price of the securities in the initial registered offering of $10.00 per share	$713,815	$713,815	$713,815
Terrestrial Energy shares outstanding post de-SPAC	71,381,475	71,381,475	71,381,475

Total valuation based on offering price of the securities in the initial registered offering of $10.00 per share	$1,051,315	$1,017,760	$948,205

Total shares outstanding post de-SPAC	105,131,475	101,775,972	98,420,468

	75% Redemptions(4)	Maximum Contractual Redemptions(5)
HCM II shares valuation based on offering price of the securities in the initial registered offering of $10.00 per share	$236,835	$203,280
HCM II shares outstanding post de-SPAC	23,683,490	20,327,986

Terrestrial Energy shares valuation based on offering price of the securities in the initial registered offering of $10.00 per share	$713,815	$713,815
Terrestrial Energy shares outstanding post de-SPAC	71,381,475	71,381,475

Total valuation based on offering price of the securities in the initial registered offering of $10.00 per share	$950,650	$917,095

Total shares outstanding post de-SPAC	95,064,965	91,709,461

____________

(1)      Assumes that no Public Shareholders exercise redemption rights with respect to their HCM II Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.

(2)      Assumes that 25% of maximum contractual redeemable shares, or 3,355,503 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $35.0 million based on a redemption price of approximately $10.44 per share.

(3)      Assumes that 50% of maximum contractual redeemable shares, or 6,711,007 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $70.1 million based on a redemption price of approximately $10.44 per share.

(4)      Assumes that 75% of maximum contractual redeemable shares, or 10,066,510 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $105.1 million based on a redemption price of approximately $10.44 per share.

(5)      The maximum contractual redemptions scenario assumes that 13,422,014 Public Shares are redeemed for aggregate redemption payments of $140.1 million, assuming a $10.44 per share redemption price. The Business Combination Agreement contains two conditions to the Closing that, (i) after giving effect to the transactions contemplated hereby (including any PIPE Financing) HCM II shall have at least $5,000,001 of net tangible assets, and (ii) the Available Closing SPAC Cash shall not be less than $150,000,000. The “maximum contractual redemptions scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the conditions mentioned above. If both companies agree to waive such conditions, an additional 9,577,986 Public Shares may be redeemed under the maximum redemption scenario.

In addition to the foregoing, New Terrestrial Energy will be obligated to issue additional New Terrestrial Common Shares in respect of the contingent value rights to be issued to the former holders of Terrestrial Convertible Notes pursuant to the terms of those notes. This issuance may occur in the event that the volume weighed average trading price of the New Terrestrial Common Shares (the “Lockup VWAP”) for the 20 trading days beginning on the trading day immediately following the earliest expiry date of the lock-up period contemplated by the applicable Key Holder Lock-Up Arrangement is less than 75% of the Redemption Price.

If this condition is met, formers holders of Terrestrial Convertible Notes would be entitled to receive, at no additional cost, a number of New Terrestrial Common Shares equal to (i) the outstanding principal and accrued interest on the Terrestrial Convertible Notes as of the Closing Date, divided by the greater of (a) 75% of the Lockup VWAP and (b) $5.00, minus (ii) the outstanding principal and accrued interest on the Terrestrial Convertible Notes as of the Closing Date divided by 75% of the Redemption Price.

Since there is a $5.00 price floor for purposes calculating the number of shares issuable in respect of the contingent value rights, the maximum number of New Terrestrial Common Shares issuable in respect of the contingent value rights would be 2,257,877, assuming a Redemption Price of $10.44 per HCM II Public Share. Unless the Lockup VWAP is less than 75% of the Redemption Price, no additional New Terrestrial Common Shares will be issued in respect of the contingent value rights, which will automatically expire without any payment with respect thereto. New Terrestrial Common Shares that may become issuable in respect of the contingent value rights are not included in the dilution tables above. To the extent that additional shares are issued pursuant to the foregoing, New Terrestrial shareholders, including the former HCM II shareholders, will experience further dilution.

The required disclosure is not a guarantee that the trading price of the combined company will not be below the IPO offering price of HCM II, nor is the disclosure a guarantee the company valuation will attain one of the stated levels of valuation.

Regulatory Matters

Neither HCM II nor Terrestrial Energy are aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the regulatory notices and approvals discussed in “The Business Combination Proposal — Business Combination Agreement — Closing Conditions — Conditions to the Obligations of Each Party”. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Recommendation to Shareholders of HCM II

The HCM II Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of HCM II and HCM II’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of each of the Stock Issuance Proposals, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Adjournment Proposal, if presented to the extraordinary general meeting.

The HCM II Board, after careful consideration, determined that the Business Combination is fair in the best interests of HCM II and its shareholders, and approved, among other things, the Business Combination Agreement, the Business Combination and the other agreements and transactions contemplated thereby. See the subsection entitled “Extraordinary General Meeting of HCM II — Recommendation of the HCM II Board” for more information.

The existence of financial and personal interests of one or more of HCM II’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HCM II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and HCM II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain HCM II Persons in the Business Combination”.

Background and Material Terms of the Business Combination

HCM II is a special purpose acquisition company that was incorporated in April, 2024 as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Starting August 2024, HCM II’s management and its advisors surveyed the landscape of potential acquisition opportunities for acquisition targets. From August 20, 2024 to November 6, 2024, HCM II reviewed more than sixteen (16) acquisition opportunities across various industries and had active discussions with approximately three (3) potential business targets. HCM II management ultimately decided not to pursue such alternate targets, and instead focus its efforts on Terrestrial Energy. The terms of the Business Combination Agreement are the result of negotiations between the representatives of HCM II and Terrestrial Energy, which occurred between November 2024 and February 2025.

On the Signing Date, HCM II entered into the Business Combination Agreement with Terrestrial Energy and Merger Sub, pursuant to which, among other things, subject to shareholder approval, following the Domestication, Merger Sub will merge with and into Terrestrial Energy, with Terrestrial Energy surviving as a wholly owned subsidiary of HCM II (the “Merger”), resulting in a combined company whereby HCM II will become the sole stockholder of Terrestrial Energy Opco, and substantially all of the assets and the business of the combined company will be held by Terrestrial Energy Opco and its subsidiaries.

A majority of the directors who are not employees of Terrestrial Energy did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Business Combination or prepare a report concerning the approval of the Business Combination.

Business Combination Consideration to Terrestrial Stockholders

If the ExchangeCo Recapitalization (as defined below) is completed prior to or concurrently with the Closing, each Exchangeable Share (as defined in the Business Combination Agreement) that is issued and outstanding immediately prior to the Effective Time will thereafter be exchangeable for shares of New Terrestrial Common Shares rather than Terrestrial Common Shares or Terrestrial Series A Preferred Shares, as applicable, in accordance with the post-ExchangeCo Recapitalization terms and conditions of such Exchangeable Share. If the ExchangeCo Recapitalization is not completed prior to or concurrently with the Closing, then prior to the Effective Time, but conditional upon the Closing, Terrestrial Energy will cause each Exchangeable Share to be exchanged for Terrestrial Common Shares or Terrestrial Series A Preferred Shares, as applicable, and in the Merger, each such Terrestrial Common Share or Terrestrial Series A Preferred Share issued pursuant to such exchange will be cancelled and converted into the right to receive the Per Share Base Consideration.

Effect of Domestication and Merger

Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, the Domestication and Merger will occur, which will result in, among other things, the following, in each case, prior to or concurrently with the Effective Time:

(a)     the existing governing documents of HCM II will be amended and restated and become the Proposed Organizational Documents of New Terrestrial Energy as described in this proxy statement/prospectus;

(b)    each issued and outstanding HCM II Class A Ordinary Share will convert automatically by operation of law, on a one-for-one basis, into shares of New Terrestrial Common Shares concurrently with the effective time of the Domestication;

(c)     each issued and outstanding warrant to purchase HCM II Class A Ordinary Shares will automatically convert into a New Terrestrial Warrant at an exercise price of eleven dollars and fifty cents ($11.50) per share of New Terrestrial Common Shares on the terms and conditions set forth in the Warrant Agreement;

(d)    in connection with clause (b) and (c) above, each issued and outstanding unit of HCM II that has not been previously separated into the underlying class A ordinary shares of HCM II and underlying warrants of HCM II prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Terrestrial Common Shares and one-half of one New Terrestrial Warrant, with a whole New Terrestrial Warrant representing the right to purchase one share of New Terrestrial Common Shares at an exercise price of eleven dollars and fifty cents ($11.50) per share on the terms and subject to the conditions set forth in the Warrant Agreement;

(e)     each Terrestrial Common Shares that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and any Dissenting Shares (as defined below)) will be cancelled and converted into the right to receive the Per Share Base Consideration;

(f)     each Terrestrial Series A Preferred Shares that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and any Dissenting Shares) will be cancelled and converted into the right to receive a number of shares of New Terrestrial Common Shares equal to: (A) the number of shares of Terrestrial Common Shares into which such Terrestrial Series A Preferred Shares would be converted in accordance with Terrestrial Energy’s governing documents as of immediately prior to the Effective Time; multiplied by (B) the Per Share Base Consideration;

(g)    each Terrestrial Series A-1 Preferred Share that is issued and outstanding immediately prior to the Effective Time will be automatically converted into the applicable number of Terrestrial Common Shares provided by Terrestrial Energy’s governing documents as of immediately prior to the Effective Time, and immediately following such conversion, each such Terrestrial Common Share (other than any Dissenting Shares) will be cancelled and converted into the right to receive the Per Share Base Consideration;

(h)    each Excluded Share, will be automatically cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefore;

(i)     if the ExchangeCo Recapitalization has been completed prior to or concurrently with the Closing, each share of Terrestrial Special Voting Shares will be cancelled and converted into the right to receive one share of New Terrestrial Special Voting Stock;

(j)     each Terrestrial Option that is outstanding immediately prior to the Effective Time will be automatically assumed by New Terrestrial Energy such that, as of the Effective Time, each share underlying each Terrestrial Option will instead be shares of New Terrestrial Common Shares and the number of such shares will be equal to the Exchange Ratio; provided, that the assumption and adjustment of the unvested Terrestrial Options shall be completed in a manner that satisfies the requirements of Code Section 409A and, with respect to any Terrestrial Option intended to be an “incentive stock option,” Code Section 422 and the applicable regulations promulgated thereunder;

(k)    each Terrestrial Warrant that is outstanding and unexercised immediately prior to the Effective Time will automatically become exercisable, in accordance with the terms and conditions of such Terrestrial Warrant, for the Per Share Base Consideration. New Terrestrial Energy will assume the obligation to issue the New Terrestrial Common Shares upon the exercise of Terrestrial Warrants following the Effective Time pursuant to the terms of the Warrant Assignment and Assumption Agreement (as defined in the Business Combination Agreement); and

(l)     each Terrestrial Convertible Note that is outstanding immediately prior to the Effective Time will be cancelled and converted pursuant to its terms, and the holder thereof will be entitled to receive, without interest, assuming the delivery of the lock-up agreement contemplated by such Terrestrial Convertible Note: (i) a number of shares of New Terrestrial Common Shares equal to (A) the outstanding amount of such Terrestrial Convertible Note, including any accrued and unpaid interest, divided by (B) seventy-five percent (75%) of the price at which each share of New Terrestrial Common Shares may be redeemed pursuant to the Redemption; and (ii) a contingent value right to receive additional shares of New Terrestrial Common Shares in the event that the volume weighed average price of the New Terrestrial Common Shares for the twenty (20) trading days beginning on the trading day immediately following expiration of the lock-up period contemplated by the applicable Terrestrial Convertible Note is less than seventy-five percent (75%) of the Redemption Price;

ExchangeCo Recapitalization

Following the Signing Date, Terrestrial Energy and its subsidiaries will take, or cause to be taken, such actions as Terrestrial Energy and its subsidiaries determine (in their sole discretion) to be necessary or advisable to provide the holders of Exchangeable Shares with the ability to continue to hold, following the Closing, Exchangeable Shares (the “ExchangeCo Recapitalization”), including by causing Terrestrial Energy Canada (Exchange) Inc. (“ExchangeCo”) to call a special meeting of its shareholders to vote on a proposal to effectuate the ExchangeCo Recapitalization.

Terrestrial Stockholder Appraisal/Dissenter’s Rights

Under the DGCL, Terrestrial Common Shares, Terrestrial Series A Preferred Shares and Terrestrial Series A-1 Preferred Shares that are issued and outstanding immediately prior to the Effective Time and that are held by Terrestrial Energy stockholders (including beneficial owners) that neither voted in favor of the Business Combination nor consented thereto in writing and that have demanded properly in writing appraisal or dissenters’ rights for such shares of Terrestrial Energy capital stock in accordance with the DGCL (collectively, the “Dissenting Shares”; and the holders of Dissenting Shares being referred to as “Dissenting Stockholders”), and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, will not be converted into, and such Dissenting Stockholders will have no right to receive, the Per Share Base Consideration as provided in the Business Combination Agreement unless and until such Dissenting Stockholder fails to perfect or withdraws or otherwise loses their right to appraisal and payment under the DGCL. Notwithstanding the foregoing, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to dissent under the DGCL, then such holder’s Dissenting Shares will be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Base Consideration, without any interest thereon, upon surrender, if applicable, as provided in the Business Combination Agreement.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of HCM II, Merger Sub and Terrestrial Energy, certain of which are qualified by materiality and material adverse effect and knowledge and, as applicable, are further modified and limited by the Disclosure Letters of HCM II and Terrestrial Energy. The representations and warranties of HCM II and Merger Sub are also qualified by information included in HCM II’s public filings filed or submitted to the SEC on or prior to the Signing Date (subject to certain exceptions contemplated by the Business Combination Agreement).

Representations and Warranties of Terrestrial Energy

The Business Combination Agreement contains representations and warranties of Terrestrial Energy relating to, among other things, organization and standing, authorization and binding agreement, capitalization, subsidiaries, no conflict and governmental consents and filings, financial statements, undisclosed liabilities, absence of certain changes, compliance with laws, government contracts, permits, litigation, material contracts, intellectual property, U.S. nuclear regulatory matters, taxes and tax returns, real property, personal property, employee matters, benefit plans, environmental matters, transactions with related persons, insurance, top customers and suppliers, certain business practices, the Investment Company Act, finders and brokers, independent investigation and information supplied and that there are no additional representations or warranties.

Representations and Warranties of HCM II and Merger Sub

The Business Combination Agreement contains representations and warranties of HCM II and Merger Sub relating to, among other things, organization and standing, authorization and binding agreement, government approvals, non-contravention, capitalization, SEC filings and financial statements, absence of certain changes, undisclosed liabilities, compliance with laws, legal proceedings, orders, permits, taxes and tax returns, properties, the Investment Company Act, contracts, the Trust Account, finders and brokers, certain business practices, insurance, information supplied, independent investigation and that there are no additional representations and warranties.

Terrestrial Material Adverse Effect

Under the Business Combination Agreement, certain of the representations and warranties of Terrestrial Energy are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a “Company Material Adverse Effect” means any change, event or circumstance (collectively, “Events”), that (i) has had, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of Terrestrial Energy and its subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of Terrestrial Energy and its subsidiaries to consummate the Business Combination; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:

(a)     any change in applicable laws or GAAP or any interpretation thereof following the Signing Date;

(b)    any change in interest rates or economic, political, business, banking, financial or securities markets conditions generally, including any disruption thereof and any decline in the price of any security or any market index;

(c)     the taking of any action required by the Business Combination Agreement or any ancillary document;

(d)    any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including any COVID-19 measures) or change in climate;

(e)     any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions;

(f)     any failure of Terrestrial Energy or its subsidiaries to meet any projections or forecasts (provided that this clause (f) will not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect);

(g)    any Events generally applicable to the industries or markets in which Terrestrial Energy and its subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers);

(h)    the announcement of the Business Combination Agreement and consummation of the transactions contemplated thereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of Terrestrial Energy or any of its subsidiaries;

(i)     any matter set forth on the Disclosure Letter of Terrestrial Energy;

(j)     any action taken by, or at the request of, HCM II; or

(k)    any event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Terrestrial Energy and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Terrestrial Energy and its subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on Terrestrial Energy and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Terrestrial Energy and its subsidiaries conduct their respective operations.

HCM II Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of HCM II and Merger Sub are qualified in whole or in part by a material adverse effect standard on the ability of HCM II and Merger Sub to consummate the Business Combination for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “Purchaser Material Adverse Effect” means any Event, that, individually or when aggregated with other changes, events or occurrences has had a materially adverse effect on the business, assets, financial condition or results of operations of HCM II; provided, however, that no change or effect related to any of the following, alone or in combination, will be taken into account in determining whether a Purchaser Material Adverse Effect has occurred: (a) the announcement of the Business Combination Agreement and consummation of the transactions contemplated thereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of HCM II or Merger Sub; (b) the taking of any action required by the Business Combination Agreement or any ancillary document to the Business Combination Agreement; (c) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (d) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (e) the Redemption; (f) any breach of any covenants, agreements or obligations of any investor in any PIPE Financing under any agreement related to financing Terrestrial Energy or HCM II (including any breach of such person’s obligations to fund any amounts thereunder when required); (g) changes or proposed changes in applicable law, regulations or interpretations thereof or decisions by courts or any governmental authority after the date of the Business Combination Agreement; (h) changes or proposed changes in GAAP (or any interpretation thereof) after the Signing Date; or (i) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world.

Survival of Representations and Warranties

Except in the case of a fraud claim against a person, none of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any certificate, statement or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, will survive the Closing (and there will be no liability after the Closing in respect thereof), except for those covenants and agreements contained therein that by their terms expressly apply in whole or in part at or after the Closing, and then only in respect to any breaches occurring at or after the Closing.

Covenants and Agreements

Terrestrial Energy has made covenants relating to, among other things, efforts, conduct of business, annual and interim financial statements, no trading, and notification of certain matters.

HCM II has made covenants relating to, among other things, conduct of business, HCM II public filings, the Trust Account, HCM II shareholder approval to complete the transactions contemplated by the Business Combination Agreement, employee matters and the Domestication.

Conduct of Business of Terrestrial Energy

Terrestrial Energy has agreed that during the Interim Period, it will, and will cause its subsidiaries to, subject to certain specified exceptions, including as set forth on the Disclosure Letter delivered by Terrestrial Energy pursuant to the Business Combination Agreement, as consented to by HCM II in writing (which consent will not be unreasonably withheld, conditioned or delayed) or as required by applicable law (including COVID-19, or any COVID-19 measures) or any governmental authority, use commercially reasonable efforts to, and will use commercially reasonable efforts to cause its subsidiaries to:

•        conduct its and their respective businesses, in all material respects, in the ordinary course of business;

•        maintain the existing relations and goodwill of Terrestrial Energy and its subsidiaries with their respective customers, suppliers, distributors and creditors, as well as with the United States Nuclear Regulatory Commission (the “USNRC”); and

•        take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations.

During the Interim Period, Terrestrial Energy also agreed not to, and to cause its subsidiaries not to, subject to certain specified exceptions, including as set forth on the Disclosure Letter delivered by Terrestrial Energy as consented to by HCM II in writing (which consent will not be unreasonably withheld, conditioned or delayed) or as required by applicable law (including COVID-19, or any COVID-19 measures) or any governmental authority:

•        amend, waive or otherwise change, in any material respect, its organizational documents;

•        other than (a) the cancellation of Company Special Voting Preferred Shares (as defined in the Business Combination Agreement) and issuance of Terrestrial Common Shares and/or Terrestrial Series A Preferred Shares prior to the Closing Date in connection with the exchange of Exchangeable Shares outstanding as of the Signing Date, (b) in connection with the Interim Financing (as defined in the Business Combination Agreement), or (c) subject to certain limitations in the Business Combination Agreement, the grant of up to 20,000 Terrestrial Options to any current or prospective employee or service provider (the “Interim Period Option Issuance”), authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its units or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities, except in compliance with existing Terrestrial Energy benefits plans or any contract (including any warrant, option, or profits interest award) outstanding as of the Signing Date or amended in compliance with this covenant;

•        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, except as may be required (a) pursuant to Terrestrial Certificate of Incorporation or the organizational documents of any subsidiary, (b) pursuant to the terms of any warrant, option or profits interest award outstanding as of the Signing Date, (c) in connection with the Interim Period Option Issuance or (d) pursuant to the terms of any securities of Terrestrial Energy issued in connection with the Interim Financing;

•        except in connection with the Interim Financing, incur, create, assume or otherwise become liable for any additional indebtedness (directly, contingently or otherwise) for borrowed money in excess of $1,000,000;

•        except as otherwise required by Terrestrial Energy’s benefit plans or award agreements thereunder, (a) grant any severance, retention, change in control or termination or similar pay, other than offer letters or employment contracts to employees in the ordinary course of business, (b) terminate, adopt, enter into or materially amend or grant any new awards under any Terrestrial Energy benefit plan other than the Terrestrial Energy Option Plan in connection with the Interim Period Option Issuance or any plan, policy, practice, program, agreement or other arrangement other than the Terrestrial Option Plan that would be deemed a Terrestrial Energy benefit plan as of the Signing Date, (c) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except for such increases to any such individuals made in the ordinary course of business consistent with past practice, (d) take any action to materially amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by Terrestrial Energy or any of its subsidiaries other than as provided under the Business Combination Agreement, (e) hire or engage any new employee or individual independent contractor if such new employee or individual independent contractor will receive annual base cash compensation in excess of $350,000, other than in the ordinary course of business consistent with past practice, (f) terminate the employment or engagement, other than for cause, death or disability, of any employee or individual independent contractor with an annual base cash compensation in excess of $350,000 or (g) enter into any written waiver of any restrictive covenants applying to any current or former employee or individual independent contractor;

•        enter into or amend or extend any collective bargaining agreement or similar labor agreement, or recognize or certify any labor union, labor organization or group of employees of Terrestrial Energy or any of its subsidiaries as the bargaining representative for any employees of Terrestrial Energy or any of its subsidiaries;

•        (a) make, change or rescind any material election relating to taxes, (b) settle any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other legal proceeding relating to material taxes, (c) file any amended income tax or other material tax return, (d) surrender or allow to expire any right to claim a refund of material taxes, (e) change (or request to change) any method of accounting for tax purposes, (f) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of income taxes or other material taxes may be issued or in respect of any income taxes or other material tax attribute that would give rise to any claim or assessment of taxes of or with respect to Terrestrial Energy or any of its subsidiaries, (g) enter into any “closing agreement” as described in Section 7121 of the Code or any other agreement or arrangement with any governmental authority or (h) enter into any tax indemnity agreement, tax sharing agreement or tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of taxes) with respect to taxes;

•        knowingly take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the transactions from qualifying for its intended tax treatments;

•        transfer, sell, assign, license, sublicense, covenant not to assert, subject to a lien (other than a permitted lien), abandon, allow to lapse, transfer or otherwise dispose of, any right, title or interest of Terrestrial Energy or any of its subsidiaries in or to any intellectual property owned by Terrestrial Energy or any of its subsidiaries that is material to any of their businesses (other than non-exclusive licenses of intellectual property owned by Terrestrial Energy granted in the ordinary course of business or abandoning, allowing to lapse or otherwise disposing of Terrestrial Energy’s owned intellectual property registrations or applications that Terrestrial Energy or any of its subsidiaries, in the exercise of their good faith business judgment, have determined to abandon, allow to lapse or otherwise dispose of), or otherwise materially amend or modify, permit to lapse or fail to preserve any material Terrestrial Energy registered intellectual property (excluding non-exclusive licenses of Terrestrial Energy intellectual property to customers in the ordinary course of business consistent with past practice), or disclose, divulge, furnish to or make accessible to any person who has not entered into a confidentiality agreement sufficiently protecting the confidentiality thereof any material trade secrets constituting intellectual property owned by Terrestrial Energy or any of its subsidiaries;

•        terminate or assign any Terrestrial Energy material contract or enter into any contract that would be a Terrestrial Energy material contract, in any case outside of the ordinary course of business consistent with past practice;

•        enter into any new line of business or establish any subsidiary in connection therewith;

•        fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect, or terminate without replacement or amend in a manner materially detrimental to Terrestrial Energy and its subsidiaries, taken as a whole, any material insurance policy insuring Terrestrial Energy or any of its subsidiaries;

•        make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or changes that are made in accordance with PCAOB standards;

•        waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Business Combination Agreement or the transactions contemplated thereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Terrestrial Energy or any of its subsidiaries) not in excess of $500,000 (individually or in the aggregate);

•        effect any mass layoff or plant closing at any of its facilities that triggers the notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, except as would not be material to Terrestrial Energy and its subsidiaries or any terminations for cause;

•        acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof or any material amount of assets, in each case, outside the ordinary course of business consistent with past practice, except pursuant to any contract in existence as of the Signing Date which has been disclosed in writing to HCM II or provided in the virtual data room;

•        except as required pursuant to any contract in effect on the Signing Date, make capital expenditures outside of the ordinary course of business consistent with past practice in excess of $250,000 (individually for any project) or $1,000,000 (in the aggregate);

•        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

•        sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

•        enter into any written agreement, understanding or arrangement with respect to the voting of equity securities of Terrestrial Energy;

•        enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any related person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice, and other than in connection with the Interim Period Option Issuance);

•        (a) limit the right of Terrestrial Energy or any of its subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person or (b) grant any exclusive or similar rights to any person, in each case of clause (a) and (b), except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the business of Terrestrial Energy and its subsidiaries;

•        voluntarily terminate any design certification, pre-application, application or standard design approval activities Terrestrial Energy and its subsidiaries may currently be undertaking with the USNRC; or

•        authorize or agree to do any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in the Business Combination Agreement gives HCM II, directly or indirectly, rights to control or direct the business or operations of Terrestrial Energy prior to the Closing. Prior to the Closing, Terrestrial Energy will exercise, consistent with the terms and conditions of the Business Combination Agreement and subject to HCM II’s rights set forth therein, complete control and supervision over its business, assets and operations.

Conduct of Business of HCM II

HCM II has agreed that during the Interim Period, subject to certain specified exceptions, including as set forth on the Disclosure Letter delivered by HCM II pursuant to the Business Combination Agreement, as consented to by Terrestrial Energy in writing (which consent will not be unreasonably withheld, conditioned or delayed) or as is required by applicable law or any governmental authority, it will:

•        conduct its business, in all material respects, in the ordinary course of business; and

•        take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business.

During the Interim Period, HCM II also agreed not to, and to cause its subsidiaries not to, subject to certain specified exceptions, including as set forth on the Disclosure Letter delivered by HCM II, as consented to by Terrestrial Energy in writing (which consent will not be unreasonably withheld, conditioned or delayed) or as required by applicable law or any governmental authority:

•        amend, waive or otherwise change, in any material respect, its organizational documents;

•        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its units or other equity securities or other securities of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities;

•        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

•        incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise), other than indebtedness under the Convertible Promissory Note solely for the purpose of paying Purchaser Transaction Costs (as defined in the Business Combination Agreement);

•        (a) make, change or rescind any material election relating to taxes, (b) settle any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other legal proceeding relating to material taxes, (c) file any amended income tax or other material tax return, (d) surrender or allow to expire any right to claim a refund of material taxes, (e) change (or request to change) any method of accounting for tax purposes, (f) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued or in respect of any material tax attribute that would give rise to any claim or assessment of taxes of or with respect to HCM II, (g) enter into any “closing agreement” as described in Section 7121 of the Code or any other agreement or arrangement with any governmental authority, in each case except as required by applicable law, or (h) enter into any tax indemnity agreement, tax sharing agreement or tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of taxes) with respect to taxes;

•        knowingly take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the relevant portions of the Merger from qualifying for their respective intended tax treatments;

•        amend, waive or otherwise change the Trust Agreement;

•        terminate, waive or assign any material right under any material contract of HCM II or any contract with any broker, finder, financial advisor or investment banker, or make any discretionary payments under any such contract;

•        enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any officer, director, employee, trustee or beneficiary of Terrestrial Energy or its subsidiaries or any immediate family member of the foregoing (other than with respect to the Convertible Promissory Note);

•        establish any subsidiary;

•        engage in any activities or business, other than activities or business (a) currently conducted by HCM II or Merger Sub as of the Signing Date, (b) in connection with or incident to Purchaser’s or Merger Sub’s organization, incorporation, or continuing corporate existence or (c) that are administrative and immaterial in nature;

•        fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

•        make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or PCAOB standards;

•        waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Business Combination Agreement or the transactions contemplated thereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, HCM II or its subsidiaries) not in excess of five hundred thousand dollars ($500,000) (individually or in the aggregate);

•        acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

•        make capital expenditures (excluding for the avoidance of doubt, incurring any ordinary course administrative costs and expenses);

•        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the transactions contemplated by the Business Combination Agreement);

•        voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of five hundred thousand dollars ($500,000) individually or one million dollars ($1,000,000) in the aggregate (excluding the incurrence of any ordinary course administrative costs and expenses incurred in connection with the consummation of the transactions contemplated by the Business Combination Agreement, including legal or accounting (including any PIPE Financing)) other than pursuant to the terms of a contract in existence as of the Signing Date or entered into in the ordinary course of business or in accordance with the terms of the Business Combination Agreement during the Interim Period;

•        sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

•        grant or establish any form of compensation or benefits to any current or former employee, officer, director, individual independent contractor or other individual service provider of HCM II; or

•        authorize or agree to do any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in the Business Combination Agreement gives Terrestrial Energy, directly or indirectly, rights to control or direct the business or operations of the HCM II prior to the Closing. Prior to the Closing, HCM II will exercise, consistent with the terms and conditions of the Business Combination Agreement and subject to Terrestrial Energy’s rights set forth therein, complete control and supervision over its business, assets and operations.

Covenants of Terrestrial Energy

Pursuant to the Business Combination Agreement, Terrestrial Energy has agreed, among other things, to:

•        as soon as reasonably practicable following the Signing Date, but in no event later than June 30, 2025, deliver to HCM II audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of Terrestrial Energy and its subsidiaries as of and for the year ended December 31, 2023 and December 31, 2024, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “PCAOB Financial Statements”);

•        as soon as reasonably practicable following the Signing Date, and in each case, within seventy-five (75) days of each applicable quarter-end (other than with respect to the quarters ended March 31, 2025 and March 31, 2024), deliver to the HCM II unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of Terrestrial Energy and its subsidiaries that are required by applicable law to be included in the proxy statement/prospectus, which comply in all material respects with the applicable accounting requirements (the “Interim Financial Statements”);

•        prior to the Closing, Terrestrial Energy will, and will cause its subsidiaries to, as applicable, (a) give notice of and convene and hold a special meeting of the ExchangeCo Shareholders (as defined in the Business Combination Agreement) (the “ExchangeCo Shareholder Meeting”) in accordance with ExchangeCo’s governing documents and the Business Corporations Act (Ontario), and (b) solicit proxies from ExchangeCo Shareholders to vote in favor of and approve the adoption of the ExchangeCo Recapitalization (the “ExchangeCo Shareholder Approval”). Terrestrial Energy may cause the ExchangeCo Shareholder Meeting to be adjourned, if necessary, to permit further solicitation of approvals if there are not sufficient votes to obtain the ExchangeCo Shareholder Approval or because of the absence of a quorum. Terrestrial expects to hold the ExchangeCo Shareholder Meeting during the fourth quarter of 2025 and, in any event, as close as possible prior to the closing of the Business Combination;

•        while it is in possession of material nonpublic information, Terrestrial Energy will not purchase or sell any securities of HCM II (unless otherwise explicitly contemplated in the Business Combination Agreement), communicate such information to any third party (other than (x) to persons for the purpose of seeking consents related to the transactions contemplated by the Business Combination Agreement or (y) persons subject to confidentiality restrictions in favor of Terrestrial Energy), take any other action with respect to HCM II in violation of such laws, or cause or encourage any third party to do any of the foregoing;

•        from time to time, but no later than the second (2nd) Business Day prior to Closing, Terrestrial Energy may deliver to HCM II a true and complete schedule of changes (an “Update Schedule”) to any of the information contained in the Disclosure Letter delivered by Terrestrial Energy (including changes to any other representations or warranties contained in the Business Combination Agreement as to which no section of the Disclosure Letter delivered by Terrestrial Energy has been created as of the Signing Date but as to which a section of the Disclosure Letter delivered by Terrestrial Energy would have been required if such changes had existed on the Signing Date), which changes pertain to events or circumstances occurring, or of which Company Knowledge (as defined in the Business Combination Agreement) is first obtained subsequent to the Signing Date which would render any representation or warranty in the Business Combination Agreement inaccurate or incomplete. Any Update Schedule so delivered will be deemed to amend the Disclosure Letter delivered by Terrestrial Energy with respect to the matters contained therein. Upon delivery of an Update Schedule to HCM II that would cause the closing conditions of the Business Combination Agreement to not be satisfied, HCM II will have ten (10) Business Days to exercise its rights under the Business Combination Agreement. If HCM II does not exercise its rights to terminate the Business Combination Agreement within ten (10) Business Days, HCM II will be deemed to have waived all such rights to terminate the Business Combination Agreement in connection with the matters described in such Update Schedule; and

•        during the Interim Period, Terrestrial Energy will keep HCM II reasonably apprised of the status of matters relating to the USNRC’s review of Terrestrial Energy’s activities, if applicable, by furnishing HCM II with material filed copies of notes, inspections, audit requests and other material communications received by Terrestrial Energy from the USNRC upon reasonable request by HCM II. Upon reasonable request by HCM II, Terrestrial Energy will provide summaries of material meetings (including via teleconference or videoconference) between Terrestrial Energy and the USNRC.

Covenants of HCM II

Pursuant to the Business Combination Agreement, HCM II has agreed, among other things, to:

•        During the Interim Period, keep current all of its public filings with the SEC (after giving effect to all applicable extension periods) and otherwise comply in all material respects with applicable securities laws and will use its reasonable best efforts prior to the Closing to maintain the listing of the HCM II Class A Ordinary Shares and the warrants of HCM II on Nasdaq; provided, that (a) if HCM II fails to timely file any public filing with the SEC, such failure will not be a breach of the covenants under the Business Combination Agreement provided such public filing is made before the effectiveness of the registration statement of which this proxy statement/prospectus forms a part or the earlier termination of the Business Combination Agreement (even though such filing is late) and such late filing does not have a material adverse impact on the consummation of the Business Combination and (b) from and after the Closing, the parties intend to list on Nasdaq only the New Terrestrial Common Shares and the New Terrestrial Warrants;

•        Upon satisfaction or waiver of the conditions to Closing set forth in the Business Combination Agreement and provision of notice thereof to Continental (which notice HCM II will provide to Continental in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, HCM II (A) will cause any documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be delivered and (i) will use its reasonable best efforts to cause Continental to, and Continental will be obligated to (A) pay as and when due all amounts payable to the Public Shareholders pursuant to the redemption, (B) pay the amounts due to the underwriters of HCM II’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement, (C) pay the amounts due to the Sponsor, directors and officers of HCM II as repayment of unpaid HCM II liabilities, (D) pay the Purchaser Transaction Costs and the Company Transaction Costs (as defined in the Business Combination Agreement), (E) pay all income tax or other tax obligations of HCM II prior to the Closing, and (F) pay all remaining amounts then available in the Trust Account to HCM II for immediate use, subject to the Business Combination Agreement and the Trust Agreement, and (b) thereafter, the Trust Account will terminate, except as expressly provided in the Trust Agreement;

•        Prior to the Closing Date, HCM II will approve and adopt the New Equity Incentive Plan, in a form to be mutually agreed upon between HCM II and Terrestrial Energy, that, once adopted, will provide for grants of equity and equity-based awards to eligible service providers. The New Equity Incentive Plan will have an initial share reserve for new awards to be issued thereunder equal to ten percent (10%) of the New Terrestrial Energy’s fully diluted outstanding shares immediately following the Effective Time, as mutually agreed between HCM II and Terrestrial Energy based upon benchmarking against peer companies and in consultation with an independent outside compensation advisor;

•        Subject to receipt of the required shareholder approval of the Condition Precedent Proposals, at least one (1) Business Day prior to the Closing, that HCM II will, in accordance with applicable law, any applicable rules and regulations of the SEC and Nasdaq, and HCM II’s organizational documents, as applicable, cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Corporate Domestication with respect to the Domestication, in form and substance reasonably acceptable to HCM II and Terrestrial Energy, together with HCM II’s charter upon Domestication, in each case, in accordance with the provisions thereof and applicable law, and (b) completing, making and procuring all those filings required to be made with respect to Cayman Islands law in connection with the Domestication. HCM II expects to complete the Domestication during the fourth quarter of 2025 and, in any event, as close as possible prior to the closing of the Business Combination;

•        Use its reasonable best efforts to satisfy or cause to be satisfied the conditions of the closing obligations contained in any PIPE Subscription Agreements (as defined in the Business Combination Agreement) and consummate the transactions contemplated thereby, including using its reasonable best efforts to enforce its rights, as applicable, under such PIPE Subscription Agreements to cause the other parties to such PIPE Subscription Agreement, as applicable, to pay to (or as directed by) HCM II the applicable purchase price under such PIPE Subscription Agreement in accordance with its terms. Unless otherwise approved in writing by each of HCM II and Terrestrial Energy, neither HCM II nor Terrestrial Energy will, following execution of any PIPE Subscription Agreement, amend, modify, supplement, waive or terminate, or agree or provide consent to amend, modify, supplement, waive or terminate (the approval from HCM II or Terrestrial Energy, not to be unreasonably withheld, conditioned or delayed), any provision or remedy under, or any replacement of, such PIPE Subscription Agreement, other than, in each case, any assignment or transfer contemplated in such PIPE Subscription Agreement or expressly permitted by such PIPE Subscription Agreement (without any further amendment, modification or waiver to such assignment or transfer provision). Each of HCM II and Terrestrial Energy, as applicable, will give the other party prompt written notice: (a) of the receipt of any request from any other party to any PIPE Subscription Agreement for an amendment to, modification of, supplement to, waiver under or termination of such PIPE Subscription Agreement; (b) of any breach or default to the Knowledge of such party that (or any event or circumstance that, to the Knowledge of such party, with or without notice, lapse of time or both) would give rise to any breach or default, by any party to any PIPE Subscription Agreement; (c) of the receipt by such party of any written notice or other written communication with respect to any actual or potential threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of any PIPE Subscription Agreement by another party to such PIPE Subscription Agreement; and (d) if such party does not expect to receive all or any portion of the applicable purchase price under any PIPE Subscription Agreement in accordance with its terms;

•        HCM II will, and will cause its representatives to, reasonably cooperate with Terrestrial Energy and its subsidiaries in a timely manner to implement the ExchangeCo Recapitalization in a manner deemed necessary and appropriate by Terrestrial Energy; and

•        within one hundred and twenty (120) days following the Closing, HCM II will implement certain compliance programs including risk-based policies and procedures.

Joint Covenants of Terrestrial Energy and HCM II.

In addition, each of Terrestrial Energy and HCM II has agreed, among other things:

•        During the Interim Period, each of HCM II and Terrestrial Energy will not, and will cause its representatives to not, without the prior written consent of Terrestrial Energy and HCM II, directly or indirectly, (a) solicit, assist, initiate, engage or facilitate the making, submission or announcement of, or intentionally encourage, any acquisition proposal, (b) furnish any non-public information regarding such party or its affiliates or their respective businesses, operations, assets, liabilities, financial condition, prospects or employees to any person or group (other than a party to the Business Combination Agreement or their respective representatives) in connection with or in response to an acquisition proposal, (c) engage or participate in discussions or negotiations with any person or group with respect to, or that could reasonably be expected to lead to, an acquisition proposal, (d) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any acquisition proposal, or (e) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any acquisition proposal;

•        During the Interim Period, HCM II and Terrestrial Energy will give prompt notice to the other if such party or its affiliates: (a) receives any notice or other communication in writing from any third party (including any governmental authority) alleging that: (i) that the consent of such third party is or may be required in connection with the transactions contemplated by the Business Combination Agreement or (ii) any non-compliance with any law by either Terrestrial Energy or HCM II or its affiliates; (b) receives any notice or other communication from any governmental authority in connection with the transactions contemplated by the Business Combination Agreement; or (c) becomes aware of the commencement or threat, in writing, of any legal proceeding against either Terrestrial Energy or HCM II or any of its affiliates, or any of their respective properties or assets, or, to the Knowledge (as defined in the Business Combination Agreement) of such party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such party or of its affiliates, in each case, with respect to the consummation of the transactions contemplated by the Business Combination Agreement;

•        Notify the other as promptly as practicable (and in any event within two (2) Business Days) in writing of the receipt by such party or any of its representatives of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any acquisition proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an acquisition proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Additionally, each of Terrestrial Energy and HCM II are to keep the other promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each of Terrestrial Energy and HCM II will, and will cause its representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any person with respect to any acquisition proposal and will, and will direct its representatives to, cease and terminate any such solicitations, discussions or negotiations;

•        Subject to the terms and conditions of the Business Combination Agreement, each of Terrestrial Energy and HCM II will use its reasonable best efforts, and will cooperate fully with the other parties to the Business Combination Agreement, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Business Combination Agreement (including the receipt of all applicable consents of governmental authorities) and to comply as promptly as practicable with all requirements of governmental authorities applicable to the transactions contemplated by the Business Combination Agreement, including making the filing required by and complying with the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

•        As promptly as practicable after the Signing Date and receipt by HCM II of the PCAOB Financial Statements, the Interim Financial Statements and any other audited or unaudited financial statements of Terrestrial Energy and its subsidiaries that are required by applicable law to be included in the proxy statement/prospectus, (x) Terrestrial Energy and HCM II will jointly prepare and HCM II will file with the SEC, mutually acceptable materials (such agreement not to be unreasonably withheld, conditioned or delayed by HCM II or Terrestrial Energy) that will include the proxy statement to be filed with the SEC and sent to HCM II’s shareholders relating to the extraordinary general meeting, and (y) HCM II will prepare (with Terrestrial Energy’s and its representatives’ reasonable cooperation) and file with the SEC the registration statement of which this proxy statement/prospectus forms a part in connection with the registration under the Securities Act of Terrestrial Common Shares issuable in connection with the Merger;

•        Each of Terrestrial Energy and HCM II will use its reasonable best efforts to cause the registration statement of which this proxy statement/prospectus forms a part to comply with the rules and regulations promulgated by the SEC, to have the registration statement of which this proxy statement/prospectus forms a part declared effective under the Securities Act as promptly as practicable after such filing and to keep the registration statement of which this proxy statement/prospectus forms a part effective as long as is necessary to consummate the transactions contemplated by the Business Combination Agreement;

•        Each of Terrestrial Energy and HCM II agree that for a period of six (6) years from the Closing Date, each of them will, and will cause HCM II, Merger Sub and Terrestrial Energy and its subsidiaries to, maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of any D&O Indemnified Party, of HCM II’s, Merger Sub’s and Terrestrial Energy’s and its subsidiaries respective organizational documents as in effect immediately prior to the Closing Date or in any indemnification agreements of HCM II, Merger Sub or any of Terrestrial Energy or any of its subsidiaries, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date or in any indemnification agreements of HCM II, Merger Sub or Terrestrial Energy and its subsidiaries, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date, and the parties will, and will cause HCM II, Merger Sub and Terrestrial Energy and its subsidiaries to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any legal proceedings pending or asserted or any claim made within such period will continue until the disposition of such legal proceedings or resolution of such claim. From and after the Closing Date, HCM II will cause Terrestrial Energy and its subsidiaries to honor, in accordance with their respective terms, each of the covenants described in this bullet without limit as to time;

•        Terrestrial Energy and HCM II will use commercially reasonable efforts to cause each of the individuals specified in the Disclosure Letter provided by Terrestrial Energy to enter into an employment agreement between such individual and HCM II (or a subsidiary thereof), in each case, to become effective as of the Closing, and upon terms to be agreed to by Terrestrial Energy, HCM II and such individual prior to the effectiveness of the registration statement of which this proxy statement/prospectus forms a part; and

•        Terrestrial Energy and HCM II will take all necessary action, including HCM II causing the directors of HCM II to resign, so that effective as of the Closing, the board of New Terrestrial Energy will consist of no less than five (5) individuals (appointed in accordance and such that, as of the Closing, the New Terrestrial Energy board will comply with Nasdaq rules) to be determined by Terrestrial Energy. Immediately after the Closing, the parties will take all necessary action to designate and appoint to the board of New Terrestrial Energy (a) one (1) person that is designated by HCM II prior to the Closing, which person will be subject to Terrestrial Energy’s consent (such consent not to be unreasonably withheld, delayed or conditioned), (b) the chief executive officer of HCM II after the Closing and (c) the remaining persons, all of whom will be designated by Terrestrial Energy prior to the Closing and such number of whom will be independent under applicable law and the relevant rules and regulations of Nasdaq such that a majority of the members of the Post-Closing Purchaser Board (as defined in the Business Combination Agreement) will be independent under applicable law and the relevant rules and regulations of Nasdaq. At or prior to the Closing, Terrestrial Energy, if requested, and HCM II will provide each initial director with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, Terrestrial Energy and HCM II.

Closing and Effective Time of the Business Combination

Subject to the satisfaction or waiver of the closing conditions specified in the Business Combination Agreement, the consummation of the transactions contemplated by the Business Combination Agreement (other than those transactions that by their nature are to be satisfied prior to the Closing) will take place (a) electronically by the mutual electronic exchange of documents and signatures (including portable document format (.pdf)) at a time and date to be specified in writing by HCM II, Terrestrial Energy and Merger Sub, which date will be no later than the third (3rd) Business Day after all the closing conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or (b) at such other date, time or place (including remotely) as HCM II and Terrestrial Energy may agree.

Closing Conditions

The consummation of the Business Combination Agreement is conditioned upon the satisfaction or waiver by the applicable parties to the Business Combination Agreement of the conditions set forth below. Therefore, unless these conditions are waived (to the extent they can be waived) by the applicable parties to the Business Combination Agreement, the Business Combination may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would waive any such provisions of the Business Combination Agreement.

Conditions to the Obligations of Each Party

The consummation of the Business Combination is conditioned upon the satisfaction or waiver of certain customary closing conditions by each of the parties, including among other things:

•        the approval of each Condition Precedent Proposal will have been obtained;

•        no governmental authority will have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and which has the effect of making the transactions or agreements contemplated by the Business Combination Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by the Business Combination Agreement;

•        the registration statement of which this proxy statement/prospectus forms a part will have been declared effective under the Securities Act by the SEC and will remain effective as of the Closing, and no stop order or similar order suspending the effectiveness of the registration statement of which this proxy statement/prospectus forms a part will have been issued and be in effect with respect to the registration statement of which this proxy statement/prospectus forms a part and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

•        the shares of New Terrestrial Common Shares to be issued in connection with the Business Combination will be conditionally approved for listing upon the Closing on Nasdaq subject to any requirement to have a sufficient number of round lot holders of the New Terrestrial Common Shares (provided that such condition will not apply to the extent the shares of New Terrestrial Common Shares have not been conditionally approved for listing due to a failure to meet any “market value of publicly held securities” or similarly titled requirement as a result of Terrestrial Energy not permitting a sufficient number of shares of New Terrestrial Common Shares to be issued to non-affiliates pursuant to the Business Combination Agreement to be excluded from lock-up or other contractual restriction); and

•        the waiting period (and any extensions thereof) under the HSR Act (as defined in the Business Combination Agreement) and any other Antitrust Laws (as defined in the Business Combination Agreement) has expired or has been terminated and any approval required under any other Antitrust Laws has been obtained.

Conditions to the Obligations of Terrestrial Energy

The obligations of Terrestrial Energy to consummate and effect the Business Combination are subject to the satisfaction or waiver of each of the following additional conditions at or prior to the Closing, any one (1) or more of which may be waived in writing exclusively by Terrestrial Energy:

•        All of the representations and warranties of HCM II and Merger Sub set forth in the Business Combination Agreement and in any certificate delivered by or on behalf of HCM II pursuant thereto will be true and correct on and as of the date of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for (a) those representations and warranties that address matters only as of a particular date (which representations and warranties will have been accurate as of such date), and (b) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Purchaser Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect;

•        HCM II and Merger Sub will have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under the Business Combination Agreement to be performed or complied with by them on or prior to the Closing Date;

•        no Purchaser Material Adverse Effect will have occurred since the Signing Date that is continuing;

•        the Domestication will have been completed as provided in the Business Combination Agreement and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto will have been delivered to Terrestrial Energy;

•        HCM II will have made appropriate arrangements to have the net proceeds remaining in the Trust Account (after giving effect to all Redemptions) available to HCM II at the Closing;

•        after giving effect to the transactions contemplated by the Business Combination Agreement (including any PIPE Financing), HCM II will have at least five million and one dollars ($5,000,001) of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time;

•        as of the Closing, the Available Closing SPAC Cash (as defined in the Business Combination Agreement) will not be less than one hundred and fifty million dollars ($150,000,000);

•        all actions have been taken such that the New Terrestrial Energy board will be constituted of the directors contemplated by the Business Combination Agreement;

•        the existing governing documents of HCM II will be amended and restated and become the Proposed Organizational Documents of New Terrestrial Energy as described in this proxy statement/prospectus;

•        HCM II will have delivered to Terrestrial Energy a certificate, signed by an executive officer of HCM II and dated as of the Closing Date, certifying as to the matters described in the Business Combination Agreement;

•        HCM II will have delivered to Terrestrial Energy a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of HCM II’s and Merger Sub’s organizational documents as in effect as of the Closing Date (after giving effect to the Domestication) and (B) the resolutions of HCM II’s and Merger Sub’s board of directors authorizing and approving the execution, delivery and performance of the Business Combination Agreement and each of the ancillary documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated thereby;

•        HCM II will file the Proposed Certificate of Incorporation with the Secretary of State of the State of Delaware and adopt the Proposed By-Laws; and

•        HCM II will have delivered, or caused to be delivered, all of the certificates, instruments, contracts, and other documents specified to be delivered by it under the Business Combination Agreement, duly executed by HCM II (as applicable).

Conditions to the Obligations of HCM II and Merger Sub

The obligations of HCM II and Merger Sub to consummate and effect the Business Combination are subject to the satisfaction or waiver of each of the following additional conditions at or prior to the Closing, any one (1) or more of which may be waived in writing exclusively by HCM II.

•        All of the representations and warranties of Terrestrial Energy set forth in the Business Combination Agreement and in any certificate delivered by or on behalf of Terrestrial Energy pursuant thereto will be true and correct on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for (a) those representations and warranties that address matters only as of a particular date (which representations and warranties will have been accurate as of such date), and (b) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

•        Terrestrial Energy will have performed in all material respects all of its obligations and complied in all material respects with all of the agreements and covenants under the Business Combination Agreement (other than the requirement to provide the PCAOB Financial Statements and the Interim Financial Statements by the specified deadlines) to be performed or complied with by it on or prior to the Closing Date;

•        no Company Material Adverse Effect will have occurred with respect to Terrestrial Energy and its subsidiaries, taken as a whole, since the date of the Business Combination Agreement that is continuing;

•        Terrestrial Energy having not received from the USNRC any formal written communication that would (a) have a material and adverse impact on the ability of Terrestrial Energy or its subsidiaries, taken as a whole, to consummate the Merger, or (b) prevent Terrestrial Energy or its subsidiaries from continuing their regulatory engagement with the USNRC;

•        Terrestrial Energy will have delivered to HCM II a certificate, signed by an executive officer of Terrestrial Energy and dated as of the Closing Date, certifying as to the matters described in the Business Combination Agreement;

•        Terrestrial Energy will have delivered to HCM II a certificate executed by Terrestrial Energy’s secretary certifying as to the validity and effectiveness of, and attaching, (a) copies of Terrestrial Energy’s organizational documents as in effect as of the Closing Date (immediately prior to the Closing) and (b) the requisite resolutions of Terrestrial Energy’s board of directors authorizing and approving the execution, delivery and performance of the Business Combination Agreement and each ancillary document to which Terrestrial Energy is or is required to be a party or bound, and the consummation of the Business Combination; and

•        Terrestrial Energy will have delivered, or caused to be delivered, all of the certificates, instruments, contracts and other documents specified to be delivered by it under the Business Combination Agreement, duly executed by Terrestrial Energy (as applicable).

Termination; Effectiveness

Terrestrial Energy and HCM II are able to terminate the Business Combination Agreement by mutual written consent. Additionally, either Terrestrial Energy or HCM II are able to terminate the Business Combination Agreement:

•        by written notice if any of the conditions to the Closing set forth in the Business Combination Agreement have not been satisfied or waived by the Outside Date; provided, however, the right to terminate the Business Combination Agreement will not be available to a party if the breach or violation by such party or its affiliates of any representation, warranty, covenant or obligation under the Business Combination Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

•        by written notice if a governmental authority of competent jurisdiction will have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement, and such order or other action has become final and non-appealable; provided, however, that the right to terminate the Business Combination Agreement will not be available to either Terrestrial Energy or HCM II if the failure by it or its affiliates to comply with any provision of the Business Combination Agreement has been a substantial cause of, or substantially resulted in, such action by such governmental authority; or

•        by written notice if the Purchaser Shareholders’ Meeting (as defined in the Business Combination Agreement) has been held (including any adjournment or postponement thereof), has concluded, the shareholders of HCM II have duly voted, and the Purchaser Shareholder Approval was not obtained;

Terrestrial Energy is able to terminate the Business Combination Agreement:

•        if the board of directors of HCM II modifies its recommendation that shareholders vote “FOR” each of the Condition Precedent Proposals;

•        by written notice if a governmental authority of competent jurisdiction will have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement, and such order or other action has become final and non-appealable; provided, however, that the right to terminate the Business Combination Agreement will not be available to either Terrestrial Energy or HCM II if the failure by it or its affiliates to comply with any provision of the Business Combination Agreement has been a substantial cause of, or substantially resulted in, such action by such governmental authority; or

•        by written notice if the Purchaser Shareholders’ Meeting has been held (including any adjournment or postponement thereof), has concluded, the shareholders of HCM II have duly voted, and the Purchaser Shareholder Approval was not obtained.

HCM II would be able to terminate the Business Combination Agreement:

•        if there has been a Company Board Recommendation Change (as defined in the Business Combination Agreement);

•        by written notice if (a) there has been a breach by Terrestrial Energy of any of its representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of such parties will have become untrue or inaccurate, in any case, which would result in a failure of certain specified conditions set forth in the Business Combination Agreement to be satisfied (treating the Closing Date for such purposes as the date of the Business Combination Agreement or, if later, the date of such breach), and (b) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (i) twenty (20) days after written notice of such breach or inaccuracy is provided to Terrestrial Energy or (ii) the Outside Date; provided, that HCM II will not have the right to terminate the Business Combination Agreement pursuant to the Business Combination Agreement if at such time HCM II is in material uncured breach of the Business Combination Agreement; or

•        by written notice if (a) all the conditions set forth in the Business Combination Agreement have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which will be capable of being satisfied if the Closing Date were the date of such termination), (b) Terrestrial Energy fails to consummate the transactions contemplated by the Business Combination Agreement on or prior to the day when the Closing is required to occur pursuant to the Business Combination Agreement, (c) HCM II will have irrevocably confirmed in writing to Terrestrial Energy that it is ready, willing and able to consummate the Closing and (d) Terrestrial Energy fails to effect the Closing within ten (10) Business Days following delivery of such confirmation.

Waiver and Amendments

At any time prior to Closing, any party to the Business Combination Agreement may, by action taken by its board of directors or other officers or persons duly authorized (a) extend the time for the performance of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties (of the other party thereto) that are contained in the Business Combination Agreement or (c) waive compliance by the other parties thereto with any of the agreements or conditions contained in the Business Combination Agreement. The Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by HCM II and Terrestrial Energy.

Expenses

HCM II and Terrestrial Energy agree that they are entitled to seek an injunction or restraining order to prevent breaches and to seek specific enforcement of the terms and provisions of the Business Combination Agreement, without the requirement to post any bond or other security or to prove that money damages would be inadequate, in addition to any other right or remedy to which such party may be entitled under the Business Combination Agreement, at law or in equity.

Governing Law; Consent to Jurisdiction

The Business Combination Agreement is governed by the laws of the State of Delaware. The parties to the Business Combination Agreement have irrevocably submitted to the exclusive jurisdiction of federal and state courts located in the State of Delaware.

For more information, see “The Business Combination Proposal — Background of the Business Combination”.

The HCM II Board’s Reasons for the Approval of the Business Combination

Before reaching its unanimous decision on March 26, 2025, the HCM II Board consulted with its management team, legal counsel and other advisors. The HCM II Board considered a variety of factors in connection with its evaluation of the Business Combination in approving and recommending the transaction to the HCM II shareholders. In light of the complexity of those factors, the HCM II Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of the HCM II Board may have given different weight to different factors in their evaluation of the Business Combination.

Further, the prospectus for the IPO identified the general criteria and guidelines that HCM II believed would be important in evaluating prospective target businesses, although HCM II also indicated it may enter into a business combination with a target business that does not meet these criteria and guidelines. The HCM II Board considered these criteria in its evaluation of Terrestrial Energy, which include identifying companies that (i) generate or have the future potential to generate stable free cash-flow, (ii) have attractive unit economies at scale, (iii) demonstrate advantages when compared to their competitors (iv) have experienced management teams or provide a platform for us to assemble an effective and capable management team and (v) have a leading or niche market position and that demonstrate advantages when compared to their competitors. HCM II also considered seeking large, highly complex companies that we believe would benefit from operational improvements.

For a description of the HCM II Board’s reasons for the approval of the Business Combination and the unanimous recommendation of the HCM II Board, see the subsection entitled “The Business Combination Proposal — The HCM II Board’s Reasons for the Approval of the Business Combination”.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination (i) assuming that none of the outstanding HCM II Class A Ordinary Shares are redeemed in connection with the Business Combination and (ii) assuming that all of the HCM II Class A Ordinary Shares are redeemed in connection with the Business Combination. For an illustration of the number of shares and percentage interests outstanding under each scenario see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”.

No Redemption

Sources of Funds (in millions)		Uses (in millions)
Terrestrial Energy Rollover Equity(1)	$925	Equity to Terrestrial Energy(1)	$925
Investments held in Trust Account	240	Cash to balance sheet	234
PIPE	50	Transaction expenses(2)	16
		Equity from Convertible Debt(3)	40
Total Sources	$1,215	Total Uses	$1,215

____________

(1)      Represents the aggregate value of shares issued to Terrestrial Energy Stockholders at a deemed value of $10.00 per share, which per-share value may change based on the redemption price (which change would result in either a decrease or increase in the total number of shares Terrestrial Energy Stockholders will receive). Assumes $10.00 of New Terrestrial Common Shares issued to current Terrestrial Energy Stockholders. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

(2)      Represents an estimated amount inclusive of advisory, printing, legal, accounting fees, and certain bonuses to be paid upon the close of the Business Combination. Includes $10.7 million paid to Cantor pursuant to the Underwriting Agreement.

(3)      Represents approximately $25 million of Terrestrial Convertible Notes plus accrued interest, converting at a 25% discount, assuming a Closing on September 30, 2025.

Maximum Redemption

Sources of Funds (in millions)		Uses (in millions)
Terrestrial Energy Rollover Equity(1)	$925	Equity to Terrestrial Energy(1)	$925
Investments held in Trust Account	100	Cash to balance sheet	94
PIPE	50	Transaction expenses(2)	16
		Equity from Convertible Debt(3)	40
Total Sources	$1,075	Total Uses	$1,075

____________

(1)      Represents the aggregate value of shares issued to Terrestrial Energy Stockholders at a deemed value of $10.00 per share, which per-share value may change based on the redemption price (which change would result in either a decrease or increase in the total number of shares Terrestrial Energy Stockholders will receive). Assumes $10.00 of New Terrestrial Common Shares issued to current Terrestrial Energy Stockholders. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

(2)      Represents an estimated amount inclusive of advisory, printing, legal, accounting fees, and certain bonuses to be paid upon the close of the Business Combination. Includes $10.7 million paid to Cantor pursuant to the Underwriting Agreement.

(3)      Represents approximately $25 million of Terrestrial Convertible Notes plus accrued interest, converting at a 25% discount, assuming a Closing on September 30, 2025.

U.S. Federal Income Tax Considerations of the Domestication and for Holders of HCM II Class A Ordinary Shares Exercising Redemption Rights

For a discussion summarizing material U.S. federal income tax considerations and consequences of the Domestication and an exercise of redemption rights in connection with the Business Combination, please see “Material U.S. Federal Income Tax Considerations for Holders of HCM II Securities and New Terrestrial Energy Securities”.

U.S. Federal Income Tax Considerations of the Merger

For a discussion summarizing material U.S. federal income tax considerations and consequences of the Merger, please see “Material U.S. Federal Income Tax Considerations for Holders of HCM II Securities and New Terrestrial Energy Securities” and “Material U.S. Federal Income Tax Considerations of the Merger for Holders of Terrestrial Stock and Terrestrial Energy”.

Summary Risk Factors

In evaluating the proposals to be presented at the extraordinary general meeting, shareholders should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 53. In particular, such risks include, but are not limited to, the following:

Risks Related to HCM II and the Business Combination

•        Directors and officers of HCM II, the Sponsor and their affiliates have interests in the Business Combination and the proposals described in this proxy statement/prospectus that are different from, or in addition to and/or in conflict with, those of the HCM II shareholders generally.

•        The Sponsor and HCM II’s directors and officers have agreed to vote in favor of the Business Combination, regardless of how our Public Shareholders vote.

•        The ability of our Public Shareholders to exercise redemption rights with respect to a large number of our Public Shares could increase the probability that the Business Combination will be unsuccessful and that you would have to wait for liquidation in order to redeem your Public Shares.

•        The Sponsor, HCM II’s or Terrestrial Energy’s directors, officers, advisors and their affiliates may elect to purchase Public Shares or Public Warrants, which may influence a vote on the Business Combination and reduce the public “float” of the Public Shares or Public Warrants.

•        Past performance by our management team, our advisors and their respective affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, may not be indicative of future performance of an investment in New Terrestrial Energy.

•        HCM II cannot assure you that its diligence review has identified all material risks associated with the Business Combination, and you may be less protected as an investor from any material issues with respect to Terrestrial Energy’s business, including any material omissions or misstatements contained in the Registration Statement or this proxy statement/prospectus relating to the Business Combination, than an investor in an underwritten initial public offering.

•        HCM II (or New Terrestrial Energy) will not have any right to make damage claims against Terrestrial Energy for the breach of any representation, warranty or covenant made by Terrestrial Energy in the Business Combination Agreement.

•        HCM II’s shareholders will experience dilution due to the issuance of shares of New Terrestrial Common Shares and securities convertible into the shares of New Terrestrial Common Shares to the Terrestrial Stockholders as consideration in the Business Combination.

•        Subsequent to the consummation of the Business Combination, New Terrestrial Energy may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on New Terrestrial Energy’s financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

•        New Terrestrial Energy’s actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

•        The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the transaction or New Terrestrial Energy’s future results.

•        There can be no assurance that the New Terrestrial Common Shares and New Terrestrial Warrants issued in connection with the Business Combination will be approved for listing on Nasdaq following the Closing.

•        There is substantial doubt about our ability to continue as a going concern.

•        If third parties bring claims against HCM II, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.05 per share.

•        HCM II’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Shareholders.

•        We may not have sufficient funds to satisfy indemnification claims of our directors and officers.

•        If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

•        If, after HCM II distributes the proceeds in the Trust Account to its Public Shareholders, it files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of the HCM II Board may be viewed as having breached their fiduciary duties to HCM II’s creditors, thereby exposing the members of the HCM II Board and HCM II to claims of punitive damages.

•        The SEC has recently issued final rules to regulate special purpose acquisition companies. Certain of the procedures that we may determine to undertake in connection with such rules may increase our costs and the time needed to complete the Business Combination or any other initial business combination and may constrain the circumstances under which we could complete the Business Combination, or any other initial business combination.

•        There is a risk that the 1% U.S. federal excise tax may be imposed on us in connection with redemptions of Public Shares.

•        If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination or another initial business combination or force us to abandon our efforts to complete an initial business combination.

•        We may not be able to complete the Business Combination, or another initial business combination, since such initial business combination may be subject to regulatory review and approval requirements, including foreign investment regulations and review by government entities such as the Committee on Foreign Investment in the United States (“CFIUS”), or may be ultimately prohibited.

•        HCM II’s shareholders may be held liable for claims by third parties against HCM II to the extent of distributions received by them upon redemption of their shares.

•        HCM II’s Letter Agreement with the Sponsor and HCM II’s officers and directors may be amended without shareholder approval.

•        If you or a “group” of shareholders are deemed to hold in excess of 15% of the Public Shares, you may lose the ability to redeem all such shares in excess of 15% of our Public Shares.

•        You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your Public Shares or Public Warrants, potentially at a loss.

•        A Public Shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account may not put such shareholder in a better future economic position.

•        The net cash available to New Terrestrial Energy from the Trust Account and the financings described in this proxy statement/prospectus in respect of each Public Share that is not redeemed will be materially less than the price per share implied in the Business Combination Agreement to the shares of New Terrestrial Common Shares to be issued to the Terrestrial Stockholders.

•        If a Public Shareholder fails to receive notice of our offer to redeem the Public Shares in connection with the Business Combination, or fails to comply with the procedures for submitting or tendering its Public Shares, such Public Shares may not be redeemed.

•        If we are unable to consummate the Business Combination or another initial business combination by the date required in the Cayman Constitutional Documents, the Public Shareholders may be forced to wait beyond such date before redemption from our Trust Account.

•        The completion of the Business Combination is subject to certain closing conditions, including satisfaction of all closing conditions in the Business Combination Agreement, including minimum cash requirements and market-based conditions, any of which may make it more difficult for HCM II to complete the Business Combination as contemplated and may result in the Business Combination not being consummated.

•        The exercise of HCM II’s management’s discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the HCM II shareholders’ best interest.

•        If the subscribers party to the PIPE Subscription Agreements exercise their right to reduce the number of subscribed shares, the gross amount of the proceeds received by Terrestrial Energy in the PIPE Financing will be less than $50,000,000.

•        HCM II may be targeted by securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the Business Combination from being completed.

•        The terms of the HCM II Warrants may be amended in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then outstanding Public Warrants.

•        The Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our Warrants, which could limit the ability of Warrant holders to obtain a favorable judicial forum for disputes.

•        A provision of the Warrant Agreement may make it more difficult for HCM II to consummate the Business Combination.

Risks Related to the Adjournment Proposal

•        If the Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve the Business Combination Proposal, the HCM II Board will not have the ability to adjourn the extraordinary general meeting to a later date in circumstances where such adjournment is necessary to permit the Business Combination to be approved.

Risks Related to the Domestication and the Business Combination

•        The Domestication may result in adverse tax consequences for holders of HCM II Class A Ordinary Shares and HCM II Warrants.

Risks Related to Our Business and Industry

•        We have not yet constructed an IMSR Plant, nor have we entered into any binding contract with any customer, including any of our current portfolio of project consortium partners, to operate an IMSR Plant or deliver electricity or heat, and there is no guarantee that we will be able to do so in the future. Our limited commercial operating history makes it difficult to evaluate our prospects, the risks and challenges we may encounter and our total potential addressable market.

•        Any delays in the development and construction of our IMSR plants and the manufacturing of their key components due to a number of factors, including the degree of pre-fabrication, standardization, on-site construction, long-lead procurement, contractor performance, plant pre-operational and startup testing and other site-specific considerations may adversely impact our business and financial condition.

•        Our limited commercial operating history in a rapidly evolving industry makes it difficult for us to evaluate our future prospects and prepare for the risks and challenges we may encounter.

•        If we fail to manage our growth effectively, we may be unable to execute our business plan, and our business, results of operations, and financial condition could be harmed.

•        IMSR Plants may suffer significant construction delays or cost increases as a result of a variety of factors. Any such delays could cause the construction of a project to ultimately be unprofitable for the Company or otherwise adversely affect the Company’s business, financial condition and results of operations.

•        Any failure to effectively update the design, construction, and operations of our planned IMSR Plants to ensure cost competitiveness could reduce the marketability of our designs and has the potential to impact deployment schedules.

•        Successful commercialization of new, or further enhancements to existing, alternative low-carbon energy generation technologies, such as adding carbon capture and sequestration/storage mechanisms to fossil fuel power plants, wind, solar, geothermal or fusion, may prove to be more cost effective or appealing to the global energy markets and therefore may adversely affect the market demand for our IMSR Plants, potentially adversely affecting our ability to successfully commercialize our IMSR Plants.

•        If demand for our IMSR Plants fails to develop sufficiently, our business and operations could suffer, and we would be unable to achieve or maintain profitability.

•        Our IMSR Plant design may not attract customers as quickly as we expect, or at all.

•        Customers may rescind or back out of non-binding agreements due to various reasons, which could adversely affect our revenue streams, project timelines, and overall financial performance.

•        Our cost estimates are sensitive to broader economic factors, and our ability to control or manage our costs may be limited.

•        Competition from existing or new competitors or technologies domestically and internationally could cause us to experience one or more of downward pressures on prices, lower customer demand for our products and services, reduced margins, the inability to take advantage of new business opportunities and the loss of market share.

•        Changes in the availability and cost of electricity, natural gas, oil and other forms of energy are subject to volatile market conditions that could adversely affect our business prospects, financial condition, results of operations and cash flows.

•        The potential disruption of uranium supply chains makes long-range planning uncertain.

•        The cost of electricity and heat generated from nuclear sources may not be cost competitive with other electricity generation sources and/or heat generated from other sources in some markets, which could materially and adversely affect our business prospects, financial condition, results of operations and cash flow.

•        Our illustrative unit economics are subject to significant risks, assumptions, estimates, and uncertainties. As a result, our actual revenues, timing for achieving business milestones, expenses, capital expenditures, profitability and cash flows may differ materially from our expectations.

•        The IMSR plants may not operate as planned.

•        We and our customers operate in a politically sensitive environment, and the public perception of nuclear energy and radioactive materials could materially and adversely affect us, our customers, and the markets in which we operate.

•        Incidents involving nuclear energy facilities, including accidents, terrorist acts or other high-profile events involving radioactive materials, could materially and adversely affect the public perception of the safety of nuclear energy, and such adverse effects could potentially decrease demand for nuclear energy, increase regulatory requirements and costs, or result in liability or claims that could materially and adversely affect our business.

•        The direct and indirect impact on us and our customers from severe weather and other effects of climate change and the economic impacts of the transition to low-emissions energy, could adversely affect our financial condition, operating results, and cash flows.

•        The occurrence of adverse events, cancellations of significant projects, delays in project timelines, adjustments in cost structures, and other negative developments announced by competitors could have an impact on our operations, financial performance, and future prospects.

•        The IMSR Plant involves toxic, hazardous and/or radioactive materials and could result in liability without regard to fault or negligence.

•        Unsatisfactory safety performance or security incidents at our customers’ facilities — or any nuclear facility around the world — could have a material adverse effect on our business, financial condition and results of operations.

•        We are subject to information technology and cyber security threats which could have adverse effects, including regulatory effects, on our business and results of operations.

•        We rely on a limited number of suppliers for certain materials and supplied components, some of which are highly specialized and are being designed for first-of-a-kind or sole use in the IMSR Plant. We and our third-party vendors may not be able to obtain sufficient materials or supplied components to meet our manufacturing and operating needs, or obtain such materials on favorable terms or at expected costs.

•        We depend on key executives, management, directors, and other highly skilled personnel with highly technical expertise to execute our business plan and oversee our operations, as applicable. Our failure to successfully recruit and retain experienced and qualified personnel could have a material adverse effect on our business.

•        Our ability to protect our patents and other intellectual property rights may be challenged and is not guaranteed. If we are unable to protect our intellectual property rights, our business and competitive position may be harmed.

•        We currently enjoy only limited geographical protection with respect to certain issued patents and trademarks and may not be able to protect our intellectual property rights throughout the world. If we are unable to protect our intellectual property rights, our business and competitive position may be harmed.

•        We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial fees and costs.

•        We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect our ability to develop and market our IMSR Plants.

•        We may be subject to claims of ownership and other rights to our patents and other intellectual property by third parties.

•        Customization and hybridization of the Thermal and Electric Facility may require additional research and development and/or reliance on external service providers.

•        Some of our management team have limited experience in operating a public company.

•        Compliance with the reporting obligations under the United States securities laws and Section 404 of Sarbanes-Oxley requires expenditures of capital and other resources and may divert management’s attention. If we fail to comply with these reporting obligations or to maintain adequate internal controls our operations, and investors’ confidence in us, could be materially and adversely affected.

Risks Related to Compliance with Law, Government Regulation and Litigation

•        Our business may be subject to the policies, priorities, regulations, mandates and funding levels of governmental entities and may be negatively or positively impacted by any change thereto.

•        Our IMSR Plants are subject to regulations in all jurisdictions related to nuclear safety, environmental, and financial qualification, among other requirements. Regulatory approvals, such as construction permits and operating licenses issued by the USNRC or other relevant regulators are necessary for our project partners to construct and operate our IMSR Plants, and for Terrestrial Energy to develop the manufacturing capacity to supply IMSR Core-units and IMSR Fuel Salt. Our plans to deploy IMSR Plants rely on timely receipt of such regulatory approvals in the jurisdictions in which we seek to do business. Such regulatory approval processes may be subject to change, can be technically challenging to address, may result in the imposition of conditions that impact the financial viability of our IMSR Plants, and may also provide opportunities for third parties to lodge objections or seek more stringent requirements for our IMSR Plants. The U.S. government’s budget deficit and the national debt, as well as any inability of the U.S. government to complete its budget or appropriations process for any government fiscal year could have an adverse impact on our or our customers’ business, financial condition, results of operations and cash flows.

•        We may pursue government awards involving cost-share related to our R&D work, which could be affected by our failure to comply with certain laws and regulations.

•        Uncertain global macro-economic and political conditions could materially adversely affect our business prospects, financial condition, results of operations and cash flow.

•        We and our suppliers are subject to stringent U.S. export and import control laws and regulations and analogous laws and regulations in other jurisdictions. Unfavorable changes in these laws and regulations or U.S. government or other relevant government licensing policies, our failure to secure timely U.S. government or other relevant government authorizations under such laws and regulations, or our failure to comply with such laws and regulations could have a material adverse effect on our business prospects, financial condition, results of operations and cash flows.

•        We are part of the nuclear power industry, which is highly regulated. Our molten salt nuclear fuel form differs from fuel forms currently licensed and used by commercial nuclear power plants, and our IMSR technology differs from reactor technology currently in commercial operation, including with respect to potential industrial uses. As a result, the regulatory licensing and approval process for our IMSR Plants may be delayed and made more costly, and industry acceptance of our nuclear fuels may be hampered.

•         We must complete nuclear material qualifications in a manner compliant with regulatory standards and obtain regulatory approvals for the use of various materials in our IMSR design. This includes long lead-time irradiation testing and analysis, which may require redesign or use of alternative suppliers if results are unsatisfactory. Further, certain key nuclear grade materials and components, such as graphite, are only produced in limited quantity and predominantly outside of the United States. Cultivating expanded foreign or domestic U.S. supply chain manufacturing capacity for key materials and components depends on cooperation from government and supply chain partners that may result in shortages and delays if not accomplished within assumed timelines or costs. These key materials and components may also be particularly vulnerable to inflationary pressures and cost increases.

•        The IMSR Plant design has not yet been approved or licensed for use by the USNRC or the Canadian Nuclear Safety Commission at any site, and approval or licensing of these designs is not guaranteed.

•        Changes in government agency budgets as well as staffing shortages at national laboratories and other government agencies may lengthen our estimated timelines for regulatory approval and construction.

•        Even if the IMSR Plant is licensed in the United States or Canada, we must still obtain approvals on a country-by-country basis to deploy these reactor technologies, which approvals may be delayed or denied or which may require modification to our design.

•        There is no assurance that nuclear regulators will accept the exclusion of the Thermal and Electric Facility from the operating license requirements for the IMSR Plant.

•        Our customers could incur substantial costs as a result of violations of, or liabilities under, environmental laws.

•        We are subject to laws and regulations governing the use, transportation, and disposal of toxic, hazardous and/or radioactive materials. Failure to comply with these laws and regulations could result in substantial fines and/or enforcement actions.

•        Changes in tax laws could adversely affect our business prospects and financial results.

•        We may become involved in litigation that may materially adversely affect our business, financial condition and results of operations.

Risks Related to Terrestrial Energy’s Capital Resources

•        In order to fulfill our business plan, we will require additional funding. To the extent we require such additional investor funding in the future, such funding may be dilutive to our investors and no assurances can be provided as to terms of any such funding. Any such funding and the associated terms will be highly dependent upon market conditions and the progress of our business at the time we seek such funding. The terms of any financing that we pursue may be less favorable than previously anticipated and could become even less favorable depending on the amount of funds we may require.

•        Our corporate expenditures, including our corporate level outspend, are subject to numerous risks and uncertainties.

•        We may experience an adverse impact from inflation and rising costs.

•        We have a history of financial losses and may not achieve profitability in the future. We will need substantial additional capital to complete the design of the IMSR Plant and fund our operations. If we fail to obtain significant additional capital in connection with the consummation of the Business Combination, we will be unable to sustain operations unless we are able to raise additional capital following the Business Combination from additional funding sources.

•        There is substantial doubt about our ability to continue as a going concern, and we will require additional future funding, which funding may be needed within the next twelve months.

•        Future indebtedness could expose us to risks that could adversely affect our business, financial condition and results of operations.

•        Our actual operating results may differ significantly from any guidance we may provide.

•        Our financial results may vary significantly from quarter to quarter.

•        Changes in our accounting estimates and assumptions could negatively affect the reporting of our financial position and results of operations.

Risks Related to New Terrestrial Energy’s Securities Following the Consummation of the Business Combination

•        The requirements of being a public company in the U.S., if the Proposed Business Combination is completed, may strain the Company’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from being a public company in the U.S. may be greater than we anticipate.

•        If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of New Terrestrial Energy’s securities may decline.

•        Even if HCM II consummates the Business Combination, there is no guarantee that the New Terrestrial Warrants will ever be in the money, and they may expire worthless.

•        Your unexpired New Terrestrial Warrants may be redeemed prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

•        The warrants may have an adverse effect on the market price of the New Terrestrial Common Shares.

•        You may only be able to exercise your Public Warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer shares of New Terrestrial Common Shares from such exercise than if you were to exercise such Public Warrants for cash.

•        If the Merger does not qualify as a reorganization under Section 368(a) of the Code, U.S. Holders of Terrestrial Energy stock may be required to pay substantial U.S. federal income taxes.

•        The proposed New Terrestrial Energy Certificate of Incorporation will provide, subject to limited exceptions, that the courts of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF TERRESTRIAL ENERGY

The following table shows the selected historical financial information of Terrestrial Energy for the periods and as of the dates indicated.

The summary historical financial information for Terrestrial Energy presented below for the six months ended June 30, 2025 and 2024, and the summary balance sheet as of June 30, 2025 have been derived from Terrestrial Energy’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. The summary historical financial information for Terrestrial Energy presented below for the years ended December 31, 2024 and 2023, and the summary balance sheets as of December 31, 2024 and 2023 have been derived from Terrestrial Energy’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

The summary information in the following tables should be read in conjunction with the sections entitled “Risk Factors — Risks Related to Our Business and Industry” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Terrestrial Energy” and Terrestrial Energy’s consolidated financial statements and related notes thereto included elsewhere in this proxy statement/prospectus. The selected historical financial information in this section is not intended to replace Terrestrial Energy’s consolidated financial statements and related notes.

As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to Terrestrial Energy, prior to and without giving pro-forma effect to the impact of the Business Combination and, as a result, the results in this section may not be indicative of the results of New Terrestrial Energy going forward.

Summary statement of operations information:	Six months ended June 30, 2025	Six months ended June 30, 2024
Revenues
Engineering services revenue	$—	$125,037
	—	125,037

Operating expenses
Research and development costs	2,849,185	2,507,360
General and administrative	6,819,977	2,421,389
Depreciation and amortization	378,737	698,407
Total Operating Expenses	10,047,899	5,627,156
Operating loss	(10,047,899)	(5,502,119)

Other (expense) income
Government grants	167,976	288,073
Interest expense	(2,537,333)	(237,643)
Interest expense – related party	(162,202)	(62,175)
Loss on extinguishment of debt	—	(1,183,289)
Interest income	11,360	30,261
Foreign exchange gain	67,078	4,429
Other expense	(2,453,121)	(1,160,344)

Net loss before income tax	(12,501,020)	(6,662,463)
Income tax expense	—	—
Net loss	(12,501,020)	(6,662,463)
Less: Net income attributable to noncontrolling interest	—	54,838
Net loss attributable to common stockholders	$(12,501,020)	$(6,717,301)

Loss per common share, basic and diluted	$(9.85)	$(5.57)
Weighted-Average Shares of Common Shares Outstanding, Basic and diluted	1,269,255	1,206,205

Summary statement of operations information:	Years Ended December 31, 2024	Years Ended December 31, 2023
Revenues
Engineering services revenue	$248,357	$18,614
	248,357	18,614

Operating expenses
Research and development costs	5,176,932	7,152,913
General and administrative	4,168,576	5,274,603
Depreciation and amortization	1,256,391	1,829,997
Total Operating Expenses	10,601,899	14,257,513
Operating loss	(10,353,542)	(14,238,899)

Other income (expense)
Government grants	708,004	422,719
Interest expense	(1,223,929)	(400,679)
Interest expense – related party	(88,906)	(35,147)
Loss on extinguishment of debt	(1,183,289)	—
Interest income	59,860	107,694
Foreign exchange gain (loss)	617,319	(19,795)
Other income (expense)	(1,110,942)	74,792

Net loss before income tax	(11,464,483)	(14,164,107)
Income tax (expense) benefit	(20,965)	356,437
Net loss	(11,485,448)	(13,807,670)
Less: Net income attributable to noncontrolling interest	—	100,792
Net loss attributable to common stockholders	$(11,485,448)	$(13,908,462)

Loss per common share, basic and diluted	$(9.51)	$(11.45)
Weighted-Average Shares of Common Shares Outstanding, Basic and diluted	1,207,583	1,206,205
Summary Balance Sheet information:	June 30, 2025
Total Assets	35,147,455
Total Liabilities	58,415,533
Total Deficit	(23,268,078)
Summary Balance Sheet information:	2024	2023
Total Assets	$5,331,604	$7,889,319
Total Liabilities	$18,822,156	$12,765,007
Total Deficit	$(13,490,552)	$(4,875,688)

RISK FACTORS

You should carefully consider all of the following risk factors, together with all of the other information in this proxy statement/prospectus, including the financial information, before deciding how to vote or instruct your vote to be cast to approve the Shareholder Proposals described in this proxy statement/prospectus. The use of “we” and “our” shall generally mean HCM II, with respect to periods prior to the Business Combination and New Terrestrial Energy after the Business Combination. The use of “we”, “our”, or the “Company”, with respect to Terrestrial Energy’s business (or New Terrestrial Energy’s) after the Business Combination, shall generally refer to Terrestrial Energy before the Business Combination or New Terrestrial Energy after the Business Combination, respectively.

The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, the Company’s business, financial condition and results of operations. If any of the events described below occur, the Company’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of the Company’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of HCM II and Terrestrial Energy.

Risks Related to HCM II and the Business Combination

Directors and officers of HCM II, the Sponsor and their affiliates have interests in the Business Combination and the proposals described in this proxy statement/prospectus that are different from, or in addition to and/or in conflict with, those of the HCM II shareholders generally.

When you consider the recommendation of the HCM II Board in favor of approval of the Business Combination Proposal and the other Shareholder Proposals included herein, you should keep in mind that the Sponsor and HCM II’s directors and officers have interests in such proposals that are different from, in addition to and/or in conflict with, those of the HCM II Shareholders generally. These interests include, among other things:

•        Our Sponsor purchased 5,750,000 HCM II Class B Ordinary Shares, which it purchased for $25,000, or approximately $0.004 per share, in a private placement prior to the consummation of the IPO. In connection with the IPO, the Sponsor transferred 25,000 Class B Ordinary Shares to each of our three independent directors at their original purchase price, resulting in the Sponsor holding 5,675,000. The Sponsor is controlled by Shawn Matthews, HCM II’s Chairman and Chief Executive Officer, who maintains sole control over the voting and disposition of the Founder Shares and the Private Placement Warrants held by the Sponsor. Mr. Matthews has an economic interest in 2,950,000, or approximately 51.3%, of the Founder Shares held by the Sponsor. The remaining economic interest in the Founder Shares held by the Sponsor is indirectly held by seventeen non-managing sponsor investors. No other director or officer of HCM II has economic interests in the Founder Shares held by the Sponsor. The 5,675,000 shares of New Terrestrial Common Shares that the Sponsor and its permitted transferees will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $86 million based upon the closing price of $15.14 per HCM II Ordinary Share on Nasdaq on September 22, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus.

•        Our Sponsor purchased 4,275,000 Private Placement Warrants for $4,275,000, or $1.00 per Private Placement Warrant, in private placements that closed simultaneously with the IPO. The Sponsor is controlled by Shawn Matthews, HCM II’s Chairman and Chief Executive Officer, who maintains sole control over the voting and disposition of the Founder Shares and the Private Placement Warrants held by the Sponsor. Mr. Matthews has an economic interest in 775,000, or approximately 18.1%, of the Private Placement Warrants held by the Sponsor. The remaining economic interest in the Private Placement Warrants held by the Sponsor is indirectly held by seventeen non-managing sponsor investors. No other director or officer of HCM II has economic interests in the Private Placement Warrants. The 4,275,000 New Terrestrial Warrants that the Sponsor will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $25 million based upon the closing price of $4.56 per Public Warrant on Nasdaq on September 22, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus.

•        Messrs. Andrew Brenner, Michael Connor, and Jacob Loveless, the independent directors of HCM II, each hold 25,000 Founder Shares, which they purchased for an aggregate of $300, or approximately $0.004 per share, in a private placement prior to the consummation of the IPO. Such shares would become worthless if

HCM does not complete a business combination within the applicable time period, as such HCM II Initial Shareholders have waived any right to liquidation proceeds with respect to these shares. Such Founder Shares have an aggregate market value of approximately $378,500 for each independent director based on the closing price of HCM II Class A Ordinary Shares of $15.14 on Nasdaq on September 22, 2025 the record date for the extraordinary general meeting. For Messrs. Brenner, Connor and Loveless, aggregate value at risk if HCM II does not complete a business combination could be as much as approximately $1,135,500 (based upon the closing price of $15.14 per HCM II Class A Ordinary Share on September 22, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus).

•        Given the differential in the purchase price that the Sponsor and the independent directors of HCM II paid for the Founder Shares as compared to the price of the HCM II Class A Ordinary Shares included in the HCM II Units sold in the IPO, the Sponsor and the independent directors of HCM II may earn a positive rate of return on their respective investments even if the shares of New Terrestrial Common Shares trade below $10.00 per share and the Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor and the independent directors of HCM II diverge from the economic interests of Public Shareholders because the Sponsor and the independent directors of HCM II will realize a gain on their respective investments from the completion of any business combination while Public Shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share.

•        Our Sponsor will lose its entire investment in us if we do not complete a business combination by August 19, 2026 (or if such date is extended at a duly called meeting of the HCM II shareholders, such later date). If we do not consummate a business combination by such date, as promptly as reasonably possible but not more than ten (10) Business Days thereafter, we are required to redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the warrants may be worthless. In such event, the 5,675,000 Founder Shares purchased by our Sponsor for approximately $25,000 and the 75,000 Founder Shares purchased by the independent directors of HCM II would be worthless because following the redemption of the Public Shares, we would likely have few, if any, net assets and because the Sponsor and the independent directors of HCM II have agreed to waive their rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete a business combination within the required period. Additionally, in such event, the 4,275,000 Private Placement Warrants that the Sponsor paid $4,275,000 to purchase will expire worthless.

•        In addition to the interests described above, Mr. Matthews holds $4,000,000 aggregate principal amount of Terrestrial Convertible Notes, which in connection with the Business Combination, will be cancelled and converted into a number of shares of New Terrestrial Common Shares equal to $4,000,000, plus any accrued and unpaid interest thereon, divided by seventy-five percent (75%) of the Redemption Price. Assuming a Redemption Price of $10.44 per HCM II Class A ordinary share, Mr. Matthews will receive 535,601 shares of New Terrestrial Common Shares in exchange for $4,000,000 aggregate principal amount of Terrestrial Convertible Notes (such amount of shares of New Terrestrial Common Shares will increase prior to Closing due to payment-in-kind interest accrued on the Terrestrial Convertible Notes). If we do not consummate the Business Combination, Mr. Matthews will continue to hold $4,000,000 aggregate principal amount of Terrestrial Convertible Notes, which will not be converted into securities of a public company.

•        In addition to the interests described above, Mr. Matthews holds 40,000 Terrestrial Warrants, which in connection with the Business Combination, will automatically become exercisable, in accordance with the terms and conditions of such Terrestrial Warrant, for the Per Share Base Consideration. New Terrestrial Energy will assume the obligation to issue the New Terrestrial Common Shares upon the exercise of Terrestrial Warrants following the Effective Time, and approximately 1,834,000 shares of New Terrestrial Common Shares assuming an Exchange Ratio of 45.85 and no redemptions will be issued in exchange for Mr. Matthews’ Terrestrial Warrants. If we do not consummate the Business Combination, Mr. Matthews will continue to hold 40,000 Terrestrial Warrants, which will not be converted into securities of a public company.

•        HCM II’s Sponsor, officers and directors have agreed not to redeem any of the Founder Shares or HCM II Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination.

•        The continuation of Shawn Matthews, our Chairman and Chief Executive Officer, as a director of New Terrestrial Energy following the Closing. As such, in the future he may receive any cash fees, stock options or stock awards that the New Terrestrial Board determines to pay to its directors.

•        Our existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy for a period of six (6) years after the Business Combination.

•        In connection with the Closing, our Sponsor, officers and directors would be entitled to the repayment of any outstanding working capital loan and advances that have been made to HCM II. As of the date of this proxy statement/prospectus, approximately $0 was outstanding under such working capital loans.

•        Because HCM II has certain provisions in its organizational documents that waive the corporate opportunities doctrine on an ongoing basis, HCM II’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to HCM II. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in HCM’s organizational documents did not, to our knowledge, impact our search for an acquisition target or prevent us from reviewing any opportunities as a result of such waiver.

•        Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by HCM II from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. As of the date of this proxy statement/prospectus, an aggregate of approximately $286,003.09 of reimbursable out-of-pocket expenses were outstanding.

•        Pursuant to the Registration Rights Agreement, HCM II’s officers and directors, and the Sponsor and its members will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the New Terrestrial Common Shares and New Terrestrial Warrants held by such parties following the consummation of the Business Combination.

As a result of the foregoing interests, the Sponsor and HCM II’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to Public Shareholders. In the aggregate, the Sponsor has approximately $90 million at risk that depends upon the completion of a business combination. Such amount consists of (a) approximately $86 million representing the value of the Founder Shares held by the Sponsor (based upon the closing price of $15.14 per HCM II Ordinary Share on Nasdaq on September 22, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus), and (b) $4 million representing the value of the Private Placement Warrants purchased by the Sponsor (using the $1.00 per warrant purchase price).

The existence of financial and personal interests of one or more of HCM II’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HCM II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Shareholder Proposals.

The financial and personal interests of the Sponsor, as well as HCM II’s directors and officers, may have influenced their motivation in identifying and selecting Terrestrial Energy as a business combination target, completing an initial business combination with Terrestrial Energy and influencing the operation of the business following the initial business combination. In considering the recommendations of the HCM II Board to vote for the Shareholder Proposals, its shareholders should consider these interests.

The Sponsor and HCM II’s directors and officers have agreed to vote in favor of the Business Combination, regardless of how our Public Shareholders vote.

As of the Record Date, our Sponsor owned approximately 20% of our issued and outstanding ordinary shares and our directors and officers own 20% of our issued and outstanding ordinary shares. Our Sponsor, officers and directors also may from time to time purchase Public Shares prior to our initial business combination. The Cayman Constitutional Documents provide that, if we seek shareholder approval of an initial business combination, such initial business combination will be approved if we receive an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of HCM II, including the Founder Shares. The Sponsor and HCM II’s directors and officers have agreed to vote in favor of the Business Combination, regardless of how our Public Shareholders vote. Accordingly, the agreement by our Sponsor and officers and directors will cause us to receive an ordinary resolution, being the requisite shareholder approval for the Business Combination. As a result, HCM II would need only 8,625,001, or approximately 37.5% of the Public Shares not held by affiliates, to be voted in favor of the Business Combination in order to approve the Business Combination Proposal (assuming all outstanding shares are voted). If only the minimum number of shares representing a quorum are voted, no affirmative votes from other Public Shareholders would be required to approve the Business Combination.

The ability of our Public Shareholders to exercise redemption rights with respect to a large number of our Public Shares could increase the probability that the Business Combination will be unsuccessful and that you would have to wait for liquidation in order to redeem your Public Shares.

We do not know how many Public Shareholders may exercise their redemption rights. If a larger number of Public Shares are submitted for redemption than we initially expected, we may need to arrange for additional debt or equity financing to provide working capital to New Terrestrial Energy following the Closing. There can be no assurance that such debt or equity financing will be available to us if we need it or, if available, the terms will be satisfactory to us. Raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels and may increase the probability that the Business Combination will be unsuccessful. If the Business Combination is unsuccessful, you would not receive your pro rata portion of the Trust Account until we complete an alternate initial business combination or if we are unable to complete an initial business combination within the time period provided by the Cayman Constitutional Documents. If you are in need of immediate liquidity, you could attempt to sell your Public Shares in the open market; however, at such time our Public Shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with your exercise of redemption rights until we liquidate, or you are able to sell your Public Shares in the open market.

The Sponsor, HCM II’s or Terrestrial Energy’s directors, officers, advisors and their affiliates may elect to purchase Public Shares or Public Warrants, which may influence a vote on the Business Combination and reduce the public “float” of the Public Shares or Public Warrants.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material non-public information regarding HCM II or its securities, HCM II’s officers and directors and/or their affiliates may enter into a written plan to purchase HCM II’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time at or prior to the extraordinary general meeting, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, HCM II’s or Terrestrial Energy’s directors, officers, advisors and their affiliates may enter into transactions with investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of the Condition Precedent Proposals or not redeem their Public Shares. They have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares or warrants in such transactions.

The purpose of any such transactions could be to (1) increase the likelihood of obtaining shareholder approval of the Condition Precedent Proposals, (2) reduce the number of Public Warrants outstanding or (3) increase the amount of cash available to New Terrestrial Energy following the Business Combination. Any such purchases of our securities may result in the completion of the Business Combination which may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of HCM II and New Terrestrial Energy securities may be reduced and the number of beneficial holders of HCM II and New Terrestrial Energy securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The Sponsor, HCM II’s or Terrestrial Energy’s directors, officers, advisors and their affiliates anticipate that they may identify the securityholders with whom they may pursue privately negotiated transactions by either the securityholders contacting HCM II or Terrestrial Energy directly or by HCM II’s receipt of redemption requests submitted by shareholders (in the case of Public Shares) following the mailing of the proxy materials in connection with the Business Combination. The Sponsor, HCM II’s or Terrestrial Energy’s directors, officers, advisors and their affiliates will select which securityholders to purchase securities from based on the negotiated price and number of securities and any other factors that they may deem relevant, and will be restricted from purchasing securities if such purchases do not comply with Regulation M under the Exchange Act and the other federal securities laws. To the extent that the Sponsor, HCM II’s or Terrestrial Energy’s directors, officers, advisors and their affiliates purchase Public Shares in compliance with the requirements of Rule 14e-5 under the Exchange Act, such shares would not be voted in favor of approving the Business Combination.

The Sponsor, HCM II’s or Terrestrial Energy’s directors, officers, advisors and their affiliates will be restricted from making purchases of shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event the Sponsor, HCM II’s or Terrestrial Energy’s directors, officers, advisors and their affiliates were to purchase Public Shares or warrants, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

•        this proxy statement/prospectus discloses the possibility that the Sponsor, HCM II’s or Terrestrial Energy’s directors, officers, advisors and their affiliates may purchase Public Shares or warrants outside the redemption process, along with the purpose of such purchases;

•        if the Sponsor, HCM II’s or Terrestrial Energy’s directors, officers, advisors and their affiliates were to purchase Public Shares from Public Shareholders, they would do so at a price no higher than the Redemption Price;

•        this proxy statement/prospectus includes a representation that any of our securities purchased by the Sponsor, HCM II’s or Terrestrial Energy’s directors, officers, advisors and their affiliates will not be voted in favor of approving the Business Combination;

•        the Sponsor, HCM II’s or Terrestrial Energy’s directors, officers, advisors and their affiliates will not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights; and

•        we will disclose in a Form 8-K, before the extraordinary general meeting, the following material items:

•        the amount of securities purchased outside of the redemption offer by the Sponsor, HCM II’s or Terrestrial Energy’s directors, officers, advisors and their affiliates, along with the purchase price;

•        the purpose of the purchases by the Sponsor, HCM II’s or Terrestrial Energy’s directors, officers, advisors and their affiliates;

•        the impact, if any, of the purchases by the Sponsor, HCM II’s or Terrestrial Energy’s directors, officers, advisors and their affiliates on the likelihood that the Business Combination will be approved;

•        the identities of the security holders who sold to the Sponsor, HCM II’s or Terrestrial Energy’s directors, officers, advisors and their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to the Sponsor, HCM II’s or Terrestrial Energy’s directors, officers, advisors and their affiliates; and

•        the number of Public Shares for which HCM II has received redemption requests pursuant to its redemption offer.

Entering into any such arrangements may have a depressive effect on the price of the New Terrestrial Common Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares he owns, either prior to or immediately after the extraordinary general meeting. In addition, the public “float” of our Public Shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on a national securities exchange.

Past performance by our management team, our advisors and their respective affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, may not be indicative of future performance of an investment in New Terrestrial Energy.

Information regarding our management team, our advisors and their respective affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, is presented for informational purposes only. Any past experience and performance by our management team, our advisors and their respective affiliates and the businesses with which they have been associated, is not a guarantee that we will be able to successfully identify a suitable candidate for our initial business combination, that we will be able to provide positive returns to our shareholders, or of any results with respect to any initial business combination we may consummate. You should not rely on the historical experiences of our management team, our advisors and their respective affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, as indicative of the future performance of an investment in us or as indicative of every prior investment by each of the members of our management team, our advisors or their respective affiliates. The market price of our securities may be influenced by numerous factors, many of which are beyond our control, and our shareholders may experience losses on their investment in our securities.

HCM II cannot assure you that its diligence review has identified all material risks associated with the Business Combination, and you may be less protected as an investor from any material issues with respect to Terrestrial Energy’s business, including any material omissions or misstatements contained in the registration statement or this proxy statement/prospectus relating to the Business Combination, than an investor in an underwritten initial public offering.

Even though HCM II conducted due diligence on Terrestrial Energy, this diligence may not have surfaced all material issues with Terrestrial Energy, it may not be possible to uncover all material issues through a customary amount of due diligence, and factors outside of Terrestrial Energy’s and outside of HCM II’s or New Terrestrial Energy’s control may later arise.

Additionally, the scope of due diligence conducted in conjunction with the Business Combination may be different than would typically be conducted in the event Terrestrial Energy pursued an underwritten initial public offering. In a typical initial public offering, the underwriters of the offering conduct due diligence on the company to be taken public, and following the offering, the underwriters are subject to liability to investors for any material misstatement or omissions in the registration statement. While potential investors in an initial public offering typically have a private right of action against the underwriters of the offering for any of these material misstatements or omissions, there are no underwriters of the New Terrestrial Common Shares that will be issued pursuant to the Business Combination and thus no corresponding right of action is available to investors in the Business Combination for any material misstatement or omissions in the Registration Statement or this proxy statement/prospectus. Therefore, as an investor in the Business Combination, you may be exposed to future losses, impairment charges, write-downs, write-offs or other charges, as described above, that could have a significant negative effect on New Terrestrial Energy’s financial condition, results of operations and the share price of New Terrestrial Common Shares, which could cause you to lose some or all of your investment without certain recourse against any underwriter that may be available in an underwritten public offering.

HCM II (or New Terrestrial Energy) will not have any right to make damage claims against Terrestrial Energy for the breach of any representation, warranty or covenant made by Terrestrial Energy in the Business Combination Agreement.

The Business Combination Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the Closing, except for those covenants that by their terms expressly apply in whole or in part after the Closing and then only with respect to breaches occurring after Closing. As a result, HCM II (or New Terrestrial Energy) will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by Terrestrial Energy at the time of the Business Combination.

HCM II’s shareholders will experience dilution due to the issuance of shares of New Terrestrial Common Shares and securities convertible into the shares of New Terrestrial Common Shares to the Terrestrial Stockholders as consideration in the Business Combination.

HCM II’s shareholders will experience immediate dilution as a consequence of the issuance of shares of New Terrestrial Common Shares to the Terrestrial Stockholders as consideration in the Business Combination. Currently, HCM II’s Public Shareholders and the Sponsor own 80% and 20% of the issued and outstanding HCM II Ordinary Shares, respectively. Based on Terrestrial Energy’ and HCM II’s current capitalization, (i) under the Maximum Redemption Scenario, it is expected that immediately after the consummation of the Business Combination, HCM II’s Public Shareholders will hold 9,577,986 shares of New Terrestrial Common Shares, representing 10.44% of the New Terrestrial Common Shares, and the Sponsor will hold 5,675,000 shares of New Terrestrial Common Shares, representing 6.19% of the New Terrestrial Common Shares on a fully diluted basis. The former Terrestrial Stockholders (including the holders of Terrestrial Series A Preferred Stock and Terrestrial Series A-1 Preferred Shares, solely with respect to the shares of New Terrestrial Common Shares issuable upon conversion thereof, as well as shares issuable in connection with the Exchangeable Shares) will hold 93,591,599 shares of New Terrestrial Common Shares (assuming (i) there is no aggregate indebtedness of Terrestrial Energy and its direct and indirect subsidiaries as of immediately prior to the Effective Time (subject to certain exceptions) and (ii) the amount at which each Public Share may be redeemed pursuant to the Redemption is approximately $10.44), representing 68.7% of the New Terrestrial Common Shares on a fully diluted basis.

The following table illustrates varying ownership levels of New Terrestrial Energy immediately following the Business Combination on a fully diluted basis:

	Voting Interests in New Terrestrial Energy
	No Redemption(1)		25% Redemptions(2)		50% Redemptions(3)		75% Redemptions(4)		Maximum Contractual Redemptions(5)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
HCM II Public Shareholders(6)	34,500,000	23.0%	31,144,497	21.3%	27,788,993	19.4%	24,433,490	17.5%	21,077,986	15.5%
Initial Shareholders(7)(8)	12,600,000	8.4%	12,600,000	8.6%	12,600,000	8.8%	12,600,000	9.0%	12,600,000	9.3%
Terrestrial Stockholders(9)(10)	93,591,599	62.5%	93,591,599	64.0%	93,591,599	65.5%	93,591,599	67.0%	93,591,599	68.7%
Holders of Terrestrial Convertible Notes	3,989,182	2.7%	3,989,182	2.7%	3,989,182	2.8%	3,989,182	2.9%	3,989,182	2.9%
PIPE Investors	5,000,000	3.3%	5,000,000	3.4%	5,000,000	3.5%	5,000,000	3.6%	5,000,000	3.7%
Total(11)	149,680,781	100.0%	146,325,278	100.0%	142,969,774	100.0%	139,614,271	100.0%	136,258,767	100.0%

____________

(1)      Assumes that no Public Shareholders exercise redemption rights with respect to their HCM II Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.

(2)      Assumes that 25% of maximum contractual redeemable shares, or 3,355,503 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $35.0 million based on a redemption price of approximately $10.44 per share.

(3)      Assumes that 50% of maximum contractual redeemable shares, or 6,711,007 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $70.1 million based on a redemption price of approximately $10.44 per share.

(4)      Assumes that 75% of maximum contractual redeemable shares, or 10,066,510 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $105.1 million based on a redemption price of approximately $10.44 per share.

(5)      The maximum contractual redemptions scenario assumes that 13,422,014 Public Shares are redeemed for aggregate redemption payments of $140.1 million, assuming a $10.44 per share redemption price. The Business Combination Agreement contains two conditions to the Closing that, after giving effect to the transactions contemplated hereby (including any PIPE Financing) (i) HCM II shall have at least $5,000,001 of net tangible assets, and (ii) the Available Closing SPAC Cash shall not be less than $150,000,000. The “maximum contractual redemptions scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the conditions mentioned above. If both companies agree to waive such conditions, an additional 9,577,986 Public Shares may be redeemed under the maximum redemption scenario.

(6)      Includes the 11,500,000 shares underlying the Public Warrants.

(7)      Includes the 6,850,000 shares underlying the Private Placement Warrants.

(8)      HCM II is permitted to borrow up to $2,500,000 from the Sponsor to cover ongoing expenses related to its operations and the consummation of the business combination and to finance transaction costs associated with the business combination, including pursuant to a Convertible Promissory Note provided for in the Business Combination Agreement. The Convertible Promissory Note may be convertible into private placement warrants of New Terrestrial at $1.50 per warrant upon Closing, and up to $1,500,000 of any other Working Capital Loan may be convertible into up to 1,500,000 private placement warrants of New Terrestrial at a price of $1.00 per warrant upon Closing, which could result in additional dilution to the Public Shareholders. However, as of the date of this table, no amounts are outstanding under these arrangements, and therefore, no related dilution is reflected herein.

(9)      Includes the 10,280,382 shares underlying the Terrestrial Warrants and the 15,918,925 shares underlying the Terrestrial Options. The figures were calculated using the treasury method of accounting on a cashless exercise basis.

(10)   Assumes that each Exchangeable Share is exchanged for Terrestrial Common Shares or Terrestrial Series A Preferred Shares, as applicable. If the ExchangeCo Recapitalization occurs prior to or concurrently with the closing of the Business Combination, ExchangeCo shareholders will hold equity interests in ExchangeCo, a subsidiary of Terrestrial Energy, and will not directly own any equity interests in Terrestrial Energy. Exchangeable Shares are legally issued ExchangeCo and are exchangeable on a 1-for-1 basis into Terrestrial Common Shares or Terrestrial Series A Preferred Shares, as applicable. The Exchangeable Shares hold limited economic rights with respect to ExchangeCo and are not entitled to dividends of ExchangeCo; however, the Exchangeable Shares carry economic rights and dividend entitlements equivalent to the Company’s corresponding equity instruments. Their voting power will be exercisable through their ownership of Terrestrial Special Voting

Shares and, upon the cancellation of the Terrestrial Special Voting Shares and issuance of New Terrestrial Special Voting Stock in exchange therefor, through their ownership of New Terrestrial Special Voting Stock. The shares held by Terrestrial Stockholders reflect 24,342,796 shares issuable to the ExchangeCo shareholders, whose beneficial ownership percentage is 16.3% under no redemption scenario, 16.6% under 25% redemptions scenario, 17.0% under 50% redemptions scenario, 17.5% under 75% redemptions scenario, and 17.9% under maximum contractual redemptions scenario. The figures presented assume no exercise of the Terrestrial Call Options.

(11)    With respect to the New Terrestrial Common Shares underlying the Terrestrial Convertible Notes, including those issued in connection with the Bridge Round Offering, the figures presented assume the conversion of all Terrestrial Convertible Notes in connection with the consummation of the Business Combination into 3,989,182 New Terrestrial Common Shares without the need to issue any additional shares in respect of the contingent value rights.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming holders of the HCM II Public Shares.

Subsequent to the consummation of the Business Combination, New Terrestrial Energy may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on New Terrestrial Energy’s financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although HCM II has conducted due diligence on Terrestrial Energy, HCM II cannot assure you that this diligence revealed all material issues that may be present in Terrestrial Energy, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of HCM II’s or New Terrestrial Energy’s control will not later arise. As a result, New Terrestrial Energy may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with HCM II’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on liquidity, the fact that New Terrestrial Energy reports charges of this nature could contribute to negative market perceptions about New Terrestrial Energy or its securities. In addition, charges of this nature may cause New Terrestrial Energy to violate net worth or other covenants to which it may be subject. Accordingly, any HCM II shareholder who chooses to remain a stockholder of New Terrestrial Energy following the Business Combination could suffer a reduction in the value of their shares.

Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by HCM II’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.

New Terrestrial Energy’s actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what New Terrestrial Energy’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated, or the future consolidated results of operations or financial position of New Terrestrial Energy. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the transaction or New Terrestrial Energy’s future results.

This proxy statement/prospectus contains projections and forecasts prepared by Terrestrial Energy. None of the projections and forecasts included in this proxy statement/prospectus have been prepared with a view toward public disclosure other than to certain parties involved in the Business Combination or toward complying with SEC guidelines. The projections and forecasts were prepared based on numerous variables and assumptions which are inherently uncertain and may be beyond the control of Terrestrial Energy and HCM II and exclude, among other things, transaction-related expenses. Important factors that may affect actual results and results of New Terrestrial Energy’s operations following the Business Combination, or could lead to such projections and forecasts not being achieved include, but are not limited to: an evolving competitive landscape, successful management and retention of key personnel, unexpected expenses and general economic conditions. As such, these projections and forecasts may be inaccurate and should not be relied upon as an indicator of actual past or future results.

There can be no assurance that the New Terrestrial Common Shares and New Terrestrial Warrants issued in connection with the Business Combination will be approved for listing on Nasdaq following the Closing.

HCM II intends to apply to list the New Terrestrial Common Shares and New Terrestrial Warrants on Nasdaq under the proposed symbols “IMSR” and “IMSRW”, respectively, upon the Closing. Pursuant to the terms of the Business Combination Agreement, as a closing condition (subject to certain exceptions), HCM II is required to cause the New Terrestrial Common Shares issued in connection with the Business Combination to be approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. It is important for you to know that, at the time of our extraordinary general meeting, we may not have received from Nasdaq either confirmation of the listing of the New Terrestrial Common Shares and New Terrestrial Warrants or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived or is subject to an exception and therefore the New Terrestrial Energy securities would not be listed on any nationally recognized securities exchange.

There is substantial doubt about our ability to continue as a going concern.

As of March 31, 2025, HCM II had $668,089 in our operating bank account, and working capital of $361,543. Further, we have incurred and expect to continue to incur significant costs in pursuit of our acquisition plans. Management’s plans to address this need for capital are discussed in the section of this proxy statement/prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HCM II”. If we are unable to raise additional funds to alleviate liquidity needs and complete the Business Combination or another initial business combination by August 21, 2026 (or if such date is extended at a duly called meeting of the HCM II shareholders, such later date), then we will be forced to, as promptly as reasonably possible but not more than ten (10) Business Days thereafter, redeem the public shares for a pro rata portion of the funds held in the trust account, subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the warrants may be worthless. Our liquidity condition raises substantial doubt about our ability to continue as a going concern. The financial statements of HCM II contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from our inability to continue as a going concern.

If third parties bring claims against HCM II, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.05 per share.

HCM II’s placing of funds in the Trust Account may not protect those funds from third party claims against HCM II. Although HCM II seeks to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against HCM II’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, HCM II’s management will consider whether competitive alternatives are reasonably available to it and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of HCM II under the circumstances. WithumSmith+Brown, PC, HCM II’s independent registered public accounting firm, and the underwriters of the IPO will not execute agreements with HCM II waiving such claims to the monies held in the Trust Account.

Examples of possible instances where HCM II may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with HCM II and will not seek recourse against the Trust Account for any reason. Upon redemption of the Public Shares, if we are unable to complete the Business Combination or another initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the Business Combination or another initial business combination, HCM II will be required to provide for payment of claims of creditors that were not waived that may be brought against HCM II within the ten (10) years following Redemption. Accordingly, the per-share redemption amount received by Public Shareholders could be less than the $10.05 per Public Share initially held in the Trust Account, due to claims of such creditors. Pursuant to the Letter Agreement which is filed as an exhibit to this registration statement of which this proxy statement/prospectus forms a part, the Sponsor has agreed that it will be liable to HCM II if and to the extent any claims by a third party for services rendered or products sold to HCM II (except for its independent auditors), or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under HCM II’s indemnity obligations to the IPO’s underwriters for certain liabilities, including liabilities under the Securities Act. However, HCM II has not asked the Sponsor to reserve for such indemnification obligations, nor has it independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and HCM II believes that the Sponsor’s only assets are securities of HCM II. Therefore, HCM II cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination or another initial business combination and redemptions could be reduced to less than $10.05 per Public Share. In such event, HCM II may not be able to complete the Business Combination or another initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of HCM II’s officers or directors will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

HCM II’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of: (i) $10.05 per Public Share; and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account is less than $10.05 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, HCM II’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While HCM II currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce the Sponsor’s indemnification obligations to HCM II, it is possible that HCM II’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If HCM II’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to HCM II’s Public Shareholders may be reduced below $10.05 per share.

We may not have sufficient funds to satisfy indemnification claims of our directors and officers.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if: (i) we have sufficient funds outside of the Trust Account; or (ii) we consummate an initial business combination. Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duties. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the Public Shareholders, HCM II files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in HCM II’s bankruptcy estate and subject to the claims of third parties with priority over the claims of HCM II’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by HCM II’s shareholders in connection with our liquidation may be reduced.

If, after HCM II distributes the proceeds in the Trust Account to its Public Shareholders, it files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of the HCM II Board may be viewed as having breached their fiduciary duties to HCM II’s creditors, thereby exposing the members of the HCM II Board and HCM II to claims of punitive damages.

If, after HCM II distributes the proceeds in the Trust Account to its Public Shareholders, it files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance”. As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by HCM II’s shareholders. In addition, the HCM II Board may be viewed as having breached its fiduciary duty to HCM II’s creditors and/or having acted in bad faith, thereby exposing itself and HCM II to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.

The SEC has recently issued final rules to regulate special purpose acquisition companies. Certain of the procedures that we may determine to undertake in connection with such rules may increase our costs and the time needed to complete the Business Combination or any other initial business combination and may constrain the circumstances under which we could complete the Business Combination, or any other initial business combination.

On January 24, 2024, the SEC issued final rules (the “2024 SPAC Rules”), effective as of July 1, 2024, that formally adopted some of the SEC’s proposed rules for special purpose acquisition companies (“SPACs”) that were released on March 30, 2022. The 2024 SPAC Rules, among other items, impose additional disclosure requirements for business combination transactions between SPACs such as us and private operating companies; amend the financial statement requirements applicable to business combination transactions involving such companies; update and expand guidance regarding the general use of projections in SEC filings; increase the potential liability of certain participants in proposed business combination transactions; and could impact the extent to which SPACs could become subject to regulation under the Investment Company Act. The 2024 SPAC Rules may materially adversely affect our business, including our ability to complete, and the costs associated with, the Business Combination, or any other initial business combination, and results of operations.

Certain of the procedures that we may determine to undertake in connection with the 2024 SPAC Rules, or pursuant to the SEC’s views expressed in the 2024 SPAC Rules, may increase the costs and time of completing the Business Combination, or any other initial business combination, and may make it more difficult to complete such transaction.

There is a risk that the 1% U.S. federal excise tax may be imposed on us in connection with redemptions of Public Shares.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022, which, among other things, generally imposes a 1% U.S. federal excise tax (the “Excise Tax”) on certain repurchases of stock by “covered corporations” (which include publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign (i.e., non-U.S.) corporations) occurring on or after January 1, 2023. The Excise Tax is imposed on the repurchasing corporation itself, not its stockholders from which the stock is repurchased. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax. The U.S. Department of the Treasury (the “Treasury”) has authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the Excise Tax. On April 12, 2024, the Treasury published proposed Treasury Regulations clarifying many aspects of the Excise Tax, including that where a non-U.S. corporation transfers its assets or is treated as transferring its assets to a U.S. corporation in a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, the corporation is not treated as a U.S. corporation until the day after the reorganization. The interpretation and operation of certain other aspects of the Excise Tax remain unclear. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury regulations are issued. However, there can be no assurance that final Treasury Regulations will not adversely affect the accuracy of the below description of the Excise Tax considerations that may be applicable.

Based on the expected structure of the Business Combination with Terrestrial Energy, we expect to redeem the Public Shares prior to the time we are treated as a U.S. corporation for purposes of the Excise Tax under current proposed Treasury Regulations, and thus we currently do not expect that we would be a covered corporation subject to the Excise Tax with respect to any redemptions of Public Shares in connection with the Business Combination that are treated as repurchases for this purpose. It is possible, however, that final Treasury Regulations or other forthcoming guidance is issued that would nevertheless treat us as a covered corporation or otherwise impose the Excise Tax on us with respect to redemptions of our stock in connection with the Business Combination with Terrestrial Energy.

If we were to be treated as a covered corporation for purposes of the redemption of Public Shares in connection with the Business Combination or otherwise, whether and to what extent we would be subject to the Excise Tax on a redemption of Public Shares would depend on a number of factors, including (i) whether the redemption is treated as a repurchase of stock for purposes of the Excise Tax, (ii) the fair market value of the redemption treated as a repurchase of stock, (iii) the nature and amount of stock to be issued in connection with the Business Combination and the nature and amount of the PIPE Financing or any other equity issuances (whether in connection with the Business Combination or otherwise) issued within the same taxable year of a redemption treated as a repurchase of stock, and (iv) the content of forthcoming final and additional proposed Treasury Regulations and other guidance from the Treasury.

As noted above, the Excise Tax would be payable by the repurchasing corporation, and not by the redeeming holder. If we were to be treated as a covered corporation for purposes of the redemption of Public Shares in connection with the Business Combination or otherwise, the per-share redemption amount payable from the Trust Account (including any interest earned on the funds held in the Trust Account) to Public Shareholders in connection with a redemption of Public Shares is not expected to be reduced by any Excise Tax imposed on us. The imposition of the Excise Tax on us could, however, cause a reduction in the cash available on hand to complete the Business Combination and may affect our ability to complete any business combination or fund future operations.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination or another initial business combination or force us to abandon our efforts to complete an initial business combination.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:

•        restrictions on the nature of our investments; and

•        restrictions on the issuance of securities, each of which may make it difficult for us to complete the Business Combination, or any other initial business combination.

In addition, we may have imposed upon us burdensome requirements, including:

•        registration as an investment company with the SEC;

•        adoption of a specific form of corporate structure; and

•        reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are not subject to.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Our business is to identify and complete an initial business combination, such as the Business Combination, and thereafter to operate the post-transaction business or assets for the long term. We do not plan to buy businesses or assets with a view to resale or profit from their resale. We do not plan to buy unrelated businesses or assets or to be a passive investor.

In 2024, the SEC provided guidance that the determination of whether a SPAC, like us, is an “investment company” under the Investment Company Act is a facts and circumstances determination requiring individualized analysis and depends on a variety of factors, including a SPAC’s duration, asset composition, business purpose and activities. When applying these factors to HCM II and its operations we do not believe that our principal activities will subject us to the Investment Company Act. To this end, HCM II was formed for the purpose of completing an initial business combination with one or more businesses, such as the Business Combination with Terrestrial Energy. Since our inception, our business has been and will continue to be focused on identifying and completing the Business Combination with Terrestrial Energy, or another initial business combination, and thereafter, operating the post-transaction business or assets for the long term. Further, we do not plan to buy businesses or assets with a view to resale or profit from their resale and we do not plan to buy unrelated businesses or assets or to be a passive investor. In addition, the proceeds held in the Trust Account were invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. By restricting the investment of the proceeds in this manner, and by focusing our directors’ and officers’ time toward, and operating our business for the purpose of, acquiring and growing businesses for the long term (rather than buying and selling businesses in the manner of a merchant bank or private equity fund or investing in assets for the purpose of achieving investment returns on such assets), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. Further, investing in our securities is not intended for persons who are seeking a return on investments in government securities or investment securities. Instead, the Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of our initial business combination; (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; or (iii) absent an initial business combination within the completion window, our return of the funds held in the Trust Account to our Public Shareholders as part of our redemption of the Public Shares. If we do not invest the proceeds as described above, we may be deemed to be subject to the Investment Company Act.

If we were deemed to be an investment company for purposes of the Investment Company Act, we would need to register as such under the Investment Company Act and compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete the Business Combination or any other initial business combination. We may also be forced to abandon our efforts to complete an initial business combination and instead be required to liquidate the Trust Account. In which case, our investors would not be able to realize the potential benefits of owning shares in a successor operating business, including the potential appreciation in the value of our securities following such a transaction, and our Warrants would expire worthless. For illustrative purposes, in connection with the liquidation of our Trust Account, our Public Shareholders may receive only approximately $10.54 per Public Share, which is based on estimates as of the Record Date, or less in certain circumstances, and our warrants may expire worthless. Further, under the subjective test of a “investment company” pursuant to Section 3(a)(1)(A) of the Investment Company Act, even if the funds deposited in the Trust Account were invested in the assets discussed above, there is a risk that we could be deemed an investment company and subject to the Investment Company Act based on the length of time such funds are invested in such assets.

We may not be able to complete the Business Combination, or another initial business combination, since such initial business combination may be subject to regulatory review and approval requirements, including foreign investment regulations and review by government entities such as CFIUS, or may be ultimately prohibited.

The Business Combination or another initial business combination may be subject to regulatory review and approval requirements by governmental entities, or ultimately prohibited. For example, CFIUS has authority to review direct or indirect foreign investments in U.S. businesses. Among other things, CFIUS is empowered to require parties to certain transactions subject to CFIUS jurisdiction to make mandatory filings, to charge filing fees related to CFIUS filings (voluntary or mandatory), and to self-initiate national security reviews of foreign direct and indirect investments in U.S. businesses if the parties to the transaction choose not to file voluntarily. In the case that CFIUS determines an investment to present risks to U.S. national security, CFIUS has the power to require mitigation measures with respect to the transaction or recommend that the President of the United States block the transaction if the parties do not voluntarily abandon it. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on — among other factors — the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a U.S. business by a foreign person always are subject to CFIUS jurisdiction. CFIUS’s expanded jurisdiction under the Foreign Investment Risk Review Modernization Act of 2018 and its implementing regulations that became effective on February 13, 2020, further includes investments that do not result in control of a U.S. business by a foreign person but afford foreign investors certain information or governance rights in certain U.S. businesses that have a nexus to “critical technologies”, “critical infrastructure” and/or “sensitive personal data”.

The majority of its economic interests of our Sponsor are owned by U.S. citizens. Our Sponsor is exclusively controlled by Mr. Matthews, who is a U.S. citizen and the Sponsor’s sole managing member. Accordingly, we do not believe that our Sponsor is a “foreign person” as defined in the CFIUS regulations. We are organized in the Cayman Islands and may be deemed a foreign person by CFIUS. It is also possible that non-U.S. persons could be involved in the Business Combination or another initial business combination (e.g., as existing shareholders of a target company or as PIPE investors), which may increase the risk that our initial business combination becomes subject to regulatory review, including review by CFIUS. For example, a portion of the equity of Terrestrial Energy is beneficially owned by citizens of jurisdictions other than the United States, such as citizens of Canada and the United Kingdom. As such, an initial business combination with a U.S. business or foreign business with U.S. subsidiaries that we may wish to pursue may be subject to CFIUS review. If a particular proposed initial business combination with a U.S. business falls within CFIUS’s jurisdiction, we may determine that we are required to make a mandatory filing or that we will submit to CFIUS review on a voluntary basis, or to proceed with the transaction without submitting to CFIUS and risk CFIUS intervention, before or after closing the transaction. CFIUS may decide to block or delay our proposed initial business combination, require mitigation measures with respect to such initial business combination or request the President of the United States to order us to divest all or a portion of the U.S. target business of our initial business combination that we acquired without first obtaining CFIUS approval. This may limit the attractiveness of, delay or prevent us from pursuing certain target companies that we believe would otherwise be beneficial to us and our shareholders. As a result, the pool of potential targets with which we could complete an initial business combination may be limited, and we may be adversely affected in terms of competing with other special purpose acquisition companies which do not have any foreign ownership issues. In addition, certain businesses may be subject to rules or regulations that limit or impose additional requirements with respect to foreign ownership.

The process of government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete our initial business combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we are unable to consummate our initial business combination within the applicable time period required under our amended and restated memorandum and articles of association, including as a result of extended regulatory review of a potential initial business combination, we will, as promptly as reasonably possible but not more than ten (10) Business Days thereafter, redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, our shareholders will miss the opportunity to benefit from an investment in a target company and the appreciation in value of such investment. Additionally, the HCM II Warrants may be worthless.

HCM II’s shareholders may be held liable for claims by third parties against HCM II upon redemption of their shares to the extent of distributions received by them.

If HCM II is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it were proved that immediately following the date on which the distribution was made, HCM II was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by HCM II’s shareholders. Furthermore, HCM II’s directors may be viewed as having breached their fiduciary duties to HCM II or its creditors and/or may have acted in bad faith, thereby exposing themselves and HCM II to claims, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. HCM II cannot assure you that claims will not be brought against it for these reasons. HCM II and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of HCM II’s share premium account while it was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable to a fine of $18,293 and to imprisonment for five years in the Cayman Islands.

HCM II’s Letter Agreement with the Sponsor and HCM II’s officers and directors may be amended without shareholder approval.

HCM II’s Letter Agreement with the Sponsor and HCM II’s officers and directors contains provisions relating to transfer restrictions of the Founder Shares and Private Placement Warrants, indemnification of the Trust Account, waiver of redemption rights and participation in liquidating distributions from the Trust Account. The Letter Agreement may be amended without shareholder approval. While HCM II does not expect the HCM II Board to approve any amendments to the Letter Agreement prior to HCM II’s initial business combination, it may be possible that the HCM II Board, in exercising its business judgment and subject to its fiduciary duties, chooses to approve one or more amendments to the Letter Agreement. Any such amendments to the Letter Agreement would not require approval from HCM II’s shareholders and may have an adverse effect on the value of an investment in HCM II’s securities. Concurrently with the execution of the Business Combination Agreement, HCM II entered into the Sponsor Support Agreement with the Sponsor and Terrestrial Energy, pursuant to which the Sponsor agreed to vote its shares in favor of all proposals being presented at the extraordinary general meeting. Amendment of the Sponsor Support Agreement would require approval from HCM II, Terrestrial Energy and the Sponsor, but would not require approval from HCM II’s shareholders.

If you or a “group” of shareholders are deemed to hold in excess of 15% of the Public Shares, you may lose the ability to redeem all such shares in excess of 15% of our Public Shares.

The Cayman Constitutional Documents provide that a Public Shareholder, together with any affiliate of such shareholder or any other Person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares, which we refer to as the “Excess Shares”, without our prior consent. However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Your inability to redeem the Excess Shares will reduce your influence over our ability to complete the Business Combination and you could suffer a material loss on your investment in us if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if we complete the Business Combination. And as a result, you will continue to hold that number of Public Shares exceeding 15% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your Public Shares or Public Warrants, potentially at a loss.

Our Public Shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) our completion of an initial business combination, and then only in connection with those Public Shares that such shareholder properly elected to redeem, subject to the limitations and on the conditions described herein; (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend our Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination by August 21, 2026 (or if such date is extended at a duly called meeting of the HCM II shareholders, such later date) or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; and (iii) the redemption of our Public Shares if we are unable to complete an initial business combination by August 21, 2026 (or if such date is extended at a duly called meeting of the HCM II shareholders, such later date), subject to applicable law and as further described herein. In no other circumstances will Public Shareholders have any right or interest of any kind in the Trust Account. Holders of Public Warrants will not have any right to the proceeds held in the Trust Account with respect to the Public Warrants. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or Public Warrants, potentially at a loss.

A Public Shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account may not put such shareholder in a better future economic position.

The price at which a stockholder may be able to sell its shares of New Terrestrial Common Shares in the future following the completion of the Business Combination (or shares received or retained in connection with any alternative business combination) is not determinable as of the date of this proxy statement/prospectus. Certain events following the consummation of the Business Combination may cause an increase in Terrestrial Energy’s share price and may result in a lower value realized now than a Public Shareholder might realize in the future had the shareholder redeemed their Public Shares. Similarly, if a Public Shareholder does not redeem their Public Shares, the shareholder will bear the risk of ownership of New Terrestrial Common Shares after the consummation of the Business Combination, and a stockholder may not be able to sell its New Terrestrial Common Shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Public Shareholder should consult, and rely solely upon, the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

The net cash available to New Terrestrial Energy from the Trust Account and the financings described in this proxy statement/prospectus in respect of each Public Share that is not redeemed will be materially less than the price per share ascribed in the Business Combination Agreement to the shares of New Terrestrial Common Shares to be issued to the Terrestrial Stockholders.

In recent litigation following the closing of other “deSPAC” transactions, plaintiffs have alleged that it was a material omission for the SPAC not to have disclosed in its proxy statement/prospectus that the “net cash per public share” of the SPAC was materially below the price per share ascribed to the combined company’s shares to be issued to the target shareholders in the business combination. While such litigation has been brought against Delaware SPACs in Delaware courts (and HCM II is a Cayman Islands exempted company), and without acknowledging the relevance of net cash per share information or the merits of any such claim, Public Shareholders should be aware that the net cash available to New Terrestrial Energy from the Trust Account and the financings described in this proxy statement/prospectus in respect of each Public Share that is not redeemed will be materially less than the price per share ascribed in the Business Combination Agreement to the shares of New Terrestrial Common Shares to be issued to Terrestrial Stockholders due to the expenses attributable to HCM II, dilution from the 5,750,000 shares of New Terrestrial Common Shares that will be issued upon conversion of the Founder Shares and potential dilution from the Terrestrial Series A Preferred Stock and Terrestrial Series A-1 Preferred Shares.

Assuming an estimated redemption price of $10.44 per share, (1) under the No Redemption Scenario, such amount would be equal to approximately $2.17 per share, which is the quotient of (a) $276.9 million, which is the maximum aggregate transaction proceeds, including (i) all of the cash remaining from the Trust Account (assuming no redemptions), plus (ii) the aggregate amount of cash that has been or will be funded pursuant to the PIPE Financing, less (iii) the amount of estimated transaction expenses of HCM II of $14.5 million and (iv) $2.8 million estimated to be paid to Cantor for its services as financial advisor and placement agent to HCM II, divided by (b) the sum of (i) 23,000,000 (which is the number of Public Shares outstanding assuming no redemptions), plus (ii) 104,870,541 (which is the number of shares issuable to Terrestrial Stockholders assuming (I) there is no aggregate indebtedness of Terrestrial Energy and its direct and indirect subsidiaries as of immediately prior to the Effective Time (subject to certain exceptions) and (II) the amount at which each Public Share may be redeemed pursuant to the Redemption is approximately $10.44 as consideration in the Business Combination) and (2) under the Maximum Redemption Scenario, such amount would be equal to $0.45 per share, which is the quotient of (a) $50.0 million, which is the minimum aggregate transaction proceeds, including (i) the cash remaining in the Trust Account (after additional redemptions), (ii) the aggregate amount of cash that has been or will be funded pursuant to the PIPE Financing, less (iii) the amount of estimated transaction expenses of HCM II of $14.5 million divided by (b) the sum of (i) 104,870,541 (which is the number of shares issuable to Terrestrial Stockholders assuming (I) there is no aggregate indebtedness of Terrestrial Energy and its direct and indirect subsidiaries as of immediately prior to the Effective Time (subject to certain exceptions) and (II) the amount at which each Public Share may be redeemed pursuant to the Redemption is approximately $10.44 as consideration in the Business Combination) plus (ii) 5,750,000 (which is the number of Founder Shares that will be outstanding upon the Closing). In either case, such “net cash per public share” would be less than the $15.14 price per share ascribed to the New Terrestrial Common Shares to be issued to Terrestrial Stockholders in the Business Combination Agreement. This calculation does not take into account Terrestrial Energy’s estimated transaction expenses.

For additional information, including calculations of the net cash available from the Trust Account per Public Share and calculations of the net tangible book value per share see the sections of this proxy statement/prospectus entitled “Questions and Answers For Shareholders of HCM II — What happens if a substantial number of the Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?” and “Summary of the Proxy Statement/Prospectus — Dilution”.

If a Public Shareholder fails to receive notice of our offer to redeem the Public Shares in connection with the Business Combination, or fails to comply with the procedures for submitting or tendering its Public Shares, such Public Shares may not be redeemed.

Pursuant to the Cayman Constitutional Documents, a Public Shareholder may request to redeem all or a portion of its Public Shares for cash in connection with the completion of the Business Combination. As a Public Shareholder, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)     (i) hold Public Shares or (ii) hold Public Shares through HCM II Units and elect to separate your HCM II Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares;

(b)    submit a written request to Continental, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that HCM II redeem all or a portion of your Public Shares for cash; and

(c)     deliver your share certificates for Public Shares (if any) along with the redemption forms to Continental, physically or electronically through DTC.

Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on October 16, 2025 (two (2) Business Days before the initial scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed. Any Public Shareholders who fail to properly elect to redeem their Public Shares and deliver their Public Shares in the manner described above will not be entitled to have her or his shares redeemed. See the section entitled “Extraordinary General Meeting of HCM II — Redemption Rights” for the procedures to be followed if you wish to have your Public Shares redeemed for cash.

If we are unable to consummate the Business Combination or another initial business combination by the date required in the Cayman Constitutional Documents, the Public Shareholders may be forced to wait beyond such date before redemption from our Trust Account.

If we are unable to consummate the Business Combination or another initial business combination by the date required in the Cayman Constitutional Documents, the proceeds then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable), will be used to fund the redemption of our Public Shares, as further described herein. Any redemption of Public Shareholders from the Trust Account will be effected automatically by function of our amended and restated memorandum and articles of association prior to any voluntary winding up. If we are required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to our Public Shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Companies Act. In that case, investors may be forced to wait beyond the end of the completion window before the redemption proceeds of our Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from our Trust Account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless we consummate the Business Combination or another initial business combination prior thereto and only then in cases where investors have properly sought to redeem their Public Shareholders. Only upon our redemption or any liquidation will Public Shareholders be entitled to distributions if we are unable to complete the Business Combination or another initial business combination.

The consummation of the Business Combination is subject to multiple closing conditions, including minimum cash requirements and market-based conditions, any of which may make it more difficult for HCM II to complete the Business Combination as contemplated and may result in the Business Combination not being consummated, which could adversely impact the value of HCM II Ordinary Shares.

The consummation of the Business Combination is subject to a number of conditions, including those included in the Business Combination Agreement and PIPE Subscription Agreements. The timing and completion of the Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by HCM II’s shareholders is not obtained and failure to obtain approval for listing of New Terrestrial Common Shares on Nasdaq, in each case subject to certain terms specified in the Business Combination Agreement (as described under “The Business Combination Agreement — Conditions to Closing”), or that other Closing conditions are not satisfied.

The Business Combination Agreement provides that Terrestrial Energy’s obligation to consummate the Business Combination is conditioned on, among other things, that as of the Closing, HCM II must retain at least $150,000,000 in cash and cash equivalents (“BCA Minimum Cash Condition”), including funds remaining in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Redemption and any excise tax payable by HCM II pursuant to the Business Combination Agreement) and the net proceeds of any PIPE Financing, prior to giving effect to payment of any of Purchaser Transaction Costs (as defined in the Business Combination Agreement) and Company Transaction Costs (as defined in the Business Combination Agreement) (“BCA Minimum Cash”).

This condition is for the sole benefit of Terrestrial Energy and can be waived only by Terrestrial Energy. If such condition is not met, and such condition is not or cannot be waived under the terms of the Business Combination Agreement, then the Business Combination Agreement could be terminated, and the proposed Business Combination may not be consummated.

If such conditions are waived and the Business Combination is consummated with less than the BCA Minimum Cash in the Trust Account, the cash held by Terrestrial Energy and its subsidiaries, after the Closing may not be sufficient to allow Terrestrial Energy to operate and pay Terrestrial Energy’s bills as they become due. There can be no assurance that Terrestrial Energy could and would waive the BCA Minimum Cash Condition. Furthermore, as provided in the Cayman Constitutional Documents, in no event will HCM II redeem its public shares in an amount that would cause BAC’s net tangible assets to be less than $5,000,001. If such conditions are not met, then the Business Combination Agreement could be terminated, and the proposed Business Combination would not be consummated.

In the event that the BCA Minimum Cash Condition is not met or waived, then HCM II may not complete the Business Combination with Terrestrial Energy and will have limited time to seek another acquisition target, which could adversely impact the value of HCM II Ordinary Shares.

HCM II’s affiliates are not obligated to make loans to HCM II in the future (other than the Sponsor’s commitment to provide HCM II loans in order to finance transaction costs in connection with a business combination). The additional exercise of redemption rights with respect to a large number of HCM II’s public shareholders may make HCM II unable to take such actions as may be desirable in order to optimize the capital structure of Terrestrial Energy after consummation of the Business Combination and HCM II may not be able to raise additional financing from unaffiliated parties necessary to fund the combined company’s expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding HCM II’s ability to continue as a going concern at such time.

Additionally, the PIPE Subscription Agreements provide that each PIPE Investor’s obligation to consummate the PIPE Financing is conditioned on, among other things, that as of the Closing, HCM II must retain at least $75,000,000 in cash and cash equivalents, including funds remaining in the Trust Account (excluding the value of all New Terrestrial Common Shares that qualify as Non-Redeemed Shares) after any redemptions by the HCM II’s public shareholders and before any other payments or distributions, other than in respect of any redemptions.

The PIPE Subscription Agreements also provide that each PIPE Investor’s obligation to consummate the PIPE Financing is conditioned on the volume weighted average closing price of the NLR ETF on the NYSE Arca being greater than or equal to $63.00 for the twenty (20) trading days immediately preceding the date that is seven (7) Business Days prior the Closing Date.

These conditions are for the sole benefit of the PIPE Investors and can be waived only by the PIPE Investors. If such conditions are not met, and such conditions are not or cannot be waived under the terms of the PIPE Subscription Agreements, then the PIPE Subscription Agreements could be terminated, and the PIPE Financing may not be consummated. If HCM II is unable to consummate the PIPE Financing or, if the Trust Account lacks sufficient funds after redemptions, then HCM II may lack sufficient funds to consummate the Business Combination, and the Business Combination may not occur.

If HCM II does not complete the Business Combination, HCM II could be subject to various risks, including:

•        the parties may be liable for damages to one another under certain circumstances pursuant to the terms and conditions of the Business Combination Agreement;

•        negative reactions from the financial markets, including declines in the price of the HCM II Class A Ordinary Shares due to the fact that current prices may reflect a market assumption that the Business Combination will be completed;

•        the attention of HCM II management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination; and

•        each of these risks could adversely impact the value of HCM II Ordinary Shares.

The exercise of HCM II’s management’s discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the HCM II shareholders’ best interest.

In the period leading up to the Closing, events may occur that may require HCM II to agree to amend the Business Combination Agreement, to consent to certain actions taken by Terrestrial Energy, or to waive rights that HCM II is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Terrestrial Energy’s business, a request by Terrestrial Energy to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement, or the occurrence of other events that would have a material adverse effect on Terrestrial Energy’s business. In any of such circumstances, it would be at HCM II’s discretion, acting through the HCM II Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or she or they may believe is best for HCM II and HCM II’s shareholders and what he or she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, HCM II does not believe there will be any changes or waivers that HCM II management would be likely to make after shareholder approval has been obtained. While certain changes could be made without further approval of HCM II’s shareholders, HCM II will circulate a new or amended proxy statement/prospectus and re-solicit its shareholders if changes to the terms of the transaction that would have a material impact on HCM II’s shareholders are required prior to the vote on the Business Combination Proposal.

If the subscribers party to the PIPE Subscription Agreements exercise their right to reduce the number of subscribed shares, the gross amount of the proceeds received by Terrestrial Energy in the PIPE Financing will be less than $50,000,000.

The PIPE Subscription Agreements provide, subject to customary conditions, that if the subscriber holds any HCM II Class A Shares as of the fifth calendar day after the effectiveness of the registration statement that contains this proxy statement/prospectus and does not exercise any redemption rights with respect thereto (such shares, the “Non-Redeemed Shares”), then the applicable subscriber may elect to reduce the number of New Terrestrial Energy Shares it is required to purchase in the PIPE Financing by the number of such offset shares. If the subscribers party to the PIPE Subscription Agreements exercise this offsetting right, then the gross amount of the proceeds received by New Terrestrial Energy in the PIPE Financing will be less than $50,000,000. With regards to this offset right, the amount by which the gross proceeds received by New Terrestrial Energy in the PIPE Financing is less than $50,000,000 will depend on the number of Non-Redeemed Shares acquired by the PIPE Investors.

HCM II may be targeted by securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into business combination agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on HCM II’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed, or from being completed within the expected timeframe, which may adversely affect HCM II’s and Terrestrial Energy’s respective businesses, financial condition and results of operation.

The terms of the HCM II Warrants may be amended in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then outstanding Public Warrants.

The HCM II Warrants were issued pursuant to the Warrant Agreement between Continental, as warrant agent, and HCM II. The Warrant Agreement provides that the terms of the HCM II Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of the Public Warrants. Accordingly, the terms of the Public Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment. HCM II or New Terrestrial Energy may amend the terms of the Public Warrants with the consent of at least 50% of the then outstanding Public Warrants to effect any change thereto, including to increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of HCM II or New Terrestrial Energy purchasable upon exercise of a warrant.

The Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our Warrants, which could limit the ability of Warrant holders to obtain a favorable judicial forum for disputes.

The Warrant Agreement provides that, subject to applicable law: (i) any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York; and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. There is uncertainty as to whether courts will enforce the exclusive forum provisions in the Warrant Agreement. In that regard, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought under the Securities Act or the rules and regulations thereunder. To the extent the exclusive federal forum provision for causes of action arising under the Securities Act restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. Shareholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of the HCM II Warrants shall be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the HCM II Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder. This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our Company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

A provision of the Warrant Agreement may make it more difficult for HCM II to consummate the Business Combination.

If: (i) HCM II issues additional HCM II Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per HCM II Class A Ordinary Share (with such issue price or effective issue price to be determined in good faith by the HCM II Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds (including from such issuances and the IPO), and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions) and (z) the volume weighted average trading price of HCM II Class A Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which HCM II consummates the Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the HCM II Warrants will be adjusted (to the nearest cent)

to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

Risks Related to the Adjournment Proposal

If the Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve the Business Combination Proposal, the HCM II Board will not have the ability to adjourn the extraordinary general meeting to a later date in circumstances where such adjournment is necessary to permit the Business Combination to be approved.

If, at the extraordinary general meeting, the HCM II Board determines that it would be in the best interests of HCM II to adjourn the extraordinary general meeting to give HCM II more time to consummate the Business Combination for whatever reason (such as if the Business Combination Proposal is not approved, or if additional time is needed to fulfill other closing conditions), the HCM II Board will seek approval to adjourn the extraordinary general meeting to a later date or dates. If the Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve the Business Combination Proposal, the HCM II Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes or take other steps to cause the conditions to the Business Combination to be satisfied. In such event, the Business Combination would not be completed.

Risks Related to the Domestication and the Business Combination

The Domestication may result in adverse tax consequences for holders of HCM II Class A Ordinary Shares and HCM II Warrants.

The Domestication should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, i.e., an F Reorganization. If the Domestication fails to qualify as an F Reorganization, a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations for Holders of HCM II Securities and New Terrestrial Energy Securities — II. U.S. Holders”) of HCM II Class A Ordinary Shares or HCM II Warrants generally would recognize gain or loss with respect to its HCM II Class A Ordinary Shares or HCM II Warrants in an amount equal to the difference, if any, between the fair market value of the corresponding New Terrestrial Common Shares or New Terrestrial Warrants received in the Domestication and the U.S. Holder’s adjusted tax basis in its HCM II Class A Ordinary Shares or HCM II Warrants surrendered. Additionally, Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations for Holders of HCM II Securities and New Terrestrial Energy Securities — III. Non-U.S. Holders”) may become subject to withholding tax on any amounts treated as dividends paid on New Terrestrial Common Shares after the Domestication.

Assuming that the Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below, U.S. Holders generally will be subject to Section 367(b) of the Code in connection with the Domestication, and, as a result:

•        a U.S. Holder who is a 10% U.S. Shareholder on the date of the Domestication generally will be required to include in income as a deemed dividend deemed paid by HCM II the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the HCM II Class A Ordinary Shares held directly by such U.S. Holder;

•        a U.S. Holder whose HCM II Class A Ordinary Shares have a fair market value of $50,000 or more on the date of the Domestication and who, on the date of the Domestication, is not a 10% U.S. Shareholder generally will recognize gain (but not loss) with respect to its HCM II Class A Ordinary Shares as if such U.S. Holder exchanged its HCM II Class A Ordinary Shares for New Terrestrial Common Shares in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by HCM II the “all earnings and profits” amount (as defined in the Treasury Regulations under Section 367 of the Code) attributable to such U.S. Holder’s HCM II Class A Ordinary Shares; and

•        a U.S. Holder whose HCM II Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, is not a 10% U.S. Shareholder, generally will not recognize any gain or loss or include any part of HCM II’s earnings and profits in income under Section 367 of the Code in connection with the Domestication.

Additionally, even if the Domestication qualifies as an F Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Code and certain other PFIC rules (which have retroactive effective dates) generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose, under a proposed Treasury Regulation that generally treats an “option” to acquire the stock of a PFIC as stock of the PFIC, exchanging HCM II Warrants for New Terrestrial Warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. HCM II believes that it is likely classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of HCM II Class A Ordinary Shares to recognize gain under the PFIC rules on the exchange of HCM II Class A Ordinary Shares for New Terrestrial Common Shares pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s HCM II Class A Ordinary Shares. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. These proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges HCM II Warrants for New Terrestrial Warrants; under current law, however, the elections mentioned above do not apply to HCM II Warrants. Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of HCM II. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “Material U.S. Federal Income Tax Considerations for Holders of HCM II Securities and New Terrestrial Energy Securities — II. U.S. Holders — A. Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations”.

Risks Related to Our Business and Industry

We have not yet constructed an IMSR Plant, nor have we entered into any binding contract with any customer, including any of our current portfolio of project consortium partners, to operate an IMSR Plant or deliver electricity or heat, and there is no guarantee that we will be able to do so in the future. Our limited commercial operating history makes it difficult to evaluate our prospects, the risks and challenges we may encounter and our total potential addressable market.

Our business plan includes entering into arrangements with customers, which we also refer to as project consortium partners (including builder-operators, offtake customers, suppliers as well as public and private project investors), who will construct and operate IMSR Plants. Our ability to execute on our business plan will be subject to reaching binding agreements with potential customers for electricity or heat delivered by our IMSR Plant. If no potential near-term customer enters into such binding agreements, our planned construction and operation of our IMSR Plants could be significantly delayed. Such delays would result in delays in revenue and could hinder our ability to gain market traction with other potential customers. This could have a material adverse effect on our business and financial condition. To date, we have entered into contingent non-binding letters of intent to cooperate with potential customers to identify sites and land-use requirements for IMSR Plant licensing and construction, which may not result in binding agreements for the purchase of our products or services. We have been selected to site an IMSR Plant at the Texas A&M-RELLIS campus, and such partnership with Texas A&M University System has not been finalized and is subject to successful site characterization studies, governing body approvals and regulatory approvals. As a result of our limited commercial operating history and ongoing changes in our new and evolving industry, including evolving demand for our products and services and the potential development of technologies that may prove more efficient or effective for our intended use cases, our ability to forecast our future results of operations and plan for and model future growth is limited and subject to a number of uncertainties. Therefore, there can be no assurance that our internal estimates relating to the size of our serviceable addressable market will be correct. In addition, our expectations with respect to our serviceable addressable market may differ from those of third parties, including investors or securities analysts.

Any delays in the development and construction of our IMSR plants and the manufacturing of their key components due to a number of factors, including the degree of pre-fabrication, standardization, on-site construction, long-lead procurement, contractor performance, plant pre-operational and startup testing and other site-specific considerations may adversely impact our business and financial condition.

The success of our business will depend in large part on our ability to successfully deliver the IMSR plant to customers on-time and on-budget at specified performance levels. There is no guarantee that our planned deployments of the IMSR plant will be successful, timely, or on budget. There can be no assurance that we will not experience operational or process failures and other problems during our first commercial deployment or any planned deployment thereafter.

In the future, we may experience delays, cost overruns or other complications in the design, manufacture, production and delivery of the IMSR plant and its key components, such as the IMSR Core-unit and IMSR Fuel Salt, that could prevent us from delivering IMSR plants in 2034 or beyond. We have not updated third-party cost estimates related to building our IMSR plants since 2021 and the cost environment may have adversely changed since such preliminary third-party cost estimates were obtained. Such third-party cost estimates may be significantly higher than our current estimates, which affect the marketability, capital and operational costs of our IMSR plants and our expectations with respect to our business plan and future profitability. The effect of such complications may be increased as a result of rising commodity prices and interest rates, which may increase costs to us and to our customers and may adversely affect the competitiveness of our IMSR plants compared to more established, competing means of supplying electricity or heat. If delays like this occur, we could experience issues or delays in sustaining or further increasing production and sales of IMSR plants. Similarly, we do not yet have binding commitments with any customers for the purchase of our IMSR Core-unit or IMSR Fuel Salt, and if we are unable to competitively price these components as a result of increased costs or delays in their production or otherwise, we may not realize the expected revenues associated with supplying our IMSR Plant to our customers, or our customers may need to rely on third-parties to provide components and fuel for their IMSR plants.

If we encounter difficulties in scaling our production and delivery capabilities, if we fail to develop and successfully commercialize our IMSR plants and related technologies, if we fail to timely develop such technologies before our competitors or if such technologies fail to perform as expected, are inferior to those of our competitors or are perceived as less safe or less efficient than those of our competitors, our business and financial condition could be materially and adversely impacted.

Our limited commercial operating history in a rapidly evolving industry makes it difficult for us to evaluate our future prospects and prepare for the risks and challenges we may encounter.

We have a limited commercial operating history in a rapidly evolving industry. The markets for nuclear reactor design, nuclear reactor production, nuclear fuel design, nuclear fuel supply, and services related to any or all of the foregoing business may not continue to develop in a manner that we expect or that otherwise would be favorable to our business. As a result of our limited operating history and ongoing changes in our new and evolving industry, including evolving demand for our products and services and the potential development of technologies that may prove more efficient or effective for our intended use cases, our ability to forecast our future results of operations and plan for and model future growth is limited and subject to a number of uncertainties. We have encountered and expect to continue to encounter risks and uncertainties frequently experienced by growing companies in rapidly evolving industries, such as the risks and uncertainties described in this proxy statement/prospectus. Accordingly, should we provide forecasts in the future, we may be unable to prepare accurate internal financial forecasts or replace anticipated revenue that we do not receive as a result of delays, changed circumstances, or changed market conditions arising from these factors, and our results of operations in future reporting periods may be below the expectations of investors or analysts. If we do not address these risks successfully, our results of operations could differ materially from our estimates and forecasts or the expectations of investors or analysts, causing our business to suffer and our common stock price to decline.

If we fail to manage our growth effectively, we may be unable to execute our business plan, and our business, results of operations, and financial condition could be harmed.

In order to achieve the future revenue growth anticipated, we must finalize our IMSR Plant design, receive regulatory approvals, including the USNRC and other regulatory bodies licensing our IMSR Plants, design, construct and license facilities to manufacture and produce IMSR Core-units and IMSR Fuel Salt, and continue to develop and market new products and services to traditional and non-traditional end-users. If our operations grow as planned, we intend to expand our operations significantly to meet anticipated demand. To properly manage our growth, we will need to hire and retain additional personnel, upgrade our existing operational management and financial and reporting systems, and improve our business processes and controls. Our future expansion will include:

•        hiring and training new personnel;

•        completing the designs and licensing of our first IMSR Plant;

•        customizing applications of our IMSR Plants to serve both traditional utility and electric power customers and a broad base of non-traditional industrial customers interested in utilizing the efficient high-temperature heat produced by our design;

•        developing the supply chain necessary to supply components for our IMSR Plant;

•        developing the processes and technologies to transport radiological materials;

•        developing IMSR Fuel Salt production capabilities and capacity to transport and deliver IMSR Fuel Salt, including the ability to purchase SALEU UF4 and the other elements of the IMSR Fuel Salt;

•        developing the operational capabilities and functions necessary for others to operate our IMSR Plant;

•        controlling expenses and investments in anticipation of expanded operations and rising costs;

•        upgrading the existing operational management and financial reporting systems and team to comply with requirements as a public company; and

•        implementing and enhancing administrative infrastructure, systems and processes.

If our operations continue to grow as planned, of which there can be no assurance, we will need to expand our sales and marketing, research and development, customer and commercial strategy, permitting and licensing, products and services, manufacturing, supply, and operations functions. These efforts will require us to invest significant financial and other resources, including in industries and sales channels in which we have limited experience to date. We will also need to continue to leverage our manufacturing and operational systems and processes, and there is no guarantee that we will be able to scale the business as currently planned or within the planned timeframe. The continued expansion of our business may also require additional manufacturing and operational facilities, as well as space for administrative support, and there is no guarantee that we will be able to find suitable locations for such facilities.

Our continued growth could increase the strain on our resources, and we could experience operating difficulties, including difficulties in hiring and training employees, finding manufacturing capacity to produce our IMSR Plants and related equipment, delays in production, finding suitable locations or partners for our IMSR plants, challenges in scaling-up IMSR Fuel Salt and IMSR Core-unit production capacity and supply, and difficulty sourcing adequate raw materials for our IMSR Plants. These difficulties may divert the attention of management and key employees and impact financial and operational results. If we are unable to drive commensurate growth, these costs, which include lease commitments, headcount and capital assets, could result in decreased margins, which could have a material adverse effect on our business, financial condition and results of operations.

IMSR Plants may suffer significant construction delays or cost increases as a result of a variety of factors. Any such delays could cause the construction of a project to ultimately be unprofitable for the Company or otherwise adversely affect the Company’s business, financial condition and results of operations.

Our IMSR Plant design development will be actively managed through design reviews, prototyping of key systems, involvement of external partners and application of industry lessons, but we could still fail to identify latent manufacturing and construction issues early enough to avoid negative effects on construction or ultimate performance of our IMSR Plants.

While the Company anticipates improved cost efficiency as it gains further experience in delivering IMSR Plants, there may be delays or unexpected developments at such later stages of completing projects, which could cause construction costs to exceed the Company’s expectations as a result of a variety of factors, including but not limited to:

•        failure to secure and maintain environmental and other permits or regulatory approvals;

•        failure to complete the interconnection to transmission networks;

•        changes in local or municipal support for the project;

•        unexpected problems with EPC contractor or supplier solvency;

•        appeals of environmental and other permits or approvals that the Company obtains;

•        changes in the regulatory regime applicable to the construction of the project;

•        failure to obtain required financing;

•        increases in interest rates;

•        failure to obtain all necessary rights to land access and use;

•        failure to receive critical components and equipment that meet design specifications;

•        delays in scheduled deliveries of critical components and equipment;

•        failure to receive quality and timely performance from key contractors and vendors;

•        increases in supplier costs, including those due to unexpected increases in inflation, currency exchange rates, tariffs, or commodity prices;

•        unforeseen engineering problems;

•        failure by third parties to timely construct facilities that will be used by the Company under co-tenancy arrangements;

•        work stoppages, strikes, labor underperformance or shortages of skilled labor;

•        inclement weather conditions;

•        adverse environmental and geological conditions; and

•        force majeure or other events beyond the Company’s control, including changes in law or in political support.

Any failure to effectively update the design, construction, and operations of our planned IMSR Plants to ensure cost competitiveness could reduce the marketability of our designs and has the potential to impact deployment schedules.

Updating our designs, construction models, and operation models will be necessary to be competitive and attractive in the market, particularly in the United States where the price of power is generally lower than in certain other key markets. If we are not able to achieve and maintain cost-competitiveness of our IMSR Fuel Salt or our planned IMSR Plants in the United States or elsewhere, our business could be materially and adversely affected.

Successful commercialization of new, or further enhancements to existing, alternative low-carbon energy generation technologies, such as adding carbon capture and sequestration/storage mechanisms to fossil fuel power plants, wind, solar, geothermal or fusion, may prove to be more cost effective or appealing to the global energy markets and therefore may adversely affect the market demand for our IMSR Plants, potentially adversely affecting our ability to successfully commercialize our IMSR Plants.

The expected market for our IMSR Plant generating electric power and high-temperature heat may be superseded or rendered obsolete by new technology or the novel application of existing technologies. Our estimates for the serviceable addressable market and our expectations, inclusive of recent updates, with regards to certain unit economics are based on a number of internal and third-party estimates, including our potential contracted revenue, the number of potential customers who have expressed interest in our IMSR Plant, assumed prices and production and regulatory costs for our IMSR Plant, our ability to leverage our current logistical and operational processes, assumptions regarding our technology and general market conditions. However, our assumptions and the data underlying our estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, reducing the predictive accuracy of these underlying factors. As a result, our expected performance as indicated by the illustrative unit economics provided in this proxy statement/prospectus, our estimates of the serviceable addressable market for our products and services, as well as the expected growth rate for the serviceable addressable market for our products and services, may prove to be incorrect. Any material change to our assumptions or expectations with respect to the foregoing may have a material adverse effect on our business prospects, financial condition, results of operations and cash flows and could harm our reputation.

If demand for our IMSR Plants fails to develop sufficiently, our business and operations could suffer, and we would be unable to achieve or maintain profitability.

The viability and continued growth in demand for new nuclear technologies, and in turn, our IMSR Plant, may be impacted by many factors outside of our control, including:

•        market acceptance of nuclear energy;

•        cost competitiveness, reliability and performance of our IMSR Plants compared to conventional and renewable energy sources and products;

•        the extent to which the nuclear power industry and broader energy industries are deregulated to permit quicker and broader adoption of nuclear electricity generation;

•        the cost and availability of skilled labor, key materials and components used in the production of our IMSR Plants;

•        prices of traditional utility-provided energy sources; and

•        the emergence, continuance, or success of, or increased government support for, other alternative energy generation technologies and products.

Reduction in energy demand or changes in climate-related policies may change market conditions, reducing our product’s competitiveness and affecting our performance. If demand does not grow, our business and operations could suffer, which would have an adverse impact on our ability to grow our business and we could be unable to achieve or maintain profitability.

Our IMSR Plant design may not attract customers as quickly as we expect, or at all.

IMSR and other advanced nuclear technologies are relatively new and unproven and may be more costly than alternatives. Accordingly, adoption of our technology, IMSR Plants or advanced nuclear technologies generally, among our potential customers may progress more slowly than we anticipate, or it may be more expensive to bring potential customers into our pipeline. Any delay or failure to sell IMSR Plants to our customers may have a material and adverse impact on our business and financial condition.

Customers may rescind or back out of non-binding agreements due to various reasons, which could adversely affect our revenue streams, project timelines, and overall financial performance.

We have entered into and may enter into additional non-binding agreements, such as a memorandum of understanding or a letter of interest with customers for the purchase of power or to collaborate on projects. These memoranda of understanding and letters of interest are non-binding and the underlying contracts may not come to fruition as a result of, among other things, changes in business priorities, financial constraints, regulatory changes, force majeure events, failure to obtain necessary approvals, or failure to meet contractual obligations by either party. The termination of these agreements could adversely affect our business. For example, while we expect to enter into agreements with the Texas A&M University System to construct an IMSR Plant at the Texas A&M-RELLIS campus site in accordance with our December 2024 MOU, no assurances can be given as to whether or when we may be able to do so. Additionally, loss of planned customers or projects may negatively impact our reputation and future business prospects.

Our cost estimates are sensitive to broader economic factors, and our ability to control or manage our costs may be limited.

Capital and operating costs for the deployment of our first commercial IMSR Plant may be difficult to project, are inherently variable and are subject to significant change based on a variety of factors, including site specific factors, customer off-take requirements, regulatory oversight, operating agreements, supply chain availability, inflation and other factors. Opportunities for cost reductions with subsequent deployments are similarly uncertain. To the extent cost reductions are not achieved within the expected timeframe or magnitude, the IMSR Plant may not be cost competitive with alternative technologies, which could materially and adversely affect our expected revenues, gross margins and other information included in the illustrative unit economics and levelized cost information.

Competition from existing or new competitors or technologies domestically and internationally could cause us to experience one or more of downward pressures on prices, lower customer demand for our products and services, reduced margins, the inability to take advantage of new business opportunities and the loss of market share.

We operate in highly competitive markets and are subject to competition based upon product design, performance, technology, pricing, quality, and services, from competing nuclear suppliers as well as from alternative means of producing electricity and/or heat. There are a number of advanced reactor designs, and advanced reactor projects, under development in the United States. Many of these designs are involved in pre-application review with the USNRC. Our advanced design, projected product design performance, engineering expertise, and quality control have been important factors in our growth; nonetheless other companies providing competing technologies could capture customers or market share from us, which could have a material adverse effect on our business or financial condition.

Moreover, our competitors may develop or adopt technologies that are superior, more efficient, more effective, and/or more attractive to prospective customers compared to our technologies (on a price-to-value basis, operational impact, or otherwise), or may adapt more quickly to leverage new or emerging technologies or meet new or evolving regulatory requirements in our target markets. We will need to anticipate and respond to these changes by enhancing our offerings and/or internal processes in order to maintain our competitive position, but we may not be successful in doing so. In such scenarios, the Company may not be able to commercialize the IMSR Plant.

For sales and/or deployments outside of jurisdictions with highly-developed nuclear regulatory frameworks, some of our foreign competitors currently benefit from, and others may benefit in the future from, permissive regulatory and licensing regimes and/or from protective measures by their home countries where governments are providing financial support, including significant investments in the development of new technologies. Those competitors may have a competitive advantage if they are able to obtain approvals, or if they can demonstrate to potential customers the value and benefits of their products and services, particularly in jurisdictions that have less stringent nuclear regulatory requirements. These competitors may have access to greater sources of funding to develop and commercialize their products than we do, whether as a result of potential competitive advantages or from supportive national governments, and may be able to substantially discount sales costs of nuclear plants in their respective markets. This market environment may result in increased pressures on our pricing and other competitive factors.

Substantial governmental support for competing technologies or their fuel supply may reduce our competitive advantages.

The U.S. government has announced initiatives to support a variety of Generation IV SMR technologies, including our technology and competing technologies. Among other programs, the U.S. Department of Energy has announced programs designed to support the creation of a U.S. supply chain for HALEU. Should the Federal Government seek to preferentially support competing nuclear technologies, we may experience a loss in competitive position in our sector. For example, should the U.S. government provide the substantial funding we believe would be necessary to establish a domestic HALEU supply chain at commercial scale, then the competitive advantage of our choice of SALEU as a fuel for the IMSR Plant would be reduced.

Changes in the availability and cost of electricity, natural gas, oil and other forms of energy are subject to volatile market conditions that could adversely affect our business prospects, financial condition, results of operations and cash flows.

The prices for and availability of electricity, natural gas, oil and other energy resources are subject to volatile market conditions. We do not control these market conditions, which are, moreover, often affected by political and economic factors beyond our control. Decreases in energy prices, or changes in nuclear energy costs relative to other forms of energy, may adversely affect our business. To the extent that these uncertainties cause suppliers and customers to be more cost sensitive or to adjust their business plans and operations, decreased energy prices may have an adverse effect on our business prospects, financial condition results of operations and cash flow.

The potential disruption of uranium supply chains makes long-range planning uncertain.

Our IMSR technology depends on a reliable supply of enriched uranium, and supply restrictions and major cost increases in the international market for natural uranium, uranium enrichment, and/or conversion services could have a material adverse effect on our business, financial condition, and results of operations. Our revenue necessarily is dependent upon, and affected by, the long and short-term availability of uranium, which is subject to significant volatility. The international market for uranium has been and will continue to be affected by numerous factors beyond our control. These factors include the demand for nuclear power, political and economic conditions in uranium producing and consuming countries, uranium production levels and costs of production.

The cost of electricity and heat generated from nuclear sources may not be cost competitive with other electricity generation sources and/or heat generated from other sources in some markets, which could materially and adversely affect our business prospects, financial condition, results of operations and cash flow.

Many U.S. electricity markets price electric energy, heat, capacity, and/or ancillary services on a competitive basis, with market prices subject to substantial fluctuations. Other markets remain heavily regulated by state or local utility regulatory authorities, with power or heat purchase decisions by electric utilities subject to various competitiveness or prudence tests. As a result of competitive pressures, some electricity markets experience low marginal energy and heat prices at certain times due to a combination of subsidized generating resources, competitors with low-cost or no-cost fuel sources, or market-design features that create incentives for certain attributes or deliver revenue in unpredictable ways over time, and we may not be able to compete in these markets unless the benefits of our SALEU-fuel nuclear plant using our advanced technology and business model are sufficiently valued. Even in markets that price reliable capacity on a long-term basis, there is no guarantee that our IMSR Plants will be sufficiently low-cost so as to clear auction-style capacity markets, or to attract customers to sign power purchase agreements with our IMSR Plants on commercially acceptable terms, and, further, clearing in any one (1) year is no guarantee of similar outcome in successive years.

Given the relatively lower electricity prices and higher availability of power in the United States when compared to many international markets, the risk may be greater with respect to business in the United States. Regardless of jurisdiction, however, failure of the cost of electricity and heat generated from our IMSR Plants to be cost competitive with electricity and/or heat generated from other sources, will limit our ability to charge a premium relative to other energy sources, which could materially and adversely affect our business prospects, financial condition, results of operations and cash flows.

Our illustrative unit economics and levelized cost information are subject to significant risks, assumptions, estimates, and uncertainties. As a result, our actual revenues, timing for achieving business milestones, expenses, capital expenditures, profitability and cash flows may differ materially from our expectations.

Our illustrative unit economics and levelized cost information are subject to significant risks, assumptions, estimates and uncertainties. They reflect our then-current views with respect to future events or our future financial performance, were based on assumptions, and involved known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the illustrative unit economics and levelized cost information. We may not actually achieve the plans, expectations or objectives contemplated by our illustrative unit economics and levelized cost information, and the underlying assumptions may prove incorrect. Such deviations may be due to factors outside our control or currently unknown to us. For example, our actual revenues, timing for achieving business milestones, expenses, capital expenditures, profitability and cash flows may differ materially from our expectations. Therefore, undue reliance should not be placed on such data.

The IMSR plants may not operate as planned.

The success of our business will depend, among other things, on the amount of electricity and heat produced by the IMSR plants we develop. A number of different factors, including plant start-up issues, degradation of our IMSR Core-unit at a faster rate than anticipated, latent defect, design error, operator error, slow response to outages due to underperforming monitoring systems, poor weather conditions and vandalism or theft could adversely affect the amount of nuclear power produced, and thus reduce revenues. Even if our IMSR plants do perform as expected, external factors such as grid connectivity issues may affect their output. Unplanned outages or prolonged downtown for maintenance and repair typically increase operation and maintenance expenses and reduce revenues as a result of diminished output. We do not have current plans to carry insurance coverage for, or employ other risks sharing structures, to mitigate all risks associated with the successful delivery and performance of the IMSR plant.

Any actual or perceived safety or reliability issues may result in significant reputational harm to our businesses, in addition to tort liability and other costs that may arise. Such issues could result in delaying or cancelling planned deployments of IMSR plants, increased regulation, or other systemic consequences. Our inability to meet safety standards or adverse publicity affecting our reputation as a result of accidents or mechanical failures could have a material adverse effect on our business and financial condition.

We and our customers operate in a politically sensitive environment, and the public perception of nuclear energy and radioactive materials could materially and adversely affect us, our customers, and the markets in which we operate.

Successful execution of our business model is dependent upon public support for nuclear power in the United States and other countries. The risks associated with uses of radioactive materials, both in our nuclear facilities and the public perception of those risks, can affect our business. Opposition by third parties can delay or prevent the licensing and construction of new nuclear power facilities and in some cases can limit the operation of nuclear reactors. Adverse public reaction to developments in the use of nuclear power could directly affect our customers and indirectly affect our business. In addition, journalists, trade press, and other third parties, potentially including one or more of the agencies with regulatory jurisdiction over us, may publish statements that negatively affect the public or political perception of us. We may also face adverse public or political perception due to a variety of environmental and social factors, including as relevant standards continue to evolve. Stakeholder and policymaker expectations on such matters are not uniform, and any failure to successfully navigate such expectations may result in various adverse impacts. Adverse public opinion or political perceptions could result in increased regulatory requirements and costs or increase the likelihood that our operations are subject to liabilities and adverse claims, and directly affect our customers and indirectly affect our business. In the past, adverse public reaction, increased regulatory scrutiny and related litigation have contributed to extended licensing and construction periods for new nuclear power facilities, sometimes delaying construction schedules by decades or more, or even shutting down operations at already-constructed nuclear power facilities. For example, anti-nuclear groups in Germany successfully lobbied for the adoption of the Nuclear Exit Law in 2002, which requires the shutdown of all German nuclear power plants by 2022.

Incidents involving nuclear energy facilities, including accidents, terrorist acts or other high-profile events involving radioactive materials, could materially and adversely affect the public perception of the safety of nuclear energy, and such adverse effects could potentially decrease demand for nuclear energy, increase regulatory requirements and costs, or result in liability or claims that could materially and adversely affect our business.

Successful execution of our business model is dependent upon public support for nuclear power, in general, in the United States and other countries. Any significant incident affecting a nuclear energy facility could materially damage public perception of nuclear power. Similarly, adverse public reaction to such incidents (for example, incidents involving incidents at Three Mile Island, Chernobyl and most recently Fukushima) led to increased public and regulatory scrutiny, which contributed to extended licensing and construction periods for new nuclear power plants, sometimes delaying construction schedules by decades or more or even shutting down operations at already-constructed nuclear power facilities. If a high-visibility or high-consequence nuclear incident, including the loss or mishandling of nuclear materials, or other event, such as a terrorist attack involving a nuclear facility, occurs, public opposition to nuclear power may increase dramatically, regulatory requirements and costs could become more onerous or prohibitory. Such an incident could also impact customer demand for heat, electricity, or fuel derived from nuclear energy. Any of these effects could materially and adversely affect our business prospects, financial condition, results of operations and cash flows.

The direct and indirect impact on us and our customers from severe weather and other effects of climate change and the economic impacts of the transition to low-emissions energy, could adversely affect our financial condition, operating results, and cash flows.

Our operations and properties, and those of our customers, may in the future be adversely impacted by flooding, wildfires, high winds, drought and other effects of severe weather conditions that may be caused or exacerbated by climate change. These events can force our customers to suspend operations at impacted properties and may result in significant damage to such properties. Even if these events do not directly impact us or our customers, they may indirectly impact us and our customers through increased insurance, energy or other costs. In addition, although the ongoing transition to low-emissions energy is creating significant opportunities for us and our customers, the transition also presents certain risks, including macroeconomic risks related to higher energy costs and energy shortages, among other things. These direct and indirect impacts from climate change could adversely affect our financial condition, operating results, supply chain and cash flows.

The occurrence of adverse events, cancellations of significant projects, delays in project timelines, adjustments in cost structures, and other negative developments announced by competitors could have an impact on our operations, financial performance, and future prospects.

The occurrence of newsworthy events in the nuclear industry as a whole, including, but not limited to, the delay of major projects, inflated cost adjustments, fluctuations in product pricing strategies, cancellations of public offerings, customer withdrawals, or disruptions in supply chain adversely affect our business in several ways, including:

•        Negative news or events associated with industry peers may lead to decreased investor confidence in the sector, which could impact the broader stock market performance of companies operating within the industry, including the Company.

•        Adverse events in competitor firms may alter the competitive landscape, affecting market share dynamics, pricing strategies, and overall positioning within the industry. This could impact our ability to retain or expand our market presence.

•        Changes in market dynamics influenced by competitors’ actions, such as inflated cost adjustments or potential cancellations, could have ripple effects on our financial stability and profitability, influencing our financial metrics and potentially impacting investor perceptions.

While we implement risk mitigation strategies and highlight our unique business approach and how it differentiates from our peers, there is no guarantee that we will be insulated from the adverse effects of such events and the occurrence of any of these events could negatively impact our business operations and financial condition.

The IMSR Plant involves toxic, hazardous and/or radioactive materials and could result in liability without regard to fault or negligence.

Our customer’s and operation of the IMSR Plant and the related supply chain involve the use, transportation, and disposal of toxic, hazardous and radioactive materials. A release of these materials could pose a health risk to humans, plants and animals or the environment. If an accident were to occur, its severity would depend on the volume and location of the release and the speed of corrective action taken by emergency response personnel, as well as other factors beyond our control, such as weather and wind conditions.

The IMSR Fuel Salt from each spent IMSR Core-unit is partially reused in each replacement IMSR Core-unit with the excess fuel salt removed and stored in a spent fuel vault within the plant nuclear containment until decommissioning of the IMSR Plant. Furthermore, each spent IMSR Core-unit, emptied of IMSR Fuel Salt, is removed to a separate and secure IMSR Core-unit Storage Silo within the reactor building, where it will remain for the life of the plant. As a result of the IMSR Plant’s spent fuel management process, we do not anticipate the plant requires a separate licensed facility for the interim storage of spent nuclear fuel required by some of our competitors. Nevertheless, IMSR Plant operations inherently involve the use, transportation, and disposal of toxic, hazardous and radioactive materials.

Under federal, state and local laws and regulations, a current or former owner or operator of real property may be liable for costs to remediate contamination resulting from the presence or release of hazardous substances, wastes or petroleum products. These costs to the owners and operators of our IMSR Plants could be substantial and liability under such laws is strict and may attach whether or not the owner or operator knew of or caused such contamination. We also may be liable for costs of remediating third-party disposal sites to which we arranged for the disposal or treatment of hazardous substances without regard to whether such disposal occurred in compliance with environmental laws. These matters could have a direct and indirect adverse effect on our financial condition.

Additionally, we may be responsible for decontamination or decommissioning of facilities where we conduct operations such as facilities for component manufacturing and fuel supply. Activities of our contractors, suppliers or other counterparties similarly may involve toxic, hazardous, and radioactive materials and we may be liable contractually, or under applicable law, to contribute to remedy damages or other costs arising from such activities, including the decontamination or decommission of third-party facilities.

Although we do not intend to operate IMSR Plants, IMSR Plants inherently involve radioactive materials and may involve toxic and hazardous materials. In the United States, the nuclear liability law codified at 42 U.S.C. 2210 et seq. (along with subsequent amendments, the “Price-Anderson Act”) and applicable USNRC regulations and corresponding insurance requirements channel liability to the nuclear operator of a nuclear power plant for third-party offsite damages caused by a nuclear incident or a precautionary evacuation due to a possible or actual nuclear incident. U.S. law is substantially similar in effect to global nuclear liability regimes wherein operators are subject to robust financial protection regimes, such as required insurance policies or government indemnification, to cover the operator’s financial risk in the event of a nuclear incident that gives rise to third-party offsite liability. Nonetheless it is possible that we may be liable contractually, or under applicable law, to contribute to remedy damages or other costs arising from such activities of operators or contractors, suppliers, our counterparties, including the decontamination or decommission of third-party facilities. In our contracts, we seek to protect ourselves from liability, but there is no assurance that such contractual limitations on liability will be effective in all cases or in all jurisdictions. The costs of defending against a claim arising out of a nuclear incident or precautionary evacuation not otherwise covered by insurance, and any damages awarded as a result of such claim, could adversely affect our results of operations and financial condition. Long-term spent nuclear fuel storage, disposal and its associated costs could have a significant negative impact on our business operations if IMSR Plant customers view the risks associated with these issues and costs as unacceptably high.

Nuclear operations inherently produce various types of nuclear waste materials. The approval of a national repository for the storage of such waste materials and the timing of that facility opening may significantly affect the costs associated with the long-term storage of spent IMSR Core-units and IMSR Fuel Salt. Any regulatory action relating to the timing and availability of a repository for long-term storage of nuclear waste could adversely affect the ability to decommission fully our IMSR Plants and IMSR Core-units. We cannot predict whether a fee may be established or to what extent in the future for the long-term disposal of such waste.

Unsatisfactory safety performance or security incidents at our customers’ facilities — or any nuclear facility around the world — could have a material adverse effect on our business, financial condition and results of operations.

We design IMSR Plants that depend on complex, unproven technology. We also work cooperatively with our customers, suppliers, subcontractors, and other parties. Failures, disruptions or compromises to our or our third parties’ systems or facilities may be caused by natural disasters, accidents, power disruptions, telecommunications failures, acts of terrorism or war, computer viruses, bugs or vulnerabilities, physical or electronic break-ins, human error, targeted cyberattacks, other intentional conduct, or similar events or incidents. While we have built operational processes to ensure that the design, construction, performance and servicing of our IMSR Plants meet rigorous safety standards and performance goals, there can be no assurance that we will not experience operational or process failures or other problems, including through manufacturing or design defects, failure of third-party safeguards, mishandling or process failures, natural disasters, cyber attacks, or other intentional acts, that could result in potential safety risks. There can be no assurance that our preparations, or those of third parties, will be able to prevent any such incidents.

Any actual or perceived safety issues may result in significant reputational harm to our businesses, in addition to tort liability, maintenance, increased safety infrastructure and other costs that may arise. Such issues with our IMSR Plants, facilities, or customer safety could result in delaying or cancelling delivery of IMSR Plants to our customers, increased regulation or other systemic consequences. Our inability to meet our safety standards or address adverse publicity affecting our reputation as a result of accidents, mechanical failures, damages to customer property or medical complications could have a material adverse effect on our business, financial condition and results of operation.

In the nuclear industry, accidents or incidents involving the mishandling of nuclear materials at any nuclear facility in the world have had and, in the future, could have an impact on other nuclear facilities around the world in terms of public acceptance, political pressures, and regulatory requirements and scrutiny. Incidents involving nuclear energy facilities, including accidents, terrorist acts or other high-profile events involving radioactive materials, could materially and adversely affect the public perception of the safety of nuclear energy, and such adverse effects could potentially decrease demand for nuclear energy, increase regulatory requirements and costs for us or our customers, impose delays or result in liability or claims that could materially and adversely affect our business.

We are subject to information technology and cyber security threats which could have adverse effects, including regulatory effects, on our business and results of operations.

We are increasingly dependent upon information technology systems, infrastructure and data to operate our business. In the ordinary course of business, we collect, store and transmit confidential information (including but not limited to intellectual property, proprietary business information and personal information). It is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information. We also have outsourced elements of our operations to third parties, and as a result we manage a number of third-party contractors who have access to our confidential information. Regarding actual IMSR Plant deployments, we are subject to the USNRC’s regulations in this area, the violation of which could carry regulatory enforcement action.

Despite the implementation of security measures, given their size and complexity and the increasing amounts of confidential information that they maintain, our internal information technology systems and those of our contractors and consultants are potentially vulnerable to breakdown or other damage or interruption from service interruptions, system malfunction, natural disasters, terrorism, war and telecommunication and electrical failures, as well as security breaches from inadvertent or intentional actions by our employees, contractors, consultants, business partners, and/or other third parties, or from cyber-attacks by malicious third parties (including the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information), which may compromise our system infrastructure or lead to data leakage. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and reputational damage, and the further development and commercialization of our products could be delayed.

We cannot assure you that our data protection efforts and our investment in information technology will prevent significant breakdowns, data leakages, breaches in our systems or other cyber incidents that could have a material adverse effect upon our reputation, business, operations or financial condition. For example, we maintain databases comprised of our IMSR Plant design technical and engineering information and operations information. If one or more of these databases were to be lost or compromised, our ability to efficiently deploy and operate our IMSR Plants could be significantly impaired.

Furthermore, significant disruptions of our internal information technology systems or security breaches could result in the loss, misappropriation, and/or unauthorized access, use, or disclosure of, or the prevention of access to, confidential information (including, but not limited to, intellectual property, proprietary business information, and personal information), which could result in financial, legal, business, and reputational harm to us. For example, any such event that leads to unauthorized access, use, or disclosure of personal information, including personal information related to our employees, could harm our reputation directly, compel us to comply with federal and/or state breach notification laws and foreign law equivalents, subject us to mandatory corrective action, and otherwise subject us to liability under laws and regulations that protect the privacy and security of personal information, which could result in significant legal and financial exposure and reputational damages that could potentially have an adverse effect on our business.

We rely on a limited number of suppliers for certain materials and supplied components, some of which are highly specialized and are being designed for first-of-a-kind or sole use in the IMSR Plant. We and our third-party vendors may not be able to obtain sufficient materials or supplied components to meet our manufacturing and operating needs, or obtain such materials on favorable terms or at expected costs.

We rely on a limited number of suppliers for certain raw materials and supplied components. While alternative suppliers to our current suppliers are available, we may not be able to obtain sufficient raw materials or supplied components to meet our manufacturing and operating needs from alternative suppliers, or obtain such materials on favorable terms or at expected costs, which could impair our ability to meet demand in a timely manner or increase our costs of production.

We do not directly manufacture, and do not expect to manufacture, IMSR Plants, though we will manufacture the IMSR Core-unit and supply the IMSR Fuel Salt that are necessary for the operation of our IMSR Plants. Our ability to construct our IMSR Plants with project partners is dependent upon sufficient availability of raw materials, high quality equipment, parts, and components, including many highly technical components that are still under design, are being designed for first-of-a-kind or sole use in our IMSR Plant and have not yet been qualified for use, are only produced by a limited number of suppliers and may be particularly susceptible to cost increases, supply chain disruptions or inflationary pressures. Any supply chain disruption incurred by our third-party suppliers or degradation in the quality and processes of our manufacturer partners, may result in delays, cost overruns or impairments to the development of our IMSR Plants.

Certain key nuclear grade materials and components, such as graphite, are currently produced in limited quantities and available predominantly from vendors outside of the United States e.g., Germany and Japan. Although U.S. graphite suppliers are developing the capability and capacity to supply our needs, any reliance on foreign suppliers to secure raw materials and supplied components exposes us to changing tariffs and volatility in the prices and availability of these materials, and may result in our being susceptible to changes in geopolitical relationships. We may not be able to obtain a sufficient supply of raw materials or supplied components, on favorable terms or at all, which could result in delays in, or the inability to, manufacture our IMSR Fuel Salt and IMSR Core-unit components and, in turn, construct our IMSR Plants with project partners or result in increased costs. These key materials and components may also be particularly vulnerable to inflationary pressures and cost increases.

Additionally, the imposition of tariffs and impacts of inflation on raw materials or supplied components for our IMSR Plants could have a material adverse effect on our operations. Prolonged disruptions in the supply of any of our key raw materials or components, difficulty qualifying new sources of supply, implementing use of replacement materials or new sources of supply or any volatility in prices could have a material adverse effect on our ability to operate in a cost-efficient, timely manner. Such prolonged disruptions could also cause us to experience cancellations or delays of scheduled launches, customer cancellations or reductions in our prices and margins, any of which could harm our business, financial condition and results of operations.

We depend on key executives, management, directors, and other highly skilled personnel with highly technical expertise to execute our business plan and oversee our operations, as applicable. Our failure to successfully recruit and retain experienced and qualified personnel could have a material adverse effect on our business.

Our success depends, in significant part, on the continued services of our senior management team and on our ability to attract, motivate, develop and retain a sufficient number of other highly skilled personnel, including highly competent engineers and scientists, and other qualified personnel with requisite industry knowledge, manufacturing and quality assurance, finance, marketing and sales personnel. Our senior management team has extensive experience in the energy and manufacturing industries, and we believe that their depth of experience is instrumental to our continued success. Nevertheless, the Company competes with other nuclear reactor companies, including Generation IV reactor companies, for the limited pool of these skilled professionals and such competition is intense. The loss of any one or more members of our senior management team, for any reason, including resignation or retirement, could impair our ability to execute our business strategy and have a material adverse effect on our business and financial condition if we are unable to successfully attract and retain qualified and highly skilled replacement personnel. Additionally, possible loss of experienced personnel to competitors, and a possible transfer of know-how and trade secrets associated therewith, including the patenting by our competitors of technology built on our know-how obtained through former employees, could negatively affect the Company’s long-term growth prospects. If we are unable to recruit and retain highly skilled personnel, especially senior management and personnel with sufficient technical expertise to develop our IMSR Plants including its component and service supply IMSR, we may experience delays, increased costs and reputational harm.

Our ability to protect our patents and other intellectual property rights may be challenged and is not guaranteed. If we are unable to protect our intellectual property rights, our business and competitive position may be harmed.

We may not be able to prevent unauthorized use of our intellectual property, which could harm our business and competitive position. We rely upon a combination of the intellectual property protections afforded by patents, trademarks/service marks, copyrights and trade secret laws in the United States and other jurisdictions, as well as commercial agreements such as confidentiality agreements, assignment agreements, and license agreements to establish, maintain and enforce rights associated with our IMSR Plants and related proprietary technologies. These measures are aimed at preventing third parties from using, practicing, selling, manufacturing, or otherwise commercially exploiting our IMSR Plants and related technologies, which would erode our competitive position in our market.

Our success depends in large part on our ability to obtain and enforce patent protection for our IMSR Plants, as well as our ability to operate without infringing or violating the proprietary rights of others. We either own or have significant license rights to certain intellectual property applicable to our IMSR Plant, IMSR Fuel Salts and, key components, such as the IMSR Core Unit, including patent rights and pending patent applications on the same, and we will continue to file patent applications claiming new technologies directed to our IMSR Plants in the United States and in other jurisdictions based on several factors including, but not limited to, commercial viability. Monitoring unauthorized use of our intellectual property rights is difficult and costly, and the steps we have taken or will take to prevent misappropriation may not be sufficient.

As noted above, we also rely upon unpatented trade secret protection, unpatented know-how and continuing technological innovation to develop and help maintain our business and competitive position. We seek to protect our proprietary technology, in part, by entering into confidentiality agreements with our suppliers, subcontractors, venture partners, employees and consultants, and other third parties. However, we may not be able to prevent the unauthorized disclosure or use of information which we consider to be confidential, our technical know-how or other trade secrets by the parties to these agreements, despite the existence generally of confidentiality provisions and other contractual restrictions. If any of the suppliers, subcontractors, venture partners, employees and consultants, and other third parties who are parties to these agreements breaches or violates the terms of any of these agreements, we may not have adequate remedies for any such breach or violation, and we could lose our trade secrets as a result. It is also possible that our trade secrets, know-how or other proprietary information could be obtained by third parties as a result of breaches of our physical or electronic security systems. Even where remedies are available, enforcing a claim that a party illegally disclosed or misappropriated our trade secrets is expensive and time consuming, and the outcome is unpredictable. Courts outside the United States are sometimes less willing to protect trade secrets. Additionally, despite our efforts to protect our proprietary technology, our trade secrets could otherwise become known or be independently discovered by our competitors. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them, or those to whom they communicate, from using that technology or information to compete with us.

The patent position of our IMSR Plant and its key components is not a guarantee of protection or rights. During the patent prosecution process, a patent office may require us or our licensors to narrow the scope of the claims of our or our licensors’ pending and future patent applications. This may limit the scope of patent protection and our or our licensors’ ability to assert patent infringement if the patent is subsequently issued. In some cases, a patent may not issue if we or our licensors are unable to overcome rejections from a patent office. By pursuing patent rights by filing a patent, we or our licensors may lose trade secrets that would have otherwise been protected had a patent not been sought and third parties may be able to exploit such published information in our patent application. Additionally, even if we obtain a patent in one jurisdiction (e.g., the United States), we cannot guarantee that we will obtain a corresponding patent in another jurisdiction (e.g., China) as patent laws differ from jurisdiction to jurisdiction. Additionally, maintaining and enforcing patent rights can involve complex legal and factual questions and may be subject to litigation in some cases. For example, third parties may challenge the validity of our or our licensors’ patents based on prior art at a tribunal such as the Patent Trial and Appeal Board at the U.S. Patent and Trademark Office and in a federal court. Because we cannot assure that all of the potentially relevant prior art relating to our patents and patent applications has been found, third parties may prevail in invalidating a patent or preventing a patent application from being issued as a patent. If we or our licensors are able to maintain valid patents or prevail in patent challenges instituted by third parties, we or our licensors may still bear the risk of third parties “designing around” our technologies to avoid an intellectual property infringement claim.

Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours. The status of patents involves complex legal and factual questions, and the breadth of claims allowed is uncertain. As a result, we cannot be certain that the patent applications that we file will result in patents being issued, or that our patents and any patents that may be issued to us will afford protection against competitors with similar technology. Numerous patents, published pending patent applications and unpublished pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. In addition to the risk of infringing those patents, those patents and patent applications owned by others may also be used as a basis to invalidate our patents or prevent our patent applications from issuing as patents. Our patents may also be challenged as invalid under other prior art and/or be challenged as unenforceable. Furthermore, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued U.S. patents will be issued.

Even if our patent applications succeed and we are issued patents in accordance with those applications, it is still uncertain whether these patents will be contested, circumvented, invalidated or limited in scope in the future. The rights granted under any issued patents may not provide us with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement than in the United States. In addition, the claims of any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others could also bar us from licensing and exploiting any patents that issue from our pending patent applications. From time to time, we may develop technology with funding from the United States Department of Energy. Inventions conceived or first actually reduced to practice under agreements with the Department of Energy (“subject inventions”) grant the U.S. Government certain rights and impose specific obligations on our ability to practice and license these inventions. The U.S. Government also has march-in rights, although it has never exercised such rights, to require us to license a patent on subject inventions on reasonable terms under very limited circumstances. In addition, patents issued to us could be infringed or designed around by others and others may obtain patents that we need to license or design around, either of which would increase costs and may adversely affect our business, prospects, financial condition and operation results.

We currently enjoy only limited geographical protection with respect to certain issued patents and trademarks and may not be able to protect our intellectual property rights throughout the world. If we are unable to protect our intellectual property rights, our business and competitive position may be harmed.

We do not have worldwide patent rights for our IMSR Plant and related proprietary technologies because there is no such thing as worldwide or “international patent rights.” We also do not have worldwide trademark protection for our brand for similar reasons. Accordingly, we may not be able to protect our intellectual property rights in certain jurisdictions and their legal systems. Filing, prosecuting and defending patents on our IMSR Plant worldwide can pose several challenges. First, procuring patent rights in multiple jurisdictions may be cost prohibitive because individual patent offices in different jurisdictions will have to independently examine each patent application. Therefore, costs such as examination fees, translation fees and attorneys’ fees are considered when deciding whether to pursue patent protections in a given jurisdiction. Once a patent is registered, we or our licensors will also have the continued obligation of paying maintenance fees periodically to avoid patents from becoming abandoned or lapsed. Second, the breadth of claims in patents may vary from jurisdiction to jurisdiction. For instance, certain patent offices may require narrower claims, resulting in patent rights that are less extensive. Further, as noted above, we may not be able to obtain patents in some jurisdictions even if we obtain patents in other jurisdictions. Accordingly, our competitors may operate in countries where we do not have patent protection and can freely use our technologies and discoveries in such countries to the extent such technologies and discoveries are publicly known or disclosed in countries where we do have patent protection or pending patent applications.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. Many countries also limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business and financial condition may be adversely affected.

We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial fees and costs.

Companies, organizations or individuals, including our existing and future competitors, may hold or obtain patents, trademarks/service marks or other intellectual property rights that would prevent, limit or interfere with our ability to develop our intellectual property and make, use, develop, import, offer to sell or sell our IMSR Plants and its related proprietary technologies, which could make it more difficult for us to operate the Company. From time to time, we may receive inquiries from holders of patents or trademarks/service marks inquiring whether we are infringing their proprietary rights and/or seek court declarations that they do not infringe our intellectual property rights. Companies holding patents or other intellectual property rights similar to our technology may bring proceedings alleging infringement of such rights or otherwise asserting their rights and seeking licenses. In addition, if we are determined to have infringed a third party’s intellectual property rights, we may be required to do among other things, one or more of the following: (i) cease selling, incorporating or using IMSR Plants that incorporate the challenged intellectual property; (ii) pay substantial damages; (iii) pay for and obtain a license from the holder of the infringed intellectual property right, which may not be available on reasonable terms or at all; or (iv) redesign part or all of our technology. In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources and management’s focus and attention.

We also anticipate licensing patents and other intellectual property from third parties, and we may face claims that the use of this intellectual property infringes the rights of other third parties. In such cases, we may seek indemnification from the licensors under our license contracts with those licensors or other damages. However, our rights to indemnification or damages may be unavailable or insufficient to cover our costs and losses, depending on our use of the technology, whether we choose to retain control over conduct of the litigation, and other factors.

We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect our ability to develop and market our IMSR Plants.

We cannot guarantee that any of our patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough because there may be hundreds of thousands of relevant patents worldwide. We also cannot be certain that we have identified each and every third-party patent and pending application in the United States and abroad that is relevant to or necessary for the commercialization of our IMSR Plants in any jurisdiction. The scope of a patent claim is generally determined by an interpretation of the law, the written disclosure in a patent, and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect or not accepted by a court of competent jurisdiction. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect or inaccurate. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market our IMSR Plants.

There are several circumstances under which a patent application may not be published and accessible to us or our licensors. For example, patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, but some patent applications in the United States may be maintained in secrecy until the patents are issued. Publications in the scientific literature also often lag behind actual discoveries. Therefore, we cannot be certain that others have not filed patent applications for technology covered by our issued patents or our pending applications, or that we were the first to invent the technology or to file a patent application covering the technology. Our competitors may have filed, and may in the future file, patent applications covering our IMSR Plants or technology similar to ours without us knowing. Any such patent application may have priority over our patent applications or patents, which could require us to procure rights to issued patents covering such technologies in order to avoid infringement claims.

Customization and hybridization of the Thermal and Electric Facility may require additional research and development and/or reliance on external service providers.

We believe the IMSR Thermal and Electric Facility can be customized by the adaption of existing industrial technologies although we cannot provide assurance that will be the case. Should this not be the case, customization and hybridization of the Thermal and Electric Facility for specific applications may require extensive research and development programs and/or the development of new technologies. We have little experience of customization of the IMSR Thermal and Electric Facility and its hybridization with other energy systems and may rely on others to provide these services. As such, the timeline and cost of commercializing customized IMSR Plants will be longer than we currently anticipate.

We may be subject to claims of ownership and other rights to our patents and other intellectual property by third parties.

Our confidentiality and intellectual property assignment agreements with our employees, consultants, and contractors generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive intellectual property and are required to be assigned to us if necessary. While we require our employees, consultants, and contractors to assign such intellectual property to us in the event that the intellectual property is not automatically assigned (e.g., as work made for hire), those agreements may not be honored and obligations to assign intellectual property may be challenged or breached. Moreover, there may be some circumstances, where we are unable to negotiate for such ownership rights and others misappropriate those rights in the process.

We may be subject to claims that former employees, collaborators, or other third parties have an interest in our patents or other intellectual property as an owner, a joint owner, a licensee, an inventor, or a co-inventor. In the latter two cases, the failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing our patented technology or as a result of questions regarding co-ownership of potential joint inventions. Litigation may be necessary to resolve these and other claims challenging inventorship and ownership. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in such intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose exclusive ownership of, or right to use or license valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Some of our management team have limited experience in operating a public company.

While several of our board members have experience as directors of publicly traded companies, some of our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to our management and growth. We may need to add additional personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting to maintain what is required of public companies in the United States. The development and implementation of the standards and controls necessary for us to maintain the level of accounting standards required of a public company in the United States may require costs greater than expected. We could be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

Compliance with the reporting obligations under the United States securities laws and Section 404 of Sarbanes-Oxley requires expenditures of capital and other resources and may divert management’s attention. If we fail to comply with these reporting obligations or to maintain adequate internal controls our operations, and investors’ confidence in us, could be materially and adversely affected.

The Company is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, the standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of the Company as a privately held company.

Once we are a public company, we are required to comply with the periodic reporting obligations of the Exchange Act, Sarbanes-Oxley and other applicable securities rules and regulations, including the preparation of annual reports, quarterly reports, and current reports. Complying with these rules and regulations could cause us to incur additional legal and financial compliance costs and make some activities more difficult, time-consuming and costly. Further, by complying with public disclosure requirements, our business and financial condition are more visible, which may result in increased threatened or actual litigation.

Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If management is unable to conclude that we have effective internal control over financial reporting, or to certify the effectiveness of such controls, and our independent registered public accounting firm cannot render an unqualified opinion on management’s assessment and the effectiveness of our internal control over financial reporting at such time as it is required to do so, and material weaknesses in our internal control over financial reporting are identified, we could be subject to regulatory scrutiny, a loss of public and investor confidence, and to litigation from investors and stockholders, which could have a material adverse effect on our business and our stock price. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to manage our business effectively or accurately report our financial performance on a timely basis, which could cause a decline in our common stock price and adversely affect our business, financial condition and results of operations. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, the exchange upon which our securities are listed or other regulatory authorities, which would require additional financial and management resources.

If we fail to timely meet our reporting obligations under the Exchange Act, Sarbanes-Oxley and other applicable securities rules and regulations in their entirety, we could be subject to penalties under federal securities laws and regulations of the Nasdaq and face lawsuits, and we will not be able to obtain independent accountant certifications required for public companies under Sarbanes-Oxley.

Risks Related to Compliance with Law, Government Regulation and Litigation

Our business may be subject to the policies, priorities, regulations, mandates and funding levels of governmental entities and may be negatively or positively impacted by any change thereto.

From time to time, we may be subject to a wide variety of laws and regulations relating to various aspects of our business, including with respect to use and possession of radioactive materials; design, manufacture, operations, marketing and export of nuclear technologies; employment and labor; tax; data security of the operational and information technology we use; health and safety; zoning and environmental issues. Laws and regulations at the foreign, federal, state and local levels frequently change and are often interpreted in different ways, especially in relation to new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future regulatory or administrative changes. While we monitor these developments and devote a significant amount of management’s time and external resources towards compliance with these laws, regulations and guidelines, we cannot guarantee that these measures will be satisfactory to regulators or other third parties, such as our customers, who are also subject to extensive governmental regulation. Our efforts to comply with new and changing laws and regulations may result in increased general and administrative expenses and a diversion of management time and attention. Moreover, changes in law, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts our business could require us to change the way we operate and could have a material adverse effect on our sales, profitability, cash flows, financial condition, and lead to regulatory delays that could impact our ability to obtain licenses, certificates, authorizations, permits, approvals, and/or certifications from regulatory agencies (collectively referred to herein as “regulatory approvals”).

Failure to comply with these laws may result in civil penalties or private lawsuits, or the suspension or revocation of those regulatory approvals, which would prevent us from operating our business. With respect to our IMSR Plants, we and our customers require regulatory approval from the USNRC or other relevant regulators to construct and operate the IMSR Plants, and any additional local and state permitting requirements, as needed, including with respect to nuclear safety, environmental, and financial qualification, among other requirements. Similar regulatory approvals apply to Terrestrial Energy’s ability to develop the manufacturing capacity to supply IMSR Core-units and IMSR Fuel Salt to its customers. Our plans to deploy IMSR Plants rely on timely receipt of such regulatory approvals in the jurisdictions in which we seek to do business. Such regulatory approval processes may be subject to change, can be technically challenging to address, may result in the imposition of conditions that impact the financial viability of our IMSR Plants, and may also provide opportunities for third parties to lodge objections or seek more stringent requirements for our IMSR Plants. Failure to comply with these laws, obtain the required regulatory approvals, or receive exemptions from such regulations when available could result in regulatory enforcement, violations, fines, penalties, or the inability to operate our business. Any delays in regulatory approvals could also adversely affect our and our project partners’ ability to meet construction and operation timelines and thereby affect our financial performance.

The U.S. government’s budget deficit and the national debt, as well as any inability of the U.S. government to complete its budget or appropriations process for any government fiscal year could have an adverse impact on our or our customers’ business, financial condition, results of operations and cash flows.

The U.S. government’s budget deficit and the national debt, along with any negotiated resolution to increase or suspend the so-called debt ceiling, as well as any inability of the U.S. government to complete its budget process for any government fiscal year and consequently having to shut down or operate on funding levels equivalent to its prior fiscal year pursuant to a “continuing resolution,” could have an adverse direct or indirect impact on our or our customers’ business, financial condition, results of operations and cash flows.

Considerable uncertainty exists regarding how future budget and program decisions will unfold, including the energy spending priorities of the U.S. government, what challenges budget reductions will present for the energy industry and whether annual appropriations bills for all agencies will be enacted by the U.S. government in a given fiscal year and thereafter due to many factors, including but not limited to, changes in the political environment, including before or after a change to the leadership within the government administration, and any resulting uncertainty or changes in policy or priorities and resultant funding. The U.S. government’s budget deficit and the national debt could have an adverse impact on our business, prospects, financial condition, results of operations and cash flows in a number of ways, including the following:

•        The U.S. government could reduce or delay its spending on, reprioritize its spending away from, or decline to provide funding for the government programs in which we participate;

•        U.S. government spending could be impacted by arrangements similar in effect to sequestration, which increases the uncertainty as to U.S. government spending priorities and levels; and

•        We may experience declines in revenue, profitability and cash flows as a result of reduced or delayed demand or payments or other factors caused by economic difficulties of our customers and prospective customers, including U.S. federal, state and local governments.

These factors may become exacerbated by rising interest rates as more U.S. government spending must be appropriated to servicing the national debt or if a deal to increase or suspend the debt ceiling reduces, or blocks previously proposed increases in, government programs in which we participate. In the event we receive or benefit from significant support from state, local or non-U.S. governmental support, similar factors may impact such support as well. Furthermore, we believe continued budget pressures could have negative consequences for the nuclear energy industry and the customers, employees, suppliers, investors and communities that rely on companies in the nuclear energy industry. Budget and program decisions made in this environment would have long-term implications for us and the entire nuclear energy industry.

We may pursue government awards involving cost-share related to our R&D work, which could be affected by our failure to comply with certain laws and regulations.

From time to time, we may pursue federal funds under grants and cooperative agreements, in which case we would be required to comply with various statutes and regulations applicable to entities that perform awards in support of government entities. We must also comply with various national policy requirements that are prescribed by statute, Executive Order, policy guidance issued by the Executive Office of the President, or other regulations. Our performance under our U.S. government awards and our compliance with the terms of those awards and applicable laws and regulations would be subject to periodic audit, review, and investigation by various agencies of the U.S. government. Compliance with these laws and regulations may affect how we do business and may impose added costs on our business. Failure to comply may also lead to civil or criminal penalties, including whole or partial suspension or termination of our U.S. government awards, and/or suspension or debarment from contracting with federal agencies.

Uncertain global macro-economic and political conditions could materially adversely affect our business prospects, financial condition, results of operations and cash flow.

Our results of operations are materially affected by economic and political conditions in the United States and internationally, including inflation, deflation, interest rates, availability of capital, energy and commodity prices, trade laws and the effects of governmental initiatives to manage economic conditions. Current or potential customers may delay or decrease spending on our products and services as their business and budgets are impacted by economic conditions. The inability of current and potential customers to pay us for our products and services may adversely affect our earnings and cash flows.

The ongoing war in Ukraine has escalated tensions between the United States, and its North Atlantic Treaty Organization (“NATO”) allies on one hand, and Russia on the other. These developments or other tensions in the future may continue to contribute to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions for equipment, which could have an adverse impact on our operations and financial performance. Global supply chain disruptions have increasingly affected both the availability and cost of raw materials, component manufacturing, reactor fuel and deliveries. These disruptions may result in delays in equipment deliveries and cost escalations that could adversely affect our business prospects, financial condition, results of operations and cash flows.

We and our suppliers are subject to stringent U.S. export and import control laws and regulations and analogous laws and regulations in other jurisdictions. Unfavorable changes in these laws and regulations or U.S. government or other relevant government licensing policies, our failure to secure timely U.S. government or other relevant government authorizations under such laws and regulations, or our failure to comply with such laws and regulations could have a material adverse effect on our business prospects, financial condition, results of operations and cash flows.

Our and our suppliers’ inability to secure and maintain required export or import licenses or authorizations in applicable jurisdictions could negatively impact our ability to compete successfully or develop or market our IMSR technology for commercial applications in and outside the United States. For example, if we were unable to obtain or maintain licenses to export our IMSR technology or certain hardware to a particular country, we would be effectively prohibited from exporting our IMSR technology in that country, which would limit the number of customers to those in the United States and in countries where we are able to secure licenses (or where licenses are not required). If we were unable to obtain authorization to export our technology, hardware, code or technical assistance, we would experience a limited market for our technology, which would provide a commercial advantage to international suppliers of nuclear plant technology that is competitive to ours. In these cases, these restrictions could lead to an adverse impact on our ability to sell our commercial technology. Similarly, if we were unable to secure export or import authorizations, we may need to implement design changes to our IMSR Plants to address issues with our supplier chain, which may increase costs or result in delays in delivery of new plants and subsequent additional IMSR Plants.

Failure to comply with export control laws and regulations could expose us to civil or criminal penalties, fines, investigations, more onerous compliance requirements, loss of export privileges, debarment from government contracts or limitations on our ability to enter into contracts with the U.S. or other relevant government. Any changes in export control regulations or U.S. or other government licensing policy, such as that necessary to implement U.S. government commitments to multilateral control regimes, may restrict our operations.

We are part of the nuclear power industry, which is highly regulated. Our molten salt nuclear fuel form differs from fuel forms currently licensed and used by commercial nuclear power plants, and our IMSR technology differs from reactor technology currently in commercial operation, including with respect to potential industrial uses. As a result, the regulatory licensing and approval process for our IMSR Plants may be delayed and made more costly, and industry acceptance of our nuclear fuels may be hampered.

The nuclear power industry is highly regulated. All entities that operate nuclear power facilities, fabricate nuclear fuel and transport nuclear materials in the United States are subject to the jurisdiction of the USNRC (except for those facilities and applications separately regulated by the DOE), and entities performing the same activities in other countries are subject to regulation by the USNRC’s counterparts around the world. Our IMSR Fuel Salt differs significantly in some respects from the fuel form used today by commercial nuclear power facilities. These differences may result in a longer and more extensive review by the USNRC and its counterparts around the world, which could cause fuel development program delays and delays in commercialization. Similarly, our IMSR design differ significantly in some respects from the nuclear reactors used today at commercial nuclear power facilities. These differences could result in more prolonged and extensive review by the USNRC and its counterparts around the world that could cause reactor development program delays and delays in commercialization. Under the Atomic Energy Act and the implementing USNRC regulations, members of the public, state, or tribal governments may request a public hearing opposing the issuance of any USNRC permit or license, or challenging portions of the license or permit application or of the USNRC’s review. Certain USNRC actions also include provision for a mandatory administrative hearing regardless of whether any contentions are submitted in conjunction with the action. These hearing processes may delay or prevent the issuance of required regulatory approvals (e.g., permits or licenses) for our IMSR reactors.

While we have planned for engagements with any other nuclear regulators, such as the Office of Nuclear Regulation in the United Kingdom, to date we have only engaged with the USNRC and CNSC. Any planned international expansion will increase our exposure to U.S. export control laws as well as laws and regulations of foreign jurisdictions the impact of which cannot be predicted at this time. Exports to other countries may require cooperation from the United States or other governments and may result in shortages and delays if not accomplished within assumed timelines or costs. Additionally, we may require U.S. approvals in order to import certain materials and components which may be predominantly produced outside of the United States. We must obtain governmental licenses to transport, possess, and use radioactive materials, including isotopes of uranium, in our operations. These are generally granted as part of operations licensing. Our IMSR Plant project developer and operator customers will also require licensing and approvals, from initial approval or licensing through construction and operations and into decommissioning. Failure to obtain or maintain, or delays in obtaining, such licenses could have a material adverse effect on our business prospects, financial condition, results of operations and cash flows.

Our IMSR Fuel Salt development timeline relies on the relevant nuclear regulator to accept and approve technical information and documentation about our reactor fuel that is generated during the fuel qualification program. For example, we started our engagement with the USNRC in 2017, entering a pre-application phase of the U.S. nuclear regulatory process, which is guided by our regulator engagement plan, which we periodically update and file with the USNRC. There is a risk that regulators may require additional information regarding the fuel’s behavior or performance that necessitates additional, unplanned analytical and/or experimental work which could cause schedule delays and require more research and development funding. Similarly, our reactor development timeline relies on the relevant nuclear regulator to accept and approve technical information and documentation about our IMSR Plant design in the course of any design-specific licensing, certification, approval or similar process, or in the course of facility-specific licensing. There is a risk that regulators may require additional information regarding the IMSR Plant’s behavior or performance that necessitates additional, unplanned analytical and/or experimental work which could cause schedule delays and require more research and development funding.

We must complete nuclear material qualifications in a manner compliant with regulatory standards and obtain regulatory approvals for the use of various materials in our IMSR design. This includes long lead-time irradiation testing and analysis, which may require redesign or use of alternative suppliers if results are unsatisfactory. Further, certain key nuclear grade materials and components, such as graphite, are only produced in limited quantity and predominantly outside of the United States. Cultivating expanded foreign or domestic U.S. supply chain manufacturing capacity for key materials and components depends on cooperation from government and supply chain partners that may result in shortages and delays if not accomplished within assumed timelines or costs. These key materials and components may also be particularly vulnerable to inflationary pressures and cost increases.

The equipment, components, and materials used in a nuclear power plant are subject to a heightened level of manufacturing and quality assurance scrutiny, in compliance with USNRC regulations, applicable codes and nuclear industry standards. Moreover, it is critical to demonstrate in facility design and development that the materials used in the facility that will be exposed to radiation will perform in accordance with necessary design parameters. The heightened manufacturing and quality assurance requirements and regulatory oversight limit the number of potential suppliers from whom we can procure many types of equipment, components, and materials used in our IMSR Plant, as well as the types of facilities where we can test certain materials. These suppliers and the key materials and essential components may be particularly vulnerable to price increases, as a result of supply and demand dynamics, inflation and other price pressures. As a result, supplier delays, unexpected performance testing results, issues in the manufacturing process or procuring necessary materials, international procurement needs, regulatory compliance issues, component qualification issues or delays, increases in costs as a result of inflation or otherwise, and geopolitical considerations can all impact our ability to perform necessary R&D, construct and deploy our IMSR Plants. This could impact our project timelines and costs, as well as affect potential customer interest in our IMSR Plant design.

The IMSR Plant design has not yet been approved or licensed for use by the USNRC or the Canadian Nuclear Safety Commission at any site, and approval or licensing of these designs is not guaranteed. Further, the Company does not intend to act as the licensee, owner, or operator of IMSR Plants. Our business model is based on the supply of nuclear reactor systems, fuel, and engineering services to owner-operator customers who are responsible for securing all necessary regulatory approvals. Unfavorable changes in the laws and regulations or other relevant government licensing policies applicable to our customers, or the failure of our customers to secure timely relevant government authorizations under such laws and regulations, could have a material adverse effect on our business prospects, financial condition, results of operations and cash flows.

Terrestrial Energy has completed the CNSC Vendor Design Review process to systematically identify any fundamental barriers to licensing in the Canadian market, with no fundamental barriers to licensing identified by the CNSC. Terrestrial Energy is similarly engaged with the USNRC to address technical, policy, and programmatic matters ahead of formal application review. We started our engagement with the USNRC in 2017, entering a pre-application phase of the U.S. nuclear regulatory process guided by our regulator engagement plan. This plan anticipates that we will seek as applicant 10 C.F.R. Part 52 Standard Design Approval of the IMSR.

Notwithstanding those actions, the IMSR Plant design has not yet been licensed, certified or approved by the USNRC or the CNSC, and no currently operating USNRC- or CNSC-regulated reactor uses molten salt reactor technology. The USNRC has not advanced our status from the pre-application phase of the U.S. nuclear regulatory process. Additionally, no commercial nuclear reactor that is not water cooled is currently operating in the U.S. under an USNRC-issued license, and no advanced fission technology has been approved for commercial operation by the USNRC.

The USNRC has the authority to issue notices of violation for violations of Title 10 of the Code of Federal Regulations, executing the Atomic Energy Act of 1954, as amended (the “Atomic Energy Act”), USNRC’s regulations and conditions of licenses, certificates of compliance, and orders. The USNRC has authority to impose civil penalties (the maximum amount of which is adjusted annually to account for inflation) or additional requirements and to order cessation of operations for violations of these requirements. Penalties under the USNRC regulations and applicable agency guidelines could include substantial fines, imposition of additional requirements, or withdrawal or suspension of licenses or certificates and criminal penalties.

If the USNRC or CNSC disagrees with our, or our customers’, licensing approach or the technical bases supporting the nuclear safety and environmental impact evaluations, the construction and operating license application processes could take longer than currently expected, or a license may not be granted at all, which could materially and adversely affect our business. Further, the USNRC or CNSC could impose conditions in a license that are not acceptable to us or our customers, which could materially and adversely affect our business. Any delays, conditions or unexpected requirements may increase costs for us or our customers and may result in uncertainty regarding the ability to deploy our technology in a predictable way, which may adversely impact our competitiveness and have a material adverse effect on our business prospects, financial condition, results of operations and cash flows.

Changes in government agency budgets as well as staffing shortages at national laboratories and other government agencies may lengthen our estimated timelines for regulatory approval and construction.

Certain of our IMSR Plant’s components and materials including IMSR Fuel Salt production are dependent upon collaborations with national laboratories and/or various regulatory approvals. Government agency budgets and staffing are driven by the priorities of leadership at federal agencies as well as policy makers. Changes in government agency budgets, personnel, and any resulting staffing shortages may delay operating of our IMSR Plants, including IMSR Fuel Salt production and delay or prevent the issuance of required regulatory approvals (e.g., permits or licenses) for our nuclear facilities.

Even if the IMSR Plant is licensed in the United States or Canada, we must still obtain approvals on a country-by-country basis to deploy these reactor technologies, which approvals may be delayed or denied or which may require modification to our design.

Even if the IMSR Plant is licensed, certified and/or approved in the United States or Canada, if we are to deploy our technology in other countries, we must first obtain regulatory approvals for our technology in those countries. The regulatory framework to obtain approvals is complex, varies from country to country, and may involve authorities on a sub-national or local level. Timelines are likely to be longer for initial deployments of our technology in any jurisdiction, as regulatory agencies may not be familiar with our technology and how it differs from the technology used in legacy nuclear power facilities. Moreover, other countries’ approval processes may differ markedly from the USNRC process or the CNSC process, or they may require that we alter aspects of our design before providing approval. Denial or delay in approvals abroad could materially and adversely affect our business outside of the United States and Canada.

There is no assurance that nuclear regulators will accept the exclusion of the Thermal and Electric Facility from the operating license requirements for the IMSR Plant.

We believe the Thermal and Electric Facility of the IMSR Plant is outside the scope of nuclear regulation based on our understanding of nuclear regulatory requirements following our completed VDR engagement with the CNSC. However, there is no assurance that a nuclear regulator will accept the exclusion of the Thermal and Electric Facility. If this is not the case, our pursuit of new markets with novel applications will be severely limited and will likely exclude the use of natural gas for initial thermal energy supply and as back-up during full operation of the IMSR Plant.

Our customers could incur substantial costs as a result of violations of, or liabilities under, environmental laws.

The operations and properties of our customers are subject to a variety of federal, state, local and foreign environmental, health and safety laws and regulations governing, among other things, air emissions, wastewater discharges, management and disposal of hazardous, non-hazardous and radioactive materials and waste and remediation of releases of hazardous materials. Although our business is to design and sell our IMSR Plant design and supply key components and services, rather than to construct and own or operate power plants, we must design our IMSR Plant so it complies with such laws and regulations. Compliance with environmental requirements could require our customers to incur significant expenditures or result in significant restrictions on their operations, and the failure to comply with such laws and regulations, including failing to obtain any necessary permits, could result in substantial fines or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring our customers to conduct or fund remedial or corrective measures, install pollution control equipment or perform other actions. More vigorous enforcement by regulatory agencies, the future enactment of more stringent laws, regulations or permit requirements, including relating to climate change, or other unanticipated events may arise in the future and adversely impact the market for our products or demand for our products from our customers, which could materially and adversely affect our business, financial condition and results of operations.

We are subject to laws and regulations governing the use, transportation, and disposal of toxic, hazardous and/or radioactive materials. Failure to comply with these laws and regulations could result in substantial fines and/or enforcement actions.

With respect to our component manufacturing and fuel supply both in the United States and abroad, our operations will be subject to a variety of federal, state, local environmental, health and safety laws and regulations governing, among other things, air emissions, wastewater discharges, management and disposal of hazardous, non-hazardous, and radioactive materials and waste and remediation of releases of hazardous materials. Additionally, we are responsible for decommissioning of facilities where we conduct, or previously conducted, commercial, USNRC-licensed, operations.

We may be liable if we fail to comply with federal, state, and local environmental, health and safety laws and regulations. Failing to comply with such laws and regulations, including failing to obtain any necessary permits, could result in substantial fines or enforcement actions. This might require us to stop or curtail operations or conduct or fund remedial or corrective measures, make additional investments into safety-related improvements or perform other actions. The enactment of more stringent laws, regulations or permit requirements or other unanticipated events may arise in the future and adversely impact the market for our products, which could materially and adversely affect our business, financial condition, and results of operations. We could incur substantial costs as a result of a violation of, or liabilities under, environmental laws.

Changes in tax laws could adversely affect our business prospects and financial results.

We will be subject to taxes in the United States and certain foreign jurisdictions. Due to economic and political conditions, tax rates in various jurisdictions, including the United States, may be subject to change. Our future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws or their interpretation. We may be subject to income tax audits by various tax jurisdictions. An adverse resolution by one or more taxing authorities could have a material impact on our finances. Further, we may be unable to utilize any net operating losses in the event a change in control is determined to have occurred.

We may become involved in litigation that may materially adversely affect our business, financial condition and results of operations.

From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including intellectual property, commercial, product liability, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources from the operation of our business and cause us to incur significant expenses or liability or require us to change our business practices. Because of the potential risks, expenses and uncertainties of litigation, from time to time, we may settle disputes, even where we believe that we have meritorious claims or defenses. We are currently not a party to any material litigation. However, if any legitimate cause of action arose which was successfully prosecuted against us, the operations, results of operations or financial condition of the Company could be adversely affected. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business.

Risks Related to Terrestrial Energy’s Capital Resources

In order to fulfill our business plan, we will require additional funding. To the extent we require such additional investor funding in the future, such funding may be dilutive to our investors and no assurances can be provided as to terms of any such funding. Any such funding and the associated terms will be highly dependent upon market conditions and the progress of our business at the time we seek such funding. The terms of any financing that we pursue may be less favorable than previously anticipated and could become even less favorable depending on the amount of funds we may require.

Our business plan is capital intensive. We cannot be certain when or if our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business. We intend to continue to make investments to support our business, and expect that significant additional capital will be needed in the future to continue our planned operations, including commercialization efforts, expanded research and development activities and costs associated with operating a public company. The amount of additional capital we will need will depend, in part, on the amount of HCM shares redeemed in connection with the Business Combination. Significant redemptions of HCM Public Shares in connection with the Business Combination will reduce the amount of cash available to fund our business plan and would thereby accelerate our need to raise additional capital. To raise capital, we may enter into financing arrangements that may be costly or impose certain restrictive covenants or otherwise restrict our ability to seek additional leverage or financing. We may also seek to sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights, preferences and privileges senior to the holders of our common stock. Pursuant to the New Terrestrial Energy Incentive Plan, which will become effective upon the Closing, our board is authorized to grant compensatory equity awards to our employees, directors and consultants. If the number of shares reserved under our New Terrestrial Energy Incentive Plan is increased pursuant to the terms of the New Terrestrial Energy Incentive Plan, our stockholders may experience additional dilution, which could cause our stock price to fall. Any of the above events could significantly harm our business, prospects, financial condition and results of operations and cause the price of our common stock to decline.

Our corporate expenditures, including our corporate level outspend, are subject to numerous risks and uncertainties.

Our current and future operating expenses are uncertain and impacted by various factors outside of our control, including rising costs and other impacts of inflation, evolving regulatory requirements, raw material availability, global conflicts, global supply chain challenges and component manufacturing and testing uncertainties, among other factors. Accordingly, it is possible that our overall expenses and related outspend could be higher than the levels we currently estimate, and any increases could have a material adverse effect on our business, financial condition and results of operations.

We may experience an adverse impact from inflation and rising costs.

Over the last several years, inflation has increased to its highest level in decades. Inflation has resulted in, and may continue to result in, higher interest rates and capital costs, higher shipping costs, higher material costs, supply shortages, increased costs of labor and other similar effects. Although the impact of material cost, labor, or other inflationary or economically driven factors will impact the entire nuclear and energy transition industry (including renewable sources of electricity, like solar and wind), the relative impact may not be the same across the industry, and the particular effects within the industry will depend on a number of factors, including material use, design, structure of supply agreements, project management and others, which could result in significant changes to the competitiveness of our technology and our ability to sell IMSR Plants, which could have a material adverse effect on our business, financial condition and results of operations. In particular, higher interest rates can have significant impact on the total cost on long-term development and constructions projects such as power plants. Accordingly, higher interest rates may make it more difficult to obtain contracts and customers for the IMSR Plant.

We have a history of financial losses and may not achieve profitability in the future. We will need substantial additional capital to complete the design of the IMSR Plant and fund our operations. If we fail to obtain significant additional capital in connection with the consummation of the Business Combination, we will be unable to sustain operations unless we are able to raise additional capital following the Business Combination from additional funding sources.

We expect our operating expenses to increase over the next several years and expect to continue to incur operating losses for the foreseeable future as we continue to expand and develop, and we will need additional capital from external sources, regardless of redemption levels. The sources of capital identified at the time of closing are insufficient to satisfy expected business needs. The amount of additional capital required we need will depend, in part, on the amount of redemptions from the Trust Account. If we are unable to raise additional capital, including as a result of Public Shareholders exercising their redemption rights, we will have to make significant adjustments to our business plan which could impact some of our strategic objectives and significantly delay, scale back or discontinue one or more or all of our research and development programs. We may be required to cease operations or seek partners for our technologies at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available. In the absence of additional capital, we may also be required to relinquish, license or otherwise dispose of rights to technologies or products that we would otherwise seek to develop or commercialize on terms that are less favorable than might otherwise be available. If we are unable to secure additional capital, we may be required to take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations. These measures could have a material adverse effect on our business prospects, financial condition, results of operations and cash flows.

The Company’s auditor has noted substantial doubt about our ability to continue as a going concern.

Since its inception, the Company has generated negative operating cash flows, and the Company may experience negative cash flow from operations in the future. Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business. Our independent registered public accounting firm has included in its report for the year ended December 31, 2024 an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is contingent upon, other factors, our ability to achieve our revenue forecasts and our ability to raise additional capital through sales of our securities, including this offering, and incurrence of debt, as needed to fund future growth. Our future operations are dependent upon the identification and successful completion of equity or debt financings and the continued achievement of profitable operations at an indeterminate time in the future. We may not be successful in completing equity or debt financings or in achieving profitability. The financial statements do not give effect to any adjustments relating to the carrying values and classifications of assets and liabilities that would be necessary should we be unable to continue as a going concern.

Future indebtedness could expose us to risks that could adversely affect our business, financial condition and results of operations.

In the future, we may incur indebtedness. Such indebtedness could have significant negative consequences for our security holders, business, results of operations and financial condition by, among other things:

•        increasing our vulnerability to adverse economic and industry conditions;

•        limiting our ability to obtain additional financing;

•        requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, which will reduce the amount of cash available for other purposes;

•        limiting our flexibility to plan for, or react to, changes in our business; and

•        placing us at a possible competitive disadvantage with competitors that are less leveraged than us or have better access to capital.

Should we incur additional indebtedness in the future, our business may not generate sufficient funds, and we may otherwise be unable to maintain sufficient cash reserves, to pay any additional indebtedness that we may incur. Any future indebtedness that we may incur may contain financial and other restrictive covenants that will limit our ability to operate our business, raise capital or make payments under our indebtedness. If we fail to comply with such covenants or to make payments under any of our indebtedness when due, then we would be in default under that indebtedness, which could, in turn, result in that indebtedness becoming immediately payable in full and cross-default or cross-acceleration under our other indebtedness and other liabilities.

Our actual operating results may differ significantly from any guidance we may provide.

From time to time, we may release guidance in our quarterly earnings releases, quarterly earnings conference calls, or otherwise once we are a public company, regarding our future performance that represents our management’s estimates as of the date of release. This guidance, which would include forward-looking statements, would be based on projections prepared by our management. Should we provide projections, we do not expect that they would be prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither our registered public accountants nor any other independent expert or outside party is expected to compile or examine the projections. Accordingly, no such person currently expresses, or in the future would be expected to express, any opinion or any other form of assurance with respect to the projections.

Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control, such as pandemics and public health emergencies, the Russia-Ukraine conflict and the effects of changes to interest rates and inflation on our cost estimates and expectations, and are based upon specific assumptions with respect to future business decisions, some of which will change. Any material change to the assumptions or estimates underlying the projections management may prepare, or any material overruns or other unexpected increase in costs, could have a material adverse effect on the projections and the guidance on which it is based. The rapidly evolving market in which we operate, may make it difficult to evaluate our current business and our future prospects, including our ability to plan for and model future growth. Actual results may vary from our guidance and the variations may be material. The principal reason that we may from time to time release guidance is to provide a basis for our management to discuss our business outlook as of the date of release with analysts and investors. We do not accept any responsibility for any projections or reports published by any such persons. Investors are urged not to rely upon our guidance in making an investment decision regarding our common stock.

Any failure to successfully implement our operating strategy or the occurrence of any of the events or circumstances set forth in this “Risk Factors” section could result in our actual operating results being different from our guidance, and the differences may be adverse and material.

Our financial results may vary significantly from quarter to quarter.

We expect our revenue and operating results to vary from quarter to quarter. We may incur significant operating expenses during the start-up and early stages of large contracts and may not be able to recognize corresponding revenue in that same quarter. We may also incur additional expenses when contracts are terminated or expire and are not renewed. We may also incur additional expenses when companies are newly acquired.

Additional factors that may cause our financial results to fluctuate from quarter to quarter include those addressed elsewhere in this “Risk Factors” section and the following factors, among others:

•        the terms of customer contracts that affect the timing of revenue recognition;

•        variability in demand for our services and solutions;

•        commencement, completion or termination of contracts during any particular quarter;

•        timing of shipments and product deliveries;

•        timing of significant bid and proposal costs;

•        the costs of remediating unknown defects, errors or performance problems of our product offerings;

•        restrictions on and delays related to the export of nuclear articles and services;

•        costs related to government inquiries;

•        strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs and joint ventures;

•        strategic investments or changes in business strategy;

•        changes in the extent to which we use subcontractors;

•        changes in our effective tax rate, including changes in our judgment as to the necessity of the valuation allowance recorded against our deferred tax assets; and

•        the length of sales cycles.

Changes in our accounting estimates and assumptions could negatively affect the reporting of our financial position and results of operations.

We prepare our consolidated financial statements in accordance with U.S. GAAP. These accounting principles require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of our financial statements. We are also required to make certain judgments that affect the reported amounts of revenues and expenses during each reporting period. We periodically evaluate our estimates and assumptions including, but not limited to, those relating to business acquisitions, revenue recognition, recoverability of assets including customer receivables, contingencies, valuation of financial instruments, stock-based compensation and income taxes. We base our estimates on historical experience and various assumptions that we believe to be reasonable based on specific circumstances. These assumptions and estimates involve the exercise of judgment and discretion, which may evolve over time in light of operational experience, regulatory direction, developments in accounting principles and other factors. Actual results could differ from these estimates as a result of changes in circumstances, assumptions, policies or developments in the business, which could materially affect our consolidated financial statements.

Risks Related to New Terrestrial Energy’s Securities Following the Consummation of the Business Combination.

The requirements of being a public company in the U.S., if the Proposed Business Combination is completed, may strain the Company’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from being a public company in the U.S. may be greater than we anticipate.

Requirements associated with being a public company in the United States will require significant resources and management attention. After the completion of this offering, we will become subject to certain reporting requirements of the Exchange Act, and the other rules and regulations of the SEC, and Nasdaq. We will also be subject to various other regulatory requirements, including the Sarbanes-Oxley Act. We expect these rules and regulations to increase our legal, accounting and financial compliance costs and to make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors. We cannot predict or estimate the amount of additional costs we will incur as a public company or the timing of such costs. In addition, complying with rules and regulations and the increasingly complex laws pertaining to public companies will require substantial attention from our senior management, which could divert their attention away from the day-to-day management of our business. These cost increases and the diversion of management’s attention could materially and adversely affect our business, results of operations and financial condition. We will also need to hire additional personnel to support our financial reporting function and may face challenges in doing so.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of New Terrestrial Energy’s securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of New Terrestrial Energy’s securities may decline. The market values of these securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which HCM II’s shareholders vote on the Business Combination. Because the number of shares to be issued pursuant to the Business Combination Agreement is based on the per share value of the amount in the Trust Account and will not be adjusted to reflect any changes in the market price of HCM II Class A Ordinary Shares, the market value of shares of New Terrestrial Common Shares and securities convertible into or exercisable for shares of New Terrestrial Common Shares issued in the Business Combination may be higher or lower than the values of these securities on earlier dates.

In addition, following the Business Combination, shares of New Terrestrial Common Shares will not have any redemption rights like the Public Shares had and fluctuations in the price of shares of New Terrestrial Common Shares could contribute to the loss of all or part of your investment. The trading price of shares of New Terrestrial Common Shares following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond HCM II’s, Terrestrial Energy Opco’s or New Terrestrial Energy’s control. Inflationary pressures, increases in interest rates and other adverse economic and market forces may contribute to potential downward pressures in market value of shares of New Terrestrial Common Shares. Additionally, any of the risk factors discussed in this proxy statement/prospectus could have a material adverse effect on your investment and shares of New Terrestrial Common Shares may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of shares of New Terrestrial Common Shares may not recover and may experience a further decline.

Broad market and industry factors may materially harm the market price of shares of New Terrestrial Common Shares irrespective of New Terrestrial Energy’s operating performance. The stock market in general, and Nasdaq specifically, has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which they were acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to New Terrestrial Energy could depress New Terrestrial Energy’s share price regardless of New Terrestrial Energy’s business, prospects, financial conditions or results of operations. A decline in the market price of New Terrestrial Energy’s securities also could adversely affect New Terrestrial Energy’s ability to issue additional securities and New Terrestrial Energy’s ability to obtain additional financing in the future.

Even if HCM II consummates the Business Combination, there is no guarantee that the New Terrestrial Warrants will ever be in the money, and they may expire worthless.

Upon consummation of the Business Combination, the HCM II Warrants will become New Terrestrial Warrants. The exercise price for the New Terrestrial Warrants will be $11.50 per share of New Terrestrial Common Shares, subject to adjustment. There is no guarantee that the New Terrestrial Warrants, following the Business Combination, will ever be in the money prior to their expiration, and as such, the New Terrestrial Warrants may expire worthless.

Your unexpired New Terrestrial Warrants may be redeemed prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

Outstanding New Terrestrial Warrants may be redeemed at any time after they become exercisable and prior to their expiration, at a price of $0.01 per New Terrestrial Warrant, provided that the last reported sales price of the New Terrestrial Common Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30) trading-day period ending on the third (3rd) trading day prior to the date New Terrestrial Energy sends the notice of redemption to the New Terrestrial Warrant holders. If and when the warrants become redeemable by New Terrestrial Energy, New Terrestrial Energy may not exercise its redemption rights if the issuance of share of New Terrestrial Common Shares upon exercise of the New Terrestrial Warrants is not exempt from registration or qualification under applicable state blue sky laws or New Terrestrial Energy is unable to effect such registration or qualification, subject to New Terrestrial Energy’s obligation in such case to use its best efforts to register or qualify the shares of New Terrestrial Common Shares under the blue sky laws of the state of residence in those states in which the HCM II Warrants were initially offered by HCM II in its IPO. Redemption of the outstanding New Terrestrial Energy’s Warrants could force you (a) to exercise your New Terrestrial Warrants and pay the exercise price at a time when it may be disadvantageous for you to do so, (b) to sell your New Terrestrial Warrants at the then-current market price when you might otherwise wish to hold your New Terrestrial Warrants or (c) to accept the nominal redemption price which, at the time the outstanding New Terrestrial Warrants are called for redemption, is likely to be substantially less than the market value of your New Terrestrial Warrants.

The warrants may have an adverse effect on the market price of the New Terrestrial Common Shares.

HCM II issued 11,500,000 Public Warrants to purchase 11,500,000 HCM II Class A Ordinary Shares as part of the HCM II Units offered in the IPO, in connection with the closing of the IPO, HCM II issued in private placements an aggregate of 6,850,000 Private Placement Warrants, at $1.00 per warrant. In addition, the Sponsor may convert any working capital loans made to HCM II into up to an additional 1,500,000 warrants, which would be identical to the Private Placement Warrants, at the price of $1.00 per warrant. As of the date of this proxy statement/prospectus, the Sponsor has loaned $481,003.09 to HCM II. Upon the Domestication, the New Terrestrial Warrants will entitle the holders to purchase shares of New Terrestrial Common Shares. Such New Terrestrial Warrants, when exercised, will increase the number of issued and outstanding shares and may reduce the market price of the New Terrestrial Common Shares.

You may only be able to exercise your Public Warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer shares of New Terrestrial Common Shares from such exercise than if you were to exercise such Public Warrants for cash.

The Warrant Agreement provides that in the following circumstances holders of Public Warrants who seek to exercise their Public Warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the shares of New Terrestrial Common Shares issuable upon exercise of the Public Warrants are not registered under the Securities Act in accordance with the terms of the Warrant Agreement; (ii) if New Terrestrial Energy has so elected and the shares of New Terrestrial Common Shares are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if we have so elected and we call the Public Warrants for redemption.

If you exercise your Public Warrants on a cashless basis, you would pay the warrant exercise price by surrendering the Public Warrants for that number of shares of New Terrestrial Common Shares equal to the quotient obtained by dividing (x) the product of the number of shares of New Terrestrial Common Shares underlying the Public Warrants, multiplied by the excess of the “fair market value” of shares of New Terrestrial Common Shares (as defined in the next sentence) over the exercise price of the Public Warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the shares of New Terrestrial Common Shares for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of Public Warrants, as applicable. As a result, you would receive fewer shares of New Terrestrial Common Shares from such exercise than if you were to exercise such Public Warrants for cash.

If the Merger does not qualify as a reorganization under Section 368(a) of the Code, U.S. Holders of Terrestrial Energy stock may be required to pay substantial U.S. federal income taxes.

HCM II and Terrestrial Energy intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of the registration statement of which this proxy statement/prospectus is a part, BCLP intends to deliver an opinion to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The obligations of each of HCM II and Terrestrial Energy to complete the Merger, however, are not conditioned on the receipt of any such opinion. Such opinion of counsel will be based on customary assumptions and certain representations, warranties, and covenants of HCM II, Terrestrial Energy, and Merger Sub. If any of these assumptions, representations, warranties, or covenants is or becomes incorrect, incomplete, or inaccurate, or is violated, or if there is a change in U.S. federal income tax law after the date of such opinion of counsel, the validity of such opinion of counsel may be adversely affected. Any opinion of counsel represents a counsel’s legal judgment but is not binding on the IRS or any court. Neither HCM II nor Terrestrial Energy intends to request a ruling from the IRS with respect to the tax treatment of the Merger, and as a result, no assurance can be given that the IRS will not challenge the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code or that a court would not sustain such a challenge. If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations of the Merger to Holders of Terrestrial Stock and Terrestrial Energy — I. U.S. Holder”) that exchanges its Terrestrial Energy stock for New Terrestrial Energy stock in the Merger would recognize taxable gain or loss in connection with such exchange and could be subject to substantial U.S. federal income taxes. For more information on the material U.S. federal income tax consequences of the Merger to U.S. Holders of Terrestrial Energy stock, see “Material U.S. Federal Income Tax Considerations of the Merger to Holders of Terrestrial Stock and Terrestrial Energy”.

The proposed New Terrestrial Energy Certificate of Incorporation will provide, subject to limited exceptions, that the courts of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

The proposed New Terrestrial Energy Certificate of Incorporation will require, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, a state court located within the State of Delaware or the federal district court for the District of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in the New Terrestrial Energy Certificate of Incorporation. In addition, the New Terrestrial Energy Certificate of Incorporation will provide that this choice of forum does not apply to any complaint asserting a cause of action under the Securities Act and the Exchange Act. Finally, the New Terrestrial Energy Certificate of Incorporation will provide that federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act or the Exchange Act.

While the Delaware Supreme Court has upheld provisions of the certificates of incorporation of other Delaware corporations that are similar to the exclusive forum provision in the proposed New Terrestrial Energy Certificate of Incorporation, there is uncertainty as to whether courts will enforce the exclusive forum provision in the proposed New Terrestrial Certificate of Incorporation. In that regard, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought under the Securities Act or the rules and regulations thereunder. To the extent the exclusive federal forum provision for causes of action arising under the Securities Act restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. Shareholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the New Terrestrial Energy Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

EXTRAORDINARY GENERAL MEETING OF HCM II

General

HCM II is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the HCM II Board for use at the extraordinary general meeting and at any adjournment or postponement thereof. This proxy statement/prospectus provides HCM II shareholders with information they need to know to be able to vote or direct their vote to be cast at the extraordinary general meeting.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held at 9:30 a.m., New York City time, on October 20, 2025 at the offices of Hondius Capital Management, LP located at 100 First Stamford Place, Suite 330, Stamford, CT 06902, or virtually via live webcast at https://www.cstproxy.com/hcmiiacquisition/2025.

Purpose of the Extraordinary General Meeting

At the extraordinary general meeting, HCM II is asking holders of HCM II Ordinary Shares to consider and vote upon:

•        the Business Combination Proposal. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;

•        the Domestication Proposal. The Proposed Certificate of Incorporation is attached to this proxy statement/prospectus as Annex C;

•        the Stock Issuance Proposals;

•        the Organizational Documents Proposal. The Proposed Certificate of Incorporation and the Proposed By-Laws are attached to this proxy statement/prospectus as Annex C and Annex D, respectively;

•        the Advisory Organizational Documents Proposals;

•        the Incentive Plan Proposal. The New Equity Incentive Plan is attached to this proxy statement/prospectus as Annex J.

•        the Director Election Proposal (collectively with the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposals and the Organizational Documents Proposal, the “Condition Precedent Proposals”); and

•        the Adjournment Proposal.

Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Incentive Plan Proposal is conditional on the approval of the Condition Precedent Proposals. The Advisory Organizational Documents Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation of the HCM II Board

The HCM II Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of HCM II’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of each of the Stock Issuance Proposals, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Adjournment Proposal, if presented to the extraordinary general meeting.

For a description of the HCM II Board’s reasons for the approval of the Business Combination and the unanimous recommendation of the HCM II Board, see the subsection entitled “The Business Combination Proposal — The HCM II Board’s Reasons for the Approval of the Business Combination”.

When you consider the recommendation of the HCM II Board in favor of approval of these proposals, you should keep in mind that, aside from their interests as shareholders, the Sponsor and HCM II’s directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of unaffiliated HCM II shareholders. Please see the subsection entitled “The Business Combination Proposal — Interests of Certain HCM II Persons in the Business Combination”.

Record Date; Who is Entitled to Vote

HCM II shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned HCM II Ordinary Shares at the close of business on September 24, 2025, which is the “Record Date” for the extraordinary general meeting. Shareholders will have one vote for each HCM II Ordinary Share owned at the close of business on the Record Date on each Shareholder Proposal on which such HCM II Ordinary Share is entitled to vote. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. HCM II Warrants do not have voting rights. As of the close of business on the Record Date for the extraordinary general meeting, there were 28,750,000 HCM II Ordinary Shares issued and outstanding, of which 23,000,000 were issued and outstanding Public Shares.

The Sponsor and each director and each officer of HCM II have agreed to, among other things, vote in favor of the Business Combination, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any HCM II Ordinary Shares held by them. None of our Sponsor, directors or officers received separate consideration for their waiver of redemption rights. The Founder Shares held by the Sponsor and the HCM II independent directors will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the Record Date, the Sponsor and HCM II’s independent directors owned approximately 20% of the issued and outstanding HCM II Ordinary Shares.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. HCM II believes all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Proxies relating to “street name” shares that are returned to HCM II but marked by brokers as “not voted” are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

Quorum and Vote of HCM II Shareholders

A quorum of HCM II shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of one-third of the issued and outstanding shares entitled to vote at the extraordinary general meeting are represented in person or by proxy (which would include presence at the extraordinary general meeting). Abstentions, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

As of the Record Date for the extraordinary general meeting, 9,582,375 HCM II Ordinary Shares would be required to achieve a quorum.

The Sponsor has agreed to vote all the Founder Shares and any Public Shares it may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately 20% of the issued and outstanding HCM II Ordinary Shares. The approval of the Business Combination Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the HCM II Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As a result, HCM II would need only 8,625,001, or approximately 37.5% of the

Public Shares not held by affiliates, to be voted in favor of the Business Combination in order to approve the Business Combination Proposal (assuming all outstanding shares are voted). If only the minimum number of shares representing a quorum are voted, no additional shares would need to be voted in favor of the Business Combination in order to approve the Business Combination Proposal. The Business Combination was not structured to require the approval of at least a majority of HCM II’s unaffiliated shareholders because such a vote is not required under Cayman Islands law.

The Business Combination Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Business Combination Proposal will have no effect, even if approved by holders of HCM II Ordinary Shares.

The approval of the Domestication Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of at least 66⅔% of the HCM II Class B Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of HCM II Class A Ordinary Shares will have no right to vote on the Domestication Proposal, in accordance with Article 47(a) of the Cayman Constitutional Documents. The Domestication Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Domestication Proposal will have no effect, even if approved by holders of HCM II Ordinary Shares. In connection with HCM II’s IPO, HCM II entered into agreements with its officers and directors, and the Sponsor, pursuant to which each agreed to vote their HCM II Ordinary Shares in favor of Proposal 1 (The Business Combination Proposal). Such officers and directors and the Sponsor, who combined currently own 100% of the outstanding HCM II Class B Ordinary Shares, have agreed to vote their HCM II Class B Ordinary Shares, as well as any HCM Ordinary Shares they may purchase prior to the Extraordinary Meeting, in favor of the proposals. As a result, HCM II would not require any additional votes in favor of such proposals in order to have the Domestication Proposal approved.

The approval of the Stock Issuance Proposals require an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the HCM II Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Stock Issuance Proposals are conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Stock Issuance Proposals will have no effect, even if approved by holders of HCM II Ordinary Shares. HCM II would need only 8,625,001, or approximately 37.5% of the Public Shares not held by affiliates, to be voted in favor of the Stock Issuance Proposals in order to approve the Stock Issuance Proposals (assuming all outstanding shares are voted). If only the minimum number of shares representing a quorum are voted, 9,583,334 shares, no additional shares would need to be voted in favor of the Stock Issuance Proposals in order to approve the Stock Issuance Proposals.

The approval of the Organizational Documents Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of at least 66⅔% of the HCM II Ordinary Shares, who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Organizational Documents Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of HCM II Ordinary Shares. As of the Record Date, the Sponsor owned approximately 20% of the issued and outstanding HCM II Ordinary Shares. If only the minimum number of shares representing a quorum are voted, HCM II would only need 638,890, or approximately 2.78% of the Public Shares not held by affiliates, to be voted in favor in order to approve the Organizational Documents Proposal.

The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires a special resolution under the Companies Act, being the affirmative vote of holders of at least 66⅔% of the HCM II Ordinary Shares, who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Advisory Organizational Documents Proposals is not conditioned upon any other proposal. As of the Record Date, the Sponsor owned approximately 20% of the issued and outstanding HCM II Ordinary Shares. If only the minimum number of shares representing a quorum are voted, HCM II would only need 638,890, or approximately 2.78% of the Public Shares not held by affiliates, to be voted in favor in order to approve each of the Advisory Organizational Documents Proposals.

The approval of the Incentive Plan Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the HCM II Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Incentive Plan Proposal is conditioned on the approval of the other Condition Precedent Proposals. As of the Record Date, the

Sponsor owned approximately 20% of the issued and outstanding HCM II Ordinary Shares. As a result, HCM II would need only 8,625,001, or approximately 37.5% of the Public Shares not held by affiliates, to be voted in favor in order to approve the Incentive Plan Proposal (assuming all outstanding shares are voted). If only the minimum number of shares representing a quorum are voted, 9,583,334 shares, no additional shares would need to be voted in favor in order to approve the Incentive Plan Proposal.

The approval of the Director Election Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the HCM II Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Director Election Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Director Election Proposal will have no effect, even if approved by holders of HCM II Ordinary Shares. As of the Record Date, the Sponsor owned approximately 20% of the issued and outstanding HCM II Ordinary Shares. As a result, HCM II would need only 8,625,001, or approximately 37.5% of the Public Shares not held by affiliates, to be voted in favor in order to approve the Director Election Proposal (assuming all outstanding shares are voted). If only the minimum number of shares representing a quorum are voted, 9,583,334 shares, no additional shares would need to be voted in favor in order to approve the Director Election Proposal.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the HCM II Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Adjournment Proposal is not conditioned upon any other proposal. As of the Record Date, the Sponsor owned approximately 20% of the issued and outstanding HCM II Ordinary Shares. As a result, HCM II would need only 8,625,001, or approximately 37.5% of the Public Shares not held by affiliates, to be voted in favor in order to approve the Adjournment Proposal (assuming all outstanding shares are voted). If only the minimum number of shares representing a quorum are voted, 9,583,334 shares, no additional shares would need to be voted in favor in order to approve the Adjournment Proposal.

Voting Your Shares

Each HCM II Class A Ordinary Share and each HCM II Class B Ordinary Share that you own in your name entitles you to one vote on each Shareholder Proposal on which such HCM II Ordinary Share is entitled to vote. Your proxy card shows the number of HCM II Ordinary Shares that you own.

If you are a record owner of your shares, there are two ways to vote your HCM II Ordinary Shares at the extraordinary general meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy”, whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the HCM II Board “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the each of the separate Stock Issuance Proposals, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

You Can Attend the Extraordinary General Meeting and Vote During the Meeting.

•        You can attend the extraordinary general meeting and vote in person even if you have previously voted by submitting a proxy pursuant to any of the methods noted above.

•        If your shares are registered in your name with Continental and you wish to attend the extraordinary general meeting virtually, go to www.virtualshareholdermeeting.com/HOND2025SM, enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended but is not required in order to attend virtually.

•        Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. After contacting Continental, a beneficial holder will receive an e-mail prior to the extraordinary general meeting with a link and instructions for entering the extraordinary general meeting. Beneficial shareholders should contact Continental at least five (5) Business Days prior to the extraordinary general meeting date in order to ensure access.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person or online and your shares are held in “street name”, you must obtain a legal proxy from your broker, bank or nominee. That is the only way HCM II can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are an HCM II shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        sending another proxy card with a later date;

•        notifying Shawn Matthews, Chairman and Chief Executive Officers of HCM II, in writing before the extraordinary general meeting that you have revoked your proxy; or

•        attending the extraordinary general meeting in person or virtually, revoking your proxy, and voting as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions about Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your HCM II Ordinary Shares, you may call Sodali & Co, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing HONDU.info@investor.sodali.com.

Redemption Rights

Pursuant to the Cayman Constitutional Documents, a Public Shareholder may request to redeem all or a portion of its Public Shares for cash in connection with the Business Combination. As a Public Shareholder, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)     (i) hold Public Shares or (ii) hold Public Shares through HCM II Units and elect to separate your HCM II Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares;

(b)    submit a written request to Continental, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that HCM II redeem all or a portion of your Public Shares for cash; and

(c)     deliver the certificates for your Public Shares (if any) along with the redemption forms to Continental, physically or electronically through DTC.

Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on October 16, 2025 (two (2) Business Days before the initial scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed.

Therefore, the election to exercise redemption rights occurs prior to the Domestication. HCM II expects redemptions to occur during the fourth quarter of 2025. For the purposes of the Cayman Constitutional Documents, the exercise of redemption rights will be treated as an election to have such Public Shares redeemed for cash and references in this proxy statement/prospectus to “redemption” or “redeeming” will be interpreted accordingly.

Public Shareholders may elect to redeem all or a portion of the Public Shares held by them, regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is abandoned, the Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its redemption rights to redeem all or a portion of the Public Shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to Continental, HCM II will redeem such Public Shares for the Redemption Price, a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two (2) Business Days prior to the consummation of the Business Combination. For illustrative purposes, as of the Record Date, this would have amounted to approximately $10.54 per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares.

If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s deposit withdrawal at custodian (“DWAC”) system. Continental will typically charge the tendering broker $100, and it would be up to the broker to decide whether to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their Public Shares.

Any request for redemption, once made, may be requested to be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with HCM II’s consent, until the Redemption. However, no withdrawal will be permitted unless the HCM II Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). Furthermore, if a holder of a Public Share delivers its share certificates (if any) along with the redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that HCM II permit the withdrawal of the redemption request and instruct Continental to return the certificate (physically or electronically). The holder can make such request by contacting Continental at the address or email address listed in this proxy statement/prospectus.

Any corrected or changed written exercise of redemption rights must be received by Continental prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s Public Shares have been delivered (either physically or electronically) to Continental at least two (2) Business Days prior to the initial scheduled date of the extraordinary general meeting.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Our Sponsor, officers and directors have agreed to, among other things, vote in favor of the Business Combination and waive their redemption rights in connection with the consummation of the Business Combination with respect to any HCM II Ordinary Shares held by them. None of our Sponsor, directors or officers received separate consideration for their waiver of redemption rights. The Founder Shares held by our Sponsor and independent directors will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the Record Date, the Sponsor and the HCM II independent directors owned in aggregate approximately 20% of the issued and outstanding HCM II Ordinary Shares.

Holders of the HCM II Warrants will not have redemption rights with respect to the HCM II Warrants.

The closing price of Public Shares on September 22, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus, was $15.14. As of the Record Date, funds in the Trust Account totaled $242,511,057.72 and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, or approximately $10.54 per issued and outstanding Public Share.

Prior to exercising redemption rights, Public Shareholders should verify the market price of the Public Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. HCM II cannot assure its shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their Public Shares.

Appraisal Rights

Neither HCM II’s shareholders nor the holders of HCM II Warrants have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.

Proxy Solicitation

HCM II is soliciting proxies on behalf of the HCM II Board. This solicitation is being made by mail but also may be made by telephone or in person. HCM II and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. HCM II will file with the SEC all scripts and other electronic communications as proxy soliciting materials. HCM II will bear the cost of the solicitation.

HCM II has engaged Sodali & Co to assist in the solicitation process and will pay Sodali & Co a fee of $20,000, plus disbursements.

HCM II will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. HCM II will reimburse them for their reasonable expenses.

HCM II Shareholders

As of the Record Date, there were 28,750,000 HCM II Ordinary Shares issued and outstanding, which include the 5,750,000 Founder Shares held by the Initial Shareholders, and the 23,000,000 Public Shares. As of the Record Date, there was outstanding an aggregate of 18,350,000 HCM II Warrants, which included the 4,275,000 and 2,575,000 Private Placement Warrants held by the Sponsor and Cantor, respectively, and 11,500,000 Public Warrants.

Potential Purchases of Public Shares

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material non-public information regarding HCM II or its securities, HCM II’s officers and directors and/or their affiliates may enter into a written plan to purchase HCM II’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time at or prior to the extraordinary general meeting, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, HCM II’s or Terrestrial Energy’s directors, officers, advisors and their affiliates may enter into transactions with investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of the Condition Precedent Proposals or not redeem their Public Shares. They have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares or warrants in such transactions.

The purpose of any such transactions could be to (1) increase the likelihood of obtaining shareholder approval of the Condition Precedent Proposals, (2) reduce the number of Public Warrants outstanding or (3) increase the amount of cash available to New Terrestrial Energy following the Business Combination. Any such purchases of our securities may result in the completion of the Business Combination which may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of HCM II and New Terrestrial Energy securities may be reduced and the number of beneficial holders of HCM II and New Terrestrial Energy securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The Sponsor, HCM II’s or Terrestrial Energy’s directors, officers, advisors and their affiliates anticipate that they may identify the securityholders with whom they may pursue privately negotiated transactions by either the securityholders contacting HCM II or Terrestrial Energy directly or by HCM II’s receipt of redemption requests submitted by securityholders (in the case of Public Shares) following the mailing of the proxy materials in connection with the Business Combination. The Sponsor, HCM II’s or Terrestrial Energy’s directors, officers, advisors and their affiliates will select which securityholders to purchase securities from based on the negotiated price and number of securities and any other factors that they may deem relevant, and will be restricted from purchasing securities if such purchases do not comply with Regulation M under the Exchange Act and the other federal securities laws. To the extent that the Sponsor, HCM II’s or Terrestrial Energy’s directors, officers, advisors and their affiliates purchase Public Shares in compliance with the requirements of Rule 14e-5 under the Exchange Act, such shares would not be voted in favor of approving the Business Combination and would not be excluded from the pro rata calculation of the redemption price.

The Sponsor, HCM II’s or Terrestrial Energy’s directors, officers, advisors and their affiliates will be restricted from making purchases of shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event the Sponsor, HCM II’s or Terrestrial Energy’s directors, officers, advisors and their affiliates were to purchase Public Shares or warrants, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

•        this proxy statement/prospectus discloses the possibility that the Sponsor, HCM II’s or Terrestrial Energy’s directors, officers, advisors and their affiliates may purchase Public Shares or warrants from Public Shareholders outside the redemption process, along with the purpose of such purchases;

•        if the Sponsor, HCM II’s or Terrestrial Energy’s directors, officers, advisors and their affiliates were to purchase Public Shares from Public Shareholders, they would do so at a price no higher than the Redemption Price;

•        this proxy statement/prospectus includes a representation that any of our securities purchased by the Sponsor, HCM II’s or Terrestrial Energy’s directors, officers, advisors and their affiliates will not be voted in favor of approving the Business Combination;

•        the Sponsor, HCM II’s or Terrestrial Energy’s directors, officers, advisors and their affiliates will not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights; and

•        we will disclose in a Form 8-K, before the extraordinary general meeting, the following material items:

•        the amount of securities purchased outside of the redemption offer by the Sponsor, HCM II’s or Terrestrial Energy’s directors, officers, advisors and their affiliates, along with the purchase price;

•        the purpose of the purchases by the Sponsor, HCM II’s or Terrestrial Energy’s directors, officers, advisors and their affiliates;

•        the impact, if any, of the purchases by the Sponsor, HCM II’s or Terrestrial Energy’s directors, officers, advisors and their affiliates on the likelihood that the Business Combination will be approved;

•        the identities of the security holders who sold to the Sponsor, HCM II’s or Terrestrial Energy’s directors, officers, advisors and their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to the Sponsor, HCM II’s or Terrestrial Energy’s directors, officers, advisors and their affiliates; and

•        the number of Public Shares for which HCM II has received redemption requests pursuant to its redemption offer.

THE BUSINESS COMBINATION PROPOSAL

Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties thereto made to each other as of the date of the Business Combination Agreement and/or other specific dates. The assertions and obligations embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties thereto in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure letter (the “Disclosure Letter”), which is not filed publicly and which is subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about HCM II, Terrestrial Energy, or any other matter.

Structure of the Business Combination

On the Signing Date, HCM II entered into the Business Combination Agreement with Terrestrial Energy and Merger Sub, pursuant to which, among other things, subject to shareholder approval, following the Domestication, Merger Sub will merge with and into Terrestrial Energy, with Terrestrial Energy surviving as a wholly owned subsidiary of HCM II (the “Merger”), resulting in a combined company whereby HCM II will become the sole stockholder of Terrestrial Energy Opco, and substantially all of the assets and the business of the combined company will be held by Terrestrial Energy Opco and its subsidiaries.

Prior to and as a condition of the Closing, assuming HCM II obtains shareholder approval of the proposals described in this proxy statement/prospectus, pursuant to the Domestication, HCM II will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a Delaware corporation in accordance with Section 388 of the DGCL, as amended, and the Companies Act. For more information, see the section of this proxy statement/prospectus entitled “The Domestication Proposal”.

A majority of the directors who are not employees of Terrestrial Energy did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Business Combination or prepare a report concerning the approval of the Business Combination.

The following diagrams illustrate in simplified terms the current structure of HCM II and Terrestrial Energy and the expected structure of New Terrestrial Energy immediately following the Closing.

Simplified Pre-Combination Structure	Simplified Post-Combination Structure

Business Combination Consideration to Terrestrial Stockholders

If the ExchangeCo Recapitalization (as defined below) is completed prior to or concurrently with the Closing, each Exchangeable Share (as defined in the Business Combination Agreement) that is issued and outstanding immediately prior to the Effective Time will thereafter be exchangeable for shares of New Terrestrial Common Shares rather than Terrestrial Common Shares or Terrestrial Series A Preferred Shares, as applicable, in accordance with the post-ExchangeCo Recapitalization terms and conditions of such Exchangeable Share. If the ExchangeCo Recapitalization is not completed prior to or concurrently with the Closing, then prior to the Effective Time, but conditional upon the Closing, Terrestrial Energy will cause each Exchangeable Share to be exchanged for Terrestrial Common Shares or Terrestrial Series A Preferred Shares, as applicable, and in the Merger, each such Terrestrial Common Share or Terrestrial Series A Preferred Share issued pursuant to such exchange will be cancelled and converted into the right to receive the Per Share Base Consideration.

Effect of Domestication and Merger

Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, the Domestication and Merger will occur, which will result in, among other things, the following, in each case, prior to or concurrently with the Effective Time:

(a)     the existing governing documents of HCM II will be amended and restated and become the Proposed Organizational Documents of New Terrestrial Energy as described in this proxy statement/prospectus;

(b)     each issued and outstanding HCM II Class A Ordinary Share will convert automatically by operation of law, on a one-for-one basis, into shares of New Terrestrial Common Shares concurrently with the effective time of the Domestication;

(c)     each issued and outstanding warrant to purchase HCM II Class A Ordinary Shares will automatically convert into a New Terrestrial Warrant at an exercise price of eleven dollars and fifty cents ($11.50) per share of New Terrestrial Common Shares on the terms and conditions set forth in the Warrant Agreement;

(d)     in connection with clause (b) and (c) above, each issued and outstanding unit of HCM II that has not been previously separated into the underlying class A ordinary shares of HCM II and underlying warrants of HCM II prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New

Terrestrial Common Shares and one-half of one New Terrestrial Warrant, with a whole New Terrestrial Warrant representing the right to purchase one share of New Terrestrial Common Shares at an exercise price of eleven dollars and fifty cents ($11.50) per share on the terms and subject to the conditions set forth in the Warrant Agreement;

(e)     each Terrestrial Common Shares that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and any Dissenting Shares (as defined below)) will be cancelled and converted into the right to receive the Per Share Base Consideration;

(f)     each Terrestrial Series A Preferred Shares that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and any Dissenting Shares) will be cancelled and converted into the right to receive a number of shares of New Terrestrial Common Shares equal to: (A) the number of shares of Terrestrial Common Shares into which such Terrestrial Series A Preferred Shares would be converted in accordance with Terrestrial Energy’s governing documents as of immediately prior to the Effective Time; multiplied by (B) the Per Share Base Consideration;

(g)    each Terrestrial Series A-1 Preferred Share that is issued and outstanding immediately prior to the Effective Time will be automatically converted into the applicable number of Terrestrial Common Shares provided by Terrestrial Energy’s governing documents as of immediately prior to the Effective Time, and immediately following such conversion, each Terrestrial Common Share (other than any Dissenting Shares) will be cancelled and converted into the right to receive the Per Share Base Consideration;

(h)     each Excluded Share, will be automatically cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefore;

(i)     if the ExchangeCo Recapitalization has been completed prior to or concurrently with the Closing, each share of Terrestrial Special Voting Shares will be cancelled and converted into the right to receive one share of New Terrestrial Special Voting Stock (whereas, if the ExchangeCo Recapitalization has not been completed prior to or concurrently with the Closing, each Terrestrial Special Voting Share will be cancelled for no consideration);

(j)     each Terrestrial Option that is outstanding immediately prior to the Effective Time will be automatically assumed by New Terrestrial Energy such that, as of the Effective Time, each share underlying each Terrestrial Option will instead be shares of New Terrestrial Common Shares and the number of such shares will be equal to the Exchange Ratio; provided, that the assumption and adjustment of the unvested Terrestrial Options shall be completed in a manner that satisfies the requirements of Code Section 409A and, with respect to any Terrestrial Option intended to be an “incentive stock option,” Code Section 422 and the applicable regulations promulgated thereunder;

(k)    each Terrestrial Warrant that is outstanding and unexercised immediately prior to the Effective Time will automatically become exercisable, in accordance with the terms and conditions of such Terrestrial Warrant, for the Per Share Base Consideration. New Terrestrial Energy will assume the obligation to issue the New Terrestrial Common Shares upon the exercise of Terrestrial Warrants following the Effective Time pursuant to the terms of the Warrant Assignment and Assumption Agreement (as defined in the Business Combination Agreement); and

(l)    each Terrestrial Convertible Note that is outstanding immediately prior to the Effective Time will be cancelled and converted pursuant to its terms, and the holder thereof will be entitled to receive, without interest, assuming the delivery of the lock-up agreement contemplated by such Terrestrial Convertible Note: (i) a number of shares of New Terrestrial Common Shares equal to (A) the outstanding amount of such Terrestrial Convertible Note, including any accrued and unpaid interest, divided by (B) seventy-five percent (75%) of the price at which each share of New Terrestrial Common Shares may be redeemed pursuant to the Redemption; and (ii) a contingent value right to receive additional shares of New Terrestrial Common Shares in the event that the volume weighed average price of the New Terrestrial Common Shares for the twenty (20) trading days beginning on the trading day immediately following expiration of the lock-up period contemplated by the applicable Terrestrial Convertible Note is less than seventy-five percent (75%) of the Redemption Price;

ExchangeCo Recapitalization

The purpose of the ExchangeCo Recapitalization is to allow the holders of Exchangeable Shares to continue holding Exchangeable Shares exchangeable for New Terrestrial Common Shares, rather than their existing Exchangeable Shares being automatically exchanged for Terrestrial Common Shares or Terrestrial Series A Preferred Shares, as applicable, prior to Closing (which shares would then be cancelled and converted into the right to receive the Per Share Base Consideration). The ExchangeCo Recapitalization is being implemented to allow eligible Exchangeable Shareholders to receive a full or partial tax deferral available under the Income Tax Act (Canada) (the “Canadian Tax Act”). The Canadian tax consequences of receiving or holding Exchangeable Shares may differ significantly from those relating to receiving or holding New Terrestrial Common Shares payable pursuant to the Per Share Base Consideration and will depend on the specific circumstances of each ExchangeCo Shareholder.

The approval of the ExchangeCo Recapitalization will result in a new exchangeable share structure under which the existing Exchangeable Shares will be exchanged, on a one-for-one basis, for Class B and Class C exchangeable shares in the capital of ExchangeCo (the “New Exchangeable Shares”). The ExchangeCo Recapitalization will permit the board of directors of Terrestrial Energy to designate the Business Combination as a transaction that does not trigger the automatic redemption and exchange of the New Exchangeable Shares in connection with Closing. This will allow holders to defer the exchange until a date following Closing (subject to applicable share conditions) and, as a result, potentially benefit from a tax deferral under the Canadian Tax Act as referenced above. Following the Closing, the New Exchangeable Shares will (a) have the same anti-dilution protections and economic equivalence features as the existing Exchangeable Shares (with respect to changes in the capital structure of New Terrestrial Energy), and (b) be exchangeable for New Terrestrial Common Shares following the Business Combination on substantially the same terms as the current structure, except that (i) an initial public offering or SPAC transaction will no longer trigger an automatic exchange of the New Exchangeable Shares (the current structure provides for an automatic exchange of Exchangeable Shares for Terrestrial Common Shares or Terrestrial Series A Preferred Shares, as applicable, in connection with an initial public offering or business combination with a SPAC), (ii) the New Exchangeable Shares will be exchangeable for New Terrestrial Common Shares (with the holder of New Exchangeable Shares entitled to the Per Share Base Consideration upon any such exchange), and (iii) New Terrestrial Energy will have the right to elect to redeem all New Exchangeable Shares at any time following the fifth (5th) anniversary of the implementation of the ExchangeCo Recapitalization or if the number of New Exchangeable Shares is less than 10% of the total number of New Exchangeable Shares existing on such implementation date.

Prior to the Closing, Terrestrial Energy will, and will cause its subsidiaries to, as applicable, (a) give notice of and convene and hold a special meeting of the ExchangeCo Shareholders (as defined in the Business Combination Agreement) (the“ExchangeCo Shareholder Meeting”) in accordance with ExchangeCo’s governing documents and the Business Corporations Act (Ontario), and (b) solicit proxies from ExchangeCo Shareholders to vote in favor of and approve the adoption of the ExchangeCo Recapitalization (the“ExchangeCo Shareholder Approval”). Terrestrial Energy may cause the ExchangeCo Shareholder Meeting to be adjourned, if necessary, to permit further solicitation of approvals if there are not sufficient votes to obtain the ExchangeCo Shareholder Approval or because of the absence of a quorum.

If the ExchangeCo Shareholder Approval is obtained, the ExchangeCo Recapitalization will be implemented approximately two (2) business days prior to the Closing of the Business Combination (such date to be confirmed once the Closing Date has been determined in accordance with the terms of the Business Combination Agreement). Preparatory steps for the ExchangeCo Recapitalization are in progress and will accordingly be completed, subject to ExchangeCo Shareholder Approval, as part of the sequence of pre-closing actions required to facilitate the Business Combination. The ExchangeCo Recapitalization is not expected to delay or otherwise impact the timing of the Closing.

If the ExchangeCo Recapitalization is implemented, each New Exchangeable Share that is issued and outstanding immediately prior to the Effective Time will thereafter be exchangeable for shares of New Terrestrial Common Shares rather than Terrestrial Common Shares or Terrestrial Series A Preferred Shares, as applicable, in accordance with the post-Closing ExchangeCo Recapitalization terms and conditions of such New Exchangeable Share. If the ExchangeCo Recapitalization is not implemented (including as a result of failing to obtain ExchangeCo Shareholder Approval), then immediately prior to the Effective Time, but conditional upon the Closing, Terrestrial will cause each Exchangeable Share to be exchanged for Terrestrial Common Shares or Terrestrial Series A Preferred Shares, as applicable, and each such Terrestrial Common Share or Terrestrial Series A Preferred Share issued pursuant to such exchange will be cancelled and converted into the right to receive the Per Share Base Consideration in connection with the Merger.

Terrestrial Stockholder Appraisal/Dissenter’s Rights

Under the DGCL, Terrestrial Common Shares, Terrestrial Series A Preferred Shares and Terrestrial Series A-1 Preferred Shares that are issued and outstanding immediately prior to the Effective Time and that are held by Terrestrial Energy stockholders (including beneficial owners) that neither voted in favor of the Business Combination nor consented thereto in writing and that have demanded properly in writing appraisal or dissenters’ rights for such shares of Terrestrial Energy capital stock in accordance with the DGCL (collectively, the “Dissenting Shares”; and the holders of Dissenting Shares being referred to as “Dissenting Stockholders”), and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, will not be converted into, and such Dissenting Stockholders will have no right to receive, the Per Share Base Consideration as provided in the Business Combination Agreement unless and until such Dissenting Stockholder fails to perfect or withdraws or otherwise loses their right to appraisal and payment under the DGCL. Notwithstanding the foregoing, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to dissent under the DGCL, then such holder’s Dissenting Shares will be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Base Consideration, without any interest thereon, upon surrender, if applicable, as provided in the Business Combination Agreement.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of HCM II, Merger Sub and Terrestrial Energy, certain of which are qualified by materiality and material adverse effect and knowledge and, as applicable, are further modified and limited by the Disclosure Letters of HCM II and Terrestrial Energy. The representations and warranties of HCM II and Merger Sub are also qualified by information included in HCM II’s public filings filed or submitted to the SEC on or prior to the Signing Date (subject to certain exceptions contemplated by the Business Combination Agreement).

Representations and Warranties of Terrestrial Energy

The Business Combination Agreement contains representations and warranties of Terrestrial Energy relating to, among other things, organization and standing, authorization and binding agreement, capitalization, subsidiaries, no conflict and governmental consents and filings, financial statements, undisclosed liabilities, absence of certain changes, compliance with laws, government contracts, permits, litigation, material contracts, intellectual property, U.S. nuclear regulatory matters, taxes and tax returns, real property, personal property, employee matters, benefit plans, environmental matters, transactions with related persons, insurance, top customers and suppliers, certain business practices, the Investment Company Act, finders and brokers, independent investigation and information supplied and that there are no additional representations or warranties.

Representations and Warranties of HCM II and Merger Sub

The Business Combination Agreement contains representations and warranties of HCM II and Merger Sub relating to, among other things, organization and standing, authorization and binding agreement, government approvals, non-contravention, capitalization, SEC filings and financial statements, absence of certain changes, undisclosed liabilities, compliance with laws, legal proceedings, orders, permits, taxes and tax returns, properties, the Investment Company Act, contracts, the Trust Account, finders and brokers, certain business practices, insurance, information supplied, independent investigation and that there are no additional representations and warranties.

Terrestrial Material Adverse Effect

Under the Business Combination Agreement, certain of the representations and warranties of Terrestrial Energy are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a “Company Material Adverse Effect” means any change, event or circumstance (collectively, “Events”), that (i) has had, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of Terrestrial Energy and its subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of Terrestrial

Energy and its subsidiaries to consummate the Business Combination; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:

(a)     any change in applicable laws or GAAP or any interpretation thereof following the Signing Date;

(b)   any change in interest rates or economic, political, business, banking, financial or securities markets conditions generally, including any disruption thereof and any decline in the price of any security or any market index;

(c)     the taking of any action required by the Business Combination Agreement or any ancillary document;

(d)     any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including any COVID-19 measures) or change in climate;

(e)     any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions;

(f)     any failure of Terrestrial Energy or its subsidiaries to meet any projections or forecasts (provided that this clause (f) will not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect);

(g)    any Events generally applicable to the industries or markets in which Terrestrial Energy and its subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers);

(h)   the announcement of the Business Combination Agreement and consummation of the transactions contemplated thereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of Terrestrial Energy or any of its subsidiaries;

(i)      any matter set forth on the Disclosure Letter of Terrestrial Energy;

(j)      any action taken by, or at the request of, HCM II; or

(k)    any event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Terrestrial Energy and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Terrestrial Energy and its subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on Terrestrial Energy and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Terrestrial Energy and its subsidiaries conduct their respective operations.

HCM II Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of HCM II and Merger Sub are qualified in whole or in part by a material adverse effect standard on the ability of HCM II and Merger Sub to consummate the Business Combination for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “Purchaser Material Adverse Effect” means any Event, that, individually or when aggregated with other changes, events or occurrences has had a materially adverse effect on the business, assets, financial condition or results of operations of HCM II; provided, however, that no change or effect related to any of the following, alone or in combination, will be taken into account in determining whether a Purchaser Material Adverse Effect has occurred: (a) the announcement of the Business Combination Agreement and consummation of the transactions contemplated thereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of HCM II or Merger Sub; (b) the taking of any action required by the Business Combination Agreement or any ancillary document to the Business Combination Agreement; (c) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (d) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (e) the Redemption; (f) any breach of any covenants, agreements or obligations of any investor in any PIPE Financing under any agreement related to financing Terrestrial Energy or HCM II (including any breach of such person’s obligations to fund any amounts thereunder when required); (g) changes or proposed changes in applicable law, regulations or interpretations thereof or decisions by courts or any governmental authority after the date of the Business Combination Agreement; (h) changes or proposed changes in GAAP (or any interpretation thereof) after the Signing Date; or (i) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world.

Survival of Representations and Warranties

Except in the case of a fraud claim against a person, none of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any certificate, statement or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, will survive the Closing (and there will be no liability after the Closing in respect thereof), except for those covenants and agreements contained therein that by their terms expressly apply in whole or in part at or after the Closing, and then only in respect to any breaches occurring at or after the Closing.

Covenants and Agreements

Terrestrial Energy has made covenants relating to, among other things, efforts, conduct of business, annual and interim financial statements, no trading, and notification of certain matters.

HCM II has made covenants relating to, among other things, conduct of business, HCM II public filings, the Trust Account, HCM II shareholder approval to complete the transactions contemplated by the Business Combination Agreement, employee matters and the Domestication.

Conduct of Business of Terrestrial Energy

Terrestrial Energy has agreed that during the Interim Period, it will, and will cause its subsidiaries to, subject to certain specified exceptions, including as set forth on the Disclosure Letter delivered by Terrestrial Energy pursuant to the Business Combination Agreement, as consented to by HCM II in writing (which consent will not be unreasonably withheld, conditioned or delayed) or as required by applicable law (including COVID-19, or any COVID-19 measures) or any governmental authority, use commercially reasonable efforts to, and will use commercially reasonable efforts to cause its subsidiaries to:

•        conduct its and their respective businesses, in all material respects, in the ordinary course of business;

•        maintain the existing relations and goodwill of Terrestrial Energy and its subsidiaries with their respective customers, suppliers, distributors and creditors, as well as with the United States Nuclear Regulatory Commission (the “NRC”); and

•        take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations.

During the Interim Period, Terrestrial Energy also agreed not to, and to cause its subsidiaries not to, subject to certain specified exceptions, including as set forth on the Disclosure Letter delivered by Terrestrial Energy as consented to by HCM II in writing (which consent will not be unreasonably withheld, conditioned or delayed) or as required by applicable law (including COVID-19, or any COVID-19 measures) or any governmental authority:

•        amend, waive or otherwise change, in any material respect, its organizational documents;

•        other than (a) the cancellation of Company Special Voting Preferred Shares (as defined in the Business Combination Agreement) and issuance of Terrestrial Common Shares and/or Terrestrial Series A Preferred Shares prior to the Closing Date in connection with the exchange of Exchangeable Shares outstanding as of the Signing Date, (b) in connection with the Interim Financing (as defined in the Business Combination Agreement), or (c) subject to certain limitations in the Business Combination Agreement, the grant of up to 20,000 Terrestrial Options to any current or prospective employee or service provider (the “Interim Period Option Issuance”), authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its units or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities, except in compliance with existing Terrestrial Energy benefits plans or any contract (including any warrant, option, or profits interest award) outstanding as of the Signing Date or amended in compliance with this covenant;

•        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, except as may be required (a) pursuant to Terrestrial Certificate of Incorporation or the organizational documents of any subsidiary, (b) pursuant to the terms of any warrant, option or profits interest award outstanding as of the Signing Date, (c) in connection with the Interim Period Option Issuance or (d) pursuant to the terms of any securities of Terrestrial Energy issued in connection with the Interim Financing;

•        except in connection with the Interim Financing, incur, create, assume or otherwise become liable for any additional indebtedness (directly, contingently or otherwise) for borrowed money in excess of $1,000,000;

•        except as otherwise required by Terrestrial Energy’s benefit plans or award agreements thereunder, (a) grant any severance, retention, change in control or termination or similar pay, other than offer letters or employment contracts to employees in the ordinary course of business, (b) terminate, adopt, enter into or materially amend or grant any new awards under any Terrestrial Energy benefit plan other than the Terrestrial Energy Option Plan in connection with the Interim Period Option Issuance or any plan, policy, practice, program, agreement or other arrangement other than the Terrestrial Option Plan that would be deemed a Terrestrial Energy benefit plan as of the Signing Date, (c) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except for such increases to any such individuals made in the ordinary course of business consistent with past practice, (d) take any action to materially amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by Terrestrial Energy or any of its subsidiaries other than as provided under the Business Combination Agreement, (e) hire or engage any new employee or individual independent contractor if such new employee or individual independent contractor will receive annual base cash compensation in excess of $350,000, other than in the ordinary course of business consistent with past practice, (f) terminate the employment or engagement, other than for cause, death or disability, of any employee or individual independent contractor with an annual base cash compensation in excess of $350,000 or (g) enter into any written waiver of any restrictive covenants applying to any current or former employee or individual independent contractor;

•        enter into or amend or extend any collective bargaining agreement or similar labor agreement, or recognize or certify any labor union, labor organization or group of employees of Terrestrial Energy or any of its subsidiaries as the bargaining representative for any employees of Terrestrial Energy or any of its subsidiaries;

•        (a) make, change or rescind any material election relating to taxes, (b) settle any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other legal proceeding relating to material taxes, (c) file any amended income tax or other material tax return, (d) surrender or allow to expire any right to claim a refund of material taxes, (e) change (or request to change) any method of accounting for tax purposes, (f) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of income taxes or other material taxes may be issued or in respect of any income taxes or other material tax attribute that would give rise to any claim or assessment of taxes of or with respect to Terrestrial Energy or any of its subsidiaries, (g) enter into any “closing agreement” as described in Section 7121 of the Code or any other agreement or arrangement with any governmental authority or (h) enter into any tax indemnity agreement, tax sharing agreement or tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of taxes) with respect to taxes;

•        knowingly take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the transactions from qualifying for its intended tax treatments;

•        transfer, sell, assign, license, sublicense, covenant not to assert, subject to a lien (other than a permitted lien), abandon, allow to lapse, transfer or otherwise dispose of, any right, title or interest of Terrestrial Energy or any of its subsidiaries in or to any intellectual property owned by Terrestrial Energy or any of its subsidiaries that is material to any of their businesses (other than non-exclusive licenses of intellectual property owned by Terrestrial Energy granted in the ordinary course of business or abandoning, allowing to lapse or otherwise disposing of Terrestrial Energy’s owned intellectual property registrations or applications that Terrestrial Energy or any of its subsidiaries, in the exercise of their good faith business judgment, have determined to abandon, allow to lapse or otherwise dispose of), or otherwise materially amend or modify, permit to lapse or fail to preserve any material Terrestrial Energy registered intellectual property (excluding non-exclusive licenses of Terrestrial Energy intellectual property to customers in the ordinary course of business consistent with past practice), or disclose, divulge, furnish to or make accessible to any person who has not entered into a confidentiality agreement sufficiently protecting the confidentiality thereof any material trade secrets constituting intellectual property owned by Terrestrial Energy or any of its subsidiaries;

•        terminate or assign any Terrestrial Energy material contract or enter into any contract that would be a Terrestrial Energy material contract, in any case outside of the ordinary course of business consistent with past practice;

•        enter into any new line of business or establish any subsidiary in connection therewith;

•        fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect, or terminate without replacement or amend in a manner materially detrimental to Terrestrial Energy and its subsidiaries, taken as a whole, any material insurance policy insuring Terrestrial Energy or any of its subsidiaries;

•        make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or changes that are made in accordance with PCAOB standards;

•        waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Business Combination Agreement or the transactions contemplated thereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Terrestrial Energy or any of its subsidiaries) not in excess of $500,000 (individually or in the aggregate);

•        effect any mass layoff or plant closing at any of its facilities that triggers the notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, except as would not be material to Terrestrial Energy and its subsidiaries or any terminations for cause;

•        acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof or any material amount of assets, in each case, outside the ordinary course of business consistent with past practice, except pursuant to any contract in existence as of the Signing Date which has been disclosed in writing to HCM II or provided in the virtual data room;

•        except as required pursuant to any contract in effect on the Signing Date, make capital expenditures outside of the ordinary course of business consistent with past practice in excess of $250,000 (individually for any project) or $1,000,000 (in the aggregate);

•        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

•        sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

•        enter into any written agreement, understanding or arrangement with respect to the voting of equity securities of Terrestrial Energy;

•        enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any related person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice, and other than in connection with the Interim Period Option Issuance);

•        (a) limit the right of Terrestrial Energy or any of its subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person or (b) grant any exclusive or similar rights to any person, in each case of clause (a) and (b), except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the business of Terrestrial Energy and its subsidiaries;

•        voluntarily terminate any design certification, pre-application, application or standard design approval activities Terrestrial Energy and its subsidiaries may currently be undertaking with the USNRC; or

•        authorize or agree to do any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in the Business Combination Agreement gives HCM II, directly or indirectly, rights to control or direct the business or operations of Terrestrial Energy prior to the Closing. Prior to the Closing, Terrestrial Energy will exercise, consistent with the terms and conditions of the Business Combination Agreement and subject to HCM II’s rights set forth therein, complete control and supervision over its business, assets and operations.

Conduct of Business of HCM II

HCM II has agreed that during the Interim Period, subject to certain specified exceptions, including as set forth on the Disclosure Letter delivered by HCM II pursuant to the Business Combination Agreement, as consented to by Terrestrial Energy in writing (which consent will not be unreasonably withheld, conditioned or delayed) or as is required by applicable law or any governmental authority, it will:

•        conduct its business, in all material respects, in the ordinary course of business; and

•        take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business.

During the Interim Period, HCM II also agreed not to, and to cause its subsidiaries not to, subject to certain specified exceptions, including as set forth on the Disclosure Letter delivered by HCM II, as consented to by Terrestrial Energy in writing (which consent will not be unreasonably withheld, conditioned or delayed) or as required by applicable law or any governmental authority:

•        amend, waive or otherwise change, in any material respect, its organizational documents;

•        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its units or other equity securities or other securities of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities;

•        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

•        incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise), other than indebtedness under the Convertible Promissory Note solely for the purpose of paying Purchaser Transaction Costs (as defined in the Business Combination Agreement);

•        (a) make, change or rescind any material election relating to taxes, (b) settle any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other legal proceeding relating to material taxes, (c) file any amended income tax or other material tax return, (d) surrender or allow to expire any right to claim a refund of material taxes, (e) change (or request to change) any method of accounting for tax purposes, (f) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued or in respect of any material tax attribute that would give rise to any claim or assessment of taxes of or with respect to HCM II, (g) enter into any “closing agreement” as described in Section 7121 of the Code or any other agreement or arrangement with any governmental authority, in each case except as required by applicable law, or (h) enter into any tax indemnity agreement, tax sharing agreement or tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of taxes) with respect to taxes;

•        knowingly take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the relevant portions of the Merger from qualifying for their respective intended tax treatments;

•        amend, waive or otherwise change the Trust Agreement;

•        terminate, waive or assign any material right under any material contract of HCM II or any contract with any broker, finder, financial advisor or investment banker, or make any discretionary payments under any such contract;

•        enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any officer, director, employee, trustee or beneficiary of Terrestrial Energy or its subsidiaries or any immediate family member of the foregoing (other than with respect to the Convertible Promissory Note);

•        establish any subsidiary;

•        engage in any activities or business, other than activities or business (a) currently conducted by HCM II or Merger Sub as of the Signing Date, (b) in connection with or incident to Purchaser’s or Merger Sub’s organization, incorporation, or continuing corporate existence or (c) that are administrative and immaterial in nature;

•        fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

•        make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or PCAOB standards;

•        waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Business Combination Agreement or the transactions contemplated thereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, HCM II or its subsidiaries) not in excess of five hundred thousand dollars ($500,000) (individually or in the aggregate);

•        acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

•        make capital expenditures (excluding for the avoidance of doubt, incurring any ordinary course administrative costs and expenses);

•        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the transactions contemplated by the Business Combination Agreement);

•        voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of five hundred thousand dollars ($500,000) individually or one million dollars ($1,000,000) in the aggregate (excluding the incurrence of any ordinary course administrative costs and expenses incurred in connection with the consummation of the transactions contemplated by the Business Combination Agreement, including legal or accounting (including any PIPE Financing)) other than pursuant to the terms of a contract in existence as of the Signing Date or entered into in the ordinary course of business or in accordance with the terms of the Business Combination Agreement during the Interim Period;

•        sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

•        grant or establish any form of compensation or benefits to any current or former employee, officer, director, individual independent contractor or other individual service provider of HCM II; or

•        authorize or agree to do any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in the Business Combination Agreement gives Terrestrial Energy, directly or indirectly, rights to control or direct the business or operations of the HCM II prior to the Closing. Prior to the Closing, HCM II will exercise, consistent with the terms and conditions of the Business Combination Agreement and subject to Terrestrial Energy’s rights set forth therein, complete control and supervision over its business, assets and operations.

Covenants of Terrestrial Energy

Pursuant to the Business Combination Agreement, Terrestrial Energy has agreed, among other things, to:

•        as soon as reasonably practicable following the Signing Date, but in no event later than June 30, 2025, deliver to HCM II audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of Terrestrial Energy and its subsidiaries as of and for the year ended December 31, 2023 and December 31, 2024, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “PCAOB Financial Statements”);

•        as soon as reasonably practicable following the Signing Date, and in each case, within seventy-five (75) days of each applicable quarter-end (other than with respect to the quarters ended March 31, 2025 and March 31, 2024), deliver to the HCM II unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of Terrestrial Energy and its subsidiaries that are required by applicable law to be included in the proxy statement/prospectus, which comply in all material respects with the applicable accounting requirements (the “Interim Financial Statements”);

•        prior to the Closing, Terrestrial Energy will, and will cause its subsidiaries to, as applicable, (a) give notice of and convene and hold a special meeting of the ExchangeCo Shareholders (as defined in the Business Combination Agreement) (the “ExchangeCo Shareholder Meeting”) in accordance with ExchangeCo’s governing documents and the Business Corporations Act (Ontario), and (b) solicit proxies from ExchangeCo Shareholders to vote in favor of and approve the adoption of the ExchangeCo Recapitalization (the “ExchangeCo Shareholder Approval”). Terrestrial Energy may cause the ExchangeCo Shareholder Meeting to be adjourned, if necessary, to permit further solicitation of approvals if there are not sufficient votes to obtain the ExchangeCo Shareholder Approval or because of the absence of a quorum. Terrestrial expects to hold the ExchangeCo Shareholder Meeting during the fourth quarter of 2025 and, in any event, as close as possible prior to the closing of the Business Combination;

•        while it is in possession of material nonpublic information, Terrestrial Energy will not purchase or sell any securities of HCM II (unless otherwise explicitly contemplated in the Business Combination Agreement), communicate such information to any third party (other than (x) to persons for the purpose of seeking consents related to the transactions contemplated by the Business Combination Agreement or (y) persons subject to confidentiality restrictions in favor of Terrestrial Energy), take any other action with respect to HCM II in violation of such laws, or cause or encourage any third party to do any of the foregoing;

•        from time to time, but no later than the second (2nd) Business Day prior to Closing, Terrestrial Energy may deliver to HCM II a true and complete schedule of changes (an “Update Schedule”) to any of the information contained in the Disclosure Letter delivered by Terrestrial Energy (including changes to any other representations or warranties contained in the Business Combination Agreement as to which no section of the Disclosure Letter delivered by Terrestrial Energy has been created as of the Signing Date but as to which a section of the Disclosure Letter delivered by Terrestrial Energy would have been required if such changes had existed on the Signing Date), which changes pertain to events or circumstances occurring, or of which Company Knowledge (as defined in the Business Combination Agreement) is first obtained subsequent to the Signing Date which would render any representation or warranty in the Business Combination Agreement inaccurate or incomplete. Any Update Schedule so delivered will be deemed to amend the Disclosure Letter delivered by Terrestrial Energy with respect to the matters contained therein. Upon delivery of an Update Schedule to HCM II that would cause the closing conditions of the Business Combination Agreement to not be satisfied, HCM II will have ten (10) Business Days to exercise its rights under the Business Combination Agreement. If HCM II does not exercise its rights to terminate the Business Combination Agreement within ten (10) Business Days, HCM II will be deemed to have waived all such rights to terminate the Business Combination Agreement in connection with the matters described in such Update Schedule; and

•        during the Interim Period, Terrestrial Energy will keep HCM II reasonably apprised of the status of matters relating to the USNRC’s review of Terrestrial Energy’s activities, if applicable, by furnishing HCM II with material filed copies of notes, inspections, audit requests and other material communications received by Terrestrial Energy from the USNRC upon reasonable request by HCM II. Upon reasonable request by HCM II, Terrestrial Energy will provide summaries of material meetings (including via teleconference or videoconference) between Terrestrial Energy and the USNRC.

Covenants of HCM II

Pursuant to the Business Combination Agreement, HCM II has agreed, among other things, to:

•        During the Interim Period, keep current all of its public filings with the SEC (after giving effect to all applicable extension periods) and otherwise comply in all material respects with applicable securities laws and will use its reasonable best efforts prior to the Closing to maintain the listing of the HCM II Class A Ordinary Shares and the warrants of HCM II on Nasdaq; provided, that (a) if HCM II fails to timely file any public filing with the SEC, such failure will not be a breach of the covenants under the Business Combination Agreement provided such public filing is made before the effectiveness of the registration statement of which this proxy statement/prospectus forms a part or the earlier termination of the Business Combination Agreement (even though such filing is late) and such late filing does not have a material adverse impact on the consummation of the Business Combination and (b) from and after the Closing, the parties intend to list on Nasdaq only the New Terrestrial Common Shares and the New Terrestrial Warrants;

•        Upon satisfaction or waiver of the conditions to Closing set forth in the Business Combination Agreement and provision of notice thereof to Continental (which notice HCM II will provide to Continental in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, HCM II (A) will cause any documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be delivered and (i) will use its reasonable best efforts to cause Continental to, and Continental will be obligated to (A) pay as and when due all amounts payable to the Public Shareholders pursuant to the redemption, (B) pay the amounts due to the underwriters of HCM II’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement, (C) pay the amounts due to the Sponsor, directors and officers of HCM II as repayment of unpaid HCM II liabilities, (D) pay the Purchaser Transaction Costs and the Company Transaction Costs (as defined in the Business Combination Agreement), (E) pay all income tax or other tax obligations of HCM II prior to the Closing, and (F) pay all remaining amounts then available in the Trust Account to HCM II for immediate use, subject to the Business Combination Agreement and the Trust Agreement, and (b) thereafter, the Trust Account will terminate, except as expressly provided in the Trust Agreement;

•        Prior to the Closing Date, HCM II will approve and adopt the New Equity Incentive Plan, in a form to be mutually agreed upon between HCM II and Terrestrial Energy, that, once adopted, will provide for grants of equity and equity-based awards to eligible service providers. The New Equity Incentive Plan will have an initial share reserve for new awards to be issued thereunder equal to ten percent (10%) of the New Terrestrial Energy’s fully diluted outstanding shares immediately following the Effective Time, as mutually agreed between HCM II and Terrestrial Energy based upon benchmarking against peer companies and in consultation with an independent outside compensation advisor;

•        Subject to receipt of the required shareholder approval of the Condition Precedent Proposals, at least one (1) Business Day prior to the Closing, that HCM II will, in accordance with applicable law, any applicable rules and regulations of the SEC and Nasdaq, and HCM II’s organizational documents, as applicable, cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Corporate Domestication with respect to the Domestication, in form and substance reasonably acceptable to HCM II and Terrestrial Energy, together with HCM II’s charter upon Domestication, in each case, in accordance with the provisions thereof and applicable law, and (b) completing, making and procuring all those filings required to be made with respect to Cayman Islands law in connection with the Domestication. HCM II expects to complete the Domestication during the fourth quarter of 2025 and, in any event, as close as possible prior to the closing of the Business Combination;

•        Use its reasonable best efforts to satisfy or cause to be satisfied the conditions of the closing obligations contained in any PIPE Subscription Agreements (as defined in the Business Combination Agreement) and consummate the transactions contemplated thereby, including using its reasonable best efforts to enforce its rights, as applicable, under such PIPE Subscription Agreements to cause the other parties to such PIPE Subscription Agreement, as applicable, to pay to (or as directed by) HCM II the applicable purchase price under such PIPE Subscription Agreement in accordance with its terms. Unless otherwise approved in writing by each of HCM II and Terrestrial Energy, neither HCM II nor Terrestrial Energy will, following execution of any PIPE Subscription Agreement, amend, modify, supplement, waive or terminate, or agree or provide consent to amend, modify, supplement, waive or terminate (the approval from HCM II or Terrestrial Energy, not to be unreasonably withheld, conditioned or delayed), any provision or remedy under, or any replacement of, such PIPE Subscription Agreement, other than, in each case, any assignment or transfer contemplated in such PIPE Subscription Agreement or expressly permitted by such PIPE Subscription Agreement (without any further amendment, modification or waiver to such assignment or transfer provision). Each of HCM II and Terrestrial Energy, as applicable, will give the other party prompt written notice: (a) of the receipt of any request from any other party to any PIPE Subscription Agreement for an amendment to, modification of, supplement to, waiver under or termination of such PIPE Subscription Agreement; (b) of any breach or default to the Knowledge of such party that (or any event or circumstance that, to the Knowledge of such party, with or without notice, lapse of time or both) would give rise to any breach or default, by any party to any PIPE Subscription Agreement; (c) of the receipt by such party of any written notice or other written communication with respect to any actual or potential threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of any PIPE Subscription Agreement by another party to such PIPE Subscription Agreement; and (d) if such party does not expect to receive all or any portion of the applicable purchase price under any PIPE Subscription Agreement in accordance with its terms;

•        HCM II will, and will cause its representatives to, reasonably cooperate with Terrestrial Energy and its subsidiaries in a timely manner to implement the ExchangeCo Recapitalization in a manner deemed necessary and appropriate by Terrestrial Energy; and

•        within one hundred and twenty (120) days following the Closing, HCM II will implement certain compliance programs including risk-based policies and procedures.

Joint Covenants of Terrestrial Energy and HCM II.

In addition, each of Terrestrial Energy and HCM II has agreed, among other things:

•        During the Interim Period, each of HCM II and Terrestrial Energy will not, and will cause its representatives to not, without the prior written consent of Terrestrial Energy and HCM II, directly or indirectly, (a) solicit, assist, initiate, engage or facilitate the making, submission or announcement of, or intentionally encourage, any acquisition proposal, (b) furnish any non-public information regarding such party or its affiliates or their respective businesses, operations, assets, liabilities, financial condition, prospects or employees to any person or group (other than a party to the Business Combination Agreement or their respective representatives) in connection with or in response to an acquisition proposal, (c) engage or participate in discussions or negotiations with any person or group with respect to, or that could reasonably be expected to lead to, an acquisition proposal, (d) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any acquisition proposal, or (e) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any acquisition proposal;

•        During the Interim Period, HCM II and Terrestrial Energy will give prompt notice to the other if such party or its affiliates: (a) receives any notice or other communication in writing from any third party (including any governmental authority) alleging that: (i) that the consent of such third party is or may be required in connection with the transactions contemplated by the Business Combination Agreement or (ii) any non-compliance with any law by either Terrestrial Energy or HCM II or its affiliates; (b) receives any notice or other communication from any governmental authority in connection with the transactions contemplated by the Business Combination Agreement; or (c) becomes aware of the commencement or threat, in writing, of any legal proceeding against either Terrestrial Energy or HCM II or any of its affiliates, or any of their respective properties or assets, or, to the Knowledge (as defined in the Business Combination Agreement) of such party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such party or of its affiliates, in each case, with respect to the consummation of the transactions contemplated by the Business Combination Agreement;

•        Notify the other as promptly as practicable (and in any event within two (2) Business Days) in writing of the receipt by such party or any of its representatives of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any acquisition proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an acquisition proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Additionally, each of Terrestrial Energy and HCM II are to keep the other promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each of Terrestrial Energy and HCM II will, and will cause its representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any person with respect to any acquisition proposal and will, and will direct its representatives to, cease and terminate any such solicitations, discussions or negotiations;

•        Subject to the terms and conditions of the Business Combination Agreement, each of Terrestrial Energy and HCM II will use its reasonable best efforts, and will cooperate fully with the other parties to the Business Combination Agreement, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Business Combination Agreement (including the receipt of all applicable consents of governmental authorities) and to comply as promptly as practicable with all requirements of governmental authorities applicable to the transactions contemplated by the Business Combination Agreement, including making the filing required by and complying with the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

•        As promptly as practicable after the Signing Date and receipt by HCM II of the PCAOB Financial Statements, the Interim Financial Statements and any other audited or unaudited financial statements of Terrestrial Energy and its subsidiaries that are required by applicable law to be included in the proxy statement/prospectus, (x) Terrestrial Energy and HCM II will jointly prepare and HCM II will file with the SEC, mutually acceptable materials (such agreement not to be unreasonably withheld, conditioned or delayed by HCM II or Terrestrial Energy) that will include the proxy statement to be filed with the SEC and sent to HCM II’s shareholders relating to the extraordinary general meeting, and (y) HCM II will prepare (with Terrestrial Energy’s and its representatives’ reasonable cooperation) and file with the SEC the registration statement of which this proxy statement/prospectus forms a part in connection with the registration under the Securities Act of Terrestrial Common Shares issuable in connection with the Merger;

•        Each of Terrestrial Energy and HCM II will use its reasonable best efforts to cause the registration statement of which this proxy statement/prospectus forms a part to comply with the rules and regulations promulgated by the SEC, to have the registration statement of which this proxy statement/prospectus forms a part declared effective under the Securities Act as promptly as practicable after such filing and to keep the registration statement of which this proxy statement/prospectus forms a part effective as long as is necessary to consummate the transactions contemplated by the Business Combination Agreement;

•        Each of Terrestrial Energy and HCM II agree that for a period of six (6) years from the Closing Date, each of them will, and will cause HCM II, Merger Sub and Terrestrial Energy and its subsidiaries to, maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of any D&O Indemnified Party, of HCM II’s, Merger Sub’s and Terrestrial Energy’s and its subsidiaries respective organizational documents as in effect immediately prior to the Closing Date or in any indemnification agreements of HCM II, Merger Sub or any of Terrestrial Energy or any of its subsidiaries, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date or in any indemnification agreements of HCM II, Merger Sub or Terrestrial Energy and its subsidiaries, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date, and the parties will, and will cause HCM II, Merger Sub and Terrestrial Energy and its subsidiaries to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any legal proceedings pending or asserted or any claim made within such period will continue until the disposition of such legal proceedings or resolution of such claim. From and after the Closing Date, HCM II will cause Terrestrial Energy and its subsidiaries to honor, in accordance with their respective terms, each of the covenants described in this bullet without limit as to time;

•        Terrestrial Energy and HCM II will use commercially reasonable efforts to cause each of the individuals specified in the Disclosure Letter provided by Terrestrial Energy to enter into an employment agreement between such individual and HCM II (or a subsidiary thereof), in each case, to become effective as of the Closing, and upon terms to be agreed to by Terrestrial Energy, HCM II and such individual prior to the effectiveness of the registration statement of which this proxy statement/prospectus forms a part; and

•        Terrestrial Energy and HCM II will take all necessary action, including HCM II causing the directors of HCM II to resign, so that effective as of the Closing, the board of New Terrestrial Energy will consist of no less than five (5) individuals (appointed in accordance and such that, as of the Closing, the New Terrestrial Energy board will comply with Nasdaq rules) to be determined by Terrestrial Energy. Immediately after the Closing, the parties will take all necessary action to designate and appoint to the board of New Terrestrial Energy (a) one (1) person that is designated by HCM II prior to the Closing, which person will be subject to Terrestrial Energy’s consent (such consent not to be unreasonably withheld, delayed or conditioned), (b) the chief executive officer of HCM II after the Closing and (c) the remaining persons, all of whom will be designated by Terrestrial Energy prior to the Closing and such number of whom will be independent under applicable law and the relevant rules and regulations of Nasdaq such that a majority of the members of the Post-Closing Purchaser Board (as defined in the Business Combination Agreement) will be independent under applicable law and the relevant rules and regulations of Nasdaq. At or prior to the Closing, Terrestrial Energy, if requested, and HCM II will provide each initial director with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, Terrestrial Energy and HCM II.

Closing and Effective Time of the Business Combination

Subject to the satisfaction or waiver of the closing conditions specified in the Business Combination Agreement, the consummation of the transactions contemplated by the Business Combination Agreement (other than those transactions that by their nature are to be satisfied prior to the Closing) will take place (a) electronically by the mutual electronic exchange of documents and signatures (including portable document format (.pdf)) at a time and date to be specified in writing by HCM II, Terrestrial Energy and Merger Sub, which date will be no later than the third (3rd) Business Day after all the closing conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or (b) at such other date, time or place (including remotely) as HCM II and Terrestrial Energy may agree.

Closing Conditions

The consummation of the Business Combination Agreement is conditioned upon the satisfaction or waiver by the applicable parties to the Business Combination Agreement of the conditions set forth below. Therefore, unless these conditions are waived (to the extent they can be waived) by the applicable parties to the Business Combination Agreement, the Business Combination may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would waive any such provisions of the Business Combination Agreement.

Conditions to the Obligations of Each Party

The consummation of the Business Combination is conditioned upon the satisfaction or waiver of certain customary closing conditions by each of the parties, including among other things:

•        the approval of each Condition Precedent Proposal will have been obtained;

•        no governmental authority will have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and which has the effect of making the transactions or agreements contemplated by the Business Combination Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by the Business Combination Agreement;

•        the registration statement of which this proxy statement/prospectus forms a part will have been declared effective under the Securities Act by the SEC and will remain effective as of the Closing, and no stop order or similar order suspending the effectiveness of the registration statement of which this proxy statement/prospectus forms a part will have been issued and be in effect with respect to the registration statement of which this proxy statement/prospectus forms a part and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

•        the shares of New Terrestrial Common Shares to be issued in connection with the Business Combination will be conditionally approved for listing upon the Closing on Nasdaq subject to any requirement to have a sufficient number of round lot holders of the New Terrestrial Common Shares (provided that such condition will not apply to the extent the shares of New Terrestrial Common Shares have not been conditionally approved for listing due to a failure to meet any “market value of publicly held securities” or similarly titled requirement as a result of Terrestrial Energy not permitting a sufficient number of shares of New Terrestrial Common Shares to be issued to non-affiliates pursuant to the Business Combination Agreement to be excluded from lock-up or other contractual restriction); and

•        the waiting period (and any extensions thereof) under the HSR Act (as defined in the Business Combination Agreement) and any other Antitrust Laws (as defined in the Business Combination Agreement) has expired or has been terminated and any approval required under any other Antitrust Laws has been obtained.

Conditions to the Obligations of Terrestrial Energy

The obligations of Terrestrial Energy to consummate and effect the Business Combination are subject to the satisfaction or waiver of each of the following additional conditions at or prior to the Closing, any one (1) or more of which may be waived in writing exclusively by Terrestrial Energy:

•        All of the representations and warranties of HCM II and Merger Sub set forth in the Business Combination Agreement and in any certificate delivered by or on behalf of HCM II pursuant thereto will be true and correct on and as of the date of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for (a) those representations and warranties that address matters only as of a particular date (which representations and warranties will have been accurate as of such date), and (b) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Purchaser Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect;

•        HCM II and Merger Sub will have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under the Business Combination Agreement to be performed or complied with by them on or prior to the Closing Date;

•        no Purchaser Material Adverse Effect will have occurred since the Signing Date that is continuing;

•        the Domestication will have been completed as provided in the Business Combination Agreement and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto will have been delivered to Terrestrial Energy;

•        HCM II will have made appropriate arrangements to have the net proceeds remaining in the Trust Account (after giving effect to all Redemptions) available to HCM II at the Closing;

•        after giving effect to the transactions contemplated by the Business Combination Agreement (including any PIPE Financing), HCM II will have at least five million and one dollars ($5,000,001) of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time;

•        as of the Closing, the Available Closing SPAC Cash (as defined in the Business Combination Agreement) will not be less than one hundred and fifty million dollars ($150,000,000);

•        all actions have been taken such that the New Terrestrial Energy board will be constituted of the directors contemplated by the Business Combination Agreement;

•        the existing governing documents of HCM II will be amended and restated and become the Proposed Organizational Documents of New Terrestrial Energy as described in this proxy statement/prospectus;

•        HCM II will have delivered to Terrestrial Energy a certificate, signed by an executive officer of HCM II and dated as of the Closing Date, certifying as to the matters described in the Business Combination Agreement;

•        HCM II will have delivered to Terrestrial Energy a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of HCM II’s and Merger Sub’s organizational documents as in effect as of the Closing Date (after giving effect to the Domestication) and (B) the resolutions of HCM II’s and Merger Sub’s board of directors authorizing and approving the execution, delivery and performance of the Business Combination Agreement and each of the ancillary documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated thereby;

•        HCM II will file the Proposed Certificate of Incorporation with the Secretary of State of the State of Delaware and adopt the Proposed By-Laws; and

•        HCM II will have delivered, or caused to be delivered, all of the certificates, instruments, contracts, and other documents specified to be delivered by it under the Business Combination Agreement, duly executed by HCM II (as applicable).

Conditions to the Obligations of HCM II and Merger Sub

The obligations of HCM II and Merger Sub to consummate and effect the Business Combination are subject to the satisfaction or waiver of each of the following additional conditions at or prior to the Closing, any one (1) or more of which may be waived in writing exclusively by HCM II.

•        All of the representations and warranties of Terrestrial Energy set forth in the Business Combination Agreement and in any certificate delivered by or on behalf of Terrestrial Energy pursuant thereto will be true and correct on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for (a) those representations and warranties that address matters only as of a particular date (which representations and warranties will have been accurate as of such date), and (b) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

•        Terrestrial Energy will have performed in all material respects all of its obligations and complied in all material respects with all of the agreements and covenants under the Business Combination Agreement (other than the requirement to provide the PCAOB Financial Statements and the Interim Financial Statements by the specified deadlines) to be performed or complied with by it on or prior to the Closing Date;

•        no Company Material Adverse Effect will have occurred with respect to Terrestrial Energy and its subsidiaries, taken as a whole, since the date of the Business Combination Agreement that is continuing;

•        Terrestrial Energy having not received from the USNRC any formal written communication that would (a) have a material and adverse impact on the ability of Terrestrial Energy or its subsidiaries, taken as a whole, to consummate the Merger, or (b) prevent Terrestrial Energy or its subsidiaries from continuing their regulatory engagement with the USNRC;

•        Terrestrial Energy will have delivered to HCM II a certificate, signed by an executive officer of Terrestrial Energy and dated as of the Closing Date, certifying as to the matters described in the Business Combination Agreement;

•        Terrestrial Energy will have delivered to HCM II a certificate executed by Terrestrial Energy’s secretary certifying as to the validity and effectiveness of, and attaching, (a) copies of Terrestrial Energy’s organizational documents as in effect as of the Closing Date (immediately prior to the Closing) and (b) the requisite resolutions of Terrestrial Energy’s board of directors authorizing and approving the execution, delivery and performance of the Business Combination Agreement and each ancillary document to which Terrestrial Energy is or is required to be a party or bound, and the consummation of the Business Combination; and

•        Terrestrial Energy will have delivered, or caused to be delivered, all of the certificates, instruments, contracts and other documents specified to be delivered by it under the Business Combination Agreement, duly executed by Terrestrial Energy (as applicable).

Termination; Effectiveness

Terrestrial Energy and HCM II are able to terminate the Business Combination Agreement by mutual written consent. Additionally, either Terrestrial Energy or HCM II are able to terminate the Business Combination Agreement:

•        by written notice if any of the conditions to the Closing set forth in the Business Combination Agreement have not been satisfied or waived by the Outside Date; provided, however, the right to terminate the Business Combination Agreement will not be available to a party if the breach or violation by such party or its affiliates of any representation, warranty, covenant or obligation under the Business Combination Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

•        by written notice if a governmental authority of competent jurisdiction will have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement, and such order or other action has become final and non-appealable; provided, however, that the right to terminate the Business Combination Agreement will not be available to either Terrestrial Energy or HCM II if the failure by it or its affiliates to comply with any provision of the Business Combination Agreement has been a substantial cause of, or substantially resulted in, such action by such governmental authority; or

•        by written notice if the Purchaser Shareholders’ Meeting (as defined in the Business Combination Agreement) has been held (including any adjournment or postponement thereof), has concluded, the shareholders of HCM II have duly voted, and the Purchaser Shareholder Approval was not obtained;

Terrestrial Energy is able to terminate the Business Combination Agreement:

•        if the board of directors of HCM II modifies its recommendation that shareholders vote “FOR” each of the Condition Precedent Proposals;

•        by written notice if a governmental authority of competent jurisdiction will have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement, and such order or other action has become final and non-appealable; provided, however, that the right to terminate the Business Combination Agreement will not be available to either Terrestrial Energy or HCM II if the failure by it or its affiliates to comply with any provision of the Business Combination Agreement has been a substantial cause of, or substantially resulted in, such action by such governmental authority; or

•        by written notice if the Purchaser Shareholders’ Meeting has been held (including any adjournment or postponement thereof), has concluded, the shareholders of HCM II have duly voted, and the Purchaser Shareholder Approval was not obtained.

HCM II would be able to terminate the Business Combination Agreement:

•        if there has been a Company Board Recommendation Change (as defined in the Business Combination Agreement);

•        by written notice if (a) there has been a breach by Terrestrial Energy of any of its representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of such parties will have become untrue or inaccurate, in any case, which would result in a failure of certain specified conditions set forth in the Business Combination Agreement to be satisfied (treating the Closing Date for such purposes as the date of the Business Combination Agreement or, if later, the date of such breach), and (b) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (i) twenty (20) days after written notice of such breach or inaccuracy is provided to Terrestrial Energy or (ii) the Outside Date; provided, that HCM II will not have the right to terminate the Business Combination Agreement pursuant to the Business Combination Agreement if at such time HCM II is in material uncured breach of the Business Combination Agreement; or

•        by written notice if (a) all the conditions set forth in the Business Combination Agreement have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which will be capable of being satisfied if the Closing Date were the date of such termination), (b) Terrestrial Energy fails to consummate the transactions contemplated by the Business Combination Agreement on or prior to the day when the Closing is required to occur pursuant to the Business Combination Agreement, (c) HCM II will have irrevocably confirmed in writing to Terrestrial Energy that it is ready, willing and able to consummate the Closing and (d) Terrestrial Energy fails to effect the Closing within ten (10) Business Days following delivery of such confirmation.

Waiver and Amendments

At any time prior to Closing, any party to the Business Combination Agreement may, by action taken by its board of directors or other officers or persons duly authorized (a) extend the time for the performance of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties (of the other party thereto) that are contained in the Business Combination Agreement or (c) waive compliance by the other parties thereto with any of the agreements or conditions contained in the Business Combination Agreement. The Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by HCM II and Terrestrial Energy.

Expenses

HCM II and Terrestrial Energy agree that they are entitled to seek an injunction or restraining order to prevent breaches and to seek specific enforcement of the terms and provisions of the Business Combination Agreement, without the requirement to post any bond or other security or to prove that money damages would be inadequate, in addition to any other right or remedy to which such party may be entitled under the Business Combination Agreement, at law or in equity.

Governing Law; Consent to Jurisdiction

The Business Combination Agreement is governed by the laws of the State of Delaware. The parties to the Business Combination Agreement have irrevocably submitted to the exclusive jurisdiction of federal and state courts located in the State of Delaware.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement (the “Related Agreements”), but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders of HCM II and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

Registration Rights Agreement

Simultaneously with the Closing, New Terrestrial Energy, Cantor, the Sponsor and the holder parties thereto will enter into the Registration Rights Agreement, amending and restating the registration rights agreement HCM II, Cantor and the Sponsor entered into in connection with HCM II’s initial public offering. Pursuant to the Registration Rights Agreement, among other things, New Terrestrial Energy will use commercially reasonable efforts to submit or file, within thirty (30) calendar days following the Closing Date, a registration statement for a shelf registration on Form S-1 with the SEC covering the resale of all Registrable Securities (as defined in the Registration Rights Agreement) (the “Resale Registration Statement”), and will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day) (or the one hundred twentieth (120th) calendar day if the SEC notifies New Terrestrial Energy that it will “review” the Resale Registration Statement) following the filing date thereof if the SEC notifies HCM II that it will “review” the Resale Registration Statement and (b) the tenth (10th) Business Day after the date New Terrestrial Energy is notified (orally or in writing, whichever is earlier) by the SEC that the Resale Registration Statement will not be “reviewed” or will not be subject to further review; provided that if such deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, such deadline will be extended to the next Business Day on which the SEC is open for business. The holder parties to the Registration Rights Agreement will be entitled to customary piggyback registration rights and demand registration rights. We estimate that holders of an aggregate of 38,382,652 shares of New Terrestrial Common Shares and 18,350,000 New Terrestrial Warrants will be entitled to registration rights immediately following Closing, representing approximately 26% of the total issued and outstanding shares of New Terrestrial Common Shares on a fully diluted basis and approximately 64% of the total issued and outstanding New Terrestrial Warrants following the Business Combination.

Transaction Support Agreement

Within ten (10) Business Days following the Signing Date, certain stockholders of Terrestrial Energy (the “Supporting Company Stockholders”) were required to execute and deliver to HCM II a Transaction Support Agreement (the “Transaction Support Agreement”), pursuant to which each such Supporting Company Stockholder agreed to, among other things, support and vote, as applicable:

•        to the extent any approval or adoption is required or sought, to approve and adopt (i) the Business Combination Agreement and the consummation of the transactions contemplated thereby and (ii) the ExchangeCo Recapitalization;

•        against any Alternative Transaction or any proposal relating to an Alternative Transaction;

•        against any merger agreement or merger (other than the Business Combination Agreement and the transactions contemplated thereby or the ExchangeCo Recapitalization), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Terrestrial Energy;

•        against any change in the business or board of directors of Terrestrial Energy (other than pursuant to the Business Combination Agreement, the ancillary documents or the ExchangeCo Recapitalization);

•        against any proposal, action or agreement that would (a) impede, interfere, frustrate, prevent or nullify any provision of the Transaction Support Agreement, the Business Combination Agreement or the transactions contemplated thereby, in each case, in any material respect, (b) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Terrestrial Energy under the Business Combination Agreement that would result in any of the closing conditions to the consummation of transactions contemplated by the Business Combination Agreement not being fulfilled, (c) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Supporting Stockholder contained in the Transaction Support Agreement or Terrestrial Energy contained in the Business Combination Agreement or (d) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Terrestrial Energy; and

•        in favor of any proposal to adjourn a meeting at which there is a proposal for stockholders of Terrestrial Energy or any subsidiary of Terrestrial Energy to approve and adopt the Business Combination Agreement and the consummation of the transactions contemplated thereby or the ExchangeCo Recapitalization to a later date if there are not sufficient votes to approve and adopt the Business Combination Agreement or approve the consummation of any transactions contemplated by the ExchangeCo Recapitalization if there are not sufficient shares present in person or represented by proxy at such meeting to constitute a quorum.

Additionally, the Supporting Stockholder will enter into the Transaction Support Agreement solely in his, her or its capacity as the record or beneficial owner of the Subject Securities (as defined in the Transaction Support Agreement). If the Supporting Stockholder serves as a member of the board of directors of Terrestrial Energy or any subsidiary of Terrestrial Energy, the taking of any actions (or failures to act) by the Supporting Stockholder in his or her capacity as a director of Terrestrial Energy will not be deemed to constitute a breach of the Transaction Support Agreement.

Pursuant to the Transaction Support Agreement, each Supporting Stockholder has agreed not to commence, join in, facilitate, assist or encourage, and has agreed to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against HCM II, Terrestrial Energy or any of their respective successors or directors, (a) challenging the validity of, or seeking to enjoin the operation of, any provision of the Transaction Support Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Transaction Support Agreement, the Business Combination Agreement, the transactions contemplated by the Business Combination Agreement or the ExchangeCo Recapitalization. Each Supporting Stockholder has also waived and agreed not to exercise any rights of appraisal or rights to dissent from the transactions contemplated by the Business Combination Agreement or the ExchangeCo Recapitalization that he, she or it may have with respect to the Subject Securities under appliable law. The Transaction Support Agreement terminates upon the earlier to occur of (a) the Closing, (b) the termination of the Business Combination Agreement, (c) the liquidation of HCM II, (d) the liquidation of Terrestrial Energy or (e) the written agreement of the Supporting Stockholder, HCM II and Terrestrial Energy.

Sponsor Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, HCM II, the Sponsor and Terrestrial Energy entered into the Sponsor Support Agreement pursuant to which the Sponsor agreed to, among other things, to vote, or cause to be voted at HCM II shareholder’s meeting, all of its shares of HCM II Class B Ordinary Shares:

•        in favor of the adoption of each Transaction Proposal (as defined in the Business Combination Agreement);

•        against any Alternative Transaction or any proposal relating to an Alternative Transaction;

•        against any merger agreement or merger (other than the Business Combination Agreement and the Business Combination), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by HCM II;

•        against any change in the business, management or board of directors of HCM II (other than in connection with the Transaction Proposals or pursuant to the Business Combination Agreement or the ancillary documents);

•        against any proposal, action or agreement that would (a) impede, interfere, frustrate, prevent or nullify any provision of the Sponsor Support Agreement, the Business Combination Agreement or the Business Combination, (b) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of HCM II under the Business Combination Agreement, (c) result in any of the closing conditions set forth in the Business Combination Agreement not being fulfilled, (d) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in the Sponsor Support Agreement or HCM II contained in the Business Combination Agreement or (e) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of HCM II; and

•        in favor of any proposal to adjourn a meeting at which there is a proposal for shareholders of Terrestrial Energy to approve and adopt the Transaction Proposals to a later date if there are not sufficient votes to approve and adopt the Transaction Proposals or if there are not sufficient shares present in person or represented by proxy at such meeting to constitute a quorum.

Pursuant to the Sponsor Support Agreement, until the earliest of the Closing, termination of the Business Combination Agreement or the liquidation of HCM II, the Sponsor will not (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any Founder Shares or Private Placement Warrants, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any such Founder Shares or Private Placement Warrants or (c) take any other similar actions without the prior written consent of Terrestrial Energy, unless such transfer is deemed a Permitted Transfer (as defined in the Sponsor Support Agreement).

The Sponsor has also agreed not to commence, join in, facilitate, assist or encourage, and has agreed to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against HCM II, Terrestrial Energy or any of their respective successors or directors, (a) challenging the validity of, or seeking to enjoin the operation of, any provision of the Sponsor Support Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Sponsor Support Agreement, the Business Combination Agreement or the transactions contemplated thereby.

In addition, pursuant to the Sponsor Support Agreement, the Sponsor agreed to waive, subject to the consummation of the transactions contemplated by the Business Combination Agreement, any and all anti-dilution rights with respect to the rate that the Founder Shares convert into HCM II Class A Ordinary Shares in connection with the transactions contemplated by the Business Combination Agreement. The Sponsor Support Agreement terminates upon the earlier to occur of (a) the Expiration Time (as defined in the Sponsor Support Agreement), (b) the liquidation of HCM II or (c) the written agreement of the Sponsor, HCM II and Terrestrial Energy.

Lock-Up Agreements

Sponsor Lock-Up Agreement

At the Closing, the Sponsor will enter into the Sponsor Lock-Up Agreement, pursuant to which shares of New Terrestrial Common Shares the Sponsor received upon conversion of its HCM II Class A Ordinary Shares (following the Sponsor Share Conversion) in connection with the Domestication and New Terrestrial Warrants received upon conversion of private placement warrants in connection with the Domestication will be locked up and may not be transferred, subject to certain customary transfer exceptions, from the Closing until the date that is the earliest of (a) the twelve (12) month anniversary of the date of the Sponsor Lock-Up Agreement, and (b) following the 180th day following the Closing, (i) with respect to 50% of the Sponsor Lock-Up Shares and the Sponsor Lock-Up Warrants, the date on which the VWAP (defined below) equals or exceeds $15.00 per share, and (ii) with respect to 100% of the Sponsor Lock-Up Shares and the Sponsor Lock-Up Warrants, the date on which the VWAP equals or exceeds $20.00 per share (the “Lock-Up Period”). “VWAP” means, for the Domesticated Common Stock for a period of twenty (20) business days ending on any given determination date, the dollar volume-weighted average price for the Domesticated Common Stock on the Nasdaq Capital Market, for such period, as reported by Bloomberg through its “AQR” function (excluding, for the avoidance of doubt, the opening and closing print of each VWAP purchase date), or any successor thereto.

The foregoing description of the Sponsor Lock-Up Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the terms and conditions of the Sponsor Lock-Up Agreement, the form of which is filed as Exhibit D to the Business Combination Agreement, filed as Exhibit 2.1 to the registration statement of which this proxy statement/prospectus forms a part, and incorporated by reference herein.

Key Holder Lock-Up Arrangement

At the Closing, the Key Holders will enter into the Key Holder Lock-Up Agreement, pursuant to which (a) shares received by the Key Holders as Per Share Base Consideration, and (b) the shares of New Terrestrial Common Shares underlying all other securities of HCM II held by the Key Holders immediately following the Closing that are convertible into, or exercisable or exchangeable for, New Terrestrial Common Shares will be locked up and may not be transferred by the Key Holder thereof, subject to certain customary transfer exceptions, until the expiration of the Lock-Up Period.

The foregoing description of the Key Holder Lock-Up Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the terms and conditions of the Key Holder Lock-Up Agreement, the form of which is attached hereto as Exhibit E to the Business Combination Agreement, filed as Exhibit 2.1 to the registration statement of which this proxy statement/prospectus forms a part, and incorporated by reference herein.

Letter Agreement

On August 15, 2024, HCM II, its directors and officers and the Sponsor entered into the Letter Agreement containing provisions relating to transfer restrictions of the Founder Shares and Private Placement Warrants, indemnification of the Trust Account, voting obligations, waiver of redemption rights and participation in liquidation distributions from the Trust Account.

Under this Letter Agreement, the Class B ordinary shares and Private Placement Warrants and any Class A Ordinary Shares issued upon conversion or exercise thereof are each subject to transfer restrictions pursuant to lock-up provisions in the agreements entered into by our sponsor and management team. Those lock-up provisions provide that such securities are not transferable or saleable (i) in the case of the Class B ordinary shares, until the earlier of (A) one year after the completion of our initial business combination or earlier if, subsequent to our initial business combination, the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination and (B) the date following the completion of our initial business combination on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property and (ii) in the case of the private placement warrants and any Class A ordinary shares issuable upon conversion or exercise thereof, until 30 days after the completion of our initial business combination except in each case (a) to our or Cantor Fitzgerald & Co.’s officers, directors, advisors or consultants, any affiliate or family member of any of our or Cantor Fitzgerald & Co.’s officers, directors, advisors or consultants, any members or partners of the sponsor or their affiliates and funds and accounts advised by such members or partners, any affiliates of the sponsor, or any employees of such affiliates, (b) in the case of an individual, as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such person; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement, in connection with an extension of the completion window or in connection with the consummation of a business combination at prices no greater than the price at which the shares or warrants were originally purchased; (f) pro rata distributions from our sponsor or Cantor Fitzgerald & Co. to its respective members, partners or shareholders pursuant to our sponsor’s or Cantor Fitzgerald & Co.’s limited liability company agreement or other charter documents; (g) by virtue of the laws of the Cayman Islands or our sponsor’s limited liability company agreement upon dissolution of our sponsor or upon dissolution of Cantor Fitzgerald & Co., (h) in the event of our liquidation prior to our consummation of our initial business combination; (i) in the event that, subsequent to our consummation of an initial business combination, we complete a liquidation, merger, share exchange or other similar transaction which results in all of our shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property or (j) to a nominee or custodian of a person or entity to whom a transfer would be permissible under clauses (a) through (g); provided, however, that in the case of clauses (a) through (g) and clause (j) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the letter agreements.

Pursuant to the Sponsor Lock-Up Agreement, Key Holder Lock-Up Agreement and Letter Agreement entered into with HCM II, each of our Sponsor, directors and officers have agreed to restrictions on its ability to transfer, assign, or sell the units, as summarized in the table below.

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions
New Terrestrial Common Shares New Terrestrial Warrants HCM II Class A Ordinary Shares held by the Sponsor following the Closing	12 months from Closing	HCM Investor Holdings II, LLC Andrew Brenner Michael J. Connor Jacob Loveless

180 days after Closing (i) with respect to 50% of the Sponsor Lock-Up Shares and the Sponsor Lock-Up Warrants, the date on which the VWAP equals or exceeds $15.00 per share, and (ii) with respect to 100% of the Sponsor Lock-Up Shares and the Sponsor Lock-Up Warrants, the date on which the VWAP equals or exceeds $20.00 per share

The Key Holder Lock-Up Agreements provide for certain permitted transfers of the Key Holder Lock-Up Shares including but not limited to, transfers to certain affiliates or family members, or the exercise of certain stock options and warrants.

Founder Shares	12 months from Closing	HCM Investor Holdings II, LLC Andrew Brenner Michael J. Connor Jacob Loveless

The Letter Agreement provides for certain customary permitted transfers, including transfers to certain affiliates, family members or for estate planning purposes.

Transfer restrictions will expire the date following the completion of our initial business combination on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property

If, subsequent to the initial business combination, the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share for any twenty (20) trading days within any thirty (30)-trading day period commencing at least 150 days after the initial business combination, the transfer restrictions on the Founder Shares will expire.

Private Placement Warrants	30 days from Closing	HCM Investor Holdings II, LLC Andrew Brenner Michael J. Connor Jacob Loveless

The Letter Agreement provides for certain customary permitted transfers, including transfers to certain affiliates, family members or for estate planning purposes.

Additionally, subsequent to our consummation of an initial business combination, transfer restrictions on the Private Placement Warrants will no longer apply if we complete a liquidation, merger, share exchange or other similar transaction which results in all of our shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property.

PIPE Subscription Agreements

HCM II has entered into PIPE Subscription Agreements each dated as of March 26, 2025, with the PIPE Investors, pursuant to which, among other things, HCM II has agreed to issue and sell, in private placements to close immediately prior to or substantially concurrently with the Closing, an aggregate of five million (5,000,000) shares of New Terrestrial Common Shares for a purchase price of ten dollars ($10.00) per share. The PIPE Investors are permitted, under the PIPE Subscription Agreements, to satisfy their commitments thereunder if they hold shares of New Terrestrial Common Shares that qualify as Non-Redeemed Shares (as defined herein), subject to certain conditions and restrictions set forth in the PIPE Subscription Agreements. The PIPE Subscription Agreements provide, subject to customary conditions, that if the PIPE Investor holds any HCM II Class A Ordinary Shares as of the fifth calendar day after the effectiveness of the registration statement that contains this proxy statement/prospectus and does not exercise any redemption rights with respect thereto (such shares, the “Non-Redeemed Shares”), then the applicable PIPE Investor may elect to reduce the number of New Terrestrial Common Shares it is required to purchase in the PIPE Financing by the number of such Non-Redeemed Shares. If the PIPE Investor party to the PIPE Subscription Agreements exercise this offsetting right, then the gross amount of the proceeds received by Terrestrial Energy in the PIPE Financing will be less than $50,000,000. The New Terrestrial Common Shares to be issued pursuant to the PIPE Subscription Agreements have not been registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) thereof. Each of the PIPE Subscription Agreements has been entered into on substantially similar terms and conditions to the form of the PIPE Subscription Agreement. From time-to-time following execution of the Business Combination Agreement and prior to the Closing, HCM II may enter into additional PIPE subscription agreements on forms mutually acceptable to HCM II and Terrestrial Energy.

The consummation of the PIPE Financing is conditioned upon the satisfaction or waiver of certain customary closing conditions by each of the parties, including among other things (i) a minimum of $75 million of cash remaining in the Trust Account (excluding the value of all New Terrestrial Common Shares that qualify as Non-Redeemed Shares) after any redemptions by the HCM II’s public shareholders and before any other payments or distributions (other than in respect of any redemptions) and (ii) the volume weighted average closing price of the VanEck Uranium and the NLR ETF on the NYSE Arca being greater than or equal to $63.00 for the twenty (20) trading days immediately preceding the date that is seven (7) Business Days prior the Closing Date.

Background of the Business Combination

HCM II is a special purpose acquisition company that was incorporated in April 2024, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The business combination is the result of an extensive search for a potential transaction, whereby HCM II evaluated potential targets utilizing HCM II’s network and the investing, operating and transaction experience of the Sponsor, HCM II’s management team, and members of the HCM II Board. The terms of the business combination are the result of arm’s-length negotiations between representatives of HCM II and representatives of Terrestrial Energy over the course of approximately five (5) months. The following is a brief discussion of the background of these negotiations, the Business Combination Agreement and Business Combination.

On August 15, 2024, HCM II initial public offering was declared effective.

On August 19, 2024, HCM II completed the sale of 23,000,000 HCM II Units, including the issuance of 3,000,000 HCM II Units as a result of the underwriters’ exercise of their over-allotment option, in its initial public offering.

Prior to the consummation of the HCM II IPO, neither HCM II, nor anyone on its behalf, contacted any prospective target business or held any substantive discussions, formal or otherwise, with respect to a transaction with HCM II.

After completion of the HCM II IPO, HCM II’s officers and directors commenced an active search for prospective businesses or assets to acquire in its initial business combination. HCM II management reviewed self-generated ideas from HCM II’s management team, board, and advisory group; explored ideas with the underwriters from the IPO; considered transactions sourced through various investment banking and advisory firms; and contacted, and were contacted by, a number of individuals and entities with respect to numerous business combination opportunities, including financial advisors and companies in a diverse range of sectors. HCM II’s officers and directors and their affiliates actively searched for and brought business combination targets to HCM II’s attention.

In evaluating potential businesses and assets to acquire, HCM II, together with the Sponsor and their advisors, surveyed the landscape of potential acquisition opportunities based on their knowledge of, and familiarity with, the M&A marketplace. In general, HCM II looked for acquisition targets that were of a size relevant to the public marketplace and positioned, operationally and financially, to be successful as a public company. HCM II further looked for those transactions that it believed, if entered into, would be well-received by the public markets. At the time of the HCM II IPO on August 15, 2024, HCM II described its general criteria and guidelines in evaluating prospective targets. While not exhaustive, HCM II detailed the following criteria and guidelines, among other things, that it believes is important in evaluating prospective targets:

•        Target Business Size:    We will seek to invest in one or more businesses, determined in the sole discretion of our officers and directors according to reasonably accepted valuation standards and methodologies.

•        Proven Unit Economics and Growing Companies:    We will seek to invest in one or more businesses that have generated attractive unit economics at scale. We will focus on one or more businesses that have established and growing revenue streams. We do not intend to acquire startup companies, companies with speculative business plans, or companies that are excessively leveraged.

•        Competitive Position:    We intend to invest in one or more businesses that have a leading, growing or unique niche market position in their respective sectors. We will analyze the strengths and weaknesses of target businesses relative to their competitors. We will seek to invest in one or more businesses that demonstrate advantages when compared to their competitors, including capable management team, defensible proprietary technology, strong adoption rates, and relevant domain expertise.

•        Capable Management Team:    We will seek to invest in one or more businesses that have experienced management teams or those that provide a platform for us to assemble an effective and capable management team. We will focus on management teams with a track record of driving revenue growth and creating value for their shareholders.

•        Benefit from Being a Public Company:    We intend to invest in one or more businesses that will benefit from being publicly listed and can effectively utilize the broader access to capital and the public profile to grow and accelerate shareholder value creation.

•        Defensible Business Niche:    We will seek companies that have a leading or niche market position and that demonstrate advantages when compared to their competitors, which may help to create barriers to entry against new competitors.

•        Potential for Stable Free Cash Flow:    We will seek to acquire a business that has historically generated, or has the near-term potential to generate, strong and sustainable free cash flow.

The proposed Business Combination was the result of HCM II’s multi-faceted expertise, investing and operating experience, broad network of relationships, and focus on creating transaction opportunities that met HCM II’s articulated investment criteria. The terms of the Business Combination Agreement were the result of extensive due diligence and negotiations between HCM II and Terrestrial Energy (and their respective affiliates and advisors).

Since the completion of the HCM II IPO, HCM II reviewed more than sixteen (16) acquisition opportunities across various industries, entered into approximately nine (9) non-disclosure agreements with potential targets (including Terrestrial Energy). HCM II had active discussions with approximately three (3) potential business targets. HCM II ultimately determined not to proceed with two (2) of the other potential acquisition opportunities, for one or more of the following reasons: (a) HCM II did not prevail in or could not preempt a competitive process; (b) HCM II could not come to an agreement with the counterparty on the economic terms for a potential transaction; (c) the counterparty decided not to pursue a business combination at that time; or (d) HCM II concluded that the target business or the terms of a potential business combination would not be suitable for HCM II or its shareholders. Further, following extensive due diligence conducted by HCM II’s management and its advisors, and following detailed discussions with Terrestrial Energy, HCM II believed Terrestrial Energy to be an attractive target business with strong growth prospects. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — The HCM II Board’s Reasons for the Approval of the Business Combination” for a further discussion of these considerations.

Business Combination Timeline

The following chronology summarizes the key meetings and events that led to the signing of the term sheet, Business Combination Agreement and other Transaction Documents with Terrestrial Energy, but it does not purport to catalogue every conversation among representatives of HCM II, Terrestrial Energy, and their respective advisors.

On October 17, 2024, Mr. Shawn Matthews, Chairman and Chief Executive Officer of HCM II, discussed with, Mr. Richard Donohue, a partner at Elabanova, a space consultancy, the Master Plan Development Agreement entered into between Kairos Power and Google on October 14, 2024. Mr. Matthews and Mr. Donohue discussed their belief that this deal showed the commercial viability and growth potential of small modular reactors. Shortly thereafter, Mr. Donohue introduced Mr. Matthews to Mr. Simon Irish, Chief Executive Officer and Director of Terrestrial Energy.

On October 21, 2024, the management teams of HCM II and Terrestrial Energy had an in-person meeting, which included Mr. Matthews and Mr. Irish. At such meeting, HCM II inquired about Terrestrial Energy’s business model, financials and interest in a potential business combination. Terrestrial Energy provided preliminary answers to such questions but expressed interest in entering into a non-disclosure agreement before discussing further details.

On October 23, 2024, Terrestrial Energy provided HCM II a mutual non-disclosure agreement for its signature.

On October 24, 2024, HCM II and Terrestrial Energy entered into a mutual non-disclosure agreement and made arrangements for future meetings to discuss diligence matters.

On October 25, 2024 and October 30, 2024, HCM II and Terrestrial Energy had in person meetings about diligence matters. The October 25, 2024 meeting focused on Terrestrial Energy’s business model and how it has differentiated itself from legacy nuclear energy providers. At the October 30, 2024 meeting, HCM II and Terrestrial Energy continued to discuss Terrestrial Energy’s business model and also discussed general diligence matters about Terrestrial Energy.

On October 31, 2024, HCM II and Terrestrial Energy met in person to discuss the commercial terms of the term sheet to be entered into between the parties, focusing on the potential structure for a business combination and valuation. Subsequent to such meeting, HCM II sent Terrestrial Energy a draft of a non-binding term sheet, which provided a framework for preliminary discussions regarding specific terms of a potential business combination transaction.

From October 31, 2024 to November 6, 2024, the parties had a number of conversations, including with their respective outside legal representatives, King & Spalding LLP (“K&S”), acting as outside legal counsel for HCM II, and BCLP acting as outside legal counsel to Terrestrial Energy, to discuss the draft non-binding term sheet. During such time period, HCM II and its representatives continued their evaluation process of alternative business combinations.

On November 6, 2024, representatives of HCM II provided representatives of Terrestrial Energy with, and representatives of HCM II and Terrestrial Energy agreed upon, and executed, a revised non-binding term sheet with respect to a potential business combination transaction, reflecting the negotiated deal between the parties. The non-binding term sheet indicated a pre-money equity value for Terrestrial Energy of $925.0 million. The valuation was based on projected revenue multiple on market comparables (other than Terrestrial Energy) compiled by HCM II management based on publicly available information. The non-binding term sheet also contained a binding 115-day exclusivity period. The non-binding term sheet provided that HCM II would be permitted to designate one member of the board of directors of the surviving company. Given the binding exclusivity obligations set forth in the term sheet, HCM II ceased contact with other potential business combination targets for the applicable exclusivity period.

Following the entry of the term sheet, HCM II and Terrestrial Energy generally met every subsequent Friday in person at 4:00pm eastern time in the absence of travel disruptions to discuss the potential business combination.

On November 25, 2024, HCM II and Terrestrial Energy met to discuss the PIPE Financing, including the planned outreach parties and potential investors. It was subsequently decided that Cantor would serve as the financial advisor and PIPE Financing placement agent to HCM II.

On December 4, 2024, Terrestrial Energy publicly announced the entry of a Memorandum of Understanding (MOU) with EnergySolutions (“EnergySolutions”), a supplier of environmental remediation services to the nuclear energy industry and owner of brownfield sites for new nuclear deployment. Under such MOU, Terrestrial Energy intends to work with the North American nuclear environmental remediation specialist to collaborate on the siting and deployment of Terrestrial Energy’s Integral Molten Salt Reactor plants at sites owned by EnergySolutions.

On February 1, 2025, HCM II and Terrestrial Energy conducted a meeting between their business representatives to finalize the structure for the potential business combination. Representatives of Cantor also attended this meeting.

On February 2, 2025, Terrestrial Energy and HCM II met to discuss the structure of the PIPE Financing. The parties considered a number of alternatives, including a private placement of common stock, convertible debt financing preferred financing and agreed to meet with their representatives to discuss options discussed.

On February 6, 2025, Terrestrial Energy, HCM II, Cantor, K&S, BCLP and Terrestrial Energy’s Canadian counsel, Stikeman Elliott LLP (“Stikeman”) had a kick-off call for the Business Combination.

On February 12, 2025, Terrestrial Energy and HCM II met to discuss indemnification provisions for the Business Combination Agreement.

On February 12, 2025, after due disclosure to the fellow directors of HCM II, Mr. Matthews signed subscription documents in his personal capacity in respect of $4,000,000 in aggregate principal amount of Terrestrial Convertible Notes and 40,000 Terrestrial Warrants in exchange for $4,000,000 in cash (the “Terrestrial Investment”), and such subscription documents were on substantially identical terms as the subscription documents entered into by the other holders of Terrestrial Convertible Notes and Terrestrial Warrants.

On February 12, 2025, K&S, on behalf of HCM II, presented Terrestrial Energy with a draft business combination agreement.

On February 14, 2025, Terrestrial Energy and HCM II had a meeting to discuss business diligence.

On February 18, 2025, Terrestrial Energy and HCM II had a series of meetings to discuss finalization on a number of points related to the PIPE Financing. Between the IPO being declared effective and the execution of the Business Combination Agreement, in order to gauge investor interest in a potential investment in the PIPE Financing, HCM II management and Cantor wall-crossed over sixty (60) potential investors. Such potential investors were selected by HCM II in consultation with Cantor and later with Terrestrial Energy. Each was provided access to non-public information regarding HCM II and ultimately Terrestrial Energy (which was subsequently publicly disclosed by HCM II via Form 8-K on March 26, 2025), pursuant to the terms of a non-disclosure agreement. None of the potential investors had a preexisting relationship with HCM II, the Sponsor, Terrestrial Energy, the placement agent and/or their respective affiliates.

On February 20, 2025, HCM II had a board meeting to discuss key items in the Business Combination Agreement.

On February 25, 2025, Terrestrial Energy and HCM II had a meeting to discuss the project expense schedule for the Business Combination, including anticipated pre- and post-Business Combination expenses to be incurred by both parties.

Between February 27, 2025, and March 13, 2025, BCLP, on behalf of Terrestrial Energy, and K&S, on behalf of HCM II, negotiated the terms of a draft business combination agreement, which focused on providing each party comfort that it would not be obligated to close if certain conditions were not satisfied, in each case to ensure that the combined company was positioned to succeed and execute on its intended business plan. The parties initially discussed a $100 million dollar minimum cash condition. As a result of these negotiations and recognizing that increased cash would better position New Terrestrial to execute on its business plan, the Business Combination Agreement conditioned closing on, among other things, (i) Terrestrial Energy not receiving any written communication from the Nuclear Regulatory Commission that would have a material and adverse impact on the ability of Terrestrial Energy to consummate the transaction or prevent Terrestrial Energy from continuing its engagement with the Nuclear Regulatory Commission, (ii) HCM II having available cash at the closing of at least $150,000,000, and (iii) ensuring that post-closing sales of stock by insiders would not put undue pressure on the combined company by negotiating appropriate lock-up terms.

On March 11, 2025, the Terrestrial Energy Board held a meeting to review the proposed terms of the Business Combination Agreement and the other Transaction Documents to be entered into by Terrestrial Energy and the Transactions contemplated thereby.

On March 13, 2025, Terrestrial Energy and HCM II entered into an engagement contract with ICR, a communications and advisory firm for special purpose acquisition company.

On March 14, 2025, Terrestrial Energy and HCM II met with ICR to work to finalize their slide deck for the PIPE Financing.

On March 19, 2025, Terrestrial Energy and HCM II held an all-hands meeting of business personnel to discuss terms for the PIPE Financing subscription agreement. Terrestrial Energy and HCM II recognized that in light of the risk of redemptions, satisfaction of the minimum cash condition in the Business Combination Agreement could require PIPE Financing at closing. Accordingly, Terrestrial Energy and HCM II continued to work with financial and legal advisors to negotiate a definitive subscription agreements that would maximize the likelihood that HCM II would satisfy the minimum cash condition at closing. In considering their investment decision, the PIPE Investors were given iterative drafts of the Business Combination Agreement and PIPE Subscription Agreement, as well as the Investor Presentation subsequently filed as Exhibit 99.2 of HCM II’s Form 8-K dated March 26, 2025.

Between March 8, 2025 and March 25, 2025, parties worked to finalize the Business Combination Agreement and documents related to the PIPE Financing, again with a focus on providing each party comfort that it would not be obligated to close if certain conditions were not satisfied, in each case to ensure that the combined company was positioned to succeed and execute on its intended business plan. In particular, prospective PIPE investors insisted that the PIPE Financing provide for a minimum cash condition separate and apart from the conditions set forth in the Business Combination Agreement. Certain PIPE Investors also insisted that they not be required to fund their PIPE commitments if the nuclear industrial sector was materially disrupted between the signing of the Business Combination Agreement and the closing. After negotiating the conditionality of the PIPE Financing commitments, it was agreed that the PIPE Financing would be conditioned upon the satisfaction or waiver of certain closing conditions by each of the parties, including among other things (i) a minimum of $75 million of cash remaining in the Trust Account (excluding the value of all New Terrestrial Common Shares that qualify as Non-Redeemed Shares) after any redemptions by the HCM II’s public shareholders and before any other payments or distributions (other than in respect of any redemptions) and (ii) the volume weighted average closing price of the NLR ETF on the NYSE Arca being greater than or equal to $63.00 for the twenty (20) trading days immediately preceding the date that is seven (7) Business Days prior the Closing Date.

On March 17, 2025, the Terrestrial Energy Board held a meeting and further reviewed the Business Combination Agreement and the other Transaction Documents to be entered into by Terrestrial Energy and the Transactions contemplated thereby.

On March 23, 2025, Terrestrial Energy and BCLP provided the Terrestrial Energy Board with a further update on the terms of the Business Combination Agreement and the other Transaction Documents.

On March 25, 2025, HCM II Board (i) approved the Business Combination Agreement and the other Transaction Documents to be entered into by HCM II and the Transactions contemplated thereby and (ii) determined that the Business Combination is in the best interests of HCM II and the shareholders of HCM II. In approving the Transactions, the HCM II Board also determined that the aggregate fair market value of the proposed Business Combination was at least 80% of the assets held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account). Mr. Matthews abstained from the vote approving the transaction due to his previously disclosed Terrestrial Investment.

From the morning of March 25, 2025 until the evening of March 26, 2025, the parties and their respective counsel and advisors participated in various phone calls and video conferences and exchanged drafts to finalize the Business Combination Agreement and the other Transaction Documents.

On March 26, 2025, HCM II entered into PIPE Subscription Agreements with the PIPE Investors. There were no payments made by Sponsor in connection with such financing.

On March 26, 2025, the Terrestrial Board by written resolution (i) determined that the Business Combination Agreement and the Transaction Documents to be entered into by Terrestrial Energy and the Transactions contemplated thereby are advisable and in the best interests of Terrestrial Energy and its stockholders, (ii) unanimously approved and adopted the Business Combination Agreement and the Transaction Documents to be entered into by Terrestrial Energy and the Transactions contemplated thereby, and (iii) resolved to recommend to the stockholders of Terrestrial Energy that they approve and adopt the Business Combination Agreement.

On March 27, 2025, the Supporting Company Stockholders executed and delivered to HCM II a Transaction Support Agreement, pursuant to which each such Supporting Company Stockholder agreed to, among other things, support and vote in favor of the Business Combination Agreement, and the transactions contemplated therein (including the Merger).

The HCM II Board’s Reasons for the Approval of the Business Combination

The HCM II Board, in evaluating the Transactions, consulted with HCM II’s management and financial, strategic and legal advisors. In (i) resolving that it is fair to and in the best interests of HCM II and its stockholders, and declaring it advisable, to enter into the Business Combination Agreement, the related agreements to which HCM II is a party and the Transactions, (ii) approving the Business Combination Agreement, the related agreements to which HCM II is a party and the Transactions, including the Merger, on the terms and subject to the conditions of the Business Combination Agreement, and (iii) adopting a resolution recommending the business combination proposal be approved by HCM II shareholders, the HCM II Board considered and evaluated a number of factors, including the factors discussed below. The HCM II Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. In addition, individual directors may have given different weight to different factors. The HCM II Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. This explanation of HCM II’s reasons for the Transactions and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

The HCM II Board considered a number of factors pertaining to the Transactions as generally supporting its decision to enter into the Business Combination Agreement, the related agreements to which HCM II is a party and the Transactions, including but not limited to, the following material factors:

•        Reasonableness of Aggregate Consideration.    Following a review of the financial data provided to HCM II, including Terrestrial Energy’s historical financial statements and certain unaudited prospective financial information, HCM II’s due diligence review of Terrestrial Energy’s business and the views of HCM II’s financial advisor (which supported HCM II management’s view regarding valuation), the HCM II Board considered the aggregate consideration to be paid and determined that the aggregate consideration was reasonable in light of such data and financial information.

•        Business and Financial Condition and Prospects.    After conducting extensive due diligence, the HCM II Board and HCM II’s management team obtained a better understanding of Terrestrial Energy’s business, financial condition, management team and future growth prospects. The HCM II Board considered the results of the due diligence review of Terrestrial Energy’s business, including its innovative technologies that provide for increased safety and reduced costs, the potential in nuclear energy solutions, its large addressable market, its ability to generate an attractive return on invested capital as Terrestrial Energy matures, as well as Terrestrial Energy’s management team’s experience. The HCM II Board considered how these factors will enhance Terrestrial Energy’s ability to scale effectively and to execute upon and achieve its business plan, which the HCM II Board noted was consistent with its intent to seek a target that generated attractive economics at scale.

•        Experienced and Committed Management Team.    The HCM II Board considered the fact that the Terrestrial Energy Opco will be led by the Chief Executive Officer, Chief Technology Officer and other members of Terrestrial Energy’s senior management team, who have backgrounds in the nuclear energy sector. The senior management team intends to remain with the Terrestrial Energy Opco in the capacity of officers and/or directors, which will provide helpful continuity in advancing the Terrestrial Energy Opco’s strategic goals. The HCM II Board noted that its assessment of the Terrestrial Energy management team and the proposed leadership of the combined company was consistent with its intent to seek targets with experienced and capable management teams.

•        Commitment of HCM II’s Owners.    The HCM II Board considered the fact that Terrestrial Energy’s Chief Executive Officer, Terrestrial Energy’s Chief Financial Officer and the shareholders of Terrestrial Energy are not selling any of their current shareholdings of Terrestrial Energy in connection with the Transaction, and as such, will continue to own more than a majority of the Terrestrial Energy Opco on a pro forma basis, which the HCM II Board believed reflects such shareholders’ belief in and commitment to the continued growth prospects of Terrestrial Energy going forward.

•        HCM II Financial Analysis.    The HCM II Board considered certain operating and financial and valuation benchmarking materials (the “Materials”) prepared by the management of HCM II. As described under Summary of HCM II Financial Analysis, the HCM II Board noted the fact that based on the financial and valuation benchmarking materials, the combined company has the long-term potential to generate strong, sustainable free cash flow.

•        Terms of the Business Combination Agreement and the Related Agreements.    The HCM II Board considered the terms and conditions of the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Merger, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the transactions contemplated thereby and the termination provisions as well as the strong commitment by both Terrestrial Energy and HCM II to complete the Transactions.

•        Board of Directors of the Post-Closing Company.    The HCM II Board considered that the initial board of directors would be comprised of at least five (5) directors, with one (1) director to be designated by HCM II and expected to be Shawn Matthews, one (1) director to be the Chief Executive Officer of New Terrestrial after the Closing and expected to be Simon Irish, and the other directors designated by Terrestrial Energy such that a majority of the members of the board of New Terrestrial will be independent under the applicable rules of Nasdaq.

•        Role of Independent Directors.    The HCM II Board is comprised of a majority of directors who are independent under applicable NASDAQ and SEC rules. In connection with the Transactions, our independent directors, Messrs. Andrew Brenner, Michael Connor, and Jacob Loveless, took an active role in evaluating the proposed terms of the Transactions, including the Business Combination Agreement and the related agreements. HCM II’s independent directors evaluated and unanimously approved, as members of the HCM II Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Transactions.

•        Growing Global Support for Nuclear, including Small Reactors Potential to Play a Large Role.    HCM II management and the HCM II Board believe that nuclear power, and specifically small reactors, will play a significant role in the future of energy because of the safety profile of small reactors versus traditional large scale nuclear reactors as well as the ability of small reactors to scale and provide a reliable source of carbon-free power. The HCM II Board noted that this market segment, Terrestrial Energy’s position in such segment, was consistent with the stated intent to focus on targets that have leading, growing or unique niche market positions.

•        Multiple Avenues to Accelerate Organic Growth Opportunities.    The HCM II Board considered that Terrestrial Energy benefits from multiple opportunities to drive accelerated and profitable organic growth. Terrestrial Energy’s value-creation strategies are focused on a range of existing and emerging applications critical to energy transition mandates both domestically and internationally.

•        Attractive Business Model.    The HCM II Board considered Terrestrial Energy’s services-driven business model, which has attractive potential unit economics and is designed to generate free cash flow, both of which are consistent with the stated criteria that would drive HCM II’s search for prospective targets.

•        Significant Recurring Revenue Opportunities.    The HCM II Board believes Terrestrial Energy will have the ability with its IMSR Plant design to secure recurring revenues through the sale of nuclear reactors, replacement nuclear reactors, nuclear fuel and associated plant construction, operation and maintenance services, which the HCM II Board noted was consistent with its stated intent to focus on potential targets with the potential to generate sustainable free cash flow. However, the Board acknowledged that because Terrestrial Energy’s near term cash flows derived from pre-construction engineering services and developmental contingencies and as such remained speculative, that the transaction would not satisfy their initial criteria to find a target with “established and growing revenue streams” and avoid targets with “speculative business plans or companies that are excessively leveraged.”

•        Bipartisan Political Support for Nuclear Energy Sources.    The HCM II Board considered that support for advanced nuclear solutions currently spans both sides of the political aisle amidst an often-polarizing domestic political landscape.

The HCM II Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Transactions, including, but not limited to, the following:

•        Macroeconomic Risks.    Macroeconomic uncertainty and the effects it could have on the combined company’s revenues.

•        Benefits May Not Be Achieved.    The risk that the potential benefits of the Transactions may not be fully achieved or may not be achieved within the expected timeframe.

•        Regulatory Risks.    The risk of changes in Terrestrial Energy’s regulatory environment, including changes to nuclear regulation or laws.

•        Timeline Risks.    The risk that Terrestrial Energy’s proposed timelines for USNRC approval and other necessary approvals may be delayed, or never received. In addition, adverse public reaction to developments in the use of nuclear power by special interest groups, community groups and state and local government agencies leading to environmental litigation or other legal proceedings could also result in significant delays and costs overruns and could adversely affect Terrestrial Energy’s ability to operate its business.

•        Technology Risks.    The risk that the development of Terrestrial Energy’s technology, and the surrounding pricing environment, may diverge from expectations.

•        Intellectual Property Risks.    The value of the intellectual property associated with Terrestrial Energy’s technology is based in part on Terrestrial Energy’s ability to protect and enforce its patents and other proprietary rights, which is not guaranteed and the inability to do so may expose Terrestrial Energy to the possible loss of a competitive advantage.

•        Nuclear Risks.    The risk that nuclear accidents, even if wholly unrelated to Terrestrial Energy’s business, may alter the prevailing industry and political tailwinds with respect to nuclear adoptions.

•        Liquidation.    The risks and costs to HCM II if the business combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in HCM II being unable to effect a business combination within the completion window and force HCM II to liquidate.

•        Stockholder Vote.    The risk that HCM II’s stockholders may object to and challenge the Transactions and take action that may prevent or delay the consummation of the Transactions, including to vote down the proposals at the special meeting or redeem their shares.

•        Closing Conditions.    The fact that completion of the Transactions is conditioned on the satisfaction of certain closing conditions that are not within HCM II’s control.

•        HCM II Public Stockholders Holding a Minority Position in the Post-Combination Company.    The risk that HCM II public stockholders will hold a minority position in the post-combination company (approximately 15.7%, assuming maximum redemptions and 23.3%, assuming no redemptions), which may reduce the influence that HCM II’s current stockholders have on the management of HCM II.

•        Litigation.    The possibility of litigation challenging the Transactions or that an adverse judgment granting injunctive relief could enjoin or otherwise interfere with the consummation of the Transactions.

•        Fees and Expenses.    The fees and expenses associated with completing the Transactions.

•        Other Risks.    Various other risks associated with the business of Terrestrial Energy, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement.

•        Interests of Certain Persons.    Some officers and directors of HCM II, including Messrs. Matthews, Biscoff, Connor, Brenner and Loveless, have interests in the Transactions as individuals that are in addition to, and that may be different from, the interests of HCM II shareholders (see section entitled “— Interests of Terrestrial Energy Directors and Officers in the Business Combination”). HCM II’s independent directors reviewed and considered these interests during the negotiation of the business combination and in evaluating and unanimously (of those who voted) approving, as members of the HCM II Board, the Business Combination Agreement, the related agreements to which HCM II is a party and the Transactions.

The HCM II Board concluded that the potential benefits that it expected HCM II and its stockholders to achieve as a result of the Transactions outweighed the potentially negative factors associated with the Transactions. The HCM II Board also noted that HCM II shareholders would have a substantial economic interest in the combined company (depending on the level of HCM II shareholders that sought redemption of their HCM II public shares into cash). Accordingly, the HCM II Board unanimously (of those members of the HCM II Board that voted) determined that the Business Combination Agreement, the related agreements to which HCM II is a party and the Transactions are fair to, and in the best interests of, HCM II and its stockholders.

Satisfaction of the 80% Test

It is a requirement under the Cayman Constitutional Documents and Nasdaq listing requirements that the target business acquired in HCM II’s initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for HCM II’s initial business combination. As of March 26, 2025, the date of the execution of the Business Combination Agreement, the balance of funds held in the Trust Account was at least $235 million, and 80% thereof represents approximately $188 million. The HCM II Board considered all of the factors described above and the fact that the aggregate consideration for HCM II was the result of arm’s length negotiations with Terrestrial Energy. As a result, the HCM II Board concluded that the fair market value of the business acquired was in excess of 80% of the assets held in the Trust Account (excluding any taxes payable on the interest earned on the Trust Account). In light of the financial background and experience of the members of HCM II’s management team and the HCM II Board, the HCM II Board believes that the members of the management team and the HCM II Board are qualified to determine whether the Business Combination meets the 80% test.

The Terrestrial Board’s Reasons for the Approval of the Business Combination

In reaching its decision to approve the Business Combination Proposal and resolving to recommend that Terrestrial Stockholders approve the Business Combination Proposal, the Terrestrial Board consulted with Terrestrial Energy’s management, as well as its legal counsel and other advisors. The Terrestrial Board considered a variety of factors in connection with its evaluation and approval of the Business Combination and the matters related to the Business Combination.

In light of the number and variety of factors considered in connection with its evaluation of the Business Combination, the Terrestrial Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Terrestrial Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors in their evaluation of the Business Combination. The Terrestrial Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•        Optimal Path to Support Growth.    The Terrestrial Board determined, after a thorough review of other strategic alternatives potentially available to Terrestrial, that the proposed Business Combination represents a better opportunity for Terrestrial Energy to support its long-term growth and create value for its stockholders, as compared to other potential strategic alternatives with other partners and the possibility of, and benefits and risks associated with, continuing to operate Terrestrial as an independent, stand-alone entity, which the Terrestrial Board believed would not deliver comparable benefits to those that could be achieved in the proposed Business Combination.

•        Negotiated Transaction.    The Terrestrial Board considered the terms and conditions of the Transaction Agreements and the transactions contemplated thereby, including but not limited to, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the Business Combination and the termination provisions, as well as the strong commitment by both Terrestrial Energy and HCM II to consummation the transactions contemplated by the Transaction Agreements.

•        Access to Capital.    The Terrestrial Board considered the current economic, industry and market conditions affecting Terrestrial Energy, Terrestrial Energy’s projected financial results and cash flows, Terrestrial Energy’s prospects as a private entity and the needs of Terrestrial Energy to obtain substantial additional financing in the future and the cost of alternative means of raising capital, and it expected that the proposed Business Combination would be a more time- and cost-effective means to access capital than other options considered.

•        Board Composition.    The Terrestrial Board considered that the New Terrestrial Board will consist of no less than five directors, including one director to be designated by HCM II, the Chief Executive Officer of New Terrestrial Energy, and the remaining directors to be designated by Terrestrial Energy, such that a majority of the members of the New Terrestrial Board will be independent under applicable law and the rules and regulations of Nasdaq.

•        Route to Becoming a Publicly Traded Company.    The Terrestrial Board considered that becoming a public company would be the best way for Terrestrial Energy to have access to long-term sources of available capital and would aid Terrestrial Energy in executing its long-term strategic plan. The Terrestrial Board considered potential alternatives to becoming a publicly traded company from a business combination with a SPAC, and the potential advantages the Business Combination affords, including the expected cost to becoming a publicly traded company from a business combination with a SPAC compared to other ways of becoming a publicly traded company.

•        Potential Liquidity Opportunity for Long Term Holders.    The Terrestrial Board also considered the fact that Terrestrial Energy is a private company with limited opportunities for liquidity for its holders outside of a sale of Terrestrial Energy. The Terrestrial Board believed that the Business Combination, and the potential listing of New Terrestrial Energy’s shares on Nasdaq, provides long term holders of Terrestrial Energy equity interests with an opportunity, subject to the expiration of any applicable lockup and transfer restrictions, to sell all or a portion of their resulting New Terrestrial Common Shares and thus diversify their holdings.

The Terrestrial Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination (which are more fully described in the “Risk Factors” section of this proxy statement/prospectus), including, but not limited to, the following:

•        Potential Inability to Complete the Business Combination.    The Terrestrial Board considered the risk that the business combination might not be consummated in a timely manner, or at all, due to a lack of stockholder approval or failure to satisfy various other conditions, including without limitation (i) the condition to closing the Business Combination that the Available Closing SPAC Cash will not be less than $150 million, (ii) the condition to closing the PIPE Financing that there be a minimum of $75 million of cash remaining in the Trust Account (excluding the value of all shares held in the Trust Account by the parties to the PIPE Subscription Agreements) after any redemptions by the HCM II’s public shareholders and before any other payments or distributions (other than in respect of any redemptions), and (iii) condition to closing the PIPE Financing that the volume weighted average closing price NLR ETF be greater than or equal to $63.00 for the 20 trading days immediately preceding the date that is seven Business Days prior the Closing Date.

•        Redemption Risk.    The potential that a significant number of Public Shareholders elect to redeem their Public Shares prior to the consummation of the Business Combination and pursuant to the Existing Charter, which would potentially make the Business Combination more difficult to complete and reduce the cash available to New Terrestrial Energy to fund its business plan. However, even in the event that a significant number of Public Shareholders elect to redeem their shares, this redemption would not prevent the consummation of the Business Combination.

•        Fees and Expenses.    The Terrestrial Board considered the fees and expenses associated with completing the Business Combination.

•        Diversion of Management and Employee Attention.    The Terrestrial Board considered the potential for diversion of Terrestrial Energy’s management and employee attention and resources during the period prior to the completion of the Business Combination and the potential negative effects thereof on Terrestrial Energy’s business.

•        ExchangeCo Recapitalization.    The Board took into consideration the ExchangeCo Recapitialization intended to provide holders of Exchangeable Shares of ExchangeCo the ability to defer Canadian income taxes in connection with the Business Combination and the increased complexity and expense involved in the transaction as a result thereof.

•        Interests of Certain Persons.    The Terrestrial Board also considered the fact that Terrestrial Energy’s officers and directors may have interests in the Business Combination that are different from or in addition to (and which may conflict with) the interests of the Public Shareholders (see “Interests of Terrestrial Energy Directors and Officers in the Business Combination”).

The Terrestrial Board ultimately concluded that, in the aggregate, the potential benefits of the Business Combination outweighed the potential risks or negative consequences and that the Business Combination is in the best interests of Terrestrial Energy and its stockholders.

Interests of the Terrestrial Energy Directors and Executive Officers

Terrestrial Energy’s directors and executive officers have interests in the Business Combination that are different from, or in addition to, those of the HCM II shareholders and warrant holders generally. These interests include, among other things:

•        To the extent that the Terrestrial Energy directors and executive officers are also Terrestrial Stockholders prior to the Closing they will also have rights to receive Shares in the same manner as other Terrestrial Stockholders, in accordance with the Business Combination Agreement.

•        If the Business Combination with HCM II is completed, Terrestrial Energy will designate eight members to the Board of Directors of the New Terrestrial Energy, including Simon Irish, David LeBlanc, Frederick Buckman, Hugh MacDiarmid, David Hill, William Johnson, Charles Pardee, and Robert W. Jones, who are currently directors of Terrestrial Energy, each of whom will serve as the nominees. The following executive officers of Terrestrial Energy are expected to be appointed as executive officers of New Terrestrial Energy following the consummation of the Business Combination: Simon Irish, Brian Thrasher, William Smith, David LeBlanc and Steven Millsap.

•        The Business Combination Agreement provides for the continued indemnification of Terrestrial Energy’s current directors and officers and the continuation of directors and officers liability insurance covering Terrestrial Energy’s current directors and officers.

•        Pursuant to the Registration Rights Agreement, certain of the former stockholders of Terrestrial Energy will have customary registration rights, including shelf, demand and piggy-back rights, subject to cooperation and cut-back provisions, with respect to the shares of New Terrestrial Energy held by such parties following the consummation of the Business Combination.

Terrestrial Options Held by Directors and Executive Officers

Certain of Terrestrial Energy’s directors and executive officers hold Terrestrial Options. The following table sets forth, for each of Terrestrial Energy’s directors and executive officers, the number of vested and unvested Terrestrial Options held by the director or executive officer as of September 1, 2025. Depending on when the Closing Date occurs, certain Terrestrial Options shown in the table may vest prior to Closing.

Name	Vested Terrestrial Options	Unvested Terrestrial Options
Directors
Frederick Buckman	4,000	2,000
Hugh MacDiarmid	30,060	583
David Hill	12,500	500
William Johnson	2,000	1,000
Charles Pardee	2,000	6,500
Robert W. Jones	0	1,500
Executive Officers
Simon Irish(1)	117,917	1,999
William Smith	24,534	14,166
Brian Thrasher	0	3,500
David LeBlanc(1)	3,254	0
Steven Millsap	0	3,000

____________

(1)      Messrs. Irish and LeBlanc also serve as directors of Terrestrial Energy but do not receive any additional compensation for their service as directors of Terrestrial Energy.

As discussed in this proxy statement/prospectus, as part of the Business Combination, each Terrestrial Option that is outstanding immediately prior to the Effective Time will be automatically assumed by HCM II such that, as of the Effective Time, each share underlying each Terrestrial Option will instead be shares of New Terrestrial Common Shares and the number of such shares will be equal to the Exchange Ratio; provided, that the assumption and adjusted of the unvested Terrestrial Options shall be completed in a manner that satisfies the requirements of Code Section 409A and, with respect to any Terrestrial Option intended to be an “incentive stock option,” Code Section 422 and the applicable regulations promulgated thereunder.

Certain Business Combination Related Payments

No payments or benefits have been or will be paid or made available, as applicable, to any of Terrestrial Energy’s directors or executive officers as a result of the consummation of the Business Combination.

Other Terrestrial Energy Equity Held by Directors

As of September 1, 2025: Frederick Buckman held 500 Terrestrial Warrants and 50 Terrestrial Convertible Notes directly; the Frederick and Marion Buckman Family Trust dated July 25, 2014, held 1,000 Terrestrial Warrants and 100 Terrestrial Convertible Notes; Hugh MacDiarmid held 1 Terrestrial Special Voting Share, 1,750 Terrestrial Warrants, 175 Terrestrial Convertible Notes, and 15,500 Exchangeable Shares, which includes 3,000 Exchangeable Shares that are held by an entity solely owned by Mr. MacDiarmid; David Hill held 1,250 Terrestrial Warrants and 125 Terrestrial Convertible Notes; Charles Pardee held 500 Terrestrial Warrants and 50 Convertible Notes; Simon Irish held 1,000 Terrestrial Warrants and 100 Terrestrial Convertible Notes directly, as well as 2,000 Terrestrial Warrants and 200 Terrestrial Convertible Notes through a benefit plan of which he is the sole beneficiary; David LeBlanc held 400 Terrestrial Warrants and 40 Terrestrial Convertible Notes directly, as well as 93 Terrestrial Convertible Notes and 930 Terrestrial Warrants, indirectly through an entity wholly owned by his wife; and William Johnson did not hold additional equity in Terrestrial Energy.

In connection with the Closing of the Business Combination, Terrestrial Convertible Notes will be canceled, and the holder will be entitled to receive (i) a number of shares of New Terrestrial Common Shares equal to (A) the outstanding amount of such Terrestrial Convertible Note, including any accrued and unpaid interest, divided by (B) seventy-five percent (75%) of the Redemption Price and (ii) a contingent value right to receive additional shares of New Terrestrial Common Shares in the event that the volume weighed average price of the New Terrestrial Common Shares for the twenty (20) trading days beginning on the trading day immediately following expiration of the lock-up period contemplated by the applicable Terrestrial Convertible Note is less than seventy-five percent (75%) of the Redemption Price. Each Terrestrial Warrant will automatically become exercisable, in accordance with the terms and conditions of such Terrestrial Warrant, for the Per Share Base Consideration. HCM II will assume the obligation to issue the New Terrestrial Common Shares upon the exercise of Terrestrial Warrants following the Effective Time pursuant to the terms of the Warrant Assignment and Assumption Agreement (as defined in the Business Combination Agreement). The treatment of each Terrestrial Special Voting Share and each Exchangeable Share will be determined as discussed in this proxy statement/prospectus.

Other Compensation

In connection with the Business Combination, the New Terrestrial Board will adopt a new non-employee director compensation policy to govern New Terrestrial Energy effective as of the Closing. It is anticipated that the new non-employee director compensation policy will provide for annual cash retainers and certain equity awards that will be granted following the Business Combination.

Interests of Certain HCM II Persons in the Business Combination

When you consider the recommendation of the HCM II Board in favor of approval of the Business Combination Proposal and the other Shareholder Proposals included herein, you should keep in mind that the Sponsor and HCM II’s directors and officers have interests in such proposals that are different from, in addition to and/or in conflict with, those of the HCM II shareholders generally. Further, HCM II’s officers and directors have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity, which are set forth in more detail in the section titled “Information about HCM II — Conflicts of Interest”. We believe there were no such opportunities that were not presented to HCM II for a potential business combination as a result of the existing fiduciary or contractual obligations of our officers and directors to other entities. The HCM II Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and Business Combination Agreement and in recommending to our shareholders that they vote in favor of the Shareholder Proposals presented at the extraordinary general meeting, including the Business Combination Proposal. HCM II shareholders should take these interests into account in deciding whether to approve the Shareholder Proposals presented at the extraordinary general meeting, including the Business Combination Proposal. These interests include, among other things:

•        Our Sponsor purchased 5,750,000 HCM II Class B Ordinary Shares, which it purchased for $25,000, or approximately $0.004 per share, in a private placement prior to the consummation of the IPO. In connection with the IPO, the Sponsor transferred 25,000 Class B Ordinary Shares to each of our three independent directors at their original purchase price, resulting in the Sponsor holding 5,675,000. The Sponsor is controlled by Shawn Matthews, HCM II’s Chairman and Chief Executive Officer, who maintains sole control over the voting and disposition of the Founder Shares and the Private Placement Warrants held by the Sponsor. Mr. Matthews has an economic interest in 2,950,000, or approximately 51.3%, of the

Founder Shares held by the Sponsor. The remaining economic interest in the Founder Shares held by the Sponsor is indirectly held by seventeen non-managing sponsor investors. No other director or officer of HCM II has economic interests in the Founder Shares held by the Sponsor. The 5,675,000 shares of New Terrestrial Common Shares that the Sponsor and its permitted transferees will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $86 million based upon the closing price of $15.14 per HCM II Ordinary Share on Nasdaq on September 22, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus.

•        Our Sponsor purchased 4,275,000 Private Placement Warrants for $4,275,000, or $1.00 per Private Placement Warrant, in private placements that closed simultaneously with the IPO. The Sponsor is controlled by Shawn Matthews, HCM II’s Chairman and Chief Executive Officer, who maintains sole control over the voting and disposition of the Founder Shares and the Private Placement Warrants held by the Sponsor. Mr. Matthews has an economic interest in 775,000, or approximately 18.1%, of the Private Placement Warrants held by the Sponsor. No other director or officer of HCM II has economic interests in the Private Placement Warrants. The remaining economic interest in the Private Placement Warrants held by the Sponsor is indirectly held by seventeen non-managing sponsor investors. The 4,275,000 New Terrestrial Warrants that the Sponsor will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $25 million based upon the closing price of $4.56 per Public Warrant on Nasdaq on September 22, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus.

•        Messrs. Andrew Brenner, Michael Connor, and Jacob Loveless, the independent directors of HCM II, each hold 25,000 Founder Shares, which they purchased for an aggregate of $300, or approximately $0.004 per share, in a private placement prior to the consummation of the IPO. Such shares would become worthless if HCM does not complete a business combination within the applicable time period, as such HCM II Initial Shareholders have waived any right to liquidation proceeds with respect to these shares. Such Founder Shares have an aggregate market value of approximately $378,500 for each independent director based on the closing price of HCM II Class A Ordinary Shares of $15.14 on Nasdaq on September 22, 2025 the record date for the Extraordinary Meeting. For Messrs. Brenner, Connor and Loveless, aggregate value at risk if HCM II does not complete a business combination could be as much as approximately $1,135,500 (based upon the closing price of $15.14 per HCM II Class A Ordinary Share on September 22, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus).

•        Given the differential in the purchase price that the Sponsor and the independent directors of HCM II paid for the Founder Shares as compared to the price of the HCM II Class A Ordinary Shares included in the HCM II Units sold in the IPO, the Sponsor and the independent directors of HCM II may earn a positive rate of return on their respective investments even if the shares of New Terrestrial Common Shares trade below $10.00 per share and the Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor and the independent directors of HCM II diverge from the economic interests of Public Shareholders because the Sponsor and the independent directors of HCM II will realize a gain on their respective investments from the completion of any business combination while Public Shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share.

•        Our Sponsor will lose its entire investment in us if we do not complete a business combination by August 19, 2026 (or if such date is extended at a duly called meeting of the HCM II shareholders, such later date). If we do not consummate a business combination by such date, as promptly as reasonably possible but not more than ten (10) Business Days thereafter, we are required to redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the warrants may be worthless. In such event, the 5,675,000 Founder Shares purchased by our Sponsor for approximately $25,000 and the 75,000 Founder Shares purchased by the independent directors of HCM II would be worthless because following the redemption of the Public Shares, we would likely have few, if any, net assets and because the Sponsor and the independent directors of HCM II have agreed to waive their rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete a business combination within the required period. Additionally, in such event, the 4,275,000 Private Placement Warrants that the Sponsor paid $4,275,000 to purchase will expire worthless.

•        In addition to the interests described above, Mr. Matthews holds $4,000,000 aggregate principal amount of Terrestrial Convertible Notes, which in connection with the Business Combination, will be cancelled and converted into a number of shares of New Terrestrial Common Shares equal to $4,000,000, plus any accrued and unpaid interest thereon, divided by seventy-five percent (75%) of the Redemption Price. Assuming a Redemption Price of $10.44 per HCM II Class A ordinary share, Mr. Matthews will receive 535,601 shares of New Terrestrial Common Shares in exchange for $4,000,000 aggregate principal amount of Terrestrial Convertible Notes (such amount of shares of New Terrestrial Common Shares will increase prior to Closing due to payment-in-kind interest accrued on the Terrestrial Convertible Notes). If we do not consummate the Business Combination, Mr. Matthews will continue to hold $4,000,000 aggregate principal amount of Terrestrial Convertible Notes, which will not be converted into securities of a public company.

•        In addition to the interests described above, Mr. Matthews holds 40,000 Terrestrial Warrants, which in connection with the Business Combination, will automatically become exercisable, in accordance with the terms and conditions of such Terrestrial Warrant, for the Per Share Base Consideration. New Terrestrial Energy will assume the obligation to issue the New Terrestrial Common Shares upon the exercise of Terrestrial Warrants following the Effective Time, and approximately 1,834,000 shares of New Terrestrial Common Shares assuming an Exchange Ratio of 45.85 and no redemptions will be issued in exchange for Mr. Matthew’s Terrestrial Warrants. If we do not consummate the Business Combination, Mr. Matthews will continue to hold 40,000 Terrestrial Warrants, which will not be converted into securities of a public company.

•        HCM II’s Sponsor, officers and directors have agreed not to redeem any of the Founder Shares or HCM II Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination.

•        The continuation of Mr. Matthews, our Chairman and Chief Executive Officer, as a director of New Terrestrial Energy following the Closing. As such, in the future he may receive any cash fees, stock options or stock awards that the New Terrestrial Board determines to pay to its directors.

•        Our existing officers and directors will be eligible for continued indemnification under the Proposed By-Laws and continued coverage under a directors’ and officers’ liability insurance policy for a period of six (6) years after the Business Combination.

•        In connection with the Closing, our Sponsor, officers and directors would be entitled to the repayment of any outstanding working capital loan and advances that have been made to HCM II. As of the date of this proxy statement/prospectus, approximately $0 was outstanding under such working capital loans.

•        All members of the New Terrestrial Board and all executive officers of New Terrestrial Energy will be eligible for awards under the New Equity Incentive Plan and, thus, have a personal interest in the approval of the New Equity Incentive Plan. Nevertheless, the HCM II Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors, among others, by adopting the New Equity Incentive Plan.

•        Because HCM II has certain provisions in its organizational documents that waive the corporate opportunities doctrine on an ongoing basis, HCM II’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to HCM II. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in HCM’s organizational documents did not, to our knowledge, impact our search for an acquisition target or prevent us from reviewing any opportunities as a result of such waiver.

•        Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by HCM II from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. As of the date of this proxy statement/prospectus, an aggregate of approximately $286,003.09 of reimbursable out-of-pocket expenses were outstanding.

•        Pursuant to the Registration Rights Agreement, HCM II’s officers and directors, and the Sponsor and its members will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the New Terrestrial Common Shares and New Terrestrial Warrants held by such parties following the consummation of the Business Combination.

As a result of the foregoing interests, the Sponsor and HCM II’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to Public Shareholders. In the aggregate, the Sponsor has approximately $90 million at risk that depends upon the completion of a business combination. Such amount consists of (a) approximately $86 million representing the value of the Founder Shares held by the Sponsor (based upon the closing price of $15.14 per HCM II Ordinary Share on Nasdaq on September 22, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus), and (b) $4 million representing the value of the Private Placement Warrants purchased by the Sponsor (using the $1.00 per warrant purchase price).

The existence of financial and personal interests of one or more of HCM II’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HCM II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Shareholder Proposals.

The financial and personal interests of the Sponsor, as well as HCM II’s directors and officers, may have influenced their motivation in identifying and selecting Terrestrial Energy as a business combination target, completing an initial business combination with Terrestrial Energy and influencing the operation of the business following the initial business combination. In considering the recommendations of the HCM II Board to vote for the Shareholder Proposals, its shareholders should consider these interests.

Summary of HCM II Financial Analysis

Because Terrestrial Energy is not an affiliate of HCM II, HCM II’s board of directors was not required to obtain, and did not obtain a financial fairness opinion from an independent investment banking firm. Because HCM II’s board of directors has not obtained a financial fairness opinion, its shareholders will be relying on the judgment of the HCM II board of directors who has determined the fair market value and fairness from a financial point of view of the proposed Business Combination, based on standards generally accepted by the financial community, including from a valuation standpoint by comparing certain publicly available financial information and operating data for selected publicly traded companies in the generation III and generation IV technology sectors. HCM II management further reviewed data for nuclear services/equipment, nuclear supply and energy transition companies but did not view them to be comparable to Terrestrial Energy.

To assist the HCM II board of directors in evaluating the fair market value and fairness, from a financial point of view, of the Merger (referred to in this section as the “Transaction”), on March 11, 2025, Mr. Matthews presented the Materials to the HCM II board of directors. Mr. Matthews prepared the Materials for presentation to the Board based on his significant business and financial expertise, but did not account for any financial forecast provided by Terrestrial Energy. The Materials were intended to benchmark the proposed business combination against relevant trading multiples. In assessing the merits of the Transaction from a financial point of view, the HCM II board of directors generally used the same valuation analysis as that reflected in the Materials and used valuation assumptions that were substantially the same as those reflected in the Materials. The summary of the Materials is set forth below. For additional informational, see the section entitled “— Interests of Certain HCM II Persons in the Business Combination.”

As noted in the section entitled “— The HCM II Board’s Reasons for the Approval of the Business Combination”, HCM II’s board of directors considered a variety of factors, including the Materials, in connection with its evaluation of the Business Combination. In light of the complexity of those factors, HCM II’s board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of HCM II’s board of directors may have given different weight to different factors.

The Materials were provided for the benefit, information and assistance of the HCM II board of directors (in its capacity as such) in connection with its evaluation of the Transaction. The Materials did not address the underlying business decision of HCM II to engage in the Transaction, or the relative merits of any aspect of the Transaction compared to any alternative business strategy or transaction that may be available to HCM II or in which HCM II might engage. The terms of the Transaction were determined solely through negotiations between the parties to the Transaction.

The Materials do not constitute, and are not intended to represent, (i) any view or opinion as to (a) the fairness, from a financial point of view or otherwise, of the contemplated Transaction, any aspect, term or implication of the financial aspects of the Transaction to HCM II, HCM II Holders, Terrestrial Energy equityholders or to any other person, (b) the solvency or fair value of HCM II, Terrestrial Energy, pro forma for the Transaction, or any other entity under any state, federal or other laws, whether relating to bankruptcy, insolvency or similar matters or otherwise, (c) the actual value of any Terrestrial Energy equity when issued or distributed in the Transaction or the price or range of prices at which any Terrestrial Energy equity, or any other securities of Terrestrial Energy, may trade or otherwise be transferable at any time, including following announcement or consummation of the Transaction, (d) any legal, regulatory, tax, accounting and similar matters, as to which HCM II Management understands that Terrestrial Energy has obtained such advice as it deems necessary from qualified professionals or (e) the fairness of the amount or nature of the compensation (if any) or other consideration to any officers, directors or employees of any party, or class of such persons, relative to the consideration to be paid pursuant to the Transaction, or (ii) any recommendation to HCM II, HCM II Holders, Terrestrial Energy equityholders, or to any other person as to how HCM II, Terrestrial Energy or any such stockholder or equityholder should vote or act with respect to the Transaction or any proposal to be voted upon in connection with the Transaction or otherwise.

The information contained in the Materials was obtained from publicly available third-party sources. Any estimates and projections contained in the Materials, which were limited to the Illustrative Unit Economics set forth under the heading “Unaudited Prospective Unit Economic Information”, were based upon the estimates and projections from the management of Terrestrial Energy or such third-party sources and there was no assurance that such estimates and projections will be realized.

HCM II Management assumed the accuracy and completeness of all information that was reviewed by HCM II Management, including all financial, legal, tax, accounting, operating and other information provided to, or discussed with HCM II Management by, or on behalf of, HCM II or Terrestrial Energy (including, without limitation, financial statements and related notes), and upon the assurances of the management and other representatives of HCM II that they were not aware of any relevant information that had been omitted or that remained undisclosed to HCM II Management. HCM II Management did not assume responsibility for independently verifying, and did not independently verify, such information. HCM II Management also assumed that the estimates and data that the management of HCM II approved for HCM II Management’s use in preparing the Materials were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Terrestrial Energy as to the future financial performance of, and are a reasonable basis upon which to assess, Terrestrial Energy, the Transaction and other matters covered thereby.

The management of HCM II understood that such estimates and other forward-looking information would be used by HCM II Management in connection with the preparation of the Materials. HCM II Management expressed no opinion as to any such estimates and other data when preparing the Materials. No financial projections with respect to Terrestrial Energy (other than the Illustrative Unit Economics set forth under the heading “Unaudited Prospective Unit Economic Information”) were provided by the HCM II Board for their consideration of the Business Combination.

HCM II Management did not assume any responsibility to perform, and did not perform, an independent valuation or appraisal of HCM II, Terrestrial Energy, pro forma for the Transaction, or of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet, or otherwise) of or relating to HCM II, Terrestrial Energy, pro forma for the Transaction, or any other entity and HCM II Management has not been furnished with any such valuations or appraisals. HCM II Management did not assume any obligation to conduct, and did not conduct, any physical inspection of the property or facilities of HCM II, Terrestrial Energy or any other entity.

The Materials were subject to the assumptions, qualifications, limitations and other matters set forth therein, and the Materials speak only as of the date thereof, were based on the conditions as they existed and information supplied or reviewed as of the date thereof, and were without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur or may have existed or occurred after such date. HCM II Management did not undertake any obligation to update, revise or reaffirm the Materials for events occurring after the date thereof.

For the purposes of compiling the Materials, HCM II Management undertook such review and inquiries as it deemed necessary or appropriate under the circumstances, including the following:

•        HCM II Management reviewed certain financial and other information, and certain historical operating data, relating to Terrestrial Energy made available to it by the management of Terrestrial Energy;

•        HCM II Management reviewed the financial data referenced in “Proposal No. 1 — The Business Combination Proposal,” which financial data were prepared by Terrestrial Energy’s management and approved by HCM II’s management for use by HCM II Management for purposes of preparing the Materials (the “Terrestrial Financial Data”); and

•        HCM II Management conducted discussions with members of the senior management of HCM II and the management of Terrestrial Energy relating to the business, prospects and financial outlook of post-combination Terrestrial Energy.

Set forth below is a summary of certain portions of the Materials presented by HCM II Management to the HCM II Board at its meetings on March 11, 2025. The summaries include information presented in tabular format and the tables should be read together with the text accompanying each summary.

HCM II Management compared certain publicly available financial information for select transactions. In choosing the selected companies, HCM II Management considered publicly traded companies in the generation III and generation IV technology sector. HCM II Management compared, among other things, (i) market value, (ii) enterprise value, (iii) revenue and (iv) EBITDA, for the selected comparable companies, dated March 11, 2025. A list of selected data are set forth below:

Company Name (USD$M)	Market Value	Enterprise Value	Revenue			EBITDA
			2024A Revenue	2025E Revenue	2026E Revenue	2024A EBITDA	2025E EBITDA	2026E EBITDA
Gen III Technology
GE Vernova	$77,452	$70,294	$34,935	$36,732	$40,036	$1,815	$3,170	$4,696
Talen Energy	$7,966	$10,642	$2,115	$2,247	$2,675	$515	$1,090	$1,401
Vistra	$37,465	$55,248	$17,224	$19,606	$20,578	$6,644	$5,882	$6,608
NuScale Power	$4,525	$3,917	$37	$58	$143	-$137	-$140	-$119
Median	$22,716	$32,945	$9,670	$10,926	$11,626	$1,165	$2,130	$3,048

Gen IV Technology
Oklo	$3,126	$2,846	—	$0	$0	—	-$45	-$55
NANO Nuclear Energy	$976	$854	—	—	—	—	-$14	-$20
Median	$2,051	$1,850	—	$0	$0	—	-$30	-$37

Compensation Received by the Sponsor, its Affiliates and HCM II Directors and Executive Officers

Set forth below is a summary of the amount of compensation and securities received or to be received by the Sponsor, its affiliates and HCM II’s directors in connection with the Business Combination and related transactions.

Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration
Sponsor	5,675,000 shares of New Terrestrial Common Shares upon conversion of 5,675,000 HCM II Class A Ordinary Shares.	$24,700
	4,275,000 New Terrestrial Warrants upon the conversion of 4,275,000 Private Placement Warrants. $15,000 per month for office space, utilities and secretarial and administrative support services which may be due from Terrestrial Energy as a reimbursable expense and up to $2,500,000 in a Convertible Promissory Note which may be converted into 1,500,000 Private Placement Warrants. As of the date of this proxy statement/prospectus, an aggregate of approximately $195,000 is owed to the Sponsor in exchange for such office space, utilities and secretarial and administrative support services.	$4,275,000

Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration
Shawn Matthews	2,950,000, or approximately 51.3%, of the Founder Shares held by the Sponsor.

Mr. Matthews paid an aggregate of $800,000 for his economic interests in Founder Shares and Private Placement Warrants to be converted in connection with the Business Combination into 5,675,000 shares of New Terrestrial Common Shares and 4,275,000 New Terrestrial Warrants.

775,000, or approximately 18.1%, of the Private Placement Warrants held by the Sponsor.

An amount of New Terrestrial Common Shares equal to $4,000,000, plus any accrued and unpaid interest on his Terrestrial Convertible Notes, divided by seventy-five percent (75%) of the Redemption Price (such amount of shares of New Terrestrial Common Shares will increase prior to Closing due to additional payment-in-kind interest accrued on the Terrestrial Convertible Notes).

Mr. Matthews paid an aggregate of $4,000,000 for his economic interests in Terrestrial Convertible Notes to be converted into shares of 535,601 New Terrestrial Common Shares in connection with the Business Combination assuming a Redemption Price of $10.44 and the Terrestrial Warrants will be exercisable into approximately 1,834,000 New Terrestrial Common Shares assuming an Exchange Ratio of 45.85 and no redemptions following the Business Combination.

Approximately 1,834,000 shares of New Terrestrial Common Shares assuming an Exchange Ratio of 45.85 and no redemptions that will become issuable upon the exercise of the warrants to be issued in connection with the conversion of 40,000 Terrestrial Warrants.

Offered a directorship in New Terrestrial Energy following the Closing.

Each of Messrs. Andrew Brenner, Michael Connor, and Jacob Loveless	25,000 shares of New Terrestrial Common Shares upon conversion of 25,000 HCM II Class A Ordinary Shares, with respect to each such HCM II independent director.	$100 with respect to each HCM II independent director.
Officers and Directors

Reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Services in connection with identifying, investigating and completing an initial business combination.

Benefits and Detriments of the Business Combination

The following describe the potential benefits and detriments to certain groups of stakeholders in connection with the Business Combination:

•        HCM II:    The HCM II Board determined that the Business Combination presents an attractive business opportunity in light of certain factors, including Terrestrial Energy’s future business and financial condition and prospects, strong management team, and in light of the other opportunities for business combinations reasonably available to HCM II. The HCM II Board also considered the potential detriments of the Business Combination to HCM II, including the reliance on projections, the uncertainty of the potential benefits of the Business Combination being achieved, macroeconomics risks, the absence of possible structural protections for minority shareholders, and the risks and costs to HCM II if the Business Combination is not achieved, including the risk that it may result in HCM II being unable to complete a business combination and force HCM II to redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to its obligations under Cayman Islands law to provide for claims of creditors and the requirement of other applicable law, and the HCM II Warrants to expire worthless. For more information, see “— The HCM II Board’s Reasons for the Approval of the Business Combination”, and various risks described under the section entitled “Risk Factors”.

•        Sponsor:    The Sponsor expects to receive substantial consideration in the Business Combination, including (i) 5,675,000 shares of New Terrestrial Common Shares upon conversion of 5,675,000 HCM II Class A Ordinary Shares, consisting of 5,675,000 HCM II Class A Ordinary Shares resulting from the Sponsor Share Conversion and (ii) 4,275,000 New Terrestrial Warrants upon the conversion of 4,275,000 Private Placement Warrants. As a result of the low price paid by the Sponsor for its equity in HCM II, the Sponsor is likely to be able to make a substantial profit on its investment even at a time when Public Shareholders have lost significant value. For more information, see “— Compensation Received by the Sponsor, its Affiliates and HCM II Directors and Executive Officers”. The Sponsor will only be able to realize a return on their equity in HCM II (which may be materially higher than the return realized by Public Shareholders and holders of Public Warrants) if HCM II completes a business combination by August 21, 2026 (or if such date is extended at a duly called meeting of the HCM II shareholders, such later date). Additionally, the Sponsor faces potential detriments from the Business Combination, including the possibility of litigation challenging the Business Combination or the Sponsor’s role in the Business Combination, and the risk that if the Business Combination is not achieved, HCM II may be unable to consummate a business combination and be forced to redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, resulting in the Sponsor and its affiliates’ investment being worthless.

•        Shawn Matthews:    Shawn Matthews, HCM II’s Chairman and Chief Executive Officer, maintains sole control over the voting and disposition of the Founder Shares and the Private Placement Warrants held by the Sponsor and has an economic interest in (i) 2,950,000, or approximately 51.3%, of the Founder Shares held by the Sponsor and (ii) 775,000, or approximately 18.1%, of the Private Placement Warrants held by the Sponsor. The remaining economic interest in the Founder Shares and the Private Placement Warrants held by the Sponsor is indirectly held by seventeen non-managing sponsor investors. Further, Mr. Matthews has received or is entitled to receive (i) $4,000,000 aggregate principal amount of Terrestrial Convertible Notes (plus accrued payment-in-kind interest) and 40,000 Terrestrial Warrants. In the event that the Business Combination is not achieved, (i) HCM II may be unable to consummate a business combination and be forced to redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, resulting in the Sponsor and its affiliates’ investment being worthless, (ii) the value of the $4,000,000 aggregate principal amount of Terrestrial Convertible Notes (plus accrued payment-in-kind interest) and 40,0000 Terrestrial Warrants received by Mr. Matthews may be significantly reduced. In addition, Mr. Matthews and the other HCM II directors face potential detriments from the Business Combination, including the possibility of litigation challenging the Business Combination or such directors’ roles in the Business Combination.

•        Messrs. Andrew Brenner, Michael Connor, and Jacob Loveless, the independent directors of HCM II.    Messrs. Andrew Brenner, Michael Connor, and Jacob Loveless, the independent directors of HCM II, each have an economic interest 25,000 Founders Shares. In the event that the Business Combination is not achieved, HCM II may be unable to consummate a business combination and be forced to redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, resulting in the HCM II independent directors’ investment being worthless.

•        Unaffiliated HCM II Public Shareholders:    The unaffiliated Public Shareholders have the opportunity to evaluate and consider whether or not to redeem their Public Shares in connection with the consummation of the Business Combination. Non-redeeming Public Shareholders will have the opportunity to participate in the potential future growth of Terrestrial Energy, but may face a number of potential detriments in connection with their continued investment, including the uncertainties and risks identified by the HCM II Board described more fully in “— The HCM II Board’s Reasons for the Approval of the Business Combination”, the various other risks associated with the Business Combination, the business of HCM II and the business of Terrestrial Energy, as described further under the section entitled “Risk Factors”, the potential conflicts of interest described under “— Interests of Certain HCM II Persons in the Business Combination”, and the potential material dilution they may experience as described more fully in the section entitled “Dilution”. Redeeming Public Shareholders have the opportunity to receive their pro rata share of the aggregate amount on deposit in the Trust Account, less taxes paid and payable, calculated as of two (2) Business Days prior to the consummation of the Business Combination. However, redeeming Public Shareholders face the potential of not realizing any future growth in value of Terrestrial Energy following the Business Combination.

•        Terrestrial Energy and its Affiliates:    The Terrestrial Board determined that the Business Combination presents an attractive business opportunity in light of certain factors, including, among other factors, that the Business Combination will expand the access to capital for Terrestrial, and taking into account Terrestrial Energy’s expected cash resources and need for additional capital to fund the development of its products and services, and the uniqueness of this particular potential Business Combination, as the negotiated transaction will result in the infusion of capital at the time of Closing. For Terrestrial Energy’s affiliates, the tradability of their New Terrestrial Energy Common Shares is expected to make their holdings more liquid. The Terrestrial Board also considered the potential detriments of the Business Combination to Terrestrial Energy and its affiliates, including, among other factors, the possibility that the Business Combination might not be completed in a timely manner or at all, the uncertainty of the potential benefits of the Business Combination being achieved, the costs involved in connection with completing the Business Combination, and the time and effort of Terrestrial Energy management required to complete the Business Combination. For more information, see “— The Terrestrial Board’s Reasons for the Approval of the Business Combination” and various risks described under the section entitled “Risk Factors.”

Unaudited Prospective Unit Economics Information

In connection with its consideration of the business combination, including the Transactions, on March 3, 2025, Terrestrial Energy provided its internally-derived illustrative unit economic calculations (the “Unit Economics”) for the purposes of (i) HCM II to use as a component of its overall evaluation of Terrestrial Energy and (ii) HCM II Board and its advisors to use in connection with its evaluation of the Transactions. The Unit Economics are being included in this proxy statement/prospectus/consent solicitation statement because the Unit Economics were provided to the HCM II Board for its respective evaluation of the Transactions.

The Unit Economics are included in this proxy statement/prospectus/consent solicitation statement solely to provide HCM II’s shareholders and Terrestrial Energy’s shareholders access to information made available in connection with the consideration by the HCM II Board and the Terrestrial Energy Board of the Transactions. The Unit Economics should not be viewed as a projection or forecast of Terrestrial Energy’s overall financial performance or the entire Terrestrial Energy business model. Furthermore, the Unit Economics do not take into account any circumstances or events occurring after the date on which such Unit Economics were provided to HCM II which was on or about March 3, 2025.

The Unit Economics were prepared in good faith by Terrestrial Energy’s management team and are based on its management’s reasonable estimates and assumptions with respect to the expected performance of Terrestrial Energy, as applicable, at the time the Unit Economics were prepared and speak only as of that time. Management of Terrestrial Energy informed HCM II that it is not aware of subsequent developments that would materially impact its views regarding the Unit Economics as of August 11, 2025.

The Unit Economics reflect numerous estimates and assumptions with respect to matters specific to Terrestrial Energy’s business, and general matters, including estimates and assumptions with respect to industry-wide business, economic, regulatory, market and financial conditions and other future events, all of which are difficult to predict and many of which are beyond Terrestrial Energy’s and HCM II’s control. Moreover, the Unit Economics are not subject to any escalation or discounting. The time at which the assumptions underlying the Unit Economics will be realized, if at all, is highly uncertain. As a result, there can be no assurance that the Unit Economics will be realized or that actual performance of a company similar to Terrestrial Energy, if operational, will yield similar results (i.e., not significantly higher or lower than those set forth in the Unit Economics).

Because the Unit Economics cover multiple years, such information by its nature becomes less predictive with each successive year. These Unit Economics are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The Unit Economics have been prepared solely by Terrestrial Energy, and have not been reviewed or verified by independent third parties. Information provided in the Unit Economics constitutes forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Terrestrial Energy’s and HCM II’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HCM II” and “Cautionary Note Regarding Forward-Looking Statements.”

The Unit Economics were prepared solely for internal use and not with a view toward public disclosure or toward complying with GAAP, any published guidelines of the SEC, any guidelines established by the Public Company Accounting Oversight Board, or any guidelines established by the American Institute of Certified Public Accountants. The Unit Economics included in this proxy statement/prospectus/consent solicitation statement have been prepared by, and are the responsibility of, Terrestrial Energy’s management. None of the independent registered public accounting firms of Terrestrial Energy or HCM II, nor any other registered public accounting firms, have compiled, examined or performed any procedures with respect to the Unit Economics contained in the proxy statement/prospectus/consent solicitation statement, nor have they expressed any opinion or any other form of assurance on such information or their accuracy or achievability, and the independent registered public accounting firms of Terrestrial Energy and HCM II assume no responsibility for, and disclaim any involvement with, the Unit Economics. Further, to that end, the report of UHY LLP included in the financial statements in this proxy statement/prospectus/consent solicitation statement relates to the historical financial statements of Terrestrial Energy. It does not extend to the Unit Economics and should not be read to do so.

Nonetheless, a summary of the Unit Economics is provided in this proxy statement/prospectus/consent solicitation statement because the Unit Economics were made available to the HCM II Board. The inclusion of the Unit Economics in this proxy statement/prospectus/consent solicitation statement should not be regarded as an indication that HCM II, the HCM II Board, Terrestrial Energy, the Terrestrial Energy Board or their respective affiliates, advisors or other representatives considered, or now considers, such Unit Economics necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the business combination proposal. The Unit Economics are not fact and are not necessarily indicative of future results. Readers of this proxy statement/prospectus/consent solicitation statement are cautioned not to place undue reliance on this information.

The Unit Economics are not included in this proxy statement/prospectus/consent solicitation statement in order to induce any HCM II shareholders to vote in favor of any of the proposals at the special meeting.

HCM II urges you to review the financial statements of Terrestrial Energy included in this proxy statement/prospectus/consent solicitation statement, as well as the financial information in the section of this proxy statement/prospectus/consent solicitation statement entitled “Unaudited Pro Forma Condensed Combined Financial Information” and to not rely on any single financial measure.

Terrestrial Energy uses certain financial measures in its Unit Economics that are not prepared in accordance with GAAP as supplemental measures to evaluate operational performance. While Terrestrial Energy believes that non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Terrestrial Energy’s competitors and may not be directly comparable to similarly titled measures of Terrestrial Energy’s competitors. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Financial measures included in the Unit Economics provided to a board of directors or financial advisor in connection with a business combination transaction are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore the Unit Economics are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, no reconciliation of the financial measures included in the Unit Economics was prepared, and therefore none have been provided in this proxy statement/prospectus/consent solicitation statement.

The definitions of the non-GAAP measures included in the Unit Economics may not align with those underlying the non-GAAP measures presented in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HCM II.”

Illustrative Unit Economics

Key assumptions for lifecycle unit economics are based on a 60+ year IMSR Plant project lifecycle, with recurring revenues from replacement IMSR Core-unit supply every seven years, ongoing IMSR fuel supply, and other sources. The model assumes a pre-construction phase and a four-year construction timeline, with Terrestrial Energy earning revenue at each of these stages through site-specific engineering, procurement and licensing services, as well as major component and fuel supply.

During the pre-construction phase of plant development, Terrestrial Energy estimates revenues to be $75 million. During the 4-year construction phase, the Company estimates that its Unit Economics will capture approximately total revenues of $486 million, or 30% of plant cost of components, fuel and services for the construction and commissioning of an IMSR Plant.

During operation of the IMSR Plant, Terrestrial Energy intends to supply IMSR Fuel Salt on a regular basis for total lifetime revenues of $389 million; these unit economic estimates exclude the costs of processed uranium and enrichment services. In addition, Terrestrial Energy assumes that during operation of the IMSR Plant, Terrestrial Energy plans to supply two replacement IMSR Core-units ever 7 years, representing 7 replacement cycles and generating total plant life-time revenues of $1,148 million. Unit Economics do not include potential revenues from the provision of IMSR Plant and fuel salt decommissioning services, which the Company may in part provide.

IMSR Plant Unit Economics during the construction phase are calculated on a Nth Commercial Plant (NCP) basis, reflecting industrial learning effects over a planned 10-plant deployment cycle. The NCP basis incorporates updated assumptions for higher uranium and enrichment costs, while excluding decommissioning expenses. These estimates derive from the application of industrial learning effects to Terrestrial Energy First Commercial Plant (FCP) capital cost estimate that Terrestrial Energy obtained from third-party nuclear plant cost engineers during a procurement engagement and in collaboration with a nuclear utility during 2020 and 2021. The Unit Economics do not reflect potential future inflation. In March 2025, Terrestrial Energy revised these estimates to reflect the estimated impact of inflation on the materials and services costs estimated in 2021.

The revenue and margin assumptions are drawn from the estimates of Terrestrial Energy management based on their experience in the nuclear energy industry including the 2020 and 2021 procurement engagement.

Segment	Description	Estimated Cumulative Revenue (In Millions)	Estimated Total %	Estimated Gross Margin %
Pre-construction services	Site selection, site and use-specific engineering studies for construction and licensing planning preparation	$75	4%	31%
Construction services & component supply	Supply of services and components as set out in the Product Delivery Model for construction and commissioning of an IMSR plant	$486	23%	27%
Post construction IMSR Core-unit supply	Supply of replacement IMSR Core-units every seven years. Contracted ongoing O&M services to the power plants for the duration of operational life (50+ years)	$1,148	55%	20%
Post construction IMSR fuel supply	Supply of IMSR Fuel Salt for the ongoing operation of an IMSR Plant	$389	18%	20%
Cumulative		$2,098	100%	22%

The Unit Economics assumed that regulatory permitting approvals have been obtained to permit construction and operation of the facilities. However, the regulatory permitting process, including necessary USNRC approvals and licensing, is a lengthy, complex process and projected timelines could vary materially from the actual time necessary to obtain all required approvals.

Management of Terrestrial Energy informed HCM II that it is not aware of subsequent developments that would materially impact its views regarding the Unit Economics described above as of August 11, 2025, the most recent practicable date prior to the date hereof.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS (INCLUDING A REGISTRANT’S RESPONSIBILITY TO MAKE FULL AND PROMPT DISCLOSURE AS REQUIRED BY SUCH FEDERAL SECURITIES LAWS), BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT A SUMMARY OF THE UNIT ECONOMICS, NONE OF HCM II, TERRESTRIAL ENERGY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR AFFILIATES UNDERTAKES ANY OBLIGATION TO, AND EACH EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO, UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE UNIT ECONOMICS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE UNIT ECONOMICS AND THEIR PRESENTATION TO THE HCM II BOARD, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE UNIT ECONOMICS ARE SHOWN TO BE IN ERROR OR CHANGE.

Expected Accounting Treatment of the Business Combination

The Domestication

There will be no accounting effect or change in the carrying amount of the assets and liabilities of HCM II as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of HCM II immediately following the Domestication will be the same as those immediately prior to the Domestication.

The Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP and not as a business combination. Under this method of accounting, HCM II will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Terrestrial Energy issuing stock for the net assets of HCM II, accompanied by a recapitalization. Upon the completion of the Business Combination, substantially all of the assets and business of the combined company will be held and operated by Terrestrial Energy Opco and its subsidiaries.

Regulatory Matters

Neither HCM II nor Terrestrial Energy are aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the filing required by and the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the other regulatory notices and approvals discussed in “The Business Combination Proposal — Business Combination Agreement — Closing Conditions — Conditions to the Obligations of Each Party”. The filing required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 was made on April 25, 2025. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expired on May 12, 2025. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of one-third of the HCM II Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Business Combination Proposal at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

The Business Combination Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Business Combination Proposal will have no effect, even if approved by holders of HCM II Ordinary Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that HCM II’s entry into the Business Combination Agreement, dated as of March 26, 2025, by and among HCM II, Merger Sub and Terrestrial Energy, pursuant to which and among other things, on the terms and subject to the conditions set forth in the Business Combination Agreement, the parties will complete the Business Combination described in the accompanying proxy statement/prospectus, be approved, ratified and confirmed in all respects.”

Recommendation of the HCM II Board

THE HCM II BOARD UNANIMOUSLY RECOMMENDS THAT HCM II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The HCM II Board believes that the Business Combination Proposal to be presented at the extraordinary general meeting is in the best interests of HCM II’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal.

The existence of financial and personal interests of one or more of HCM II’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HCM II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and HCM II’s officers also have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain HCM II Persons in the Business Combination” for a further discussion.

THE DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, subject to the approval of the other Condition Precedent Proposals, HCM II is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal, and completion of the Domestication, is a condition to the consummation of the Business Combination. If, however, the Domestication Proposal is approved, but the Business Combination Proposal or any of the other Condition Precedent Proposals is not approved, then neither the Domestication nor the Business Combination will be consummated.

As a condition to Closing, the HCM II Board has unanimously approved a change of HCM II’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. In accordance with HCM II’s plan of domestication, included as an exhibit to the registration statement of which this proxy statement/prospectus is a part, to effect the Domestication, HCM II will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file the Proposed Certificate of Incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which HCM II will be domesticated and continue as New Terrestrial Energy, a Delaware corporation. Effective immediately following the consummation of the Business Combination, HCM II will be renamed “Terrestrial Energy Inc.”.

Immediately prior to the Domestication, pursuant to the Cayman Constitutional Documents and the Sponsor Support Agreement, each HCM II Class B Ordinary Share issued and outstanding will be automatically converted into one (1) HCM II Class A Ordinary Share. Immediately following such conversion, in the Domestication (a) each HCM II Class A Ordinary Share issued and outstanding immediately prior to the Domestication will automatically convert into one (1) share of New Terrestrial Common Shares, (b) each HCM II Warrant will be automatically converted into a redeemable New Terrestrial Warrant on the same terms as the HCM II Warrants, and (c) each HCM II Unit issued and outstanding as of immediately prior to the Domestication will automatically be canceled and each holder will receive one share of New Terrestrial Common Shares and one-half of one New Terrestrial Warrant. No fractional New Terrestrial Warrants will be issued upon such cancellation.

The Domestication Proposal, if approved, will authorize a change of HCM II’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while HCM II is currently governed by the Companies Act, upon the Domestication, New Terrestrial Energy will be governed by the DGCL. HCM II encourages shareholders to carefully consult the information set out below under “— Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication”.

Reasons for the Domestication

The HCM II Board believes that it would be in the best interests of HCM II, simultaneously with the completion of the Business Combination, to effect the Domestication. Further, the HCM II Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. In addition, because New Terrestrial Energy will operate within the United States following the Business Combination, it was the view of the HCM II Board that New Terrestrial Energy should be structured as a corporation organized in the United States.

The HCM II Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of HCM II and its shareholders. These additional reasons can be summarized as follows:

•        Prominence, Predictability and Flexibility of Delaware Law.    For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

•        Well-Established Principles of Corporate Governance.    There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New Terrestrial Energy, the New Terrestrial Board and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New Terrestrial Energy’s stockholders from possible abuses by directors and officers.

•        Increased Ability to Attract and Retain Qualified Directors.    Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New Terrestrial Energy’s incorporation in Delaware may make New Terrestrial Energy more attractive to future candidates for the New Terrestrial Board, because many such candidates are already familiar with Delaware corporate law from their past business experiences. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. The HCM II Board therefore believes that providing the benefits afforded directors by Delaware law will enable New Terrestrial Energy to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable New Terrestrial Energy to compete more effectively with other public companies in attracting and retaining new directors.

Reasons for the Name Change

The HCM II Board believes that it would be in the best interests of HCM II to, effective immediately following the consummation of the Business Combination, change its corporate name to “Terrestrial Energy Inc.” in order to more accurately reflect the business purpose and activities of New Terrestrial Energy.

Regulatory Approvals; Third-Party Consents

HCM II is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries in order to complete the Domestication. However, because the Domestication must occur simultaneously with the Business Combination, it will not occur unless the Business Combination can be completed, which will require the approvals as described under the section of this proxy statement/prospectus entitled “The Business Combination Proposal”. HCM II must comply with applicable United States federal and state securities laws in connection with the Domestication.

The Domestication will not breach any covenants or agreements binding upon HCM II and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of the Cayman Islands and Delaware necessary to effect the Domestication.

Proposed Certificate of Incorporation and Proposed By-Laws

Commencing with the effective time of the Domestication, the Proposed Certificate of Incorporation and the Proposed By-Laws will govern the rights of stockholders in New Terrestrial Energy.

A chart comparing your rights as a holder of HCM II Ordinary Shares as a Cayman Islands exempted company with your rights as a holder of New Terrestrial Common Shares can be found in the section of this proxy statement/prospectus entitled “The Domestication Proposal — Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication”.

Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication

When the Domestication is completed, the rights of stockholders of New Terrestrial Energy will be governed by Delaware law, including the DGCL, rather than by the laws of the Cayman Islands. Certain differences exist between the DGCL and the Companies Act that will alter certain of the rights of shareholders of HCM II and affect the powers of the New Terrestrial Board and management following the Domestication.

Shareholders should consider the following summary comparison of the laws of the Cayman Islands, on the one hand, and the DGCL, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the DGCL and the Companies Act.

The owners of a Delaware corporation’s shares are referred to as “stockholders”. For purposes of language consistency, in certain sections of this proxy statement/prospectus, we may continue to refer to the share owners of New Terrestrial Energy as “shareholders”.

Provision	New Terrestrial Energy (Delaware corporation)	HCM II (Cayman Islands exempted company)
Applicable legislation	General Corporation Law of the State of Delaware	The Companies Act (as revised) of the Cayman Islands
General Vote Required for Combinations with Interested Stockholders/Shareholders

Generally, a corporation may not engage in a business combination with an interested stockholder for a period of three (3) years after the time of the transaction in which the person became an interested stockholder, unless the corporation opts out of the statutory provision.

No similar provision
Appraisal Rights

Stockholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they are required by the terms of a merger agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) and (c) above.

Under the Companies Act, minority shareholders that dissent to a merger are entitled to be paid the fair market value of their shares, which, if necessary, may ultimately be determined by the courts of the Cayman Islands.

Provision	New Terrestrial Energy (Delaware corporation)	HCM II (Cayman Islands exempted company)
Requirements for Stockholder/Shareholder Approval

Subject to the certificate of incorporation, stockholder approval of most mergers, a sale of all or substantially all the assets of the corporation, dissolution and amendments of constitutional documents require a majority of outstanding shares; most other matters requiring stockholder approval require a majority of those present and voting, provided a quorum is present.

Subject to the articles of association, matters which require shareholder approval, whether under Cayman Islands statute or the company’s articles of association, are determined (subject to quorum requirements, the Companies Act, applicable law and the relevant articles of association) by ordinary resolution, being the approval of the holders of a majority of the shares, who, being present in person or proxy and entitled to vote, vote at the meeting of shareholders or by “special resolution” (such as the amendment of the company’s constitutional documents), being the approval of the holders of at least 66⅔% of the shares who, being present in person or by proxy and entitled to vote, vote at the meeting of shareholders.

Requirement for Quorum	Quorum is a majority of shares entitled to vote at the meeting unless otherwise set in the constitutional documents, but cannot be less than one-third of shares entitled to vote at the meeting.	Quorum is set in the company’s articles of association.
Stockholder/Shareholder Consent to Action Without Meeting	Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent.

Shareholder action by written resolutions (whether unanimous or otherwise) may be permitted by the articles of association. The articles of association may provide that shareholders may not act by written resolutions.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of members or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per the Advisory Organizational Documents Proposal).

The decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances.

Removal of Directors;

Any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation with a classified board, stockholders may effect such removal only for cause; or (2) in the case of a corporation having cumulative voting,

A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

Provision	New Terrestrial Energy (Delaware corporation)	HCM II (Cayman Islands exempted company)

if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board.

Number of Directors

The number of directors is fixed by the by-laws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The by-laws may provide that the board may increase the size of the board and fill any vacancies.

Subject to the articles of association, the board may increase the size of the board and fill any vacancies.
Classified or Staggered Boards	Classified boards are permitted.	Classified boards are permitted.
Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers

A corporation is generally permitted to indemnify any person who was or is a party to any proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is made when a person is adjudged liable to the corporation unless a court determines such person is fairly and reasonably entitled to indemnity for expenses the court deems proper.

A Cayman Islands exempted company generally may indemnify its directors or officers, except with regard to fraud or willful default.
Limited Liability of Directors

Permits the limiting or eliminating of the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful stock repurchases or dividends, or improper personal benefit.

Liability of directors may be limited, except with regard to their own fraud or willful default.

Accounting Treatment of the Domestication

The Domestication is being proposed solely for the purpose of changing the legal domicile of HCM II. There will be no accounting effect or change in the carrying amount of the assets and liabilities of HCM II as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of HCM II immediately following the Domestication will be the same as those immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution, being the affirmative vote of holders of at least 66⅔% of the HCM II Class B Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The holders of HCM II Class A Ordinary Shares will have no right to vote on the Domestication Proposal, in accordance with Article 47(a) of the Cayman Constitutional Documents. The failure to vote and abstentions will have no effect on the outcome of the proposal. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

The Domestication Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Domestication Proposal will have no effect, even if approved by holders of HCM II Ordinary Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution of the holders of Class B ordinary shares, that HCM II be de-registered in the Cayman Islands pursuant to Article 47 of the Amended and Restated Memorandum and Articles of Association of HCM II Acquisition Corp. and be registered by way of continuation as a corporation in the State of Delaware, and the Amended and Restated Memorandum and Articles of Association of HCM II Acquisition Corp. be amended so as to be replaced in their entirety in the form attached to this proxy statement/prospectus.”

Recommendation of the HCM II Board

THE HCM II BOARD UNANIMOUSLY RECOMMENDS THAT HCM II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of HCM II’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HCM II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and HCM II’s officers also have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain HCM II Persons in the Business Combination” for a further discussion of these considerations.

THE STOCK ISSUANCE PROPOSALS

Overview

Assuming the Business Combination Proposal and the other Condition Precedent Proposals are approved, HCM II’s shareholders are also being asked to approve, by ordinary resolution, the BCA Stock Issuance Proposal and PIPE Stock Issuance Proposal.

Why HCM II Needs Shareholder Approval

We are seeking shareholder approval in order to comply with Nasdaq Listing Rules, including 5635(a), (b) and (d). Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Collectively, New Terrestrial Energy may issue securities representing 20% or more of our outstanding common stock or 20% or more of the voting power, in each case outstanding before the issuance, pursuant to the issuance of common stock and securities convertible into or exercisable for common stock in connection with the Business Combination.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required prior to the issuance of securities in certain circumstances, including if the number of securities to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance.

Upon the consummation of the Business Combination, New Terrestrial Energy expects to issue (i) up to an estimated 43,049,497 shares of New Terrestrial Common Shares to the Terrestrial Stockholders and 3,989,182 shares of New Terrestrial Common Shares to holders of Terrestrial Convertible Notes and (ii) if the ExchangeCo Recapitalization is approved, up to an estimated 24,342,796 shares of New Terrestrial Common Shares to the holders of Exchangeable Shares upon exchange of such shares. New Terrestrial Energy may issue additional common stock and securities convertible into or exercisable for common stock pursuant to warrants, options or certain other subscription, purchase or similar agreements it may enter into prior to Closing. For further details, see the section of this proxy statement/prospectus entitled “Beneficial Ownership of Securities”. In addition, upon consummation of the Business Combination, HCM II expects to issue 5,000,000 HCM II Ordinary Shares in consummation with the PIPE Financing.

Vote Required for Approval

The approval of the Stock Issuance Proposals require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the HCM II Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

The Stock Issuance Proposals are conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Stock Issuance Proposals will have no effect, even if approved by holders of HCM II Ordinary Shares.

Resolutions to be Voted Upon

The full text of the resolutions to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable Nasdaq Listing Rules, the issuance of (i) shares of Series A Preferred Stock, (ii) New Terrestrial Common Shares to the Terrestrial Stockholders and holders of Terrestrial Convertible Notes and Terrestrial Warrants, (iii) shares of New Terrestrial Special Voting Stock to the holders of Exchangeable Shares and (iv) any other issuances of common stock and securities convertible into or exercisable for common stock pursuant to subscription, purchase or similar agreements HCM II has entered, or may enter, into prior to Closing other than the PIPE Financing, be approved in all respects.”

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable Nasdaq Listing Rules, the issuance of any other issuances of common stock and securities convertible into or exercisable for common stock pursuant to the PIPE Subscription Agreements HCM II has entered, or may enter, into prior to Closing, be approved in all respects.”

Recommendation of the HCM II Board

THE HCM II BOARD UNANIMOUSLY RECOMMENDS THAT HCM II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSALS.

The existence of financial and personal interests of one or more of HCM II’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HCM II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and HCM II’s officers also have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain HCM II Persons in the Business Combination” for a further discussion of these considerations.

THE ORGANIZATIONAL DOCUMENTS PROPOSAL

Overview

If the Business Combination Proposal and the other Condition Precedent Proposals are approved and the Business Combination is consummated, HCM II will replace the Cayman Constitutional Documents, with the Proposed Organizational Documents of New Terrestrial Energy in each case, pursuant to the DGCL.

HCM II’s shareholders are asked to approve the Organizational Documents Proposal in connection with the replacement of the Cayman Constitutional Documents.

Reasons for the Amendments

The HCM II Board’s reasons for proposing the Proposed Organizational Documents are set forth below and more fully detailed for each of the Advisory Organizational Documents Proposals set forth in the section entitled “The Advisory Organizational Documents Proposal”. The following is a summary of the key changes effected by the Proposed Organizational Documents, but this summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Incorporation, a copy of which is included as Annex C, and by reference to the full text of the Proposed By-Laws, a copy of which is included as Annex D:

•        To increase the total number of shares of our capital stock from 200,000,000 HCM II Class A Ordinary Shares, 20,000,000 HCM II Class B Ordinary Shares and 1,000,000 preference shares, each with a par value of $0.0001 per share, of HCM II to 501,000,000 shares of New Terrestrial Energy capital stock which consists of (1) 500,000,000 shares of New Terrestrial Common Shares and (2) 1,000,000 shares of New Terrestrial Preferred Stock, each with a par value of $0.0001 per share.

•        Amend the terms of the shares, in particular to provide that each holder of record of a share of New Terrestrial Common Shares shall have one vote;

•        Amend the terms for the authorizations of shares of New Terrestrial Energy; and

•        To authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Organizational Documents in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively).

Resolution to be Voted Upon

The full text of the resolutions to be passed is as follows:

“RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of HCM II Acquisition Corp. currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed By-Laws in the form attached to the proxy statement/prospectus as Annex C and Annex D, respectively, including, without limitation, the authorization of the change in authorized share capital as indicated therein, with effect from the registration of HCM II in the State of Delaware as a corporation with the laws of the State of Delaware.”

Vote Required for Approval

The approval of the Organizational Documents Proposal requires a special resolution under the Companies Act, being the affirmative vote of the holders of at least 66⅔% of the HCM II Ordinary Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The Organizational Documents Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of HCM II Ordinary Shares.

The Sponsor has agreed to vote all the Founder Shares and any Public Shares it may hold in favor of the Organizational Documents Proposal.

Recommendation of the HCM II Board

THE HCM II BOARD UNANIMOUSLY RECOMMENDS THAT HCM II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL.

The existence of financial and personal interests of one or more of HCM II’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HCM II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and HCM II’s officers also have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain HCM II Persons in the Business Combination” for a further discussion.

THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS

If the Business Combination Proposal, the other Condition Precedent Proposals, including the Organizational Documents Proposal, are approved and the Business Combination is consummated, HCM II will replace the Cayman Constitutional Documents, under the Companies Act, with the Proposed Organizational Documents of New Terrestrial Energy, under the DGCL.

HCM II’s shareholders are asked to consider and vote upon and to approve on a non-binding advisory basis by special resolution three (3) separate proposals (collectively, the “Advisory Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. These three (3) proposals are being presented separately in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions and will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Cayman Islands or Delaware law, but pursuant to SEC guidance, HCM II is required to submit these provisions to its shareholders separately for approval. The shareholder votes regarding these proposals are advisory in nature, and are not binding on HCM II, the HCM II Board, Terrestrial Energy or the New Terrestrial Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Organizational Documents Proposals (separate and apart from the approval of the Organizational Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, HCM II intends that the Proposed Organizational Documents will take effect from the registration of HCM II in the State of Delaware as a corporation under the laws of the State of Delaware, assuming approval of the Business Combination Proposal and the Organizational Documents Proposals.

The Proposed Organizational Documents differ materially from the Cayman Constitutional Documents. The following table sets forth a summary of the principal changes proposed between the Cayman Constitutional Documents and the Proposed Organizational Documents. This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of HCM II, which are included as exhibits on an Annual Report on Form 10-K, and, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex C and the complete text of the Proposed By-Laws, a copy of which is attached to this proxy statement/prospectus as Annex D. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms. Additionally, as the Cayman Constitutional Documents are governed by the Companies Act and the Proposed Organizational Documents will be governed by the DGCL, HCM II encourages shareholders to carefully consult the information set out under the section of this proxy statement/prospectus entitled “The Domestication Proposal — Comparison of Shareholder Rights Under Applicable Corporate Law Before and After Domestication”.

	Cayman Constitutional Documents	Proposed Organizational Documents
Authorized Shares (Advisory Organizational Documents Proposal 5A)

The Cayman Constitutional Documents authorize 221,000,000 HCM II shares, consisting of 200,000,000 HCM II Class A Ordinary Shares, 20,000,000 HCM II Class B Ordinary Shares and 1,000,000 preference shares.

See paragraph 5 of the Cayman Constitutional Documents.

The Proposed Certificate of Incorporation authorizes (A) 500,000,000 shares of New Terrestrial Common Shares, and (B) 1,000,000 shares of New Terrestrial Preferred Stock, each with a par value of $0.0001 per share.

See Article IV(A) of the Proposed Certificate of Incorporation.

Exclusive Forum Provision (Advisory Organizational Documents Proposal 5B)

The Cayman Constitutional Documents provide that unless HCM II consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Cayman Constitutional Documents or otherwise related in any way to each shareholder’s shareholding in HCM II, including but not limited to: (i) any derivative action or proceeding

The Proposed Certificate of Incorporation would adopt the Court of Chancery of the State of Delaware as the exclusive forum for: (i) any derivative action or proceeding brought on New Terrestrial Energy’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of New Terrestrial Energy to New Terrestrial Energy or New Terrestrial Energy’s stockholders,

	Cayman Constitutional Documents	Proposed Organizational Documents

brought on HCM II’s behalf; (ii) any action asserting a claim of breach of any fiduciary or other duty owed by any of HCM II’s current or former director, officer or other employee to HCM II or its shareholders; (iii) any action asserting a claim arising pursuant to any provision of the Companies Act or the Cayman Constitutional Documents; or (iv) any action asserting a claim against HCM II governed by the internal affairs doctrine (as such concept is recognized under the laws of the United States) and that each shareholder irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes. The forum selection provision in the Cayman Constitutional Documents do not apply to actions or suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any claim for which the federal district courts of the United States are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.

creditors or other constituents, (iii) any action asserting a claim against New Terrestrial Energy or any current or former director or officer of New Terrestrial Energy arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed By-Laws (as either may be amended and/or restated from time to time), (iv) any action asserting a claim governed by the internal affairs doctrine, or (v) any action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, except for any action asserted to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or, in each case, rules and regulations promulgated thereunder, for which there is exclusive federal jurisdiction.

The federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

See Article 52 of the Cayman Constitutional Documents.

These provisions are inapplicable to claims seeking to enforce any liability or duty created by the Securities Act or the Exchange Act; and any other claim for which the U.S. federal courts have exclusive jurisdiction.

See Article IX(B) of the Proposed Certificate of Incorporation.

Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents (Advisory Organizational Documents Proposal 5C)

The Cayman Constitutional Documents provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of at least 66⅔% of the HCM II Ordinary Shares represented in person or by proxy and entitled to vote at an extraordinary general meeting and who vote at the extraordinary general meeting.

See Article 18.3 of the Cayman Constitutional Documents.

In addition to any vote required by applicable law or the Proposed Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), the amendment, alteration, repeal or rescission of, in whole or in part, or the adoption of any provision inconsistent with, the following provisions in the Proposed Certificate of Incorporation shall require the affirmative vote of the holders of at least 66⅔% in voting power of all the then-outstanding

Cayman Constitutional Documents	Proposed Organizational Documents
.

shares of stock of New Terrestrial Energy entitled to vote thereon, voting together as a single class: Article V (amendment to Proposed Certificate of Incorporation and Proposed By-Laws), Article VI (New Terrestrial Board), Article VII (D&O liability), Article VIII (stockholder consent in lieu of meeting, annual and special meetings of stockholders) and Article IX(B) (forum).

See Article V(A) of the Proposed Certificate of Incorporation.

The Proposed Certificate of Incorporation permits the New Terrestrial Board to amend, alter, repeal or rescind the Proposed By-Laws without the consent or vote of the stockholders of New Terrestrial Energy in any manner not inconsistent with the DGCL or the Proposed Certificate of Incorporation.

See Article V(B) of the Proposed Certificate of Incorporation.

The Proposed Organizational Documents adopt provisions providing that the affirmative vote of the holders of at 66⅔% in voting power of all the then-outstanding shares of stock of New Terrestrial Energy entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of New Terrestrial Energy to alter, amend, repeal or rescind, in whole or in part, any provision of the Proposed By-Laws or to adopt any provision inconsistent therewith.

See Section 39 of the of the Proposed By-Laws and Article V(B) of the Proposed Certificate of Incorporation.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as three separate special resolutions on a non-binding and advisory basis only, that the following governance provisions contained in the Proposed Organizational Documents be and are hereby approved:

•        Proposal 5A — Under the Proposed Organizational Documents, New Terrestrial Energy would be authorized to issue (A) 500,000,000 shares of New Terrestrial Common Shares, and (B) 1,000,000 shares of New Terrestrial Preferred Stock.

•        Proposal 5B — The Proposed Organizational Documents would adopt (a) Delaware as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the Exchange Act.

•        Proposal 5C — The Proposed Certificate of Incorporation would require the affirmative vote of at least two-thirds of the total voting power of all then-outstanding shares of New Terrestrial Energy to amend, alter, repeal or rescind certain provisions of the Proposed Certificate of Incorporation.”

Vote Required for Approval

The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires a special resolution, being the affirmative vote of holders of at least 66⅔% of the HCM II Ordinary Shares, who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established. Approval of the Advisory Organizational Documents Proposals is not a condition to the consummation of the Business Combination.

Recommendation of the HCM II Board

THE HCM II BOARD UNANIMOUSLY RECOMMENDS THAT HCM II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS.

THE INCENTIVE PLAN PROPOSAL

Overview

Assuming that the Business Combination and the other Condition Precedent Proposals are approved, HCM II shareholders are also being asked to approve and adopt the New Equity Incentive Plan. Prior to the Closing Date, the HCM II Board will adopt the New Equity Incentive Plan effective as of immediately prior to the Closing, subject to shareholder approval at the extraordinary general meeting. No awards will be made under the New Equity Incentive Plan until after the Closing. Following the Business Combination, all equity and equity-based awards are intended to be granted under the New Equity Incentive Plan. For further information about the New Equity Incentive Plan, please refer to the complete copy of the New Equity Incentive Plan, which is attached hereto as Annex J.

Awards under the Terrestrial Option Plan will continue to be governed by their existing terms and will be assumed by New Terrestrial Energy in connection with the Business Combination. The New Equity Incentive Plan is intended as the successor to and continuation of the Terrestrial Option Plan with respect to such awards.

After careful consideration, the HCM II Board believes that approving the New Equity Incentive Plan is in the best interests of New Terrestrial Energy. The New Equity Incentive Plan promotes ownership in New Terrestrial Energy by its employees, non-employee directors and consultants, and aligns incentives between these service providers and shareholders by permitting these service providers to receive compensation in the form of awards denominated in, or based on the value of, New Terrestrial Common Shares. Therefore, the HCM II Board recommends that shareholders approve the New Equity Incentive Plan.

Summary of the New Equity Incentive Plan

The following summary describes the material terms of the New Equity Incentive Plan. This summary is not a complete description of all provisions of the New Equity Incentive Plan and is qualified in its entirety by reference to the New Equity Incentive Plan, a copy of which is attached hereto as Annex J, and we urge you to read it in its entirety.

Purpose

The purpose of the New Equity Incentive Plan is to provide a means through which New Terrestrial Energy and its affiliates may attract and retain key personnel and to provide a means whereby certain of our and our affiliates’ directors, officers, employees, consultants and advisors can acquire and maintain an equity interest, or be paid incentive compensation, which may be measured by reference to the value of the shares of New Terrestrial Common Shares, thereby strengthening their commitment to New Terrestrial Energy and its affiliates’ welfare and aligning their interests with those of our shareholders. The New Equity Incentive Plan has been established to advance New Terrestrial Energy’s interests by providing for the grant to participants of stock and stock-based awards.

Administration

The New Equity Incentive Plan will be administered by the compensation committee, except with respect to matters that are not delegated to the compensation committee by the New Terrestrial Board (whether pursuant to committee charter or otherwise). As used in this summary, the term “Administrator” refers to the compensation committee and its authorized delegates, as applicable. With respect to any award to which Section 16 of the Exchange Act applies, the Administrator will always be the compensation committee, which committee will always consist of two or more directors, each of whom is intended to be, to the extent required by Rule 16b-3 of the Exchange Act, a “non-employee director” as defined in Rule 16b-3 of the Exchange Act and an “independent director” to the extent required by the rules of the national securities exchange that is the principal trading market for New Terrestrial Common Shares.

The compensation committee (or New Terrestrial Board, as applicable) will have the discretionary authority to administer and interpret the New Equity Incentive Plan and any awards granted under it, determine eligibility for and grant awards, determine the exercise price, base value from which appreciation is measured, or purchase price, if any, applicable to any award, determine, modify, accelerate and waive the terms and conditions of any award, determine the form of settlement of awards, prescribe forms, rules and procedures relating to the New Equity Incentive Plan and awards, and otherwise do all things necessary or desirable to carry out the purposes of the New Equity Incentive Plan or any award.

Except as set forth above with respect to awards to which Section 16 of the Exchange Act applies, the compensation committee may delegate such of its duties, powers and responsibilities as it may determine to one or more of its members, members of the New Terrestrial Board and, to the extent permitted by law, New Terrestrial Energy’s officers, and may delegate to New Terrestrial Energy’s employees and other persons such ministerial tasks as it deems appropriate.

Eligibility

New Terrestrial Energy employees, non-employee directors, consultants and advisors are eligible to participate in the New Equity Incentive Plan. Eligibility for stock options intended to be incentive stock options, or “ISOs”, is limited to New Terrestrial Energy employees or employees of certain of its affiliates. Eligibility for stock options, other than ISOs, and stock appreciation rights, or “SARs”, is limited to individuals who are providing direct services to New Terrestrial Energy or its subsidiary companies on the date of grant of the award. As of the date of this proxy statement/prospectus, approximately 29 current employees, 17 consultants and advisors, and approximately 8 non-employee directors would be eligible to participate in the New Equity Incentive Plan following the Business Combination, including all of New Terrestrial Energy’s executive officers.

Authorized shares

Subject to adjustment as described below, the maximum number of shares of New Terrestrial Common Shares that may be delivered in satisfaction of awards under the New Equity Incentive Plan (the “Share Pool”) is equal to the sum of (i) ten percent (10%) of New Terrestrial Energy’s fully diluted outstanding shares of New Terrestrial Common Shares immediately following the Effective Time, (ii) any shares of New Terrestrial Energy subject to awards granted under the Terrestrial Option Plan (and assumed by New Terrestrial Energy pursuant to the Business Combination Agreement) that are outstanding on the Closing Date and that subsequently are forfeited, expire, or lapse unexercised or unsettled, and (iii) the annual increase in shares of New Terrestrial Common Shares described below. Up to 100% of the New Terrestrial Common Shares reserved for issuance under the New Equity Incentive Plan may be delivered in satisfaction of ISOs.

On the first day of each January during the term of the New Equity Incentive Plan, commencing on January 1, 2026, and ending on (and including) January 1, 2035, the aggregate number of shares of New Terrestrial Common Shares that may be issued under the New Equity Incentive Plan will automatically increase by a number of shares equal to the lesser of (i) 5% of the total number of shares of New Terrestrial Common Shares actually issued and outstanding on the last day of New Terrestrial Energy’s preceding fiscal year or (ii) such number of shares determined by the New Terrestrial Board.

Shares that may be delivered under the New Equity Incentive Plan may be authorized but unissued shares, treasury shares or previously issued shares acquired by us. No fractional shares will be delivered under the New Equity Incentive Plan.

Director limits

The maximum value of all compensation granted or paid to any of New Terrestrial Energy non-employee directors with respect to any calendar year, including awards under the New Equity Incentive Plan and cash fees or other compensation paid by us to any such director for services as a director during such calendar year, will generally be subject to certain limitations, calculating the value of any awards under the New Equity Incentive Plan based on their grant date fair value and assuming maximum payout.

Types of awards

The New Equity Incentive Plan provides for the grant of stock options, SARs, restricted stock, restricted stock units, performance awards and other awards that are convertible into or otherwise based on New Terrestrial Common Shares. Dividend equivalents may also be provided in connection with certain awards under the New Equity Incentive Plan, provided that any dividend equivalents will be subject to the same risk of forfeiture, if any, as applies to the underlying award.

•        Stock options and SARs.    The Administrator may grant stock options, including ISOs, and SARs. A stock option is a right entitling the holder to acquire shares of our common stock upon payment of the applicable exercise price. A SAR is a right entitling the holder upon exercise to receive an amount (payable in cash or shares of equivalent value) equal to the excess of the fair market value of the shares subject to the right over the base value from which appreciation is measured. The exercise price per share of each stock option, and the base value of each SAR, granted under the New Equity Incentive Plan shall be no less than 100% of the fair market value of a share on the date of grant (110% in the case of ISOs granted to certain shareholders). Each stock option and SAR will have a maximum term of not more than ten (10) years from the date of grant (or five (5) years, in the case of ISOs granted to certain shareholders). The Administrator may limit or restrict the exercisability of any stock option or SAR in its discretion, including in connection with any change in control (as defined below).

•        Restricted stock and restricted stock units.    The Administrator may grant awards of restricted stock and restricted stock units. A restricted stock unit is a stock unit that is subject to the satisfaction of specified performance or other vesting conditions. Restricted stock are shares subject to restrictions requiring that they be forfeited, redelivered or offered for sale to New Terrestrial Energy if specified performance or other vesting conditions are not satisfied.

•        Performance awards.    The Administrator may grant performance awards, which are awards subject to the achievement of performance criteria.

•        Other share-based awards.    The Administrator may grant other awards that are convertible into or otherwise based on shares of our common stock, subject to such terms and conditions as it determines.

•        Substitute awards.    The Administrator may grant substitute awards under the New Equity Incentive Plan in substitution for one or more equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition, which substitute awards may have terms and conditions that are inconsistent with the terms and conditions of the New Equity Incentive Plan.

Vesting; Terms of Awards

The Administrator determines the terms and conditions of all awards granted under the New Equity Incentive Plan, including the time or times an award vests or becomes exercisable, the terms and conditions on which an award remains exercisable, and the effect of termination of a participant’s employment or service on an award. The Administrator may accelerate the vesting or exercisability of an award in connection with a change in control (as defined below).

Unless otherwise provided in an award agreement, on the termination of a participant’s employment or service: (i) all unvested awards are forfeited, (ii) vested stock options and SARs will remain exercisable for three (3) months following the participant’s termination of employment or service (other than due to death or disability) and one (1) year following the participant’s termination of employment or service due to death or disability, but in no event past the stated term of the stock option or SAR and (iii) all awards (whether or not vested or exercisable) will terminate on the termination of a participant’s employment or service for “cause” (as defined in the New Equity Incentive Plan).

Recovery of Compensation

The Administrator may provide that any outstanding award (whether or not vested or exercisable), the proceeds of any award or shares acquired thereunder and any other amounts received in respect of any award or shares acquired thereunder will be subject to forfeiture and disgorgement to us, with interest and other related earnings, if the participant to whom the award was granted is not in compliance with any company policy that provides for forfeiture, disgorgement or clawback, or as otherwise required by law or applicable stock exchange listing standards.

Transferability of Awards

Except as the Administrator otherwise expressly provides, no equity awards may be transferred other than by will or by the laws of descent and distribution. During a participant’s lifetime, awards may be exercised only by the participant unless the participant is disabled from caring for his or her affairs.

Effect of a Covered Transaction

In the event of a “change in control” (as defined in the New Equity Incentive Plan and which generally includes the consummation of a reorganization, merger, share exchange or consolidation of the Company of more than 50% of the shares of our common stock, a sale of all or substantially all of our assets, acquisition of more than 50% of the total combined voting power, or certain replacements of the New Terrestrial Board members), the Administrator may, with respect to outstanding awards, provide for (in each case, on such terms and subject to such conditions as it deems appropriate):

•        The assumption, substitution or continuation of some or all awards (or any portion thereof) by the acquiror or surviving entity;

•        The cash payment in respect of some or all awards (or any portion thereof) equal to the difference between the fair market value of the shares subject to the award and its exercise or base price, with payment subject to such terms and conditions as the Administrator determines. If the per share exercise or purchase price (or base value) of an award (or portion thereof) is equal to or greater than the fair market value of one share of common stock, such award (or portion thereof) may be cancelled with no payment due; and/or

•        The acceleration of vesting, exercisability, lapse of restrictions or delivery of shares in respect of any award, in full or in part.

Except as the Administrator may otherwise determine, each award will automatically terminate or be forfeited immediately upon the consummation of the change in control, other than awards that are substituted for, assumed, or that continue following the change in control.

Any share of common stock and any cash or other property or other award delivered to a participant in connection with a change in control may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate.

The Administrator is not required to treat participants or awards (or portions thereof) in a uniform manner in connection with a change in control.

Adjustment Provisions

In the event of certain corporate transactions, including a stock dividend, extraordinary cash dividend, stock split or combination of shares (including a reverse stock split), recapitalization, spin-off or other change in our capital structure, the Administrator shall make appropriate adjustments to the Share Pool, the individual award limits, the number and kind of securities subject to, and, if applicable, the exercise or purchase prices (or base values) of outstanding awards, and any other provisions affected by such event. The Administrator may also make any such adjustments if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the New Equity Incentive Plan or any outstanding awards.

Amendments and Termination

The Administrator may at any time amend the New Equity Incentive Plan or any outstanding award and may at any time terminate the New Equity Incentive Plan as to future grants. However, except as expressly provided in the New Equity Incentive Plan, the Administrator may not alter the terms of an award so as to adversely affect a participant’s rights without the participant’s consent. Any amendments to the New Equity Incentive Plan will be conditioned on shareholder approval to the extent required by applicable law, regulations or stock exchange requirements. However, any amendment that the Administrator deems necessary or desirable for the purpose of the New Equity Incentive Plan or an award complying with changes in accounting standards or applicable laws, regulations or rules or Code Section 409A do not require a participant’s consent.

Term

No awards shall be granted under the New Equity Incentive Plan after the completion of ten (10) years from the date on which the New Equity Incentive Plan is approved by the HCM II Board, but awards previously granted may extend beyond that time.

Material Federal Income Tax Consequences of the New Equity Incentive Plan

The following is a summary of material U.S. federal income tax consequences associated with awards granted under the New Equity Incentive Plan. The summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with the New Equity Incentive Plan, nor does it cover state, local or non-U.S. taxes, except as may be specifically noted. The New Equity Incentive Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Code.

Stock Options (other than ISOs)

In general, a participant has no taxable income upon the grant or vesting of a stock option that is not intended to be an ISO (an “NSO”) but realizes income in connection with the exercise of the NSO in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to us, subject to the limitations set forth in the Code. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a short-term or long-term capital gain or loss for the participant for which we are not entitled to a deduction.

ISOs

In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. With some exceptions, a disposition of shares purchased pursuant to an ISO within two (2) years from the date of grant or within one (1) year after exercise produces ordinary income to the participant (and generally a deduction to us, subject to the limitations set forth in the Code) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which we are not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one (1) and two (2)-year holding periods, any gain or loss recognized upon a subsequent sale of shares purchased pursuant to an ISO is treated as a long-term capital gain or loss for which we are not entitled to a deduction.

SARs

The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received upon such exercise. In the case of a current or former employee, this amount is subject to withholding. A corresponding deduction is generally available to us, subject to the limitations set forth in the Code.

Restricted Stock Awards

A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to us, subject to the limitations set forth in the Code. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to us, subject to the limitations set forth in the Code. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under the New Equity Incentive Plan, the holding period for the shares begins when the participant recognizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

Restricted Stock Units

The grant of a restricted stock unit does not itself generally result in taxable income. Instead, the participant recognizes ordinary income upon settlement of the restricted stock unit following vesting in an amount equal to the cash (if the award is cash settled) or the fair market value of the shares (if the award is stock settled) transferred to the participant, and a corresponding deduction is generally available to us, subject to the limitations set forth in the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock. Upon resale of the shares acquired pursuant to a restricted stock unit, any subsequent appreciation or depreciation in the value of the shares will be treated as short-term or long-term capital gain or loss depending on how long the shares were held by the recipient.

Code Section 409A

Application of Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements. While the awards to be granted pursuant to the New Equity Incentive Plan are expected to be designed to be exempt from or to comply with the requirements of Section 409A of the Code, if they are not exempt from coverage under such section and do not comply with its requirements, a participant could be subject to additional taxes and interest.

Registration with the SEC

If the New Equity Incentive Plan is approved by our shareholders and becomes effective, New Terrestrial Energy is expected to file with the SEC a registration statement on Form S-8 registering the New Terrestrial Common Shares reserved for issuance under the New Equity Incentive Plan as soon as reasonably practicable after becoming eligible to use such form.

Equity Compensation Plan Information

HCM II did not maintain, or have any securities authorized for issuance under, any equity compensation plans as of the date of this proxy statement/prospectus.

New Plan Benefits

No awards have been previously granted under the New Equity Incentive Plan and no awards have been granted under the New Equity Incentive Plan subject to shareholder approval of the New Equity Incentive Plan. The awards that are to be granted to any participant or group of participants are indeterminable as of the date of this proxy statement/prospectus because future awards under the New Equity Incentive Plan will be granted in the discretion of the Administrator, including that the type, number, recipients, and other terms of such awards cannot be determined at this time. Consequently, no new plan benefits table is included in this proxy statement/prospectus.

Interest of Directors and Executive Officers

All members of the New Terrestrial Board and all executive officers of New Terrestrial Energy will be eligible for awards under the New Equity Incentive Plan and, thus, have a personal interest in the approval of the New Equity Incentive Plan. Nevertheless, the HCM II Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors, among others, by adopting the New Equity Incentive Plan.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the New Equity Incentive Plan, in the form attached to the proxy statement/prospectus as Annex J, be adopted and approved.”

Vote Required for Approval

The approval of the Incentive Plan Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the HCM II Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established. The Incentive Plan Proposal is conditioned on the approval of the Condition Precedent Proposals. If the Condition Precedent Proposals are not approved, the Incentive Plan Proposal will not be presented at the extraordinary general meeting. The Incentive Plan Proposal will only become effective if the Business Combination is completed.

Recommendation of the HCM II Board

THE HCM II BOARD UNANIMOUSLY RECOMMENDS THAT HCM II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

THE DIRECTOR ELECTION PROPOSAL

Election of Directors

Pursuant to the Business Combination Agreement, HCM II has agreed to take all necessary action, including causing the members of the HCM II Board to resign, so that effective at the Closing, the entire New Terrestrial Board will consist of nine (9) individuals. The New Terrestrial Board will be classified into three classes, with each Class I director having a term that expires at the first annual meeting of stockholders of New Terrestrial Energy to be held following the date of Closing, each Class II director having a term that expires at the second annual meeting of stockholders of New Terrestrial Energy to be held following the date of Closing, and each Class III director having a term that expires at the third annual meeting of stockholders of New Terrestrial Energy to be held following the date of Closing, or in each case until their respective successor is duly elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal.

HCM II is proposing the approval by ordinary resolution of the election of the following individuals, who will take office immediately following the Closing and who will constitute all the members of the New Terrestrial Board: Frederick Buckman, William Johnson and Hugh MacDiarmid to serve as the Class I directors, David Hill, Robert W. Jones and Shawn Matthews to serve as the Class II directors and Simon Irish, David LeBlanc and Charles Pardee to serve as the Class III directors.

In addition, it is anticipated that Frederick Buckman will be designated as Chairman of the New Terrestrial Board. Each of Frederick Buckman, Shawn Matthews, Hugh MacDiarmid, David Hill, Robert W. Jones, William Johnson and Charles Pardee are expected to qualify as an independent director under Nasdaq listing standards.

There are no family relationships among any of New Terrestrial Energy’s directors and current executive officers.

Subject to other provisions in the Proposed Certificate of Incorporation, the number of directors that constitutes the entire New Terrestrial Board will be fixed solely by resolution of the New Terrestrial Board.

Under the Proposed Certificate of Incorporation, the directors of New Terrestrial Energy will be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The New Terrestrial Board may assign members of the New Terrestrial Board already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors of New Terrestrial Energy will expire at the first regularly scheduled annual meeting of its stockholders, the term of office of the initial Class II directors of New Terrestrial Energy will expire at the second annual meeting of its stockholders, and the term of office of the initial Class III directors of New Terrestrial Energy will expire at the third annual meeting of its stockholders. At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders, each of the successors elected to replace the directors of a class of director whose term will have expired at such annual meeting will be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor will have been duly elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal.

Any director or the entire board may be removed, with cause, by the holders of a majority of the shares of New Terrestrial Energy then entitled to vote at an election of directors. Vacancies occurring on the New Terrestrial Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the New Terrestrial Board, although less than a quorum, or by a sole remaining director, and not by stockholders of New Terrestrial Energy. A person so elected by the New Terrestrial Board to fill a vacancy or newly created directorship will hold office until the next election of the class for which such director will have been chosen and until his or her successor will be duly elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal.

The Director Election Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Director Election Proposal will have no effect, even if approved by holders of HCM II Ordinary Shares.

The HCM II Board knows of no reason why any of the nominees will be unavailable or decline to serve as a director. The information presented below is as of the date of this proxy statement/prospectus and is based in part on information furnished by the nominees and in part from HCM II’s and Terrestrial Energy’s records.

Information about Director Nominees

At the Closing of the Business Combination, in accordance with the terms of the Business Combination Agreement and assuming the election of the nominees set forth in this section, the members of the New Terrestrial Board will be as follows:

Name	Position
Simon Irish	Chief Executive Officer and Director Nominee
Frederick Buckman	Chairman of the Board of Directors and Director Nominee
Shawn Matthews	Director Nominee
Hugh MacDiarmid	Director Nominee
David Hill	Director Nominee
Charles Pardee	Director Nominee
Robert W. Jones	Director Nominee
William Johnson	Director Nominee
David LeBlanc	Chief Technology Officer and Director Nominee

Information regarding each nominee is set forth in the section of this proxy statement/prospectus entitled “Management of New Terrestrial Energy Following the Business Combination”.

Other than in connection with the Business Combination Agreement as discussed below in the section entitled “Management of New Terrestrial Energy Following the Business Combination”, there is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

For more information about the anticipated members of the New Terrestrial Board and officers of New Terrestrial Energy following the Closing, see the sections of this proxy statement/prospectus entitled “Management of New Terrestrial Energy Following the Business Combination — Officers, Directors and Key Employees”; and for more information about the members of the HCM II Board and executive officers of HCM II prior to the Closing, see the section of this proxy statement/prospectus entitled “Information about HCM II – Directors and Executive Officers”.

Vote Required for Approval

The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the HCM II Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. If the Business Combination is not approved, the Director Election Proposal will not be presented at the extraordinary general meeting. The Director Election Proposal will only become effective if the Business Combination is completed.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on the New Terrestrial Board upon the Closing of the Business Combination:

Simon Irish, David LeBlanc, Frederick Buckman, Shawn Matthews, Hugh MacDiarmid, David Hill, Charles Pardee, William Johnson and Robert W. Jones.”

Recommendation of the HCM II Board

THE HCM II BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE NEW Terrestrial BOARD.

The existence of financial and personal interests of HCM II’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of HCM II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and HCM II’s officers also have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain HCM II Persons in the Business Combination” for a further discussion of these considerations.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the HCM II Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting, (ii) if HCM II determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Domestication, the Merger or any other Transaction. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor, HCM II and their members and shareholders, respectively, to make purchases of HCM II Ordinary Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the extraordinary general meeting, or otherwise increase the likelihood of closing the Business Combination. See “The Business Combination Proposal — Interests of Certain HCM II Persons in the Business Combination”.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the HCM II Board may not be able to adjourn the extraordinary general meeting to a later date (i) in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals, in which event, the Business Combination would not be completed, and (ii) in the event that adjourning the extraordinary general meeting to a later date would allow for additional time for arrangements that would increase the likelihood of closing the Business Combination, in which event the likelihood of the Business Combination closing would be decreased.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the HCM II Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

The Adjournment Proposal is not conditioned upon any other proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting, (ii) if HCM II determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Domestication, the Merger or any other Transaction.”

Recommendation of the HCM II Board

THE HCM II BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of HCM II’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of HCM II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and HCM II’s officers also have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain HCM II Persons in the Business Combination” for a further discussion of these considerations.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR HOLDERS OF HCM II Securities and NEW TERRESTRIAL ENERGY SECURITIES

The following discussion is a summary of material U.S. federal income tax considerations (a) for U.S. Holders and Non-U.S. Holders (each as defined for purposes of this section below, and together, “Holders”) of HCM II Class A Ordinary Shares and Public Warrants (each, an “HCM II Security”) of the Domestication, (b) for Holders of HCM II Class A Ordinary Shares that exercise their redemption rights in connection with the Business Combination, (c) for Holders of HCM II Securities of the Merger and (d) of the ownership and disposition of New Terrestrial Common Shares and New Terrestrial Warrants (each, a “New Terrestrial Energy Security”). With respect to the ownership and disposition of New Terrestrial Energy Securities, this discussion is limited to (x) New Terrestrial Energy Securities received in connection with the Domestication or the Merger and (y) New Terrestrial Common Shares received upon the exercise of the New Terrestrial Warrants. This section applies only to Holders that hold their HCM II Securities and New Terrestrial Energy Securities as “capital assets” for U.S. federal income tax purposes (generally, property held for investment).

This discussion does not address the U.S. federal income tax consequences (i) to the Sponsor or its affiliates or any other sponsor, officers or directors of HCM II, or (ii) to any person holding Founder Shares, Private Placement Warrants, Series A Preferred Stock or any securities issued by New Terrestrial Energy pursuant to the PIPE Financing. This discussion is limited to U.S. federal income tax considerations and does not address any estate, gift or other U.S. federal non-income tax considerations or considerations arising under the tax laws of any U.S. state, or local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to any particular investor in light of their particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply to investors subject to special rules under U.S. federal income tax law, such as:

•        banks, financial institutions or financial services entities;

•        broker-dealers;

•        taxpayers that are subject to the mark-to-market accounting rules with respect to the HCM II Securities or New Terrestrial Energy Securities;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies or real estate investment trusts;

•        partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or pass-through entities (including S Corporations), or persons that hold or will hold the HCM II Securities or New Terrestrial Energy Securities through such partnerships or pass-through entities;

•        U.S. expatriates or former long-term residents of the United States;

•        except as specifically provided below, persons that actually or constructively own five percent (5%) or more (by vote or value) of HCM II’s shares or New Terrestrial Energy’s stock;

•        persons that acquired their HCM II Securities or New Terrestrial Energy Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•        persons that hold or will hold their HCM II Securities or New Terrestrial Energy Securities as part of a straddle, constructive sale, hedge, wash sale, conversion or other integrated or similar transaction;

•        U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

•        “specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds HCM II Securities or New Terrestrial Energy Securities, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding any HCM II Securities or New Terrestrial Energy Securities and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Domestication, the Merger, the exercise of redemption rights with respect to HCM II Class A Ordinary Shares, and the ownership and disposition of New Terrestrial Energy Securities.

This discussion is based on the Code, Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. HCM II has not sought, and does not intend to seek, any rulings from the IRS as to any U.S. federal income tax considerations described herein. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE DOMESTICATION, THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO HCM II CLASS A ORDINARY SHARES, THE MERGER AND THE OWNERSHIP AND DISPOSITION OF NEW TERRESTRIAL ENERGY SECURITIES. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO HCM II CLASS A ORDINARY SHARES, THE MERGER AND THE OWNERSHIP AND DISPOSITION OF NEW TERRESTRIAL ENERGY SECURITIES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

For purposes of this discussion, because the components of an HCM II Unit are generally separable at the option of the holder, the holder of an HCM II Unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying HCM II Class A Ordinary Share and HCM II Warrant components of the HCM II Unit, and the discussion below with respect to actual Holders of HCM II Class A Ordinary Shares and HCM II Warrants also should apply to holders of HCM II Units (as the deemed owners of the underlying HCM II Class A Ordinary Shares and HCM II Warrants that constitute the HCM II Units). Accordingly, the separation of an HCM II Unit into one HCM II Class A Ordinary Share and the one-half of one HCM II Warrant underlying the HCM II Unit generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of HCM II Securities are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Domestication and the Business Combination (including the exercise of any redemption rights) with respect to any HCM II Class A Ordinary Shares and HCM II Warrants held through HCM II Units (including alternative characterizations of HCM II Units).

I.       TAX TREATMENT OF THE DOMESTICATION

The U.S. federal income tax consequences to the Holders of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, an F Reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected”. Pursuant to the Domestication, HCM II will change its jurisdiction of incorporation from the Cayman Islands to Delaware, and, effective immediately following the Closing, will be renamed “Terrestrial Energy Inc.”.

Whether the Domestication will qualify as an F Reorganization is not free from doubt due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to an entity that holds only investment-type assets. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. King & Spalding LLP will deliver an opinion that, based on customary assumptions, representations and covenants, (i) the disclosure contained herein under the heading “Material U.S. Federal Income Tax Considerations for Holders of HCM II Securities and New Terrestrial Energy Securities — Tax Treatment of the Domestication” and “— U.S. Holders — Tax Effects of the Domestication to U.S. Holders” constitutes our opinion insofar as it expresses conclusions as to the application of U.S. federal income tax law, and (ii) the Domestication should qualify as an F Reorganization, which such opinion will be filed as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus forms a part. The obligations of HCM II to undertake the Domestication and the Business Combination are not conditioned on the receipt of an opinion regarding the Domestication’s qualification as an F Reorganization. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences of the Domestication could differ from those described herein. An opinion of counsel represents counsel’s legal judgment and is not binding on the IRS or any court. HCM II has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Domestication. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each Holder of HCM II Securities is urged to consult its tax advisor with respect to the particular tax consequence of the Domestication to such Holder.

Assuming the Domestication qualifies as an F Reorganization, the Domestication should be treated for U.S. federal income tax purposes as if HCM II (a) transferred all of its assets and liabilities to New Terrestrial Energy in exchange for all of the outstanding stock and warrants of New Terrestrial Energy; and (b) then distributed such shares of stock and warrants of New Terrestrial Energy to the holders of securities of HCM II in liquidation of HCM II. The taxable year of HCM II will be deemed to end on the date of the Domestication.

If the Domestication fails to qualify as an F Reorganization, a Holder of HCM II Securities generally would be treated for U.S. federal income tax purposes as having exchanged its HCM II Securities for New Terrestrial Energy Securities in a taxable transaction.

II.     U.S. HOLDERS

As used in this section, a “U.S. Holder” is a beneficial owner of an HCM II Security or a New Terrestrial Security, as applicable, who or that is for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income tax regardless of its source; or

•        a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

A.     Tax Effects of the Domestication to U.S. Holders

1.      Generally

Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of HCM II Securities generally are not expected to recognize gain or loss for U.S. federal income tax purposes in connection with the Domestication, except as provided below under the sections entitled “— 3. Effects of Section 367 to U.S. Holders of HCM II Class A Ordinary Shares” and “— 5. PFIC Considerations”.

Subject to the discussion below under the section entitled “— 5. PFIC Considerations”, if the Domestication fails to qualify as an F Reorganization, a U.S. Holder of HCM II Securities generally would recognize gain or loss with respect to its HCM II Securities in an amount equal to the difference, if any, between the fair market value of the corresponding New Terrestrial Energy Securities received in the Domestication and the U.S. Holder’s adjusted tax basis in its HCM II Securities surrendered.

2.      Basis and Holding Period Considerations

Assuming the Domestication qualifies as an F Reorganization, subject to the discussion below under the section entitled “— 5. PFIC Considerations”: (a) the tax basis of a share of New Terrestrial Common Shares or a New Terrestrial Warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the HCM II Class A Ordinary Share or HCM II Warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (b) the holding period for a share of New Terrestrial Common Shares or a New Terrestrial Warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the HCM II Class A Ordinary Share or HCM II Warrant surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, the U.S. Holder’s basis in the New Terrestrial Common Shares and New Terrestrial Warrants would be equal to the fair market value of such New Terrestrial Common Shares and New Terrestrial Warrants on the date of the Domestication, and such U.S. Holder’s holding period for such New Terrestrial Common Shares and New Terrestrial Warrants would begin on the day following the date of the Domestication. Holders who hold different blocks of HCM II Securities (generally, HCM II Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of HCM II Securities.

3.      Effects of Section 367 to U.S. Holders of HCM II Class A Ordinary Shares

Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as an F Reorganization. Subject to the discussion below under the section entitled “— 5. PFIC Considerations”, Section 367 of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-deferred. The following discussion assumes the Domestication will qualify as an F Reorganization, and as such, Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication.

a.      U.S. Holders Who Own 10 Percent or More (By Vote or Value) of HCM II Shares

Subject to the discussion below under the section entitled “— 5. PFIC Considerations”, a 10% U.S. Shareholder on the date of the Domestication must include in income as a deemed dividend deemed paid by HCM II the “all earnings and profits amount” attributable to the HCM II Class A Ordinary Shares it directly owns within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of HCM II Warrants will be taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its HCM II Class A Ordinary Shares is the net positive earnings and profits of HCM II (as determined under Treasury Regulations under Section 367 of the Code) attributable to such HCM II Class A Ordinary Shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such HCM II Class A Ordinary Shares. Treasury Regulations under Section 367 of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock generally is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

HCM II does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If HCM II’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its HCM II Class A Ordinary Shares. However, the determination of earnings and profits is complex and may be impacted by numerous factors. It is possible that the amount of HCM II’s cumulative net earnings and profits could be positive through the date of the Domestication, in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend deemed paid by HCM II under Treasury Regulations under Section 367 of the Code as a result of the Domestication.

b.      U.S. Holders Who Own Less Than 10% (By Vote or Value) of HCM II Shares

Subject to the discussion below under the section entitled “— 5. PFIC Considerations”, a U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose HCM II Class A Ordinary Shares have a fair market value of $50,000 or more on the date of the Domestication will recognize gain (but not loss) with respect to its HCM II Class A Ordinary Shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s HCM II Class A Ordinary Shares as described below.

Subject to the discussion below under the section entitled “— 5. PFIC Considerations”, unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to New Terrestrial Common Shares received in the Domestication in an amount equal to the excess of the fair market value of such New Terrestrial Common Shares over the U.S. Holder’s adjusted tax basis in the HCM II Class A Ordinary Shares deemed surrendered in exchange therefor. U.S. Holders who hold different blocks of HCM II Class A Ordinary Shares (generally, HCM II Class A Ordinary Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income as a deemed dividend deemed paid by HCM II the “all earnings and profits amount” attributable to its HCM II Class A Ordinary Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)     a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)    a complete description of the Domestication;

(iii)   a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)   a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)    a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from HCM II (or New Terrestrial Energy) establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s HCM II Class A Ordinary Shares and (B) a representation that the U.S. Holder has notified HCM II (or New Terrestrial Energy) that the U.S. Holder is making the election; and

(vi)   certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to HCM II or New Terrestrial Energy no later than the date such tax return is filed. In connection with this election, New Terrestrial Energy will reasonably cooperate with U.S. Holders of HCM II Class A Ordinary Shares, upon request, to make available to such requesting U.S. Holders information regarding HCM II’s earnings and profits.

HCM II does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that HCM II had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its HCM II Class A Ordinary Shares, and thus could be required to include that amount in income as a deemed dividend deemed paid by HCM II under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING AN ELECTION TO INCLUDE IN INCOME THE “ALL EARNINGS AND PROFITS AMOUNT” ATTRIBUTABLE TO ITS HCM II CLASS A ORDINARY SHARES UNDER SECTION 367(b) OF THE CODE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH AN ELECTION.

A U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose HCM II Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication generally should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication. However, such U.S. Holder may be subject to taxation under the PFIC rules as discussed below under the section entitled “— 5. PFIC Considerations”.

4.      Tax Consequences for U.S. Holders of HCM II Warrants

Assuming the Domestication qualifies as an F Reorganization, subject to the considerations described above under the section entitled “— 3. Effects of Section 367 to U.S. Holders of HCM II Class A Ordinary Shares — a. U.S. Holders Who Own 10 Percent or More (By Vote or Value) of HCM II Shares” relating to a U.S. Holder’s ownership of HCM II

Warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code and the considerations described below under the section entitled “— 5. PFIC Considerations” relating to the PFIC rules, a U.S. Holder of HCM II Warrants should not be subject to U.S. federal income tax with respect to the exchange of HCM II Warrants for New Terrestrial Warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

5.      PFIC Considerations

Regardless of whether the Domestication qualifies as an F Reorganization (and, if the Domestication qualifies as an F Reorganization, in addition to the discussion above under the section entitled “— 3. Effects of Section 367 to U.S. Holders of HCM II Class A Ordinary Shares”), the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code if HCM II is considered a PFIC.

a.      Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (a) at least seventy five percent (75%) of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least twenty five percent (25%) of the shares by value, is passive income or (b) at least fifty percent (50%) of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least twenty five percent (25%) of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business received from unrelated persons) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually.

c.      PFIC Status of HCM II

Because HCM II is a blank check company with no current active business prior to the Business Combination, and based upon the composition of its income and assets, and upon a review of its financial statements, HCM II believes that it likely has been a PFIC since its first taxable year and will likely be considered a PFIC for the taxable year which ends as a result of the Domestication. However, HCM II’s actual PFIC status for any taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to HCM II’s status as a PFIC for the taxable year which ends as a result of the Domestication. In addition, HCM II’s U.S. counsel expresses no opinion with respect to HCM II’s PFIC status for any taxable year.

d.      Effects of PFIC Rules on the Domestication

Even if the Domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose, under a proposed Treasury Regulation that generally treats an “option” (which would include an HCM II Warrant) to acquire the stock of a PFIC as stock of the PFIC, exchanging warrants of a PFIC for newly issued warrants in connection with a domestication transaction) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. Holders of HCM II Class A Ordinary Shares and HCM II Warrants as a result of the Domestication if:

(i)     HCM II were classified as a PFIC at any time during such U.S. Holder’s holding period in such HCM II Class A Ordinary Shares or HCM II Warrants; and

(ii)    the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such HCM II Class A Ordinary Shares or in which HCM II was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) an MTM Election (as defined below) with respect to such HCM II Class A Ordinary Shares. Under current law, neither a QEF Election nor an MTM Election can be made with respect to warrants.

The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of HCM II. Under these rules (the “excess distributions regime”):

•        the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s HCM II Class A Ordinary Shares or HCM II Warrants;

•        the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which HCM II was a PFIC, will be taxed as ordinary income;

•        the amount of gain allocated to each other taxable year (or portion thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year or portion thereof (described in the third bullet above) of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the U.S. Holder to recognize gain or include an amount in income as a deemed dividend deemed paid by HCM II, the gain realized on the transfer is taxable as an excess distribution under the excess distribution regime, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under these rules is taxable as provided under Section 367(b) of the Code. See the discussion above under the section entitled “— 3. Effects of Section 367 to U.S. Holders of HCM II Class A Ordinary Shares”.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. Therefore, U.S. Holders of HCM II Class A Ordinary Shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their HCM II Class A Ordinary Shares and HCM II Warrants under the excess distribution regime in the manner set forth above. A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election with respect to its HCM II Class A Ordinary Shares is referred to herein as an “Electing Shareholder” and a U.S. Holder that is not an Electing Shareholder is referred to herein as a “Non-Electing Shareholder”.

As discussed above, proposed Treasury Regulations issued under the PFIC rules generally treats an “option” (which would include an HCM II Warrant) to acquire the stock of a PFIC as stock of the PFIC, while final Treasury Regulations issued under the PFIC rules provide that neither a QEF Election nor an MTM Election (as defined below) may be made with respect to options. Therefore, it is possible that the proposed Treasury Regulations issued under the PFIC rules, if finalized in their current form, would apply to cause gain recognition on the exchange of HCM II Warrants for New Terrestrial Warrants pursuant to the Domestication.

Any gain recognized by a Non-Electing Shareholder of HCM II Class A Ordinary Shares or a U.S. Holder of HCM II Warrants as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder and taxed under the excess distribution regime in the manner set forth above, with no corresponding receipt of cash.

As noted above, if HCM II is considered a PFIC, the Domestication could be a taxable event under the PFIC rules regardless of whether the Domestication qualifies as an F Reorganization, and, absent a QEF Election (or a QEF Election along with a purging election) or an MTM Election, a U.S. Holder would be taxed under the excess distribution regime in the manner set forth above.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

e.      QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of HCM II Class A Ordinary Shares will depend on whether the U.S. Holder has made a timely and effective election to treat HCM II as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of HCM II Class A Ordinary Shares during which HCM II qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. One type of purging election creates a deemed sale of the U.S. Holder’s HCM II Class A Ordinary Shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to such purging election subject to the excess distribution regime described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its HCM II Class A Ordinary Shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its HCM II Class A Ordinary Shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to its HCM II Class A Ordinary Shares is contingent upon, among other things, the provision by HCM II of a “PFIC Annual Information Statement” to such U.S. Holder. If we determine we are a PFIC for any taxable year, upon written request, we will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF election, but there is no assurance that we will timely provide such required information. As discussed above, a U.S. Holder is not able to make a QEF Election with respect to HCM II Warrants under current law. An Electing Shareholder generally would not be subject to the excess distribution regime discussed above with respect to their HCM II Class A Ordinary Shares. As a result, an Electing Shareholder generally is not expected to recognize gain or loss as a result of the Domestication except to the extent described under “— 3. Effects of Section 367 to U.S. Holders of HCM II Class A Ordinary Shares”, and subject to the discussion above under “— A. Tax Effects of the Domestication to U.S. Holders”, but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of HCM II, whether or not such amounts are actually distributed.

The impact of the PFIC rules on a U.S. Holder of HCM II Class A Ordinary Shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code (an “MTM Election”). U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may elect to mark such stock to its market value each taxable year if such stock is “marketable stock”, generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq. No assurance can be given that HCM II Class A Ordinary Shares are considered to be marketable stock for purposes of the MTM Election for any taxable year or whether the other requirements of this election are satisfied. If such an election is available and has been made, such Electing Shareholder generally would not be subject to the excess distributions regime discussed above with respect to their HCM II Class A Ordinary Shares in connection with the Domestication. Instead, in general, such Electing Shareholder will include as ordinary income each year the excess, if any, of the fair market value of its HCM II Class A Ordinary Shares at the end of its taxable year over its adjusted tax basis in its HCM II Class A Ordinary Shares. The Electing Shareholder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted tax basis in its HCM II Class A Ordinary Shares over the fair market value of its HCM II Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The Electing Shareholder’s tax basis in its HCM II Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its HCM II Class A Ordinary Shares will be treated as ordinary income. However, if the MTM Election is not made by a U.S. Holder with respect to the first taxable year of its holding period for the HCM II Class A Ordinary Shares in which HCM II is a PFIC, then the excess distribution regime discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to, HCM II Class A Ordinary Shares, including in connection with the Domestication. Under current law, an MTM Election is not available with respect to warrants, including the HCM II Warrants.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE APPLICATION OF THE RULES ADDRESSING OVERLAPS IN THE PFIC RULES AND THE SECTION 367(b) RULES AND THE RULES RELATING TO CONTROLLED FOREIGN CORPORATIONS. ALL U.S. HOLDERS OF HCM II SECURITIES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER AND HOW ANY OVERLAP RULES APPLY, AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION OR OVERLAP RULE AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

B.     Tax Effects to U.S. Holders of Exercising Redemption Rights

1.      Generally

The U.S. federal income tax consequences to a U.S. Holder of HCM II Class A Ordinary Shares that exercises its redemption rights with respect to its HCM II Class A Ordinary Shares will depend on whether the redemption qualifies as a sale of shares under Section 302 of the Code with respect to such U.S. Holder. If the redemption qualifies as a sale of shares by a U.S. Holder, the tax consequences to such U.S. Holder are as described below under the section entitled “— 3. Taxation of Redemption Treated as a Sale”. If the redemption does not qualify as a sale of shares, a U.S. Holder will be treated as receiving a corporate distribution with the tax consequences to such U.S. Holder as described below under the section entitled “— 2. Taxation of Redemption Treated as a Distribution”.

Whether a redemption of shares qualifies for sale treatment will depend largely on the total number of shares of HCM II treated as held by the redeemed U.S. Holder before and after the redemption (including any shares treated as constructively owned by the U.S. Holder through others or as a result of owning HCM II Warrants and any shares that a U.S. Holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of the stock of HCM II outstanding both before and after the redemption. The redemption generally will be treated as a sale of shares (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in HCM II or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a U.S. Holder takes into account not only shares actually owned by the U.S. Holder, but also shares that are constructively owned by it under certain attribution rules set forth in the Code. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares that the holder has a right to acquire by exercise of an option, which would generally include shares which could be acquired pursuant to the exercise of HCM II Warrants. Moreover, any shares that a U.S. Holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of HCM II’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of shares must, among other requirements, be less than eighty percent (80%) of the percentage of HCM II’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption (taking into account redemptions by other holders and possibly the New Terrestrial Energy stock to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. Holder’s interest HCM II if either (1) all of the shares actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares (including any stock constructively owned by the U.S. Holder as a result of owning HCM II Warrants). The redemption will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in HCM II. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in HCM II will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction”.

If none of the foregoing tests are satisfied, then the redemption of shares will be treated as a corporate distribution to the redeemed U.S. Holder and the tax effects to such a U.S. Holder will be as described below under the section entitled “— 2. Taxation of Redemption Treated as a Distribution”. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed shares will be added to the U.S. Holder’s adjusted tax basis in its remaining HCM II shares or, if it has none, to the U.S. Holder’s adjusted tax basis in its HCM II Warrants or possibly in other HCM II shares constructively owned by it.

Redeeming U.S. Holders generally will be subject to the PFIC rules relating to the excess distribution regime, QEF Election and MTM Election described above under the section entitled “— A. Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations” with respect to any gain or loss recognized by the U.S. Holder on its deemed sale of its HCM II Class A Ordinary Shares (if the redemption were treated as a sale of shares) or any corporate distributions deemed received on its HCM II Class A Ordinary Shares (if the redemption were treated as a corporate distribution) without regard to any potential limitations or other interactions of such PFIC rules in connection with an F Reorganization or Section 367 of the Code as discussed therein.

U.S. Holders who actually or constructively own at least five percent (5%) by vote or value (or, if HCM II Class A Ordinary Shares is not then publicly traded, at least one percent (1%) (by vote or value) or more of the total outstanding HCM II shares may be subject to special reporting requirements with respect to a redemption of shares, and such holders should consult with their tax advisors with respect to their reporting requirements.

2.      Taxation of Redemption Treated as a Distribution

If the redemption of a U.S. Holder’s shares is treated as a corporate distribution, as discussed above under the section entitled “— 1. Generally”, the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from HCM II’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of HCM II’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares. Any remaining excess will be treated as gain realized on the sale of shares and will be treated as described below under the section entitled “— 3. Taxation of Redemption Treated as a Sale”.

As discussed above, a redeeming U.S. Holder generally will be subject to the PFIC rules relating to the excess distribution regime, QEF Election and MTM Election described above under the section entitled “— A. Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations” with respect to any corporate distributions deemed received on its HCM II Class A Ordinary Shares (if the redemption were treated as a corporate distribution) without regard to any potential limitations or other interactions of such PFIC rules in connection with an F Reorganization or Section 367 of the Code as discussed therein.

3.      Taxation of Redemption Treated as a Sale

If the redemption of a U.S. Holder’s shares is treated as a sale, as discussed above under the section entitled “— 1. Generally”, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the shares redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares so disposed of exceeds one (1) year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible to be taxed at reduced rates. It is unclear, however, whether certain redemption rights with respect to the Public Shares may suspend the running of the applicable holding period of the Public Shares for this purpose. If the running of the holding period for the Public Shares is suspended, then non-corporate U.S. Holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a redemption that is treated as a sale of the Public Shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. The deductibility of capital losses is subject to limitations.

As discussed above, a redeeming U.S. Holder generally will be subject to the PFIC rules relating to the excess distribution regime, QEF Election and MTM Election described above under the section entitled “— A. Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations” with respect to any gain or loss recognized by the U.S. Holder on its deemed sale of its HCM II Class A Ordinary Shares (if the redemption were treated as a sale of shares) without regard to any potential limitations or other interactions of such PFIC rules in connection with an F Reorganization or Section 367 of the Code as discussed therein.

U.S. Holders who hold different blocks of shares (including as a result of holding different blocks of HCM II Class A Ordinary Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF AN EXERCISE OF REDEMPTION RIGHTS.

C.     Tax Consequences of the Merger to HCM II and U.S. Holders of HCM II Securities

Neither HCM II nor any U.S. Holder of HCM II Securities that received New Terrestrial Energy Securities in connection with the Domestication will be subject to any material U.S. federal income tax consequences as a result of the Merger.

D.     Tax Consequences of Ownership and Disposition of New Terrestrial Energy Securities

1.      Taxation of Distributions

In general, distributions of cash or other property to U.S. Holders of New Terrestrial Common Shares (other than certain distributions of New Terrestrial Energy stock or rights to acquire New Terrestrial Energy stock) generally will constitute dividends for U.S. federal income tax purposes to the extent paid from New Terrestrial Energy’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its New Terrestrial Common Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the New Terrestrial Common Shares and will be treated as described below under the section entitled “— 2. Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New Terrestrial Energy Securities”.

Dividends paid to a U.S. Holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder may constitute “qualified dividend income” that will be subject to tax at reduced rates accorded to long-term capital gains.

2.      Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New Terrestrial Energy Securities

Upon a sale or other taxable disposition of New Terrestrial Energy Securities (which, in general, would include a redemption of New Terrestrial Warrants that is treated as a sale of such warrants as described below), a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the New Terrestrial Energy Securities. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the New Terrestrial Energy Securities so disposed of exceeds one (1) year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its New Terrestrial Energy Securities so disposed of. See the section entitled “— A. Tax Effects of the Domestication to U.S. Holders” above for a discussion of a U.S. Holder’s adjusted tax basis in its New Terrestrial Energy Securities following the Domestication. See the section entitled “— 3. Exercise, Lapse or Redemption of New Terrestrial Warrants” below for a discussion regarding a U.S. Holder’s tax basis in New Terrestrial Common Shares acquired pursuant to the exercise of a New Terrestrial Warrant. See the section entitled “Material U.S. Federal Income Tax Considerations of the Merger to Holders of Terrestrial Stock and Terrestrial Energy — I. U.S. Holders” below for a discussion of a U.S. Holder’s adjusted tax basis in its New Terrestrial Common Shares following the Merger.

3.      Exercise, Lapse or Redemption of New Terrestrial Warrants

A U.S. Holder generally will not recognize taxable gain or loss on the acquisition of New Terrestrial Common Shares upon exercise of New Terrestrial Warrants for cash. The U.S. Holder’s tax basis in the shares of New Terrestrial Common Shares received upon exercise of the New Terrestrial Warrants generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the New Terrestrial Warrants and the exercise price. It is unclear whether the U.S. Holder’s holding period for the New Terrestrial Common Shares received upon exercise of the New Terrestrial Warrants will begin on the date following the date of exercise or on the date of exercise of the New Terrestrial Warrants; in either case, the holding period will not include the period during which the U.S. Holder held the New Terrestrial Warrants. If any New Terrestrial Warrants are allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the lapsed New Terrestrial Warrants.

The tax consequences of a cashless exercise of New Terrestrial Warrants are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in the New Terrestrial Common Shares received would equal the U.S. Holder’s basis in the New Terrestrial Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period in the New Terrestrial Common Shares would be treated as commencing on the date following the date of exercise or on the date of exercise of the New Terrestrial Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the New Terrestrial Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the New Terrestrial Common Shares would include the holding period of the New Terrestrial Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of New Terrestrial Warrants equal to the number of shares of New Terrestrial Common Shares having a value equal to the exercise price for the total number of New Terrestrial Warrants to be exercised. In such case, the U.S. Holder would recognize capital gain or loss with respect to the New Terrestrial Warrants deemed surrendered in an amount equal to the difference between the fair market value of the New Terrestrial Common Shares that would have been received in a regular exercise of the New Terrestrial Warrants deemed surrendered and the U.S. Holder’s tax basis in the New Terrestrial Warrants deemed surrendered. In this case, a U.S. Holder’s aggregate tax basis in the New Terrestrial Common Shares received would equal the sum of the U.S. Holder’s tax basis in the New Terrestrial Warrants deemed exercised and the aggregate exercise price of such New Terrestrial Warrants. It is unclear whether a U.S. Holder’s holding period for the New Terrestrial Common Shares would commence on the date following the date of exercise or on the date of exercise of the New Terrestrial Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the New Terrestrial Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the New Terrestrial Common Shares received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If New Terrestrial Energy redeems New Terrestrial Warrants for cash or if it purchases New Terrestrial Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under the section entitled “— 2. Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New Terrestrial Energy Securities”.

4.      Possible Constructive Distributions

Consistent with the HCM II Warrants, the terms of each New Terrestrial Warrant provide for an adjustment to the number of shares of New Terrestrial Common Shares for which the New Terrestrial Warrant may be exercised or to the exercise price of the New Terrestrial Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of the New Terrestrial Warrants would, however, be treated as receiving a constructive distribution from New Terrestrial Energy if, for example, the adjustment increases the U.S. Holder’s proportionate interest in New Terrestrial Energy’s assets or earnings and profits (for example, through an increase in the number of shares of New Terrestrial Common Shares that would be obtained upon exercise or through a decrease in the exercise price of the New Terrestrial Warrant), which adjustment may be made as a result of a distribution of cash or other property, such as other securities, to the holders of shares of New Terrestrial Energy stock, or as a result of the issuance of a stock dividend to holders of shares of New Terrestrial Energy stock, in each case, which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described above under the section entitled “— 1. Taxation of Distributions” in the same manner as if the U.S. Holders of the New Terrestrial Warrants received a cash distribution from New Terrestrial Energy equal to the fair market value of such increased interest.

E.     Information Reporting and Backup Withholding

Payments of distributions on and the proceeds from a sale or other disposition of New Terrestrial Energy Securities will be subject to information reporting to the IRS and U.S. backup withholding on such payments may be possible. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and the U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

III.   NON-U.S. HOLDERS

As used in this section, a “Non-U.S. Holder” is a beneficial owner of an HCM II Security or New Terrestrial Security, as applicable, who or that is for U.S. federal income tax purposes:

•        a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•        a foreign corporation; or

•        an estate or trust that is not a U.S. Holder.

A.     Tax Effects of the Domestication to Non-U.S. Holders

The Domestication is not expected to result in any U.S. federal income tax consequences to a Non-U.S. Holder of HCM II Securities unless the Domestication fails to qualify as an F Reorganization and such Non-U.S. Holder holds its HCM II Securities in connection with a conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States). Non-U.S. Holders will own stock and warrants of a U.S. corporation, i.e., New Terrestrial Energy, rather than a non-U.S. corporation, i.e., HCM II, after the Domestication.

Although the redemptions of Non-U.S. Holders that exercise redemption rights with respect to HCM II Class A Ordinary Shares will occur prior to the Domestication, it is possible that the IRS could assert that for U.S. federal income tax purposes such redemptions should be treated as occurring after the Domestication. If such redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication, Non-U.S. Holders exercising redemption rights would be subject to the potential tax consequences of the Domestication. Non-U.S. Holders should consult their tax advisors regarding the possibility that the redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication despite the redemptions occurring in form prior to the Domestication, including the U.S. federal income tax considerations to them of such treatment.

B.     Tax Effects to Non-U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a Non-U.S. Holder of HCM II Class A Ordinary Shares that exercises its redemption rights will depend on whether the redemption qualifies as a sale of shares redeemed, as described above under “II. U.S. Holders — B. Tax Effects to U.S. Holders of Exercising Redemption Rights — 1. Generally”. Regardless of whether it is treated as a sale of HCM II Class A Ordinary Shares or as a corporate distribution on the HCM II Class A Ordinary Shares for U.S. federal income tax purposes, the redemption is not expected to result in any U.S. federal income tax consequences to the Non-U.S. Holder unless such Non-U.S. Holder holds such HCM II Class A Ordinary Shares in connection with a conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States).

C.     Tax Consequences of the Merger to HCM II and Non-U.S. Holders of HCM II Securities

Neither HCM II nor any Non-U.S. Holder of HCM II Securities that received New Terrestrial Energy Securities in connection with the Domestication will be subject to any material U.S. federal income tax consequences solely in connection with the Merger.

D.     Tax Consequences of Ownership and Disposition of New Terrestrial Energy Securities

1.      Taxation of Distributions

In general, any distributions (including constructive distributions, but not including certain distributions of New Terrestrial Energy stock or rights to acquire New Terrestrial Energy stock) made to a Non-U.S. Holder of shares of New Terrestrial Common Shares, to the extent paid out of New Terrestrial Energy’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, New Terrestrial Energy will be required to withhold tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such Non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of New Terrestrial Common Shares and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the New Terrestrial Common Shares, which will be treated as described below under the section entitled “— 2. Sale, Taxable Exchange or Other Taxable Disposition of New Terrestrial Energy Securities”. In addition, if New Terrestrial Energy determines that it is likely to be classified as a “United States real property holding corporation”, the applicable withholding agent may withhold fifteen (15%) of any distribution that exceeds New Terrestrial Energy’s current and accumulated earnings and profits. See the section entitled “— 2. Sale, Taxable Exchange or Other Taxable Disposition of New Terrestrial Energy Securities” below.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise.

A Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of thirty percent (30%) (or a lower applicable treaty rate).

2.      Sale, Taxable Exchange or Other Taxable Disposition of New Terrestrial Energy Securities

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its New Terrestrial Energy Securities (including an expiration or redemption of the New Terrestrial Warrants as described below under the section entitled “— 3. Exercise, Lapse or Redemption of New Terrestrial Warrants”), unless:

•        the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States);

•        such Non-U.S. Holder is an individual who was present in the United States for one hundred eighty-three (183) days or more in the taxable year of such disposition (as such days are calculated pursuant to Section 7701(b)(3) of the Code) and certain other requirements are met; or

•        New Terrestrial Energy is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the applicable New Terrestrial Energy Security being disposed of, except, in the case where shares of New Terrestrial Common Shares are “regularly traded” on an “established securities market” (as such terms are defined under applicable Treasury Regulations), (x) the Non-U.S. Holder is disposing of New Terrestrial Common Shares and has owned, whether actually or based on the application of constructive ownership rules, five percent (5%) or less of New Terrestrial Common Shares at all times within the shorter of the five-year period preceding such disposition of New Terrestrial Common Shares or such Non-U.S. Holder’s holding period for such New Terrestrial Common Shares or (y) the Non-U.S. Holder is disposing of New Terrestrial Warrants and has owned, whether actually or based on the application of constructive ownership rules, five percent (5%) or less of the total fair market value of New Terrestrial Warrants (provided the New Terrestrial Warrants are considered to be “regularly traded”) at all times within the shorter of the five-year period preceding such disposition of New Terrestrial Warrants or such Non-U.S. Holder’s holding period for such New Terrestrial Warrants. There can be no assurance that New Terrestrial Common Shares or New Terrestrial Warrants will be treated as regularly traded on an established securities market for this purpose. It is unclear how the rules for determining the five percent (5%) threshold for this purpose would be applied with respect to New Terrestrial Common Shares or New Terrestrial Warrants, including how a Non-U.S. Holder’s ownership of New Terrestrial Warrants impacts the five percent (5%) threshold determination with respect to New Terrestrial Common Shares and whether the five percent (5%) threshold determination with respect to New Terrestrial Warrants must be made with or without reference to the Private Placement Warrants. In addition, special rules may apply in the case of a disposition of New Terrestrial Warrants if New Terrestrial Common Shares is considered to be “regularly traded”, but New Terrestrial Warrants are not considered to be “regularly traded”. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a thirty percent (30%) rate (or a lower applicable income tax treaty rate).

If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder generally will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of thirty percent (30%) (or a lower applicable tax treaty rate).

If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, New Terrestrial Energy may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such disposition or redemption. New Terrestrial Energy is not expected to be a United States real property holding corporation immediately after the Domestication or immediately after the Business Combination is completed. However, such determination is factual in nature and subject to change. Accordingly, no assurance can be provided as to whether New Terrestrial Energy would be treated as a United States real property holding corporation in any taxable year.

Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them in respect of any loss recognized on a sale, taxable exchange or other taxable disposition of its New Terrestrial Energy Securities.

3.      Exercise, Lapse or Redemption of New Terrestrial Warrants

A Non-U.S. Holder generally will not recognize taxable gain or loss on the acquisition of New Terrestrial Common Shares upon exercise of New Terrestrial Warrants for cash. The Non-U.S. Holder’s tax basis in the share of New Terrestrial Common Shares received upon exercise of New Terrestrial Warrants generally will be an amount equal to the sum of the Non-U.S. Holder’s tax basis in such New Terrestrial Warrants and the exercise price. It is unclear whether the Non-U.S. Holder’s holding period for the New Terrestrial Common Shares received upon exercise of the New Terrestrial Warrants will begin on the date following the date of exercise or on the date of exercise of the New Terrestrial Warrants; in either case, the holding period will not include the period during which the Non-U.S. Holder held the New Terrestrial Warrants. If any New Terrestrial Warrants are allowed to lapse unexercised, a Non-U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in such lapsed New Terrestrial Warrants. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them in respect of any such loss recognized.

Consistent with the HCM II Warrants, the New Terrestrial Warrants may be exercised on a cashless basis in certain circumstances. The U.S. federal income tax characterization of a cashless exercise of New Terrestrial Warrants are not clear under current tax law. A cashless exercise may not be a taxable exchange, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a Non-U.S. Holder’s tax basis in the New Terrestrial Common Shares received would equal the Non-U.S. Holder’s tax basis in the New Terrestrial Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a Non-U.S. Holder’s holding period in the New Terrestrial Common Shares would be treated as commencing on the date following the date of exercise or on the date of exercise of the New Terrestrial Warrants; in either case, the holding period would not include the Non-U.S. Holder’s holding period for the New Terrestrial Warrants exercised therefor.

If the cashless exercise were treated as a recapitalization, the holding period of the New Terrestrial Common Shares would include the holding period of the New Terrestrial Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a Non-U.S. Holder could be deemed to have surrendered a number of New Terrestrial Warrants equal to the number of shares of New Terrestrial Common Shares having a value equal to the exercise price for the total number of New Terrestrial Warrants to be exercised. In such case, the Non-U.S. Holder would recognize capital gain or loss with respect to the New Terrestrial Warrants deemed surrendered in an amount equal to the difference between the fair market value of the New Terrestrial Common Shares that would have been received in a regular exercise of the New Terrestrial Warrants deemed surrendered and the Non-U.S. Holder’s tax basis in the New Terrestrial Warrants deemed surrendered. Any gain or loss recognized by a Non-U.S. Holder generally will be taxed as described above in “— 2. Sale, Taxable Exchange or Other Taxable Disposition of New Terrestrial Energy Securities”. It is unclear whether a Non-U.S. Holder’s holding period for the New Terrestrial Common Shares would commence on the date following the date of exercise or on the date of exercise of the New Terrestrial Warrants; in either case, the holding period would not include the Non-U.S. Holder’s holding period for the New Terrestrial Warrants exercised therefor.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a Non-U.S. Holder’s holding period would commence with respect to the New Terrestrial Common Shares received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, Non-U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If New Terrestrial Energy redeems New Terrestrial Warrants for cash or if New Terrestrial Energy purchases New Terrestrial Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the Non-U.S. Holder, taxed as described above under “— 2. Sale, Taxable Exchange or Other Taxable Disposition of New Terrestrial Energy Securities”.

Non-U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise, lapse, or redemption of New Terrestrial Warrants.

4.      Possible Constructive Distributions

Similar with the HCM II Warrants, the terms of each New Terrestrial Warrant provide for an adjustment to the number of shares of New Terrestrial Common Shares for which the New Terrestrial Warrant may be exercised or to the exercise price of the New Terrestrial Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not a taxable event. A Non-U.S. Holder of the New Terrestrial Warrants would, however, be treated as receiving a constructive distribution from New Terrestrial Energy if, for example, the adjustment increases the Non-U.S. Holder’s proportionate interest in New Terrestrial Energy’s assets or earnings and profits (for example, through an increase in the number of shares of New Terrestrial Common Shares that would be obtained upon exercise or through a decrease in the exercise price of the New Terrestrial Warrant), which adjustment may be made as a result of a distribution of cash or other property, such as other securities, to the holders of shares of New Terrestrial Energy stock, or as a result of the issuance of a stock dividend to holders of shares of New Terrestrial Energy stock, in each case, which is taxable to the holders of such stock as a distribution. Any constructive distribution received by a Non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such Non-U.S. Holder received a corporate distribution from New Terrestrial Energy equal to the fair market value of such increased interest without any corresponding receipt of cash, the U.S. federal income tax consequences of which are described above under “— D. Tax Consequences of Ownership and Disposition of New Terrestrial Energy Securities — 1. Taxation of Distributions”.

E.     Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of New Terrestrial Energy Securities. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid U.S. information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a tax treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder generally will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

F.      Foreign Account Tax Compliance Act

Provisions commonly referred to as “FATCA” impose withholding of thirty percent (30%) on payments of dividends (including constructive dividends) on New Terrestrial Energy Securities to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent (30%) withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed Treasury Regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed Treasury Regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. However, there can be no assurance that final Treasury Regulations will provide the same exceptions from FATCA withholding as the proposed Treasury Regulations.

Non-U.S. Holders should consult their tax advisors regarding the effects of FATCA on their ownership and disposition of New Terrestrial Energy Securities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER TO HOLDERS OF Terrestrial STOCK AND TERRESTRIAL ENERGY

The following discussion is a summary of material U.S. federal income tax considerations for U.S. Holders and Non-U.S. Holders (each as defined for purposes of this section below, and together, “Holders”) who exchange Terrestrial Common Shares, Terrestrial Series A Preferred Shares or Terrestrial Special Voting Shares (collectively “Terrestrial Stock”) for New Terrestrial Common Shares and, if the ExchangeCo Recapitalization occurs, New Terrestrial Special Voting Stock (collectively, “New Terrestrial Energy Stock”) in the Merger. This section applies only to Holders that hold their Terrestrial Stock as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). This discussion is limited to U.S. federal income tax considerations and does not address any estate, gift or other U.S. federal non-income tax considerations or considerations arising under the tax laws of any U.S. state, or local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to any particular investor in light of their particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply to investors subject to special rules under U.S. federal income tax law, such as:

•        banks, financial institutions or financial services entities;

•        broker-dealers;

•        taxpayers that are subject to the mark-to-market accounting rules with respect to the Terrestrial Securities;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies or real estate investment trusts;

•        partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or pass-through entities (including S Corporations), or persons that hold the Terrestrial Securities through such partnerships or pass-through entities;

•        U.S. expatriates or former long-term residents of the United States;

•        persons that actually or constructively own five percent (5%) or more (by vote or value) of Terrestrial Energy’s equity;

•        persons that acquired their Terrestrial Stock pursuant to an exercise of employee share options, in connection with employee share incentive plans, or otherwise as compensation;

•        persons that hold their Terrestrial Stock as part of a straddle, constructive sale, hedge, wash sale, conversion or other integrated or similar transaction;

•        U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

•        “specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Terrestrial Stock, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding any Terrestrial Stock and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Merger.

This discussion is based on the Code, Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. The parties to the Business Combination Agreement have not sought, and do not intend to seek, any rulings from the IRS as to any U.S. federal income tax considerations described herein. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE MERGER TO HOLDERS OF TERRESTRIAL STOCK AND TERRESTRIAL ENERGY. EACH HOLDER OF TERRESTRIAL STOCK SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

I.       U.S. Holders

As used in this section, a “U.S. Holder” is a beneficial owner of a Terrestrial Stock who or that is for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income tax regardless of its source; or

•        a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

Subject to the qualifications and limitations set forth herein, Terrestrial Energy and HCM II intend for the Merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Code. Terrestrial Energy and HCM II, pursuant to the Business Combination Agreement, have agreed not to knowingly take, or knowingly fail to take, any action, if such action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and they have agreed to file all tax returns consistently with this position unless required by a “determination” within the meaning of Section 1313(a) of the Code or a change in applicable law. In connection with the filing of the registration statement of which this proxy statement/prospectus is a part, BCLP will deliver an opinion to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (i) the discussion set forth herein under the heading “U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER TO HOLDERS OF TERRESTRIAL STOCK AND TERRESTRIAL,” insofar as it presents legal conclusions with respect to matters of United States federal income tax law, subject to the limitations and qualifications referred to therein, accurately sets forth the material United States federal income tax consequences of the Merger and constitutes the opinion of BCLP, and (ii) the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The obligations of each of HCM II and Terrestrial Energy to complete the Merger, however, are not conditioned on the receipt of any such opinion. Such opinion of counsel will be based on customary assumptions and certain representations, warranties, and covenants of HCM II, Terrestrial Energy, and Merger Sub. If any of these assumptions, representations, warranties, or covenants is or becomes incorrect, incomplete, or inaccurate, or is violated, or if there is a change in U.S. federal income tax law after the date of such opinion of counsel, the validity of such opinion of counsel may be adversely affected and the U.S. federal income tax consequences of the Merger could differ materially from those described below. In addition, such opinion of counsel is not free from doubt, and thus BCLP cannot conclude that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, because there is no authority directly addressing the treatment of all of the particular facts of the Merger for U.S. federal income tax purposes, including for example, the impact of the ExchangeCo Recapitalization or, in the absence of the ExchangeCo Recapitalization, the impact of the exchange of each Exchangeable Share for Terrestrial Common Shares or Terrestrial Series A Preferred Shares, as applicable, prior to the Merger. An opinion of counsel represents counsel’s legal judgment but is not binding on the IRS or any court. Neither HCM II nor Terrestrial Energy intends to request a ruling from the IRS with respect to the tax treatment of the Merger, and as a result, no assurance can be given that the IRS will not challenge the treatment of the Merger described below or that a court would not sustain such a challenge.

Assuming the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, U.S. Holders of Terrestrial Stock generally are not expected to recognize gain or loss as a result of the exchange of Terrestrial Stock for New Terrestrial Energy Stock in the Merger. Each U.S. Holder’s tax basis in the New Terrestrial Energy Stock received in the

Merger generally is expected to be the same as such Holder’s tax basis in the Terrestrial Stock surrendered in the Merger in exchange therefor. The holding period of the New Terrestrial Energy Stock received in the Merger by a U.S. Holder generally is expected to include the holding period of the Terrestrial Stock surrendered in the Merger in exchange therefor.

If the Merger fails to qualify as a “reorganization” under Section 368(a) of the Code, a U.S. Holder of Terrestrial Stock would recognize gain or loss in an amount equal to the difference between (i) the fair market value of the New Terrestrial Energy Stock received in the Merger and (ii) the holder’s basis in the Terrestrial Stock surrendered therefor. If a U.S. Holder acquired different blocks of Terrestrial Stock at different times or at different prices, such U.S. Holder should consult its own tax advisor regarding the appropriate manner in which New Terrestrial Energy Stock received in the Merger should be allocated among different blocks of Terrestrial Stock. Gain or loss recognized by a U.S. Holder with respect to Terrestrial Stock in the Merger generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder has a holding period of more than one (1) year in such Terrestrial Stock at the time of the Merger. Long-term capital gain of non-corporate U.S. Holders (including individuals) generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s tax basis in the New Terrestrial Energy Stock received in the Merger generally would be equal to the fair market value thereof as of the Effective Time, and the U.S. Holder’s holding period in such New Terrestrial Energy Stock generally would begin on the day following the Merger.

U.S. Holders of Terrestrial Stock are urged to consult their tax advisors regarding the tax consequences to them of the Merger in light of their particular circumstances under applicable U.S. federal, state, local and non-U.S. tax laws.

II.     NON-U.S. HOLDERS

As used in this section, a “Non-U.S. Holder” is a beneficial owner of Terrestrial Stock who or that is for U.S. federal income tax purposes:

•        a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•        a foreign corporation; or

•        an estate or trust that is not a U.S. Holder.

Subject to the discussion of “U.S. real property holding corporations” below, the Merger is not expected to result in any U.S. federal income tax consequences to a Non-U.S. Holder that receives New Terrestrial Energy Stock in exchange for Terrestrial Stock in the Merger, if the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. If the Merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a Non-U.S. Holder generally is not expected to be subject to U.S. federal income or withholding tax in respect of any gain such Non-U.S. Holder recognizes as a result of the exchange of its Terrestrial Stock for New Terrestrial Energy Stock in the Merger unless such Non-U.S. Holder would be subject to U.S. federal income tax under the rules described above under “Material U.S. Federal Income Tax Considerations for Holders of HCM II Securities and New Terrestrial Energy — III. Non-U.S. Holders — Tax Consequences of Ownership and Disposition of New Terrestrial Energy Securities — 2. Sale, Taxable Exchange or Other Taxable Disposition of New Terrestrial Energy Securities” with respect to a taxable disposition of Terrestrial Stock.

Under certain circumstances, Non-U.S. Holders could be subject to U.S. federal income tax on any gain realized if Terrestrial Energy is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five (5)-year period ending on the date of the Merger or the period during which the Non-U.S. Holder held equity in Terrestrial Energy. However, Terrestrial Energy believes, and has agreed in the Business Combination Agreement to provide a certificate to the effect that, it is not, and has not been during such period, a United States real property holding corporation.

III.   Terrestrial Energy

Terrestrial Energy is not expected to recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger.

IV.    Reporting Requirements

Each Holder that receives shares of New Terrestrial Energy Stock in the Merger may be required to retain permanent records pertaining to the Merger and make such records available to any authorized IRS officers and employees. Such records may include information regarding the number, basis, and fair market value of the Terrestrial Stock exchanged and New Terrestrial Energy Stock received in exchange therefor.

Additionally, Holders that are required to file U.S. federal income tax returns and who owned immediately before the Merger at least one percent (by vote or value) of the total outstanding equity of Terrestrial Energy may be required to attach a statement to their U.S. federal income tax returns for the year in which the Merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the Holder’s tax basis in its Terrestrial Stock surrendered in the Merger, the fair market value of such Terrestrial Stock, the date of the Merger and the name and employer identification number of the parties to the reorganization. Holders should consult their tax advisors regarding the application of these rules.

A Holder may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%) on amounts received in the Merger, unless such Holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a payee’s U.S. federal income tax liability, if any, so long as such payee furnishes the required information to the IRS in a timely manner.

All Holders of Terrestrial STOCK are urged to consult their tax advisors as to the tax consequences to them of the Merger. The discussion of the material U.S. federal income tax consequences contained herein is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. Tax consequences may vary with, or be dependent on, individual circumstances. TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF EACH HOLDER’S OWN SITUATION.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Business Combination and related transactions. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although HCM II will acquire all of the outstanding equity interests of Terrestrial Energy in the Business Combination, HCM II will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of Terrestrial Energy issuing shares for the net assets of HCM II, followed by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Terrestrial Energy. The summary unaudited pro forma condensed combined balance sheet data as of June 30, 2025, gives effect to the Business Combination and related transactions as if they had occurred on June 30, 2025. The summary unaudited pro forma condensed combined statements of operations data for the six months ended June 30, 2025 and for the year ended December 31, 2024, give effect to the Business Combination and related transactions as if they had occurred on January 1, 2024, the beginning of the earliest periods presented.

The Summary Pro Forma Information has been derived from, should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of HCM II and Terrestrial Energy for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the Post-Combination Company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the Post-Combination Company following the reverse recapitalization.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of Public Shares:

•        Assuming No Redemption Scenario:    This presentation assumes that no Public Shareholders of HCM II will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account.

•        Assuming Maximum Contractual Redemptions Scenario:    This presentation assumes that 13,422,014 Public Shares are redeemed for aggregate redemption payments of $140.1 million, assuming a $10.44 per share redemption price. The Business Combination Agreement contains two conditions to the Closing that, after giving effect to the transactions contemplated hereby (including any PIPE Financing) (i) HCM II shall have at least $5,000,001 of net tangible assets, and (ii) the Available Closing SPAC Cash shall not be less than $150,000,000. This scenario includes all adjustments contained in the “no redemption” scenario and presents additional adjustments to reflect the effect of the maximum contractual redemptions. The “maximum contractual redemptions scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the conditions mentioned above.

	No Redemption	Maximum Contractual Redemptions
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the six months ended June 30, 2025
Net loss	$(12,304)	$(12,304)
Weighted average shares outstanding – basic and diluted	105,131,475	91,709,461
Basic and diluted net loss per share	$(0.12)	$(0.13)

	No Redemption	Maximum Contractual Redemptions
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the year ended December 31, 2024
Net loss	$(13,032)	$(13,032)
Weighted average shares outstanding – basic and diluted	105,131,475	91,709,461
Basic and diluted net loss per share	$(0.12)	$(0.14)
	No Redemption	Maximum Contractual Redemptions
	(in thousands)
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of June 30, 2025
Total assets	$309,822	$169,688
Total liabilities	6,339	6,339
Total stockholders’ equity	$303,483	$163,349

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA COMBINED PER SHARE
FINANCIAL INFORMATION

The following table sets forth the historical comparative share information for HCM II and Terrestrial Energy on a stand-alone basis and the unaudited pro forma combined share information for the six months ended June 30, 2025 and for the year ended December 31, 2024, after giving effect to the Business Combination, assuming (i) no Public Shareholders of HCM II exercise redemption rights with respect to their Public Shares upon the consummation of the Business Combination; and (ii) the Public Stockholders exercise their redemption rights with respect to a maximum of 13,422,014 Public Shares, or approximately $10.44 per share or $140.1 million. This scenario includes all adjustments contained in the “No Redemption Scenario” and presents additional adjustments to reflect the effect of the “Maximum Contractual Redemptions Scenario”.

This information is only a summary and should be read together with the selected historical financial information summary of HCM II and Terrestrial Energy and the historical financial statements and related notes of each of HCM II and Terrestrial Energy, in each case, that are included elsewhere in this proxy statement. The unaudited pro forma combined per share information of HCM II and Terrestrial Energy is derived from, and should be read in conjunction with, the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had HCM II and Terrestrial Energy consummated a business combination during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of HCM II and Terrestrial Energy would have been had HCM II and Terrestrial Energy consummated a business combination during the periods presented.

	Terrestrial Energy (Historical)	HCM II (Historical)	Pro Forma Combined (No Redemption)	Pro Forma Combined (Maximum Contractual Redemptions)
As of and for the Six Months Ended June 30, 2025
Book (deficit) value per share(1)	$(18.33)	$(0.49)	$2.89	$1.78
Weighted average shares outstanding – basic and diluted	1,269,255	23,000,000	105,131,475	91,709,461
Net income (loss) per share – basic and diluted	$(9.85)	$0.04	$(0.12)	$(0.13)
Weighted average shares outstanding – basic and diluted		5,750,000
Net income per share – basic and diluted		$0.04

____________

(1)      The book (deficit) value per share is equal to the total shareholders’ (deficit) equity divided by the total number of basic (or diluted) outstanding shares.

	Terrestrial Energy (Historical)	HCM II (Historical)	Pro Forma Combined (No Redemption)	Pro Forma Combined (Maximum Contractual Redemptions)
For the Year Ended December 31, 2024
Weighted average shares outstanding – basic and diluted	1,207,583	11,372,694	105,131,475	91,709,461
Net income (loss) per share – basic and diluted	$(9.51)	$0.20	$(0.12)	$(0.14)
Weighted average shares outstanding – basic and diluted		5,297,048
Net income per share – basic and diluted		$0.20

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of HCM II and Terrestrial Energy, adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). HCM II has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2025, assumes that the Business Combination occurred on June 30, 2025. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2025 and for the year ended December 31, 2024, assume that the Business Combination occurred on January 1, 2024.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Post-Combination Company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Post-Combination Company. The actual financial position and results of operations of the Post-Combination Company may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of HCM II was derived from the unaudited financial statements of HCM II as of and for the six months ended June 30, 2025 and the audited financial statements of HCM II as of and for the period from April 4, 2024 (inception) through December 31, 2024, included elsewhere in this proxy statement/prospectus. The historical financial information of Terrestrial Energy was derived from the unaudited consolidated financial statements of Terrestrial Energy as of and for the six months ended June 30, 2025 and the audited consolidated financial statements of Terrestrial Energy as of and for the year ended December 31, 2024, which are included elsewhere in this proxy statement/prospectus. This information should be read together with HCM II’s and Terrestrial Energy’s audited financial statements, and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HCM II” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Terrestrial Energy” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

On March 26, 2025, HCM II entered into the Business Combination Agreement with Terrestrial Energy and Merger Sub, pursuant to which, among other things, subject to shareholder approval, following the Domestication, Merger Sub will merge with and into Terrestrial Energy, with Terrestrial Energy surviving as a wholly-owned subsidiary of HCM II, resulting in a combined company whereby HCM II will become the manager of Terrestrial Energy Inc, and substantially all of the assets and the business of the combined company will be held by Terrestrial Energy Inc and its subsidiaries.

Prior to and as a condition of the Closing, pursuant to the Domestication, HCM II will change its jurisdiction of incorporation by migrating to and domesticating as a Delaware corporation in accordance with Section 388 of the DGCL, as amended, and the Companies Act.

The Domestication

HCM II will, subject to obtaining the required shareholder approvals and at least one day prior to the date of the closing of the Business Combination, change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of

Delaware. At least one day prior to the Domestication, HCM II will provide its Public Shareholders the opportunity to redeem their Public Shares on the terms and conditions set forth in the Business Combination Agreement and HCM II’s governing documents.

By virtue of the Domestication and subject to the satisfaction or waiver of the conditions of the Business Combination Agreement, including approval of HCM II’s shareholders:

(i)     immediately prior to the Domestication, pursuant to the Sponsor Support Agreement, each of the HCM II Class B Ordinary Shares will convert automatically, on a one-for-one basis, into one (1) HCM II Class A Ordinary Share; and

(ii)    in connection with the Domestication, (x) each then issued and outstanding HCM II Class A Ordinary Share (that was not redeemed pursuant to the Redemption) shall convert automatically, on a one-for-one basis, into one (1) New Terrestrial Common Share; (y) each of the then issued and outstanding warrants representing the right to purchase one HCM II Class A Ordinary Share shall convert automatically into a New Terrestrial Warrant; and (z) each of the then issued and outstanding units of HCM II will be cancelled and each holder thereof will be entitled to one New Terrestrial Common Share and one-half (1/2”) of one New Terrestrial Warrant.

The Business Combination

Subject to and in accordance with the terms and conditions of the Business Combination Agreement, the Domestication and Merger will occur, which will result in, among other things, the following, in each case, prior to or concurrently with the Effective Time:

i.       the Existing Governing Documents of HCM II will be amended and restated and become the Proposed Governing Documents of New Terrestrial Energy as described in this proxy statement/prospectus;

ii.      each issued and outstanding and outstanding HCM II Class A Ordinary Share will convert automatically by operation of law, on a one-for-one basis, into New Terrestrial Common Shares concurrently with the effective time of the Domestication;

iii.     each issued and outstanding warrant to purchase HCM II Class A Ordinary Shares will automatically convert into a New Terrestrial Warrant at an exercise price of eleven dollars and fifty cents ($11.50) per share of New Terrestrial Common Shares on the terms and conditions set forth in the Warrant Agreement;

iv.      in connection with clause (ii) and (iii) above, each issued and outstanding unit of HCM II that has not been previously separated into the underlying class A ordinary shares of HCM II and underlying warrants of HCM II prior to the Domestication will be cancelled and will entitle the holder thereof to one New Terrestrial Common Share and one-half of one New Terrestrial Warrant, with a whole New Terrestrial Warrant representing the right to purchase one New Terrestrial Common Share at an exercise price of eleven dollars and fifty cents ($11.50) per share on the terms and subject to the conditions set forth in the Warrant Agreement;

v.       each Terrestrial Energy Common Share that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and any Dissenting Shares) will be cancelled and converted into the right to receive the Per Share Base Consideration;

vi.     each Terrestrial Energy Series A Preferred Share that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and any Dissenting Shares) will be cancelled and converted into the right to receive a number of New Terrestrial Common Shares equal to: (A) the number of shares of Terrestrial Energy Common Shares into which such Terrestrial Energy Series A Preferred Shares would be converted in accordance with Terrestrial Energy’s governing documents as of immediately prior to the Effective Time; multiplied by (B) the Per Share Base Consideration;

vii.    each Terrestrial Energy Series A-1 Preferred Share that is issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be automatically converted into the applicable number of Terrestrial Common Shares provided by Terrestrial Energy’s governing documents as of immediately prior to the Effective Time, and immediately following such conversion, each Terrestrial Common Share (other than any Dissenting Shares) will be cancelled and converted into the right to receive the Per Share Base Consideration;

viii.   each Excluded Share will be automatically cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefore;

ix.     each Terrestrial Option that is outstanding immediately prior to the Effective Time will be automatically assumed by HCM II such that, as of the Effective Time, each share underlying each Terrestrial Option will instead be New Terrestrial Common Shares and the number of such shares will be equal to the Exchange Ratio;

x.      each Terrestrial Warrant that is outstanding and unexercised immediately prior to the Effective Time will automatically become exercisable, in accordance with the terms and conditions of such Terrestrial Warrant, for the Per Share Base Consideration. HCM II will assume the obligation to issue the New Terrestrial Common Shares upon the exercise of Terrestrial Warrants following the Effective Time pursuant to the terms of the Warrant Assignment and Assumption Agreement (as defined in the Business Combination Agreement);

xi.     each Terrestrial Energy Convertible Note that is outstanding immediately prior to the Effective Time will be cancelled and converted pursuant to its terms, and the holder thereof will be entitled to receive, without interest, assuming the delivery of the lock-up agreement contemplated by such Terrestrial Energy Convertible Note: (i) a number of New Terrestrial Common Shares equal to (A) the outstanding amount of such Terrestrial Energy Convertible Note, including any accrued and unpaid interest, divided by (B) seventy-five percent (75%) of the price at which each share of New Terrestrial Common Shares may be redeemed pursuant to the Redemption; and (ii) a contingent value right to receive additional shares of New Terrestrial Common Shares in the event that the volume weighed average price of the New Terrestrial Common Shares for the twenty (20) trading days beginning on the trading day immediately following expiration of the lock-up period contemplated by the applicable Terrestrial Energy Convertible Note is less than seventy-five percent (75%) of the Redemption Price;

xii.    if the ExchangeCo Recapitalization has been completed prior to or concurrently with the Closing, each Exchangeable Share (as defined in the Business Combination Agreement) that is issued and outstanding immediately prior to the Effective Time will thereafter be exchangeable for New Terrestrial Common Shares rather than Terrestrial Common Shares or Terrestrial Series A Preferred Shares, as applicable, in accordance with the post-ExchangeCo Recapitalization terms and conditions of such Exchangeable Share; and

xiii.   if the ExchangeCo Recapitalization has not been completed prior to or concurrently with the Closing, then immediately prior to the Effective Time, but conditional upon the Closing, Terrestrial Energy will cause each Exchangeable Share to be exchanged for Terrestrial Energy Common Shares or Terrestrial Energy Series A Preferred Shares, as applicable, and each such Terrestrial Energy Common Share or Terrestrial Energy Series A Preferred Share issued pursuant to such exchange will be cancelled and converted into the right to receive the Per Share Base Consideration.

Pursuant to the Business Combination Agreement, the aggregate consideration to be paid in the Merger in respect of each Terrestrial Energy Common Share and each Terrestrial Energy Series A Preferred Share that is issued and outstanding immediately prior to the Effective Time, will be the Per Share Base Consideration.

The ExchangeCo Recapitalization occurence has been assumed for purposes of the pro forma presentation. The total number of shares to be issued to all shareholders of Terrestrial Energy will remain fixed whether shares are exchanged into Terrestrial equity prior to Closing or become exchangeable into New Terrestrial equity. Accordingly, the ExchangeCo Recapitalization does not affect the total consideration or ownership structure reflected in the pro forma presentation or otherwise result in a change to the pro forma capitalization.

Other Agreements

PIPE Subscription Agreements

HCM II has entered into the PIPE Subscription Agreements, each dated as of March 26, 2025, with the PIPE Investors, pursuant to which, among other things, HCM II has agreed to issue and sell, in private placements to close immediately prior to or substantially concurrently with the Closing, an aggregate of 5,000,000 New Terrestrial Common Shares for a purchase price of $10.00 per share.

The following table illustrates varying ownership levels of New Terrestrial Energy immediately following the Business Combination(1):

Equity Capitalization Summary	No Redemption		Maximum Contractual Redemptions
	Shares	%	Shares	%
HCM II Public Shareholders	23,000,000	21.9%	9,577,986	10.4%
Initial Shareholders	5,750,000	5.5%	5,750,000	6.3%
Terrestrial Energy Stockholders(2)	67,392,293	64.1%	67,392,293	73.6%
Holders of Terrestrial Convertible Notes	3,989,182	3.8%	3,989,182	4.3%
PIPE Investors	5,000,000	4.8%	5,000,000	5.5%
Total(3)	105,131,475	100.0%	91,709,461	100.0%

____________

(1)      This table does not include the 11,500,000 shares underlying the Public Warrants, the 6,850,000 shares underlying the Private Placement Warrants, the 10,280,382 shares underlying the Terrestrial Warrants, or the 15,918,925 shares underlying the Terrestrial Energy Options.

(2)      Assumes that each Exchangeable Share is exchanged for Terrestrial Common Shares or Terrestrial Series A Preferred Shares, as applicable. If the ExchangeCo Recapitalization occurs prior to or concurrently with the closing of the Business Combination, ExchangeCo shareholders will hold equity interests in ExchangeCo, a subsidiary of Terrestrial Energy, and will not directly own any equity interests in Terrestrial Energy. Exchangeable Shares are legally issued ExchangeCo and are exchangeable on a 1-for-1 basis into Terrestrial Common Shares or Terrestrial Series A Preferred Shares, as applicable. The Exchangeable Shares hold limited economic rights with respect to ExchangeCo and are not entitled to dividends of ExchangeCo; however, the Exchangeable Shares carry economic rights and dividend entitlements equivalent to the Company’s corresponding equity instruments. Their voting power will be exercisable through their ownership of Terrestrial Special Voting Shares and, upon the cancellation of the Terrestrial Special Voting Shares and issuance of New Terrestrial Special Voting Stock in exchange therefor, through their ownership of New Terrestrial Special Voting Stock. The shares held by Terrestrial Stockholders reflect 24,342,796 shares issuable to the ExchangeCo shareholders, whose beneficial ownership percentage is 23.2% under no redemption scenario and 26.5% under maximum contractual redemptions scenario. The figures presented assume no exercise of the Terrestrial Call Options.

(3)      Figures presented on a non-diluted basis to exclude the dilutive effect of Public Warrants, Private Placement Warrants, Terrestrial Warrants, and Terrestrial Energy Options. With respect to the New Terrestrial Common Shares underlying the Terrestrial Convertible Notes, including those issued in connection with the Bridge Round Offering, the figures presented assume the conversion of all Terrestrial Convertible Notes in connection with the consummation of the Business Combination into 3,989,182 New Terrestrial Common Shares without the need to issue any additional shares in respect of the contingent value rights. The figures presented assume no exercise of the Terrestrial Call Options.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Frequently Used Terms” and, with respect to the determination of the Assuming Maximum Contractual Redemptions Scenario in this section. Additionally, the relative percentages above assume the Business Combination was consummated on June 30, 2025. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although HCM II will acquire all of the outstanding equity interests of Terrestrial Energy in the Business Combination, HCM II will be treated as the “acquired” company and Terrestrial Energy will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Terrestrial Energy issuing stock for the net assets of HCM II, accompanied by a recapitalization. The net assets of HCM II will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Terrestrial Energy.

Terrestrial Energy has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the No Redemption Scenario and the Maximum Contractual Redemptions Scenario:

•        The shareholders of Terrestrial Energy will have the greatest voting interest in the Post-Combination Company;

•        The shareholders of Terrestrial Energy will have the ability to control decisions regarding election and removal of directors and officers of the Post-Combination Company;

•        Terrestrial Energy will comprise the ongoing operations of the Post-Combination Company; and

•        Terrestrial Energy’s existing senior management will be the senior management of the Post-Combination Company.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of HCM II Public Shares:

•        Assuming No Redemption Scenario:    This presentation assumes that no Public Shareholders of HCM II will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account.

•        Assuming Maximum Contractual Redemptions Scenario:    This presentation assumes that 13,422,014 Public Shares are redeemed for aggregate redemption payments of $140.1 million, assuming a $10.44 per share redemption price. The Business Combination Agreement contains two conditions to the Closing that, after giving effect to the transactions contemplated hereby (including any PIPE Financing) (i) HCM II shall have at least $5,000,001 of net tangible assets, and (ii) the Available Closing SPAC Cash shall not be less than $150,000,000. This scenario includes all adjustments contained in the “no redemption” scenario and presents additional adjustments to reflect the effect of the maximum contractual redemptions. The “maximum contractual redemptions scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the conditions mentioned above.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2025, and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2025 and for the year ended December 31, 2024, are based on the unaudited and audited historical financial statements of HCM II and Terrestrial Energy. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information and include immaterial rounding differences.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
JUNE 30, 2025
(in thousands, except share and per share data)

	(1) Terrestrial Energy (Historical)	(2) HCM II (Historical)	No Redemption			Maximum Contractual Redemptions
			Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$32,383	$124	$50,000	(A)	$306,480	$(140,134)	(J)	$166,346
			240,134	(B)
			(10,720)	(C)
			(5,441)	(D)
Due from Sponsor	—	4	—		4	—		4
Short-term prepared insurance	—	90	—		90	—		90
Prepaid expenses and other current assets	466	71	406	(D)	943	—		943
Total Current Assets	32,849	289	274,379		307,517	(140,134)		167,383
Long-term prepaid insurance	—	8	—		8	—		8
Marketable securities held in Trust Account	—	240,134	(240,134)	(B)	—	—		—
Property and equipment, net	982	—	—		982	—		982
Intangible asset, net	657	—	—		657	—		657
Right-of-use assets	565	—	—		565	—		565
Other assets	93	—	—		93	—		93
Total Assets	$35,146	$240,431	$34,245		$309,822	$(140,134)		$169,688

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable and accrued expenses	$3,715	$2,476	$(1,361)	(D)	$4,830	$—		$4,830
Operating lease liabilities, current	136	—	—		136	—		136
Finance lease liabilities, current	107	—	—		107	—		107
Preferred stock subscription payable	25,797	—	(25,797)	(E)	—	—		—
Total Current Liabilities	29,755	2,476	(27,158)		5,073	—		5,073
Forward purchase agreement liability	—	1,057	(1,057)	(A)	—	—		—
Deferred underwriting fee payable	—	10,720	(10,720)	(C)	—	—		—
Convertible notes, net of debt discount	21,618	—	(21,618)	(G)	—	—		—
Accrued interest on convertible notes	1,415	—	(1,415)	(G)	—	—		—
Convertible notes, net of debt discount – related parties	4,069	—	(4,069)	(G)	—	—		—
Accrued interest on convertible notes – related parties	291	—	(291)	(G)	—	—		—
Operating lease liabilities – noncurrent	553	—	—		553	—		553
Finance lease liabilities, noncurrent	47	—	—		47	—		47
Deferred tax liabilities, net	666	—	—		666	—		666
Total Liabilities	58,414	14,253	(66,328)		6,339	—		6,339

HCM II Class A ordinary shares subject to possible redemption, 23,000,000 shares at redemption value	—	240,134	(240,134)	(J)	—	—		—

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
JUNE 30, 2025 — (Continued)
(in thousands, except share and per share data)

	(1) Terrestrial Energy (Historical)	(2) HCM II (Historical)	No Redemption			Maximum Contractual Redemptions
			Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Stockholders’ Equity (Deficit)
HCM II preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—	—		—	—		—
HCM II Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none issued or outstanding	—	—	1	(H)	—	(1)	(J)	—
			2	(J)		1	(K)
			(3)	(K)
HCM II Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding	—	1	(1)	(H)	—	—		—
New Terrestrial Common Shares	—	—	1	(A)	14	(1)	(K)	13
			6	(F)
			—	(G)
			3	(K)
Terrestrial Energy preferred shares, $0.001 par value; 4,000,000 shares authorized; 137,672 shares issued and outstanding	—	—	—	(E)	—	—		—
			—	(F)
Terrestrial Energy common shares, $0.001 par value; 6,000,000 shares authorized; 738,331 shares issued and outstanding	1	—	(1)	(F)	—	—		—
Terrestrial Energy exchangeable preferred shares, $0.001 par value; 6,200 shares issued and outstanding	—	—	—	(F)	—	—		—
Terrestrial Energy exchangeable common shares, $0.001 par value; 530,924 shares issued and outstanding	1	—	(1)	(F)	—	—		—
Additional paid-in capital	85,767	—	51,056	(A)	412,506	(140,133)	(J)	272,373
			(204)	(D)
			25,797	(E)
			(4)	(F)
			27,393	(G)
			(17,427)	(I)
			240,132	(J)
Accumulated deficit	(109,109)	(13,957)	(3,470)	(D)	(109,109)	—		(109,109)
			17,427	(I)

Accumulated other comprehensive income	72	—	—		72	—		72
Total Stockholders’ Equity (Deficit)	(23,268)	(13,956)	340,707		303,483	(140,134)		163,349
Total Liabilities, and Stockholders’ Equity (Deficit)	$35,146	$240,431	$34,245		$309,822	$(140,134)		$169,688

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(1)    Derived from the unaudited condensed consolidated balance sheet of Terrestrial Energy as of June 30, 2025.

(2)    Derived from the unaudited balance sheet of HCM II as of June 30, 2025.

(A)    Reflects the receipt of $50 million proceeds from the PIPE Financing. Pursuant to the PIPE Subscription Agreements signed on March 26, 2025, HCM II has agreed to issue and sell, in private placements to close immediately prior to or substantially concurrently with the Closing, an aggregate of 5,000,000 New Terrestrial Common Shares for a purchase price of $10.00 per share, to the PIPE Investors. The PIPE

Subscription Agreements are accounted as a derivative liability initially recognized at fair value. Upon settlement of the agreements, when the cash is received, HCM II will debit cash and credit additional paid-in capital, with a corresponding reversal of the previously recorded derivative liability.

(B)    Reflects the transfer of marketable securities held in the Trust Account to cash.

(C)    Reflects the settlement of the deferred underwriting fee by cash upon the Closing of the Business Combination.

(D)    Represents preliminary estimated transaction costs expected to be incurred by HCM II and Terrestrial Energy of approximately $3.9 million and $3.3 million, respectively. These costs are accounted for a reduction in the combined cash account with a corresponding reduction in additional paid-in capital or accumulated deficit consistent with the treatment described in SEC Staff Accounting Bulletin Topic 5.A. These transaction costs will not recur in the Post-Combination Company’s income beyond 12 months after the transaction.

For the HCM II transaction costs, none have been paid or accrued as of the pro forma balance sheet date. The amount of $0.4 million of D&O payment is reflected as an adjustment to prepaid expenses. The remaining amount of $3.5 million is reflected as an adjustment to accumulated losses. The HCM II estimated transaction costs exclude the deferred underwriting fee included in (C) above.

For the Terrestrial Energy transaction costs, $1.7 million have been paid and $1.4 million have been accrued as of the pro forma balance sheet date. The remaining amount of $0.2 million is included as an adjustment to additional paid-in capital.

(E)    Represents the issuance of 62,920 Series A-1 preferred shares at $410 per share by Terrestrial Energy in July 2025.

(F)    Represents the issuance of 67,392,293 New Terrestrial Common Shares to the existing stockholders of Terrestrial Energy.

(G)    Immediately prior to the closing of the Business Combination, all outstanding amounts of the convertible notes, as defined, together with all accrued and unpaid interest thereon, will convert into 3,989,182 shares of Domesticated Common Stock to the existing debtholder of Terrestrial Energy.

(H)    Represents the conversion of 5,750,000 shares HCM II Class B Ordinary Shares into the same number of HCM II Class A Ordinary Shares immediately prior to the Domestication.

(I)     Reflects the elimination of HCM II’s historical accumulated deficit after recording the transaction costs as described in (D) above.

(J)     Reflects the redemption of shares for cash by the Public Shareholders of HCM II upon the consummation of the Business Combination. Under no redemptions scenario, it assumes that no Public Shareholders of HCM II will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account. Under maximum contractual redemptions scenario, it assumes that 13,422,014 Public Shares are redeemed for aggregate redemption payments of $140.1 million, assuming a $10.44 per share redemption price. The Business Combination Agreement contains two conditions to the Closing that, after giving effect to the transactions contemplated hereby (including any PIPE Financing) (i) HCM II shall have at least $5,000,001 of net tangible assets, and (ii) the Available Closing SPAC Cash shall not be less than $150,000,000. This scenario includes all adjustments contained in the “no redemption” scenario and presents additional adjustments to reflect the effect of the maximum contractual redemptions. The “maximum contractual redemptions scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the conditions mentioned above.

(K)    The “no redemptions” scenario represents the conversion of 28,750,000 HCM II Class A Ordinary Shares into the same number of New Terrestrial Common Shares. The “maximum contractual redemptions” scenario represents the conversion of 15,327,986 HCM II Class A Ordinary Shares into the same number of New Terrestrial Common Shares.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2025

(in thousands, except share and per share data)

	(1) Terrestrial Energy (Historical)	(2) HCM II (Historical)	No Redemption			Maximum Contractual Redemptions
			Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Operating expenses
Research and development costs	2,849	—	—		2,849	—	2,849
Depreciation and amortization	379	—	—		379	—	379
General and administrative costs	6,820	2,592	(90)	(BB)	9,322	—	9,322
Total operating expenses	10,048	2,592	(90)		12,550	—	12,550

Loss from operations	(10,048)	(2,592)	90		(12,550)	—	(12,550)

Other income (expense)
Interest earned on marketable securities held in Trust Account	—	4,941	(4,941)	(AA)	—	—	—
Initial loss on forward purchase agreement liability	—	(893)	893	(DD)	—	—	—
Change in fair value of forward purchase agreement liability	—	(164)	164	(DD)	—	—	—
Government grants	168	—	—		168	—	168
Interest expense	(2,537)	—	2,537	(CC)	—	—	—
Interest expense – related party	(162)	—	162	(CC)	—	—	—
Interest income	11	—	—		11	—	11
Foreign exchange gain	67	—	—		67	—	67
Total other income (expense), net	(2,453)	3,884	(1,185)		246	—	246
Income (loss) before provision for income taxes	(12,501)	1,292	(1,095)		(12,304)	—	(12,304)
Income tax expense	—	—	—		—	—	—
Net income (loss)	$(12,501)	$1,292	$(1,095)		$(12,304)	$—	$(12,304)
Loss per common share, basic and diluted	$(9.85)
Basic and diluted net income per ordinary share, Class A ordinary shares		$0.04
Basic and diluted net income per ordinary share, Class B ordinary shares		$0.04
Weighted average number of common shares outstanding, basic and diluted					105,131,475		91,709,461
Net loss per common share, basic and diluted					$(0.12)		$(0.13)

____________

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(1)      Derived from the unaudited condensed consolidated statement of operations of Terrestrial Energy for the six months ended June 30, 2025.

(2)      Derived from the unaudited statement of operations of HCM II for the six months ended June 30, 2025.

(AA)  Represents an adjustment to eliminate interest earned on marketable securities held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2024.

(BB)  Represents an adjustment to eliminate administrative service fees that will cease at the Business Combination.

(CC)  Represents an adjustment to eliminate interest expense recorded on the conversion debt after giving effect to the Business Combination as if it had occurred on January 1, 2024.

(DD)  Represents an adjustment to eliminate forward purchase agreement liability after giving effect to the Business Combination as if it had occurred on January 1, 2024.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2024
(in thousands, except share and per share data)

	(1) Terrestrial Energy (Historical)	(2) HCM II (Historical)	No Redemption			Maximum Contractual Redemptions
			Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Revenues
Engineering service revenue	$248	$—	$—		$248	$—	$248

Operating expenses
Research and development costs	5,177	—	—		5,177	—	5,177
Depreciation and amortization	1,256	—	—		1,256	—	1,256
General and administrative costs	4,169	635	(63)	(BB)	8,211	—	8,211
			3,470	(DD)
Total operating expenses	10,602	635	3,407		14,644	—	14,644

Loss from operations	(10,354)	(635)	(3,407)		(14,396)	—	(14,396)

Other income (expense)
Interest earned on marketable securities held in Trust Account	—	4,044	(4,044)	(AA)	—	—	—
Government grants	708	—	—		708	—	708
Interest expense	(1,224)	—	1,224	(CC)	—	—	—
Interest expense – related party	(89)	—	89	(CC)	—	—	—
Loss on extinguishment of debt	(1,183)	—	1,183	(CC)	—	—	—
Interest income	60	—	—		60	—	60
Foreign exchange gain	617	—	—		617	—	617
Total other income (expense), net	(1,111)	4,044	(1,548)		1,385	—	1,385
Income (loss) before provision for income taxes	(11,465)	3,409	(4,955)		(13,011)	—	(13,011)
Income tax expense	(21)	—	—		(21)	—	(21)
Net income (loss)	$(11,486)	$3,409	$(4,955)		$(13,032)	$—	$(13,032)
Loss per common share, basic and diluted	$(9.51)
Basic and diluted net income per ordinary share, Class A ordinary shares		$0.20
Basic and diluted net income per ordinary share, Class B ordinary shares		$0.20
Weighted average number of common shares outstanding, basic and diluted					105,131,475		91,709,461
Net loss per common share, basic and diluted					$(0.12)		$(0.14)

____________

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(1)      Derived from the audited consolidated statement of operations of Terrestrial Energy for the year ended December 31, 2024.

(2)      Derived from the audited statement of operations of HCM II for the period from April 4, 2024 (inception) through December 31, 2024.

(AA)  Represents an adjustment to eliminate interest earned on marketable securities held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2024.

(BB)  Represents an adjustment to eliminate administrative service fees that will cease at the Business Combination.

(CC)  Represents an adjustment to eliminate interest expense and loss on extinguishment of debt recorded on the conversion debt after giving effect to the Business Combination as if it had occurred on January 1, 2024.

(DD)  Represents the effect of the pro forma balance sheet adjustment presented in (D) above in the aggregate amount of $3.5 million for the direct, incremental costs of the Business Combination expected to be incurred by HCM II. As these costs are directly related to the Business Combination, they are not expected to recur in the income of the Post-Combination Company beyond 12 months after the Business Combination.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as Terrestrial Energy has been determined to be the accounting acquirer, primarily due to the fact that Terrestrial Energy’s shareholders will continue to control the Post-Combination Company. Under this method of accounting, although HCM II will acquire all of the outstanding equity interests of Terrestrial Energy in the Business Combination, HCM II will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Terrestrial Energy issuing stock for the net assets of HCM II, accompanied by a recapitalization. The net assets of HCM II will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Terrestrial Energy.

The unaudited pro forma condensed combined balance sheet as of June 30, 2025, assumes that the Business Combination and related transactions occurred on June 30, 2025. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2025 and for the year ended December 31, 2024, presents pro forma effect to the Business Combination as if it had been completed on January 1, 2024.

The unaudited pro forma condensed combined balance sheet as of June 30, 2025, has been prepared using, and should be read in conjunction with, the following:

•        HCM II’s unaudited balance sheet as of June 30, 2025 and the related notes for the six months ended June 30, 2025, included elsewhere in this proxy statement/prospectus; and

•        Terrestrial Energy’s unaudited condensed consolidated balance sheet as of June 30, 2025 and the related notes for the six months ended June 30, 2025, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025, has been prepared using, and should be read in conjunction with, the following:

•        HCM II’s unaudited statement of operations for the six months ended June 30, 2025, and the related notes, included elsewhere in this proxy statement/prospectus; and

•        Terrestrial Energy’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2025, and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024, has been prepared using, and should be read in conjunction with, the following:

•        HCM II’s audited statement of operations for the period from April 4, 2024 (inception) through December 31, 2024, and the related notes, included elsewhere in this proxy statement/prospectus; and

•        Terrestrial Energy’s audited consolidated statement of operations for the year ended December 31, 2024, and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of HCM II Public Shares:

•        Assuming No Redemption Scenario:    This presentation assumes that no Public Shareholders of HCM II will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account.

•        Assuming Maximum Contractual Redemptions Scenario:    This presentation assumes that 13,422,014 Public Shares are redeemed for aggregate redemption payments of $140.1 million, assuming a $10.44 per share redemption price. The Business Combination Agreement contains two conditions to the Closing that, after giving effect to the transactions contemplated hereby (including any PIPE Financing) (i) HCM II shall have at least $5,000,001 of net tangible assets, and (ii) the Available Closing SPAC Cash shall not be less than $150,000,000. This scenario includes all adjustments contained in the “no redemption” scenario and presents additional adjustments to reflect the effect of the maximum contractual redemptions. The “maximum contractual redemptions scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the conditions mentioned above.

As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that HCM II believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. HCM II believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position of the Post-Combination Company would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Post-Combination Company. They should be read in conjunction with the historical financial statements and notes thereto of HCM II and Terrestrial Energy.

Accounting Policies

Upon consummation of the Business Combination, management of the Post-Combination Company will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management of the Post-Combination Company may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Post-Combination Company. Based on its initial analysis, management of the Post-Combination Company did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the Transaction Accounting Adjustments and present the Management’s Adjustments. HCM II has elected not to present Management’s Adjustments and is only presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to include all necessary Transaction Accounting Adjustments pursuant to Article 11 of Regulation S-X, including those that are not expected to have a continuing impact.

The unaudited and audited historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to Transaction Accounting Adjustments that reflect the accounting for the transaction under GAAP. Terrestrial Energy and HCM II have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined statement of operations does not reflect a provision for income taxes or any amounts that would have resulted had the Post-Combination Company filed consolidated income tax returns during the period presented. The pro forma condensed combined balance sheet does not reflect the deferred taxes of the Post-Combination Company as a result of the Business Combination. Since it is likely that the Post-Combination Company will record a valuation allowance against the total U.S. and state deferred tax assets given the net operating losses as the recoverability of the tax assets is uncertain, the tax provision is zero.

HCM II expects that the redemption event and closing of the Business Combination will both occur during 2025. The shares issued for the closing of the Business Combination will exceed the number of shares redeemed in the maximum contractual redemptions scenario. As such, HCM II will not be subject to the 1% Federal excise tax and the pro forma financial statements do not reflect any accrual/payment of such tax under the maximum contractual redemptions scenario.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Post-Combination Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2024.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for cash of HCM II Public Shares as of June 30, 2025:

(in thousands, except share and per share data)	As of June 30, 2025
	No Redemption	Maximum Contractual Redemptions
Net loss	$(12,304)	$(12,304)
Stockholders’ equity	303,483	163,349
Weighted average shares outstanding of common stock(1)	105,131,475	91,709,461
Net loss per common share, basic and diluted	$(0.12)	$(0.13)
Book value per share	$2.89	$1.78

____________

(1)      For the purposes of calculating diluted earnings per share, all the 11,500,000 shares underlying the Public Warrants, the 6,850,000 shares underlying the Private Placement Warrants, the 10,280,382 shares underlying the Terrestrial Warrants, and the 15,918,925 shares underlying the Terrestrial Options should have been assumed to have been exercised. However, since this results in anti-dilution, the effect of such exercise was not included in calculation of diluted income per share.

INFORMATION ABOUT HCM II

Unless the context otherwise requires, all references in this section to the “Company”, “we”, “us” or “our” refer to HCM II prior to the consummation of the Business Combination.

Overview

We are a blank check company incorporated on April 4, 2024 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. HCM II has neither engaged in any operations other than in connection with the Transactions nor generated any operating revenues to date.

We may pursue an initial business combination target in any business or industry or at any stage of its corporate evolution. Our primary focus, however, will be in completing a business combination with an established business of scale poised for continued growth, led by a highly regarded management team. Our management team has an extensive track record of acquiring attractive assets at disciplined valuations, investing in growth while fostering financial discipline and improving business results.

The 2024 SPAC Rules may materially affect our ability to complete any potential initial business combination and may increase the costs and time related thereto.

Formation and Initial Public Offering

On April 8, 2024, the Sponsor made a capital contribution of $25,000, or approximately $0.004 per share, to cover certain of the Company’s expenses, for which the Company issued 5,750,000 founders shares to the Sponsor. Up to 750,000 of the Founder Shares were subject to forfeiture by the Sponsor for no consideration depending on the extent to which the underwriters’ over-allotment was exercised. On August 19, 2024, the underwriters exercised their over-allotment option in full as part of the closing of the IPO. As such, the 750,000 Founder Shares are no longer subject to forfeiture.

On August 19, 2024, our Sponsor transferred 25,000 Founder Shares to each of our three (3) independent directors at their original purchase price. At December 31, 2024, our Sponsor held 5,675,000 Founder Shares.

On August 19, 2024, the Company consummated the IPO of 23,000,000 HCM II Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 HCM II Units, at $10.00 per Unit, generating gross proceeds of $230,000,000.

Simultaneously with the closing of the IPO, the Company consummated the sale of an aggregate of 6,850,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, in a private placement to the Sponsor, and Cantor, the representative of the underwriters of the IPO, generating gross proceeds of $6,850,000.

A total of $231,150,000 ($10.05 per HCM II Unit) from the net proceeds of the sale of the Private Placement Warrants was placed in the Trust Account maintained by Continental, acting as trustee.

Business Combination Agreement

On March 26, 2025, HCM II entered into the Business Combination Agreement with Terrestrial Energy and Merger Sub, pursuant to which, among other things, subject to shareholder approval, following the Domestication, Merger Sub will merge with and into Terrestrial Energy, with Terrestrial Energy surviving as a wholly-owned subsidiary of HCM II, resulting in a combined company whereby HCM II will become the manager of Terrestrial Energy Inc, and substantially all of the assets and the business of the combined company will be held by Terrestrial Energy Inc and its subsidiaries.

Prior to and as a condition of the Closing, pursuant to the Domestication, HCM II will change its jurisdiction of incorporation by migrating to and domesticating as a Delaware corporation in accordance with Section 388 of the DGCL, as amended, and the Companies Act.

We are not presently engaged in, and we will not engage in, any operations until the consummation of the Business Combination. We intend to effectuate the Business Combination using cash held in the Trust Account, the proceeds of the PIPE Investment, and shares issued to Terrestrial Energy.

If not all of the funds released from the Trust Account are used from redemptions of HCM II Class A Shares, we may use the balance of the cash released to us from the Trust Account for general corporate purposes, including to pay transaction expenses and for HCM II’s working capital.

PIPE Subscription Agreements

The Company has also entered into PIPE Subscription Agreements, each dated March 26, 2025, with PIPE Investors, pursuant to which, among other things, the Company has agreed to issue and sell, in private placements to close immediately prior to or substantially concurrently with the Closing, an aggregate of 5,000,000 shares of Domesticated Common Stock for a purchase price of $10.00 per share. The PIPE Investors are permitted, under the PIPE Subscription Agreements, to satisfy their commitments thereunder if they hold shares of Domesticated Common Stock that qualify as Non-Redeemed Shares (as defined herein), subject to certain conditions and restrictions set forth in the PIPE Subscription Agreements. The PIPE Subscription Agreements provide, subject to customary conditions, that if the PIPE Investor holds any HCM II Class A Ordinary Shares as of the fifth calendar day after the effectiveness of the registration statement that contains this proxy statement/prospectus and does not exercise any redemption rights with respect thereto (such shares, the “Non-Redeemed Shares”), then the applicable PIPE Investor may elect to reduce the number of New Terrestrial Common Shares it is required to purchase in the PIPE Financing by the number of such Non-Redeemed Shares. If the PIPE Investors’ party to the PIPE Subscription Agreements exercise this offsetting right, then the gross amount of the proceeds received by Terrestrial Energy in the PIPE Financing will be less than $50,000,000. The New Terrestrial Common Shares to be issued pursuant to the PIPE Subscription Agreements have not been registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) thereof.

The Company accounts for the PIPE Subscription Agreements as a derivative instrument in accordance with the guidance in ASC 815-40. The instrument is subject to re-measurement at each balance sheet date, with changes in fair value recognized in the condensed consolidated statement of operations. The ability of the Company to receive any of the proceeds of the PIPE Subscription Agreements is dependent upon the financial metrics of the business combination target, among other factors, rendering the receipt of such proceeds outside the control of the Company. As of March 31, 2025, the fair value of the forward purchase liability was $669,732.

General

Our management is pragmatic, measuring our success in both immediate and continuous financial return across all stakeholders. Our management’s investment philosophy has been shaped by the many transactions they have originated, combined with their hands-on experiences as entrepreneurial leaders across the growth spectrum, from startups to multi-billion-dollar corporations.

We believe in quality management teams that lead attractive target businesses. Successful teams understand not only their craft, but the limitations in their businesses, and realize that efficient scaling requires a consistent onboarding of knowledge, expertise, and varied points of view, as well as capital, to continue winning the challenge of sustained extraordinary growth.

Unlocking value and growth potential for our investors, our business combination targets, and ourselves is a balanced multi-part equation crafted through an alignment of incentives and an incremental injection of value from and across all stakeholders.

Our management has been and continues to be entrepreneurs, managers, board members and investors in public and private enterprises that we find exciting. It is with real knowledge of the successes and failures of talented and energetic creators that we offer our counsel as partners in seeking to unlock further growth and value, as well as our support and a matching of intense work ethic, to the managers of businesses we select for combination.

Shawn Matthews is the founder and Chief Executive Officer of Hondius Energy and its affiliate, HondGo, owners and operators of fast chargers and batteries for electric vehicles. Shawn Matthews is also the Chief Executive Officer of Mercator Power, a company that provides installation services for fast chargers and batteries for electric vehicles.

Our Sponsor and Its Affiliates

Our Sponsor, HCM Investor Holdings II, LLC, is affiliated with Hondius Capital Management, LP (“Hondius”). Hondius is an SEC registered investment adviser that provides discretionary investment advisory services to private fund clients. These clients include both hedge funds and separately managed accounts. The principal objective of the funds is to seek superior, risk-adjusted returns investing across borders, currencies and asset classes. The strategy focuses on the early identification of macroeconomic themes and other large market events. The Sponsor was responsible for organizing, directing and managing the business and affairs of HCM II from its inception until consummation of the IPO. The Sponsor’s activities included identifying and negotiating terms with the representative of the underwriters in the IPO, other third-party service providers such as HCM II’s auditors and legal counsel, and HCM II’s original directors and officers. Since the HCM II IPO, the Sponsor has assisted HCM II’s management in identifying and negotiating terms with prospective target companies, including Terrestrial. The Sponsor has had no operations outside of the responsibilities described above that it has fulfilled to HCM II.

Other than as described above, the Sponsor, its affiliates, and promoters do not have any material roles or responsibilities in directing and managing SPAC’s activities.

Notwithstanding our management team’s past experiences, past performance is not a guarantee (i) that we will be able to identify a suitable candidate for our initial business combination or (ii) that we will provide an attractive return to our shareholders from any business combination we may consummate. You should not rely on the historical record of HCM Investor Holdings, LLC’s and our management’s performance as indicative of our future performance.

Business Operations

As of December 31, 2024, the Company had not commenced any operations. All activity through December 31, 2024 related to the Company’s formation, the IPO, which is described below, and, after the IPO and identifying a target company for a business combination. The Company will not generate any operating revenues until after the completion of its initial business combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the IPO and from changes in the fair value of its warrant liability

The registration statement for the Company’s IPO was declared effective on August 15, 2024. On August 19, 2024, the Company consummated the IPO of 23,000,000 HCM II Units, generating gross proceeds of $230,000,000.

Simultaneously with the closing of the IPO, the Company consummated the sale of 6,850,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant in a private placement to Sponsor and Cantor, generating gross proceeds of $6,850,000.

Following the closing of the IPO on August 19, 2024, an amount of $231,150,000 ($10.05 per Unit) from the net proceeds of the sale of the HCM II Units and the sale of the Private Placement Warrants was placed in the trust account with Continental acting as trustee and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of one hundred eight-five (185) days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as amended, as determined by the Company, until the earlier of: (i) the completion of an initial business combination or (ii) the distribution of the trust account to the Company’s stockholders, as described below.

Transaction costs incurred in connection with the IPO amounted to $15,396,014, consisting of $4,000,000 of underwriting fees, $10,720,000 of deferred underwriting fees and $676,014 of other offering costs. Following the closing of the IPO, substantially all of HCM II’s business activities consisted of identifying potential targets preparing to consummate the Business Combination.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination. There is no assurance that the Company will be able to complete a business combination successfully. The Company must complete an initial business combination having an aggregate fair market value of at least 80% of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable) at the time of the agreement to enter into the initial business combination. The Company will only complete a business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a business combination either (i) in connection with a stockholder meeting called to approve the business combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a business combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then in the trust account (initially $10.05 per share), plus any pro rata interest earned on the funds held in the trust account and not previously released to the Company to pay its tax obligations. The per-share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters. There will be no redemption rights upon the completion of a business combination with respect to the Company’s warrants.

The Company will proceed with a business combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a business combination unless a shareholder proposal to approve an amendment to the Company’s Cayman Constitutional Documents to eliminate the limitation is approved and, if a majority of the outstanding shares voted are voted in favor of the business combination. If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Cayman Constitutional Documents, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a business combination. If the Company seeks stockholder approval in connection with a business combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased by it during or after the IPO in favor of approving a business combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, regardless of whether they vote for or against a business combination.

If the Company seeks stockholder approval of a business combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Proposed Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 10% or more of the Public Shares, without the Company’s prior written consent.

The Sponsor has agreed to (a) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of the initial business combination; (b) waive their redemption rights with respect to their founder shares and Public Shares in connection with a shareholder vote to approve an amendment to the Cayman Constitutional Documents; (c) waive their rights to liquidating distributions from the trust account with respect to their founder shares if the Company fails to complete the initial business combination within the Completion Window, although they will be entitled to liquidating distributions from the trust account with respect to any Public Shares they hold if the Company fails to complete the initial business combination within the Completion Window and to liquidating distributions from assets outside the trust account; and (iv) vote any founder shares held by them and any Public Shares purchased during or after the IPO (including in open market and privately negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the business combination) in favor of the initial business combination.

In order to protect the amounts held in the trust account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (1) $10.05 per Public Share or (2) the actual amount per Public Share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and will not apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the trust account.

Forward Purchase Agreement Liability

On March 26, 2025, the Company entered into the PIPE Subscription Agreements, which permit the PIPE Investors to satisfy their commitments thereunder if they hold shares of New Terrestrial Common Shares that qualify as Non-Redeemed Shares (as defined herein), subject to certain conditions and restrictions set forth in the PIPE

Subscription Agreements. The Company accounts for the PIPE Subscription Agreements as a derivative instrument in accordance with the guidance in ASC 815-40. The instrument is subject to re-measurement at each balance sheet date, with changes in fair value recognized in the condensed consolidated statement of operations. The ability of the Company to receive any of the proceeds of the PIPE Subscription Agreements is dependent upon the financial metrics of the business combination target, among other factors, rendering the receipt of such proceeds outside the control of the Company. As of March 31, 2025 and December 31, 2024, the fair value of the forward purchase derivative liability was $669,732 and $0, respectively.

Acquisition Process

In evaluating Terrestrial Energy as a prospective target business, we conducted a due diligence review which has encompassed, among other things, meetings with incumbent management and employees, document reviews, interviews of customers and suppliers, inspection of facilities, as applicable, as well as a review of financial, operational, legal and other information about the target and its industry which have been made available to us. As described herein, our management devoted significant energy to structuring and negotiating the terms of the business combination transaction with Terrestrial Energy.

The aggregate time required to select and evaluate a target business and to structure and complete our initial business combination, and the costs associated with this process, are not currently ascertainable with any degree of certainty. Any costs incurred with respect to the identification and evaluation of, and negotiation with, a prospective target business with which our initial business combination is not ultimately completed will result in our incurring losses and will reduce the funds available for us to use to complete another business combination.

Initial Business Combination

Nasdaq rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the trust account). If our board of directors is not able to independently determine the fair market value of our initial business combination, we will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions with respect to the satisfaction of such criteria. While we consider it likely that our board of directors will be able to make an independent determination of the fair market value of our initial business combination, it may be unable to do so if it is less familiar or experienced with the business of a particular target or if there is a significant amount of uncertainty as to the value of the target’s assets or prospects. The HCM II Board determined that this test was met in connection with the Business Combination. Additionally, pursuant to Nasdaq rules, any initial business combination must be approved by a majority of our independent directors. The Business Combination was approved by a majority of HCM II independent directors. We have structured the Business Combination so that the post transaction company in which our public shareholders own shares will own or acquire 100% of the equity interests or assets of the target business or businesses. We may, however, structure our initial business combination such that the post transaction company owns or acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or shareholders or for other reasons, but we will only complete such business combination if the post transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. Even if the post transaction company owns or acquires 50% or more of the voting securities of the target, our shareholders prior to the business combination may collectively own a minority interest in the post transaction company, depending on valuations ascribed to the target and us in the business combination. For example, we could pursue a transaction in which we issue a substantial number of new shares in exchange for all of the outstanding capital stock, shares or other equity interests of a target. In this case, we would acquire a 100% controlling interest in the target. However, as a result of the issuance of a substantial number of new shares, our shareholders immediately prior to our initial business combination could own less than a majority of our issued and outstanding shares subsequent to our initial business combination. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post transaction company, the portion of such business or businesses that is owned or acquired is what will be taken into account for purposes of the 80% of net assets test described above. If the business combination involves more than one target business, the aggregate value of all of the target businesses, will be taken into account for purposes of the 80% fair market value test.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our Sponsor, officers or directors, non-managing sponsor investors or completing the business combination through a joint venture or other form of shared ownership with our Sponsor, officers or directors, or non-managing sponsor investors. In the event we seek to complete our initial business combination with a company that is affiliated (as defined in our amended and restated memorandum and articles of association) with our Sponsor, officers or directors, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions, stating that the consideration to be paid by us in such an initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context.

We have filed a registration statement on Form 8-A with the SEC to voluntarily register our securities under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. As a result, we are subject to the rules and regulations promulgated under the Exchange Act. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of our initial business combination.

Corporate Information

Our executive offices are located at 100 First Stamford Place, Suite 330 Stamford, CT 06902, and our telephone number is (203) 930-2200.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of our IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to emerging growth company will have the meaning associated with it in the JOBS Act.

Financial Position

As of December 31, 2024, we had approximately $235,193,585 held in the trust account. With the funds available, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt or leverage ratio. Because we are able to complete our initial business combination using our cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires. However, we have not taken any steps to secure third party financing and there can be no assurance it will be available to us.

Limited Ability to Evaluate the Target’s Management Team

Although we intend to closely scrutinize the management of a prospective target business when evaluating the desirability of effecting our initial business combination with that business, our assessment of the target business’ management may not prove to be correct. In addition, the future management may not have the necessary skills, qualifications or abilities to manage a public company.

Furthermore, the future role of members of our management team, if any, in the target business cannot presently be stated with any certainty. The determination as to whether any of the members of our management team will remain with the combined company will be made at the time of our initial business combination. While it is possible that one or more of our directors will remain associated in some capacity with us following our initial business combination, it is unlikely that any of them will devote their full efforts to our affairs subsequent to our initial business combination. Moreover, we cannot assure you that members of our management team will have significant experience or knowledge relating to the operations of the particular target business.

We cannot assure you that any of our key personnel will remain in senior management or advisory positions with the combined company. The determination as to whether any of our key personnel will remain with the combined company will be made at the time of our initial business combination.

Following an initial business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Shareholder Approval of the Business Combination

Under the HCM II Articles, because HCM II is seeking shareholder approval in connection with the Business Combination, it may only complete such the Business Combination if it receives an ordinary resolution, being the affirmative vote of the holders of a majority of the issued and outstanding HCM II Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM. Further, pursuant to the HCM II Articles, in connection with such shareholder approval, HCM II must provide its Public Shareholders with the opportunity to redeem their Public Shares. For more information, please see the section entitled “The Extraordinary General Meeting.”

Permitted Purchases of our Securities

If we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our Sponsor, initial stockholders, directors, officers, advisors or their affiliates may purchase shares or Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination. There is no limit on the number of shares our initial stockholders, directors, officers, advisors or their affiliates may purchase in such transactions, subject to compliance with applicable law and NASDAQ rules. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material nonpublic information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. None of the funds held in the trust account will be used to purchase shares or Public Warrants in such transactions prior to completion of our initial business combination.

The purpose of any such purchases of shares could be to vote such shares in favor of the initial business combination and thereby increase the likelihood of obtaining stockholder approval of the initial business combination or to satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the closing of our initial business combination, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of Public Warrants could be to reduce the number of Public Warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with our initial business combination. Any such purchases of our securities may result in the completion of our initial business combination that may not otherwise have been possible. In addition, if such purchases are made, the public “float” of our shares of common stock or warrants may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Our Sponsor, officers, directors and/or their affiliates anticipate that they may identify the stockholders with whom our Sponsor, officers, directors or their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with our initial business combination. To the extent that our Sponsor, officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the trust account or vote against our initial business combination, whether or not such stockholder has already submitted a proxy with respect to our initial business combination. Our Sponsor, officers, directors, advisors or their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by our Sponsor, officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our Sponsor, officers, directors and/or their affiliates will not make purchases of common stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchases are subject to such reporting requirements.

Redemption Rights for Public Stockholders upon Completion of our Initial Business Combination

We will provide our public shareholders with the opportunity to redeem, regardless of whether they abstain, vote for, or vote against, our initial business combination, all or a portion of their Public Shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two (2) Business Days prior to the consummation of our initial business combination, including interest earned on the funds held in the trust account (less taxes payable), divided by the number of then outstanding Public Shares, subject to the limitations and on the conditions described herein. The amount in the trust account is initially anticipated to be $10.05 per public share. The per share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. There will be no redemption rights upon the completion of our initial business combination with respect to our warrants. Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their Class B Ordinary Shares and any Public Shares they may have acquired during or after the IPO in connection with the completion of our initial business combination.

Manner of Conducting Redemptions

We will provide our Public Shareholders with the opportunity to redeem all or a portion of their Class A Ordinary Shares upon the completion of our initial business combination either (i) in connection with a general meeting called to approve the business combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether we will seek shareholder approval of a proposed business combination or conduct a tender offer will be made by us, solely in our discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require us to seek shareholder approval under applicable law or stock exchange listing requirement or whether we were deemed to be a foreign private issuer (which would require a tender offer rather than seeking shareholder approval under SEC rules), as described above under the heading “Shareholders May Not Have the Ability to Approve Our Initial Business Combination.” Asset acquisitions and share purchases would not typically require shareholder approval while direct mergers with our Company (other than with a 90% subsidiary of ours) and any transactions where we issue more than 20% of our issued and outstanding ordinary shares or seek to amend our amended and restated memorandum and articles of association would require shareholder approval. So long as we obtain and maintain a listing for our securities on Nasdaq, we will be required to comply with Nasdaq’s shareholder approval rules.

The requirement that we provide our Public Shareholders with the opportunity to redeem their Public Shares by one of the two methods listed above are contained in provisions of our amended and restated memorandum and articles of association and will apply whether or not we maintain our registration under the Exchange Act or our listing on Nasdaq. Such provisions may be amended if approved by a special resolution, which requires the affirmative vote of the holders of at least 66⅔% of the ordinary shares, who, being entitled to do so, vote in person or by proxy at a general meeting of the company, so long as we offer redemption in connection with such amendment.

If we provide our public shareholders with the opportunity to redeem their Public Shares in connection with a general meeting, we will, pursuant to our amended and restated memorandum and articles of association:

•        conduct the redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, which regulates the solicitation of proxies, and not pursuant to the tender offer rules, and

•        file proxy materials with the SEC.

In the event that we seek shareholder approval of our initial business combination, we will distribute proxy materials and, in connection therewith, provide our public shareholders with the redemption rights described above upon completion of the initial business combination.

If we seek shareholder approval, we will complete our initial business combination only if we obtain the approval of an ordinary resolution under Cayman Islands law, which requires the affirmative vote of the holders of a majority of the ordinary shares, who, being entitled to do so, vote in person or by proxy at a general meeting of the company. A quorum for such meeting will be present if the holders of at least one third of issued and outstanding shares entitled to vote at the meeting are represented in person or by proxy. Our Sponsor, officers and directors will count toward this quorum and, pursuant to the letter agreement, our Sponsor, officers and directors have agreed to vote their Class B Ordinary Shares, private placement shares and any Public Shares purchased during or after the IPO (including in open market and privately-negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the business combination transaction) in favor of our initial business combination. For purposes of seeking approval of an ordinary resolution, non-votes will have no effect on the approval of our initial business combination once a quorum is obtained. As a result, in addition to our Initial Shareholders’ HCM II Class B Ordinary Shares, we would need 7,500,001, or 37.5%, of the 20,000,000 Public Shares sold in the IPO to be voted in favor of an initial business combination in order to have our initial business combination approved, assuming all outstanding shares are voted. Assuming that only the holders of one-third of our issued and outstanding ordinary shares, representing a quorum under our amended and restated memorandum and articles of association vote their shares at a general meeting of the company, we will not need any Public Shares in addition to our Class B Ordinary Shares to be voted in favor of an initial business combination in order to approve an initial business combination. However, if our initial business combination is structured as a statutory merger or consolidation with another company under Cayman Islands law, in addition to obtaining approval of our initial business combination by ordinary resolution, the approval of the statutory merger or consolidation will require a special resolution under Cayman Islands Law, which requires the affirmative vote of the holders of at least 66⅔% of the ordinary shares, who, being entitled to do so, vote in person or by proxy at a general meeting of the company. In addition, prior to the closing of our initial business combination, only holders of our Class B Ordinary Shares (i) will have the right to appoint and remove directors prior to or in connection with the completion of our initial business combination and (ii) will be entitled to vote on continuing our company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend our constitutional documents or to adopt new constitutional documents, in each case, as a result of our approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). These quorum and voting thresholds, and the voting agreement of our Sponsor, officers and directors, may make it more likely that we will consummate our initial business combination. Each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction, or whether they do not vote or abstain from voting on the proposed transaction, or whether they were a public shareholder on the record date for the general meeting held to approve the proposed transaction.

Limitation on Redemption upon Completion of our Initial Business Combination if we Seek Stockholder Approval

Notwithstanding the foregoing, if we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 10% of the shares sold in our IPO, which we refer to as the “Excess Shares.” Such restriction shall also be applicable to our affiliates. We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed initial business combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public stockholder holding more than an aggregate of 10% of the shares sold in our IPO could threaten to exercise its redemption rights if such holder’s shares are not purchased by us or our management at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 10% of the shares sold in our IPO without our prior consent, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete our initial business combination, particularly in connection with an initial business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination.

If a shareholder vote is not required and we do not decide to hold a shareholder vote for business or other legal reasons, we will:

•        conduct the redemptions pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, which regulate issuer tender offers, and

•        file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act, which regulates the solicitation of proxies.

In the event we conduct redemptions pursuant to the tender offer rules, our offer to redeem will remain open for at least twenty (20) Business Days, in accordance with Rule 14e-1(a) under the Exchange Act, and we will not be permitted to complete our initial business combination until the expiration of the tender offer period. In addition, the tender offer will be conditioned on public shareholders not tendering more than the number of Public Shares we are permitted to redeem. If public shareholders tender more shares than we have offered to purchase, we will withdraw the tender offer and not complete the initial business combination.

Upon the public announcement of our initial business combination, if we elect to conduct redemption pursuant to the tender offer rules, we or our Sponsor will terminate any plan established in accordance with Rule 10b5-1 to purchase our Class A Ordinary Shares in the open market, in order to comply with Rule 14e-5 under the Exchange Act.

We intend to require our public shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to, at the holder’s option, either deliver their share certificates to our transfer agent or deliver their shares to our transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) system, prior to the date set forth in the proxy materials or tender offer documents, as applicable. In the case of proxy materials, this date may be up to two (2) Business Days prior to the scheduled vote on the proposal to approve the initial business combination. In addition, if we conduct redemptions in connection with a shareholder vote, we intend to require a public shareholder seeking redemption of its Public Shares to also submit a written request for redemption to our transfer agent two (2) Business Days prior to the scheduled vote in which the name of the beneficial owner of such shares is included. The proxy materials or tender offer documents, as applicable, that we will furnish to holders of our Public Shares in connection with our initial business combination will indicate whether we are requiring public shareholders to satisfy such delivery requirements. We believe that this will allow our transfer agent to efficiently process any redemptions without the need for further communication or action from the redeeming public shareholders, which could delay redemptions and result in additional administrative cost. If the proposed initial business combination is not approved and we continue to search for a target company, we will promptly return any certificates or shares delivered by public shareholders who elected to redeem their shares.

Our proposed initial business combination may impose a minimum cash requirement for (i) cash consideration to be paid to the target or its owners, (ii) cash for working capital or other general corporate purposes or (iii) the retention of cash to satisfy other conditions. In the event the aggregate cash consideration we would be required to pay for all Class A Ordinary Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed initial business combination exceed the aggregate amount of cash available to us, we will not complete the initial business combination or redeem any shares, and all Class A Ordinary Shares submitted for redemption will be returned to the holders thereof. We may, however, raise funds through the issuance of equity or equity-linked securities or through loans, advances or other indebtedness in connection with our initial business combination, including pursuant to forward purchase agreements or backstop arrangements we may enter into following consummation of the IPO, in order to, among other reasons, satisfy such net tangible assets or minimum cash requirements.

Delivering Share Certificates in Connection with the Exercise of Redemption Rights

As described above, we intend to require our public shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to, at the holder’s option, either deliver their share certificates to our transfer agent or deliver their shares to our transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) system, prior to the date set forth in the proxy materials or tender offer documents, as applicable. In the case of proxy materials, this date may be up to two (2) Business Days prior to the scheduled vote on the proposal to approve the initial business combination. In addition, if we conduct redemptions in connection with a shareholder vote, we intend to require a public shareholder seeking redemption of its Public Shares to also submit a written request for redemption to our transfer agent two (2) Business Days prior to the scheduled vote in which the name of the beneficial owner of such shares is included. The proxy materials or tender offer documents, as applicable, that we will furnish to holders of our Public Shares in connection with our initial business combination will indicate whether we are requiring public shareholders to satisfy such delivery requirements. Accordingly, a public shareholder would have up to two (2) Business Days prior to the scheduled vote on the initial business combination if we distribute proxy materials, or from the time we send out our tender offer materials until the close of the tender offer period, as applicable, to submit or tender its shares if it wishes to seek to exercise its redemption rights. In the event that a shareholder fails to comply with these or any other procedures disclosed in the proxy or tender offer materials, as applicable, its shares may not be redeemed. Given the relatively short exercise period, it is advisable for shareholders to use electronic delivery of their Public Shares.

There is a nominal cost associated with the above-referenced process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the broker submitting or tendering shares a fee of approximately $100 and it would be up to the broker whether or not to pass this cost on to the redeeming holder.

However, this fee would be incurred regardless of whether or not we require holders seeking to exercise redemption rights to submit or tender their shares. The need to deliver shares is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated.

Any request to redeem such shares, once made, may be requested to be withdrawn at any time up to the date set forth in the proxy materials or tender offer documents, as applicable. However, no withdrawal will be permitted unless the HCM II Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). Furthermore, if a holder of a public share delivered its certificate in connection with an election of redemption rights and subsequently decides prior to the applicable date not to elect to exercise such rights, such holder may simply request that the transfer agent return the certificate (physically or electronically). It is anticipated that the funds to be distributed to holders of our Public Shares electing to redeem their shares will be distributed promptly after the completion of our initial business combination.

If our initial business combination is not approved or completed for any reason, then our public shareholders who elected to exercise their redemption rights would not be entitled to redeem their shares for the applicable pro rata share of the trust account. In such case, we will promptly return any certificates delivered by public holders who elected to redeem their shares.

If our initial proposed business combination is not completed, we may continue to try to complete a business combination with a different target until the end of the Completion Window.

Redemption of Public Shares and Liquidation if no Initial Business Combination

Our amended and restated memorandum and articles of association provide that we will have only the duration of the Completion Window to complete our initial business combination. If we have not completed our initial business combination within such time period, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) Business Days thereafter (and subject to lawfully available funds therefor), redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (which interest shall be net of taxes and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination within the Completion Window.

Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to any Class B Ordinary Shares held by them if we fail to complete our initial business combination within the Completion Window, although they will entitled to liquidating distributions from assets outside the trust account. However, if our Sponsor or management team acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the trust account with respect to such Public Shares if we fail to complete our initial business combination within the allotted Completion Window.

Our Sponsor, officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, in each case unless we provide our public shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (less taxes payable), divided by the number of then outstanding Public Shares. The non-managing sponsor investors are not required to (i) hold any units, Class A Ordinary Shares or Public Warrants they may purchase in the IPO or thereafter for any amount of time, (ii) vote any Class A Ordinary Shares they may own at the applicable time in favor of our initial business combination or (iii) refrain from exercising their right to redeem their Public Shares at the time of our initial business combination. The non-managing sponsor investors have the same rights to the funds held in the trust account with respect to the Class A Ordinary Shares underlying the units they may have purchased in the IPO as the rights afforded to our other public shareholders. However, if the non-managing Sponsor investors purchase all of the units for which they have expressed to us an interest in purchasing or otherwise hold a substantial number of our units, then the non-managing sponsor investors will potentially have different interests than our other public shareholders in approving our initial business combination and otherwise exercising their rights as public shareholders because of their indirect ownership of Class B Ordinary Shares.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,000,000 of proceeds held outside the trust account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay income taxes on interest income earned on the trust account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of the IPO and the sale of the Private Placement Warrants, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by shareholders upon our dissolution would be approximately $10.05. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $10.05. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. WithumSmith+Brown, PC, our independent registered public accounting firm, and the underwriters of the IPO will not execute agreements with us waiving such claims to the monies held in the trust account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us (except for the Company’s independent auditors), or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.05 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.05 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity obligations to the IPO’s underwriters of the IPO for certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our initial business combination and redemptions could be reduced to less than $10.05 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.05 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.05 per share due to reductions in the value of the trust assets, in each case less taxes payable, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.05 per share.

We will seek to reduce the possibility that our Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. We will have access to up to approximately $1,150,000 (or $1,000,000 if the overallotment option is exercised in full) from the proceeds of the IPO with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our trust account could be liable for claims made by creditors.

If we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy or insolvency claims deplete the trust account, we cannot assure you we will be able to return $10.05 per share to our public shareholders. Additionally, if we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance, preference or disposition.” As a result, a liquidator or bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to us or our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public shareholders will be entitled to receive funds from the trust account only (i) in the event of the redemption of our Public Shares if we do not complete our initial business combination within the Completion Window, (ii) in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of our initial business combination, subject to applicable law and any limitations (including but not limited to cash requirements) created by the terms of the proposed business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the trust account. Such shareholder must have also exercised its redemption rights described above. These provisions of our amended and restated memorandum and articles of association, like all provisions of our amended and restated memorandum and articles of association, may be amended with a shareholder vote.

Competition

In identifying, evaluating and selecting a target business for our initial business combination, we encounter competition from other entities having a business objective similar to ours, including other SPACs, private equity groups and leveraged buyout funds, public companies and operating businesses seeking strategic acquisitions. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than us. Our ability to acquire larger target businesses is limited by our available financial resources. This inherent limitation gives others an advantage in pursuing the acquisition of a target business. Furthermore, our obligation to pay cash in connection with our Public Shareholders who exercise or are forced to exercise their redemption rights may reduce the resources available to us for our initial business combination, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Either of these factors may place us at a competitive disadvantage.

Employees

We currently have two (2) executive officers. These individuals are not obligated to devote any specific number of hours to our matters, but they devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they devote in any time period varies based on the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Periodic Reporting and Financial Information

We have registered our Units, Public Shares and Public Warrants under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports, contain financial statement audited and reported on by WithumSmith+Brown, PC, our independent registered public accountant.

We will provide shareholders with audited financial statement of the prospective target business as part of the proxy solicitation materials or tender offer documents sent to shareholders to assist them in assessing the target business. In all likelihood, these financial statement will need to be prepared in accordance with, or reconciled to, GAAP, or IFRS, depending on the circumstances, and the historical financial statement may be required to be audited in accordance with the standards of the PCAOB. These financial statement requirements may limit the pool of potential target businesses we may conduct an initial business combination with because some targets may be unable to provide such statement in time for us to disclose such statement in accordance with federal proxy rules and complete our initial business combination within the prescribed time frame. We cannot assure our shareholders that any particular target business identified by us as a potential business combination candidate will have financial statement prepared in accordance with the requirements outlined above, or that the potential target business will be able to prepare its financial statement in accordance with the requirements outlined above. To the extent that these requirements cannot be met, we may not be able to acquire the proposed target business. While this may limit the pool of potential business combination candidates, we do not believe that this limitation will be material.

We have evaluated our internal control procedures for the fiscal year ending December 31, 2024, as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer, and no longer qualify as an emerging growth company, will we be required to have our internal control procedures audited. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such business combination.

We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, we have applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (Revised) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law that is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following November 24, 2028, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our HCM II Class A Ordinary Shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statement. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our HCM II Ordinary Shares held by non-affiliates exceeds $250 million as of the prior June 30th, and (ii) our annual revenues exceed $100 million during such completed fiscal year or the market value of our HCM II Ordinary Shares held by non-affiliates exceeds $700 million as of the prior June 30.

Directors and Executive Officers

HCM II’s directors and executive officers are as follows:

	Age	Position
Shawn Matthews	57	Chief Executive Officer and Chairman of the Board of Directors
Steven Bischoff	67	Chief Financial Officer, President and Director
Andrew Brenner	69	Director
Michael J. Connor	64	Director
Jacob Loveless	44	Director

The experience of our directors and executive officers is as follows:

Shawn Matthews has served as our Chairman of the Board and Chief Executive Officer since our inception. Mr. Matthews is a financial services expert and entrepreneur with more than 30 years of management experience in public and private corporations. Since January 2019, Mr. Matthews has served as the Chief Investment Officer of Hondius, an alternative investment firm that he founded. In such capacity, he is responsible for the overall success of Hondius with a particular focus on managing all firm investments. Mr. Matthews is the founder and Chief Executive Officer of Hondius Energy and its affiliate, HondGo, owners and operators of fast chargers and batteries for electric vehicles. Mr. Matthews is also the Chief Executive Officer of Mercator Power, a company that provides installation services for fast chargers and batteries for electric vehicles. From March 2009 until December 2018, Mr. Matthews served as Chief Executive Officer of Cantor, a leading financial services firm, where he was responsible for Cantor’s risk-taking businesses and strategic growth. Mr. Matthews also served as a member of the Executive Committee of Cantor from March 2009 until December 2018. During his tenure at Cantor, Mr. Matthews played a significant role of the growth of the company, with the company experiencing significant revenue and earnings growth during his tenure. In addition, while serving as the Chief Executive Officer of Cantor, Mr. Matthews founded and oversaw their sizeable SPAC business. Mr. Matthews also served on the Board of Directors of Securities Industry and Financial Markets Association (SIFMA) from January 2011 through December 2013. On January 20, 2022, HCM Acquisition Corp (Nasdaq: HCMA) (“HCM”), raised $287 million in its initial public offering, led by Mr. Matthews as Chairman and CEO. On March 20, 2024, HCM closed its $690 million business combination with Murano Global Investments, Ltd., a Mexican development company with extensive experience in the structuring, development and assessment of industrial, residential, corporate office, and hotel projects in Mexico with a vision to create competitive and leading investment vehicles for the acquisition, consolidation, operation, and development of real estate assets. Since July 7, 2025, Mr. Matthews has also served as Chief Executive Officer of DNA Holdings Venture, Inc., a leader in integrating Web 3, cryptocurrency, artificial intelligence, and capital markets. Mr. Matthews received his Bachelor of Science in Finance and Economics from the Fairfield University Dolan School of Business and MBA from Hofstra University.

Steven Bischoff has served as our President and Chief Financial Officer since our inception and has served on our board of directors since August 2024. Mr. Bischoff is an Executive Vice President with Atlantic Home Loans, where he is responsible for the company’s strategic planning and operations. From 2010 through 2020, Mr. Bischoff was a Partner at NatAlliance Securities LLC, a broker dealer where he oversaw investment banking and asset management. He also served on the board of directors, which was responsible for oversight and the strategic direction of the business. Prior to these roles, his career included several senior management positions across trading, risk management, and operations. From 2003 through 2007, Mr. Bischoff was employed with Cantor, where he was hired as the Head of Fixed Income Trading and subsequently promoted to co-COO of Capital Markets. From 1999 through 2003, Mr. Bischoff was employed with GMAC RFC, where he ran all capital markets trading and risk management. From 1992 through 1999, Mr. Bischoff was employed with Amherst Securities, where he was co-Founder and Head of Trading and Risk Management. Mr. Bischoff served as a director of HCM from the date of its initial public offering on January 20, 2022 until its successful business combination with Murano Global Investments, Ltd. on March 20, 2024. Mr. Bischoff is also the Chief Operating Officer of Hondius Energy, an owner and operator of fast chargers and batteries for electric vehicles.

Andrew Brenner has served as a director of HCM II Acquisition Corp since August 2024. From 2012, Mr. Brenner has served as Director and Head of International Fixed Income at Natalliance Securities, a boutique investment firm established in 1997. During his time at Natalliance Securities, Mr. Brenner has concurrently held a number of positions: Chairman for the Childrens Cancer Fund from 2004 to 2015; Chairman for Patriot Capital from 2008-2018; Director for Maine Children’s Cancer Fund from 1998 to 2003; Director for Penn Basketball Board from 2014 to present day; and Treasurer for the Maine Jewish Museum since 2018. Prior to these positions, Mr. Brenner received a Bachelor of Arts in International Economics from the University of Pennsylvania, and a Master of Business Administration from The Wharton School. Mr. Brenner is CPA certified.

Michael J. Connor has served as a director of HCM II Acquisition Corp since August 2024. In 2016, Mr. Connor founded ThayerMahan, Inc. and has since served as the Chairman and Chief Executive Officer. Mr. Connor has also held the role of Advisor to the Woods Hole Oceanographic Institution since 2015. Prior to these roles, Mr. Connor served in the United States Navy for over 35 years, rising to the rank of Vice Admiral. During his time with the United States Navy, Mr. Connor served as the Director of the Navy Budget Office’s Ops Division from 2006 to 2008, Director of the Submarine Warfare Division from 2010 to 2011, and Director of the Warfare Integration’s Navy Staff from 2011 to 2012. Mr. Connor also served as the Commander of: Submarine Squadron 8 from 2003 to 2004, Submarine Squadron 7 from 2008 to 2010, and the Submarine Forces from 2012 to 2015. He received a Bachelor of Arts from Bowdoin College in 1980, and his Master of Arts in 2001 from the United States Naval War College.

Jacob Loveless has served as a director of HCM II Acquisition Corp since August 2024. Mr. Loveless is Chief Executive Officer of Edgemesh Corporation, a privately held technology firm he co-founded in 2016. Additionally, from 2016 to 2019, Mr. Loveless served as a board director for Perseus Telecom Ltd., a financial services-focused telecommunications company. As a board member, Mr. Loveless had an active role in the company’s restructuring, growth, and eventual acquisition of the parent company by GTT Communications (NYSE: GTT) in 2017. From 2013 to 2016, Mr. Loveless was the Chief Executive Officer of Lucera Financial Services LLC (“Lucera”), a financial services technology firm providing exchange technology and private global network services to some of Wall Streets’ largest firms. While at Lucera, Mr. Loveless led the initial design, development, and launch of an innovative distributed matching engine (U.S. Patent 2,0140,172,644). The global financial services firm BGC Partners (NASDAQ: BGCP) acquired Lucera in 2017. From 2003 to 2013, Mr. Loveless served in various technology-focused roles at the financial services firm, Cantor, where he was a Partner. From 2002 to 2003, Mr. Loveless was the Chief Technology Officer and co-founder of Data Scientific Corporation (“Data Scientific”), whose customers included the U.S. Department of Defense. Data Scientific was acquired by Serena Software (NYSE: MFGP) in 2006. From 2001 to 2002, Mr. Loveless served as the Director of Technology at Appian Corporation (NASDAQ: APPN), where he worked on large-scale projects for the Department of Defense, including the Army Knowledge Online. Mr. Loveless served as a director of HCM from the date of its initial public offering on January 20, 2022 until its successful business combination with Murano Global Investments, Ltd. on March 20, 2024. Given his extensive experience in the financial services and financial services technology industries combined with a long history of developing and managing large-scale and cutting-edge technology ventures, we believe Mr. Loveless serves as a valuable addition to the board of directors.

Executive and Director Compensation

None of our executive officers or directors have received any cash compensation for services rendered to us. We are not prohibited from paying any fees (including advisory fees), reimbursements or cash payments to our Sponsor, officers or directors, or our or their affiliates, for services rendered to us prior to or in connection with the completion of our initial business combination, including the following payments, all of which, if made prior to the completion of our initial business combination, will be paid from funds held outside the trust account:

•        Repayment of up to an aggregate of $300,000 in loans made to us by our Sponsor to cover offering-related and organizational expenses;

•        reimbursement for office space, utilities and secretarial and administrative support made available to us by our Sponsor or an affiliate thereof, in an amount equal to $15,000 per month;

•        Payment of consulting, success or finder fees to our independent directors, advisors, or their respective affiliates in connection with the consummation of our initial business combination;

•        We may engage our Sponsor or an affiliate of our Sponsor as an advisor or otherwise in connection with our initial business combination and certain other transactions and pay such person or entity a salary or fee in an amount that constitutes a market standard for comparable transactions;

•        Reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination; and

•        Repayment of loans which may be made by our Sponsor or an affiliate of our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. Up to $1,500,000 of such loans may be convertible into Private Placement Warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the applicable lender. Such warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed initial business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation.

Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Number and Terms of Office of Officers and Directors

Our board of directors consists of five (5) members and is divided into three (3) classes with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three (3)-year term. Prior to the closing of our initial business combination, only holders of our Class B Ordinary Shares will be entitled to vote on the appointment and removal of directors or continuing the company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend our constitutional documents or to adopt new constitutional documents, in each case, as a result of our approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). Holders of our Public Shares will not be entitled to vote on such matters during such time. These provisions of our amended and restated memorandum and articles of association relating to these rights of holders of HCM II Class B Ordinary Shares may be amended by a special resolution passed by the affirmative vote of the holders of at least 90% (or, where such amendment is proposed in respect of the consummation of our initial business combination, two-thirds) of the ordinary shares, who, being entitled to do so, vote in person or by proxy at a general meeting of the company. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual general meeting until one (1) year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, which consists of Messrs. Brenner and Connor will expire at our first annual general meeting. The term of office of the second class of directors, which consists of Mr. Bischoff and Loveless, will expire at the second annual general meeting. The term of office of the third class of directors, which consists of Mr. Matthews will expire at the third annual general meeting.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint officers as it deems appropriate pursuant to our amended and restated memorandum and articles of association.

Director Independence

The rules of Nasdaq require that a majority of the HCM II Board be independent within one (1) year of its initial public offering. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The HCM II Board has determined that Messrs. Brenner, Connor and Loveless are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. HCM II’s independent directors have regularly scheduled meetings at which only independent directors are present.

Committees of the HCM II Board of Directors

The HCM II Board has established two standing committees: an audit committee and a compensation committee. Subject to phase-in rules, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that has been approved by our board and has the composition and responsibilities described below.

Audit Committee

HCM II has established an audit committee of the board of directors. Messrs. Brenner, Connor and Loveless serve as the members of our audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have three (3) members of the audit committee, all of whom must be independent. Messrs. Brenner, Connor and Loveless are each independent.

Mr. Brenner serves as the chairman of the audit committee. Each member of the audit committee is financially literate and our board of directors has determined that Mr. Brenner qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

HCM II adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        assisting board oversight of: (1) the integrity of HCM II’s financial statements; (2) compliance with legal and regulatory requirements; (3) HCM II’s independent auditor’s qualifications and independence; and (4) the performance of HCM II’s internal audit function and independent auditors;

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by HCM II;

•        pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by HCM II, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent auditors all relationships the auditors have with HCM II in order to evaluate their continued independence;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent auditors describing: (1) the independent auditor’s internal quality-control procedures; and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five (5) years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        meeting to review and discuss HCM II’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HCM II”;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent auditors, and legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The HCM II Board has established a compensation committee of the board of directors. The members of our compensation committee are Messrs. Brenner, Connor and Loveless. Mr. Connor serves as chair of the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have a compensation committee of at least two members, all of whom must be independent. Messrs. Brenner, Connor, and Loveless are each independent. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer’s based on such evaluation;

•        reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive compensation and equity-based plans that are subject to board approval of all of our other officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        producing a report on executive compensation to be included in HCM II’s annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

HCM II has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our Board of Directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders. Prior to our initial business combination, holders of our Public Shares do not have the right to recommend director candidates for nomination to our Board of Directors.

Code of Ethics

HCM II adopted a Code of Ethics applicable to our directors, officers and employees. We filed a copy of our Code of Ethics as an exhibit to the registration statement for our IPO. You are able to review this document by accessing our public filings at the SEC’s website at www.sec.gov. Our shareholders are also able to review these documents by accessing our public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

(i)     duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

(ii)    duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)   directors should not improperly fetter the exercise of future discretion;

(iv)   duty to exercise powers fairly as between different sections of shareholders;

(v)    duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(vi)   duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position at the expense of the company. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary, contractual or other obligations or duties to one or more other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entities. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity, subject to their fiduciary duties under Cayman Islands law. Our amended and restated memorandum and articles of association provide that, to the fullest extent permitted by law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us, and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which (a) may be a corporate opportunity for any director or officer, on the one hand, and us, on the other or (b) the presentation of which would breach an existing legal obligation of a director or officer to any other entity. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.

In addition, our Sponsor and our officers and directors may sponsor or form other special purpose acquisition companies similar to ours or may pursue other business or investment ventures during the period in which we are seeking an initial business combination. As a result, our Sponsor, officers and directors could have conflicts of interest in determining whether to present business combination opportunities to us or to any other special purpose acquisition company with which they may become involved. Any such companies, businesses or investments may present additional conflicts of interest in pursuing an initial business combination target. However, we do not believe that any such potential conflicts would materially affect our ability to complete our initial business combination.

Potential investors should also be aware of the following other potential conflicts of interest:

•        Our officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our officers are not obligated to contribute any specific number of hours per week to our affairs;

•        Our Initial Shareholders purchased Class B Ordinary Shares prior to the date of the prospectus dated August 15, 2024 and have purchased Private Placement Warrants in a transaction that closed simultaneously with the closing of that offering. Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their Class B Ordinary Shares and Public Shares in connection with the completion of our initial business combination. Additionally, our Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to their Class B Ordinary Shares if we fail to complete our initial business combination within the prescribed time frame, although they will be entitled to liquidating distributions from assets outside the trust account. If we do not complete our initial business combination within the prescribed time frame, the Private Placement Warrants will expire worthless. Furthermore, our Sponsor, officers and directors have agreed not to transfer, assign or sell any of their Class B Ordinary Shares and any Class A Ordinary Shares issuable upon conversion thereof until the earlier to occur of: (i) one (1) year after the completion of our initial business combination or (ii) the date following the completion of our initial business combination on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of our Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least 150 days after our initial business combination, the Class B Ordinary Shares will be released from the lockup. The Private Placement Warrants (including the Class A Ordinary Shares issuable upon exercise of the Private Placement Warrants) will not be transferable until 30 days following the completion of our initial business combination. Because each of our officers and directors will own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination; and

•        Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

HCM II is not prohibited from pursuing an initial business combination with a company that is affiliated with our Sponsor, officers or directors, non-managing sponsor investors, or completing the business combination through a joint venture or other form of shared ownership with our Sponsor, officers or directors, or non-managing sponsor investors. In the event we seek to complete our initial business combination with a company that is affiliated (as defined in our amended and restated memorandum and articles of association) with our Sponsor, officers or directors, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions, stating that the consideration to be paid by us in such an initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context.

Prior to or in connection with the completion of our initial business combination, there may be payment by the company to our Sponsor, officers or directors, or our or their affiliates, of a finder’s fee, advisory fee, consulting fee or success fee for any services they render in order to effectuate the completion of our initial business, which, if made prior to the completion of our initial business combination, will be paid from funds held outside the trust account.

HCM II cannot assure you that any of the above-mentioned conflicts will be resolved in our favor.

In the event that we submit our initial business combination to our public shareholders for a vote, our Sponsor, officers and directors have agreed to vote their Class B Ordinary Shares, and they and the other members of our management team have agreed to vote their Class B Ordinary Shares and any shares purchased during or after the offering in favor of our initial business combination, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the business combination transaction. The non-managing sponsor investors are not required to (i) hold any units, Class A Ordinary Shares or Public Warrants they may purchase in the Initial Public Offering or thereafter for any amount of time, (ii) vote any Class A Ordinary Shares they may own at the applicable time in favor of our initial business combination or (iii) refrain from exercising their right to redeem their Public Shares at the time of our initial business combination. The non-managing sponsor investors will have the same rights to the funds held in the trust account with respect to the Class A Ordinary Shares underlying the units they may purchase in the Initial Public Offering as the rights afforded to our other public shareholders. However, if the non-managing sponsor investors purchase all of the units for which they have expressed to us an interest in purchasing or otherwise hold a substantial number of our units, then the non-managing sponsor investors will potentially have different interests than our other public shareholders in approving our initial business combination and otherwise exercising their rights as public shareholders because of their indirect ownership of Class B Ordinary Shares.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations:

Individual	Entity	Entity’s Business	Affiliation
Shawn Matthews	Hondius Capital Management, LP	Investment Management	Chief Investment Officer
	Murano Global Investments PLC Hondius Energy HondGo Mercator Power DNA Holdings Venture, Inc.	Hospitality and Real Estate Technology and Infrastructure Technology and Infrastructure Technology and Infrastructure Technology and Infrastructure	Director Chief Executive Officer Chief Executive Officer Chief Executive Officer Chief Executive Officer
Steven Bischoff	Atlantic Home Loans Hondius Energy	Investment Management Technology and Infrastructure	Executive Vice President Chief Operating Officer
Andrew Brenner	National Alliance Securities	Investment Management	Managing Director
Michael J. Connor	ThayerMahan, Inc.	Technology and Infrastructure	Chief Executive Officer
Jacob Loveless	Edgemesh Corporation	Technology and Infrastructure	Chief Executive Officer

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide that our officers and directors will be indemnified by us to the fullest extent permitted by law, as it now exists or may in the future be amended, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

HCM II’s officers and directors have agreed, and any persons who may become officers or directors prior to the initial business combination will agree, to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

HCM II’s indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

HCM II believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Trading Policies

On March 31, 2025, HCM II adopted insider trading policies and procedures governing the purchase, sale, and/or other dispositions of our securities by directors, officers and employees, which are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable stock exchange listing standards (the “Insider Trading Policy”).

The foregoing description of the Insider Trading Policy does not purport to be complete and is qualified in its entirety by the terms and conditions of the Insider Trading Policy, a copy of which is attached as Exhibit 19 to our Annual Report on Form 10-K for the year ended December 31, 2024.

Compensation Recovery and Clawback Policy

Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our executive officers. The SEC has also recently adopted rules that direct national stock exchanges to require listed companies to implement policies intended to recoup bonuses paid to executives if the company is found to have misstated its financial results.

On March 31, 2025, our Board of Directors approved the adoption of the Executive Compensation Clawback Policy (the “Clawback Policy”), in order to comply with the final clawback rules adopted by the SEC under Rule 10D-1 under the Exchange Act (the “Rule”), and the listing standards, as set forth in Rule 5608 of the Nasdaq Listing Rules (collectively, the “Final Clawback Rules”).

The Clawback Policy provides for the mandatory recovery of erroneously awarded incentive-based compensation from our current and former executive officers as defined in the Rule (“Covered Officers”) in the event that we are required to prepare an accounting restatement, in accordance with the Final Clawback Rules. The recovery of such compensation applies regardless of whether a Covered Officer engaged in misconduct or otherwise caused or contributed to the requirement of an accounting restatement. Under the Clawback Policy, our Board of Directors may recoup from the Covered Officers erroneously awarded incentive compensation received within a lookback period of the three completed fiscal years preceding the date on which we are required to prepare an accounting restatement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF HCM II

The following discussion and analysis of the financial condition and results of operations of HCM II Acquisition Corp. (for purposes of this section, “HCM II”, “we”, “us” and “our”) should be read in conjunction with the financial statements and related notes of HCM II included elsewhere in this prospectus/proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this prospectus/proxy statement.

Overview

We are a blank check company incorporated in the Cayman Islands on April 4, 2024 formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. We intend to effectuate our business combination using cash derived from the proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, our shares, debt or a combination of cash, shares and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.

Recent Developments

On March 26, 2025, HCM II entered into a Business Combination Agreement by and among HCM II, Terrestrial Energy, and Merger Sub, pursuant to which, among other things and subject to the terms and conditions contained therein, Merger Sub will merge with and into Terrestrial Energy (the “Merger”), with Terrestrial Energy continuing as the surviving entity (the “Surviving Company”). The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination.” The combined company’s business will continue to operate through Terrestrial Energy and its subsidiaries.

The Business Combination Agreement and the Business Combination were unanimously approved by the board of directors of HCM II and the board of directors of Terrestrial Energy.

The Business Combination is expected to close in the fourth quarter of 2025, subject to the receipt of the required approvals by Company’s shareholders and the fulfilment of other customary closing conditions.

In addition to the Merger, HCM II will, subject to obtaining the required shareholder approvals and at least one (1) day prior to the date of the Closing, change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. HCM II will provide its public shareholders the opportunity to elect, at least two (2) Business Days prior to HCM II shareholder’s meeting, to redeem their shares on the terms and conditions set forth in the Business Combination Agreement and HCM II’s governing documents (the “Redemption”). Subject to the receipt of approval from shareholders of HCM II, and at least one (1) day prior to the Domestication, HCM II will carry out the Redemption.

By virtue of the Domestication and subject to the satisfaction or waiver of the conditions of the Business Combination Agreement, including approval of HCM II’s shareholders: (i) immediately prior to the Domestication, each of the then issued and outstanding Class B Ordinary Shares of HCM II will convert automatically, on a one-for-one basis, into one (1) Class A Ordinary Share, par value of $0.0001 per share, of HCM II; and (ii) immediately following the Sponsor Share Conversion, in connection with the Domestication, (x) each then issued and outstanding Class A Ordinary Share (other than any Class A Ordinary Share included in the Cayman Purchaser Units (as defined in the Business Combination Agreement)) will convert automatically, on a one-for-one basis, into one (1) New Terrestrial Common Share; (y) each of the then issued and outstanding warrants (other than any Cayman Purchaser Public Warrants (as defined in the Business Combination Agreement) included in the Cayman Purchaser Units) representing the right to purchase one (1) Class A Ordinary Share will convert automatically into a New Terrestrial Warrant; and (z) each of the then issued and outstanding Cayman Purchaser Units will be cancelled and each holder thereof will be entitled to one (1) New Terrestrial Common Share and one-half (1/2) of one (1) New Terrestrial Warrant.

HCM II has entered into PIPE Subscription Agreements each dated as of March 26, 2025, with the PIPE Investors, pursuant to which, among other things, HCM II has agreed to issue and sell, in private placements to close immediately prior to or substantially concurrently with the Closing, an aggregate of five million (5,000,000) shares of New Terrestrial Common Shares for a purchase price of ten dollars ($10.00) per share. The PIPE Investors are permitted, under the PIPE Subscription Agreements, to satisfy their commitments thereunder if they hold shares of New Terrestrial Common Shares that qualify as Non-Redeemed Shares (as defined herein), subject to certain conditions and restrictions set forth in the PIPE Subscription Agreements. The PIPE Subscription Agreements provide, subject to customary conditions, that if the PIPE Investor holds any HCM II Class A Ordinary Shares as of the fifth calendar day after the effectiveness of the registration statement that contains this proxy statement/prospectus and does not exercise any redemption rights with respect thereto (such shares, the “Non-Redeemed Shares”), then the applicable PIPE Investor may elect to reduce the number of New Terrestrial Common Shares it is required to purchase in the PIPE Financing by the number of such Non-Redeemed Shares. If the PIPE Investors’ party to the PIPE Subscription Agreements exercise this offsetting right, then the gross amount of the proceeds received by Terrestrial Energy in the PIPE Financing will be less than $50,000,000. The New Terrestrial Common Shares to be issued pursuant to the PIPE Subscription Agreements have not been registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) thereof. Each of the PIPE Subscription Agreements has been entered into on substantially similar terms and conditions to the form of the PIPE Subscription Agreement. From time-to-time following execution of the Business Combination Agreement and prior to the Closing, HCM II may enter into additional PIPE subscription agreements on forms mutually acceptable to HCM II and Terrestrial Energy.

The consummation of the PIPE Financing is conditioned upon the satisfaction or waiver of certain customary closing conditions by each of the parties, including among other things (i) a minimum of $75 million of cash remaining in the Trust Account (excluding the value of all New Terrestrial Common Shares that qualify as Non-Redeemed Shares) after any redemptions by the HCM II’s public shareholders and before any other payments or distributions (other than in respect of any redemptions) and (ii) the volume weighted average closing price of the VanEck Uranium and the NLR ETF on the NYSE Arca being greater than or equal to $63.00 for the twenty (20) trading days immediately preceding the date that is seven (7) Business Days prior the Closing Date.

Results of Operations

Our only activities from April 4, 2024 (inception) through June 30, 2025 were organizational activities, those necessary to prepare for the Initial Public Offering, described below, and, after our Initial Public Offering, identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our business combination. We generate non-operating income in the form of interest income on marketable securities held in the trust account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended June 30, 2025, we had net income of $601,027 which consists of interest earned on marketable securities held in the trust account of $2,477,726, offset by operating costs of $1,489,307 and change in fair of FPA Liability of $387,392.

For the six months ended June 30, 2025, we had net income of $1,291,026, which consists of interest earned on marketable securities held in the trust account of $4,940,590, offset by operating costs of $2,592,440, initial loss on FPA Liability of $893,425 and change in fair value of FPA Liability of $163,699.

For the period from April 4, 2024 (inception) through December 31, 2024, cash used in operating activities was $318,768. Net income of $3,408,788 was affected by operating costs paid by Sponsor in exchange for issuance of Class B founder shares of $12,463, payment of operation costs through promissory note of $45,200 and interest earned on marketable securities held in the trust account of $4,043,585. Changes in operating assets and liabilities was affected by $258,366 of cash provided for operating activities.

Factors That May Adversely Affect our Results of Operations

Our results of operations and our ability to complete an initial business combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, public health considerations, and geopolitical instability, such as the military conflicts in Ukraine and the Middle East. We cannot at this time predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial business combination.

Liquidity and Capital Resources

Until the consummation of the Initial Public Offering, our only source of liquidity was an initial purchase of shares of Class B Ordinary Shares, par value $0.0001 per share, by the Sponsor and loans from the Sponsor.

On August 19, 2024, we consummated the Initial Public Offering of 23,000,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units generating gross proceeds of $230,000,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of an aggregate of 6,850,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, in a private placement to the Sponsor and Cantor, generating gross proceeds of $6,850,000.

HCM II intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our Business Combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

HCM II intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

For the six months ended June 30, 2025, cash used in operating activities was $544,006. Net income of $1,291,026 was affected by interest earned on marketable securities held in the trust account of $4,940,590, initial loss on FPA Liability of $893,425 and change in fair value of FPA Liability of $163,699. Changes in operating assets and liabilities were affected by $2,048,434 of cash provided for operating activities.

For the period from April 4, 2024 (inception) through December 31, 2024, cash used in operating activities was $323,234. Net income of $3,408,788 was affected by operating costs paid by Sponsor in exchange for issuance of Class B founder shares of $12,463, payment of operation costs through promissory note of $45,200 and interest earned on marketable securities held in the trust account of $4,043,585. Changes in operating assets and liabilities was affected by $253,900 of cash provided for operating activities.

As of June 30, 2025 and December 31, 2024, respectively, we had marketable securities held in the trust account of $240,134,175 and $235,193,585. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our Business Combination.

As of June 30, 2025 and December 31, 2024, respectively, we had cash held outside of the trust account of $124,083, and $672,555 available for working capital needs.

We have until August 19, 2026 to consummate the initial Business Combination (assuming no extensions). If we do not complete a Business Combination, we will trigger an automatic winding up, dissolution and liquidation pursuant to the terms of the Amended and Restated Memorandum and Articles of Association. Notwithstanding management’s belief that we would have sufficient funds to execute its business strategy, there is a possibility that business combination might not happen within the 24-month period from the date of the Initial Public Offering.

In connection with our assessment of going concern considerations in accordance with ASC 205-40, Going Concern, as of June 30, 2025, we may need to raise additional capital through loans or additional investments from Sponsor, stockholders, officers, directors, or third parties. Our officers, directors and Sponsor may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. Management has determined that the liquidity condition raises substantial doubt about our ability to continue as a going concern.

If a Business Combination is not consummated by the end of the Combination Period, currently August 19, 2026, there will be mandatory liquidation and subsequent dissolution of HCM II. No adjustments have been made to the carrying amounts of assets or liabilities should be required to liquidate after the Combination Period. We intend to complete the initial Business Combination before the end of the Combination Period. However, there can be no assurance that we will be able to consummate any Business Combination by the end of the Combination Period.

PIPE Financing Liability

On March 26, 2025, we entered into the PIPE Subscription Agreements. We account for the PIPE Subscription Agreements as a derivative instrument in accordance with the guidance in ASC 815-40. The instrument is subject to re-measurement at each balance sheet date, with changes in fair value recognized in the condensed statements of operations. The ability of us to receive any of the proceeds of the PIPE Subscription Agreements is dependent upon the financial metrics of the business combination target, among other factors, rendering the receipt of such proceeds outside the control of us. As of June 30, 2025, the fair value of the PIPE Financing liability was $1,057,124.

Off-Balance Sheet Financing Arrangements

HCM II has no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2025 or December 31, 2024. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

HCM II does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a total of $15,000 per month for office space, utilities and secretarial and administrative support services.

The underwriter will be entitled to a deferred underwriting discount of 4.40% of the gross proceeds of the Initial Public Offering held in the Trust Account other than those sold pursuant to the underwriters’ over-allotment option and 6.40% of the gross proceeds sold pursuant to the underwriter’s over-allotment option and $10,720,000 in the aggregate, payable upon the completion of HCM II’s initial Business Combination subject to the terms of the underwriting agreement.

Critical Accounting Estimates

The preparation of financial statement and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statement, and income and expenses during the periods reported. Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could materially differ from those estimates. As of December 31, 2024, we did not have any critical accounting estimates to be disclosed.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating officer decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted.

Management does not believe that any recently issued but not effective, accounting standards, including those disclosed above, if currently adopted, would have a material effect on HCM II’s financial statement.

Offering Costs

HCM II complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Deferred offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. HCM II applies this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the warrants and then to the Class A ordinary shares. Offering costs allocated to the Class A ordinary shares were charged to temporary equity and offering costs allocated to the Public and Private Placement Warrants were charged to shareholders’ equity as Public and Private Placement Warrants after management’s evaluation were accounted for under equity treatment.

Inflation

We do not believe that inflation had a material impact on our business, revenues or operating results during the period presented.

Emerging Growth Company Status

HCM II is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. HCM II has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the HCM II, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of HCM II’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

INFORMATION ABOUT TERRESTRIAL ENERGY

References in this section to “we,” “our,” “us,” the “Company” or “Terrestrial Energy” generally refer to New Terrestrial Energy and its subsidiaries.

Mission

Terrestrial Energy Inc. is an advanced nuclear technology company developing the Integral Molten Salt Reactor nuclear plant (IMSR Plant), which uses the Company’s proprietary design of Molten Salt Reactor (MSR). Our mission is to transform global energy markets by commercializing our IMSR Plant, which will deliver low-carbon electricity and industrial heat with superior economics, speed to deployment, and siting flexibility. In a world demanding rapid, scalable nuclear solutions, the IMSR Plant offers a viable, efficient alternative to both the limitations of legacy nuclear and the intermittency of renewables.

Market Opportunity

Global energy fundamentals are shifting rapidly in response to geopolitical tensions, infrastructure demands, and surging electricity consumption, with nuclear energy emerging as a critical component of future supply. According to the U.S. Energy Information Agency (EIA) and its International Energy Outlook of 2023, global primary energy demand is projected to rise 29% from 2025 to 2050, and electricity generation by 43% in that same period.

Nuclear energy’s role in meeting this demand is driven by both energy security objectives and changing requirements from innovations such as those in the digital economy. In advanced economies, energy supply growth is hindered by electric transmission and pipeline congestion, leading governments and industrial consumers to reconsider electricity infrastructure and reframe nuclear energy, particularly distributed generation solutions with small and modular nuclear plants as a pillar of strategic energy reliability.

Governments are responding with forceful and coordinated action. On May 23, 2025, the President of the United States signed a set of executive orders that lower deployment barriers and streamline federal support for developing new nuclear energy technologies. These actions follow a broader policy pivot, where national energy strategy is increasingly aligned with national security strategy. Compared to past decades, the recent policy recognition of the advantages of nuclear energy is exceptional and a positive development for the nuclear energy industry.

In this policy and market demand context, we believe our IMSR Plant is well-suited to meet the urgent energy priorities now shaping markets and policy across advanced economies to deliver secure, reliable, and resilient power at a time when nations are reasserting control over critical infrastructure and supply chains.

The IMSR Plant we are developing offers a scalable solution for governments and industries seeking reliable energy at fossil fuel scale. It is designed to provide low-cost, firm power and deployable at or near sites of industrial demand enabling distributed generation with customizable thermal and electric output. This decentralized capability will reduce transmission risks, enhance energy autonomy, and support rapid deployment without requiring major grid expansion. As demand accelerates across sectors, we believe our IMSR Plant will enable and promote both economic competitiveness and sovereign energy resilience.

We estimate our current serviceable addressable market (SAM) to exceed $1.4 trillion in Organisation for Economic Co-operation and Development (OECD) countries ($800 billion in grid-based electricity and $600 billion in high-temperature industrial heat), growing to $1.9 trillion by 2050.

Overview

IMSR and Gen IV Technology

Our IMSR is a Molten Salt Reactor (MSR), one of the generic advanced reactor technologies classified as a Generation IV (Gen IV) reactor by the Generation IV International Forum (GIF), an intergovernmental organization founded in 2001 by the United States, Canada, the United Kingdom, and other member countries as they aimed to respond to the economic, environmental and social requirements of nuclear energy in the 21st century. GIF members seek to bring to market advanced reactors through international collaboration for their timely development. Its objectives for selecting Gen IV reactor technologies are those that encompass enhanced fuel efficiency, minimized waste generation, economic competitiveness, and adherence to rigorous safety and proliferation resistance measures.

The Gen IV reactor class is a diverse set of reactor technologies, fundamentally distinct from legacy (Light Water Reactor) nuclear technology. Despite wide variations, Gen IV reactor technologies generally have a principal common operational attribute: they operate at higher temperatures (approximately 400°C to 800°C).

We believe that the reactor technology and nuclear plant design choices that we have used in our IMSR Plant design address a major factor limiting the growth of nuclear energy supply: the fundamental capital inefficiency of legacy nuclear technology, and by extension the uncompetitive levelized cost of nuclear energy supply over full life of plant. Legacy nuclear technology was originally developed for military submarine propulsion and adapted for civilian use in the 1950s. New nuclear plants built using legacy nuclear technology today face increasing economic challenges and a threat of economic obsolescence due to rising construction costs, costly and complex regulatory requirements, and limited operational flexibility. We believe that new plants built on legacy nuclear technology will not be commercially viable without substantial public subsidies and sponsorship. In addition, they are generally only well suited for serving electric grid markets and are not well aligned with energy demand requirements for distributed and efficient supply of cost-competitive and flexible thermal and electric energy.

A MSR uses a molten salt as both the nuclear fuel and reactor coolant, in contrast to legacy nuclear technology that uses a solid nuclear fuel arranged in assemblies of fuel rods and water as the reactor coolant. Molten salt coolants are thermally far more stable than water, which enables stable, high-temperature reactor operation. This importantly allows for high-efficiency steam turbines operation and electric power generation, as well as the direct supply of high-temperature thermal energy for industrial plant operators seeking clean energy alternatives to fossil fuel combustion in industrial processes. Our IMSR Plant incorporates our proprietary design of MSR.

We have developed a recognized expertise in MSR technology since inception of our Company in 2013. At the invitation of the Canadian government in May 2019, our Company, represented by our Chief Technology Officer, joined the Gen IV International Forum as a signatory to the MSR provisional System Steering Committee. To our knowledge our Company is currently the only private sector company that is a signatory; we believe this demonstrates the Company’s leadership position in MSR technology.

We have designed our IMSR Plant to be small and modular, which we believe will enable greater geographic siting flexibility and more efficient construction through the use of factory manufactured modules and their on-site assembly. We believe the market will demand clean, firm, and cost-competitive energy at, or near to, the point of industrial demand to mitigate grid and pipeline congestion. We believe that the IMSR Plant’s attributes including its size and modular architecture, and economic efficiency, may make it a competitive and timely solution to this demand.

Our IMSR Plant will use low enriched uranium enriched to <5% U235, which we refer to as standard-assay low enriched uranium (“SALEU”). This is the nuclear fuel used by the large majority of the world’s nuclear plants and widely available in today’s nuclear supply chain. We have intentionally avoided high-assay low enriched uranium enriched to between 15% and 19.9% U235 (“HALEU”), the nuclear fuel used by competing Gen IV technologies. We believe that HALEU presents substantially greater supply chain challenges than the SALEU used by the IMSR. Accordingly, we believe that the use of SALEU will position the IMSR Plant more favorably for earlier deployment than other Gen IV technologies using HALEU as their nuclear fuel.

Since 2015, we have engaged with U.S. and Canadian nuclear regulators and achieved clear IMSR Plant regulatory milestones, which are described in the “Regulatory Matters” section below. Based on our experiences from our engagements with nuclear regulators, including the Canadian regulator’s programmatic review of our IMSR Plant design concluded in April 2023, we believe that the IMSR Plant is well-positioned to secure regulatory approval for commercial operations in the U.S. and other target markets upon application by customers. Commercialization of the IMSR Plant is subject to applicable regulatory approvals. See “— Regulatory Matters” below

Our business model is intended to support long-term, recurring, and capital-efficient revenue streams through the development, commercialization, and deployment of our IMSR Plant. Our customers will be IMSR Plant project developers who are also likely to be the owner-operators of the IMSR Plant to whom we plan to provide engineering and construction services and supply fuel and key components. We intentionally avoid a build-own-operate model for nuclear plants, preferring to leverage scale in our nuclear supply chain to support faster deployment of IMSR Plants to the owners/operators of nuclear plants, subject to regulatory and market conditions.

We expect our revenues to derive from four principal streams — (i) pre-construction services, (ii) construction services and component supply, including the main reactor component called the “IMSR Core-unit”, (iii) post-construction IMSR Core-unit supply and (iv) post-construction IMSR fuel supply. Each revenue stream is anticipated to be repeatable across multiple IMSR Plant projects simultaneously, and IMSR Core-unit and IMSR fuel supply revenues are structured to recur throughout the 56-year operating life of an IMSR Plant. The operating life of the IMSR Plant is 56 years by design; revenue generation for the Company begins during pre-construction and construction, typically four years or more, making the period of revenue generation for the Company over 60 years excluding decommissioning services. Each subsequent IMSR Core-unit replacement cycle provides an additional revenue opportunity at attractive margins.

In response to evolving market demand for our IMSR Plant, we have a pipeline of over ten early-stage IMSR Plant projects each at an identified site. We play an active role in the establishment of each project and its member consortium. An IMSR Plant project is established with an initial consortium of members, and each includes one or more of off-takers, site owners, nuclear plant operators, and suppliers expressing interest in the project with an MOU and/or LOI. Our portfolio of early-stage projects covers a range of industrial sectors such as mining, chemical and petrochemical production, data centers, and grid power provision. Our near-term project milestones include the completion of site characterization work, which is the antecedent to the project’s submission of a USNRC Construction Permit application. We establish a project’s initial consortium by drawing from our portfolio of over 50 collaborative industry relationships, where each such relationship has expressed an interest in our IMSR Plant and has undertaken investigations and due diligence. We expect these collaborative industry relationships to support the growth of our project pipeline with additional IMSR Plant projects. Illustrating this approach to IMSR Plant project development from the formation of its initial consortium, we have announced developments with consortia members and projects over the last 12 months with industrials, suppliers, research partners, and site owners, such as Schneider Electric, Zachry Group, Viaro Energy, Energy Solutions, Texas A&M University and most recently Ameresco. To illustrate further, our Texas A&M project consortium consists of an EPC, a nuclear utility, the site owner, a nuclear fuel supply, and other suppliers.

Our Texas A&M project is a collaboration with Texas A&M University, a leading nuclear engineering and technology university in the U.S., to construct and operate a commercial IMSR Plant at its RELLIS campus in Bryan, Texas, as well as undertake IMSR system R&D testing activities employing the expert resources of the university’s engineering faculty. Our collaboration with Texas A&M has the potential to accelerate our business plans, in particular as it aligns with recent policy statements supporting the commercialization of advanced nuclear technologies made by the Trump Administration, and U.S. Federal and Texas state governments.

We believe the development and commercialization of the IMSR Plant aligns with increasing U.S. and international policy support for nuclear innovation, driven by national energy supply insecurities, and elevated by geopolitical risks such as the Ukraine War. Other recent international developments, such as the declarations at the 28th Conference of the Parties to the UN Framework Convention on Climate Change (“COP28”) in Dubai, have underscored the necessity of a massive expansion of nuclear energy supply to achieve policy, economic and environmental goals. Our technology development roadmap targets first commercial operations of an IMSR Plant during 2034, subject to regulatory approval and financing, with commercial fleet deployment anticipated in the late 2030s.

Our IMSR Plant’s Competitive Strengths

Our IMSR Plant incorporates operating characteristics that differentiate it from nuclear plants built using legacy nuclear technology as well as other competing Gen IV reactor technologies. We believe that these differentiating operating characteristics create competitive advantages for our IMSR Plant.

•        High-temperature and low-pressure reactor operation with high inherent safety for efficient electricity generation and thermal energy supply for industrial processes.    Our IMSR Plant’s MSR technology is designed to enable it to supply thermal energy at 585°C from a reactor that operates at low pressure with high inherent safety. These are not the defining characteristics of legacy nuclear technology nor many other Gen IV technologies. Importantly at this high temperature, the IMSR Plant facilitates high-efficiency steam turbine operation and electric power generation as well as direct application to a broad set of industrial processes that require these high temperatures, such as chemical synthesis, petrochemical refining, materials manufacturing, and efficient hydrogen production. By comparison, legacy nuclear technologies typically supply thermal energy at <300 °C, which when used for steam generation leads to lower efficiency for turbine operation and electric power generation. Other current Gen IV competing technologies generally range from 440-585 °C and are less well-suited for high temperature industrial applications.

•        Availability of Nuclear fuel supply.    Our IMSR Plant uses SALEU nuclear fuel, as opposed to more expensive and supply-constrained HALEU nuclear fuel relied upon by other competing Gen IV technologies, including those using MSR technology. SALEU fuel has been the standard fuel used by legacy nuclear technologies for many decades, and as such, is generally available from the current nuclear supply chain in commercial quantities, and the regulatory requirements for its safe and secure use are long established and widely understood in the nuclear industry. Our use of SALEU aligns our IMSR Plant with existing fuel suppliers and fuel supply regulatory frameworks for production and transportation, potentially supporting earlier commercialization. We believe that our IMSR Plant is one of the very few Gen IV nuclear plant designs that provides high temperature output using SALEU as opposed to HALEU nuclear fuel.

•        Cost Efficiencies and Use Flexibility from Separating Nuclear and Thermal/Electrical systems.    Our IMSR Plant’s Nuclear Facility consists of nuclear systems that are required to comply with nuclear regulatory standards for operation (see Figure 3 on page 262 below), the Plant’s Thermal and Electric Facility are separate and remote from nuclear systems. We believe that as a result of MSR technology and plant design features, the Thermal and Electric Facility systems fall outside the scope of nuclear regulation, which we believe provide the IMSR Plant a competitive advantage compared to legacy nuclear reactors and most other Gen IV nuclear technologies.

This regulatory separation is typically not achievable with legacy nuclear technology nor with other Gen IV technologies, which generally integrate nuclear and thermal supply systems within a single set of regulated nuclear systems. We believe that the functional and regulatory separation of the IMSR Thermal and Electric Facility enables commercial flexibility to tailor the IMSR Plant’s thermal and electrical output to specifical industrial needs, particularly for near- or co-located deployment at industrial facilities.

In addition, as Thermal and Electric Facility systems and their components are not required to meet nuclear-grade standards, we believe that we will be able to construct the Thermal and Electric Facility with many off-the-shelf components from the broader industrial supply chain. We anticipate that this will reduce costs, reduce procurement timelines, and enable greater scalability in delivery.

•        Load-following and black-start capability.    Our IMSR Plant is designed to be capable of rapid load-following, enabling it to back-up variable wind and solar generation. Our IMSR Plant is also capable of starting and operating without grid power (“black-start capability”); nuclear plants using legacy nuclear technology are typically not black-start capable and exhibit poor if any capability to load-follow. We believe these features of our IMSR Plant will contribute to grid resilience and reliability and therefore are valued by grid operators.

•        Plant size and siting flexibility.    Our IMSR Plant is sized to supply 822MW (net) thermal, which can be used to generate 390MW (net) of electricity if desired. We believe this scale is well-suited for both grid and industrial customers seeking distributed generation and both thermal and electric demand. The IMSR Plant is intended to support near- or co-located siting including “behind-the-fence”, enabling direct delivery of at-scale, clean, firm thermal and electric energy to the point of industrial demand, and therefore avoiding electric grid transmission and natural gas pipeline congestion.

•        Modular architecture for efficient construction.    Our IMSR Plant is designed with modular architecture to support factory fabrication of key systems and components. This modularity is intended to substitute on-site construction with more efficient and lower cost factory-based construction, enable further efficiencies from serial component production, and ultimately reduce IMSR Plant construction time and cost.

•        Supply Chain.    Our supply chain strategy covers sourcing of components such as reactor vessels, heat exchangers and steam turbines, as well as materials such as graphite and the chemical components of the IMSR fuel salt eutectic (“IMSR Fuel Salt”) and services necessary to construct and operate IMSR Plants. Our IMSR Fuel Salt avoids the use of isotopically enriched lithium or beryllium proposed by others. Our supply chain strategy aims to secure these components, materials and services from suppliers at the scale necessary to achieve our objective of fleet operation of IMSR Plants in the late 2030s.

•        Demonstrated MSR technology.    Our IMSR design intention has been to leverage research and development of MSRs by national laboratories over many decades, starting in the 1950s and 1960s at the U.S. Department of Energy’s Oak Ridge National Laboratory (ORNL), which included the construction and operation of three test reactors. Our design process has combined this extensive body of historic R&D with the powerful computing and modeling capabilities of the modern nuclear industry. We believe that this approach facilitates an efficient IMSR Plant design process and supports our timetable for commercialization.

•        Experienced Professional Management Team with Deep Technical Experience.    We have a highly educated and growing workforce of approximately 80, 29 of whom have advanced degrees in engineering and science. We have a seasoned leadership team with over 170 years of cumulative experience in the nuclear and energy industries, in addition to those with nuclear regulatory experience over many decades with the U.S. Nuclear Regulatory Commission (“USNRC”) and the Canadian Nuclear Safety Commission (“CNSC”). Together, we bring expertise and experience from several industries, such as from the nuclear power, aerospace, and petrochemical sectors, to deliver on our mission.

Historical Results and Recent Developments

To date our revenues have derived from preliminary site assessment and pre-construction engineering services. Since inception, we have invested substantial resources in R&D and testing of IMSR nuclear systems to complete the IMSR Plant design and to prepare for regulatory submissions. Accordingly, we have a history of operating losses and negative cash flows since inception funded with a series of private placements; our accumulated deficit is $102.3 million as of March 31, 2025. To commercialize our IMSR Plant will require addition capital investments. In view of the foregoing, our independent registered public accounting firm has included in its report for the year ended December 31, 2024, an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern; since year-end we have raised $36.7 million of additional capital, including a $25.8 million preferred stock private placement on July 1, 2025. For further information regarding our historical results and financial condition, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation of Terrestrial Energy” and our consolidated financial statements included elsewhere herein. For information regarding risks regarding our business, see “Risk Factors — Risks Related to Our Business and Industry” and “— Risks Related to Compliance with Law, Government Regulation and Litigation” and “— Risks Related to Terrestrial Energy’s Capital Resources.”

Industry

Energy market supply-demand dynamics

We believe recent energy market fundamentals create a compelling demand case for a large-scale expansion of nuclear energy supply. Global energy demand continues to increase driven in part by energy-intensive industrial transformation. In parallel, governments and major industrials and technology companies are increasingly focused on technologies that can deliver clean, firm, and cost-competitive energy supply at the point of energy demand. We believe nuclear energy is the only scalable supply source that meets these anticipated demand requirements.

Additional structural drivers are also contributing to increased demand for new nuclear capacity and distributed energy generation solutions. These include energy security concerns, grid transmission and natural gas pipeline congestion, and industrial decarbonization needs. We believe these pressures, amplified both by government policy and growing energy demand from energy-intensive industries, create a strong stimulus for the nuclear sector to deliver supply solutions.

Governments are responding with significant and clear policy support as well as ambitious deployment targets. At COP28 in 2023, the United States and more than twenty other countries made commitments to triple global installed nuclear capacity by 2050. We believe the operational and performance merits of our IMSR Plant place us in a competitive market position as these strong sector dynamics unfold. The Trump administration has continued to signal its support for nuclear energy, with specific policy steps to promote domestic nuclear energy, including supporting advanced reactors, expediting construction permit review, and supporting continued research and development, and issued a series of executive orders on May 23, 2025, further promoting domestic nuclear energy. President Trump’s executive order in May created a new DOE pathway (the Advanced Reactor Pilot Program) to fast-track commercial licensing activities for small and modular nuclear plants that use advanced reactor technologies, expediting their broad deployment. On August 12, 2025, the Company announced that it had been selected for the DOE’s Advanced Reactor Pilot Program.

Fundamental limitations of legacy nuclear technology

In our view, nuclear plants using legacy nuclear technology are not well-positioned to take advantage of this nuclear renaissance as they are saddled with acute economic and efficiency challenges. Over the past decade, every new nuclear plant construction project in North America and Europe using legacy nuclear technology experienced significant cost overruns, construction delays, and other economic and operational challenges. We believe these outcomes are the manifestations of the economic limitations of legacy nuclear technology due to low capital efficiency, high upfront costs, and long construction timelines. We believe these projects are economically cost-prohibitive on a standalone project basis, and only moved forward due to large-scale public sector sponsorship.

Projects such as the Alvin W. Vogtle Units 3 and 4 (U.S.), Olkiluoto 3 (Finland), Flamanville (France) and Hinkley Point C (UK) typify these challenges. Vogtle Units 3 and 4 were completed seven years behind schedule with a cost overrun of $17 billion. The National Association of Regulatory Utility Commissioners (NARUC), the association of state public utility commissioners, has expressed apprehension toward approving similar large-scale nuclear projects in the future.

The fundamental economic limitations of legacy nuclear technology are linked to its operational characteristics. Using water as the reactor coolant, legacy nuclear technology is limited to low-temperature reactor and high-pressure operation. This results in the engineering expense of designing high pressure cooling systems to nuclear safety standards, and the consequences of low-temperature heat and steam supply (<300°C), which are low turbine efficiency for electricity generation and high levelized cost. In addition, at these low temperatures, legacy nuclear technologies are generally unsuitable for many industrial heat processes, such as chemical synthesis and petrochemical refining, which generally require high-temperature (>400 °C) thermal energy supply.

With these limitations, we believe legacy nuclear technology is not practical for thermal energy supply for industrial applications and its use is limited to electric power generation. Furthermore, the need to strive against low efficiency for acceptable commercial performance has resulted in the repeated application of economies of plant unit-scale as plant designs have evolved, leading to ever larger plant designs. With increasing size, plants using legacy nuclear technology have trended toward centralized deployments, which are generally unsuitably sized for distributed energy generation and private project financing models. We believe the IMSR Plant design incorporates technology and design features to address these limitations.

Industrial thermal energy supply

The industrial sector has proven to be an obstacle to achieve decarbonization targets. Due to a lack of practicable alternatives to fossil fuel combustion for thermal energy supply, the sector remains one of the most carbon-intensive segments of the global economy, accounting for more than 30% of final energy demand according to the International Energy Agency, and 20% of CO2 emissions according to analysis by McKinsey & Company.

Industrial thermal energy supply remains dependent on natural gas and heating oil, unlike electric energy supply, which has already been partially decarbonized with hydroelectric plants, plants employing legacy nuclear technology, and renewable (wind and solar) power plants. The U.S. Department of Energy (“DOE”) and International Energy Agency (IEA) both cite industrial process heat as the most difficult segment to decarbonize, due to its high temperature requirements, 24/7 demand, and sensitivity to energy cost.

The IMSR Plant is designed to supply industrial-grade heat at 585 °C — sufficient for more than two-thirds of industrial thermal applications. The IMSR Plant’s ability to provide reliable, high-temperature thermal energy without greenhouse gas emissions allows it to replace fossil combustion systems at many industrial facilities, such as those associated with chemical and petrochemical production.

Electricity supply

Power plants with the ability to “dispatch” supply — meaning supply that can be quickly varied to meet fluctuations in demand — are highly valued by grid operators mandated to deliver reliable grid supply for all consumers irrespective of the time of day or local weather conditions. While supply from renewable (wind and solar) plants can provide low-cost electricity, it is generally not dispatchable, which may create challenges for grid reliability in the absence of complementary dispatchable supply. Today, dispatchable supply is largely provided by fossil fuels, which are vulnerable to fuel price volatility and contribute significantly to greenhouse gas emissions.

Our IMSR Plant is designed to provide grid operators with new dispatchable electricity supply without the environmental impacts of fossil fuel generators. We believe that the IMSR Plant’s 390 MW (net) designed electrical output is also capable of meeting utility-scale needs for dispatchable zero-carbon electric energy supply, and its small land footprint allows for flexible siting and distributed generation, which has the potential to mitigate electric grid congestion. As described in more detail below, we believe the IMSR Plant would also pair well with many of the hundreds of sites in North America which previously hosted coal generation plants.

Competitive levelized cost of thermal and electricity

We estimate, based on internal cost modeling and market data, that the IMSR Plant may achieve a Levelized Cost of Electricity (LCOE) of approximately $69/MWh and a Levelized Cost of Heat (LCOH) of approximately $8.60/MMBtu. We believe these estimates may position the IMSR Plant favorably in competitive markets relative to competing dispatchable energy supply alternatives, including solar plants and battery storage, combined-cycle and simple-cycle natural gas plants, and some plants using legacy nuclear technology.

The assumptions for the estimated LCOE of $69/MWh and LCOH of $8.60/MMBtu draw from the “Nth” Commercial Plant” (NCP) basis where both upfront capital expenditures and operating & maintenance costs are reduced from the “First Commercial Plant” (FCP) as a result of learning curve effects on costs from prior experience. The Company’s cost estimates for its FCP are in part derived from capital cost estimates obtained by the Company from third-party nuclear plant cost engineers during a procurement engagement and in collaboration with a nuclear utility during 2020 and 2021. In 2025, Terrestrial Energy revised these estimates to reflect the estimated impact of inflation on the materials and services costs estimated in 2021. The target date of the deployment of the NCP cannot be estimated based on the early stage of our commercial pipeline. The LCOE and LCOH estimates are based on an IMSR Plant consisting of two operating IMSRs for a plant capacity of 390 MWe or 822MWt net output.

The calculations of LCOE and LCOH are principally derived from: the total amount of electricity (MWh) or heat (MMBtu) generated and operating & maintenance costs over the 56-year operating life of the plant; total plant upfront capital expenditures; and cost of capital. The LCOE and LCOH is defined by the cost that achieves a project zero net-present-value. We have assumed a 7.5% and 7.0% for the project developer’s cost of capital over the project’s construction and operation periods, respectively. We have assumed a 4-year construction time and a 95% plant capacity factor. We have not assumed any federal or state subsidies, although we believe that a number may be available. Our LCOE and LCOH estimates are most sensitive to the IMSR Plant’s upfront capital expenditures, and the project developer’s cost of capital assumptions as our IMSR Plant is a long duration asset. Our LCOE and LOCH calculations are also based on the assumptions and subject the risks and certainties set forth under “The Business Combination Proposal — Unaudited Prospective Unit Economics Information”

Key market verticals for deployment

We are focused on deploying the IMSR Plant in three industrial verticals: data center electricity supply, thermal and electric energy supply for the industrial sector, and in the coal sector as a technology to convert (“repower”) coal plants. We believe that the IMSR Plant’s operational capabilities are most competitive in these three large market verticals beyond grid deployment.

•        Data center supply.    The rapid growth of artificial intelligence, cloud computing, and digital infrastructure has led to equally rapidly growing energy demands for around-the-clock, reliable, scalable electricity. The IMSR Plant is designed to provide cost-competitive, firm dispatchable power with zero carbon emissions, which we believe may be a viable alternative in this market sector to power plants using fossil fuel thermal generation, intermittent renewable technology (wind and solar) and other nuclear technologies.

•        Industrial.    Our IMSR Plant addresses a major and unsolved decarbonization challenge: the provision of clean, firm, high-temperature thermal energy for industrial processes. Many of these — such as chemical synthesis, petrochemical refining, materials manufacturing, and efficient hydrogen production — require sustained thermal energy at temperatures above the capabilities of legacy nuclear technology. The IMSR Plant is designed or expected to deliver heat at temperatures suitable for more than two-thirds of these applications while also offering co-generation of electric energy. Its compact footprint and modular design may support near- and co-located deployment across a range of industrial facilities.

•        Repowering Coal Plants.    A potential large and immediate market for our IMSR technology is in the replacement of retiring coal-fired power plants. According to a 2022 U.S. Department of Energy report, more than 80% of U.S. coal plant sites are suitable for conversion to advanced nuclear based on factors such as infrastructure, transmission access, and regulatory feasibility. These sites represent a 198.5 GWe installed base, much of which is slated for retirement by 2035. The IMSR Plant is well matched to these projects due to its compatible output temperature and suitable size, and potential reuse of existing balance-of-plant assets such as generators, cooling systems, switchyards, labor force and grid interconnections. This may reduce project costs and shorten construction timelines.

Our Business Model

Our business model is intended to support long-term, recurring, and capital-efficient revenue streams through all phases of deployment and operation of our IMSR Plant. Our customers will be the owner-operators of the IMSR Plants to which we provide pre-construction and construction engineering services and supply of fuel and major components. We intentionally avoid a build-own-operate (BOO) model for nuclear plants, preferring to leverage the existing scale and capabilities in our nuclear supply chain to support faster deployment of IMSR Plants. Our revenue strategy spans the 60+ year IMSR Plant project lifecycle (its 56-year operating life plus plant pre-construction and construction periods).

This full-lifecycle, low capital expenditure business model is purposefully designed to maximize returns while reducing capital intensity and exposure to construction and operational risks. We are strategically positioned as a nuclear plant designer, major components (most importantly, the reactor itself — the IMSR Core-unit) and nuclear fuel supplier (the IMSR Fuel Salt), rather than a plant owner or operator, thereby reducing exposure to construction risk, accelerating the path to scalability, and establishing a repeatable project development template that may support recurring revenues across a growing base of IMSR Plants in construction and operation. This approach broadly resembles established business models in the nuclear sector, where nuclear plant design providers supply key components including IMSR Fuel Salt and long-term support services without owning or operating end-user infrastructure.

Project economics

The expected cost for our NCP, inclusive of all construction, commissioning, and licensing activities is based on detailed cost engineering work firstly conducted by a third-party engineering firm with a prospective owner-operator customer in 2020 – 2021, and leverages the management team’s combined industrial and nuclear engineering experience. The capital cost range reflects a modeled “Nth Commercial Plant” (NCP) scenario, incorporating anticipated cost reductions from supply chain maturation and learning curve effects. Early-stage plants are expected to have higher costs, while later units benefit from standardization, volume procurement, project management efficiencies, and reduced construction time and risk leading to lower financing costs. For further information regarding assumptions and other considerations in connection with these estimates, see “— Lifecycle Unit Economics” below.

We anticipate that capital expenditures to construct an IMSR Plant will be borne by the project’s consortium partners, primarily by its operator, offtake customers, suppliers as well as third-party project investors, which may include the public sector. At the project level, we expect to be supplying the IMSR Plant design, key components (such as the IMSR Core-unit and associated systems), the IMSR Fuel Salt, and services, many under long-term contract arrangements as described below.

Revenue streams

We expect our revenues to derive from the Company’s project delivery model, which consists of four principal revenue streams (see Figure 1). Each is anticipated to leverage Terrestrial Energy’s proprietary nuclear plant design and technology, its licensing expertise, its developed supply chain, and the project delivery models’ repeatability across multiple IMSR Plant projects operating simultaneously. The IMSR Core-unit and IMSR Fuel Salt supply revenues are structured to recur throughout the 56-year operating lifecycle of an IMSR Plant (see Figure 2). Each subsequent

IMSR Core-unit replacement cycle provides an additional revenue opportunity at attractive margins. The selection of these four revenue streams is intended to optimize recurring revenue potential, reduce capital intensity for Terrestrial Energy, and support a scalable fleet-based business model.

Figure 1: Illustrative potential revenue streams

Pre-construction services.    We anticipate generating early-stage revenue through the supply of site- and use-specific engineering services to IMSR Plant projects to support project development, construction and procurement planning, and the preparation of USNRC construction permits. These services are typically offered on a fixed-fee or time-and-materials basis. While comprising a modest portion of total IMSR Plant life-time revenues (~4%), they create early cash flow, initiate project development activities, establish relationships with IMSR Plant developers, and the supply chain. We have conducted several engagements related to pre-construction services that have generated initial revenue.

Construction services, IMSR Core-unit and component supply.    We anticipate generating further revenue through the supply of engineering services, major components (including supply of first IMSR Core-units), IMSR Fuel Salt to IMSR Plant projects supporting construction, USNRC operation license submissions, and commissioning. This revenue stream is expected to represent approximately 23% of IMSR Plant project lifecycle value, supported by a developed supply chain and nuclear-qualified manufacturing partners, enabling scalable deployment and cost control.

Post-construction IMSR Core-unit supply.    We anticipate generating further revenue from the supply of IMSR Core-units to operational IMSR Plants over the expected 56-year operating life and ancillary operations and maintenance (“O&M”) services. We expect this to be a significant and recurring revenue stream, which occurs on a predictable seven-year cycle over a plant’s anticipated 56-year operating lifespan. Each IMSR Core-unit is replaced periodically with a “plug-and-play” maintenance procedure, which we believe achieves that necessary simplicity of maintenance to achieve a high plant uptime contributing to its capital efficiency. This model represents over 55% of IMSR Plant project lifecycle revenues and may support recurring major component supply revenue and gross margin contribution over time, subject to market adoption and plant deployment. To illustrate, over a typical 56-year operating life of an IMSR Plant, sixteen IMSR Core-units are required, the initial pair at commissioning plus fourteen replacements. Consequently, our revenue model is expected to provide recurring major component supply revenues per plant over many decades, subject to market demand and customer deployment.

Post-construction IMSR fuel supply.    We intend to also supply IMSR Fuel Salt to operational IMSR Plants over the plant’s 56-year operating life together with ancillary O&M services. IMSR Fuel Salt must be manufactured to the precise specifications of the IMSR Plant design as approved by the USNRC in the U.S. or the relevant nuclear regulator in non-U.S. markets. We intend to provide services at the end of IMSR Plant operating life to assist with the decommissioning of the IMSR Plant and its spent IMSR Fuel Salt.

The structure of the IMSR Plant project lifecycle, with a multi-decade operational design life, periodic core replacements, ongoing O&M contracts, and fuel supply, enables long-term revenue visibility that may provide a strong foundation for recurring, predictable, and durable cash flows, subject to successful commercialization. With each IMSR Plant requiring post-construction operations and maintenance support for 56 years, replacement of IMSR Core-units and IMSR Fuel Salt supply will generate revenue at regular intervals, such that we expect our business model to deliver recurring revenues with defensible gross margins that scale linearly with the installed base of operating IMSR Plants.

Lifecycle unit economics

Figure 2 below sets for our estimated lifecycle unit economics from the revenue streams described above, and are based on a 60+ year IMSR Plant project lifecycle, with recurring revenue from IMSR Core-unit replacements every seven years and ongoing annual IMSR Fuel Salt supply. The model assumes a pre-construction stage and a four-year construction stage, with Terrestrial Energy earning revenue at each stage through engineering, procurement, and component supply services. The underlying project delivery model with its revenue volume and margin assumptions are drawn from the management team’s estimates based on their experience in the nuclear energy industry. Specifically, unit economics are calculated at Nth Commercial Plant (NCP) status, reflecting industrial learning effects over a planned 10-plant deployment cycle, and include updated assumptions for higher uranium and enrichment costs, while excluding decommissioning expenses. See “— Competitive levelized cost of thermal and electricity” above. For further information regarding our unit economics calculations, including the assumptions, risks and uncertainties related thereto, see “The Business Combination Proposal — Unaudited Prospective Unit Economics Information”.

Figure 2: IMSR Plant project lifecycle unit economics

IMSR Plant Overview

End-user heat / power (industry / grid electric power)
C
Heat
Power
IMSR Non-nuclear Thermal and Electric Facility
B
Thermal storage
R2
R1
A
Dual IMSR Nuclear Facility

A

Standardized dual IMSR Nuclear Facility

- Subject to nuclear regulation
- Standardized, simplifying design and saving costs
- 884 MW (gross) thermal energy production for 585°C supply

B

Customized non-nuclear Thermal and Electrical facility

- Converts 884 MW (gross) thermal energy from two IMSRs to 585°C 822 MW (net) thermal or 390 MW (net) electric power for commercial supply – or any heat/electric power mix in between
- Can include molten-salt thermal energy storage and buffering to enhance its inherent strong load-following capability for commercial advantage
- Separate Nuclear Facility & non-nuclear Cogeneration Facility enables incentive safe harbor post-2035

C

Prospective industrial cogeneration off-takers

- Chemical and petrochemical plant
- Hydrogen / ammonia / fertilizer plant
- Other industrials requiring clean heat & power

Prospective municipal off-takers

- Electric grid
- Desalination
- Edge AI Datacenters

Principal flow of energy
HEAT 585°C
Conversion loss
822 MWt (thermal)
585°C
390 MWe (electrical)

Figure 3: IMSR Plant with its customizable Thermal and Electricity Facility (“B”)

The figure above illustrates that the conceptual customization of Thermal and Electric Facility enabling the integration of other energy systems such as thermal storage to supply a near-located industrial facility (“C”). We believe that the Thermal and Electricity Facility can be hybridized with other energy systems, such as by integration with natural gas thermal energy supply. This is intended to serve as an initial source of thermal energy supply, and later as a backup source of thermal energy supply to the operating IMSR Nuclear Facility. We believe the customization of the IMSR Thermal and Electricity Facility with the integration of natural gas systems will accelerate commercial energy supply and increase the reliability of energy supply from a fully operational IMSR Plant; in our experience early electricity supply and reliably supply are both prized by industrial users and datacenter operators. While there are many methods to customize the IMSR Thermal and Electricity Facility, we are focused on the development of the small and modular regulated nuclear systems that form the Nuclear Facility (“A”) in the figure above, which is not conceptual but rendered from civil structures engineered by Terrestrial Energy and represents a part of IMSR Plant design that CNSC’s VDR reviewed. Our Company has a generic configuration of the Thermal and Electric Facility for 390 MW of electricity supply. We expect that the configuration of the Thermal and Electric Facility will be customized by project level requirements for energy supply.

Plant and infrastructure.    Our IMSR Core-unit constitutes the primary nuclear system. It houses the key components such as graphite moderator, IMSR Fuel Salt, primary pumps and primary heat exchanges. We have agreements for the design and development of these components. Our supply strategy includes working with suppliers on plant infrastructure, such as turbine generators, simulation technology, and product lifecycle management.

Graphite supply.    Our IMSR Core-unit utilizes a thermal spectrum nuclear system with graphite as moderator, requiring approximately 125 metric tons of graphite per Core-unit. We are evaluating the optimal graphite grade from variations offered by four leading nuclear graphite suppliers. Our rigorous selection process includes testing graphite samples at the High Flux test reactor in Petten, Netherlands owned by the European Union Joint Centre, the European Commission’s science and knowledge service. We are undertaking an ongoing program of graphite irradiation testing at the Petten reactor for nuclear-grade graphite, advised by recognized industry leaders in graphite performance services.

Engineering services.    Our planned supply of services to an IMSR Plant spans its full project lifecycle, providing an anticipated 60+ years of revenue opportunity. We expect that these engineering services will provide: (i) assistance with regulatory applications; (ii) project management and component procurement before and during construction; and (iii) operations and maintenance support during operation, including for IMSR Core-unit replacement management and fuel management. A pivotal development in our IMSR Plant project execution strategy is the timely selection of experienced engineering, procurement and construction firms with demonstrated nuclear power plant detailed design, construction, and large-scale procurement capabilities.

Nuclear fuel supply.    We are engaged with suppliers including Springfields Fuels Limited, a Westinghouse subsidiary, to establish production capabilities for key IMSR Fuel Salt elements, including SALEU, with the scale to support a fleet of IMSR Plants operating in the 2030s. To provide supply chain resilience, we have engaged with other fuel vendors for similar services, and with those offering fuel transport packaging and shipping services, unenriched uranium supply, and enrichment services.

A major differentiator of the IMSR Plant among other competing Gen IV technologies, including those using MSR technology, is its use of SALEU as nuclear fuel. This is the enrichment standard of fuel for nuclear plants using legacy nuclear technology and has been in use for many decades. To our knowledge, almost all of the other competitive nuclear technologies in commercialization today — those capable of supplying high-temperature thermal energy — use HALEU. Commercial HALEU production requires the construction and licensing of entirely new enrichment facilities as current facilities cannot be converted to HALEU production. Prior to the Ukraine conflict, many of our competitors anticipated sourcing HALEU from Russian sources, which was the only known source of commercial supply. As a result of changing geopolitical factors, the U.S. government has funded pilot programs in onshore HALEU production, but it is currently available only in small test quantities.

We believe our fuel choice for the IMSR Plant aligns our product with existing fuel suppliers and fuel supply regulatory frameworks for production and transportation, potentially enabling earlier commercialization of our IMSR Plant and reducing the development and supply chain risks associated with restricted fuel types such as HALEU. In our view, the use of SALEU may also help mitigate policy and regulatory uncertainties in key markets.

The table below summarizes certain technical attributes and specifications of our IMSR Plant design.

IMSR Plant attribute	Specification
Reactor Type	Liquid fueled molten salt
Neutron Spectrum	Thermal
Reactor Thermal Output, gross	2x442 MWt
Power Plant Electrical Output, net	2x195 MWe
Moderator	Graphite
Thermal Efficiency (net)	44% for normal electric power configuration
Reactor Operating Pressure	Near Atmospheric
Temperature of thermal supply	585°C/1,085°F
Fuel and coolant salt eutectic (Fuel Salt)	Common Fluoride Salts with UF4 – No beryllium or isotopically enriched lithium
Initial Fuel Enrichment	Less than 3% SALEU

IMSR Plant attribute	Specification
Make-up Fuel Enrichment	Less than 5% SALEU
Reactor Vessel Diameter (Core-unit)	4.1 m/13 ft.
Reactor Vessel Height (Core-unit)	18 m/59 ft.
Core-unit Design Life	Replaced every 7 years
Refueling	On-power make-up fuel added during reactor operation.
Plant Operating Life	56 years
IMSR Plant land footprint with the Thermal and Electricity Facility designed for electricity generation only	6.4 hectares/16 acres

Design, testing, and development status

We have developed an engineering program to advance the timely, safe and efficient evolution of the IMSR Plant within a controlled engineering environment. Our engineering program develops the design requirements and specifications of the Structures, Systems and Components that make up the IMSR plant. It employs advanced software and engineering methods used in the highly regulated aviation industry for document and design control, which we believe express best practice. During the CNSC’s Vendor Design Review (VDR) of the IMSR Plant design, the CNSC reviewed our engineering program and concluded that it was aligned to CNSC requirements for controlled development of a nuclear plant design.

Our engineering program consists of five distinct phases — Conceptual Engineering, Basic Engineering, Detailed Engineering, Operations Support and Decommissioning. Conceptual Engineering, which laid the foundation for the IMSR’s nuclear systems, was completed in 2017 coincident with the first major regulatory milestone, the CNSC Vendor Design Review Phase 1. Basic Engineering was started immediately, and it developed safety and design requirements of the IMSR Plant, computer models for process systems and engineering of plant interfaces such as the relationship between mechanical and electrical systems of the IMSR Plant’s Nuclear Facility. This work facilitated CNSC’s VDR Phase 2 process. We considered the Basic Engineering phase complete in April 2023 when CNSC concluded its VDR and issued its Phase 2 report.

We are currently in the Detailed Engineering phase where design focus has moved from the system level to components and the performance requirements for integrated systems, including the requirements for their manufacture, construction and operation. This is an important undertaking to ensure plant economics are achieved.

Our engineering program is designed to coordinate with the scope and timing of elements of our R&D and testing program, as well as our supply chain development activities. Our objective is to ensure that we are able to validate & verify and qualify systems and materials with data secured from accredited R&D and testing counterparties to support our engineering program.

We have progressed the engineering of the IMSR Plant’s Structures, Systems and Components to the Detail Engineering phase. The completion of Detailed Engineering requires that we have R&D and test data to support Operating License applications with nuclear regulatory authorities. We have advanced the engineering program of our IMSR Plant to complete the CNSC VDR, which reactor developers can complete during the design process if the applicable criteria are met. We believe that the conclusion of the CNSC’s VDR as well as the co-incident inter-agency CNSC-USNRC review to be a positive reflection of our engineering program, R&D and testing program, and the status of our IMSR Plant design. Our engineering and R&D and testing programs are facilitating the preparation and submission of technical material to the USNRC supporting our pre-application engagement.

Our R&D and testing program has specified detailed individual tests that we need to undertake to qualify our materials, including our graphite moderator; those tests have been underway since 2020 at the NRG Petten reactor in the Netherlands and given us a deep understanding of graphite performance. Our R&D and testing program has specified the individual tests to qualify our IMSR Fuel Salt. While many tests have already been undertaken and are complete, giving us a deep understanding of graphite/fuel salt and alloy/fuel salt interactions, our program for IMSR Fuel Salt qualification is continuing.

We have developed a comprehensive code validation & verifications strategy, which is being implemented in part through U.S. DOE-funded projects targeting validation & verifications of physics and thermal-hydraulics computational models. We intend to build and operate test rigs that will deliver the data to validate and verify our key models for IMSR fission power control and heat transport. We consider all these activities to be typical for the design and licensing a fission reactor for commercial use.

Our engineering program has progressed our IMSR Plant design to a Preliminary Safety Analysis Report (PSAR) standard, a recognized development status of nuclear plant design in the nuclear industry. While we believe the status of our IMSR Plant design process to be satisfactory for an IMSR Plant project to secure a Construction Permit, this process must be substantially complete for an Operating License application and expressed by a Final Safety Analysis Report for our IMSR Plant design.

Regulatory Matters

Regulatory strategy and engagement

Our regulatory strategy has been a central element of our commercialization plan since the Company’s inception. Its objective is to establish the IMSR Plant as licensable and deployable by the plant’s owner-operator in key global markets, starting with the United States and Canada. We have structured our regulatory engagement to reduce commercial and development risks, which includes our objective to align to the greatest extent we can with existing regulatory frameworks, particularly in the United States and Canada. This approach supports strategic entry in other markets based on jurisdictional readiness and market demand.

The nuclear power industry in the United States is subject to extensive regulation by the USNRC and in Canada by the CNSC, which oversees licensing, safety, environmental impact, and decommissioning. Compliance with USNRC/CNSC regulations is mandatory at all stages of nuclear plant project development and operation, and regulatory approvals can significantly impact project timelines and costs. Additional oversight may come from federal, state/provincial, and local authorities, particularly concerning environmental and construction permits.

Our regulatory strategy has focused on early, collaborative engagement with regulators to develop our IMSR Plant design under regulator-informed conditions. Its intention is to reduce development risk, enhance commercial readiness, and establish a clear pathway for the deployment of the IMSR Plant by future owner-operators in key global markets. Importantly, as noted above, our Company does not intend to act as the licensee, owner, or operator of IMSR Plants. Our business model is based on the supply of nuclear reactor systems, fuel, and engineering services to owner-operator customers who are responsible for securing all necessary regulatory approvals. As such, our regulatory engagement is focused on providing a technology and design foundation that can support third-party licensing activities without requiring Terrestrial Energy itself to hold construction or operating licenses. This model reduces our direct regulatory burden and exposure to project-specific licensing timelines and requirements.

We have prioritized deep, early-stage technical engagement with the CNSC and the USNRC to advance mutual understanding of the IMSR Plant’s design and licensing potential. This early engagement enables regulators to provide feedback on the design’s alignment with existing regulatory frameworks and expectations well in advance of the submission of any construction and operating license applications. By investing in this pre-licensing dialogue, we have been able to systematically identify and address potential regulatory challenges, support future applications by owner-operators, and build commercial confidence in the IMSR Plant’s licensability.

Until our successful completion of the Canadian Vendor Design Review (VDR) process described below, we focused on the CNSC regulatory process as it was accessible mid-design to a nuclear plant developer and aligned well with our business objectives. While we have planned for engagements with any other nuclear regulators, such as the Office of Nuclear Regulation in the United Kingdom, to date we have only engaged with the USNRC and CNSC. The completion of our engagement with the CNSC in 2023 has allowed us to focus on our USNRC engagement.

In 2019 we were selected by leadership of the USNRC and CNSC for the first-ever inter-agency collaborative cross-border regulatory review of a Gen IV reactor technology; the review was completed in May 2022. This joint review assisted with advancing regulatory understanding of our IMSR technology in advance of license applications. This cross-border regulatory collaboration provided early alignment on reactor design and licensing considerations across both agencies, facilitating future licensing submissions.

In 2016, we requested the CNSC to undertake a VDR of our IMSR Plant design. A VDR is a pre-licensing programmatic review of a nuclear power plant against Canadian nuclear regulatory requirements for commercial operation and is designed to identify early in the reactor design process any barriers to licensing for commercial use, and to establish commercial confidence in the “licensability” of a nuclear plant design before proceeding to site specific activities. The scope of the VDR covered design, operation and decommissioning of the IMSR plant. A completed VDR has historically been required by Canadian owner-operators of nuclear plants before a decision will be made to progress to site-specific licensing activities for a new nuclear plant, as it establishes the “licensability” of the nuclear plant, a critical commercial risk mitigator.

In April 2023, the CNSC completed its VDR of our IMSR Plant design. Our Company became the first developer of a Gen IV power plant to complete the CNSC’s VDR. The CNSC issued a public summary report confirming that our IMSR Plant design meets the expectations set out in the 19 focus areas required for licensing, including reactor physics, thermal-hydraulics, human factors, fuel qualification, and decommissioning. The CNSC concluded that there are “no fundamental barriers to licensing” the IMSR Plant design in Canada for commercial use. The CNSC defines a fundamental barrier as “a failure to address known issues of safety significance or the use of unproven engineering practices for new or innovative design features (i.e., not adequately supported by analysis, research and development, or both)”.

Consequently, we believe the CNSC VDR completion was a major milestone for our Company and our IMSR Plant commercialization program. While this does not constitute a regulatory approval of the design in Canada, it has provided us with a detailed understanding of regulatory requirements for licensed operation of an IMSR Plant and commercial confidence that our nuclear plant design, which employs MSR technology, is “licensable” for commercial use in Canada and, by extension, also potentially licensable in other Western markets. We believe that this is first time in Western markets that a power plant design using MSR technology has been presented to a leading nuclear regulator for a detailed and programmatic regulatory review for commercial use.

The insights gained through the VDR process — including regulator feedback on IMSR nuclear systems, fuel qualification, and safety-related features — are now being directly incorporated into the technical basis for future construction permit and operating license applications. This improves the completeness and defensibility of our licensing submissions.

In 2017, we started our engagement with the USNRC, entering a pre-application phase of the U.S. nuclear regulatory process with a program of technical reports, white papers and topical report submissions. Our USNRC pre-application engagement is guided by our regulator engagement plan, which we periodically update and file with the USNRC. This plan anticipates that we will seek as applicant 10 C.F.R. Part 52 Standard Design Approval of the IMSR.

For the FCP IMSR Plant project, we have assumed a 10 C.F.R. Part 50 licensing process, rather than a 10 C.F.R. Part 52 process. A Part 50 process bifurcates the process for licensing nuclear reactors into two steps, one for the Construction Permit and one for the Operating License, whereas the Part 52 combines the approval process for both the Construction Permit and the Operating License into a single application. The decision to use a Part 50 or 52 process will be made by the IMSR Plant project developer depending on the individual circumstances applicable to a project, which are not determinable at this time. The USNRC process permits our 10 C.F.R. Part 52 Standard Design Approval work to be transferred to support a 10 C.F.R. Part 50 application by the developer of our FCP IMSR Plant project. By pursuing this pathway, we believe this will accelerate our ability to receive a USNRC approval under Part 50. We anticipate that our FCP IMSR Plant project will consist of an approximately five-year pre-construction period, concluding with USNRC’s issuance of a Construction Permit to the IMSR Plant project developer, and an approximately five-year construction period, concluding with the USNRC’s issuance of an Operating License to the IMSR Plant project developer.

We anticipate assisting the IMSR Plant project developer with the preparation of the Construction Permit application to the USNRC. This will require the completion of the IMSR Plant’s site characterization analysis, which covers site water, soil, weather, seismic and other environment datasets. We also anticipate assisting the IMSR Plant project developer with the preparation of the Operating License application to the USNRC. An Operating License application will require us to have substantially completed our IMSR Plant design as well as our R&D and testing program, which will achieve the validation & verification and qualification of IMSR plant nuclear systems required for USNRC approval of the Operating License application.

We have assumed a 10 C.F.R. Part 50 licensing process for an NCP IMSR Plant project. This is expected to consist of an approximately four-year pre-construction period, concluding with the USNRC’s issuance of Construction Permit to the IMSR Plant project developer, and an approximately four-year construction period, concluding with the USNRC’s issuance of an Operating License to the IMSR Plant project developer.

In addition to its value in supporting licensing efforts in North America, our regulatory engagement with the CNSC and USNRC is also expected to inform future licensing applications in other jurisdictions. The technical materials, methodologies, and regulatory precedents developed through our VDR with the CNSC and our pre-application interactions with the USNRC are intended to form a core body of licensing support documentation that can be adapted for use by our Company, as well as owner/operators in other national regulatory contexts. This includes markets such as the United Kingdom, where the Memorandum of Cooperation signed between the CNSC, USNRC, and the UK’s Office for Nuclear Regulation (ONR) facilitates trilateral information-sharing and collaborative review of advanced reactor technologies. We believe this formal regulatory cooperation, along with other multilateral initiatives, will enable the technical and regulatory basis for the IMSR Plant to be more efficiently recognized by regulators beyond Canada and the United States, enhancing the scalability and international deployment potential of our technology. Given the USNRC’s international leadership in the establishment of nuclear regulatory standards, we believe that design approval by the USNRC will assist with our development and the market acceptance of a standard IMSR Plant design outside of North America, reducing the cost of subsequent regulatory review activities in international markets.

Coordinated with our CNSC VDR engagement, we have engaged with the International Atomic Energy Agency (“IAEA”) as part of our program to ensure compliance with international safeguards for non-proliferation and security of nuclear materials. We continue to participate in global intergovernmental working groups on Molten Salt Reactor technologies, supporting our goal to establish the IMSR Plant and viable international solution in export markets beyond Canada and the United States.

Environmental, Health and Safety

The IMSR Plant presents known and novel safety, health, and environmental risks with respect to its construction, operation, IMSR Core-unit replacement, IMSR spent fuel and Core-unit storage, and decommissioning. These activities share risks common to energy-related capital projects, such as construction safety, industrial hazards, and material handling risks.

The IMSR Plant also presents unique risks due to its nuclear fission process and innovative design, including the use of IMSR Core-unit and IMSR Fuel Salt. We believe many of these risks are mitigated by our design of safety systems for our IMSR Plant and its high inherent safety in operation attributable to our use of MSR technology and our proprietary design of MSR. By design, during IMSR operation non-gaseous radioactive products and by-products of the fission process are contained in the sealed IMSR Core-unit and immobilized in the IMSR Fuel Salt via strong ionic chemical bonding. Gaseous fission products are captured safety by a specifically designed “off-gas” system. The IMSR Fuel Salt from each spent IMSR Core-unit is partially reused in each replacement IMSR Core-unit with the excess fuel salt removed and stored in a spent fuel vault within the plant nuclear containment until decommissioning of the IMSR Plant. Furthermore, each spent IMSR Core-unit, emptied of IMSR Fuel Salt, is removed to a separate and secure IMSR Core-unit Storage Silo within the reactor building, where it will remain for the life of the plant. As a result of the IMSR Plant’s spent fuel management process, we do not anticipate the plant requires a separate licensed facility for the interim storage of spent nuclear fuel required by some of our competitors. Nevertheless, IMSR Plant operations and the related supply chain inherently involve the use, transportation, and disposal of toxic, hazardous and radioactive materials.

The risks of our IMSR Plant and its design features for safe operation were the subject of the CNSC’s formal and programmatic VDR process from 2016 to 2023. The scope of the VDR covered design, operation and decommissioning of the IMSR Plant. At the conclusion the CNSC VDR process, the CNSC stated that IMSR Plant design demonstrated compliance with Canadian safety codes and standards and there were no “fundamental barriers” to licensing. The CNSC defines a fundamental barrier as “a failure to address known issues of safety significance or the use of unproven engineering practices for new or innovative design features (i.e., not adequately supported by analysis, research and development, or both)”.

We anticipate supplying the IMSR Plant design for construction, the IMSR Core-unit and IMSR Fuel Salt as well as O&M services. We expect to have contractual provisions to limit liability to breaches in contracted performance of our IMSR design, components and services. Although we will not be the owner and operator of an IMSR Plant, we believe the risks from incidents during the operation of a licensing nuclear plant are insurable and furthermore they are underwritten by the Price-Anderson Act, which generally establishes a no-fault insurance-type system in which the first approximately $15 billion is industry-funded as provided for under such Act. See “Risk Factors — Risks Related to Our Business and Industry — The IMSR Plant involves toxic, hazardous and/or radioactive materials and could result in liability without regard to fault or negligence.”

Research, Development and Testing

Our reactor design process is supported by a comprehensive research and development (R&D) program that works collaboratively with our design teams to integrate rigorous nuclear systems testing, iterative design refinement, and regulatory safety analysis. Our R&D program, which was reviewed by the CNSC as part of its VDR of the IMSR Plant, spans critical technical areas including reactor materials’ qualification, neutronic and thermal-hydraulic systems’ design and testing, and plant instrumentation. Our rigorous computer code validation & verification program of major reactor systems, leveraging the availability of U.S. DOE funding, supports these efforts to verify our neutronics and thermal-hydraulics simulation models against experimental and reference data. We believe that this R&D integrated design process will reduce time-to-market, achieve regulatory compliance, and provide the technical foundation defining IMSR Plant performance.

In August 2025, our “TETRA” proposal was selected by DOE Office of Nuclear Energy for its Advanced Reactor Pilot Program for Accelerated Development, which targets first criticality by July 2026. This program was established as part of President Trump’s Executive Order 14301 in May, creating a new DOE pathway to fast-track commercial licensing activities for small and modular nuclear plants that use advanced reactor technologies, expediting their broad deployment. TETRA purpose and scope is part of our program to prepare for commercial licensing applications. These applications require that neutronic reactor models, including our neutronic model for the IMSR are verified with reference data collected from a small scale “pilot” reactor and in a manner compliant with NRC requirements for a future commercial operating license application.

We believe our TETRA pilot reactor was selected as it was a direct product of our R&D integrated design process that since its creation in 2013 also integrates the licensing requirements for IMSR plant operation as well as the capabilities of our IMSR plant supply chain; the former has been deeply informed by our regulatory experiences with the CNSC and the USNRC. In addition, our TETRA pilot reactor’s target criticality-date benefits from our use of SALEU and the availability of its reactor fuel, as well as the DOE’s willingness to expedite TETRA’s licensed operation using its existing statutory authority, an alternative to the USNRC’s process.

Our testing strategy involves relationships with laboratory facilities that possess the necessary quality assurance programs, technical capabilities, and qualified personnel. We have cultivated these strategic relationships across a network of facilities spanning North America, Western Europe, and Australia. Our North American relationships include three U.S. national laboratories: Argonne National Laboratory (ANL), Idaho National Laboratory (INL) and Pacific Northwest National Laboratory (PNNL), alongside Canada’s Canadian Nuclear Laboratory (CNL). In Europe, we collaborate with the UK’s National Nuclear Laboratory (NNL), the European Union Joint Research Centre (JRC) including its NRG Pallas facility in the Netherlands. Our international reach extends to the Australian Nuclear Science and Technology Organisation (ANSTO). These relationships are complemented by targeted academic engagements, including with Virginia Polytechnic Institute and State University (Virginia Tech) and Université de Paris, which conduct fundamental research critical to IMSR technological advancement. We are collaborating with Texas A&M University, a leading nuclear engineering and technology university in the U.S., on a proposed IMSR Plant project at the RELLIS campus in Bryan, Texas. We have also integrated specialized private sector expertise through partnerships with KSB in Germany for pump technology and Heat Transfer Research, Inc. (HTRI) in the U.S. for heat exchanger and thermohydraulic test loop design. These R&D and testing relationships provide or have provided contracted R&D and testing services with defined scopes of work to us as part of our normal course business activities to develop the IMSR Plant design to license, construct and commercial operation at fleet scale. Grant awards from the U.S. DOE, Canadian Federal Government, and UK Government have assisted us with our testing and development activities with these diverse organizations.

Each of our R&D and testing counterparties must be “accredited” and comply with our Quality Assurance program required for regulatory compliance before the start of R&D and testing activities. These “accredited” and collaborative R&D and testing relationships under agreed scopes of work intend to demonstrate safe operation of IMSR systems and components, a process referred to as “verification & validation” and “qualification.” In parallel, our R&D relationships have supported critical graphite irradiation tests conducted at the High Flux Reactor in Petten, Netherlands. The first phase of this program has yielded a substantial volume of essential data that demonstrate the performance of our preferred graphite grades at high temperatures under irradiation. R&D activities also encompass testing, optimization, and scale-up of ANSTO’s liquid fuel stabilization and encapsulation “Synroc®” technology. Synroc is recognized in the nuclear industry as an alternative to vitrification for the management of waste nuclear material. We believe our activities with ANSTO have demonstrated Synroc® to be a robust and safe solution for the management of spent IMSR Fuel Salt and its long-term storage. Parallel advancements have been achieved in the design of neutronics and thermalhydraulic test rigs, and the design of key nuclear components — including primary pumps and primary heat exchangers in the IMSR Core-unit. These efforts build upon our design expertise in IMSR technology that commenced in 2013 and are complemented by our understanding of regulatory requirements to demonstrate validation & verification and qualification.

IMSR Technology

The IMSR is a design of MSR that operates in the thermal neutron spectrum achieved by a graphite moderator with a fluoride salt eutectic operating as the reactor’s nuclear fuel and its primary coolant. A MSR is defined by its use of a molten salt — a fluid with high thermal stability that acts as both the reactor fuel and primary coolant — operating in a low-pressure cooling system. As such, this is a major departure from legacy nuclear technology, which is characterized by solid fuel cooled with high-temperature water, a thermally unstable fluid, which necessitates a highly pressurized active cooling system and almost universally by forced coolant flow from pump action. We believe that these and other clear and distinct operational differences articulated in this document offer considerable potential for the IMSR Plant to improve safety, economic efficiency, flexibility, and overall commercial value compared to nuclear plants built with legacy nuclear technology and other Gen IV technologies.

We believe that our IMSR Plant can achieve a competitive position in commercial markets due to the distinct characteristics of MSR technology and our application of it within the IMSR Plant design. Our IMSR Plant has the following operating characteristics that we believe may be fundamental to addressing certain economic challenges associated with legacy and other Gen IV nuclear technologies, such as high-temperature gas reactors (HTR) and sodium fast reactors (SFR). While high-temperature and low-pressure operation with high inherent safety is characteristic of MSR technology, our IMSR Plant collectively expresses the five characteristics of a small and modular nuclear plant that we believe are essential for commercial success. These five characteristics differentiate the IMSR Plant from nuclear plant using legacy technology as well as other Gen IV nuclear technologies. Additionally, as discussed previously, our IMSR Plant uses readily obtained SALEU fuel instead of HALEU. Figure 4 below sets out the connection between these characteristics and the levelized cost of electricity.

Figure 4: Waterfall chart of LCOE (USD per MWh) and IMSR operating characteristics

High-temperature operation.    The IMSR Core-unit operates at ~700 °C, which facilitates the IMSR Plant’s thermal energy supply temperature for commercial use of 585 °C. As a result of this high-temperature reactor operation and energy supply, we have calculated the IMSR Plant’s steam turbines to be approximately 44% (net) thermal efficiency for electricity generation, substantially higher than the approximately 30% (net) efficiency typical of steam turbines driven by a SMR using legacy nuclear technology. Holding all other variables constant, we have calculated that this increased thermal efficiency will lead to a proportionally lower (~32% reduction) in the levelized cost of electricity supplied.

Low-pressure operation.    Unlike legacy nuclear technology and some Gen IV nuclear technologies, which require a primary cooling system pressurized to 60-170 atmospheres, the IMSR’s primary cooling system operates at near atmospheric pressure. We believe that as a result of avoiding the regulatory safety requirements and engineering complexity of high-pressure operation, the IMSR may allow for simplified containment and systems, which has the potential to reduce manufacturing, construction complexity and cost in U.S., North American and other markets.

Inherent safety in operation.    The IMSR’s use of a thermally stable coolant, which is also the nuclear fuel, has inherent performance characteristics that we believe to be advantageous. For example: (i) low-pressure reactor operation enabled by the use of a thermally stable coolant avoids the hazards of high-pressure reactor operation; (ii) the IMSR Fuel Salt dissipates fission heat through a process of convective fluid flow of the fuel, which is not an inherent operating attribute of legacy nuclear technology, this uses a solid fuel; (iii) our primary means of reactor power control is inherent and facilitated by the IMSR’s strong negative temperature-of-reactivity, rather than with active mechanisms such as mechanical control rods; and, finally (iv) many of the radioactive products and by-products of the IMSR’s nuclear fission process are captured and contained by the IMSR Fuel Salt via strong ionic chemical bonding. These mechanisms, which are highly relevant to IMSR safety, are inherent properties of our reactor’s systems and distinct from the mechanisms of reactor safety used in plants built with legacy and many Gen IV nuclear technologies, which typically involve engineered active safety systems. We believe that economic advantage can be gained from inherent safety.

IMSR innovation

The technological centerpiece of the IMSR Plant is its proprietary IMSR Core-unit. This is a sealed, replaceable reactor vessel that encapsulates all primary reactor systems. Each Core-unit contains the IMSR Fuel Salt, graphite moderator, primary heat exchangers, primary pumps, and other systems.

The IMSR Core-unit leverages MSR technology first developed over many decades, starting in 1950s and 1960s, by the U.S. Department of Energy’s Oak Ridge National Laboratory (ORNL), resulting in the benchmark Molten Salt Reactor Experiment (“MSRE”), a prototype MSR that operated successfully for over 13,000 hours. Subsequent innovations to the MSRE include the Denatured Molten Salt Reactor (“DMSR”) design in 1980 and the Sm-AHTR high-temperature reactor in 2010. These later designs introduced important advancements such as a once-through fuel cycles using SALEU and cartridge-based core architecture, further enhancing safety and proliferation resistance.

A key challenge to early MSR commercialization efforts was limited lifetime of components in the reactor core, which is exacerbated at the reactor power densities required for a commercial reactor. Such high-power densities significantly reduce the lifetime of components and particularly the graphite moderator, requiring periodic replacement; this has the potential to create significant maintenance challenges that must be overcome for industrial use of MSR technology.

We believe our proprietary innovation — the IMSR Core-unit — addresses this maintenance challenge. The IMSR Core-unit innovation is the integration of the primary reactor components (the graphite moderator, primary pumps, primary heat exchangers, and other components) into a sealed and replaceable reactor vessel; see Figure 5. During operating each IMSR Core-unit is housed its Operating Silo and after use a Storage Silo.

This replaceable IMSR Core-unit is designed to mitigate the limited lifetimes of reactor components with a “plug-and-play” component replacement process that operates every seven years and involves the installation of a replacement IMSR Core-unit. We expect the IMSR Core-unit innovation to streamline maintenance, support operational efficiency, and confer potential safety benefits.

Core-unit replaced every 7 years
Primary Heat Exchangers
Flow of salt
Passive cooling system
Graphite Moderator

All primary reactor components will be contained in the sealed and replaceable "Core-unit"

Key innovation is integration of all primary reactor components into a sealed, compact and replaceable reactor vessel designed to have a 7-year operating life:

- Reactor graphite core
- Primary heat exchanger
- Pumps

This "integral" design captures commercial value through:

- Maintenance simplicity of "plug-and-play"
- High capital efficiency

IMSR Plant has defensible IP

- 90 patents pending or granted across 6 invention families

Figure 5: Illustrative rendering of the IMSR Core-unit innovation to facilitate efficient MSR maintenance. Actual Core-units design, characteristics and appearance may vary materially.

The IMSR Core-unit is designed to be fabricated in a quality-controlled factory-based manufacturing environment and transported to IMSR Plant site for installation in its standardized operating silo. At the end of each seven-year cycle, the now-spent IMSR Core-unit is replaced with a new one. IMSR Fuel Salt from each spent IMSR Core-unit is partially reused in the subsequent IMSR Core-unit and the remainder is removed and stored in a spent fuel vault inside the plant’s nuclear containment structure until decommissioning of the IMSR Plant. Each spent IMSR Core-unit, emptied of IMSR Fuel Salt, is stored in a separate and secure IMSR Core-unit Storage Silo within the Nuclear Facility, where it will remain until decommissioning of the IMSR Plant.

As a result of the IMSR Plant’s distinct operating characteristics, we believe that it will offer improved affordability and cost-competitiveness of nuclear energy supply relative to new nuclear plants built with legacy and other Gen IV nuclear technologies, and in doing so, address the economic obstacles to the deployment of new nuclear plant and the expansion of nuclear supply to meet demand.

Intellectual property

The MSR was invented in the 1950’s and its key innovation — the nuclear fuel and coolant combined into single molten salt eutectic — was successfully demonstrated by a graphite moderated thermal spectrum MSR in the 1960s at the U.S. Department of Energy’s Oak Ridge National Laboratory and subsequently improved upon. However, the long-standing design challenge to commercialization of a graphite moderated thermal spectrum MSR remained graphite’s limited lifetime in the reactor core operating at the high-power densities of commercial power reactor, and the high complexity and challenging safety requirements of maintenance protocols for its replacement along with other primary reactor components during plant operation.

The Company’s key MSR innovation, which solves for this maintenance challenge, is the IMSR Core-unit. This component integrates the primary reactor systems (for example the reactor vessel, graphite moderator, primary molten salt pumps and primary heat exchangers) into a swappable and replaceable reactor module. We believe the swappable and replaceable IMSR Core-unit design addresses not only the limited lifetimes of all primary reactor system components, include the graphite moderator, but does so with a simpler and safer maintenance protocol and enables the high reactor power density and high plant capacity factors necessary for capital efficiency and successful commercial use.

Our intellectual property strategy is designed to establish and maintain a defensible portfolio of patents, trademarks, trade secrets, and proprietary know-how related to the IMSR Plant and its key systems and components, including the IMSR Core-unit. This strategy is designed to safeguard our technological leadership and support our business objectives. We seek to protect key innovations through targeted patent filings in jurisdictions primary to our business and regulatory strategy, including the United States, Canada, the European Union, China, and Japan. Our IP protections cover the IMSR Core-unit innovation.

We currently have approximately 90 patents granted or pending across six invention families, of which approximately 84 are granted, 5 pending, and 8 are Patent Cooperation Treaty applications. These patents include both broad and narrow claims that collectively create significant barriers to entry around the IMSR technology, which may discourage or prevent replication of our technology by competitors.

Our patented technology is distinct from MSR technology in the public domain. While we have built on public domain MSR research, other developers are employing public domain MSR technology in different ways, creating different MSR designs. During the tenor of our patents, we believe that these developers will have to find alternative solutions to the operational maintenance challenges from limited materials’ lifetimes of MSRs that our IMSR addresses in the jurisdictions where we benefit from that patent protection. We are not presently aware of infringing technologies.

Accordingly, our IMSR technology is proprietary and not available for public use, and we will license it in the course of our operations to the extent commercially necessary to owners and operators of IMSR Plants. We do not license our IMSR technology from third parties; it is our proprietary design.

Our patent families cover innovations such as: the IMSR Core-unit with multiple independent heat exchangers for redundancy and safety in operation; neutron fluence control; pneumatic motor assemblies; a nuclear core design; thermal storage; and method patents. U.S. Patents and descriptions in these extended families are (i) Integral molten salt reactor (US 10056160), (ii) Pneumatic Motor Assembly, Flow Induction System Using Same And Method Of Operating A Pneumatic Motor Assembly (US 2018/0258829), (iii) Molten salt nuclear reactor (US 2014/0023172), (iv) Cooling system for nuclear reactor (US 2022/0375635), (v) Power Plant system (US 11756696), (vi) Molten Salt Nuclear Reactor (US 11,200,991). Filing dates of patents granted or in the process of prosecution range from 2013 to 2023, with and the correlative expiry dates are accordingly 2033 to 2043.

We also generally maintain trade secrets for design and engineering elements where disclosure is not commercially advantageous, and regularly evaluate this balance. The trademark “IMSR” is registered in Canada and the UK and used as an unregistered mark in the United States.

Commercialization Pathway

In response to evolving market demand for our IMSR Plant, we have a pipeline of over ten early-stage IMSR Plant projects each at an identified site. We play an active role in the establishment of each project and its member consortium. An IMSR Plant project is established with an initial consortium of members, and each includes one or more of off-takers, site owners, nuclear plant operators, and suppliers expressing interest in the project with MOU and LOI. Our portfolio of early-stage projects covers a range of industrial sectors such as mining, chemical and petrochemical production, data centers, and grid power provision.

Our near-term project milestones include the completion of site characterization work, which is the antecedent to the project’s submission of a USNRC Construction Permit application. We establish a project’s initial consortium by drawing from our portfolio of over 50 collaborative industry relationships, where each such relationship has expressed an interest in our IMSR Plant and has undertaken investigations and due diligence. We expect these collaborative industry relationships to support the growth of our project pipeline with additional IMSR Plant projects. Illustrating this approach to IMSR Plant project development from the formation of its initial consortium, we have announced developments with consortia members and projects over the last 12 months with industrials, suppliers, research partners, and site owners, such with Schneider Electric, Zachry Group, Viaro Energy, Energy Solutions, Texas A&M University and most recently Ameresco. To illustrate further, our Texas A&M project consortium consists of an EPC, a nuclear utility, the site owner, a nuclear fuel supply, and other suppliers.

Our Texas A&M project is a collaboration with Texas A&M University, a leading nuclear engineering and technology university in the U.S., to construct and operate a commercial IMSR Plant at its RELLIS campus in Bryan, Texas, as well as undertake IMSR system R&D testing activities employing the expert resources of the university’s engineering facility. The IMSR Plant project at the RELLIS campus site with an attendant consortium was proposed by Terrestrial Energy following Texas A&M University’s competitive RFP process in the third quarter of 2024. Terrestrial Energy was one of four companies selected by Texas A&M in the fourth quarter of 2024 to collaborate with Texas A&M on SMR projects at the RELLIS campus site. Terrestrial Energy and its project consortium partners intend to pursue licensing, construction, and operation of the IMSR Plant at the RELLIS campus site, subject to regulatory approvals and financing. This plant is intended to supply clean, firm power to the campus and to the ERCOT grid. Our collaboration with Texas A&M University has the potential to accelerate our business plans and aligns with recent policy statements supporting commercialization of advanced nuclear technologies by the Trump Administration, and U.S. Federal and Texas state governments. As noted above, on August 12, 2025, the Company announced that it had been selected for the DOE’s Advanced Reactor Pilot Program, which we believe represents a significant milestone in Terrestrial Energy’s commercialization pathway, leveraging the program’s fast-track approach to advance the licensing and deployment of the Company’s proprietary IMSR technology.

Government support and financing

The IMSR Plant development has benefitted from multiple grant awards totaling approximately $30 million in non-dilutive funding support from the governments of the United States, Canada, and the United Kingdom for licensing, engineering, and fuel supply activities.

The U.S. Department of Energy’s Loan Programs Office (“LPO”) has accepted a loan guarantee application for up to $890 million to support project financing of an IMSR Plant in the United States. The application included a project plan and supporting technical, regulatory, and financial materials, in accordance with the LPO’s review requirements. As of the date of this filing, our application is under review with the LPO.

If approved, the loan guarantee may help reduce project financing risk, enhance investor confidence, and improve project viability. However, acceptance of an application does not imply regulatory approval or project endorsement. Furthermore, no assurance can be given that such funding will be approved or disbursed.

Competition

Our competitors are other electricity and thermal generation technologies, including those used for traditional baseload electricity and industrial thermal power production. They include fossil fuels, renewables such as hydroelectric, wind and solar with storage, and other nuclear technologies. We believe our competitive strengths differentiate us from our competition.

Traditional Baseload.    According to the U.S. Energy Information Agency’s (EIA) International Energy Outlook, approximately 83% of global primary energy demand (and approximately 66% of global electricity generation) is forecasted in 2025 to be met by coal, natural gas, petroleum, and large-scale nuclear. These technologies are highly reliable, cost-effective, dispatchable and land-use efficient. However, except for traditional large-scale nuclear, these resources are carbon-intensive, and we expect them to largely be replaced with carbon-free generation over time. Traditional large-scale nuclear power plants, while carbon-free, require significant upfront capital expenditures, have a history of extensive construction times, complex safety systems and do not have viable business cases apart from utility-scale generation. We believe our IMSR Plant contain all of the positive attributes of traditional baseload and addresses many of the commercial limitations of legacy nuclear power plants.

Industrial Thermal Power Production.    At present there is no viable source of industrial thermal power production other than from the combustion of fossil fuels. Such methods are carbon intensive and subject to the commercial risk of commodity price volatility. We believe our IMSR Plant offers a valuable solution to many customers seeking low-carbon intensity industrial heat production to maintain their businesses.

Renewables.    According to the EIA’s International Energy Outlook, approximately 17% of global primary energy demand in 2025 will come from renewable power generation sources. Although these sources generate carbon-free power, wind and solar are highly intermittent and non-dispatchable, and hydroelectric is often seasonal and subject to curtailment. Additionally, since renewables are weather-dependent, they are too unreliable to support certain end-use cases, including mission-critical applications or industrial applications that require extensive on-site, always-available power.

Legacy Nuclear Technology.    Legacy nuclear power plants face fundamental economic and technical constraints that limit their competitiveness in the current and future energy landscape. These plants are characterized by high capital costs, prolonged construction timelines, and low thermal and by extension capital efficiency, often resulting in levelized costs of electricity that are uncompetitive without significant public subsidy. As a result, we believe that new projects based on legacy nuclear technology are unlikely to be commercially viable on a standalone basis and are poorly suited to meet modern demands for distributed, flexible, and cost-effective clean energy.

Other Advanced Nuclear Reactors.    There are a number of reactor technologies that are in various stages of development, such as high temperature gas reactors, sodium fast reactors, molten salt reactors, fusion technologies and others. These technologies, like ours, are designed to be clean, safe and highly reliable. However, the commercial operation of plant with these technologies has not received regulatory approval in the United States, and many of the technologies have not been commercially demonstrated nor have commercial scale fuel supply infrastructure.

Facilities

We have offices in Charlotte, North Carolina and Oakville, Ontario. Our office in Charlotte is our corporate headquarters and consists of office space for our executives and to expand our U.S. engineering, operations, sales and corporate functions. We expect our office in Oakville will continue to provide engineering and R&D support as well as expertise relevant for developing Canada IMSR Plant projects.

Export Controls

Our business is or will be subject to, and complies with or will comply with, U.S. and Canadian nuclear export and import control regimes. We are required to comply with stringent regulations administered by the DOE, the USNRC, the Bureau of Industry and Security within the U.S. Department of Commerce (“BIS”), and the CNSC. These regulations are designed to protect national security, advance foreign policy and nonproliferation objectives, and control the transfer of nuclear-related materials, technology, and services.

Under DOE regulations at 10 C.F.R. Part 810, the export of certain nuclear-related technology and the provision of technical assistance by U.S. persons to foreign nuclear programs require prior authorization or reporting. These controls apply to a broad range of technical exchanges and commercial activities, including design, engineering, consulting, and training services associated with nuclear reactor technology. Not all exports require a license; for example, exports of Part 810-controlled technology to Canada are only subject to reporting requirements.

The USNRC regulates the physical export and import of nuclear materials and equipment under 10 C.F.R. Part 110, including reactor components, source and special nuclear material, and related commodities. Exports may require specific licenses depending on the destination country and nature of the item; exports of major nuclear equipment and nuclear material from the U.S. also require there to be a bilateral nuclear cooperation agreement (known as a “123 Agreement”) between the United States and the end-user country before the export license can be granted. As of July 11, 2025, the United States has twenty-five (25) 123 Agreements in force. These agreements cover 48 countries, as well as the IAEA and Taiwan. All of our current markets are covered by Section 123 Agreements. Further, exports of minor reactor items are subject to a general license and don’t require advance approval from the USNRC.

The BIS, through its Export Administration Regulations (“EAR”), oversees the export of “dual-use” items — goods and technologies that have both civilian and military or strategic applications. Certain components, software, and supporting technologies related to nuclear operations may fall under EAR controls depending on their classification and end use. Exports of IMSR items subject to the EAR generally don’t require a license from the BIS.

In Canada, the CNSC administers export and import licenses under the Nuclear Non-Proliferation Import and Export Control Regulations (NNIECR). These regulations control the cross-border transfer of nuclear and nuclear-related dual-use items, including reactor technologies, fuel cycle components, and technical data. Exports from Canada may require CNSC authorization if destined for countries outside of Canada, including the United States, depending on the item and its strategic classification. Licenses are typically issued within 15 business days.

Collectively, these export and import control frameworks impose compliance obligations on our business operations. The U.S. government agencies responsible for administering the nuclear export control regulations have a degree of discretion interpreting and enforcing these regulations. These agencies also have significant discretion in approving, denying, or instituting specific conditions regarding authorizations to engage in controlled activities. However, as noted above, many of the exports related to the IMSR in our target market will not require specific licenses.

We have IMSR technology and proprietary technology information that was developed and is owned by our Canadian subsidiary; this information is subject to CNSC export control of nuclear technology. It includes elements of the IMSR Plant design that was submitted to the CNSC for its VDR of the IMSR Plant. We have obtained requisite export licenses when required from the CNSC to export this technology including its export to our U.S.-domesticated company. We anticipate that our U.S. operation will provide a substantial part of the remaining engineering work to complete of the IMSR design for U.S. and export market deployment. We have also reported to the DOE the export of nuclear technology to our Canadian operations, which was generated from our U.S. activities and engagements with U.S. laboratories for R&D and testing of IMSR nuclear systems.

Collectively, these export and import control frameworks impose extensive compliance obligations on our business operations. As we pursue international commercial opportunities for our IMSR Plant and engage with cross-border development partners, we will continue to maintain internal policies and compliance mechanisms designed to ensure adherence to all applicable regulatory requirements. Our ability to obtain and maintain the necessary authorizations from the DOE, USNRC, CNSC, and other regulatory bodies may impact the timing and scope of our commercialization efforts in various jurisdictions.

Legal Proceedings

From time to time, we may be subject to various claims, lawsuits and other legal and administrative proceedings that may arise in the ordinary course of business. Some of these claims, lawsuits and other proceedings may range in complexity and result in substantial uncertainty; it is possible that they may result in damages, fines, penalties, non-monetary sanctions, or relief. We currently do not have any claims, lawsuits, or proceedings against us that, individually or in the aggregate, would be considered material to our business or likely to result in a material adverse effect on our future operating results, financial condition, or cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF TERRESTRIAL ENERGY

Unless the context otherwise requires, all references in this section to “we”, “us”, “our”, “its”, “Terrestrial Energy”, or the “Company” refer to Terrestrial Energy Inc. and its subsidiaries prior to the consummation of the Business Combination and, after the consummation of the Business Combination, New Terrestrial Energy and its subsidiaries.

The following discussion and analysis of the financial condition and results of operations of Terrestrial Energy includes information that Terrestrial Energy’s management believes is relevant to an assessment and understanding of Terrestrial Energy’s consolidated results of operations and financial condition. You should read the following discussion and analysis of our financial condition and results of operations together with the “Summary Historical Financial Information of Terrestrial Energy” section of this proxy statement/prospectus and our audited consolidated financial statements for the years ended December 31, 2024 and 2023, and the unaudited condensed consolidated financial statements as of June 30, 2025 and for the three and six months ended June 30, 2025 and 2024 and, together with the respective notes thereto, included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the unaudited pro forma financial information as of June 30, 2025 in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”. This discussion contains forward-looking statements reflecting current plans, estimates and assumptions concerning events and financial trends that may affect future operating results or financial position, which involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.

Overview

Terrestrial Energy Inc. is an advanced nuclear technology company developing the Integral Molten Salt Reactor nuclear plant, which uses the Company’s proprietary design of Generation IV reactor technology. The IMSR Plant is designed to offer large improvements in affordability and utility of nuclear plants and by extension the cost competitiveness of nuclear energy supply when compared to plants built using Light Water Reactor technology as well as other Generation IV technology.

The IMSR Plant uses molten salt reactor technology, which is characterized by its distinctive use of a molten salt eutectic that acts as both nuclear fuel and reactor coolant. This approach enables stable, high-temperature reactor operation, which supports high-efficiency electricity generation using steam turbines as well as direct use as a supply of thermal energy for industrial plant operators seeking clean energy alternatives to fossil fuel combustion in industrial processes.

The Company estimates that the operational advantages accruing from reactor technology and plant design choices place the IMSR Plant competitively in a large and growing serviceable addressable market valued at $1.4 trillion today in Organization for Economic Co-operation and Development (OECD) countries. This market includes both clean, firm, and high-temperature thermal energy, and grid-based electric power supply, across a wide range of industrial and grid applications.

The Company believes that its choice of long-proven molten salt reactor technology for the IMSR Plant, designed within a pragmatic and market-focused innovative process that includes the use of standard nuclear fuel, delivers a market-competitive product in a compelling time frame. The IMSR Plant is scheduled for first commercial operation by the mid 2030s, and fleet operation commencing in the late 2030s.

The Company believes that timing of IMSR Plant development is aligned with changes in market demand for nuclear energy and nuclear reactor innovation. These are driven by major industrial innovations in other industrial sectors, by national energy supply insecurity, elevated by the Ukrainian War, by national energy policy objectives particularly in the US, and by a broad realization that net-zero is not feasible without a massive expansion in nuclear energy supply as evidenced by declarations at COP28 in Dubai.

Terrestrial Energy History

The Company was founded in 2013 and was incorporated in Canada with the intention of engaging first with the Canadian Nuclear Safety Commission (CNSC) through its Vendor Design Review pre-licensing review process, which the Company assessed to offer strategic advantages to the development of IMSR technology compared to other national nuclear regulators. As the U.S. market evolved over subsequent years to become increasingly more attractive in the U.S. for the Company, it sought to redomicile from Canada to the U.S. A court supervised Plan of Arrangement was completed in April 2024, and with shareholder approval, Terrestrial Energy was reorganized as Terrestrial Energy Inc, a Delaware corporation with headquarters in Charlotte, North Carolina. Terrestrial Energy Inc, an Ontario corporation with its headquarters remaining in Oakville, Ontario, became a directly and indirectly wholly owned subsidiary of the Company, and its name was changed to Terrestrial Energy (Ontario) Inc (“TEON”). This reorganization aligns the business strategically with U.S. nuclear energy policy supporting nuclear innovation.

Recent Developments

The Business Combination

On March 26, 2025, the Company entered into the Business Combination Agreement with HCM II and Merger Sub pursuant to which, among other things and subject to the terms and conditions contained therein, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company. The Business Combination is subject to the receipt of the required approvals by the Company’s and HCM II’s shareholders and the fulfilment of other closing conditions as set forth elsewhere herein.

The Merger is anticipated to be accounted for as a reverse recapitalization. Terrestrial Energy Inc. will be the deemed acquirer for accounting purposes and the New Terrestrial Energy will be the successor SEC registrant, meaning that Terrestrial Energy Inc.’s financial statements for previous periods will be disclosed in the New Terrestrial Energy’s future periodic reports filed with the SEC. Under this method of accounting, HCM II will be treated as the acquired company for financial reporting purposes. As a result of the business combination, New Terrestrial Energy will become the successor to a publicly traded company, which will require the hiring of additional personnel and implementation of procedures and processes to comply with public company regulatory requirements and customary practices.

Financings

In February 2025, the Company completed another closing of the Bridge Round Offering and raised additional units totaling approximately $11.0 million. For additional information about the Bridge Round Offering, please see “Recent Sales of Unregistered Securities of Terrestrial Energy” in this proxy statement/prospectus.

Furthermore, on July 1, 2025, Terrestrial Energy closed a private placement in which it sold an aggregate of 62,920 shares of Series A-1 Preferred Stock at a purchase price of $410 per share. Terrestrial Energy received approximately $25.8 million before commissions.

DOE Advanced Nuclear Reactor Pilot Program

On August 12, 2025, the Company announced that it had been selected for the DOE’s Advanced Reactor Pilot Program, established by the Trump administration’s May 2025 executive order to fast-track commercial licensing activities for small and modular nuclear plants that use advanced reactor technologies, expediting their broad deployment. We believe this represents a significant milestone in Terrestrial Energy’s commercialization pathway, leveraging the program’s fast-track approach to advance the licensing and deployment of the Company’s proprietary IMSR technology.

Results of Operations

For the three and six months ended June 30, 2025 and 2024

The following tables set forth our consolidated statement of operations for the three and six month periods ended June 30, 2025 and 2024, and the dollar and percentage change between the two periods:

	Three Months ended June 30,
	2025	2024	Change $	Change %
REVENUES
Engineering services revenue	$—	$125,037	(125,037)	(100)%

OPERATING EXPENSES
Research and development costs	1,440,788	1,260,948	179,840	14%
General and administrative	3,530,992	978,646	2,552,346	261%
Depreciation and amortization	197,557	334,798	(137,241)	(41)%
Total Operating Expenses	5,169,337	2,574,392	2,594,945	101%
OPERATING LOSS	(5,169,337)	(2,449,355)	(2,719,982)	111%

	Three Months ended June 30,
	2025	2024	Change $	Change %
OTHER (EXPENSE) INCOME
Government grants	144,620	150,266	(5,646)	(4)%
Interest expense	(1,238,163)	(128,133)	(1,110,030)	866%
Interest expense – related party (Note 4)	(91,004)	(47,591)	(43,413)	91%
Loss on extinguishment of debt	—	(1,183,289)	1,183,289	(100)%
Interest income	7,850	11,127	(3,277)	(29)%
Foreign exchange gain (loss)	96,907	(8,879)	105,786	(1191)%
OTHER EXPENSE	(1,079,790)	(1,206,499)	126,709	(11)%
Net loss before income taxes	(6,249,127)	(3,655,854)	(2,593,273)	71%
Income tax benefit	—	—	—	—
Net loss	$(6,249,127)	$(3,655,854)	(2,593,273)	71%
	Six Months ended June 30,
	2025	2024	Change $	Change %
REVENUES
Engineering services revenue	$—	$125,037	(125,037)	(100)%

OPERATING EXPENSES
Research and development costs	2,849,185	2,507,360	341,825	14%
General and administrative	6,819,977	2,421,389	4,398,588	182%
Depreciation and amortization	378,737	698,407	(319,670)	(46)%
Total Operating Expenses	10,047,899	5,627,156	4,420,743	79%
OPERATING LOSS	(10,047,899)	(5,502,119)	(4,545,780)	83%

OTHER (EXPENSE) INCOME
Government grants	167,976	288,073	(120,097)	(42)%
Interest expense	(2,537,333)	(237,643)	(2,299,690)	968%
Interest expense – related party (Note 4)	(162,202)	(62,175)	(100,027)	161%
Loss on extinguishment of debt	—	(1,183,289)	1,183,289	(100)%
Interest income	11,360	30,261	(18,901)	(62)%
Foreign exchange gain (loss)	67,078	4,429	62,649	1415%
OTHER EXPENSE	(2,453,121)	(1,160,344)	(1,292,777)	111%
Net loss before income taxes	(12,501,020)	(6,662,463)	(5,838,557)	88%
Income tax benefit	—	—	—	—
Net loss	$(12,501,020)	$(6,662,463)	(5,838,557)	88%

Revenue

During the reporting periods, the Company provided engineering services to customers with revenue recognized typically on an over time basis. The Company’s contracts with customers are typically to provide a significant service by integrating a complex set of agreed tasks into a single deliverable. Consequently, the entire contract is accounted for as one performance obligation. The Company recognizes revenue from engineering services over time using an input method as performance obligations have no alternative use for the Company and the contracts would require payment to be received for the time and effort spent by the Company on progressing the contracts in the event of the customer cancelling the contract prior to completion for any reason other than the Company’s failure to perform its obligations under the contract. Specifically, labor hours incurred are used to measure progress towards complete satisfaction of the service. This is considered a faithful depiction of the transfer of services as the contracts are initially priced on the basis of anticipated hours to complete the projects and, therefore, also represents the amount to which the Company would be entitled based on its performance to date.

Revenue for the three and six month periods ended June 30, 2025 and 2024 was $0.0 million and $0.1, respectively. The revenue in 2024 is attributed to the addition of a new contract with a customer in the oil and gas sector for pre-construction and use-specific engineering services, which was completed during 2024.

Operating Expenses

Research and development expense

R&D expenses represent costs incurred for designing and engineering products, including the costs of developing design tools. All research and development costs related to product development are expensed as incurred.

R&D expense for the three months ended June 30, 2025 (“Q2 2025”) and 2024 (“Q2 2024”) was $1.4 million and $1.3 million, respectively. R&D expense for the six months ended June 30, 2025 was $2.8 million and $2.5 million, respectively. The overall increase is attributed to an increase in R&D activities performed relating to IMSR project, compared to 2024, as the Company continues to increase its testing.

General and administrative expense

General and administrative expenses consist of costs, such as rent or lease costs, legal, audit and accounting services, and other professional fees, marketing costs, stock compensation, as well as personnel-related expenses for employees, executives and contractors.

General and administrative expense for the three months ended June 30, 2025 and 2024 was $3.5 million and $1.0 million, respectively. General and administrative expense for the six months ended June 30, 2025 and 2024 was $6.8 million and $2.4 million, respectively. The increase in June 30, 2025 compared to June 30, 2024 is primarily attributable to increased legal and accounting fees associated with the Company’s preparations to close on the transaction outlined in the Business Combination Agreement.

Depreciation and amortization

Depreciation and amortization consists primarily of depreciation of our computer software and equipment and amortization of our patents and trademarks.

Depreciation and amortization expense for the three months ended June 30, 2025 and 2024 was $0.2 million and $0.3 million, respectively. Depreciation and amortization expense for the six months ended June 30, 2025 and 2024 was $0.4 million and $0.7 million, respectively. The cause for the decrease is attributed to a reduction in total net depreciable fixed assets, as the Company had assets which were fully depreciated in fiscal 2024.

Government Grants

Government grants decreased by $5,646 or 4% when comparing the results for the three months ended June 30, 2025 and 2024. Government grants decreased by $0.1 million or 42%, when comparing the results for the six months ended June 30, 2025 and 2024. The decrease was primarily due to a decrease in the government grants awarded by the U.S. and Canadian governments in 2025, compared to 2024.

Interest expense and Interest expense — Related parties

Interest expense and interest expense — related parties increased by $1.1 million, or 656%, when comparing the results for the three months ended June 30, 2025 and 2024, while increasing by $2.4 million, or 800%, when comparing the results for the six months ended June 30, 2025 and 2024. The increase was primarily due to the issuance of convertible debt securities by the Company in the third and fourth quarters of 2024, as well as in first half of 2025, which accrued interest in the first half of 2025, whereas there was no interest associated with these convertible notes in the first half of 2024.

Foreign exchange gain (loss)

Foreign exchange gain (loss) increased by $0.1 million for the three and six months ended June 30, 2025 when compared to prior period due to the volatility of the US dollar to Canadian dollar exchange rate.

Years Ended December 31, 2024 and 2023

The following tables set forth our consolidated statement of operations for the years ended December 31, 2024 and 2023, and the dollar and percentage change between the two periods:

	For the Year ended December 31,			% Change
	2024	2023	$ Change
Revenue	$248,357	$18,614	$229,743	1234%
Operating expenses:
Research and development costs	5,176,932	7,152,913	(1,975,981)	(28)%
General and administrative	4,168,576	5,274,603	(1,106,027)	(21)%
Depreciation and amortization	1,256,391	1,829,997	(573,606)	(31)%
Total operating expenses	10,601,899	14,257,513	(3,655,614)	(26)%
Operating loss	(10,353,542)	(14,238,899)	3,885,357	(27)%
Other (expense) income:
Government grants	708,004	422,719	285,285	67%
Interest Expense	(1,223,929)	(400,679)	(823,250)	205%
Interest Expense – related party	(88,906)	(35,147)	(53,759)	153%
Loss on extinguishment of debt	(1,183,289)	—	(1,183,289)	100%
Interest income	59,860	107,694	(47,834)	(44)%
Foreign exchange gain (loss)	617,357	(19,795)	637,152	(3,219)%
Other (expense) income	(1,110,903)	74,792	(1,185,695)	(1,585)%
Net loss before income taxes	(11,464,445)	(14,164,107)	2,699,662	(19)%
Income tax (expense) benefit	(20,965)	356,437	(377,402)	(106)%
Net loss	$(11,485,410)	(13,807,670)	2,322,260	(17)%

Revenue

Revenue for the years ended December 31, 2024 and 2023 was $0.3 million and $0.02 million, respectively. The increase in revenue in 2024 is attributed to the addition of a new contract with a customer in the oil and gas sector for pre-construction and use-specific engineering services, which was completed during 2024.

Operating Expenses

Research and development expense

R&D expenses represent costs incurred for designing and engineering products, including the costs of developing design tools. All research and development costs related to product development are expensed as incurred.

R&D expense for the years ended December 31, 2024 and 2023 was $5.2 million and $7.2 million, respectively. The decrease in 2024 is attributed to a decrease in R&D activities performed by the Company in 2024, compared to 2023, as the Company focused on other aspects of the Company’s operations.

Depreciation and amortization

Depreciation and amortization consists primarily of depreciation of our computer software and equipment and amortization of our patents and trademarks.

Depreciation and amortization expense for the years ended December 31, 2024 and 2023 was $1.3 million and $1.8 million, respectively. The cause for the decrease in 2024 is attributed to a reduction in fixed assets, which were fully depreciated in 2023.

General and administrative expense

General and administrative expenses consist of costs, such as rent or lease costs, legal, audit and accounting services, and other professional fees, marketing costs, stock compensation, as well as personnel-related expenses for employees, executives and contractors.

General and administrative expense for the years ended December 31, 2024 and 2023 was $4.2 million and $5.3 million, respectively. The cause for the decrease in 2024 is attributed to decreased legal costs compared to 2023, when the Company undertook significant administrative work associated with the reorganization, securities offerings, and a potential transaction that was not completed. The reorganization was completed in 2024.

Government Grants

Government grants increased by $0.3 million, or 67%, in the year ended December 31, 2024 compared to the year ended December 31, 2023. The increase was primarily due to an increase in the government grants awarded by the U.S. and Canadian governments in 2024, compared to 2023.

Interest expense and Interest expense — Related parties

Interest expense and interest expense — related parties increased by $0.9 million, or 201%, in the year ended December 31, 2024 compared to the year ended December 31, 2023. The increase was primarily due the issuance of debt securities by the Company in 2023, which accrued interest for a portion of 2023, and for the full year in 2024, as well as the issuance of further debt securities by the Company in 2024, which also accrued further interest in 2024.

Loss on extinguishment of debt

Loss on extinguishment of debt was $1.2 million for 2024 due the result of a debt modification which occurred during 2024.

Interest income

Interest income decreased by $0.05 million, or 44%, in the year ended December 31, 2024 compared to the year ended December 31, 2023. The decrease was primarily related to the sale of the Company’s investments in 2024 as well as an overall decrease in cash.

Foreign exchange gain (loss)

Foreign exchange gain (loss) increased from a loss of $0.06 million for the year ended December 31, 2023 to a gain of $0.6 million for the year ended December 31, 2024. The increase is directly attributable to the volatility of the US Dollar to Canadian dollar exchange rate.

Income tax expense

Income tax expense decreased from a benefit of $0.4 million for the year ended December 31, 2023 to an expense of $0.02 million for the year ended December 31, 2024. The decrease was primarily due to the Company’s recognition of taxable income in 2024, compared to a loss in 2023.

Liquidity and Capital Resources

Historically, the Company’s primary sources of liquidity have been private fundraising offerings from investors, including some related parties, and other financing activities to fund operations. For the year ended December 31, 2024, the Company reported an operating loss of $10.4 million and negative cash flows from operations of $8.2 million. As of December 31, 2024, the Company had an aggregate unrestricted cash balance of $3.0 million, net working capital of $2.2 million, and an accumulated deficit of $96.6 million. As of June 30, 2025, the Company had an aggregate unrestricted cash balance of $32.4 million, net working capital of $3.0 million, and an accumulated deficit of $109.1 million. Our independent registered public accounting firm has included in its report on our financial statements for the year ended December 31, 2024 and 2023 an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern.

Since December 31, 2024, the Company has raised $36.7 million of additional capital, including a $25.8 million preferred stock private placement on July 1, 2025.

The Company’s future capital requirements will depend on many factors, including the timing and extent of spending to support further sales and marketing, research and development efforts, the Company’s commercial development and deployment of its IMSR Plant, and future revenues. The Company may seek to obtain additional financing to commercialize the IMSR Plant technology through possible public or private equity offerings, debt financings, corporate collaborations, and other means.

Cash flows for the years ended December 31, 2024 and 2023

The following table summarizes the Company’s cash flows from operating, investing and financing activities for the years ended December 31, 2024 and 2023:

	For the years ended December 31,
	2024	2023
Net cash used in operating activities	$(8,202,934)	$(9,163,312)
Net cash used in investing activities	$(662,270)	$(1,102,580)
Net cash provided by financing activities	$7,254,268	$10,125,090

Cash flows used in operating activities

Net cash used in operating activities for the year ended December 31, 2024 was $8.2 million compared to $9.2 million for the year ended December 31, 2023, a decrease of $1.0 million. The decrease was primarily due to a decrease in the Company’s operating loss after non-cash items. The cause of the decrease in the Company’s operating loss (excluding non-cash stock-based compensation) was a slight increase in revenue, coupled with a decrease in general and administrative costs as discussed above.

Cash flows used in investing activities

Net cash used in investing activities for the year ended December 31, 2024 was $0.7 million compared to $1.1 million for the year ended December 31, 2023. The decrease was primarily related to purchases of short-term investments in 2023, as compared to proceeds from the sale of investments in 2024. Additionally, there was a decrease in the purchases of property and equipment.

Cash flows provided by financing activities

Net cash provided by financing activities for the year ended December 31, 2024 was $7.3 million compared to $10.1 million for the year ended December 31, 2023, a decrease of $2.8 million. The decrease was due to a decrease of the issuance of securities to investors in 2024 compared to 2023.

Cash flows for the six months ended June 30, 2025 and 2024

The following table summarizes the Company’s cash flows from operating, investing and financing activities for the six months ended June 30, 2025 and 2024:

	For the six months ended June 30,
	2025	2024
Net cash used in operating activities	$(6,885,147)	$(3,408,386)
Net cash used in investing activities	$(551,487)	$(276,791)
Net cash provided by (used in) financing activities	$36,695,181	$(17,276)

Cash flows used in operating activities

Net cash used in operating activities for the six months ended June 30, 2025 was $6.9 million compared to $3.4 million for the six months ended June 30, 2024, an increase of $3.5 million. The increase was primarily due to an increase in the Company’s operating loss after non-cash items. The cause of the increase in the Company’s operating loss (excluding non-cash stock-based compensation) was an increase in general and administrative costs as discussed above.

Cash flows used in investing activities

Net cash used in investing activities for the six months ended June 30, 2025 and June 30, 2024 was $0.6 million and $0.3 million. The small increase was primarily related to an increase in the purchases of property and equipment.

Cash flows provided by financing activities

Net cash provided by financing activities for the six months ended June 30, 2025 was $36.7 million, which was the result of the issuance of the $10.9 million convertible notes issued in February 2025 and the $25.8 million advanced proceeds received relating to an aggregate of 62,920 shares of Series A-1 Preferred Stock prior to closing the private placement in July 2025.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have, or are reasonably likely to have, a material current or future effect on its financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Estimates

The Company prepares its financial statements in accordance with US GAAP, expressed in U.S. dollars. The Company’s financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of management, are necessary to present fairly the financial position, results of operations, and cash flows for the periods presented in accordance with US GAAP. References to GAAP issued by the FASB are to the FASB Accounting Standards Codification. All significant intercompany balances and transactions have been eliminated in consolidation.

Preparation of condensed consolidated financial statements in conformity with US GAAP requires the Company to make estimates and assumptions that affect the amounts reported and disclosed in the condensed consolidated financial statements and the accompanying notes. Actual results could materially differ from these estimates. On an ongoing basis, the Company evaluates its estimates, including those relating to fair values, income taxes, and contingent liabilities among others. The Company bases its estimates on assumptions both historical and forward looking that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of its assets and liabilities.

In addition, management monitors the effects of the global macroeconomic environment, including but not limited to increasing inflationary pressures, social and political issues, regulatory matters, geopolitical tensions, and global security issues. The Company is mindful of inflationary pressures on its cost base and is monitoring the impact on customer preferences.

Variable interest entities

The Company determines at the inception of each arrangement whether an entity in which the Company holds an investment or in which the Company has other variable interests is considered a variable interest entity (“VIE”). The Company consolidates VIEs when it is the primary beneficiary. The primary beneficiary of a VIE is the party that meets both of the following criteria: (1) has the power to make decisions that most significantly affect the economic performance of the VIE and (2) has the obligation to absorb losses or the right to receive benefits that in either case could potentially be significant to the VIE.

In 2014, the Company agreed to establish Terrestrial Energy USA, Inc. (“TEUSA”), a Delaware corporation, which was initially majority owned by SWH Capital LLC (“SWH”), an entity owned and controlled by the CEO of the Company, with the minority interest owned by the Company. TEUSA’s purpose was to be an independent entity to commercialize IMSR technology for US market deployment with the support of the U.S. Federal and State governments. The Company and TEUSA held several officers and directors in common. Under mutual licensing agreements between the companies, the Company would receive revenue royalties in the event that the technology was successfully commercialized in the U.S. The Company concluded that the TEUSA was a Variable Interest Entity as defined by ASC 810. The Company performed an analysis to identify the primary beneficiary under the related party group (all under common control) and determined that the Company was most closely associated for the financial years ended December 31, 2024 and 2023. Consequently, the accounts of the TEUSA were consolidated with the accounts of the Company, and a noncontrolling interest was recorded.

On December 23, 2024, the Company entered into an agreement and plan of merger providing for the merger of TEUSA (the “TEUSA Merger”) into a wholly owned subsidiary of the Company. Immediately prior to the TEUSA Merger, TEUSA was 70.1% owned by SWH and 29.9% owned by the Company. At the effective time of the TEUSA Merger, the separate corporate existence of TEUSA ceased and:

(a)     each share of TEUSA Common Stock held by TEON that was issued and outstanding immediately prior to the TEUSA Merger and all rights in respect thereof ceased to exist and was converted into the right to receive an amount in cash, without interest, equal to $12,362.64 (the “Per Share Cash TEUSA Merger Consideration”);

(b)    each share of TEUSA Common Stock held by SWH that was issued and outstanding immediately prior to the TEUSA Merger and all rights in respect thereof ceased to exist and was converted into the right to receive a number of Terrestrial Common Shares, equal to the Per Share Cash Merger Consideration divided by $100.00 (the “Per Share Stock Merger Consideration” and, together with the Per Share Cash TEUSA Merger Consideration, the “Merger Consideration”); and

(c)     each share of capital stock of Merger Sub issued and outstanding immediately prior to the TEUSA Merger remained outstanding following the consummation of the merger.

The effect of the TEUSA Merger is that the Company owns 100% of TEUSA as of December 23, 2024. In accordance with ASC 810, as the Company maintained controlling financial interest, the acquisition of the noncontrolling interest was accounted for as an equity transaction, consistent with ASC 810-10-45-23.

Foreign Currency

The Company’s reporting currency is the US dollar. The functional currency of each subsidiary is determined by the currency of the primary economic environment in which the entity operates. The functional currency of TEON is the Canadian dollar, that of Terrestrial Energy Limited, a company incorporated under the laws of England and Wales, the Pound Sterling, and that of TEUSA., the United States dollar. Assets and liabilities of the operating subsidiaries are translated at the spot rate in effect at the applicable reporting date. Revenues and expenses of the operating subsidiaries are translated at the average exchange rates in effect during the applicable period. The resulting foreign currency translation adjustment is recorded as Accumulated other comprehensive income (loss), which is reflected as a separate component of Stockholders’ Equity. The functional currency is translated into U.S. dollars for balance sheet accounts using currency exchange rates in effect as of the balance sheet date, and for revenue and expense accounts using a weighted-average exchange rate during the fiscal year. The transactions in foreign currency (that is a different currency than the functional currency of the entity) are converted at the exchange rate prevailing to the date of the transaction. The assets and liabilities denominated in foreign currencies are evaluated in the current period on the date of the closing or at the opening rate, when applicable. The translation adjustments are deferred as a separate component of equity in “Accumulated other comprehensive income (loss)”. Gains or losses resulting from transactions denominated in foreign currencies and intercompany debt that is not of a long-term investment nature are included in Foreign exchange (gain) loss in the consolidated statements of operations and comprehensive loss.

Fair Value Measurements

Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The authoritative guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability developed based upon the best information available in the circumstances. The categorization of financial assets and liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy is broken down into three levels:

•        Level 1: Inputs are quoted prices in active markets for identical assets or liabilities.

•        Level 2: Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly.

•        Level 3: Inputs are unobservable for the asset or liability.

The carrying amounts of certain financial instruments, such as cash equivalents, prepaid expenses and other current assets, short-term investments, accounts payable and accrued liabilities, approximate fair value due to their relatively short maturities.

Convertible Notes

The Company may enter into convertible notes, some of which contain, predominantly, fixed rate conversion features, whereby the outstanding principal and accrued interest may be converted by the holder, into common shares at a fixed discount to the market price of the common stock at the time of conversion. In this case, the convertible notes represent a financial instrument other than an outstanding share that embodies a conditional obligation that the issuer must or may settle by issuing a variable number of its equity shares. The Company records the convertible note liability at its fixed monetary amount by measuring and recording a premium, as applicable, on the convertible notes date in accordance with ASC Topic 480, Distinguishing Liabilities from Equity (“ASC 480”).

Warrants

The Company reviews the terms of warrants to purchase its common stock to determine whether warrants should be classified as liabilities or stockholders’ deficit in its consolidated balance sheets. In order for a warrant to be classified in stockholders’ deficit, the warrant must be (i) indexed to the Company’s equity and (ii) meet the conditions for equity classification.

If a warrant does not meet the conditions for stockholders’ deficit classification, it is carried on the consolidated balance sheets as a warrant liability measured at fair value, with subsequent changes in the fair value of the warrant recorded in other items in the consolidated statements of operations and comprehensive loss. If a warrant meets both conditions for equity classification, the warrant is initially recorded, at its relative fair value on the date of issuance, in stockholders’ deficit in the consolidated balance sheets, and the amount initially recorded is not subsequently remeasured at fair value.

Share-Based Compensation.

The Company accounts for stock-based compensation arrangements granted to employees in accordance with ASC 718, “Compensation: Stock Compensation”, by measuring the grant date fair value of the award and recognizing the resulting expense over the period during which the employee is required to perform service in exchange for the award. Equity-based compensation expense is only recognized for awards subject to performance conditions if it is probable that the performance condition will be achieved. The Company accounts for forfeitures when they occur.

The Company uses the Black-Scholes option pricing model to determine the grant date fair value of its stock-based compensation. This model requires the Company to estimate the expected volatility and the expected term of the stock options, which are highly complex and subjective variables. The Company uses an expected volatility of its stock price during the expected life of the options that is based on the historical performance of the Company’s stock price as well as including an estimate using similar companies. The expected term is computed using the simplified method as the Company’s best estimate given its lack of actual exercise history. The Company has selected a risk-free rate based on the implied yield available on U.S. Treasury securities with a maturity equivalent to the expected exercise term of the stock option.

Government Grants

Government grants are recognized where there is reasonable assurance that the grant will be received, and all attached conditions will be complied with. When the grant relates to an expense item, the grant is recognized in other income as government grants, deferred over the period necessary to match the grant on a systematic basis to the costs that it is intended to compensate. Where the grant relates to an asset, it is recognized as deferred income, and then recognized as income over the useful life of the related depreciable asset.

Research and Development Tax Credits

Research and development expenditures are expensed as incurred. The Company claims investment tax credits as a result of incurring scientific research and experimental development expenditures. Investment tax credits are recognized when the related expenditures are incurred, and there is reasonable assurance of their realization. Management has made a number of estimates and assumptions in determining the expenditures eligible for the investment tax credit claim. The Company’s claim is subject to audit by Canada Revenue Agency who may disallow all or a portion of the amount recorded.

Recently Adopted Accounting Standards

A discussion of recently issued accounting standards applicable to Terrestrial Energy is described in Note 2, Recent Accounting Pronouncements, in the notes to our audited consolidated financial statements as of and for the years ended December 31, 2024 and 2023 and the unaudited condensed consolidated financial statements for the three and six month periods ended June 30, 2025 and 2024, contained elsewhere in this proxy statement/prospectus.

Emerging Growth Company Status

In April 2012, the JOBS Act was enacted. Section 107(b) of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, the Company will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of its financials to those of other public companies more difficult.

The Company expects to retain its emerging growth company status until the earliest of:

•        The end of the fiscal year in which its annual revenues exceed $1.2 billion;

•        The end of the fiscal year in which the fifth anniversary of its public company registration has occurred;

•        The date on which it has issued more than $1.0 billion in non-convertible debt during the previous three-year period; and

•        The date on which it qualifies as a large accelerated filer.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

The Company maintains its cash in checking and savings accounts. It does not enter into investments for trading or speculative purposes and has not used any derivative financial instruments to manage its interest rate risk exposure. We believe that our cash and cash equivalents do not have a material exposure to changes in the fair value as a result of changes in interest rates due to the short-term nature of our cash and cash equivalents. At December 31, 2024 and June 30, 2025, we had no outstanding debt obligations subject to interest rate fluctuations.

Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents. Bank deposits are held by accredited financial institutions. The Company limits its credit risk associated with cash and cash equivalents by placing them with financial institutions that it believes are of high quality and by holding balances in short-dated government-secured treasury bills issued by the United States Treasury, or by the Government of Canada. Deposits may exceed federally insured limits, and the Company is exposed to credit risk on deposits in the event of default by the financial institutions to the extent account balances exceed the amount insured by the Federal Deposit Insurance Corporation. The Company is continuing to monitor any events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions or other companies in the financial services industry or the financial services industry generally. The Company has not experienced any losses on its deposits of cash or cash equivalents.

Foreign Currency Exchange Risk

The Company’s operations include activities primarily in the United States and Canada. In addition, the Company contracts with vendors that are located outside of the United States and certain invoices are denominated in foreign currencies. While its operating results are exposed to changes in foreign currency exchange rates between the U.S. dollar, Canadian Dollar and Euro, there was no material impact on its results of operations for any periods presented herein.

Effects of Inflation

Inflation generally affects the Company by increasing its cost of labor and material costs. It does not believe that inflation and changing prices had a significant impact on its results of operations for any periods presented herein. While the Company is seeing, and expects to continue to see, inflation due to, among other things, geopolitical and macroeconomic events, such as the ongoing global military conflicts and related sanctions, as of December 31, 2024 and June 30, 2025, it does not expect anticipated changes in inflation to have a material effect on its business, financial condition or results of operations for future reporting periods other than general impacts on companies due to general economic and market conditions.

DESCRIPTION OF NEW TERRESTRIAL ENERGY’S SECURITIES

The following summary sets forth the material terms of the New Terrestrial Energy’s securities as expected to be in effect upon the completion of the Business Combination. The following summary is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Proposed Certificate of Incorporation, a form of which is attached as Annex C to this proxy statement/prospectus, the Proposed By-Laws, a form of which is attached as Annex D to this proxy statement/prospectus, and the Warrant Agreement, which is filed an exhibit to the registration statement of which this proxy statement/prospectus forms a part. We urge you to read the Proposed Certificate of Incorporation, Proposed By-Laws, Certificate of Designation, and Warrant Agreement in their entirety for a complete description of the rights and preferences of New Terrestrial Energy’s securities following the Business Combination.

Certain provisions of the Proposed Certificate of Incorporation, Proposed By-Laws and the Warrant Agreement summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of New Terrestrial Common Shares.

General

The Proposed Certificate of Incorporation will authorize the issuance of 501,000,000 shares, consisting of:

•        500,000,000 shares of New Terrestrial Common Shares, par value $0.0001 per share; and

•        1,000,000 shares of New Terrestrial Preferred Stock, par value $0.0001 per share.

Except as otherwise required by the Proposed Certificate of Incorporation, the holders of shares of New Terrestrial Common Shares shall vote together as a single class (or, if any holders of shares of New Terrestrial Preferred Stock are entitled to vote together with the holders of New Terrestrial Common Shares, as a single class with such holders of New Terrestrial Preferred Stock) on all matters submitted to a vote of stockholders of New Terrestrial Energy.

Common Stock

New Terrestrial Common Shares

Voting rights.    Each holder of record of New Terrestrial Common Shares, as such, shall have one vote for each share of New Terrestrial Common Shares that is outstanding and held by such holder on all matters on which stockholders are entitled to vote generally. The holders of shares of New Terrestrial Common Shares do not have cumulative voting rights.

Dividend rights.    Subject to applicable law and the rights, if any, of the holders of any outstanding series of New Terrestrial Preferred Stock or any other class or series of stock, in each case having a preference over or the right to participate with the New Terrestrial Common Shares with respect to the payment of dividends and other distributions in cash, property or shares of stock of New Terrestrial Energy, dividends and other distributions may be declared and paid ratably on the New Terrestrial Common Shares out of the assets of New Terrestrial Energy that are legally available for this purpose at such times and in such amounts as the New Terrestrial Board, in its discretion, shall determine.

The payment of future dividends on the shares of New Terrestrial Common Shares will depend on the financial condition of New Terrestrial Energy after the completion of the Business Combination, and subject to the discretion of the New Terrestrial Board. There can be no guarantee that cash dividends will be declared. The ability of New Terrestrial Energy to declare dividends may be limited by the terms and conditions of other financing and other agreements entered into by New Terrestrial Energy or any of its subsidiaries from time to time.

Rights upon liquidation, dissolution and winding up.    In the event of dissolution, liquidation or winding up of New Terrestrial Energy, after payment or provision for payment of the debts and other liabilities of New Terrestrial Energy and subject to the rights, if any, of the holders of any outstanding series of New Terrestrial Preferred Stock or any class or series of stock having a preference over or the right to participate with the New Terrestrial Common Shares with respect to the distribution of assets of New Terrestrial Energy upon such dissolution, liquidation or winding up of New Terrestrial Energy, the holders of New Terrestrial Common Shares shall be entitled to receive the remaining assets of New Terrestrial Energy available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Other rights.    The holders of New Terrestrial Common Shares have no pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the New Terrestrial Common Shares. The rights, preferences and privileges of holders of the New Terrestrial Common Shares will be subject to those of the holders of any shares of the New Terrestrial Preferred Stock that New Terrestrial Energy may issue in the future.

Key Holder Lock-Up Arrangement.    The stockholders who enter into the Key Holder Lock-Up Agreements (together with their permitted transferees, the “Key Holders”) will not be permitted, prior to the date which is twelve months from the closing (subject to the early release conditions described below) (the “ Common Stock Lock-Up Period”), to transfer any shares of New Terrestrial Common Shares that are or will be issued or are or will be issuable to such Key Holders in connection with the transactions contemplated by the Business Combination Agreement (the “Key Holder Lock-Up Shares”) in each case, without the prior written consent of the New Terrestrial Board. The Key Holder Lock-Up Agreements further provide that, following the 180th day following the Closing, fifty percent(50%) of the Key Holder Lock-Up Shares may be transferred once the dollar volume-weighted average adjusted price for the New Terrestrial Common Shares calculated as an average for the prior twenty Business Days (the “VWAP”) equals or exceeds $15.00 per share. Similarly, following the 180th day following the Closing, the Key Holder Lock-Up Agreements provide that all of the Key Holder Lock-Up Shares may be transferred once the VWAP equals or exceeds $20.00 per share. The Key Holder Lock-Up Agreements provide for certain permitted transfers of the Key Holder Lock-Up Shares including but not limited to, transfers to certain affiliates or family members, or the exercise of certain stock options and warrants.

New Terrestrial Preferred Stock

The Proposed Certificate of Incorporation will authorize up to 1,000,000 shares of New Terrestrial Preferred Stock to be issued from time to time in one or more series, as determined by New Terrestrial Board. Unless required by law or any stock exchange, the authorized shares of New Terrestrial Preferred Stock will be available for issuance without further action by the holders of New Terrestrial Common Shares. Except as contemplated below related to the New Terrestrial Special Voting Stock, no shares of New Terrestrial Preferred Stock will be issued or outstanding immediately after the completion of the Business Combination.

The New Terrestrial Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of New Terrestrial Preferred Stock. The issuance of New Terrestrial Preferred Stock may have the effect of delaying, deferring or preventing a change in control of New Terrestrial Energy without further action by the stockholders. Additionally, the issuance of New Terrestrial Preferred Stock may adversely affect the holders of the New Terrestrial Common Shares by restricting dividends on the New Terrestrial Common Shares, diluting the voting power of the New Terrestrial Common Shares or subordinating the liquidation rights of the New Terrestrial Common Shares. As a result of these or other factors, the issuance of New Terrestrial Preferred Stock could have an adverse impact on the market price of the New Terrestrial Common Shares.

New Terrestrial Special Voting Stock

If the ExchangeCo Recapitalization is completed prior to or concurrently with the Closing, the New Terrestrial Board will authorize the creation of a new class of preferred stock, par value $0.001 per share, of New Terrestrial Energy designated as “Special Voting Preferred Stock” pursuant to the Proposed Certificate of Incorporation (the “New Terrestrial Special Voting Stock”) and the issuance of one (1) share of such New Terrestrial Special Voting Stock to each holder of Exchangeable Shares. If the ExchangeCo Recapitalization is not completed prior to or concurrently with the Closing, the existing Terrestrial Special Voting Shares will be cancelled for no consideration.

Each holder of a share of New Terrestrial Special Voting Stock will, with respect to all meetings of stockholders of New Terrestrial Energy at which the holders of the New Terrestrial Common Shares are entitled to vote, (i) be entitled to cast on such matter a number of votes equal to (a) the number of Exchangeable Shares held by such holder as of the record date for determining stockholders entitled to vote, multiplied by (b) the Exchange Ratio, and (ii) have the same voting rights as the holders of New Terrestrial Common Shares. That is, upon the cancellation of the Terrestrial Special Voting Shares and issuance of New Terrestrial Special Voting Stock in exchange therefor pursuant to the ExchangeCo Recapitalization, holders of Exchangeable Shares will to continue to vote on a one-for-one basis and have the same voting power per share as holders of New Terrestrial Common Shares, pursuant to their voting power exercisable through their ownership of Terrestrial Special Voting Shares.

The holders of the New Terrestrial Special Voting Stock are not entitled to receive any dividends declared and paid by New Terrestrial Energy. Upon any liquidation, dissolution or winding up of New Terrestrial Energy, whether voluntary or involuntary, the New Terrestrial Special Voting Stock shall rank senior to the New Terrestrial Common Shares, and junior to all other series of New Terrestrial Preferred Stock, and are entitled to receive, prior to the holders of New Terrestrial Common Shares, an amount equal to the par value per share of New Terrestrial Special Voting Stock.

At such time as any share of New Terrestrial Special Voting Stock has no votes attached to it, such share of Terrestrial Special Voting Stock will be automatically cancelled for no consideration. Voting rights would cease to attach to a share of New Terrestrial Special Voting Stock at such time as the holder of that share of New Terrestrial Special Voting Stock ceases to hold any Exchangeable Shares.

Warrants

As a result of and upon the effective time of the Domestication, amongst other things (a) each HCM II Warrant will be automatically converted into a redeemable New Terrestrial Warrant on the same terms as the HCM II Warrants, and (b) each HCM II Unit issued and outstanding as of immediately prior to the Domestication will automatically be canceled and each holder will receive one share of New Terrestrial Common Shares and one-half of one New Terrestrial Warrant. No fractional New Terrestrial Warrants will be issued upon separation of the HCM II Units.

Public Warrants

Each whole New Terrestrial Warrant received upon conversion of a Public Warrant will entitle the registered holder to purchase one share of New Terrestrial Common Shares at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination, provided that New Terrestrial Energy has an effective registration statement under the Securities Act covering the shares of New Terrestrial Common Shares issuable upon exercise of such New Terrestrial Warrants and a current prospectus relating to them is available (or New Terrestrial Energy permits holders to exercise such New Terrestrial Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise its New Terrestrial Warrants only for a whole number of shares of New Terrestrial Common Shares. This means only a whole New Terrestrial Warrant may be exercised at a given time by a warrant holder. No fractional New Terrestrial Warrants will be issued upon separation of the HCM II Units and only whole New Terrestrial Warrants will trade. The New Terrestrial Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

New Terrestrial Energy will not be obligated to deliver any shares of New Terrestrial Common Shares pursuant to the exercise of a New Terrestrial Warrant issued upon conversion of a Public Warrant and will have no obligation to settle such New Terrestrial Warrant exercise unless a registration statement under the Securities Act with respect to the shares of New Terrestrial Common Shares underlying such New Terrestrial Warrants is then effective and a prospectus relating thereto is current, subject to New Terrestrial Energy satisfying its obligations described below with respect to registration. No New Terrestrial Warrant issued upon conversion of a Public Warrant will be exercisable and New Terrestrial Energy will not be obligated to issue a share of New Terrestrial Common Shares upon exercise of such New Terrestrial Warrant unless the share of New Terrestrial Common Shares issuable upon exercise of such New Terrestrial Warrant has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of such New Terrestrial Warrant. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a New Terrestrial Warrant issued upon conversion of a Public Warrant, the holder of such New Terrestrial Warrant will not be entitled to exercise such New Terrestrial Warrant and such New Terrestrial Warrant may have no value and expire worthless. In no event will New Terrestrial be required to net cash settle any New Terrestrial Warrant. In the event that a registration statement is not effective for the shares of New Terrestrial Common Shares underlying the exercised New Terrestrial Warrants, the purchaser of a HCM II Unit containing the Public Warrant that has been converted into a New Terrestrial Warrant will have paid the full purchase price for the HCM II Unit solely for the Public Share underlying such HCM II Unit.

HCM II registered the HCM II Class A Ordinary Shares issuable upon exercise of the Public Warrants in the registration statement for its IPO because the Public Warrants (or the New Terrestrial Warrants into which the Public Warrants convert) will become exercisable 30 days after the completion of the Business Combination, which, at the time of the IPO, may have occurred within one (1) year of the IPO. However, because the New Terrestrial Warrants will be exercisable until their expiration date of up to five years after the completion of the Business Combination, in order to comply with the requirements of Section 10(a)(3) of the Securities Act following the consummation of the Business Combination, under the terms of the Warrant Agreement, HCM II has agreed that, as soon as practicable, but in no event later than twenty (20) Business Days, after the closing of the Business Combination, New Terrestrial Energy will use its best efforts to file with the SEC a post-effective amendment to the registration statement for the IPO or a new registration statement covering the registration under the Securities Act of the shares of New Terrestrial Common Shares issuable upon exercise of the New Terrestrial Warrants and thereafter will use its best efforts to cause the same to become effective within sixty (60) Business Days following the Business Combination and to maintain a current prospectus relating to the shares of New Terrestrial Common Shares issuable upon exercise of the New Terrestrial Warrants until the expiration of the New Terrestrial Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the shares of New Terrestrial Common Shares issuable upon exercise of the New Terrestrial Warrants is not effective by the sixtieth (60th) Business Day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when New Terrestrial Energy will have failed to maintain an effective registration statement, exercise New Terrestrial Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the New Terrestrial Common Shares is at the time of any exercise of a New Terrestrial Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, New Terrestrial Energy may, at its option, require holders of New Terrestrial Warrants who exercise their New Terrestrial Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event New Terrestrial Energy so elects,

New Terrestrial Energy will not be required to file or maintain in effect a registration statement, and in the event New Terrestrial Energy does not so elect, New Terrestrial Energy will use its best efforts to register or qualify the shares of New Terrestrial Common Shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the New Terrestrial Warrants for that number of shares of New Terrestrial Common Shares equal to the quotient obtained by dividing (x) the product of the number of shares of New Terrestrial Common Shares underlying the New Terrestrial Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of such New Terrestrial Warrants by (y) the fair market value. The “fair market value” as used in this paragraph means the volume weighted average price of the New Terrestrial Common Shares for the ten (10) trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of New Terrestrial Warrants when the price per share of New Terrestrial Common Shares equals or exceeds $18.00.

Once the New Terrestrial Warrants become exercisable, New Terrestrial Energy may redeem the outstanding New Terrestrial Warrants:

•        in whole and not in part;

•        at a price of $0.01 per New Terrestrial Warrant; upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the closing price of the New Terrestrial Common Shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a New Terrestrial Warrant as described under the heading “— Anti-dilution Adjustments”) for any twenty (20) trading days within a thirty (30)-trading day period ending three (3) Business Days before New Terrestrial Energy sends the notice of redemption to the warrant holders.

If and when the New Terrestrial Warrants become redeemable by New Terrestrial Energy, New Terrestrial Energy may exercise its redemption right even if New Terrestrial Energy is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

HCM II has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the New Terrestrial Warrant exercise price. If the foregoing conditions are satisfied and New Terrestrial Energy issues a notice of redemption of the New Terrestrial Warrants, each warrant holder will be entitled to exercise his, her or its New Terrestrial Warrant prior to the scheduled redemption date.

However, the price of the New Terrestrial Common Shares may fall below the $18.00 per share redemption trigger price (as adjusted for stock dividends, split-ups, reorganizations, recapitalizations and the like) as well as the $11.50 New Terrestrial Warrant exercise price after the redemption notice is issued.

Redemption Procedures

A holder of a New Terrestrial Warrant may notify New Terrestrial Energy in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such New Terrestrial Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the New Terrestrial Common Shares outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding shares of New Terrestrial Common Shares is increased by a stock dividend payable in shares of New Terrestrial Common Shares, or by a split-up of shares of New Terrestrial Common Shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of New Terrestrial Common Shares issuable on exercise of each New Terrestrial Warrant will be increased in proportion to such increase in the outstanding shares of New Terrestrial Common Shares. A rights offering made to all or substantially all holders of New Terrestrial Common Shares entitling holders to purchase shares of New Terrestrial Common Shares at a price less than the fair market value will be deemed a stock dividend of a number of shares of New Terrestrial Common Shares equal to the product of (i) the number of shares of New Terrestrial Common Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of New Terrestrial Common Shares) and (ii) the quotient of (x) the price per share of New Terrestrial Common Shares paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of New Terrestrial Common Shares, in determining the price payable for shares of New Terrestrial Common Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of New Terrestrial Common Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of New Terrestrial Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if New Terrestrial Energy, at any time while the New Terrestrial Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to all or substantially all the holders of shares of New Terrestrial Common Shares on account of such shares of New Terrestrial Common Shares (or other securities into which the New Terrestrial Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the New Terrestrial Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New Terrestrial Common Shares in respect of such event.

If the number of outstanding shares of New Terrestrial Common Shares is decreased by a consolidation, combination, reverse stock split or reclassification of New Terrestrial Common Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of New Terrestrial Common Shares issuable on exercise of each New Terrestrial Warrant will be decreased in proportion to such decrease in outstanding shares of New Terrestrial Common Shares.

Whenever the number of shares of New Terrestrial Common Shares purchasable upon the exercise of the New Terrestrial Warrants is adjusted, as described above, the New Terrestrial Warrant exercise price will be adjusted by multiplying the New Terrestrial Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Terrestrial Common Shares purchasable upon the exercise of the New Terrestrial Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New Terrestrial Common Shares so purchasable immediately thereafter.

In addition, if (i) HCM II issues additional HCM II Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at a Newly Issued Price of less than $9.20 per HCM II Ordinary Share (with such issue price or effective issue price to be determined in good faith by the HCM II Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder

Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds (including from such issuances and the IPO), and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions) and (z) the Market Value of HCM II Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which HCM II consummates the Business Combination is below $9.20 per share, then the exercise price of the New Terrestrial Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of New Terrestrial Common Shares (other than those described above or that solely affects the par value of such shares of New Terrestrial Common Shares), or in the case of any merger or consolidation of New Terrestrial Energy with or into another corporation (other than a consolidation or merger in which New Terrestrial Energy is the continuing corporation and that does not result in any reclassification or reorganization of its issued and outstanding shares of New Terrestrial Common Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of New Terrestrial Energy as an entirety or substantially as an entirety in connection with which New Terrestrial Energy is dissolved, the holders of the New Terrestrial Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the New Terrestrial Warrants and in lieu of the shares of New Terrestrial Common Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the New Terrestrial Warrants would have received if such holder had exercised their New Terrestrial Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of New Terrestrial Common Shares in such a transaction is payable in the form of capital stock or shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the New Terrestrial Warrant properly exercises the New Terrestrial Warrant within thirty days following public disclosure of such transaction, the New Terrestrial Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the New Terrestrial Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the New Terrestrial Warrants when an extraordinary transaction occurs during the exercise period of the New Terrestrial Warrants pursuant to which the holders of the New Terrestrial Warrants otherwise do not receive the full potential value of the New Terrestrial Warrants.

The HCM II Warrants were, and the New Terrestrial Warrants will be, issued in registered form under a Warrant Agreement between the warrant agent, and HCM II (prior to the Business Combination) and New Terrestrial Energy (after the Business Combination). The Warrant Agreement provides that the terms of the New Terrestrial Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, (ii) adjusting the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the New Terrestrial Warrants, provided that the approval by the holders of at least 50% of the then-outstanding New Terrestrial Warrants received upon conversion of Public Warrants is required to make any change that adversely affects the interests of the registered holders of such New Terrestrial Warrants, and, solely with respect to any amendment to the terms of the New Terrestrial Warrants received upon conversion of Private Placement Warrants, 50% of such New Terrestrial Warrants.

Private Placement Warrants

The New Terrestrial Warrants received upon conversion of the Private Placement Warrants (including the shares of New Terrestrial Common Shares issuable upon exercise of such New Terrestrial Warrants) will not be transferable, assignable or saleable until 30 days after the completion of the Business Combination (except, among other limited exceptions, to HCM II’s officers and directors and other persons or entities affiliated with the Sponsor). Except as described herein, the New Terrestrial Warrants received upon conversion of the Private Placement Warrants have terms and provisions that are identical to those of the New Terrestrial Warrants received upon conversion of the Public Warrants.

Terrestrial Warrants

As of September 1, 2025, there are Terrestrial Warrants outstanding to purchase an aggregate of 283,430 Terrestrial Common Share at an exercise price of $100 per share. Following the closing of the Business Combination, each whole Terrestrial Warrant will be exercisable into a number of shares of New Terrestrial Common Shares equal to the Per Share Base Consideration at an exercise price per share of New Terrestrial Common Shares equal to $100 divided by the Exchange Ratio, subject to customary anti-dilution adjustment. The Terrestrial Warrants expire on July 31, 2028 (the “Termination Date”) The Terrestrial Warrants may also be exercised on a cashless basis.

The Terrestrial Warrants may not be sold, assigned or transferred without the prior written approval of the Terrestrial Energy. The holders of Terrestrial Warrants will not have the rights or privileges of holders of shares of New Terrestrial Common Shares or any voting rights in respect of the Terrestrial Warrants or underlying shares of New Terrestrial Common Shares until they exercise their Terrestrial Warrants and receive shares of New Terrestrial Energy Stock. After the issuance of shares of New Terrestrial Common Shares upon exercise of the Terrestrial Warrants, each holder will be entitled to one vote for each share of New Terrestrial Common Shares held of record on all matters to be voted on by stockholders.

Terrestrial Call Options

Pursuant to various call option agreements entered into with certain stockholders Terrestrial Energy will retain the right to repurchase shares of its outstanding common stock subject to the call option agreements, at fixed exercise prices ranging from $50.00 CAD to $100.00 per share. These call options are exercisable at Terrestrial Energy’s discretion and expire at various dates ranging from December 31, 2035, through March 7, 2043. The call option agreements will remain enforceable and the respective call options will remain outstanding following the Closing. For additional details, see Note 12, Stockholders’ Deficit, in Terrestrial Energy’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Certificate of Incorporation, the Proposed By-Laws and Certain Provisions of Delaware Law

The provisions of the Proposed Certificate of Incorporation, the Proposed By-Laws and the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of New Terrestrial Common Shares.

The Proposed Certificate of Incorporation and Proposed By-Laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the New Terrestrial Board and that may have the effect of delaying, deferring or preventing a future takeover or change in control of us unless such takeover or change in control is approved by such board of directors.

These provisions include:

•        Authorized but Unissued Capital Stock.    The authorized but unissued shares of New Terrestrial Preferred Stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of New Terrestrial Preferred Stock could render more difficult or discourage an attempt to obtain control of a majority of common stock by means of a proxy contest, tender offer, merger or otherwise.

•        Director Designees; Classes of Directors.    The New Terrestrial Board shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the entire New Terrestrial Board. The New Terrestrial Board is authorized to assign members of the New Terrestrial Board already in office to Class I, Class II or Class III at the time such classification becomes effective. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at New Terrestrial Energy’s first annual meeting of stockholders held after the effectiveness of the Proposed Certificate of Incorporation; each director initially assigned to Class II shall serve for a term expiring at New Terrestrial Energy’s second annual meeting of stockholders held after the effectiveness of the Proposed Certificate of Incorporation; and each director initially assigned to Class III shall serve for a term expiring at Terrestrial Energy’s third annual meeting of stockholders held after the effectiveness of the Proposed Certificate of Incorporation; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.

•        No Cumulative Voting for Directors.    The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Proposed Certificate of Incorporation does not provide for cumulative voting. As a result, the holders of shares of New Terrestrial Common Shares representing a majority of the voting power of all of the outstanding shares of our capital stock of will be able to elect all of the directors then standing for election.

•        Quorum.    The Proposed By-Laws will provide that at all meetings of the New Terrestrial Board, a majority of the Whole Board (as defined therein) will constitute a quorum for the transaction of business.

•        Action by Written Consent.    Any action required or permitted to be taken by the stockholders of New Terrestrial Energy must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in lieu of a meeting of stockholders by such holders; provided, however, that any action required or permitted to be taken by the holders of New Terrestrial Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate(s) of designation relating to such series of New Terrestrial Preferred Stock.

•        Special Meetings of Stockholders.    The Proposed Certificate of Incorporation will provide that, except as otherwise required by law and subject to the rights of the holders of any series of New Terrestrial Preferred Stock, special meetings of the stockholders of New Terrestrial Energy for any purpose or purposes may be called at any time only by or at the direction of the Chief Executive Officer, the President, or the Chairperson of the New Terrestrial Board or by a resolution adopted by the affirmative vote of a majority of the total number of directors at any time in office, or by any person appointed pursuant to such resolution, but such special meetings may not be called by stockholders or any other Person or Persons.

•        Advance Notice Procedures.    The Proposed By-Laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of the stockholders, and for stockholder nominations of persons for election to the New Terrestrial Board to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the New Terrestrial Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given the secretary of New Terrestrial Energy timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the Proposed By-Laws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the Proposed By-Laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of New Terrestrial Energy.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of New Terrestrial Energy and its stockholders, through stockholders’ derivative suits on New Terrestrial Energy’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Proposed By-Laws provide that New Terrestrial Energy must indemnify and advance expenses to directors and officers to the fullest extent authorized by the DGCL. New Terrestrial Energy is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. New Terrestrial Energy believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Proposed Certificate of Incorporation and the Proposed By-Laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New Terrestrial Energy and its stockholders. In addition, your investment may be adversely affected to the extent New Terrestrial Energy pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. New Terrestrial Energy believes that these provisions, liability insurance and any indemnity agreements that may be entered into are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to New Terrestrial Energy’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, New Terrestrial Energy has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of HCM II’s directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The Transfer Agent and registrar for the shares of New Terrestrial Common Shares will be Continental Stock Transfer & Trust Company.

Listing

Pursuant to the terms of the Business Combination Agreement, as a closing condition (subject to certain exceptions), HCM II is required to cause the New Terrestrial Common Shares issued in connection with the Business Combination to be approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. Following the Closing, the New Terrestrial Common Shares and New Terrestrial Warrants are intended to be listed, subject to Nasdaq approval, under the proposed symbols “IMSR” and “IMSRW”, respectively. It is important for you to know that, at the time of our extraordinary general meeting, we may not have received from Nasdaq either confirmation of the listing of the New Terrestrial Common Shares and New Terrestrial Warrants or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived or is subject to an exception and therefore the New Terrestrial Energy securities would not be listed on any nationally recognized securities exchange.

MARKET PRICE AND DIVIDENDS OF SECURITIES

Market Price of HCM II Units, HCM II Ordinary Shares and Public Warrants

Market Price and Ticker Symbol

HCM II’s Units, Public Shares and Public Warrants are currently listed on Nasdaq under the symbols “HONDU”, “HOND”, and “HONDW”, respectively.

The closing price of HCM II’s Units, Public Shares and Public Warrants on March 25, 2025, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.22, $10.13 and $0.20, respectively. As of September 24, 2025, the Record Date for the extraordinary general meeting, the closing price for each HCM II Unit, Public Share and Public Warrant was $[•] , $[•] and $[•] , respectively.

Holders

As of the Record Date, there was one holder of record of HCM II Units, one holder of record of HCM II Public Shares, one holder of record of Founder Shares, one holder of record of Public Warrants and two holders of record of Private Placement Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose HCM II Units, Public Shares and Public Warrants are held of record by banks, brokers and other financial institutions.

Dividends

HCM II has not paid any cash dividends on the HCM II Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of an initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of an initial business combination. The payment of any cash dividends subsequent to an initial business combination will be within the discretion of our board of directors at such time. If we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Terrestrial Energy

Recent Sales of Unregistered Securities of Terrestrial Energy

During the past three years, Terrestrial Energy has sold or issued the follow securities:

Equity Grants

Terrestrial Energy has issued Terrestrial Options to employees and other service providers in the following amounts: in 2023, Terrestrial Energy granted 22,981 Terrestrial Options; and in 2024, Terrestrial Energy granted 17,194 Terrestrial Options.

Transactions Related to the Business Redomestication

On April 5, 2024, Terrestrial Energy completed its corporate redomicile from Ontario, Canada to Delaware. In connection with the redomestication, Terrestrial Energy issued the following securities to stockholders of Terrestrial Energy (Ontario) Inc., a corporation existing under the laws of the Province of Ontario and formerly known as “Terrestrial Energy Inc.” (“TEON”), in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) thereof:

•        675,281 shares of Terrestrial Common Shares (excluding 530,924 common shares that Terrestrial Energy committed to issue upon exchange in the capital of ExchangeCo) in exchange of Class A common shares in the capital of TEON, on a one-for-one basis;

•        137,672 shares of Terrestrial Preferred Shares (excluding 6,200 preferred shares that Terrestrial Energy committed to issue upon exchange in the capital of ExchangeCo) in exchange of series 4 preferred shares in the capital of TEON, on a one-for-one basis;

•        26 shares of Terrestrial Special Voting Shares to holders of Exchangeable Shares;

•        options to purchase up 387,699 shares of Terrestrial Common Shares, in exchange for outstanding options, on a one-for-one basis; and

•        warrants to purchase up 50,725 shares of Terrestrial Common Shares, in exchange for outstanding options, on a one-for-one basis;

2023 Private Offerings

From May 2023 through June 2023, TEON entered into subscription agreements for an offering of units with various investors and sold 3,010 units at a purchase price of $1,000 per unit (the “May 2023 Offering”). Each unit comprised of a (i) convertible note due September 30, 2024 with a principal amount of $1,000 bearing interest at 8%, and (ii) a warrant, which entitled the holder to acquire up to $1,000 in equity or equity linked securities issued by TEON after March 31, 2023 but before September 30, 2024 at the price that such securities were issued.

From September 2023 through October 2023, TEON entered into subscription for an offering of units with various investors and sold 10,145 units at a purchase price of $1,000 per unit (the “September 2023 Offering”). Each unit was comprised of (i) a convertible note with a principal amount of $1,000 bearing interest at 8%, and (ii) five (5) warrants expiring July 31, 2028 to buy common shares of TEON at $200 exercisable in cash or by cashless exercise based on the market price of shares in the specified manner.

Additionally, TEON entered into exchange agreements with each of the May 2023 Convertible Note holders whereby the holders received similar rights as under the September 2023 Offering.

Bridge Round Offering

In April 2024, Terrestrial Energy commenced a private offering of units at a purchase price of $1,000 per unit (the “Bridge Round Offering”). Each unit comprised of a (i) convertible promissory note and (ii) ten (10) warrants to purchase Terrestrial Common Shares.

The warrants are exercisable at $100 per share prior to July 31, 2028. Each convertible note was a secured convertible note of the Terrestrial Energy in the principal amount of $1,000 per unit due July 31, 2026 bearing interest at 8% per annum. The convertible notes (including unpaid interest) are automatically convertible prior to maturity into (i) (a) the shares of the surviving entity following a merger with a special purpose acquisition company (SPAC) at a conversion price equal to 75% of the issue price of the securities issued by such surviving entity and (b) certain limited rights to the issue of additional surviving entity securities 21 days after the expiry of the lock ups associated with the SPAC merger transaction to compensate for any price evolution in the trading price of such securities below the issue price down to a floor price of $5.00; (ii) Terrestrial Energy’s common or preferred stock in the case of a $50,000,000 issuance of common or preferred shares (excluding units or monies raised in connection with a SPAC merger) at a conversion price equal to 75% of the issue price of such securities, or (iii) the shares issued in connection with an initial public offering (IPO) at a conversion price equal to 75% of the price of such shares immediately post IPO.

In connection with the Bridge Round Offering, from June 2024 to February 2025, Terrestrial Energy sold an aggregate of 18,198 units and received proceeds of approximately $18.2 million.

2024 Exchange Offer

In connection with the Bridge Round Offering, Terrestrial Energy entered into exchange agreements with certain holders of outstanding convertible notes and warrants of TEON issued prior to the redomestication, pursuant to which each holder exchanged their outstanding warrants and convertible notes for new convertible notes and warrants of Terrestrial Energy under the same terms of the Bridge Round Offering described above, on a one-for-one basis.

2025 Preferred Financing

On July 1, 2025, Terrestrial Energy closed a private placement in which it sold an aggregate of 62,920 shares of Series A-1 Preferred Stock at a purchase price of $410 per share. Terrestrial Energy received approximately $25.8 million before commissions.

Securities Act Exemptions

Unless otherwise specified, Terrestrial Energy issued the securities in the foregoing transactions as private placements pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act.

None of the foregoing transactions described in this “Recent Sales of Unregistered Securities of Terrestrial Energy” section involved any underwriters, underwriting discounts or commissions, or any public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with the distribution thereof (absent registration under the Securities Act), and appropriate legends were placed on the securities certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Market Price of Terrestrial Energy Securities

Market price information regarding Terrestrial Energy is not provided because there is no public market for Terrestrial Energy’s securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Terrestrial Energy — Liquidity and Capital Resources”.

Dividend Policy of New Terrestrial Energy Following the Business Combination

Terrestrial Energy does not intend to pay cash dividends after the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of our board of directors at such time. If we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information available to us at regarding (i) the beneficial ownership of HCM II Ordinary Shares as of September 1, 2025 (pre-Business Combination) and (ii) the expected beneficial ownership following the consummation of the Business Combination (post-Business Combination) of New Terrestrial Common Shares (assuming a “no redemptions” scenario and a “maximum redemptions” scenario as described below):

•        each person known by us to be, or is expected to be, the beneficial owner of more than 5% of our issued and outstanding ordinary shares;

•        each of our current executive officers and directors, and all executive officers and directors of New Terrestrial Energy as a group, in each case pre-Business Combination; and

•        each person who is expected to become an executive officer or director of New Terrestrial Energy after the Business Combination, and all executive officers and directors of New Terrestrial Energy as a group, in each case post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if such person possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of the measurement date.

The beneficial ownership of HCM II ordinary shares pre-Business Combination is based on 28,750,000 shares of its Ordinary Shares, consisting of (i) 23,000,000 Class A Ordinary Shares and (ii) 5,750,000 Class B Ordinary Shares, issued and outstanding as of September 1, 2025.

The expected beneficial ownership of New Terrestrial Common Shares post-Business Combination is calculated as if Closing occurred on September 1, 2025, and assumes two scenarios: (i) no Public Shares are redeemed and, (ii) the maximum number of 13,422,014 Public Shares are redeemed. Based on the foregoing assumptions, we have estimated that there would be 134,939,711 shares of New Terrestrial Common Shares issued and outstanding in the “no redemptions” scenario and 121,517,697 shares of New Terrestrial Common Shares issued and outstanding in the “maximum redemptions” scenario (calculated in each case assuming the exercise of securities exercisable for New Terrestrial Common Shares within 60 days of September 1, 2025). In each case, we have assumed that an aggregate of 101,189,711 shares of New Terrestrial Common Shares are issued to Terrestrial Stockholders (assuming (i) there is no aggregate indebtedness of Terrestrial Energy and its direct and indirect subsidiaries as of immediately prior to the Effective Time (subject to certain exceptions) (ii) the amount at which each Public Share may be redeemed pursuant to the Redemption is approximately $10.44) and (iii) an Exchange Ratio of 45.85. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.

Unless otherwise indicated, we believe that all persons named in the table have shared or sole voting and investment power with respect to all ordinary shares beneficially owned by them. The beneficial ownership information below: (i) reflects the automatic conversion of the Terrestrial Convertible Notes without the need to issue any additional shares in respect of the contingent value rights; (ii) assumes that all Exchangeable Shares have been exchanged for New Terrestrial Common Shares; and (iii) reflects record or beneficial ownership of the Public Warrants, Private Placement Warrants, Terrestrial Warrants, and Terrestrial Options only to the extent that they are exercisable within 60 days of September 1, 2025.

	Pre-Business Combination				Post-Business Combination
					No Redemption					Maximum Redemptions
	Number of HCM II Class A Ordinary Shares	%	Number of HCM II Class B Ordinary Shares(2)%		Number of shares of New Terrestrial Common Shares	%	Number of shares of New Terrestrial Preferred Stock	%	Total Voting %	Number of shares of New Terrestrial Common Shares	%	Number of shares of New Terrestrial Preferred Stock	%	Total Voting %
Directors and Executive Officers of HCM II Before the Business Combination(1)
Shawn Matthews(3)	5,675,000	19.7%	5,675,000	19.7%	8,044,595	6.0%	—	—	6.0%	8,044,595	6.6%	—	—	6.6%
Steven Bischoff	—		—		—	—	—	—	—	—	—	—	—	—
Jacob Loveless(4)	25,000	*	25,000	*	25,000	*	—	—	*	25,000	*	—	—	*
Andrew Brenner(4)	25,000	*	25,000	*	25,000	*	—	—	*	25,000	*	—	—	*
Michael J. Connor(4)	25,000	*	25,000	*	25,000	*	—	—	*	25,000	*	—	—	*

	Pre-Business Combination				Post-Business Combination
					No Redemption					Maximum Redemptions
	Number of HCM II Class A Ordinary Shares	%	Number of HCM II Class B Ordinary Shares(2)%		Number of shares of New Terrestrial Common Shares	%	Number of shares of New Terrestrial Preferred Stock	%	Total Voting %	Number of shares of New Terrestrial Common Shares	%	Number of shares of New Terrestrial Preferred Stock	%	Total Voting %
All officers and directors as a group (5 individuals)	5,750,000	20%	5,750,000	20%	8,119,595	6.0%	—	—	6.0%	8,119,595	6.7%	—	—	6.7%
Directors and Executive Officers of New Terrestrial Energy After the Business Combination
Simon Irish(5)	—		—		10,842,259	8.0%	—	—	8.0%	10,842,259	8.9%	—	—	8.9%
Brian Thrasher	—		—		—	—	—	—	—	—	—	—	—	—
David LeBlanc(6)	—		—		11,692,486	8.7%	—	—	8.7%	11,692,486	9.6%	—	—	9.6%
William Smith(7)	—		—		1,583,379	*	—	—	*	1,583,379	*	—	—	*
Frederick Buckman(8)	—		—		273,829	*	—	—	*	273,829	*	—	—	*
Hugh MacDiarmid(9)	—		—		2,195,247	*	—	—	*	2,195,247	*	—	—	*
David Hill(10)	—		—		648,943	*	—	—	*	648,943	*	—	—	*
William Johnson(11)	—		—		91,700	*	—	—	*	91,700	*	—	—	*
Charles Pardee(12)	—		—		304,809	*	—	—	*	304,809	*	—	—	*
Shawn Matthews(3)(13)	5,675,000	19.7%	5,675,000	19.7%	8,044,595	6.0%	—	—	6.0%	8,044,595	6.6%	—	—	6.6%
Robert W. Jones					—	—	—	—	—	—	—	—	—	—
Steven M. Millsap					—	—	—	—	—	—	—	—	—	—
All officers and directors as a group (12 individuals)					35,677,247	26.4%	—	—	26.4%	35,677,247	29.4%	—	—	29.4%
Five Percent Holders Before the Business Combination:
Merus Global Investments, LLC(14)	866,058	*			866,058	*				866,058	*
Linden Capital L.P.(15)	2,000,000	8.70%			2,000,000	*				2,000,000	*
The Goldman Sachs Group, Inc.(16)	746,447	*			746,447	*				746,447	*
First Trust Capital Management L.P.(17)	1,071,124	*			1,071,124	*				1,071,124	*
AQR Capital Management LLC(18)	1,449	*			1,449	*				1,449	*
Magnetar Financial LLC(19)	1,397,166	6.07%			1,397,166	*				1,397,166	*
Barclays PLC(20)	1,420,360	6.18%			1,420,360	*				1,420,360	*
Picton Mahoney Asset Management(21)	942,081	*			942,081	*				942,081	*
LMR Partners LLP(22)	941,287	*			941,287	*				941,287	*
HCM Investor Holdings II, LLC(3)	5,750,000	20%			5,750,000	*				5,750,000	*
Five Percent Holders After the Business Combination:
Roberto M. Sella and Francine F. Sella(23)	—		—		15,762,510	11.7%	—	—	11.7%	15,762,510	13.0%	—	—	13.0%

____________

*        Less than 1%

(1)      Unless otherwise noted, the business address of each of the following entities or individuals listed under the headings “Directors and Executive Officers of HCM II Before the Business Combination” and “Five Percent Holders Before the Business Combination” is c/o HCM II Acquisition Corp., 100 First Stamford Place, Suite 330, Stamford, CT 06902. Unless otherwise noted, the business address of each of the following entities or individuals listed under the headings “Directors and Executive Officers of New Terrestrial Energy After the Business Combination” and “Five Percent Holders After the Business Combination” is c/o Terrestrial Energy Inc., 2730 W. Tyvola Road, Suite 100, Charlotte, NC 28217.

(2)      Interests shown consist solely of Class B Ordinary Shares, classified as Class B Ordinary Shares. Such shares will automatically convert into Class A Ordinary Shares concurrently with or immediately following the consummation of the Business Combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment.

(3)     Includes 5,675,000 New Terrestrial Common Shares held by HCM Investor Holdings II, LLC, the Sponsor. Mr. Matthews is the sole managing member of the Sponsor and holds voting and investment power with respect to shares held of record by the Sponsor. As such, Mr. Matthews may be deemed to beneficially own all of the shares held by Sponsor. Mr. Matthews disclaims any beneficial ownership of the securities held by HCM Investor Holdings II, LLC other than to the extent of any pecuniary interest he may have therein, directly or indirectly. Mr. Matthews has an economic interest in 2,950,000, or approximately 51.3%, of the Founder Shares held by the Sponsor. Further, Mr. Matthews has an economic interest in 775,000, or approximately 18.1%, of the Private Placement Warrants held by the Sponsor. The Founder Shares and Private Placement Warrants are eligible to be converted in connection with the Business Combination into 5,675,000 shares of New Terrestrial Common Shares and 4,275,000 New Terrestrial Warrants assuming an Exchange Ratio of 45.85 and no redemptions. These Private Placement Warrants are not included in Mr. Matthews’ beneficial ownership as these warrants are not exercisable within 60 days of September 1, 2025. Mr. Matthews also holds Terrestrial Warrants and Terrestrial Convertible Notes, as described in note 13 below.

(4)      The Sponsor transferred 25,000 founder shares to each of HCM II’s three (3) independent directors at the closing of HCM II’s initial public offering.

(5)      Includes (i) 2,354,508 New Terrestrial Common Shares held directly by Mr. Irish, 2,890,834 New Terrestrial Common Shares held indirectly by SWH Capital LLC (“SWH”) and 52,889 New Terrestrial Common Shares held indirectly by SWH Capital LLC Defined Benefit Plan (“SWH Benefit”); (ii) 5,406,479 New Terrestrial Common Shares issuable upon the exercise of Terrestrial Options; (iii) 45,850 New Terrestrial Common Shares issuable upon the exercise of Terrestrial Warrants; and (iv) 91,700 New Terrestrial Common Shares issuable upon the exercise of Terrestrial Warrants that are held by SWH Benefit. Mr. Irish maintains sole voting and investment power over the securities held by SWH and SWH Benefit and thus may be deemed to beneficially own such securities. Mr. Irish and Mr. LeBlanc are also parties to a voting agreement that provides that to the extent Mr. LeBlanc would otherwise be entitled to cast more votes on any matter submitted to Terrestrial Energy stockholders than Mr. Irish, Mr. LeBlanc has granted Mr. Irish the power to direct the voting of such excess shares. It is anticipated that a similar arrangement will be entered into with respect to the voting of New Terrestrial Energy securities. Giving effect to such arrangement, Mr. Irish would have sole voting power with respect to an additional 55,547 shares beneficially owned by Mr. LeBlanc.

(6)      Includes (i) 11,468,552 New Terrestrial Common Shares held directly by Mr. LeBlanc, which 2,242,015 shares may be redeemed by the Company pursuant to the Terrestrial Call Options; (ii) 149,195 New Terrestrial Common Shares issuable upon the exercise of Terrestrial Options; (iii) 18,340 New Terrestrial Common Shares issuable upon the exercise of Terrestrial Warrants; (iv) 13,758 New Terrestrial Common Shares held by M. Denis-LeBlanc Medecine Societe Professionelle (the “LeBlanc Entity”) and (v) 42,640 New Terrestrial Common Shares issuable upon the exercise of Terrestrial Warrants that are held by the LeBlanc Entity. The LeBlanc Entity is an entity wholly owned by Mr. LeBlanc’s wife, and, as such, Mr. LeBlanc may be deemed to beneficially own such shares. Giving effect to the voting arrangement described in note 5 above, Mr. Irish would have sole voting power with respect to 55,547 shares beneficially owned by Mr. LeBlanc.

(7)      Includes 1,583,379 New Terrestrial Common Shares issuable upon the exercise of Terrestrial Options.

(8)     Includes (i) 6,695 New Terrestrial Common Shares held directly by Mr. Buckman; (ii) 183,399 New Terrestrial Common Shares issuable upon the exercise of Terrestrial Options; (iii) 22,925 New Terrestrial Common Shares issuable upon the exercise of Terrestrial Warrants; and (iv) 14,960 New Terrestrial Common Shares held by the Frederick and Marion Buckman Family Trust dated July 25, 2014 (the “Buckman Trust”) and (v) 45,850 New Terrestrial Common Shares issuable upon the exercise of Terrestrial Warrants that are held by the Buckman Trust. Mr. Buckman maintains sole voting and investment power over the securities held by the Buckman Trust and thus may be deemed to beneficially own such securities.

(9)      Includes (i) 599,167 New Terrestrial Common Shares held directly by Mr. MacDiarmid; (ii) 1,378,247 New Terrestrial Common Shares issuable upon the exercise of Terrestrial Options; (iii) 80,237 New Terrestrial Common Shares issuable upon the exercise of Terrestrial Warrants; and (iv) 137,595 New Terrestrial Common Shares held by Visex Management Corporation (“Visex”). Mr. MacDiarmid maintains sole voting and investment power over the shares held by Visex and thus may be deemed to beneficially own such shares.

(10)    Includes (i) 18,507 New Terrestrial Common Shares held directly by Mr. Hill; (ii) 573,123 New Terrestrial Common Shares issuable upon the exercise of Terrestrial Options; and (iii) 57,312 New Terrestrial Common Shares issuable upon the exercise of Terrestrial Warrants.

(11)    Includes 91,700 New Terrestrial Common Shares issuable upon the exercise of Terrestrial Options.

(12)    Includes (i) 6,785 New Terrestrial Common Shares held directly by Mr. Pardee; (ii) 275,099 New Terrestrial Common Shares issuable upon the exercise of Terrestrial Options; and (iii) 22,925 New Terrestrial Common Shares issuable upon the exercise of Terrestrial Warrants.

(13)    Includes 1,833,995 New Terrestrial Common Shares issuable upon the exercise of Terrestrial Warrants and 535,601 New Terrestrial Common Shares upon the automatic conversion of the Terrestrial Convertible Notes.

(14)    Based solely on a Schedule 13G/A filed with the SEC on June 30, 2025 by Merus Global Investments, LLC, a Delaware limited liability company (“Merus”). The principal business address for Merus is 3 Park Ave., 29th Floor, New York, NY 10016.

(15)   Based solely on a Schedule 13G/A filed with the SEC on March 31, 2025 by Linden Capital L.P., a Bermuda limited partnership (“Linden Capital”), Linden Advisors LP, a Delaware limited partnership (“Linden Advisors”), Linden GP LLC, a Delaware limited liability company (“Linden GP”), and Mr. Siu Min (Joe) Wong. Each of Linden Advisors and Mr. Wong may be deemed the beneficial owner of all of the reported shares, which consist of 1,901,984 HCM II Class A ordinary shares held by Linden Capital and 98,016 HCM II Class A ordinary shares held by separately managed accounts. Each of

Linden GP and Linden Capital may be deemed the beneficial owner of the 1,901,984 HCM II Class A ordinary shares held by Linden Capital. Linden Capital and Linden GP possess shared voting power over 1,901,984 of the reported HCM II Class A ordinary shares and Linden Advisors and Mr. Wong possess shared voting power over all of the reported shares. The principal business address for Linden Capital is Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda. The principal business address for each of Linden Advisors, Linden GP and Mr. Wong is 590 Madison Avenue, 15th Floor, New York, New York 10022.

(16)    Based solely on a Schedule 13G/A filed with the SEC on April 29, 2025 by The Goldman Sachs Group, Inc. and Goldman Sachs & Co. LLC. The address of the principal business office of each of The Goldman Sachs Group, Inc. and Goldman Sachs & Co. LLC is 200 West Street New York, NY 10282.

(17)    Based solely on a Schedule 13G/A filed with the SEC on August 14, 2025 by First Trust Merger Arbitrage Fund (“VARBX”) on Schedule 13G (filed jointly with First Trust Capital Management L.P. (“FTCM”), First Trust Capital Solutions L.P. (“FTCS”) and FTCS Sub GP LLC (“Sub GP”)). As of June 30, 2025, VARBX owned 959,283 of HCM II Class A Ordinary Shares and FTCM, FTCS and Sub GP each reported ownership over 1,071,124 HCM II Class A Ordinary Shares. As investment manager of VARBX and various client accounts that hold the reported securities, FTCM has the authority to vote or dispose of the reported securities. FTCS and Sub GP may be deemed to control FTCM and therefore may also be deemed to be beneficial owners of the securities. No one individual controls FTCS or Sub GP. FTCS and Sub GP do not own any HCM II Class A Ordinary Shares for their own accounts. The principal business address of VARBX is 235 West Galena Street, Milwaukee, WI 53212. The principal business address of FTCM, FTCS and Sub GP is 225 W. Wacker Drive, 21st Floor, Chicago, IL 60606.

(18)    Based solely on a Schedule 13G/A filed with the SEC on August 13, 2025 by AQR Capital Management, LLC (filed jointly with AQR Capital Management Holdings, LLC and AQR Arbitrage, LLC (together with AQR Capital Management, LLC, “AQR”)). As of June 30, 2025, AQR reported aggregate beneficial ownership of 1,449 HCM II Class A Ordinary Shares with sole voting power over 0 HCM II Class A Ordinary Shares, shared voting power over 1,449 HCM II Class A Ordinary Shares, sole dispositive power over 0 HCM II Class A Ordinary Shares and shared dispositive power over 1,449 HCM II Class A Ordinary Shares. The principal business address of AQR is One Greenwich Plaza, Greenwich, CT 06830.

(19)    According to a Schedule 13G/A filed with the SEC on August 8, 2025, each of Magnetar Financial, Magnetar Capital Partners LP, Supernova Management LLC and David Snyderman held 1,397,166 Shares. The amount consists of (A) 324,605 Shares held for the account of Constellation Master Fund; (B) 239,923 Shares held for the account of Lake Credit Fund; (C) 225,804 Shares held for the account of Structured Credit Fund; (D) 211,688 Shares held for the account of Xing He Master Fund; (E) 141,128 Shares held for the account of Alpha Star Fund; (F) 127,001 Shares held for the account of Purpose Credit Fund; (G) 98,787 Shares held for the account SC Fund; and (H) 28,224 Shares held for the account of Purpose Credit Fund -T. The address of the principal business office of each of Magnetar Financial, Magnetar Capital Partners, Supernova Management, and Mr. Snyderman is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

(20)    Based solely on a Schedule 13G filed with the SEC on February 2, 2025 by Ramya Rao on behalf of Barclays PLC. The address of the principal business office of Ramya Rao and Barclays PLC is 1 Churchill Place, London E14 5HP.

(21)    Based solely on a Schedule 13G filed with the SEC on August 6, 2025 by Picton Mahoney Asset Management. The address of the principal business office of Picton Mahoney Asset Management is 33 Yonge Street, #320, Toronto, ON M5E 1G4.

(22)    According to a Schedule 13G/A filed on August 14, 2025 by LMR Partners, LLP, LMR Partners Limited, LMR Partners LLC, LMR Partners AG, LMR Partners (DIFC) Limited and LMR Partners (Ireland) Limited (collectively, the “LMR Investment Managers”), which serve as the investment managers to certain funds with respect to the Public Shares, held by certain funds. Ben Levine and Stefan Renold, who are ultimately in control of the investment and voting decisions of the LMR Investment Managers with respect to the securities held by certain funds. Ben Levine and Stefan Renold, along with the LMR Investment Managers are the “Reporting Person.” The business address of the Reporting Persons is c/o LMR Partners LLP, 9th Floor, Devonshire House, 1 Mayfair Place, London, W1J 8AJ, United Kingdom. The number of Public Shares held may not reflect any subsequent redemption of Public Shares by the holder. Accordingly, the number of Public Shares and the percentages set forth in the table may not reflect the holder’s current beneficial ownership.

(23)    Includes (i) 180,681 New Terrestrial Common Shares held directly by Roberto M. Sella (“Mr. Sella); (ii) 552,949 New Terrestrial Common Shares issuable upon the exercise of Terrestrial Warrants by Mr. Sella; (iii) 12,556,571 New Terrestrial Common Shares held jointly by Roberto M. Sella and Francine M. Sella (iv) 229,249 New Terrestrial Common Shares issuable upon the exercise of Terrestrial Warrants by Roberto M. Sella and Francine M. Sella; (v) 823,777 New Terrestrial Common Shares held by the Roberto M. Sella 2012 Family Trust (the “Sella Trust”); (vi) 749,187 New Terrestrial Common Shares issuable upon the exercise of Terrestrial Warrants by the Sella Trust; and (vii) 670,096 New Terrestrial Common Shares held by LL Charitable Foundation. The address of Mr. and Mrs. Sella and the Sella Trust address is 2400 Market Street, Philadelphia, PA 19103.

HCM II’s Initial Shareholders beneficially own approximately 20.0% of the issued and outstanding HCM II Ordinary Shares. Prior to the closing of HCM II’s initial business combination, only holders of HCM II Class B Ordinary Shares will be entitled to vote on the appointment and removal of directors or continuing the company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend HCM II’s constitutional documents or to adopt new constitutional documents, in each case, as a result of HCM II’s approving a transfer by way of continuation to a jurisdiction outside the Cayman Islands). Because of this ownership block, HCM II’s Initial Shareholders may be able to effectively influence the outcome of all other matters requiring approval by HCM II’s shareholders, including the appointment of directors or continuing the company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend HCM II’s constitutional documents or to adopt new constitutional documents, in each case, as a result of our approving a transfer by way of continuation to a jurisdiction outside the Cayman Islands), and approval of significant corporate transactions including HCM II’s initial business combination.

HCM II’s Sponsor and Cantor, the representative of the underwriters, have purchased an aggregate of 6,850,000 Private Placement Warrants, each exercisable to purchase one HCM II Class A Ordinary Share at $11.50 per share, at a price of $1.00 per warrant, or $6,850,000 in the aggregate, in a private placement that occurred simultaneously with the closing of the Initial Public Offering. Of those 6,850,000 Private Placement Warrants, our Sponsor has purchased 4,275,000 warrants and Cantor has purchased 2,575,000 warrants.

The non-managing sponsor investors have indirectly purchased, through the purchase of non-managing sponsor membership interests, an aggregate of 3,500,000 of the 6,850,000 Private Placement Warrants at a price of $1.00 per warrant ($3,500,000 in the aggregate) in a private placement that closed simultaneously with the closing of the Initial Public Offering. Such non-managing sponsor investors hold a total of 81.9% of the sponsor’s 4,275,000 Private Placement Warrants. The sponsor has issued membership interests at a nominal purchase price to the non-managing sponsor investors reflecting interests in an aggregate of 48.7% of the Class B Ordinary Shares held by the sponsor (or 2,800,000 Class B Ordinary Shares assuming that the underwriters’ over-allotment option is exercised in full). The Private Placement Warrants held by the sponsor, including the Private Placement Warrants represented by the non-managing sponsor investors’ membership interests, are subject to a lock-up as described in “Principal Shareholders-Restrictions on Transfers of Class B Ordinary Shares and Private Placement Warrants”; however, the non-managing sponsor investors will not be subject to transfer restrictions or a lock-up agreement on any units (or underlying HCM II Class A Ordinary Shares or warrants) that have purchased in the Initial Public Offering or in the open market.

The Private Placement Warrants are identical to the warrants sold in the Initial Public Offering except that, so long as they are held by our Sponsor or its permitted transferees, the Private Placement Warrants (i) may not (including the HCM II Class A Ordinary Shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of our initial business combination, (ii) are entitled to registration rights and (iii) with respect to Private Placement Warrants held by Cantor, are not exercisable more than five (5) years from the commencement of sales in the Initial Public Offering in accordance with FINRA Rule 5110(g)(8). A portion of the purchase price of the Private Placement Warrants have been added to the proceeds from the Initial Public Offering held in the trust account such that at the time of closing of the Initial Public Offering $231,150,000 is held in the trust account. If we do not complete our initial business combination within the Completion Window, the Private Placement Warrants will expire worthless. The Private Placement Warrants are subject to the transfer restrictions described below.

HCM Investor Holdings II, LLC, our Sponsor, and our officers and directors are deemed to be our “promoters” as such term is defined under the federal securities laws.

Securities Authorized for Issuance under Equity Compensation Plans

No shares of HCM II are available for issuance under any equity compensation plan.

Terrestrial Common Shares have been reserved for issuance under the Terrestrial Option Plan, provided that prior to the Closing of the Business Combination, the Interim Period Option Issuance is limited to twenty thousand (20,000) Terrestrial Options.

New Terrestrial Common Shares will be reserved for issuance under the New Equity Incentive Plan as of Closing of the Business Combination. The percentage of New Terrestrial Common Shares to be reserved for new awards will be ten percent (10%) of New Terrestrial Energy’s fully diluted outstanding shares immediately following the Effective Time.

Changes in Control

None.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

HCM II Related Person Transactions

Founder Shares

On April 8, 2024, the Sponsor made a capital contribution of $25,000, or approximately $0.004 per share, to cover certain of the Company’s expenses, for which the Company issued 5,750,000 founders shares to the Sponsor. Up to 750,000 of the founder shares were subject to forfeiture by the Sponsor for no consideration depending on the extent to which the underwriters’ over-allotment was exercised. On August 19, 2024, the underwriters exercised their over-allotment option in full as part of the closing of the Initial Public Offering. As such, the 750,000 founder shares are no longer subject to forfeiture.

On August 19, 2024, our Sponsor transferred 25,000 founder shares to each of our three (3) independent directors at their original purchase price. At December 31, 2024, our Sponsor held 5,675,000 founder shares.

Pursuant to the Letter Agreements, the Sponsor and HCM II’s officers and directors have agreed not to transfer, assign or sell any of their founder shares and any Class A Ordinary Shares issued upon conversion thereof until the earlier to occur of (i) one (1) year after the completion of the initial business combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial business combination that results in all of the Company’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the Company’s Initial Shareholders with respect to any founder shares (the “Lock-up”). Notwithstanding the foregoing, if (1) the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share subdivision, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least 150 days after the initial business combination or (2) if the Company consummates a transaction after the initial business combination which results in the Company’s shareholders having the right to exchange their shares for cash, securities or other property, the founder shares will be released from the Lock-up.

Private Placement Warrants

The Sponsor and Cantor, the representative of the underwriters in the Company’s IPO, have purchased an aggregate of 6,850,000 private placement warrants, each exercisable to purchase one HCM II Class A Ordinary Share at $11.50 per share, at a price of $1.00 per warrant, or $6,850,000 in the aggregate, in a private placement simultaneously with the closing of the IPO. Of those 6,850,000 private placement warrants, our sponsor purchased 4,275,000 warrants and Cantor Fitzgerald & Co. purchased 2,575,000 warrants. The private placement warrants are identical to the warrants sold in the IPO except that, so long as they are held by our sponsor or its permitted transferees, the private placement warrants (i) may not (including the Class A ordinary shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of our initial business combination, (ii) will be entitled to registration rights and (iii) with respect to private placement warrants held by Cantor, will not be exercisable more than five (5) years from the commencement of sales in this offering in accordance with FINRA Rule 5110(g)(8).

The non-managing sponsor investors indirectly purchased, through the purchase of non-managing sponsor membership interests, an aggregate of 3,500,000 of the 6,850,000 private placement warrants at a price of $1.00 per warrant ($3,500,000 in the aggregate) in a private placement simultaneously with the closing of the IPO. Such non-managing sponsor investors hold a total of 81.9% of the sponsor’s 4,275,000 private placement warrants. The sponsor has issued membership interests at a nominal purchase price to the non-managing sponsor investors reflecting interests in an aggregate of 48.7% of the HCM II Class B Ordinary Shares held by the Sponsor or 2,800,000 HCM II Class B Ordinary Shares. The private placement warrants held by the Sponsor, including the private placement warrants represented by the non-managing sponsor investors’ membership interests, are subject to a lock-up as described in above however, the non-managing sponsor investors will not be subject to transfer restrictions or a lock-up agreement on any units (or underlying Class A ordinary shares or warrants) that they may have purchased in the IPO or in the open market.

Promissory Note-Related Party

The Sponsor has agreed to loan the Company an aggregate of up to $300,000 to be used for a portion of the expenses of the Initial Public Offering. The loan is non-interest bearing, unsecured and due at the earlier of December 31, 2024 or the closing of the Initial Public Offering. The Company repaid all the outstanding balance of the note at the closing of the Initial Public Offering on August 19, 2024. Borrowings under the note are no longer available.

Administrative Services Agreement

HCM II entered into an agreement, commencing on August 15, 2024, through the earlier of consummation of the initial business combination and the liquidation, to pay the Sponsor $15,000 per month for office space, utilities and secretarial and administrative support services. For the period from April 4, 2024 (inception) through June 30, 2025, the Company incurred $152,500 for these services.

Related Party Loans

In order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a business combination, the Company would repay the Working Capital Loans. In the event that a business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into Private Placement Warrants of the post business combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. As of June 30, 2025, no such Working Capital Loans were outstanding.

Registration Rights Agreement

At the Closing, HCM II, Cantor, the Sponsor and the holder parties thereto will enter into the Registration Rights Agreement, pursuant to which, among other things, the Sponsor, certain Terrestrial Stockholders and the other parties thereto will be entitled to customary piggyback registration rights and demand registration rights, on the terms and subject to the conditions therein, with respect to securities of New Terrestrial Energy that they will hold following the Business Combination.

Transaction Support Agreement

On March 27, 2025, the Supporting Company Stockholders executed and delivered to HCM II a Transaction Support Agreement, pursuant to which each such Supporting Company Stockholder agreed to, among other things, support and vote in favor of the Business Combination Agreement, and the transactions contemplated therein (including the Merger).

Sponsor Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, HCM II, the Sponsor, and Terrestrial entered into the Sponsor Support Agreement pursuant to which the Sponsor agreed to, among other things, to vote, or cause to be voted at HCM II shareholder’s meeting, all of its shares of HCM II Class B Ordinary Shares (i) to adopt and approve the Business Combination Agreement and the other documents contemplated therein and the transactions contemplated therein; and (ii) against any proposal that would impede or prevent the transactions contemplated by the Business Combination Agreement or result in a breach of the Business Combination Agreement.

HCM II’s Policy for Approval of Related Party Transactions

The audit committee of the HCM II Board will adopt a policy setting forth the policies and procedures for its review and approval or ratification of “related party transactions.” A “related party transaction” is any consummated or proposed transaction or series of transactions: (i) in which the company was or is a participant; (ii) the amount of which exceeds (or is reasonably expected to exceed) the lesser of $120,000 or 1% of the average of the company’s total assets at year end for the prior two completed fiscal years in the aggregate over the duration of the transaction (without regard to profit or loss); and (iii) in which a “related party” had, has or will have a direct or indirect material interest.

“Related parties” under this policy will include: (i) our directors or officers or any person who has served in such roles since the beginning of the most recent fiscal year, even if he or she does not currently serve in that role; (ii) any record or beneficial owner of more than 5% of any class of our voting securities; (iii) any immediate family member of any of the foregoing if the foregoing person is a natural person; and (iv) any other person who may be a “related person” pursuant to Item 404 of Regulation S-K under the Exchange Act. Pursuant to the policy, the audit committee will consider (i) the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, (ii) the extent of the related party’s interest in the transaction, (iii) whether the transaction contravenes our code of ethics or other policies, (iv) whether the audit committee believes the relationship underlying the transaction to be in the best interests of the company and its shareholders and (v) if the related party is a director or an immediate family member of a director, the effect that the transaction may have on a director’s status as an independent member of the board and on his or her eligibility to serve on the board’s committees. Management will present to the audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto. Under the policy, we may consummate related party transactions only if our audit committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy will not permit any director or officer to participate in the discussion of, or decision concerning, a related person transaction in which he or she is the related party.

HCM II is not prohibited from paying any fees (including advisory fees), reimbursements or cash payments to our Sponsor, officers or directors, or our or their affiliates, for services rendered to us prior to or in connection with the completion of our initial business combination, including the following payments, all of which, if made prior to the completion of our initial business combination, will be paid from funds held outside the trust account:

•        Repayment of up to an aggregate of $300,000 in loans made to us by our Sponsor to cover offering-related and organizational expenses;

•        Reimbursement for office space, utilities and secretarial and administrative support made available to us by our Sponsor or an affiliate thereof, in an amount equal to $15,000 per month;

•        Payment of consulting, success or finder fees to our independent directors, advisors, or their respective affiliates in connection with the consummation of our initial business combination;

•        We may engage our Sponsor or an affiliate of our Sponsor as an advisor or otherwise in connection with our initial business combination and certain other transactions and pay such person or entity a salary or fee in an amount that constitutes a market standard for comparable transactions;

•        Reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination; and

•        Repayment of loans which may be made by our Sponsor or an affiliate of our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. Up to $1,500,000 of such loans may be convertible into Private Placement Warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the applicable lender. Such warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.

Terrestrial Energy Related Person Transactions

As discussed above, on December 23, 2024, the Company entered into the TEUSA Merger, pursuant to which SWH, which is wholly owned by the Chief Executive Officer of the Company, received 63,050 Terrestrial Common Shares. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Terrestrial Energy — Critical Accounting Policies and Estimates.”

From May 2023 through June 2023, TEON entered into subscription agreements for an offering of units with various investors, including related parties. Each unit comprised of (i) a convertible note due September 30, 2024 with a principal amount of $1,000 per unit bearing interest at 8%, and (ii) a warrant expiring March 31, 2028. From September 2023 through October 2023, TEON entered into subscription and exchange agreements for an offering of units with various investors, including related parties. Each unit was comprised of (i) a convertible note and (ii) five (5) warrants expiring July 31, 2028 to buy common shares of the Company at $200 exercisable in cash or by cashless exercise based on the market price of shares in the specified manner. From April 2024 through February 2025, Terrestrial Energy entered into subscription and exchange agreements for an offering of units with various investors, including related parties. Each unit was comprised of (i) a convertible note and (ii) ten (10) warrants expiring July 31, 2028 to buy common stock of the Company at $100 exercisable in cash or by cashless exercise based on the market price of shares in the specified manner. Shawn Matthews purchased $4,000,000 aggregate principal amount of Terrestrial Convertible Notes; Frederick Buckman purchased 50 Terrestrial Convertible Notes directly; the Frederick and Marion Buckman Family Trust dated July 25, 2014, purchased 100 Terrestrial Convertible Notes; Frederick W. Buckman Jr. purchased 300 Convertible Notes; Hugh MacDiarmid purchased 175 Terrestrial Convertible Notes; David Hill purchased 125 Terrestrial Convertible Notes; Simon Irish purchased 100 Terrestrial Convertible Notes directly and 200 Terrestrial Convertible Notes through a benefit plan of which he is the sole beneficiary; David LeBlanc purchased 40 Terrestrial Convertible Notes directly, as well as 93 Terrestrial Convertible Notes indirectly through an entity wholly owned by his wife; and Charles Pardee purchased 50 Terrestrial Convertible Notes.

Statement of Policy Regarding Transactions with Related Persons

New Terrestrial Energy will adopt a formal written policy that will be effective upon the Closing providing that New Terrestrial Energy’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of New Terrestrial Energy’s capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with New Terrestrial Energy without the approval of New Terrestrial Energy’s audit committee, subject to certain exceptions.

Indemnification of Directors and Officers

The Proposed By-Laws will provide that New Terrestrial Energy will be required to indemnify its directors and officers to the fullest extent permitted by the DGCL. In addition, the Proposed Certificate of Incorporation will provide that New Terrestrial Energy’s directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

EXECUTIVE AND DIRECTOR COMPENSATION OF TERRESTRIAL ENERGY

In this section, “we”, “us” and “our” generally refer to Terrestrial Energy in the present tense or New Terrestrial Energy from and after the Business Combination.

Terrestrial Energy Executive Compensation

New Terrestrial Energy is an “emerging growth company,” as defined in the JOBS Act and the following is intended to comply with the reduced disclosure requirements applicable to emerging growth companies.

This section discusses the material components of the executive compensation program of Terrestrial Energy for our executive officers who are named in the “Summary Compensation Table” below. In 2024, our “named executive officers” and their positions (or former positions) were as follows:

•        Simon Irish, Chief Executive Officer;

•        David LeBlanc, Chief Technology Officer

•        William Smith, Senior Vice President, Operations and Engineering of Terrestrial Energy and promoted to Chief Operating Officer in July 2025

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the Closing are likely to differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Simon Irish	2024	$43,023	$0	$61,876	$136,144	$241,043
Chief Executive Officer	2023	$34,790	$0	$212,418	$69,370	$316,578
David LeBlanc	2024	$104,638	$0	$38,949	$2,742	$146,329
Chief Technology Officer	2023	$95,845	$0	$49,752	$2,315	$147,912
William Smith	2024	$175,208	$0	$0	$2,092	$177,300
Chief Operating Officer(4)	2023	$175,208	$0	$114,555	$1,759	$291,522

____________

(1)      The amount in this column reflects the amount of base salary actually paid during fiscal years 2024 and 2023 to the named executive officers. See “— Base Salaries” below for more details regarding the named executive officers’ salaries.

(2)      Reflects the aggregate grant date fair value of Terrestrial Options granted during the applicable year calculated in accordance with FASB ASC Topic 718.

(3)      The amount in this column includes certain consultancy fees and expense reimbursements.

(4)      Mr. Smith served as Senior Vice President, Operations and Engineering prior to his promotion to Chief Operating Officer in 2025.

Narrative to Summary Compensation Table

Base Salaries

The named executive officers receive an annual base salary to compensate them in-part for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The actual base salaries earned by our named executive officers for services in 2024 and 2023 are set forth above in the Summary Compensation Table in the column entitled “Salary.”

Annual Bonuses

Our named executive officers were eligible also to earn annual bonuses for calendar years 2024 and 2023, as determined in the discretion of the Terrestrial Board based on its review of Terrestrial Energy’s performance for the applicable year and each named executive officer’s individual performance and contributions to the success of Terrestrial Energy.

As is reflected in the Summary Compensation Table in the column entitled “Bonuses”, no annual bonuses were earned or paid in 2023 or 2024.

Equity Compensation

In addition, we currently maintain the Terrestrial Option Plan in order to provide our service providers the opportunity to acquire an equity interest in Terrestrial Energy. Pursuant to the Terrestrial Option Plan and award agreements thereunder, directors, officers, employees, consultants and other service providers may be granted Terrestrial Options.

As discussed in this proxy statement/prospectus, in connection with the Business Combination, each Terrestrial Option that is outstanding immediately prior to the Effective Time will be automatically assumed by HCM II such that, as of the Effective Time, each share underlying each Terrestrial Option will instead be shares of New Terrestrial Common Shares and the number of such shares will be equal to the Exchange Ratio; provided, that the assumption and adjustment of the unvested Terrestrial Options shall be completed in a manner that satisfies the requirements of Code Section 409A and, with respect to any Terrestrial Option intended to be an “incentive stock option,” Code Section 422 and the applicable regulations promulgated thereunder. It is expected that Terrestrial Energy or New Terrestrial will consider one-time additional equity awards in the discretion of the applicable Board of Directors to recognize extraordinary service in connection with the Business Combination. After Closing, New Terrestrial Energy is expected to grant equity awards in the discretion of the New Terrestrial Board pursuant to the New Equity Incentive Plan.

The material terms of the Terrestrial Option Plan are described below:

•        The Terrestrial Board, or a committee delegated by the Terrestrial Board, administers the Terrestrial Option Plan. Subject to the terms of the Terrestrial Option Plan, the administrator has the power to, among other things, determine the eligible persons to whom, and the times at which, awards will be granted, to determine the terms and conditions of each award (including the number of shares subject to the award, the exercise price of the award, as applicable, and when the award will vest and, as applicable, become exercisable), to modify or amend outstanding awards, to accelerate the time(s) at which an award may vest or be exercised, and to construe and interpret the terms of the Terrestrial Option Plan and awards granted thereunder.

•        Eligible service providers may be granted stock options pursuant to the Terrestrial Option Plan and the terms of an applicable option agreement.

•        Terrestrial Options that are unvested on termination of employment are generally forfeited and Terrestrial Options that are vested on termination of employment may still be exercised until the earlier of (i) the expiration date of such Terrestrial Option or (ii) the end of any applicable period set forth in the applicable award agreement.

•        Pursuant to the Terrestrial Option Plan, if the Terrestrial Options are changed by reason of a change in corporate capitalization or exchanged for other securities as a result of merger, consolidation or reorganization, the Terrestrial Board, or applicable committee, will make appropriate adjustment to the maximum number of Terrestrial Options that may be granted. With the exception of certain Terrestrial Options held by Mr. Irish, in the event of a “Liquidity Event” the Terrestrial Board, or applicable committee, may provide that any or all of one of the following may occur, (i) accelerate the vesting of any option, (ii) permit the conditional exercise of an option, (iii) amend or modify the terms of an option to assist the participant to participate in the liquidity event, or (iv) cancel any option award for a payment equal to the excess, if any, of the value of the shares subject to the award over any exercise price per share applicable to the award. “Liquidity Event” means (a) a transaction, whether by way of a take-over bid, amalgamation, plan of arrangement, sale of securities, sale of all or substantially all of the assets or otherwise and whether for cash or non-cash consideration, pursuant to which (1) in the case of any transaction other than a sale of all or substantially all of the assets of Terrestrial Energy, at least 50% of the interests in Terrestrial Energy are, directly or indirectly, disposed of by the shareholders or (2) in the case of a sale of assets, the offeror acquires all or substantially all of the assets of Terrestrial Energy; (b) an initial public offering of Terrestrial Energy, resulting in the holding by the public of Terrestrial Common Shares, or a transaction giving rise to a stock exchange listing; or (c) the commencement of a liquidation of Terrestrial Energy.

Mr. Irish was awarded 2,000 Terrestrial Options on April 1, 2023, and 4,000 Terrestrial Options on July 14, 2023. These units were scheduled to vest in one-third increments on each anniversary of the applicable grant dates, subject to Mr. Irish’s continued employment with Terrestrial Energy. Mr. Irish was granted zero Terrestrial Options in 2024.

Other Elements of Compensation

Employee Benefits and Prerequisites

All of our U.S. full-time employees, including our named executive officers who are resident in the United States, are eligible to participate in our health and welfare plans, including:

•        Medical, dental and vision benefits;

•        Life insurance;

•        Short-term and long-term disability

•        An employee assistance program; and

•        Travel insurance benefits.

Our Canadian full-time employees, including our named executive officers who are resident in Canada, are eligible for life insurance and a wellness subsidy provided by Terrestrial Energy’s subsidiary, Terrestrial Energy (Ontario) Inc. (“TEON”). We believe the health and welfare benefits described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

Terrestrial Energy paid premiums for health benefits for Mr. LeBlanc and Mr. Smith.

Our named executive officers, like all of our full-time employees, are also eligible to receive reimbursement of up to C$500 per year as a wellness subsidy for items not covered by health benefits but relating to physical and mental health.

Executive Compensation Arrangements

TEON and Mr. Irish entered into an executive employment agreement, dated June 1, 2014, which has been amended from time to time and which was assigned to and assumed by Terrestrial Energy. Mr. Irish’s current annual base salary is $274,933.32. Pursuant to the amended agreement, Mr. Irish is eligible to receive salary continuation for six-months, payable in monthly installments, in the event of Mr. Irish’s permanent disability that causes him to be unable to perform the duties under his employment agreement. Mr. Irish is further eligible for ten (10) days of paid vacation each year, which may be rolled over to subsequent years, and fifteen (15) days of paid sick leave.

TEON and Mr. LeBlanc entered into an employment contract, dated February 1, 2016, which has been amended from time to time. Mr. LeBlanc’s currently annual base salary is C$215,000. Pursuant to the amended agreement, Mr. LeBlanc is currently eligible for twenty-four (24) days of annual leave, which will increase to, and be capped at, twenty-five (25) days on February 1, 2026.

TEON and Mr. Smith entered into an employment contract, dated May 2, 2016, which has been amended from time to time. Mr. Smith’s current annual base salary is C$200,000. Pursuant to the amended agreement, Mr. Smith is currently eligible for twenty-three (23) days of annual leave, which will increase to twenty-four (24) days on May 2, 2025, and twenty-five (25) days on May 2, 2026, and remain capped at twenty-five (25) days per year thereafter.

Executive Compensation of New Terrestrial Energy Following the Business Combination

New Terrestrial Energy is currently developing an executive compensation program that is designed to align compensation with its business objectives and the creation of stockholder value, while enabling New Terrestrial Energy to attract, retain, incentivize and reward individuals who contribute to New Terrestrial Energy’s long-term success. Decisions on the executive compensation program will be made by New Terrestrial Energy’s compensation committee. In addition to the guidance provided by its compensation committee, New Terrestrial Energy may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees.

New Terrestrial Energy intends to enter into a new employment agreement with Mr. Irish after Closing, but has not yet finalized the terms of such agreement. It is also anticipated that Mr. LeBlanc and Mr. Smith’s existing employment agreements will be amended in connection with the Business Combination but no such amendments have been finalized.

New Equity Incentive Plan

Prior to the Closing, the HCM II Board will adopt the New Equity Incentive Plan, as described in this proxy statement/prospectus, subject to shareholder approval. The New Equity Incentive Plan will replace the Terrestrial Option Plan and provide a means by which New Terrestrial Energy can issue equity incentives to employees (including our named executive officers), directors and other service providers, which is essential to our long-term success. For additional information about the New Equity Incentive Plan, please see “The Incentive Plan Proposal” in this proxy statement/prospectus.

Non-Employee Director Compensation Program

Terrestrial Energy has not generally entered into formal arrangements under which non-employee directors receive cash compensation for their service on the Terrestrial Board or its committees. Terrestrial Energy currently has a practice of granting awards under the Terrestrial Option Plan to non-employee directors from time-to-time.

Following the consummation of the Business Combination, New Terrestrial Energy intends to develop a board of directors’ compensation program that is designed to align compensation with New Terrestrial Energy’s business objectives and the creation of shareholder value, while enabling New Terrestrial Energy to attract, retain, incentivize and reward directors who contribute to the long-term success of New Terrestrial Energy. It is anticipated that the compensation committee will determine the annual compensation to be paid to the members of the New Terrestrial Board upon completion of the Business Combination.

MANAGEMENT OF NEW TERRESTRIAL ENERGY FOLLOWING THE BUSINESS COMBINATION

The Business Combination Agreement provides that the New Terrestrial Board will initially be comprised of no fewer than five (5) directors. The following have been identified as director nominees: Simon Irish, David LeBlanc, Frederick Buckman, Hugh MacDiarmid, David Hill, Robert W. Jones, William Johnson, Charles Pardee and Shawn Matthews. As described in the Business Combination Agreement: (a) the director nominees will be those individuals named below as director nominees, with any replacement individuals to be mutually agreed by HCM II and Terrestrial Energy and (b) Simon Irish will be appointed as the Chief Executive Officer of the Company after Closing.

The following table sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and officers following the completion of the Business Combination.

Name	Age	Position
Executive Officers
Simon Irish	56	Chief Executive Officer and Director Nominee
Brian Thrasher	52	Chief Financial Officer
David LeBlanc	58	Chief Technology Officer and Director Nominee
William Smith	73	Chief Operating Officer
Steven Millsap	57	General Counsel, Secretary and Chief Compliance Officer
Non-Employee Directors
Frederick Buckman	79	Director Nominee
Hugh MacDiarmid	73	Director Nominee
David Hill	76	Director Nominee
William Johnson	71	Director Nominee
Charles Pardee	66	Director Nominee
Shawn Matthews	57	Director Nominee
Robert W. Jones	75	Director Nominee

HCM II believes that the below-mentioned attributes, along with the leadership skills and other experiences of the officers and board members described below, will provide New Terrestrial Energy with a diverse range of perspectives and judgment necessary to facilitate the goals of New Terrestrial Energy and be good stewards of capital.

Officers, Directors and Key Employees

For more information about the compensation of the members of the HCM II Board and the officers of HCM II prior to the Closing, see the section entitled “Information About HCM II — Directors and Executive Officers”. For more information about the anticipated members of the New Terrestrial Board and the officers of New Terrestrial Energy following the Closing, see the section entitled “The Director Election Proposal — Information about Officers, Directors and Nominees”.

Simon Irish.    Simon Irish has served as Terrestrial Energy’s Chief Executive Officer and a member of the board of directors of Terrestrial Energy and its predecessors since 2014. Mr. Irish brings more than 20 years of finance and investment management experience across a broad range of market sectors and industries, both domestically and internationally. Previously, Mr. Irish held senior positions for nearly 8 years at Man Global Strategies (“MGS”), including head of MGS in North America. MGS is the strategic investment division of Man Group Plc (“MAN”), a leading global investment management business. During his time at MGS, Mr. Irish was responsible for building and managing the largest and most active strategic investment and managed account business in North America at the time. Mr. Irish was also a member of MAN’s Investment Committee and responsible for corporate acquisition opportunities in North America. Prior to that, Mr. Irish was a derivatives structurer and trader at Credit Suisse Financial Products, a London-based investment firm and a leading global bank in the derivatives sector. Mr. Irish holds an MA in Natural Sciences from Cambridge University and an MSc in Finance from the London Business School. At Closing, Mr. Irish is expected to serve as Chief Executive Officer of New Terrestrial Energy and a director of the New Terrestrial Board. We believe that Mr. Irish is well qualified to serve as Chief Executive Officer of New Terrestrial Energy, and as a director of the New Terrestrial Board, due to his deep understanding of Terrestrial Energy’s business and his significant investment banking and finance experience.

Brian Thrasher.    Brian Thrasher has served as Terrestrial Energy’s Chief Financial Officer since May 2025. Mr. Thrasher has more than 25 years of financial management experience holding executive management positions and serving as an officer at multi-billion dollar public and private companies in the U.S. Before joining Terrestrial Energy, Mr. Thrasher served as Chief Financial Officer of Hilco Transport, Inc., from November 2021 to May 2025. Prior to that, Mr. Thrasher served in various accounting roles at Hanesbrands Inc. from April 2015 to November 2021. Throughout his career, Mr. Thrasher developed expertise in strategic financial planning, public market reporting and financing, budgeting, forecasting, and systems development and implementation. Mr. Thrasher has successfully led cross-functional teams, and played key roles in mergers and acquisitions, capital structuring, and regulatory compliance. Mr. Thrasher was a member of the board of directors of Hilco Transport, Inc, a specialty trucking company, from 2021 until 2025. Mr. Thrasher began his career in public accounting at Ernst & Young before transitioning to industry. His audit work focused primarily on large multi-national public companies. Mr. Thrasher holds a B.B.A. from Acadia University and a M.Acc. from The University of Alabama. He is a CPA licensed in the state of North Carolina and is a member of the North Carolina Association of Certified Public Accountants as well as the American Institute of Certified Public Accountants. At Closing, Mr. Thrasher is expected to serve as Chief Financial Officer of New Terrestrial Energy. We believe that Mr. Thrasher is well qualified to serve as Chief Financial Officer of New Terrestrial Energy due to his educational background, executive experience serving as a Chief Financial Officer, and experience in other areas of financial management and accounting.

Dr. David LeBlanc.    Dr. David LeBlanc has served as Chief Technology Officer of Terrestrial Energy and a member of the Terrestrial Board since 2013. Dr. LeBlanc is a globally recognized expert and leader on molten salt reactors and has dedicated his career to the improvement and realization of advanced nuclear power systems, in particular MSR technologies. Dr. LeBlanc is the sole private sector member of the Gen IV International Forum, an intergovernmental research group focused on advanced reactors. In 2008, Dr. LeBlanc founded Ottawa Valley Research Associates Ltd. to advance MSR technologies and has filed patents relating to such technologies that have specific bearing on improving and broadening the commercial application of the MSR technology. Dr. LeBlanc is a frequent speaker at international nuclear industry conferences on Molten Salt Reactor design concepts, he has had numerous news media engagements covering MSR technologies, and his numerous academic articles are extensively cited. Dr. LeBlanc holds a Ph.D. and M.Sc. in Physics from the University of Ottawa and a B.Sc. in Physics from the University of New Brunswick. At Closing, Dr. LeBlanc is expected to serve as Chief Technology Officer of New Terrestrial Energy. We believe that Dr. LeBlanc is well qualified to serve as Chief Technology Officer of New Terrestrial Energy, and as a director of the New Terrestrial Board, due to his unique industry experience, educational background, and expertise in nuclear engineering.

William Smith.    William Smith has served as Chief Operating Officer of Terrestrial Energy since July 2025. Prior to that, Mr. Smith has served as Senior Vice President, Operations and Engineering of Terrestrial Energy since 2016. Throughout his 44-plus years of experience in the energy sector, including over 20 years in the nuclear industry, Mr. Smith has developed deep experience and capability in major project execution, building team capability and managing external interfaces with clients, suppliers and regulators. Prior to joining Terrestrial Energy in 2016, Mr. Smith worked at Siemens Canada, where he eventually became the Senior Vice President of its Canadian energy business. Mr. Smith was responsible for all sales and marketing, manufacturing, service delivery, and project management and successfully helped build the business into a billion-dollar enterprise. Prior to that, from 1981 to 2002, Mr. Smith worked at Ontario Hydro and Ontario Power Generation, where he advanced to the level of Vice President of Supply Chain, where his responsibilities included all nuclear procurement, materials management and source surveillance activities. Mr. Smith holds an M.B.A. from York University and a B. Eng. from Carleton University. He is a Professional Engineer registered with the Professional Engineers of Ontario and with the Association of Professional Engineers and Geoscientists of Alberta. We believe that Mr. Smith is well qualified to serve as Chief Operating Officer of New Terrestrial Energy due to his extensive experience in the field, long history of operations and project execution, and deep understanding of the nuclear industry.

Steven Millsap.    Mr. Millsap has served as Terrestrial Energy’s General Counsel, Secretary and Chief Compliance Officer since July 2025. Mr. Millsap has more than 27 years of legal experience, including over 24 years as in-house legal counsel at private and publicly traded companies. Before joining Terrestrial Energy, he held senior leadership roles where he led legal functions, worked with cross-functional teams, and served as an advisor on governance, risk management, corporate, commercial, operational, intellectual property, litigation, and compliance matters. Recently, he served as the Vice President, General Counsel, Secretary and Chief Compliance Officer at Divergent Technologies, Incorporated from 2022 to 2025. Prior to that, he served as Senior Vice President, General Counsel, Secretary and Chief Compliance Officer at Global Advanced Metals PTY Limited from 2012 to 2022. Prior to that, he was in-house counsel at Polymer Group, Continental Tire, and CarMax. He began his legal career at the law firms of McGuireWoods and Wright, Robinson, Osthimer & Tatum. He holds a B.A. in Economics from Rollins College, a J.D. from Florida State University College of Law, and an LL.M.

in Intellectual Property from the University of New Hampshire Franklin Pierce School of Law. At Closing, Mr. Millsap is expected to serve as the General Counsel, Secretary and Chief Compliance Officer of New Terrestrial Energy. We believe that Mr. Millsap is well qualified to serve in these roles due to his legal executive management experience and educational background.

Dr. Frederick Buckman.    Dr. Frederick Buckman has served as a director of Terrestrial Energy since 2017 and the Chairman of the Terrestrial Board since February 2025. Dr. Buckman previously held other directorships for several companies, including Pacific Gas & Electric Company from April 2019 to November 2019, Solomon Corporation from 2014 to 2019, and StanCorp Financial Group from 1996 to 2021. In 1999, Dr. Buckman founded and was Chairman and Chief Executive Officer of Trans-Elect Development Company Inc., which became the first independent transmission company in North America. Earlier in his career, Dr. Buckman was the Chief Executive Officer and President of PacifiCorp, where he helped transform PacifiCorp from a regional utility to an international energy company, and, prior to that, he was the President and Chief Executive Officer of Consumers Power Company. Dr. Buckman also served as the Managing Partner of Brookfield Asset Management, where he was responsible for Brookfield’s utility sector, and the President of the Power Group of The Shaw Group Inc., where he oversaw Shaw’s fossil and nuclear power industry capabilities. Dr. Buckman holds a Ph.D. in Nuclear Engineering from the Massachusetts Institute of Technology and a B.S.E. in Science Engineering from the University of Michigan. At Closing, Dr. Buckman is expected to serve as a director and the Chairperson of the New Terrestrial Board. We believe that Dr. Buckman is well qualified to serve on the New Terrestrial Board due to his extensive experience serving as an executive officer and director of several energy companies.

Hugh MacDiarmid.    Hugh MacDiarmid was appointed to the Terrestrial Board in 2014, where he also served as Chairperson until February 2025. Mr. MacDiarmid currently serves as a director of Ridge Canada Cyber Solutions Inc., a managing general agency for cyber risk insurance. Mr. MacDiarmid also served on the board of directors of SeaCube Container Leasing Limited, a global-scale marine container leasing firm, from 2013 to 2023, and of Pinnacle Renewable Energy, a wood pellet producer, from 2018 to 2021. From 2008 to 2011, Mr. MacDiarmid served as the President and Chief Executive Officer of Atomic Energy of Canada Limited. Previously, Mr. MacDiarmid was the President and Chief Executive Officer of Laidlaw Transit Inc. from 2003 to 2005, Executive Vice-President, Commercial of Canadian Pacific Railway from 1995 to 2001, and President and Chief Executive Officer of Lumonics Inc. from 1987 to 1990. Early in his career, Mr. MacDiarmid was an Associate and then Principal with McKinsey & Company, a leading international management consulting firm. Mr. MacDiarmid holds an M.B.A. from Stanford University, graduating as a Miller Scholar, and an H.B.A. in Business Administration from Western University. At Closing, Mr. MacDiarmid is expected to serve as a director on the New Terrestrial Board. We believe that Mr. MacDiarmid is well qualified to serve as a director on the New Terrestrial Board due to his significant executive experience serving on corporate boards, his executive experience gained as CEO of Atomic Energy of Canada Limited and several other C-Suite roles, and as a former Chairman of Terrestrial Energy.

Dr. David Hill.    Dr. David Hill has served on the Terrestrial Board since 2014. Dr. Hill is a scientist with 35 years of career experience in nuclear research and nuclear laboratory management. From 2005 to 2012, Dr. Hill was Deputy Laboratory Director for Science and Technology at Idaho National Laboratory. From 1984 to 2012, Dr. Hill has held senior executive management positions in the foremost national nuclear laboratories in the U.S., specifically Argonne National Laboratory, Oak Ridge National Laboratory and Idaho National Laboratory. During this period, he led major projects, oversaw hundreds of staff, and managed annual research and development budgets totaling hundreds of millions of dollars. Dr. Hill holds a Ph.D. and B.Sc. in mathematical physics from the Imperial College, London University, and an M.B.A. from the University of Chicago Graduate School of Business. He is a Fellow of the American Nuclear Society and Member of the International Nuclear Academy. At Closing, Dr. Hill is expected to serve as a director on the New Terrestrial Board. We believe that Dr. Hill is well qualified to serve as a director on the New Terrestrial Board due to his expertise in nuclear energy technologies and Terrestrial Energy’s business.

William Johnson.    William Johnson has served on the Terrestrial Board since 2023. Mr. Johnson has almost 40 years of experience in and around the utility business. He started his career in 1983 as an attorney with Hunton & Williams, a firm focused broadly on the utility industry, where he represented utilities across the United States. After becoming a partner in the firm in 1990, he transitioned to working directly in the utility field. Since 1992, Mr. Johnson has served in nearly every executive capacity within utility companies and has been the chief executive officer of three large utilities (Progress Energy, Tennessee Valley Authority, and Pacific Gas & Electric). Mr. Johnson has broad experience in operations, public and governmental affairs, finance, mergers and acquisitions and other aspects of the utility business. He currently holds directorships on a number of corporate boards, including TC Energy (TSX:TRP) and

Nisource Inc. (NYSE: NI). Mr. Johnson holds a J.D. degree from the University of North Carolina School of Law, graduating summa cum laude, and a B.A. degree from Duke University in North Carolina. At Closing, Mr. Johnson is expected to serve as a director on the New Terrestrial Board. We believe that Mr. Johnson is well qualified to serve as a director on the New Terrestrial Board due to his extensive utility and legal experience.

Charles Pardee.    Charles Pardee has served on the Terrestrial Board since 2024. Mr. Pardee has also served on the board of directors of Xcel Energy Inc. (Nasdaq: XEL) since 2020 and Emirates Nuclear Energy Corporation since 2019. Mr. Pardee has more than three decades of leadership experience in the electric utility industry, including past operational responsibilities at a dozen U.S. nuclear stations. From 2013 to 2017 he was Executive Vice President and Chief Operating Officer of the Tennessee Valley Authority (“TVA”), the largest public power provider in the United States and the sixth largest by generating capacity with approximately 35 gigawatts, of which nuclear generation is 40 percent. Prior to joining TVA, he was Chief Operating Officer of Exelon Generation, where he led more than 10,000 employees and managed 30,000 megawatts of diverse generation, including the nation’s largest nuclear fleet. At the same time, he served as chairman of Constellation Energy Nuclear Group, an Exelon subsidiary. From 2018 to 2023, Mr. Pardee was a member of the Nuclear Safety Advisory Board of Tokyo Electric Power Company. Mr. Pardee holds a B.S. in Marine Engineering from the United States Merchant Marine Academy and completed the Harvard Advanced Management Program. At Closing, Mr. Pardee is expected to serve as a director on the New Terrestrial Board. We believe that Mr. Pardee is well qualified to serve as a director on the New Terrestrial Board due to his extensive experience in the nuclear energy sector and significant management experience.

Shawn Matthews.    Shawn Matthews has served as Chairman of the Board and Chief Executive Officer of HCM II since its inception. Mr. Matthews is a financial services expert and entrepreneur with more than 30 years of management experience in public and private corporations. On January 20, 2022, HCM Acquisition Corp (Nasdaq: HCMA) (“HCM”), raised $287 million in its initial public offering, led by Mr. Matthews as Chairman and CEO. Since January 2019, Mr. Matthews founded and has served as the Chief Investment Officer of Hondius Capital Management, an alternative investment firm. In such capacity, he is responsible for the overall success of Hondius Capital Management with a particular focus on managing all firm investments. Mr. Matthews is the founder and Chief Executive Officer of Hondius Energy and its affiliate, HondGo, owners and operators of fast chargers and batteries for electric vehicles. Mr. Matthews is also the Chief Executive Officer of Mercator Power, a company that provides installation services for fast chargers and batteries for electric vehicles. From March 2009 until December 2018, Mr. Matthews served as Chief Executive Officer of Cantor Fitzgerald & Co., a leading financial services firm. Mr. Matthews also served as a member of the Executive Committee of the Cantor Fitzgerald & Co. from March 2009 until December 2018. During his tenure at Cantor, Mr. Matthews played a significant role of the growth of the company, with significant revenue and earnings growth during his tenure. In addition, while serving as the Chief Executive Officer of Cantor, Mr. Matthews founded and oversaw their sizeable SPAC business. Mr. Matthews also served on the Board of Directors of Securities Industry and Financial Markets Association from January 2011 through December 2013. Since July 7, 2025, Mr. Matthews has also served as Chief Executive Officer of DNA Holdings Venture, Inc., a leader in integrating Web 3, cryptocurrency, artificial intelligence, and capital markets. Mr. Matthews received his M.B.A. from Hofstra University and a B.S. in Finance and Economics from the Fairfield University Dolan School of Business. At Closing, Mr. Matthews is expected to serve as a director on the New Terrestrial Board. We believe that Mr. Matthews is well qualified to serve as a director on the New Terrestrial Board due to his extensive public company experience, background in SPAC transactions, and his leadership skillset.

Robert W. Jones.    Robert W. Jones has served on the Terrestrial Board since 2025. Mr. Jones is a seasoned finance professional with over 50 years of experience in the financial sector. Robert W. Jones served in various positions at Morgan Stanley from 1974 to 2024. Robert W. Jones ran the Global Power and Utility Group at Morgan Stanley from 1990 to 1997. In 1997, Robert W. Jones was named the Vice Chairman of Investment Banking, a position he held until 2009. From 2009 to 2024, Robert W. Jones was a Senior Advisor to Morgan Stanley. In 2007, Robert W. Jones was elected to the board of directors of Progress Energy Corporation, on which he served until its merger with Duke Energy in 2012. While serving on the board, Robert W. Jones chaired the Finance Committee and was a member of both the Executive Committee and the Organization and Compensation Committee. In 2013, Robert W. Jones was elected to the board of directors of BATS Global Markets Inc. where he chaired the Compensation Committee until the company was sold to the Chicago Board of Options Exchange in 2017. From 2015 to 2019, Robert W. Jones also served on the board of directors of the Electric Power Research Institute. Robert W. Jones received his B.A. from Colgate University and his M.B.A. from Harvard Business School. At Closing, Robert W. Jones is expected to serve as a director on the New Terrestrial Board. We believe that Robert W. Jones is well qualified to serve as a director on the New Terrestrial Board due to his extensive experience in the financial sector, as well as his experience serving on the board of a large power generation and transmission company as well as advising many major companies in the power sector during his career.

Corporate Governance

Composition of the New Terrestrial Board

Our business and affairs will be managed under the direction of the New Terrestrial Board. The New Terrestrial Board is expected to be chaired by Frederick Buckman and include as members the individuals named above as director nominees. The New Terrestrial Board is expected to determine that Frederick Buckman, Shawn Matthews, Hugh MacDiarmid, David Hill, William Johnson, Charles Pardee and Robert W. Jones qualify as independent in accordance with applicable Nasdaq rules. Subject to the terms of the Business Combination Agreement, the Proposed Certificate of Incorporation and the Proposed By-Laws, the number of directors will be fixed by the New Terrestrial Board, and is expected to initially be fixed at nine (9) directors.

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the New Terrestrial Board to satisfy its oversight responsibilities effectively in light of its business and structure, the New Terrestrial Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

Pursuant to the Business Combination Agreement and as set forth above, HCM II was granted rights to designate one director for election to the New Terrestrial Board.

Director Independence

Under New Terrestrial Energy’s corporate governance guidelines and the Nasdaq rules, a director will not be independent unless the New Terrestrial Board affirmatively determines that the director does not have a direct or indirect material relationship with New Terrestrial Energy or any of its subsidiaries. In addition, the director must not be precluded from qualifying as independent under the per se bars set forth by the Nasdaq rules.

The New Terrestrial Board will undertake a review of its composition, the composition of its committees and the independence of directors and consider whether any director has a material relationship with New Terrestrial Energy that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the New Terrestrial Board is expected to determine that Frederick Buckman, Shawn Matthews, Hugh MacDiarmid, David Hill, William Johnson, Charles Pardee and Robert W. Jones of New Terrestrial Energy’s directors do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors qualifies as “independent” as that term is defined under the Nasdaq rules. In making these determinations, the New Terrestrial Board will consider the relationships that each non-employee director has with New Terrestrial Energy, the transactions otherwise set forth in this proxy statement/prospectus, and all other facts and circumstances the New Terrestrial Board deemed relevant in determining their independence, including the director’s beneficial ownership of New Terrestrial Common Shares.

Classified Board of Directors

Subject to approval of the Director Election Proposal, the New Terrestrial Board will initially consist of nine (9) directors. Pursuant to the Proposed Certificate of Incorporation, New Terrestrial Board will be divided into three classes, with each class serving staggered three-year terms, with each class serving staggered three-year terms and until any such director’s successor is duly elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal.

Committees of the New Terrestrial Board

The New Terrestrial Board will direct the management of its business and affairs, as provided by Delaware law, and conduct its business through meetings of the New Terrestrial Board and standing committees. The New Terrestrial Board will have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a written charter and composed solely of independent directors.

In addition, from time to time, special committees may be established under the direction of the New Terrestrial Board when the New Terrestrial Board deems it necessary or advisable to address specific issues. Copies of New Terrestrial Energy’s committee charters will be posted on New Terrestrial Energy’s website, (https://www.terrestrialenergy.com), as required by applicable SEC and Nasdaq rules. The information contained on, or that may be accessed through, HCM II’s, Terrestrial Energy’s and New Terrestrial Energy’s website is not part of, and is not incorporated into, this proxy statement/prospectus or the registration statement of which it forms a part.

Audit Committee

New Terrestrial Energy’s audit committee will be responsible for, among other things:

•        overseeing our accounting and financial reporting process;

•        appointing, compensating, retaining and overseeing the work of our independent registered public accounting firm and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us;

•        discussing with our independent registered public accounting firm any audit problems or difficulties and management’s response;

•        pre-approving all audit and non-audit services provided to us by our independent registered public accounting firm (other than those provided pursuant to appropriate preapproval policies established by the audit committee or exempt from such requirement under the rules of the SEC);

•        reviewing and discussing our annual and quarterly financial statements with management and our independent registered public accounting firm;

•        discussing our risk management policies;

•        reviewing and approving or ratifying any related person transactions;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•        preparing the audit committee report required by SEC rules.

Our audit committee is expected to consist of Robert W. Jones, William Johnson and Hugh MacDiarmid, with Robert W. Jones serving as chair. All members of our audit committee will meet the requirements for financial literacy under the applicable Nasdaq rules and regulations. The New Terrestrial Board expects to affirmatively determine that each member of the audit committee qualifies as “independent” under Nasdaq’s additional standards applicable to audit committee members and Rule 10A-3 of the Exchange Act applicable audit committee members. In addition, the New Terrestrial Board expects to determine that Hugh MacDiarmid and Robert W. Jones each qualify as an “audit committee financial expert”, as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

New Terrestrial Energy’s compensation committee will be responsible for, among other things:

•        reviewing and approving corporate goals and objectives with respect to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of these goals and objectives and setting our Chief Executive Officer’s compensation;

•        reviewing and setting or making recommendations to the New Terrestrial Board regarding the compensation of our other executive officers;

•        reviewing and making recommendations to the New Terrestrial Board regarding director compensation;

•        reviewing and approving or making recommendations to the New Terrestrial Board regarding our incentive compensation and equity-based plans and arrangements;

•        appointing and overseeing any compensation consultants;

•        reviewing and discussing annually with management our “Compensation Discussion and Analysis”, to the extent required; and

•        preparing the annual compensation committee report required by SEC rules, to the extent required.

Our compensation committee is expected to consist of Hugh MacDiarmid, Charles Pardee and Shawn Matthews, with Hugh MacDiarmid serving as chair. The New Terrestrial Board expects to determine that each of these directors qualify as “independent” under Nasdaq’s additional standards applicable to compensation committee members, and we expect that the New Terrestrial Board or the compensation committee will meet the requirements of Section 16b-3 of the Exchange Act with respect to acquisitions from the issuer.

Nominating and Corporate Governance Committee

New Terrestrial Energy’s nominating and corporate governance committee will be responsible for, among other things:

•        identifying individuals qualified to become members of the New Terrestrial Board and ensure the New Terrestrial Board has the requisite expertise and consists of persons with sufficiently diverse and independent backgrounds;

•        recommending to the New Terrestrial Board the persons to be nominated for election as directors and to each committee of the New Terrestrial Board;

•        developing and recommending to the New Terrestrial Board corporate governance guidelines, and reviewing and recommending to the New Terrestrial Board proposed changes to our corporate governance guidelines from time to time; and

•        overseeing the annual evaluations of the New Terrestrial Board, its committees and management.

Our nominating and corporate governance committee is expected to consist of Charles Pardee, William Johnson and Robert W. Jones, with William Johnson serving as chair. The New Terrestrial Board expects to determine that the members of our nominating and corporate governance committee qualify as “independent” under Nasdaq rules applicable to nominating and corporate governance committee members.

The nominating and corporate governance committee has not set specific minimum qualifications for director positions. Instead, the nominating and corporate governance committee will review nominations for election or re-election to the New Terrestrial Board on the basis of a particular candidate’s merits and New Terrestrial Energy’s needs after taking into account the current composition of the New Terrestrial Board. When evaluating candidates annually for nomination for election, the nominating and corporate governance committee will consider an individual’s skills, diversity, independence, experience in areas that address the needs of the New Terrestrial Board and ability to devote adequate time to New Terrestrial Board duties. The nominating and corporate governance committee does not specifically define diversity, but values diversity of experience, perspective, education, race, gender and national origin as part of its overall annual evaluation of director nominees for election or re-election. Whenever a new seat or a vacated seat on the New Terrestrial Board is being filled, candidates that appear to best fit the needs of the New Terrestrial Board and New Terrestrial Energy will be identified, interviewed and evaluated by the nominating and corporate governance committee. Candidates selected by the nominating and corporate governance committee will then be recommended to the full New Terrestrial Board.

The New Terrestrial Board may from time to time establish other committees.

Code of Ethics

In connection with Closing, New Terrestrial Energy will adopt a code of ethics that applies to all of our executive officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on our website, (https://www.terrestrialenergy.com).

New Terrestrial Energy intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website rather than by filing a Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

No anticipated member of the compensation committee was at any time during fiscal year 2024, or at any other time, one of our officers or employees. None of our executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of our board of directors or member of our compensation committee.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW TERRESTRIAL ENERGY’S SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”) and subject to the requirements set forth under “— Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies” below, a Person who has beneficially owned restricted New Terrestrial Common Shares or New Terrestrial Warrants for at least six months would be entitled to sell their securities, provided that (a) such Person is not deemed to have been an affiliate of New Terrestrial Energy at the time of, or at any time during the three months preceding, a sale and (b) New Terrestrial Energy is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as New Terrestrial was required to file reports) preceding the sale.

Persons who have beneficially owned restricted New Terrestrial Common Shares or New Terrestrial Warrants for at least six months but who are affiliates of New Terrestrial at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the volume limitations set forth in Rule 144.

Sales by affiliates of New Terrestrial Energy under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Terrestrial Energy.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if all the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one (1) year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the Closing, New Terrestrial Energy will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Registration Rights Agreement”. Pursuant to the PIPE Subscription Agreements, HCM II has agreed to cause New Terrestrial Energy to file with the SEC a shelf registration statement registering the resale of the New Terrestrial Common Shares issued to the PIPE Investors within 30 days following the Closing and to use commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies New Terrestrial Energy that it will “review” the registration) following the filing deadline and (ii) the tenth (10th) Business Day after New Terrestrial Energy is notified by the SEC that the registration statement will not be “reviewed” or will not be subject to further review.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

The Proposed By-Laws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed By-Laws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (a) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the New Terrestrial Board or any authorized committee of the New Terrestrial Board, (b) otherwise properly brought before such meeting by or at the direction of the New Terrestrial Board, or (c) otherwise properly brought before such meeting by a stockholder present in person who (A) was a record owner of New Terrestrial Common Shares at the time of giving the notice and is such a stockholder at the time of the such meeting, (B) is entitled to vote at such meeting, and (C) has complied with notice procedures specified in the Proposed By-Laws in all applicable respects. To be timely for the New Terrestrial Energy’s annual meeting of stockholders, a stockholder’s notice must be delivered to New Terrestrial Energy’s secretary at New Terrestrial Energy’s principal executive offices:

•        not later than the 120th day; and

•        not earlier than the 150th day

prior to the first anniversary of the date of the preceding year’s annual meeting (which date shall, for purposes of New Terrestrial Energy’s annual meeting in the year following the Business Combination shall be deemed to have occurred on October 31st of 2025).

In the event that no annual meeting was held in the previous year or New Terrestrial Energy holds its annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of a preceding year’s annual meeting, to be timely, notice of a stockholder proposal must be delivered not later than the 120th day prior to such annual meeting or, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. Nominations and proposals also must satisfy other requirements set forth in the Proposed By-Laws.

In the event the number of directors to be elected to the New Terrestrial Board at the annual meeting is increased by the New Terrestrial Board, and there is no public disclosure by New Terrestrial Energy naming the nominees for the additional directors at least 130 days prior to the first anniversary of the date on which the Company held the preceding year’s annual meeting of stockholders, a stockholder’s notice will be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to or mailed and received by New Terrestrial Energy’s secretary at New Terrestrial Energy’s principal executive offices not later than the close of business on the 10th day following the day on which such public disclosure is first made by New Terrestrial Energy.

Under Rule 14a-8 of the Exchange Act, a stockholder proposal (other than nominations) to be included in the proxy statement and proxy card for the 2025 annual meeting pursuant to Rule 14a-8 must be received at New Terrestrial Energy’s principal office at a reasonable time before New Terrestrial Energy begins to print and send its proxy materials and must comply with Rule 14a-8.

A stockholder must update and supplement its notice to New Terrestrial Energy’s secretary, if necessary, so that the information provided or required to be provided in such notice as described above will be true and correct as of the record date for notice of the annual meeting and as of the date that is 10 days prior to the annual meeting or any adjournment or postponement thereof, and such update and supplement will be delivered to, or mailed and received by, New Terrestrial Energy’s secretary as promptly as practical.

Stockholder Director Nominees

The Proposed By-Laws will permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of the Proposed Certificate of Incorporation. To nominate a director, the stockholder must provide the information required by the Proposed By-Laws. In addition, the stockholder must give timely notice to New Terrestrial Energy’s secretary in accordance with the Proposed By-Laws, which, in general, require that the notice be received by New Terrestrial Energy’s secretary within the time periods described above under the section “— Stockholder Proposals”.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the HCM II Board, any committee chairperson or the non-management directors as a group by writing to the HCM II Board or committee chairperson in care of HCM II Acquisition Corp., 100 First Stamford Place, Suite 330, Stamford, CT 06902. Following the Closing, such communications should be sent to Terrestrial Energy Inc. at 2730 W. Tyvola Road, Suite 100, Charlotte, NC 28217. Each communication will be forwarded, depending on the subject matter, to the HCM II Board, the appropriate committee chairperson or all non-management directors. Because other appropriate avenues of communication exist for matters that are not of shareholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of shareholder interest are not forwarded to the HCM II Board.

LEGAL MATTERS

King & Spalding LLP, legal counsel to HCM II, has provided a legal opinion regarding the validity of the securities of New Terrestrial Energy to be issued in connection with the Domestication. King & Spalding LLP will pass upon the material U.S. federal income tax consequences of the Domestication. Bryan Cave Leighton Paisner LLP will pass upon the material U.S. federal income tax consequences of the Merger.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the HCM II Board does not know of any matters that will be presented for consideration at the extraordinary general meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the extraordinary general meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

EXPERTS

The financial statements of HCM II Acquisition Corp., as for the period from April 4, 2024 (inception) through December 31, 2024, included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report, which includes an explanatory paragraph as to HCM II’s ability to continue as a going concern described in Note 1 to the financial statements, thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Terrestrial Energy, Inc. as of December 31, 2024 and 2023 and for each of the years in the two-year period ended December 31, 2024 included in this proxy statement/prospectus and elsewhere in the registration statement have been audited by UHY LLP, an independent registered public accounting firm, as stated in their report thereon, which report expresses an unqualified opinion and includes an explanatory paragraph relating to Terrestrial Energy Inc.’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements, and included in this proxy statement/prospectus in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, HCM II and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, HCM II will deliver a separate copy of this proxy statement/prospectus to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such document. Shareholders receiving multiple copies of such documents may likewise request that HCM II deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that HCM II deliver single copies of such document in the future. Shareholders may notify HCM II of their requests by calling or writing HCM II at its principal executive offices at 100 First Stamford Place, Suite 330, Stamford, CT 06902 or (203) 930-2200.

ENFORCEABILITY OF CIVIL LIABILITY

HCM II is a Cayman Islands exempted company. If HCM II does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon HCM II. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against HCM II in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, HCM II may be served with process in the United States with respect to actions against HCM II arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of HCM II’s securities by serving HCM II’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION

HCM II has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

HCM II files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on HCM II at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

This document is a proxy statement/prospectus of HCM II for the extraordinary general meeting. HCM II has not authorized anyone to give any information or make any representation about the Business Combination, HCM II or Terrestrial Energy that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date hereof unless the information specifically indicates that another date applies.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the business combination, you should contact via phone or in writing:

HCM II Acquisition Corp.
100 First Stamford Place, Suite 330
Stamford, CT 06902
(203) 930-2200

You may also obtain these documents, without charge, by requesting them in writing or by telephone from HCM II’s proxy solicitation agent at the following address and telephone number:

Sodali & Co.
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Telephone: (800) 662-5200
(203) 658-9400 (Banks and brokers can call collect)
Email: HONDU.info@investor.sodali.com.

If you are a shareholder of HCM II and would like to request documents, please do so no later than October 13, 2025 (five (5) Business Days before the extraordinary general meeting) in order to receive them before the extraordinary general meeting. If you request any documents from HCM II, HCM II will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

INDEX TO FINANCIAL STATEMENTS

HCM II Acquisition Corp.

TERRESTRIAL ENERGY, INC.

HCM II ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets
Cash	$124,083	$668,089
Other receivable	—	41,250
Due from Sponsor	4,466	4,466
Short-term prepaid insurance	90,250	90,250
Prepaid expenses	70,982	16,112
Total current assets	289,781	820,167
Long-term prepaid insurance	7,521	52,646
Marketable securities held in Trust Account	240,134,175	235,193,585
Total Assets	$240,431,477	$236,066,398

Liabilities and Shareholders’ Deficit
Current Liabilities
Accrued expenses	$2,475,553	$458,624
Total current liabilities	2,475,553	458,624
Forward purchase agreement liability	1,057,124	—
Deferred underwriting fee	10,720,000	10,720,000
Total Liabilities	14,252,677	11,178,624

Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption, 23,000,000 shares at redemption value of $10.44 and $10.23 per share at June 30, 2025 and December 31, 2024, respectively	240,134,175	235,193,585

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding at June 30, 2025 and December 31, 2024	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none issued or outstanding (excluding 23,000,000 and 23,000,000 shares subject to possible redemption) at June 30, 2025 and December 31, 2024, respectively	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 and 5,750,000 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	575	575
Additional paid-in capital	—	—
Accumulated deficit	(13,955,950)	(10,306,386)
Total Shareholders’ Deficit	(13,955,375)	(10,305,811)
Total Liabilities and Shareholders’ Deficit	$240,431,477	$236,066,398

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

HCM II ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended June 30, 2025	For the Six Months Ended June 30, 2025	For the Period from April 4, 2024 (Inception) Through June 30, 2024
General and administrative costs	$1,489,307	$2,592,440	$52,663
Loss from operations	(1,489,307)	(2,592,440)	(52,663)

Other income (expense):
Interest earned on marketable securities held in Trust Account	2,477,726	4,940,590	—
Initial loss on forward purchase agreement liability	—	(893,425)	—
Change in fair value of forward purchase agreement liability	(387,392)	(163,699)	—
Total other income, net	2,090,334	3,883,466	—
Net income (loss)	$601,027	$1,291,026	$(52,663)

Weighted average shares outstanding of Class A ordinary shares	23,000,000	23,000,000	—
Basic net income per ordinary share, Class A ordinary shares	$0.02	$0.04	$—
Weighted average shares outstanding of Class A ordinary shares	23,000,000	23,000,000	—
Diluted net income per ordinary share, Class A ordinary shares	$0.02	$0.04	$—

Weighted average shares outstanding, Class B ordinary shares(1)	5,750,000	5,750,000	5,000,000
Basic net income (loss) per ordinary share, Class B ordinary shares	$0.02	$0.04	$(0.02)
Weighted average shares outstanding, Class B ordinary shares	5,750,000	5,750,000	5,000,000
Diluted net income per ordinary share, Class B ordinary shares	$0.02	$0.04	$(0.02)

____________

(1)      Excludes up to 750,000 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (Note 6). On August 19, 2024, the Company consummated its IPO and sold 23,000,000 Units, including 3,000,000 Units sold pursuant to the full exercise of the underwriters’ option to purchase additional units to cover the over-allotment, hence the 750,000 shares of Class B ordinary shares were no longer subject to forfeiture.

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

HCM II ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2025	—	$—	5,750,000	$575	$—	$(10,306,386)	$(10,305,811)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(2,462,864)	(2,462,864)
Net income	—	—	—	—	—	689,999	689,999
Balance – March 31, 2025 (unaudited)	—	—	5,750,000	575	—	(12,079,251)	(12,078,676)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(2,477,726)	(2,477,726)
Net income	—	—	—	—	—	601,027	601,027
Balance – June 30, 2025 (unaudited)	—	$—	5,750,000	$575	$—	$(13,955,950)	$(13,955,375)

FOR THE PERIOD FROM APRIL 4, 2024 (INCEPTION) THROUGH JUNE 30, 2024

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholder’s Deficit
	Shares	Amount	Shares	Amount
Balance – April 4, 2024 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor(1)	—	—	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	—	—	(52,663)	(52,663)
Balance – June 30, 2024	—	$—	5,750,000	$575	$24,425	$(52,663)	$(27,663)

____________

(1)      Includes up to 750,000 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (Note 6). On August 19, 2024, the Company consummated its IPO and sold 23,000,000 Units, including 3,000,000 Units sold pursuant to the full exercise of the underwriters’ option to purchase additional units to cover the over-allotment, hence the 750,000 shares of Class B ordinary shares were no longer subject to forfeiture.

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

HCM II ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For The Six Months Ended June 30, 2025	For The Period from April 4, 2024 (Inception) To June 30, 2024
Cash Flows from Operating Activities:
Net income (loss)	$1,291,026	$(52,663)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Formation costs paid by Sponsor in exchange for issuance of Class B ordinary shares	—	12,463
Formation and operational costs paid through promissory note – related party	—	40,200
Interest earned on marketable securities held in Trust Account	(4,940,590)	—
Initial loss on forward purchase agreement liability	893,425	—
Change in fair value of forward purchase agreement liability	163,699	—
Changes in operating assets and liabilities:
Other receivable	41,250	—
Prepaid expenses	(54,870)	—
Long-term prepaid insurance	45,125	—
Accrued expenses	2,016,929	—
Net cash used in operating activities	(544,006)	—

Net Change in Cash	(544,006)	—
Cash – Beginning of period	668,089	—
Cash – End of period	$124,083	$—

Non-Cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$—	$251,891
Deferred offering costs paid through promissory note – related party	$—	$107,927
Deferred offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$12,537
Prepaid services contributed by Sponsor through promissory note – related party	$—	$5,000

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

HCM II ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

HCM II Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted corporation on April 4, 2024. The Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses (the “Business Combination”).

The Company has a wholly owned subsidiary that was created on March 4, 2025, AKOM Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”). The transactions contemplated by the Merger Agreement are intended to serve as the Company’s initial Business Combination. See Note 6 for further information.

On March 26, 2025, the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) by and among the Company, Terrestrial Energy Inc., a Delaware corporation (“Terrestrial Energy”), and HCM II Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Company (“Merger Sub”), pursuant to which, among other things and subject to the terms and conditions contained therein, Merger Sub will merge with and into Terrestrial Energy (the “Merger”), with Terrestrial Energy continuing as the surviving entity (the “Surviving Company”). The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination.” The combined company’s business will continue to operate through Terrestrial Energy and its subsidiaries.

Pursuant to the Business Combination Agreement, the aggregate consideration to be paid in the Merger in respect of each Terrestrial Energy Common Share and each Terrestrial Energy Series A Preferred Share that is issued and outstanding immediately prior to the Effective Time (as defined in the Business Combination Agreement), will be a number of shares of Domesticated Common Stock equal to the Exchange Ratio (the “Per Share Base Consideration”). The “Exchange Ratio” is equal to the number of shares of Domesticated Common Stock equal to the quotient of (i)(a) $925,000,000, divided by (b) the Redemption Price divided by (ii) the Terrestrial Energy Fully Diluted Capital (as defined in the Business Combination Agreement).

The Company has also entered into subscription agreements (collectively, the “PIPE Subscription Agreements”), each dated as of March 26, 2025, with certain investors (collectively, the “PIPE Investors”), pursuant to which, among other things, the Company has agreed to issue and sell, in private placements to close immediately prior to or substantially concurrently with the Closing, an aggregate of 5,000,000 shares of Domesticated Common Stock for a purchase price of $10.00 per share (the “PIPE Financing”). The PIPE Investors are permitted, under the PIPE Subscription Agreements, to satisfy their commitments thereunder if they hold shares of Domesticated Common Stock that qualify as Non-Redeemed Shares (as defined in the PIPE Subscription Agreements), subject to certain conditions and restrictions set forth in the PIPE Subscription Agreements (see Note 6 for details).

As of June 30, 2025, the Company had not commenced any operations. All activity for the period from April 4, 2024 (inception) through June 30, 2025 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on August 15, 2024. On August 19, 2024, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the shares of Class A ordinary shares included in the Units being offered, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230,000,000, which is described in Note 3.

HCM II ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 6,850,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant, in a private placement to the Company’s sponsor, HCM Investor Holdings II, LLC (the “Sponsor”), and Cantor Fitzgerald & Co., the representative of the underwriter of the initial Public Offering, generating gross proceeds of $6,850,000, which is described in Note 4.

Transaction costs amounted to $15,396,014, consisting of $4,000,000 of cash underwriting fee, $10,720,000 of deferred underwriting fee (see additional discussion in Note 6), and $676,014 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement Warrants, although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination (less deferred underwriting commissions).

The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net balance in the Trust Account (as defined below) (excluding the amount of deferred underwriting discounts held and taxes payable on the income earned on the Trust Account) at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

Following the closing of the Initial Public Offering, on August 19, 2024, an amount of $231,150,000 ($10.05 per Unit) from the net proceeds of the sale of the Units and the sale of the Private Placement Warrants was placed in the trust account (the “Trust Account”), with Continental Stock Transfer & Trust Company acting as trustee and will be invested in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations; the holding of these assets in this form is intended to be temporary and for the sole purpose of facilitating the intended business combination. To mitigate the risk that might be deemed to be an investment company for purposes of the Investment Company Act, which risk increases the longer that the Company holds investments in the Trust Account, the Company may, at any time (based on management team’s ongoing assessment of all factors related to the potential status under the Investment Company Act), instruct the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash or in an interest bearing demand deposit account at a bank. Nevertheless, the Company may be considered to be operating as an investment company and if the Company is deemed as such compliance with additional regulatory burdens would require additional expenses for which the Company has not allotted funds and would severely hinder the Company’s ability to compete a business combination. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the proceeds from the Initial Public Offering and the sale of the Private Placement Warrants will not be released from the Trust Account until the earliest of (i) the completion of the Company’s initial Business Combination, (ii) the redemption of the Company’s public shares if the Company is unable to complete the initial Business Combination within 24 months from the closing of the Initial Public Offering or by such earlier liquidation date as the board of directors may approve (the “Completion Window”), subject to applicable law, or (iii) the redemption of the Company’s public shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to (A) modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Company’s public shares if the Company has not consummated an initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.

HCM II ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will provide the Company’s public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the initial Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (less taxes payable), divided by the number of then outstanding public shares, subject to the limitations. The amount in the Trust Account is initially anticipated to be $10.05 per public share.

The ordinary shares subject to redemption were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” In such case, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

The Company will have only the duration of the Completion Window to complete the initial Business Combination. However, if the Company is unable to complete its initial Business Combination within the Completion Window, the Company will as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will constitute full and complete payment for the public shares and completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation or other distributions, if any), subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors and subject to the other requirements of applicable law.

The Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares and public shares in connection with the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their founder shares and public shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any founder shares held by them and any public shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the Business Combination) in favor of the initial Business Combination.

The Company’s Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor

HCM II ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations.

Liquidity and Going Concern

As of June 30, 2025, the Company had $124,083 in its operating bank account and working capital deficit of $2,185,772.

The Company initially has until August 19, 2026 to consummate the initial Business Combination (assume no extensions). If the Company does not complete a Business Combination, the Company will trigger an automatic winding up, dissolution and liquidation pursuant to the terms of the Amended and Restated Memorandum and Articles of Association. Notwithstanding management’s belief that the Company would have sufficient funds to execute its business strategy, there is a possibility that the business combination might not happen within the 24-month period from the date of the Initial Public Offering.

In connection with the Company’s assessment of going concern considerations in accordance with ASC 205-40, “Going Concern”, as of June 30, 2025, the Company may need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Management plans to address this uncertainty through a Business Combination. If a Business Combination is not consummated by the end of the Combination Period, currently August 19, 2026, there will be mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Combination Period. The Company intends to complete the initial Business Combination before the end of the Combination Period. However, there can be no assurance that the Company will be able to consummate any Business Combination by the end of the Combination Period.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the U.S. Securities and Exchange Commission (“SEC”). Certain information or footnote disclosures normally included in unaudited condensed consolidated financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K as filed with the SEC on March 31, 2025. The interim results for the three and six months ended June 30, 2025, are not necessarily indicative of the results to be expected for the year ending December 31, 2025 or for any future periods.

HCM II ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, which was formed on March 4, 2025. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $124,083 and $668,089 in cash and no cash equivalents as of June 30, 2025 and December 31, 2024, respectively.

Marketable Securities Held in Trust Account

As of June 30, 2025 and December 31, 2024, the assets held in the Trust Account, amounting to $240,134,175 and $235,193,585, were held in a Money Market Mutual Fund, respectively.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Deferred offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the

HCM II ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the warrants and then to the Class A ordinary shares. Offering costs allocated to the Class A ordinary shares were charged to temporary equity and offering costs allocated to the Public and Private Placement Warrants were charged to shareholders’ equity as Public and Private Placement Warrants after management’s evaluation were accounted for under equity treatment.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed consolidated balance sheets, primarily due to their short-term nature.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the unaudited condensed consolidated financial statements and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the unaudited condensed consolidated financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2025 and December 31, 2024, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Net Income (Loss) per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of shares of ordinary shares outstanding for the period. The Company has two classes of ordinary shares, which are referred to as Class A ordinary Shares and Class B ordinary shares. Accretion associated with the redeemable shares of Class A Ordinary Shares is excluded from income per ordinary share as the redemption value approximates fair value.

HCM II ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following tables reflect the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):
	For the Three Months Ended June 30, 2025		For the Six Months Ended June 30, 2025		For the Period from April 4, 2024 (Inception) Through June 30, 2024
	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per ordinary share
Numerator:
Allocation of net income (loss)	$480,822	$120,205	$1,032,821	$258,205	$—	$(52,663)
Denominator:
Basic weighted average shares outstanding	23,000,000	5,750,000	23,000,000	5,750,000	—	5,000,000
Basic and diluted net income (loss) per ordinary share	$0.02	$0.02	$0.04	$0.04	$—	$(0.02)

Warrant Instruments

The Company accounted for the 11,500,000 Public and 6,850,000 Private Placement Warrants issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and classified the warrant instruments under equity treatment at their assigned values. Such guidance provides that the warrants described above were not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity in accordance with ASC 480 and ASC 815.

Forward Purchase Agreement Liability

On March 26, 2025, the Company entered into a Forward Purchase Agreement. The Company accounts for the Forward Purchase Agreement as a derivative instrument in accordance with the guidance in ASC 815-40. The instrument is subject to re-measurement at each balance sheet date, with changes in fair value recognized in the condensed consolidated statement of operations. The ability of the Company to receive any of the proceeds of the Forward Purchase Agreement is dependent upon the financial metrics of the business combination target, among other factors, rendering the receipt of such proceeds outside the control of the Company. As of June 30, 2025 and December 31, 2024, the fair value of the forward purchase derivative liability was $1,057,124 and $0, respectively.

Class A Redeemable Share Classification

The public shares contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies public shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, as of June 30, 2025 and December 31, 2024, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed consolidated balance sheets.

HCM II ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

As of June 30, 2025 and December 31, 2024, the Class A ordinary shares subject to redemption reflected in the condensed consolidated balance sheets are reconciled in the following table:
Gross proceeds	$230,000,000
Less:
Proceeds allocated to Public Warrants	(529,000)
Class A ordinary shares issuance costs	(15,341,097)
Plus:
Accretion of carrying value to redemption value	21,063,682
Class A ordinary shares subject to possible redemption, December 31, 2024	235,193,585
Plus:
Accretion of carrying value to redemption value	2,462,864
Class A ordinary shares subject to possible redemption, March 31, 2025	237,656,449
Plus:
Accretion of carrying value to redemption value	2,477,726
Class A ordinary shares subject to possible redemption, June 30, 2025	$240,134,175

Recent Accounting Pronouncements

In November 2024, the FASB issued Accounting Standards Update (“ASU”) 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses”, requiring public entities to disclose additional information about specific expense categories in the notes to the financial statements on an interim and annual basis. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2024-03.

Management does not believe that any recently other issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, on August 19, 2024 the Company sold 23,000,000 Units, which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,000,000 Units, at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable Public Warrant. Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 4). Each warrant will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.

Warrants — As of June 30, 2025 and December 31, 2024, there were 18,350,000 warrants outstanding, including 11,500,000 Public Warrants and 6,850,000 Private Placement Warrants. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. The warrants cannot be exercised until 30 days after the completion of the initial Business Combination, and will expire at 5:00 p.m., New York City time, five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

On October 10, 2024, the Company announced that, commencing on October 10, 2024, the holders of units issued in its Initial Public Offering may elect to separately trade shares of Class A ordinary shares and warrants included in the Units. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Units not separated will continue to trade on the Nasdaq under the symbol “HONDU.” Shares of Class A ordinary shares and the warrants are expected to trade on the Nasdaq under the symbols “HOND” and “HONDW,” respectively.

HCM II ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 3. INITIAL PUBLIC OFFERING (cont.)

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A ordinary share underlying such unit.

Under the terms of the warrant agreement, the Company has agreed that, as soon as practicable, but in no event later than 20 business days, after the closing of its Business Combination, it will use commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement for the Initial Public Offering or a new registration statement covering the registration under the Securities Act of the Class A ordinary shares issuable upon exercise of the warrants and thereafter will use its commercially reasonable efforts to cause the same to become effective within 60 business days following the Company’s initial Business Combination and to maintain a current prospectus relating to the Class A ordinary shares issuable upon exercise of the warrants until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

If the holders exercise their public warrants on a cashless basis, they would pay the warrant exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” of the Class A ordinary shares over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00: The Company may redeem the outstanding warrants:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

HCM II ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 3. INITIAL PUBLIC OFFERING (cont.)

•        if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period commencing at least 30 days after completion of the initial business combination and ending three business days before the Company sends the notice of redemption to the warrant holders.

Additionally, if the number of outstanding Class A ordinary shares is increased by a share capitalization payable in Class A ordinary shares, or by a subdivision of ordinary shares or other similar event, then, on the effective date of such share capitalization, subdivision or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the fair market value will be deemed a share capitalization of a number of Class A ordinary shares equal to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) and (ii) the quotient of (x) the price per Class A ordinary share paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and Cantor Fitzgerald & Co. purchased an aggregate of 6,850,000 warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per warrant, or $6,850,000 in the aggregate, in a private placement. Of those 6,850,000 Private Placement Warrants, the Sponsor purchased 4,275,000 Private Placement Warrants and Cantor Fitzgerald & Co. purchased 2,575,000 Private Placement Warrants. Each whole warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment.

The Private Placement Warrants were identical to the Public Warrants sold in the Initial Public Offering except that, so long as they are held by the Sponsor, Cantor Fitzgerald & Co. or their permitted transferees, the Private Placement Warrants (i) may not (including the Class A ordinary shares issuable upon exercise of these Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (ii) will be entitled to registration rights and (iii) with respect to private placement warrants held by Cantor Fitzgerald & Co. and/or its designees, will not be exercisable more than five years from the commencement of sales in this offering in accordance with Financial Industry Regulatory Authority Rule 5110(g)(8).

The Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares and public shares in connection with the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their founder shares and public shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the public shares if the Company has not consummated an initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to

HCM II ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 4. PRIVATE PLACEMENT (cont.)

complete the initial Business Combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any founder shares held by them and any public shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the Business Combination) in favor of the initial Business Combination.

NOTE 5. RELATED PARTY TRANSACTIONS (AS RESTATED)

Founder Shares

On April 8, 2024, the Sponsor made a capital contribution of $25,000, or approximately $0.004 per share, to cover certain of the Company’s expenses, for which the Company issued 5,750,000 founders shares to the Sponsor. Up to 750,000 of the founder shares may be surrendered by the Sponsor for no consideration depending on the extent to which the underwriter’s over-allotment is exercised. On August 19, 2024, the underwriter exercised its over-allotment option in full as part of the closing of the Initial Public Offering. As such, the 750,000 founder shares are no longer subject to forfeiture.

The Company’s initial shareholders have agreed not to transfer, assign or sell any of their founder shares and any Class A ordinary shares issued upon conversion thereof until the earlier to occur of (i) one year after the completion of the initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the Company’s initial shareholders with respect to any founder shares (the “Lock-up”). Notwithstanding the foregoing, if (1) the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivision, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s shareholders having the right to exchange their shares for cash, securities or other property, the founder shares will be released from the Lock-up.

Promissory Note — Related Party

The Sponsor has agreed to loan the Company an aggregate of up to $300,000 to be used for a portion of the expenses of the Initial Public Offering. The loan is non-interest bearing, unsecured and due at the earlier of December 31, 2024 or the closing of the Initial Public Offering. The Company repaid all the outstanding balance of the note at the closing of the Initial Public Offering on August 19, 2024. Borrowings under the note are no longer available.

Administrative Services Agreement

The Company entered into an agreement, commencing on August 15, 2024, through the earlier of consummation of the initial Business Combination and the liquidation, to pay the Sponsor $15,000 per month for office space, utilities and secretarial and administrative support services. For the three and six months ended June 30, 2025, the Company incurred and paid $45,000 and $90,000 for these services, respectively. For the period from April 4, 2024 (inception) through June 30, 2024, the Company did not incur any fees for these services.

Due from Sponsor

The Company covered certain expenses on behalf of its Sponsor, paying $4,466 as of June 30, 2025 and December 31, 2024, of which such amount is included in due from Sponsor in the accompanying condensed consolidated balance sheets.

HCM II ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (AS RESTATED) (cont.)

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into private placement warrants of the post Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. As of June 30, 2025 and December 31, 2024, no such Working Capital Loans were outstanding.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to Eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above-mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial Business Combination and any target business with which the Company may ultimately consummate an initial Business Combination.

Registration Rights

The holders of the founder shares, Private Placement Warrants and the Class A ordinary shares underlying such Private Placement Warrants and Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans will have registration rights to require the Company to register a sale of any of the Company’s securities held by them and any other securities of the Company acquired by them prior to the consummation of the initial Business Combination pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain piggyback registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

HCM II ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Underwriter’s Agreement

The underwriter has a 45-day option from the date of the Initial Public Offering to purchase up to an additional 3,000,000 units to cover over-allotments, if any. On August 19, 2024, simultaneously with the closing of the Initial Public Offering, the underwriter elected to fully exercise the over-allotment option to purchase the additional 3,000,000 Units at a price of $10.00 per Unit.

The underwriter was entitled to a cash underwriting discount of $4,000,000 (2.0% of the gross proceeds of the units offered in the Initial Public Offering, excluding any proceeds from units sold pursuant to the underwriter’s over-allotment option). Additionally, the underwriter is entitled to a deferred underwriting discount of 4.40% of the gross proceeds of the Initial Public Offering held in the Trust Account other than those sold pursuant to the underwriter’s over-allotment option and 6.40% of the gross proceeds sold pursuant to the underwriter’s over-allotment option, $10,720,000 in the aggregate, payable upon the completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement. At June 30, 2025 and December 31, 2024, the balance of the deferred underwriting fee payable was $10,720,000.

Business Combination Agreement

On March 26, 2025, the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) by and among the Company, Terrestrial Energy, and Merger Sub, pursuant to which, among other things and subject to the terms and conditions contained therein, Merger Sub will merge with and into Terrestrial Energy (the “Merger”), with Terrestrial Energy continuing as the Surviving Company. The combined company’s business will continue to operate through Terrestrial Energy and its subsidiaries.

Pursuant to the Business Combination Agreement, the aggregate consideration to be paid in the Merger in respect of each Terrestrial Energy Common Share and each Terrestrial Energy Series A Preferred Share that is issued and outstanding immediately prior to the Effective Time (as defined in the Business Combination Agreement), will be a number of shares of Domesticated Common Stock equal to the Exchange Ratio (the “Per Share Base Consideration”). The “Exchange Ratio” is equal to the number of shares of Domesticated Common Stock equal to the quotient of (i)(a) $925,000,000, divided by (b) the Redemption Price divided by (ii) the Terrestrial Energy Fully Diluted Capital (as defined in the Business Combination Agreement).

The Business Combination Agreement and the Business Combination were unanimously approved by the board of directors of the Company and the board of directors of Terrestrial Energy.

The Business Combination is expected to close in the fourth quarter of 2025, subject to the receipt of the required approvals by Company’s shareholders and the fulfilment of other customary closing conditions.

In addition to the Merger, the Company will, subject to obtaining the required shareholder approvals and at least one (1) day prior to the date of the closing of the Business Combination (the “Closing”), change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). The Company will provide its public shareholders the opportunity to elect, at least two (2) business days prior to the Company shareholder’s meeting, to redeem their shares on the terms and conditions set forth in the Business Combination Agreement and the Company’s governing documents (the “Redemption”). Subject to the receipt of approval from shareholders of the Company, and at least one (1) day prior to the Domestication, the Company will carry out the Redemption.

By virtue of the Domestication and subject to the satisfaction or waiver of the conditions of the Business Combination Agreement, including approval of the Company’s shareholders: (i) immediately prior to the Domestication, each of the then issued and outstanding Class B Ordinary Shares of the Company will convert automatically, on a one-for-one basis, into one (1) Class A Ordinary Share, par value of $0.0001 per share, of the Company (the “Sponsor Share

HCM II ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Conversion”); and (ii) immediately following the Sponsor Share Conversion, in connection with the Domestication, (x) each then issued and outstanding Class A Ordinary Share (other than any Class A Ordinary Share included in the Cayman Purchaser Units (as defined in the Business Combination Agreement)) will convert automatically, on a one-for-one basis, into one (1) share of common stock, par value $0.0001 per share, of the Company (after the Domestication) (the “Domesticated Common Stock”); (y) each of the then issued and outstanding warrants (other than any Cayman Purchaser Public Warrants (as defined in the Business Combination Agreement) included in the Cayman Purchaser Units) representing the right to purchase one (1) Class A Ordinary Share will convert automatically into a warrant to acquire one (1) share of Domesticated Common Stock (each a “Domesticated Warrant”); and (z) each of the then issued and outstanding Cayman Purchaser Units will be cancelled and each holder thereof will be entitled to one (1) share of Domesticated Common Stock and one-half (1/2) of one (1) Domesticated Warrant.

The Company has also entered into PIPE Subscription Agreements, each dated March 26, 2025, with the PIPE Investors, pursuant to which, among other things, the Company has agreed to issue and sell, in private placements to close immediately prior to or substantially concurrently with the Closing, an aggregate of 5,000,000 shares of Domesticated Common Stock for a purchase price of $10.00 per share. The PIPE Investors are permitted, under the PIPE Subscription Agreements, to satisfy their commitments thereunder if they hold shares of Domesticated Common Stock that qualify as Non-Redeemed Shares (as defined in the PIPE Subscription Agreements), subject to certain conditions and restrictions set forth in the PIPE Subscription Agreements.

The Company accounts for the Forward Purchase Agreement as a derivative instrument in accordance with the guidance in ASC 815-40. The instrument is subject to re-measurement at each balance sheet date, with changes in fair value recognized in the condensed consolidated statement of operations. The ability of the Company to receive any of the proceeds of the Forward Purchase Agreement is dependent upon the financial metrics of the business combination target, among other factors, rendering the receipt of such proceeds outside the control of the Company. As of June 30, 2025, the fair value of the forward purchase liability was $1,057,124.

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue a total of 1,000,000 preference shares at par value of $0.0001 each. As of June 30, 2025 and December 31, 2024, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue a total of 200,000,000 Class A ordinary shares at par value of $0.0001 each. As of June 30, 2025 and December 31, 2024, there were no shares of Class A ordinary shares issued or outstanding, excluding 23,000,000 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue a total of 20,000,000 Class B ordinary shares at par value of $0.0001 each. On April 8, 2024, the Company issued 5,750,000 Class B ordinary shares to the Sponsor for $25,000, or approximately $0.004 per share. As of June 30, 2025 and December 31, 2024, there were 5,750,000 Class B ordinary shares issued and outstanding.

The founder shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or any other equity-linked securities, are issued or deemed issued in excess of the amounts sold in this offering and related to or in connection with the closing of the initial Business Combination, the ratio at which Class B ordinary shares convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 20% of the sum of (i) the total number of all Class A ordinary shares outstanding upon the completion of this offering (including any Class A ordinary shares issued pursuant to the underwriter’s over-allotment option and excluding the Class A ordinary

HCM II ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 7. SHAREHOLDERS’ DEFICIT (cont.)

shares underlying the private placement warrants issued to the Sponsor), plus (ii) all Class A ordinary shares and equity-linked securities issued or deemed issued, in connection with the closing of the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Sponsor or any of its affiliates or to the Company’s officers or directors upon conversion of working capital loans) minus (iii) any redemptions of Class A ordinary shares by public shareholders in connection with an initial Business Combination; provided that such conversion of founder shares will never occur on a less than one-for-one basis.

Holders of record of the Company’s Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in the amended and restated memorandum and articles of association or as required by the Companies Act or stock exchange rules, an ordinary resolution under Cayman Islands law and the amended and restated memorandum and articles of association, which requires the affirmative vote of at least a majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company is generally required to approve any matter voted on by shareholders. Approval of certain actions requires a special resolution under Cayman Islands law, which (except as specified below) requires the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting, and pursuant to the amended and restated memorandum and articles of association, such actions include amending the amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another the company. There is no cumulative voting with respect to the appointment of directors, meaning, following the initial Business Combination, the holders of more than 50% of the ordinary shares voted for the appointment of directors can elect all of the directors. Prior to the consummation of the initial Business Combination, only holders of the Class B ordinary shares will (i) have the right to vote on the appointment and removal of directors and (ii) be entitled to vote on continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend the constitutional documents or to adopt new constitutional documents, in each case, as a result of the approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). Holders of the Class A ordinary shares will not be entitled to vote on these matters during such time. These provisions of the amended and restated memorandum and articles of association may only be amended if approved by a special resolution passed by the affirmative vote of at least 90% (or, where such amendment is proposed in respect of the consummation of the initial Business Combination, two-thirds) of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company.

NOTE 8. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

HCM II ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 8. FAIR VALUE MEASUREMENTS (cont.)

The following tables present information about the Company’s assets that are measured at fair value on June 30, 2025 and December 31, 2024, and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Fair Value Measured as of June 30, 2025
	Level 1	Level 2	Level 3	Total
Assets
Money market mutual fund held in Trust Account	$240,134,175	$—	$—	$240,134,175
Liabilities:
Forward purchase agreement liability	$—	$—	$1,057,124	$1,057,124
Total forward purchase agreement liability	$—	$—	$1,057,124	$1,057,124
	Fair Value Measured as of December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets
Money market mutual fund held in Trust Account	$235,193,585	$—	$—	$235,193,585

Forward Purchase Agreement Liability

In order to calculate the fair value of the forward purchase agreement derivative liability, the Company utilized the following inputs:

	March 26, 2025 (Initial measurement)	June 30, 2025
Probability of business combination	90%	90%
Underlying ordinary share price	$10.80	$11.10
Term (years)	0.42	0.25
Risk-free rate	4.28%	4.41%
Volatility	10.73%	28.82%

The following table presents the changes in the fair value of the forward purchase agreement (“FPA”) derivative liability:

FPA
Fair value as of March 26, 2025 (initial measurement)	$893,425
Change in fair value	(223,693)
Fair value as of March 31, 2025	$669,732
Change in fair value	387,392
Fair value as of June 30, 2025	$1,057,124

The change in the fair value of the forward purchase agreement liability for the six months ended June 30, 2025 is $163,699. There was no forward purchase agreement liability for the six months ended June 30, 2024.

There were no transfers between fair value levels during the period ended June 30, 2025 and for the year ended December 31, 2024.

HCM II ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

NOTE 9. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their unaudited condensed consolidated financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Financial Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income that also is reported on the condensed consolidated statement of operations as net income or loss. The measure of segment assets is reported on the condensed consolidated balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income and total assets, which include the following:

	June 30, 2025	December 31, 2024
Marketable Securities held in trust account	$240,134,175	$235,193,585
Cash	$124,083	$668,089
	For the Three Months Ended June 30, 2025	For the Six Months Ended June 30, 2025	For the Period from April 4, 2024 (Inception) Through June 30, 2025
Net income (loss)	$601,027	$1,291,026	$(52,663)
General and administrative expenses	$1,489,307	$2,592,440	$52,663
Interest earned on marketable securities held in Trust Account	$2,477,726	$4,940,590	$—

The CODM reviews interest earned on the Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.

Net income and general and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the condensed consolidated statement of operations, are the significant segment expenses provided to the CODM on a regular basis. The accounting policies used to measure the profit and loss of the segment are the same as those described in the summary of significant accounting policies.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the condensed consolidated balance sheet date up to the date that the unaudited condensed consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
HCM II Acquisition Corp.

Opinion on the Financial Statement

We have audited the accompanying balance sheet of HCM II Acquisition Corp. (the “Company’) as of December 31, 2024, and the related statements of operations, changes in shareholders’ deficit and cash flows for the period from April 4, 2024 (inception) through December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the period from April 4, 2024 (inception) through December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 of the financial statements, the financial statements as of December 31, 2024, and for the period from April 4, 2024 (inception) through December 31, 2024 have been restated to correct a certain misstatement.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has a working capital deficit and needs to complete a Business Combination by the close of business on August 19, 2026, otherwise the Company will cease all operations except for the purpose of liquidating. The liquidity condition raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2024.

New York, New York

March 31, 2025, except for the effects of the Restatement disclosed in Note 2, as to which the date is July 17, 2025

PCAOB Number 100

HCM II ACQUISITION CORP.
BALANCE SHEET
DECEMBER 31, 2024

Assets
Current assets
Cash	$668,089
Other receivable	41,250
Due from Sponsor	4,466
Short-term prepaid insurance	90,250
Prepaid expenses	16,112
Total current assets	820,167
Long-term prepaid insurance	52,646
Marketable securities held in Trust Account	235,193,585
Total Assets	$236,066,398

Liabilities and Shareholders’ Deficit
Current Liabilities
Accrued expenses	$458,624
Total current liabilities	458,624
Deferred underwriting fee	10,720,000
Total Liabilities	11,178,624

Commitments and Contingencies (Note 7)
Class A ordinary shares subject to possible redemption, 23,000,000 shares at redemption value of $10.23 per share	235,193,585

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none issued or outstanding (excluding 23,000,000 shares subject to possible redemption)	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding	575
Additional paid-in capital	—
Accumulated deficit	(10,306,386)
Total Shareholders’ Deficit	(10,305,811)
Total Liabilities and Shareholders’ Deficit	$236,066,398

The accompanying notes are an integral part of the financial statement.

HCM II ACQUISITION CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM APRIL 4, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024

General and administrative costs	$634,797
Loss from operations	(634,797)

Other income:
Interest earned on marketable securities held in Trust Account	4,043,585
Total other income	4,043,585
Net income	$3,408,788

Weighted average shares outstanding of Class A ordinary shares	11,372,694
Basic and diluted net income per ordinary share, Class A ordinary shares	$0.20
Weighted average shares outstanding, Class B ordinary shares	5,297,048
Basic and diluted net income per ordinary share, Class B ordinary shares	$0.20

The accompanying notes are an integral part of the financial statement.

HCM II ACQUISITION CORP.
STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE PERIOD FROM APRIL 4, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – April 4, 2024 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor(1)	—	—	5,750,000	575	24,425	—	25,000
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	(7,348,508)	(13,715,174)	(21,063,682)
Sale of 6,850,000 Private Placement Warrants	—	—	—	—	6,850,000	—	6,850,000
Fair value of Public Warrants at issuance	—	—	—	—	529,000	—	529,000
Allocated value of transaction costs	—	—	—	—	(54,917)	—	(54,917)
Net income	—	—	—	—	—	3,408,788	3,408,788
Balance – December 31, 2024	—	$—	5,750,000	$575	$—	$(10,306,386)	$(10,305,811)

____________

(1)      Included up to 750,000 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (Note 8). On August 19, 2024, the Company consummated its IPO and sold 23,000,000 Units, including 3,000,000 Units sold pursuant to the full exercise of the underwriters’ option to purchase additional units to cover the over-allotment, hence the 750,000 shares of Class B ordinary shares were no longer subject to forfeiture.

The accompanying notes are an integral part of the financial statement.

HCM II ACQUISITION CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM APRIL 4, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024

Cash Flows from Operating Activities:
Net income:	$3,408,788
Adjustments to reconcile net income to net cash used in operating activities:
Operating costs paid by Sponsor in exchange for issuance of Class B founder shares	12,463
Payment of operation costs through promissory note	45,200
Interest earned on marketable securities held in Trust Account	(4,043,585)
Changes in operating assets and liabilities:
Other receivable	(41,250)
Prepaid expenses	(16,112)
Due from Sponsor	(4,466)
Short term prepaid insurance	(90,250)
Long term prepaid insurance	(52,646)
Accrued expenses	458,624
Net cash used in operating activities	(323,234)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(231,150,000)
Net cash used in investing activities	(231,150,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	226,000,000
Proceeds from sale of Private Placements Warrants	6,850,000
Repayment of promissory note – related party	(233,127)
Payment of offering costs	(475,550)
Net cash provided by financing activities	232,141,323

Net Change in Cash	668,089
Cash – Beginning of period	—
Cash – End of period	$668,089

Noncash financing activities:
Deferred offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$12,537
Deferred offering costs paid through promissory note – related party	$187,927
Deferred underwriting fee payable	$10,720,000
Accretion of Class A ordinary shares to redemption value	$21,063,682

The accompanying notes are an integral part of the financial statement.

HCM II ACQUISITION CORP.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

HCM II Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted corporation on April 4, 2024. The Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses (the “Business Combination”). As of December 31, 2024, the Company has not selected any specific Business Combination target, and the Company has not, nor has anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any Business Combination target with respect to an initial Business Combination with the Company.

As of December 31, 2024, the Company had not commenced any operations. All activity for the period from April 4, 2024 (inception) through December 31, 2024 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on August 15, 2024. On August 19, 2024, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the shares of Class A ordinary shares included in the Units being offered, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 6,850,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, in a private placement to the Company’s sponsor, HCM Investor Holdings II, LLC (the “Sponsor”), and Cantor Fitzgerald & Co., the representative of the underwriters of the initial Public Offering, generating gross proceeds of $6,850,000, which is described in Note 5.

Transaction costs amounted to $15,396,014, consisting of $4,000,000 of cash underwriting fee, $10,720,000 of deferred underwriting fee (see additional discussion in Note 7), and $676,014 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement Warrants, although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination (less deferred underwriting commissions).

The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net balance in the Trust Account (as defined below) (excluding the amount of deferred underwriting discounts held and taxes payable on the income earned on the Trust Account) at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

Following the closing of the Initial Public Offering, on August 19, 2024, an amount of $231,150,000 ($10.05 per Unit) from the net proceeds of the sale of the Units and the sale of the Private Placement Warrants was placed in the trust account (the “Trust Account”), with Continental Stock Transfer & Trust Company acting as trustee and will be invested in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations; the holding of these assets in this form is intended to be temporary and for the sole purpose of facilitating the intended business combination. To mitigate the risk that might be deemed to be an investment company for purposes of the Investment Company Act, which risk increases the longer that the Company holds investments in the Trust Account, the Company may, at any time (based on management team’s ongoing assessment of all factors

HCM II ACQUISITION CORP.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

related to the potential status under the Investment Company Act), instruct the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash or in an interest bearing demand deposit account at a bank. Nevertheless, the Company may be considered to be operating as an investment company and if the Company is deemed as such compliance with additional regulatory burdens would require additional expenses for which the Company has not allotted funds and would severely hinder the Company’s ability to compete a business combination. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the proceeds from the Initial Public Offering and the sale of the Private Placement Warrants will not be released from the Trust Account until the earliest of (i) the completion of the Company’s initial Business Combination, (ii) the redemption of the Company’s public shares if the Company is unable to complete the initial Business Combination within 24 months from the closing of the Initial Public Offering or by such earlier liquidation date as the board of directors may approve (the “Completion Window”), subject to applicable law, or (iii) the redemption of the Company’s public shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to (A) modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Company’s public shares if the Company has not consummated an initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.

The Company will provide the Company’s public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the initial Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two (2) Business Days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (less taxes payable), divided by the number of then outstanding public shares, subject to the limitations. The amount in the Trust Account is initially anticipated to be $10.05 per public share.

The ordinary shares subject to redemption were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” In such case, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

The Company will have only the duration of the Completion Window to complete the initial Business Combination. However, if the Company is unable to complete its initial Business Combination within the Completion Window, the Company will as promptly as reasonably possible but not more than ten (10) Business Days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will constitute full and complete payment for the public shares and completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation or other distributions, if any), subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors and subject to the other requirements of applicable law.

The Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares and public shares in connection with the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their founder shares and public shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association; (iii) waive their rights to liquidating distributions

HCM II ACQUISITION CORP.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the Completion Window and to liquidating distributions from assets outside the trust account; and (iv) vote any founder shares held by them and any public shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the Business Combination) in favor of the initial Business Combination.

The Company’s Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity obligations to the IPO’s underwriters for certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations.

Liquidity and Going Concern

As of December 31, 2024, the Company had $668,089 in its operating bank account and working capital of $361,543.

The Company initially has until August 19, 2026 to consummate the initial Business Combination (assuming no extensions). If the Company does not complete a Business Combination, the Company will trigger an automatic winding up, dissolution and liquidation pursuant to the terms of the Amended and Restated Memorandum and Articles of Association. Notwithstanding management’s belief that the Company would have sufficient funds to execute its business strategy, there is a possibility that business combination might not happen within the 24-month period from the date of the auditors’ report.

In connection with the Company’s assessment of going concern considerations in accordance with ASC 205-40, “Going Concern”, as of December 31, 2024, the Company may need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Management plans to address this uncertainty through a Business Combination. If a Business Combination is not consummated by the end of the Combination Period, currently August 19, 2026, there will be mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Combination Period. The Company intends to complete the initial Business Combination before the end of the Combination Period. However, there can be no assurance that the Company will be able to consummate any Business Combination by the end of the Combination Period.

HCM II ACQUISITION CORP.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The original footnote disclosure within Note 5. Related Party Transactions of the Original 10-K incorrectly described a transaction with its underwriter as a related party transaction. This description was incorrect. There is no impact on the Company’s balance sheet, statement of operations, cash flows, or shareholders’ equity as a result of this correction.

Accordingly, the previously issued financial statements as of December 31, 2024 and for the period from April 4, 2024 have been restated to remove the incorrect footnote disclosure. No other changes were required.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statement is presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statement in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $668,089 in cash as of December 31, 2024.

Marketable Securities held in Trust Account

As of December 31, 2024, the assets held in the Trust Account, amounting to $235,193,585, were held in a money market mutual fund.

HCM II ACQUISITION CORP.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Deferred offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the warrants and then to the Class A ordinary shares. Offering costs allocated to the Class A ordinary shares were charged to temporary equity and offering costs allocated to the Public and Private Placement Warrants were charged to shareholders’ equity as Public and Private Placement Warrants after management’s evaluation were accounted for under equity treatment.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2024, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Net Income per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income per ordinary share is computed by dividing net income by the weighted average number of shares of ordinary shares outstanding for the period. The Company has two classes of ordinary shares, which are referred to as redeemable Class A Ordinary Shares and non-redeemable Class B ordinary shares. Accretion associated with the redeemable shares of Class A Ordinary Shares is excluded from income per ordinary share as the redemption value approximates fair value.

HCM II ACQUISITION CORP.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following tables reflect the calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts):
	For the Period from April 4, 2024 (Inception) Through December 31, 2024
	Class A	Class B
Basic and diluted net income per ordinary share
Numerator:
Allocation of net income	$2,325,597	$1,083,191
Denominator:
Basic weighted average shares outstanding	11,372,694	5,297,048
Basic net income per ordinary share	$0.20	$0.20

Warrant Instruments

The Company accounted for the 11,500,000 Public and 6,850,000 Private Placement Warrants issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and classified the warrant instruments under equity treatment at their assigned values. Such guidance provides that the warrants described above were not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity in accordance with ASC 480 and ASC 815.

Class A Redeemable Share Classification

The public shares contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies public shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, as of December 31, 2024, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet. As of December 31, 2024, the Class A ordinary shares subject to redemption reflected in the balance sheet are reconciled in the following table:
Gross proceeds	$230,000,000
Less:
Proceeds allocated to Public Warrants	(529,000)
Class A ordinary shares issuance costs	(15,341,097)
Plus:
Accretion of carrying value to redemption value	21,063,682
Class A ordinary shares subject to possible redemption, December 31, 2024	$235,193,585

HCM II ACQUISITION CORP.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting” (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating officer decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted.

Management does not believe that any recently other issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statement.

NOTE 4. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, on August 19, 2024 the Company sold 23,000,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable Public Warrant. Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 5). Each warrant will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.

Warrants — As of December 31, 2024, there were 18,350,000 warrants outstanding, including 11,500,000 Public Warrants and 6,850,000 Private Placement Warrants. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. The warrants cannot be exercised until 30 days after the completion of the initial Business Combination, and will expire at 5:00 p.m., New York City time, five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

On October 10, 2024, the Company announced that, commencing on October 10, 2024, the holders of units issued in its Initial Public Offering may elect to separately trade shares of Class A ordinary shares and warrants included in the Units. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Units not separated will continue to trade on the Nasdaq under the symbol “HONDU.” Shares of Class A ordinary shares and the warrants are expected to trade on the Nasdaq under the symbols “HOND” and “HONDW,” respectively.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A ordinary share underlying such unit.

HCM II ACQUISITION CORP.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 4. INITIAL PUBLIC OFFERING (cont.)

Under the terms of the warrant agreement, the Company has agreed that, as soon as practicable, but in no event later than twenty (20) Business Days, after the closing of its Business Combination, it will use commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement for the Initial Public Offering or a new registration statement covering the registration under the Securities Act of the Class A ordinary shares issuable upon exercise of the warrants and thereafter will use its commercially reasonable efforts to cause the same to become effective within sixty (60) Business Days following the Company’s initial Business Combination and to maintain a current prospectus relating to the Class A ordinary shares issuable upon exercise of the warrants until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) Business Day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

If the holders exercise their public warrants on a cashless basis, they would pay the warrant exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” of the Class A ordinary shares over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the Class A ordinary shares for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00:    The Company may redeem the outstanding warrants:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any twenty (20) trading days within a thirty (30)-trading day period commencing at least 30 days after completion of the initial business combination and ending three (3) Business Days before we send the notice of redemption to the warrant holders.

Additionally, if the number of outstanding Class A ordinary shares is increased by a share capitalization payable in Class A ordinary shares, or by a subdivision of ordinary shares or other similar event, then, on the effective date of such share capitalization, subdivision or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to

HCM II ACQUISITION CORP.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 4. INITIAL PUBLIC OFFERING (cont.)

all or substantially all holders of ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the fair market value will be deemed a share capitalization of a number of Class A ordinary shares equal to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) and (ii) the quotient of (x) the price per Class A ordinary share paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and Cantor Fitzgerald & Co. purchased an aggregate of 6,850,000 warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per warrant, or $6,850,000 in the aggregate, in a private placement. Of those 6,850,000 Private Placement Warrants, the Sponsor purchased 4,275,000 Private Placement Warrants and Cantor Fitzgerald & Co. purchased 2,575,000 Private Placement Warrants. Each whole warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment.

The Private Placement Warrants were identical to the Public Warrants sold in the Initial Public Offering except that, so long as they are held by the Sponsor, Cantor Fitzgerald & Co. or their permitted transferees, the Private Placement Warrants (i) may not (including the Class A ordinary shares issuable upon exercise of these Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (ii) will be entitled to registration rights and (iii) with respect to private placement warrants held by Cantor Fitzgerald & Co. and/or its designees, will not be exercisable more than five years from the commencement of sales in this offering in accordance with Financial Industry Regulatory Authority (“FINRA”) Rule 5110(g)(8).

The Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares and public shares in connection with the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their founder shares and public shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the public shares if the Company has not consummated an initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the Completion Window and to liquidating distributions from assets outside the trust account; and (iv) vote any founder shares held by them and any public shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the Business Combination) in favor of the initial Business Combination.

HCM II ACQUISITION CORP.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

On April 8, 2024, the Sponsor made a capital contribution of $25,000, or approximately $0.004 per share, to cover certain of the Company’s expenses, for which the Company issued 5,750,000 founders shares to the Sponsor. Up to 750,000 of the founder shares may be surrendered by the Sponsor for no consideration depending on the extent to which the underwriters’ over-allotment is exercised. On August 19, 2024, the underwriters exercised their over-allotment option in full as part of the closing of the Initial Public Offering. As such, the 750,000 founder shares are no longer subject to forfeiture.

The Company’s initial shareholders have agreed not to transfer, assign or sell any of their founder shares and any Class A ordinary shares issued upon conversion thereof until the earlier to occur of (i) one (1) year after the completion of the initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the Company’s initial shareholders with respect to any founder shares (the “Lock-up”). Notwithstanding the foregoing, if (1) the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivision, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s shareholders having the right to exchange their shares for cash, securities or other property, the founder shares will be released from the Lock-up.

Promissory Note — Related Party

The Sponsor has agreed to loan the Company an aggregate of up to $300,000 to be used for a portion of the expenses of the Initial Public Offering. The loan is non-interest bearing, unsecured and due at the earlier of December 31, 2024 or the closing of the Initial Public Offering. The Company repaid all the outstanding balance of the note at the closing of the Initial Public Offering on August 19, 2024. Borrowings under the note are no longer available.

Administrative Services Agreement

The Company entered into an agreement, commencing on August 15, 2024, through the earlier of consummation of the initial Business Combination and the liquidation, to pay the Sponsor $15,000 per month for office space, utilities and secretarial and administrative support services. For the period from April 4, 2024 (inception) through December 31, 2024, the Company incurred $62,500 for these services.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into private placement warrants of the post Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. As of December 31, 2024, no such Working Capital Loans were outstanding.

HCM II ACQUISITION CORP.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 7. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to Eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above-mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial Business Combination and any target business with which the Company may ultimately consummate an initial Business Combination.

Registration Rights

The holders of the founder shares, Private Placement Warrants and the Class A ordinary shares underlying such Private Placement Warrants and Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans will have registration rights to require the Company to register a sale of any of the Company’s securities held by them and any other securities of the Company acquired by them prior to the consummation of the initial Business Combination pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain piggyback registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriter’s Agreement

The underwriters have a 45-day option from the date of the Initial Public Offering to purchase up to an additional 3,000,000 units to cover over-allotments, if any. On August 19, 2024, simultaneously with the closing of the Initial Public Offering, the underwriters elected to fully exercise the over-allotment option to purchase the additional 3,000,000 Units at a price of $10.00 per Unit.

The underwriters were entitled to a cash underwriting discount of $4,000,000 (2.0% of the gross proceeds of the units offered in the Initial Public Offering, excluding any proceeds from units sold pursuant to the underwriters’ over-allotment option). Additionally, the underwriters are entitled to a deferred underwriting discount of 4.40% of the gross proceeds of the Initial Public Offering held in the Trust Account other than those sold pursuant to the underwriters over-allotment option and 6.40% of the gross proceeds sold pursuant to the underwriter’s over-allotment option, $10,720,000 in the aggregate, payable upon the completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement. At December 31, 2024, the balance of the deferred underwriting fee payable was $10,720,000.

HCM II ACQUISITION CORP.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 8. SHAREHOLDER’S DEFICIT

Preference Shares — The Company is authorized to issue a total of 1,000,000 preference shares at par value of $0.0001 each. As of December 31, 2024, there were no shares of preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue a total of 200,000,000 Class A ordinary shares at par value of $0.0001 each. As of December 31, 2024, there were no shares of Class A ordinary shares issued or outstanding, excluding 23,000,000 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue a total of 20,000,000 Class B ordinary shares at par value of $0.0001 each. On April 8, 2024, the Company issued 5,750,000 Class B ordinary shares to the Sponsor for $25,000, or approximately $0.004 per share. As of December 31, 2024, there were 5,750,000 Class B ordinary shares issued and outstanding.

The founder shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or any other equity-linked securities, are issued or deemed issued in excess of the amounts sold in this offering and related to or in connection with the closing of the initial Business Combination, the ratio at which Class B ordinary shares convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 20% of the sum of (i) the total number of all Class A ordinary shares outstanding upon the completion of this offering (including any Class A ordinary shares issued pursuant to the underwriters’ over-allotment option and excluding the Class A ordinary shares underlying the private placement warrants issued to the sponsor), plus (ii) all Class A ordinary shares and equity-linked securities issued or deemed issued, in connection with the closing of the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Sponsor or any of its affiliates or to the Company’s officers or directors upon conversion of working capital loans) minus (iii) any redemptions of Class A ordinary shares by public shareholders in connection with an initial Business Combination; provided that such conversion of founder shares will never occur on a less than one-for-one basis.

Holders of record of the Company’s Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in the amended and restated memorandum and articles of association or as required by the Companies Act or stock exchange rules, an ordinary resolution under Cayman Islands law and the amended and restated memorandum and articles of association, which requires the affirmative vote of at least a majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company is generally required to approve any matter voted on by shareholders. Approval of certain actions requires a special resolution under Cayman Islands law, which (except as specified below) requires the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting, and pursuant to the amended and restated memorandum and articles of association, such actions include amending the amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another the company. There is no cumulative voting with respect to the appointment of directors, meaning, following the initial Business Combination, the holders of more than 50% of the ordinary shares voted for the appointment of directors can elect all of the directors. Prior to the consummation of the initial Business Combination, only holders of the Class B ordinary shares will (i) have the right to vote on the appointment and removal of directors and (ii) be entitled to vote on continuing the company in a jurisdiction outside the Cayman Islands (including any special resolution required

HCM II ACQUISITION CORP.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 8. SHAREHOLDER’S DEFICIT (cont.)

to amend the constitutional documents or to adopt new constitutional documents, in each case, as a result of the approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). Holders of the Class A ordinary shares will not be entitled to vote on these matters during such time. These provisions of the amended and restated memorandum and articles of association may only be amended if approved by a special resolution passed by the affirmative vote of at least 90% (or, where such amendment is proposed in respect of the consummation of the initial Business Combination, two-thirds) of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company.

NOTE 9. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on December 31, 2024, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	December 31, 2024
Assets:
Money market mutual fund held in Trust Account	1	$235,193,585

The following table presents information about the Company’s assets that are measured at fair value on August 19, 2024, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	August 19, 2024
Equity:
Fair value of Public Warrants for Class A ordinary shares subject to redemption allocation	3	$529,000

HCM II ACQUISITION CORP.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

The fair value of Public Warrants was determined using Monte Carlo Simulation Model. The Public Warrants have been classified within shareholders’ deficit and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the valuation of the Public Warrants:

August 19, 2024
Underlying share price	$9.98
Exercise price	$11.50
Term (years)	7.0
Risk-free rate	3.78%
Volatility	9.0%

The Company accounted for warrants issued at the IPO under equity treatment, as such, no subsequent re-measurement is required.

NOTE 10. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Financial Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment

The CODM assesses performance for the single segment and decides how to allocate resources based on net income that also is reported on the statement of operations as net income. The measure of segment assets is reported on the balance sheet as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income and total assets, which include the following:

December 31, 2024
Trust Account	$235,193,585
Cash	$668,089
December 31, 2024
Net income (loss)	$3,408,788
General and administrative expenses	$634,797
Interest earned on marketable securities held in Trust Account	$4,043,585

The CODM reviews interest earned on the Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.

HCM II ACQUISITION CORP.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 10. SEGMENT INFORMATION (cont.)

Net income (loss) and general and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis. The accounting policies used to measure the profit and loss of the segment are the same as those described in the summary of significant accounting policies.

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the accompanying financial statements.

On March 26, 2025, the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) by and among the Company, Terrestrial Energy Inc., a Delaware corporation (“Terrestrial Energy”), and HCM II Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Company (“Merger Sub”), pursuant to which, among other things and subject to the terms and conditions contained therein, Merger Sub will merge with and into Terrestrial Energy (the “Merger”), with Terrestrial Energy continuing as the surviving entity (the “Surviving Company”). The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination.” The combined company’s business will continue to operate through Terrestrial Energy and its subsidiaries.

The Business Combination Agreement and the Business Combination were unanimously approved by the board of directors of the Company and the board of directors of Terrestrial Energy.

The Business Combination is expected to close in the fourth quarter of 2025, subject to the receipt of the required approvals by Company’s shareholders and the fulfilment of other customary closing conditions.

In addition to the Merger, the Company will, subject to obtaining the required shareholder approvals and at least one (1) day prior to the date of the Closing, change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. The Company will provide its public shareholders the opportunity to elect, at least two (2) Business Days prior to the Company shareholder’s meeting, to redeem their shares on the terms and conditions set forth in the Business Combination Agreement and the Company’s governing documents (the “Redemption”). Subject to the receipt of approval from shareholders of the Company, and at least one (1) day prior to the Domestication, the Company will carry out the Redemption.

By virtue of the Domestication and subject to the satisfaction or waiver of the conditions of the Business Combination Agreement, including approval of the Company’s shareholders: (i) immediately prior to the Domestication, each of the then issued and outstanding Class B Ordinary Shares of the Company will convert automatically, on a one-for-one basis, into one (1) Class A Ordinary Share, par value of $0.0001 per share, of the Company; and (ii) immediately following the Sponsor Share Conversion, in connection with the Domestication, (x) each then issued and outstanding Class A Ordinary Share (other than any Class A Ordinary Share included in the Cayman Purchaser Units (as defined in the Business Combination Agreement)) will convert automatically, on a one-for-one basis, into one (1) share of common stock, par value $0.0001 per share, of the Company (after the Domestication) (the “New Terrestrial Common Share”); (y) each of the then issued and outstanding warrants (other than any Cayman Purchaser Public Warrants (as defined in the Business Combination Agreement) included in the Cayman Purchaser Units) representing the right to purchase one (1) Class A Ordinary Share will convert automatically into a warrant to acquire one (1) share of New Terrestrial

HCM II ACQUISITION CORP.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 11. SUBSEQUENT EVENTS (cont.)

Common Share (each a “New Terrestrial Warrant”); and (z) each of the then issued and outstanding Cayman Purchaser Units will be cancelled and each holder thereof will be entitled to one share of New Terrestrial Common Share and one-half (1/2) of one (1) New Terrestrial Warrant.

The Company has also entered into the PIPE Subscription Agreements, each dated as of March 26, 2025, with the PIPE Investors, pursuant to which, among other things, the Company has agreed to issue and sell, in private placements to close immediately prior to or substantially concurrently with the Closing, the PIPE Financing. The PIPE Investors are permitted, under the PIPE Subscription Agreements, to satisfy their commitments thereunder if they hold shares of New Terrestrial Common Share that qualify as Non-Redeemed Shares (as defined herein), subject to certain conditions and restrictions set forth in the PIPE Subscription Agreements.

Terrestrial Energy Inc.
Condensed Consolidated Balance Sheets
(Expressed in U.S. Dollars)

	June 30, 2025	December 31, 2024
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$32,383,312	$3,021,795
Prepaid expenses and other current assets	466,390	270,091
Total current assets	32,849,702	3,291,886

Property and equipment, net	981,700	770,548
Intangible assets, net	657,416	616,972
Right-of-use assets	565,150	622,450
Other assets	93,487	29,748
Total Assets	$35,147,455	$5,331,604

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$3,714,820	$748,867
Operating lease liabilities, current	136,422	114,507
Finance lease liabilities, current	107,309	140,796
Preferred stock subscription payable	25,797,200	—
Related party advance (Note 4)	—	100,000
Total current liabilities	29,755,751	1,104,170

Convertible notes, net of debt discount	21,618,489	13,708,832
Accrued interest on convertible notes	1,415,481	266,554
Convertible notes, net of debt discount – related parties (Note 4)	4,068,774	2,371,994
Accrued interest on convertible notes – related parties (Note 4)	291,159	57,116
Operating lease liabilities, noncurrent	552,963	598,493
Finance lease liabilities, noncurrent	46,963	49,044
Deferred tax liabilities, net	665,953	665,953
Total liabilities	58,415,533	18,822,156

Commitments and Contingencies (Note 8)

Stockholders’ Deficit
Preferred shares, $0.001 par value; 4,000,000 authorized shares; 137,672 shares issued and outstanding as of June 30, 2025 and December 31, 2024	138	138
Common shares, $0.001 par value; 6,000,000 authorized shares; 738,331 shares issued and outstanding as of June 30, 2025 and December 31, 2024	738	738
Preferred exchangeable shares, $0.001 par value; 6,200 shares issued and outstanding as of June 30, 2025 and December 31, 2024	6	6
Common exchangeable shares, $0.001 par value; 530,924 shares issued and outstanding as of June 30, 2025 and December 31, 2024	531	531
Additional paid-in-capital	85,767,482	82,779,088
Accumulated deficit	(109,109,262)	(96,608,242)
Accumulated other comprehensive income	72,289	337,189
Total stockholders’ deficit	(23,268,078)	(13,490,552)
Total liabilities and stockholders’ deficit	$35,147,455	$5,331,604

The accompanying notes are an integral part of these condensed consolidated financial statements.

Terrestrial Energy Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Expressed in U.S. Dollars)
(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2025	2024	2025	2024
REVENUES
Engineering services revenue	$—	$125,037	$—	$125,037

OPERATING EXPENSES
Research and development costs	1,440,788	1,260,948	2,849,185	2,507,360
General and administrative	3,530,992	978,646	6,819,977	2,421,389
Depreciation and amortization	197,557	334,798	378,737	698,407
Total Operating Expenses	5,169,337	2,574,392	10,047,899	5,627,156
OPERATING LOSS	(5,169,337)	(2,449,355)	(10,047,899)	(5,502,119)

OTHER (EXPENSE) INCOME
Government grants	144,620	150,266	167,976	288,073
Interest expense	(1,238,163)	(128,133)	(2,537,333)	(237,643)
Interest expense – related party (Note 4)	(91,004)	(47,591)	(162,202)	(62,175)
Loss on extinguishment of debt	—	(1,183,289)	—	(1,183,289)
Interest income	7,850	11,127	11,360	30,261
Foreign exchange gain (loss)	96,907	(8,879)	67,078	4,429
OTHER (EXPENSE) INCOME	(1,079,790)	(1,206,499)	(2,453,121)	(1,160,344)
Net loss before income tax	(6,249,127)	(3,655,854)	(12,501,020)	(6,662,463)
Income tax benefit	—	—	—	—
Net loss	(6,249,127)	(3,655,854)	(12,501,020)	(6,662,463)

Less: Net income attributable to noncontrolling interest	—	9,258	—	54,838
Net loss attributable to common stockholders	$(6,249,127)	$(3,665,112)	$(12,501,020)	$(6,717,301)

Loss per common share, basic and diluted	$(4.92)	$(3.04)	$(9.85)	$(5.57)
Weighted-Average Shares of Common Shares Outstanding, Basic and diluted	1,269,255	1,206,205	1,269,255	1,206,205

Net loss	$(6,249,127)	$(3,655,854)	$(12,501,020)	$(6,662,463)
Other comprehensive income (loss) net of tax:
Foreign currency translation adjustments	561,554	668,858	(264,900)	573,503
Comprehensive loss	$(5,687,573)	$(2,986,996)	$(12,765,920)	$(6,088,960)
Less: Net income attributable to noncontrolling interest	—	9,258	—	54,838
Comprehensive loss attributable to common stockholders	$(5,687,573)	$(2,996,254)	$(12,765,920)	$(6,143,798)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Terrestrial Energy Inc.
Condensed Consolidated Statements of Changes in Stockholders’ Deficit
(Expressed in U.S. Dollars)
(Unaudited)

	Preferred Shares		Common Shares		Preferred Exchangeable Shares		Common Exchangeable Shares		Additional Paid-In- Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2024	137,672	$138	738,331	$738	6,200	$6	530,924	$531	$82,779,088	$337,189	$(96,608,242)	$(13,490,552)
Stock-based compensation	—	—	—	—	—	—	—	—	179,801	—	—	179,801
Issuance of warrants in connection with convertible notes	—	—	—	—	—	—	—	—	2,594,531	—	—	2,594,531
Currency translation adjustments	—	—	—	—	—	—	—	—	—	(826,454)	—	(826,454)
Net loss for the period	—	—	—	—	—	—	—	—	—	—	(6,251,893)	(6,251,893)
Balance, March 31, 2025	137,672	138	738,331	738	6,200	6	530,924	531	85,553,420	(489,265)	(102,860,135)	(17,794,567)
Stock-based compensation	—	—	—	—	—	—	—	—	214,062	—	—	214,062
Currency translation adjustments	—	—	—	—	—	—	—	—	—	561,554	—	561,554
Net loss for the period	—	—	—	—	—	—	—	—	—	—	(6,249,127)	(6,249,127)
Balance, June 30, 2025	137,672	$138	738,331	$738	6,200	$6	530,924	$531	$85,767,482	$72,289	$(109,109,262)	$(23,268,078)
	Preferred Shares		Common Shares		Preferred Exchangeable Shares		Common Exchangeable Shares		Additional Paid-In- Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Terrestrial Energy Inc. Stockholders’ Deficit	Attributable to Non- Controlling Interest	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2023	137,672	$138	675,281	$675	6,200	$6	530,924	$531	$79,769,519	$(58,336)	$(85,122,832)	$(5,410,299)	$534,611	$(4,875,688)
Stock-based compensation	—	—	—	—	—	—	—	—	155,539	—	—	155,539	—	155,539
Currency translation adjustments	—	—	—	—	—	—	—	—	—	(95,355)	—	(95,355)	—	(95,355)
Net loss for the period	—	—	—	—	—	—	—	—	—	—	(3,052,189)	(3,052,189)	45,580	(3,006,609)
Balance, March 31, 2024	137,672	138	675,281	675	6,200	6	530,924	531	79,925,058	(153,691)	(88,175,021)	(8,402,304)	580,191	(7,822,113)
Stock-based compensation	—	—	—	—	—	—	—	—	161,323	—	—	161,323	—	161,323
Currency translation adjustments	—	—	—	—	—	—	—	—	—	668,858	—	668,858	—	668,858
Issuance of warrants in connection with convertible notes, net of tax	—	—	—	—	—	—	—	—	2,006,982	—	—	2,006,982	—	2,006,982
Loss on extinguishment of debt from related parties	—	—	—	—	—	—	—	—	(202,204)	—	—	(202,204)	—	(202,204)
Net loss for the period	—	—	—	—	6,200	6	530,924	531	—	—	(3,665,112)	(3,665,112)	9,258	(3,655,854)
Balance, June 30, 2024	137,672	$138	675,281	$675	6,200	$6	530,924	$531	$81,891,159	$515,167	$(91,840,133)	$(9,432,457)	$589,449	$(8,843,008)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Terrestrial Energy Inc.
Condensed Consolidated Statements of Cash Flows
(Expressed in U.S. Dollars)
(Unaudited)

	Six Months ended June 30,
	2025	2024
Cash flows from operating activities
Net loss	$(12,501,020)	$(6,662,463)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	378,737	698,407
Amortization of debt discount	1,215,968	136,714
Loss on extinguishment of debt	—	1,183,289
Stock-based compensation	393,863	316,862
Unrealized foreign currency transaction loss (gain)	(297,762)	728,218
Noncash lease expense	135,962	59,149
Changes in operating assets and liabilities
Accounts receivable	—	19,184
Prepaid expenses and other current assets	(267,469)	(208,727)
Accounts payable and accrued expenses	2,735,324	238,618
Accrued interest	1,148,927	146,133
Accrued interest – related parties	234,042	5,348
Operating lease liabilities	(61,719)	(69,118)
Net cash used in operating activities	(6,885,147)	(3,408,386)

Cash flows from investing activities
Purchases of intangible assets	(25,743)	(26,831)
Purchases of property and equipment	(525,744)	(249,960)
Net cash used in investing activities	(551,487)	(276,791)

Cash flows from financing activities
Proceeds from issuance of convertible notes	9,335,000	—
Proceeds from issuance of convertible notes – related parties	1,650,000	—
Proceeds from preferred stock subscription payable	25,797,200	—
Repayment of finance lease liabilities	(87,019)	(17,276)
Net cash provided by (used in) financing activities	36,695,181	(17,276)

Effect of exchange rate changes on cash and cash equivalents	102,970	1,096,149

Increase (decrease) in cash and cash equivalents during the period	29,361,517	(2,606,304)
Cash and cash equivalents, beginning of period	3,021,795	4,600,530
Cash and cash equivalents, end of period	$32,383,312	$1,994,226

Supplemental cash flow information
Interest paid	$—	$—

Supplemental noncash investing and financing activities
Recognition of warrants in connection with convertible notes, net of tax	$2,594,531	$2,006,982
Related party debt extinguishment	$—	$202,204

The accompanying notes are an integral part of these condensed consolidated financial statements.

Terrestrial Energy Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in U.S. Dollars)
(Unaudited)

1. Organization and Description of Business

Terrestrial Energy Inc. (the “Company” or “TEI”), a Company incorporated under the laws of the State of Delaware, is a developing Generation IV nuclear technology, as defined by the Generation IV International Forum. The Company is committed to delivering reliable, resilient, emission-free, and cost-competitive energy by developing and deploying its patented Integral Molten Salt Reactor (“IMSR”) for commercial operation.

Prior to April 5, 2024, the Company was incorporated under the Business Corporations Act of Ontario and was domiciled in Canada. On December 13, 2023 the Company entered into an agreement with Terrestrial Energy Delaware Inc. (“DelawareCo”) and Terrestrial Energy Canada (Exchange) Inc. (the “Arrangement Agreement”) pursuant to which TEI completed a corporate redomicile under the laws of the State of Delaware by way of a statutory plan of arrangement under Section 182 of the Business Corporations Act (Ontario) (the “Arrangement”) that provided for, among other things:

(a)     the issuance to holders of Class A Common Shares, at their election and subject to applicable eligibility criteria, for their Class A Common Shares of either: (i) shares of common stock of Terrestrial Energy Delaware Inc., par value $0.001 per share (the “DelawareCo Common Shares”), a corporation existing under the laws of the State of Delaware (“DelawareCo”), on a one-for-one basis; or (ii) common exchangeable shares in the capital of Terrestrial Energy Canada (Exchange) Inc. (the “Common Exchangeable Shares”), a corporation existing under the laws of the Province of Ontario (“ExchangeCo”) and a direct wholly-owned subsidiary of Terrestrial Energy Canada (Call) Inc., a corporation existing under the laws of the Province of Ontario and a direct, wholly-owned subsidiary of DelawareCo (“CallCo”), on a one-for-one basis;

(b)    the issuance to holders of Series 4 Preferred Shares, at their election and subject to applicable eligibility criteria, for their Series 4 Preferred Shares of either: (i) shares of Series A preferred stock in the capital of DelawareCo, par value $0.001 per share (the “DelawareCo Series A Preferred Shares”), on a one-for-one basis, or (ii) (A) Preferred Exchangeable Shares in the capital of ExchangeCo (the “Preferred Exchangeable Shares”, and together with the “Common Exchangeable Shares” the “Exchangeable Shares”), on a one-for-one basis;

(c)     the issuance to holders of Exchangeable Shares of voting shares in the Company proportionate to their beneficial ownership interest;

(d)    the entry by DelawareCo, CallCo and ExchangeCo into the Exchange and Support Agreement (the “Exchange and Support Agreement”);

(e)     the exchange of outstanding warrants issued by Terrestrial Energy (Ontario) Inc. (“TEON”) for warrants issued by TEI; and

(f)     the exchange of options exercisable for TEON securities for options exercisable for TEI securities.

The Arrangement became effective on April 5, 2024. Based on an assessment of the ownership and control of the Company both prior to and after the reorganization, the reorganization was accounted for as a transaction under common control. As a result, the assets and liabilities of the transferred entities were recognized at their carrying amounts at the date of transfer. In addition, the reorganization has been treated with retrospective application as of the beginning of the reporting period.

Merger Agreement

On March 26, 2025, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with HCM II Acquisition Corp., a Cayman Islands exempted company (which will transfer by way of continuation and domesticate as a Delaware corporation prior to the Closing (“HCM II”), and HCM II Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of HCM II (“Merger Sub”), pursuant to which, among other things and subject to the terms and conditions contained therein, Merger Sub will merge with and into

Terrestrial Energy Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in U.S. Dollars)
(Unaudited)

1. Organization and Description of Business (cont.)

the Company (the “Merger”), with the Company continuing as the surviving company. Under the terms of the Merger Agreement, the Company’s outstanding shares and convertible notes will be exchanged for shares in HCM II at an exchange ratio specified in the Business Combination Agreement. The closing of the Merger is subject to the receipt of the required approvals by the Company’s and HCM II’s shareholders and the fulfilment of other customary closing conditions set forth in the Business Combination Agreement. In connection with the closing of the Merger, HCM II will change its name to Terrestrial Energy Inc.

Liquidity and Going Concern

Historically, the Company’s primary sources of liquidity have been cash flows from private fundraising offerings from related parties or other investors and other financing activities to fund operations. For the six months ended June 30, 2025 and 2024, the Company reported operating losses of $10.0 million and $5.5 million, respectively, and negative cash flows from operations of $6.9 million and $3.4 million, respectively. As of June 30, 2025, the Company had an aggregate unrestricted cash balance of $32.4 million, a net working capital of $3.1 million, and accumulated deficit of $109.1 million.

The Company’s future capital requirements will depend on many factors, including the Company’s revenue growth rate, the timing and extent of spending to support further sales and marketing, and research and development efforts. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through additional equity or debt fundraising activities. If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these condensed consolidated financial statements are available to be issued. These condensed consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

2. Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all the information and footnotes required by U.S. GAAP for complete consolidated financial statements. The accompanying unaudited condensed consolidated financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of management, are necessary to present fairly the financial position, results of operations, and cash flows for the periods presented in accordance with US GAAP. Interim results are not necessarily indicative of the results for a full year. Therefore, these interim unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the years ended December 31, 2024 and 2023.

The Company has made certain revisions to the prior period information presented within the condensed consolidated financial statements to present 6,200 preferred exchangeable shares and 530,924 common exchangeable shares issued and outstanding (Note 5). The revisions had no effect on total liabilities, stockholders’ deficit or net loss after taxes as previously reported.

Terrestrial Energy Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in U.S. Dollars)
(Unaudited)

2. Significant Accounting Policies (cont.)

The unaudited condensed consolidated financial statements include the consolidated financial statements of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgments and assumptions. The Company believes that the estimates, judgments and assumptions made when accounting for items and matters such as, but not limited to, revenue recognition, determination of deferred income for government assistance, VIE determination, useful life of property and equipment and intangible assets, fair value of stock options granted, recognition of deferred income tax assets, determination of incremental borrowing rate used to measure lease liabilities, warrants, embedded derivatives in convertible notes, are reasonable based on information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the condensed consolidated financial statements, as well as amounts reported on the statements of operations during the periods presented. Actual results could differ from those estimates.

Variable Interest Entities

The Company determines at the inception of each arrangement whether an entity in which the Company holds an investment or in which the Company has other variable interests is considered a variable interest entity (“VIE”). The Company consolidates VIEs when it is the primary beneficiary. The primary beneficiary of a VIE is the party that meets both of the following criteria: (1) has the power to make decisions that most significantly affect the economic performance of the VIE and (2) has the obligation to absorb losses or the right to receive benefits that in either case could potentially be significant to the VIE.

In 2014, the Company agreed to establish Terrestrial Energy USA, Inc. (“TEUSA”), a Delaware corporation, which was initially majority owned by SWH Capital LLC (“SWH”), an entity owned and controlled by the CEO of the Company, with the minority interest owned by the Company. TEUSA’s purpose was to be an independent entity to commercialize IMSR technology for US market deployment with the support of the U.S. Federal and State governments. The Company and TEUSA held several officers and directors in common. Under mutual licensing agreements between the companies, the Company would receive revenue royalties in the event that the technology was successfully commercialized in the U.S. The Company concluded that the TEUSA was a Variable Interest Entity as defined by ASC 810. The Company performed an analysis to identify the primary beneficiary under the related party group (all under common control). Consequently, the accounts of the TEUSA were consolidated with the accounts of the Company, and a noncontrolling interest was recorded. Net assets and net income attributable to the non-controlling interest as of and for the six months ended June 30, 2024 was $0.6 million and $0.1 million, respectively.

On December 23, 2024, the Company entered into an agreement and plan of merger providing for the merger of TEUSA (the “TEUSA Merger”) into a wholly owned subsidiary of the Company. Immediately prior to the TEUSA Merger, TEUSA was 70.1% owned by SWH, and 29.9% owned by the Company. At the effective time of the TEUSA Merger, the separate corporate existence of TEUSA ceased and:

(a)     each share of TEUSA Common Stock held by TEON that was issued and outstanding immediately prior to the TEUSA Merger and all rights in respect thereof ceased to exist and was converted into the right to receive an amount in cash, without interest, equal to $12,362.64 (the “Per Share Cash TEUSA Merger Consideration”);

Terrestrial Energy Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in U.S. Dollars)
(Unaudited)

2. Significant Accounting Policies (cont.)

(b)    each share of TEUSA Common Stock held by SWH that was issued and outstanding immediately prior to the TEUSA Merger and all rights in respect thereof ceased to exist and was converted into the right to receive a number TEI Common Shares, equal to the Per Share Cash Merger Consideration divided by $100.00 (the “Per Share Stock Merger Consideration” and, together with the Per Share Cash TEUSA Merger Consideration, the “Merger Consideration”); and

(c)     each share of capital stock of Merger Sub issued and outstanding immediately prior to the TEUSA Merger remained outstanding following the consummation of the merger.

The effect of the TEUSA Merger is that the Company owns 100% of TEUSA as of December 23, 2024. In accordance with ASC 810, as the Company maintained controlling financial interest, the acquisition of the noncontrolling interest was accounted for as an equity transaction, consistent with ASC 810-10-45-23.

Foreign Currency

The Company’s reporting currency is the US dollar (“USD”). The functional currency of each subsidiary is determined by the currency of the primary economic environment in which the entity operates. The functional currency of TEON is the Canadian dollar (“CAD”), that of Terrestrial Energy Limited, a company incorporated under the laws of England and Wales, the Pound Sterling and that of Terrestrial Energy USA, Inc., the United States dollar. Assets and liabilities of the operating subsidiaries are translated at the spot rate in effect at the applicable reporting date. Revenues and expenses of the operating subsidiaries are translated at the average exchange rates in effect during the applicable period. The resulting foreign currency translation adjustment is recorded as Accumulated other comprehensive income (loss), which is reflected as a separate component of Stockholders’ Deficit. The functional currency is translated into U.S. dollars for balance sheet accounts using currency exchange rates in effect as of the balance sheet date, and for revenue and expense accounts using a weighted-average exchange rate during the respective reporting period. The transactions in foreign currency (that is a different currency than the functional currency of the entity) are converted at the exchange rate prevailing to the date of the transaction. The assets and liabilities denominated in foreign currencies are evaluated in the current period on the date of the closing or at the opening rate, when applicable. The translation adjustments are deferred as a separate component of equity in “Accumulated other comprehensive income (loss)”. Gains or losses resulting from transactions denominated in foreign currencies and intercompany debt that is not of a long-term investment nature are included in foreign exchange (gain) loss in the condensed consolidated statements of operations and comprehensive loss.

Concentration of Credit Risks

The Company’s cash accounts in a financial institution may at times exceed the Federal Depository Insurance coverage of $250,000. No losses have been incurred to date on any deposit balance.

Revenue Recognition

The Company determines revenue recognition through the following steps: a) identification of the contract with a customer, b) identification of the performance obligations in the contract, c) determination of the transaction price, d) allocation of the transaction price to the performance obligations in the contract and e) recognition of revenue when the Company satisfies a performance obligation.

The Company carries out engineering services for customers with revenue recognized typically on an over time basis. The Company’s contracts with the customer are to provide a significant service of integrating a complex set of tasks and components into a single deliverable. Consequently, the entire contract is accounted for as one performance obligation. The Company recognizes revenue from engineering services over time using an input method as performance obligations have no alternative use for the Company and the contracts would require payment to be received for the time and effort spent by the Company on progressing the contracts in the event of the customer

Terrestrial Energy Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in U.S. Dollars)
(Unaudited)

2. Significant Accounting Policies (cont.)

cancelling the contract prior to completion for any reason other than the Company’s failure to perform its obligations under the contract. Specifically, labor hours incurred are used to measure progress towards complete satisfaction of the service. This is considered a faithful depiction of the transfer of services as the contracts are initially priced on the basis of anticipated hours to complete the projects and, therefore, also represents the amount to which the Company would be entitled based on its performance to date.

The Company defers incremental costs of obtaining a customer contract and amortizes the deferred costs over the period that the related revenue is recognized. The Company had no material incremental costs to obtain customer contracts in any period presented.

The Company intends to disaggregate revenue into categories to provide useful information to the users of the condensed consolidated financial statements about the nature, amount, timing, and uncertainty of revenue and cash flows as the Company’s customer base expands.

Fair Value Measurements

Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The authoritative guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability developed based upon the best information available in the circumstances. The categorization of financial assets and liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy is broken down into three levels:

•        Level 1: Inputs are quoted prices in active markets for identical assets or liabilities.

•        Level 2: Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly.

•        Level 3: Inputs are unobservable for the asset or liability.

The carrying amounts of certain financial instruments, such as cash equivalents, prepaid expenses and other current assets, accounts payable and accrued expenses, approximate fair value due to their relatively short maturities.

Convertible Notes

The Company may enter into convertible notes, some of which contain, predominantly, fixed rate conversion features, whereby the outstanding principal and accrued interest may be converted by the holder, into common shares at a fixed discount to the market price of the common stock at the time of conversion. In this case, the convertible notes represent a financial instrument other than an outstanding share that embodies a conditional obligation that the issuer must or may settle by issuing a variable number of its equity shares. The Company records the convertible note liability at its fixed monetary amount by measuring and recording a premium, as applicable, on the convertible notes date in accordance with ASC Topic 480, Distinguishing Liabilities from Equity (“ASC 480”).

Warrants

The Company reviews the terms of warrants to purchase its common stock to determine whether warrants should be classified as liabilities or stockholders’ deficit in its condensed consolidated balance sheets. In order for a warrant to be classified in stockholders’ deficit, the warrant must be (i) indexed to the Company’s equity and (ii) meet the conditions for equity classification.

Terrestrial Energy Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in U.S. Dollars)
(Unaudited)

2. Significant Accounting Policies (cont.)

If a warrant does not meet the conditions for stockholders’ deficit classification, it is carried on the condensed consolidated balance sheets as a warrant liability measured at fair value, with subsequent changes in the fair value of the warrant recorded in other income (expense) in the condensed consolidated statements of operations and comprehensive loss. If a warrant meets both conditions for equity classification, the warrant is initially recorded, at its relative fair value on the date of issuance, in stockholders’ deficit in the condensed consolidated balance sheets, and the amount initially recorded is not subsequently remeasured at fair value.

Stock-Based Compensation

The Company accounts for stock-based compensation arrangements granted to employees in accordance with ASC 718, “Compensation: Stock Compensation”, by measuring the grant date fair value of the award and recognizing the resulting expense over the period during which the employee is required to perform service in exchange for the award. Equity-based compensation expense is only recognized for awards subject to performance conditions if it is probable that the performance condition will be achieved. The Company accounts for forfeitures when they occur.

The Company uses the Black-Scholes option pricing model to determine the grant date fair value of its stock-based compensation. This model requires the Company to estimate the expected volatility and the expected term of the stock options, which are highly complex and subjective variables. The Company uses an expected volatility of its stock price during the expected life of the options that is based on the historical performance of the Company’s stock price as well as including an estimate using similar companies. The expected term is computed using the simplified method as the Company’s best estimate given its lack of actual exercise history. The Company has selected a risk-free rate based on the implied yield available on U.S. Treasury securities with a maturity equivalent to the expected exercise term of the stock option.

Government Grants

Government grants are recognized where there is reasonable assurance that the grant will be received, and all attached conditions will be complied with. When the grant relates to an expense item, the grant is recognized in other income as government grants, deferred over the period necessary to match the grant on a systematic basis to the costs that it is intended to compensate. Where the grant relates to an asset, it is recognized as deferred income, and then recognized as income over the useful life of the related depreciable asset.

Net Loss Per Share

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The two-class method determines net income (loss) per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income (loss) available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to shares in undistributed earnings as if all income (loss) for the period had been distributed. The Company’s preferred stock does not contractually require the holders of such stock to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss attributable to common stockholders, such losses are not allocated to such participating securities.

Basic net loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common stock outstanding during the period, without consideration of potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common stock and potentially dilutive securities outstanding for the period. For purposes of this calculation, stock options and warrants have been excluded from the calculation of diluted net loss per share attributable to common stockholders as their effect is anti-dilutive for all periods presented.

Terrestrial Energy Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in U.S. Dollars)
(Unaudited)

2. Significant Accounting Policies (cont.)

Segment reporting

The Company has a single operating and reportable segment. The Company’s Chief Executive Officer (“CEO”) is its Chief Operating Decision Maker (“CODM”), who reviews financial information presented on a consolidated basis for the purposes of making operating decisions, allocating resources and evaluating financial performance.

Emerging Growth Company Status

The Company is expected to be an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these condensed consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recent Accounting Pronouncements

The Company has assessed the adoption impacts of recently issued accounting standards by the Financial Accounting Standards Board on the Company’s condensed consolidated financial statements as well as material updates to previous assessments, if any, to the Company’s annual audited consolidated financial statements and notes for the years ended December 31, 2024 and 2023, and noted no changes.

3. Convertible Notes and Convertible Notes — Related Parties

May 2023 Offering

From May 2023 through June 2023, the Company entered into subscription agreements for an offering of units with various investors, including related parties (“May 2023 Offering”). Each unit comprised of a convertible note due September 30, 2024 with a principal amount of $1,000 per unit bearing interest at 8%, and a warrant expiring March 31, 2028. The convertible notes (including unpaid interest) were automatically convertible into equity or equity linked securities of the Company in the case of the first of either a $150,000,000 equity or equity linked financing or an initial public offering (IPO) occurring before September 30, 2024. In the case of a $150,000,000 equity or equity linked financing the conversion would convert into equity or equity linked securities at a conversion price equal to 80% of the financing price. In the case of an IPO, the conversion would convert into the Company’s most recent issuance of equity or equity linked securities at a conversion price equal to 80% of the IPO issue price. In the event that no conversion event as described above occurred, the notes (principal and unpaid interest) would be exchanged for a secured promissory note repayable either on 30 days’ demand or on September 30, 2026. Each warrant issued by the Company entitled the holder to acquire up to $1,000 in equity or equity linked securities issued by the Company after March 31, 2023 but before September 30, 2024 at the price that such securities were issued.

The May 2023 Convertible Notes were initially recognized at proceeds received with a debt discount recognized in the full amount of the initial fair value of the bifurcated embedded derivative for a conversion feature. The warrants qualified as permanent equity under ASC 815-40; therefore, the warrants were recognized within paid-in capital and measured at relative fair value. When estimating the fair value of the Warrant, the Company has followed the guidance in ASC 820 Fair Value Measurement.

Terrestrial Energy Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in U.S. Dollars)
(Unaudited)

3. Convertible Notes and Convertible Notes — Related Parties (cont.)

The value of the warrants issued with the May 2023 Offering Convertible Notes was based on the Black-Scholes pricing model based on the following inputs:

May 2023 Offering
Stock price	$51.12
Exercise (Strike) price	Variable
Time to maturity (years)	3.5
Annualized risk-free rate	4.6%
Annualized volatility	50.0%

The May 2023 units were replaced by exchange in September 2023, see further discussion below.

September 2023 Offering

From September 2023 through October 2023, the Company entered into subscription and exchange agreements for an offering of units with various investors, including related parties (“September 2023 Offering”). Each unit was comprised of (i) a convertible note and (ii) five (5) warrants expiring July 31, 2028 to buy common shares of the Company at $200 exercisable in cash or by cashless exercise based on the market price of shares in the specified manner.

Each convertible note was a secured convertible note of the Company in the principal amount of $1,000 per unit due July 31, 2026 with a principal amount of $1,000 bearing interest at 8%. The convertible notes (including interest) were automatically convertible prior to maturity into (i) (a) the shares of the surviving entity following a SPAC (Special Purpose Acquisition Company) merger at a conversion price equal to 80% of the issue price of the securities issued by such surviving entity and (b) certain limited rights to the issue of additional surviving entity securities 21 days after the expiry of the lock ups associated with the SPAC merger transaction to compensate for any price evolution in the trading price of such securities below the issue price down to $5.00; (ii) common or preferred shares in the case of a $50,000,000 issuance of common or preferred shares (excluding units or monies raised in connection with a SPAC merger) at a conversion price equal to 80% of the issue price of such securities, or (iii) same class of shares of the Company issued in connection with an IPO at a conversion price equal to 80% of the price of such shares immediately post IPO.

Additionally, the Company entered into exchange agreements with each of the May 2023 Convertible Note holders whereby the holders received similar rights as under the September 2023 Offering. The Company concluded the exchanges met the definition of a troubled debt restructuring under ASC 470-60, Troubled Debt Restructurings by Debtors, as the Company was experiencing financial difficulties and the creditors granted a concession. The future undiscounted cash flows of the September 2023 Convertible Notes after the exchanges exceeded the carrying value of the May 2023 Convertible Notes prior to the exchanges. As such, the effective interest rate was adjusted prospectively, and no gain or loss was recognized.

The September 2023 Convertible Note are required to be accounted for as an ASC 480-10 liability as a result of the Variable Share Settlement provisions. The warrants qualified as permanent equity under ASC 815-40; therefore, the warrants were recognized within paid-in capital and measured at relative fair value. When estimating the fair value of the warrants, the Company followed the guidance in ASC 820 Fair Value Measurement.

Terrestrial Energy Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in U.S. Dollars)
(Unaudited)

3. Convertible Notes and Convertible Notes — Related Parties (cont.)

The value of the warrants issued with the September 2023 Offering Convertible Notes was based on Black-Scholes pricing model based on the following inputs:

September 2023 Offering
Stock price	$51.14
Exercise (Strike) price	$200
Time to maturity (years)	4.9
Annualized risk-free rate	4.4%
Annualized volatility	60.0%

The September 2023 units were replaced by exchange in 2024, see further discussion below.

2024 Bridge Round Offering

From April 2024 through December 2024 the Company entered into subscription and exchange agreements for an offering of units with various investors, including related parties (“Bridge Round Offering”). Each unit was comprised of (i) a convertible note and (ii) ten (10) warrants expiring July 31, 2028 to buy common stock of the Company at $100 exercisable in cash or by cashless exercise based on the market price of shares in the specified manner.

Each convertible note was a secured convertible note of the Company in the principal amount of $1,000 per unit due July 31, 2026 with a principal amount of $1,000 bearing interest at 8%. The convertible notes (including unpaid interest) were automatically convertible prior to maturity into (i) (a) the shares of the surviving entity following a SPAC (Special Purpose Acquisition Company) merger at a conversion price equal to 75% of the issue price of the securities issued by such surviving entity and (b) certain limited rights to the issue of additional surviving entity securities 21 days after the expiry of the lock ups associated with the SPAC merger transaction to compensate for any price evolution in the trading price of such securities below the issue price down to $5.00; (ii) the Company’s common or preferred stock in the case of a $50,000,000 issuance of common or preferred stock (excluding units or monies raised in connection with a SPAC merger) at a conversion price equal to 75% of the issue price of such securities, or (iii) same class of shares of the Company issued in connection with IPO shares at a conversion price equal to 75% of the price of such shares immediately post IPO.

The Company’s obligations under the convertible notes, are secured in favor of each convertible note holder by a guaranty made by the Company and a security interest in all present and after acquired personal property and assets of the Company. The convertible notes include a prohibition on the Company granting liens or security interests on its assets outside the ordinary course of business.

Additionally, the Company entered into exchange agreements with each of the September 2023 Convertible Note holders whereby the holders received similar rights as the 2024 Bridge Round Offering. The Company evaluated the exchange agreement and determined it was not required to be accounted for as a Troubled Debt Restructuring under ASC 470-60 as no concession was granted to the Company. The Company then evaluated the exchange under ASC 470-50, Debt — Modifications and Extinguishment.

The 2024 Bridge Round Convertible Notes are required to be accounted for as an ASC 480-10 liability as a result of the Variable Share Settlement provisions. The warrants qualified as permanent equity under ASC 815-40; therefore, the warrants were recognized within paid-in capital and measured at relative fair value. When estimating the fair value of the warrants, the Company has followed the guidance in ASC 820 Fair Value Measurement.

Terrestrial Energy Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in U.S. Dollars)
(Unaudited)

3. Convertible Notes and Convertible Notes — Related Parties (cont.)

The value of the warrants issued with the 2024 Bridge Round Offering was based on Black-Scholes pricing model based on the following inputs:

2024 Bridge Round Offering
Stock price	$52.06
Exercise (Strike) price	$100
Time to maturity (years)	4.1
Annualized risk-free rate	4.3%
Annualized volatility	63.0%

February 2025 Bridge Round Offering

During February 2025 the Company entered into subscription and exchange agreements for an offering of units with various investors, including related parties (“February 2025 Offering”) totaling $10,985,000. Each unit was comprised of (i) a convertible note and (ii) ten (10) warrants expiring July 31, 2028 to buy common stock of the Company at $100 exercisable in cash or by cashless exercise based on the market price of shares in the specified manner.

Each convertible note was a secured convertible note of the Company in the principal amount of $1,000 per unit due July 31, 2026 with a principal amount of $1,000 bearing interest at 8%. The convertible notes (including unpaid interest) were automatically convertible prior to maturity into (i) (a) the shares of the surviving entity following a SPAC (Special Purpose Acquisition Company) merger at a conversion price equal to 75% of the issue price of the securities issued by such surviving entity and (b) certain limited rights to the issue of additional surviving entity securities 21 days after the expiry of the lock ups associated with the SPAC merger transaction to compensate for any price evolution in the trading price of such securities below the issue price down to $5.00; (ii) the Company’s common or preferred stock in the case of a $50,000,000 issuance of common or preferred stock (excluding units or monies raised in connection with a SPAC merger) at a conversion price equal to 75% of the issue price of such securities, or (iii) same class of shares of the Company issued in connection with IPO shares at a conversion price equal to 75% of the price of such shares immediately post IPO.

The Company’s obligations under the convertible notes, are secured in favor of each convertible note holder by a guaranty made by the Company and a security interest in all present and after acquired personal property and assets of the Company. The convertible notes include a prohibition on the Company granting liens or security interests on its assets outside the ordinary course of business.

The February 2025 Offering Convertible Notes are required to be accounted for as an ASC 480-10 liability as a result of the Variable Share Settlement provisions. The warrants qualified as permanent equity under ASC 815-40; therefore, the warrants were recognized within paid-in capital and measured at relative fair value. When estimating the fair value of the warrants, the Company has followed the guidance in ASC 820 Fair Value Measurement.

The value of the warrants issued with the February 2025 Offering Convertible Notes was based on Black-Scholes pricing model based on the following inputs:

February 2025 Bridge Round Offering
Stock price	$64.93
Exercise (Strike) price	$100
Time to maturity (years)	3.4
Annualized risk-free rate	4.2%
Annualized volatility	51.3%

Terrestrial Energy Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in U.S. Dollars)
(Unaudited)

3. Convertible Notes and Convertible Notes — Related Parties (cont.)

Roll forward of Convertible Notes and Convertible Notes-Related Party

	Convertible Notes	Convertible Notes – Related Party
Balance at January 1, 2024	$7,918,528	$2,032,017
2024 Bridge Round Offering proceeds	6,563,000	650,000
Loss on extinguishment of debt	1,183,289	202,204
Recognition of debt discount	(2,173,509)	(514,827)
Foreign currency translation adjustment	(369,323)	(130,898)
Amortization of debt discount	586,847	133,498
Balance at December 31, 2024	$13,708,832	$2,371,994
February 2025 Bridge Round Offering proceeds	9,335,000	1,650,000
Recognition of debt discount	(2,323,073)	(271,458)
Amortization of debt discount	304,616	212,160
Balance at March 31, 2025	$21,025,375	$3,962,696
Amortization of debt discount	593,114	106,078
Balance at June 30, 2025	$21,618,489	$4,068,774

4. Related Party Balances and Transactions

The following table summarizes the Company’s related party transactions for:

	Three Months ended June 30,		Six Months ended June 30,
	2025	2024	2025	2024
Professional fees and expenses paid to companies controlled by officers included in general and administrative	$93,540	$107,538	$202,932	$203,161
Research and development expenses paid to companies controlled by officers included in general and administrative	$2,807	$3,156	$21,155	$18,120

These transactions are in the normal course of operations and are measured at fair value, which is the amount of consideration established and agreed to by the related parties.

During the year ended December 31, 2024, the Company issued 63,050 shares of Common Stock to SWH as consideration for all of the shares of common stock of TEUSA owned by SWH.

In December 2024, the Company received $100,000 in advance from a related party as in advance of the February 2025 Bridge Round Offering.

The Company has issued convertible notes to certain related parties, which include accrued interest (see Note 3).

Terrestrial Energy Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in U.S. Dollars)
(Unaudited)

5. Stockholders’ Deficit

Preferred Stock

The Company has authorized 4,000,000 shares of preferred stock, par value $0.001 per share. 150,000 shares of preferred stock have been designated as Series A Preferred Stock (“Series A Preferred Stock”) and 62,920 have been designated as Series A-1 Preferred Stock (“Series A-1 Preferred Stock”). These shares do not pay dividends, carry one vote per share, rank in preference ahead of common stock in the event of liquidation with any distribution being up to the amount originally subscribed by the relevant shareholder. Each share can be converted into one share of Common Stock at the option of the shareholder at any time. As of June 30, 2025 and December 31, 2024, 137,672 shares of Series A Preferred Stock were issued and outstanding. No Series A-1 Preferred Stock were issued or outstandings as of June 30, 2025 or December 31, 2024.

Preferred stock subscription payable

On July 1, 2025, the Company closed a private placement in which it sold an aggregate of 62,920 shares of Series A-1 Preferred Stock, raising gross proceeds of approximately $25.8 million before commissions (see Note 9). As of June 30, 2025, the proceeds received prior to close were recorded as a preferred stock subscription payable on the condensed consolidated balance sheets.

Common Stock

The Company’s Board of Directors has authorized 6,000,000 shares of $0.001 par value of Common Stock. As of June 30, 2025 and December 31, 2024, the Company has 738,331 shares of common stock issued and outstanding.

Common Stock Warrants

As of June 30, 2025, the Company had 283,430 outstanding warrants to purchase common stock at an exercise price of $100 per share.

As of December 31, 2024, the Company had 173,580 outstanding warrants to purchase common stock at an exercise price of $100 per share.

Call Options

Pursuant to various call option agreements entered into with certain stockholders prior to the Company’s redomicile and business combination, the Company retains the right to repurchase up to an aggregate of 137,000 shares of its outstanding common stock at fixed exercise prices ranging from $50.00 CAD to $100.00 USD per share. These call options are exercisable at the Company’s discretion and expire at various dates ranging from December 31, 2035, through March 7, 2043. The call options are not subject to any service, performance, or market-based vesting conditions and are not transferable without Company consent. The Company has not exercised any of these call options to date.

The options continue to be valid and enforceable following the April 5, 2024 redomicile and corporate reorganization. These instruments are presented within stockholders’ deficit at the original consideration price per share and are not remeasured unless exercised. The call option agreements will remain enforceable, and the respective call options will remain outstanding after the potential closing of the Business Combination Agreement unless previously exercised.

Exchangeable Shares

As of June 30, 2025 and December 31, 2024, the Company had 6,200 Preferred Exchangeable shares and 530,924 Common Exchangeable shares outstanding. These shares are legally issued by Terrestrial Energy Canada (Exchange) Inc., a wholly-owned subsidiary of the Company (“ExchangeCo”). Each exchangeable share is convertible on a 1-for-1

Terrestrial Energy Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in U.S. Dollars)
(Unaudited)

5. Stockholders’ Deficit (cont.)

basis into the Company’s preferred or common shares, either at the option of the holder or upon the occurrence of certain events, such as an initial public offering or change of control. The exchangeable shares carry economic rights and dividend entitlements equivalent to the Company’s corresponding equity instruments and participate in Company-level voting through a special voting mechanism. Exchangeable shares hold limited economic rights with respect to ExchangeCo and are not entitled to dividends of ExchangeCo; provided that holders of exchangeable shares are entitled to dividends paid on Company shares.

The Company has entered into a support and exchange agreement with the subsidiary and a trustee to guarantee all obligations associated with the exchangeable shares and ensure that holders receive equivalent rights to direct shareholders. As such, these instruments are treated as equity of the Company, and not reported as noncontrolling interests. No exchange of shares occurred during the six months ended June 30, 2025 and 2024.

6. Stock Options

In 2014, the Company adopted the amended and restated Terrestrial Energy Inc. 2014 Stock Options Plan A (“the 2014 Plan”). In connection with the Company’s re-domestication to Delaware, outstanding awards under the 2014 Plan were assumed by the Terrestrial Energy Delaware Inc. 2024 Stock Option Plan, which was most recently amended and restated in October 2024, as the Terrestrial Energy Inc. Second Amended and Restated 2024 Stock Option Plan (the “Current Plan”). As of June 30, 2025, the Current Plan authorizes the Company to award options resulting in the issuance of up to 415,295 Class A common shares stock options. The Current Plan provides for grants of options to employees, non-employee directors and officers, consultants and advisors of the Company. The Current Plan is designed to promote the interests of the Company using equity investment interests to attract, motivate, and retain individuals. The Plan is administered by the Board of Directors. The Board determines the type, number, vesting requirements and other features and conditions of such awards. Generally, stock options granted from the Plan have a contractual term of twenty years from the date of the grant and vest over one to three years.

The Company has recorded stock-based compensation expense of $393,863 and $316,862 for the six months ended June 30, 2025 and 2024, respectively. As of June 30, 2025, total compensation expense related to awards not yet recognized (except those with performance conditions that are not yet probable) was approximately $1.3 million which is expected to be recognized over a weighted average period of 2.75 years.

7. Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer in accordance with ASC 280-10-50-5, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

Terrestrial Energy Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in U.S. Dollars)
(Unaudited)

7. Segment Information (cont.)

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the consolidated statement of operations as net income or loss. The measure of segment assets is reported on the consolidated balance sheet as total assets when evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

	For the Three Months ended June 30,
	2025	2024
Research and development costs	$1,440,788	$1,260,948
General and administrative expenses	3,530,992	978,646
Other significant non-cash items:
Depreciation and amortization	197,557	334,798
Total Operating Expenses	$5,169,337	$2,574,392
	For the Six Months ended June 30,
	2025	2024
Research and development costs	$2,849,185	$2,507,360
General and administrative expenses	6,819,977	2,421,389
Other significant non-cash items:
Depreciation and amortization	378,737	698,407
Total Operating Expenses	$10,047,899	$5,627,156

As the Company has not earned significant revenue yet, the key measures of segment profit or loss reviewed by the Company’s CODM are research and development costs and general and administrative expenses to monitor, manage and forecast cash to ensure enough capital is available for working capital needs. The CODM also reviews research and development costs and general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget.

8. Commitments and Contingencies

Litigation and loss contingencies

From time to time, the Company may be subject to other legal proceedings, claims, investigations, and government inquiries (collectively, legal proceedings) in the ordinary course of business. It may receive claims from third parties asserting, among other things, infringement of their intellectual property rights, defamation, labor and employment rights, privacy, and contractual rights. There are no currently pending legal proceedings that the Company believes will have a material adverse impact on the business or the condensed consolidated financial statements.

9. Subsequent Events

The Company evaluated subsequent events from June 30, 2025, the date of these condensed consolidated financial statements, through August 14, 2025, the date these condensed consolidated financial statements were available to be issued, for events requiring recording or disclosure in the condensed consolidated financial statements. The Company concluded that no events have occurred that would require recognition or disclosure in the condensed consolidated financial statements, except as described below.

Terrestrial Energy Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in U.S. Dollars)
(Unaudited)

9. Subsequent Events (cont.)

On July 1, 2025, the Company closed a private placement in which it sold an aggregate of 62,920 shares of Series A-1 Preferred Stock, raising gross proceeds of approximately $25.8 million before commissions. The Series A-1 Preferred Stock includes conversion rights under certain circumstances. The proceeds from the issuance of the Series A-1 Preferred Stock will be used for general corporate working capital purposes.

On July 4, 2025, the U.S. government enacted the One Big Beautiful Bill Act (the “OBBBA”). The OBBBA provides changes to U.S. federal tax law, including expensing of U.S. research and development expenditures and eligible capital expenditures, 100% bonus depreciation, the deductibility of business interest expense, increasing the U.S. CHIPS and Science Act investment tax credit and changing other tax provisions. The new law did not impact the Company’s financial condition and results of operations during the second quarter. The Company is currently evaluating the impact of the legislation on future periods.

On July 15, 2025, the Company commenced an operating lease arrangement for new office space in Charlotte, North Carolina. The lease has a 5-year term, with monthly base rent in the first year of $18,388. The base rent shall increase by approximately 3% annually year over year.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Terrestrial Energy Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Terrestrial Energy Inc. (the “Company”), as of December 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt Regarding the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring operating losses and negative cash flows from operations, has an accumulated deficit, and has historically relied on cash proceeds from private fundraising offerings from related parties or other investors and other financing activities to fund operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Company’s auditor since 2025

Melville, New York

May 30, 2025

Terrestrial Energy Inc.
Consolidated Balance Sheets
(Expressed in U.S. Dollars)

	December 31,
	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$3,021,795	$4,600,530
Accounts receivable	—	19,847
Prepaid expenses and other current assets	270,091	444,272
Total current assets	3,291,886	5,064,649

Non-current
Property and equipment, net	770,548	1,456,590
Intangible assets, net	616,972	666,108
Right-of-use assets	622,450	673,052
Other assets	29,748	28,920
Total Assets	$5,331,604	$7,889,319

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$748,867	$1,661,583
Operating lease liabilities, current	114,507	130,017
Finance lease liabilities, current	140,796	22,281
Related party advance (Note 11)	100,000	—
Total current liabilities	1,104,170	1,813,881

Convertible notes, net of debt discount	13,708,832	7,918,528
Accrued interest on convertible notes	266,554	113,983
Convertible notes, net of debt discount – related parties (Note 10)	2,371,994	2,032,017
Accrued interest on convertible notes – related parties (Note 10)	57,116	19,268
Operating lease liabilities, noncurrent	598,493	782,249
Finance lease liabilities, noncurrent	49,044	85,081
Deferred tax liabilities, net	665,953	—
Total liabilities	18,822,156	12,765,007

Commitments and Contingencies (Note 16)

Stockholders’ Deficit
Preferred shares, $0.001 par value; 4,000,000 authorized shares; 137,672 shares issued and outstanding as of December 31, 2024 and 2023	138	138
Common shares, $0.001 par value; 6,000,000 authorized shares; 738,331 and 675,281 shares issued and outstanding as of December 31, 2024 and 2023, respectively	738	675
Additional paid-in-capital	82,779,625	79,770,056
Accumulated deficit	(96,608,242)	(85,122,832)
Accumulated other comprehensive income (loss)	337,189	(58,336)
Non-controlling interest	—	534,611
Total stockholders’ deficit	(13,490,552)	(4,875,688)
Total liabilities and stockholders’ deficit	$5,331,604	$7,889,319

The accompanying notes are an integral part of these consolidated financial statements.

Terrestrial Energy Inc.
Consolidated Statements of Operations and Comprehensive Loss
For the years ended December 31, 2024 and 2023
(Expressed in U.S. Dollars)

	2024	2023
REVENUES
Engineering services revenue	$248,357	$18,614
	248,357	18,614

OPERATING EXPENSES
Research and development costs	5,176,932	7,152,913
General and administrative	4,168,576	5,274,603
Depreciation and amortization	1,256,391	1,829,997
Total Operating Expenses	10,601,899	14,257,513
OPERATING LOSS	(10,353,542)	(14,238,899)

OTHER INCOME (EXPENSE)
Government grants	708,004	422,719
Interest expense	(1,223,929)	(400,679)
Interest expense – related party	(88,906)	(35,147)
Loss on extinguishment of debt	(1,183,289)	—
Interest income	59,860	107,694
Foreign exchange gain (loss)	617,357	(19,795)
OTHER INCOME (EXPENSE)	(1,110,903)	74,792

Net loss before income tax	(11,464,445)	(14,164,107)
Income tax (expense) benefit	(20,965)	356,437
Net loss	(11,485,410)	(13,807,670)
Less: Net income attributable to noncontrolling interest	—	100,792
Net loss attributable to common stockholders	$(11,485,410)	$(13,908,462)

Loss per common share, basic and diluted	$(16.97)	$(20.60)
Weighted-Average Shares of Common Shares Outstanding, Basic and diluted	676,659	675,281

Net loss	$(11,485,410)	$(13,807,670)
Other comprehensive income (loss) net of tax:
Foreign currency translation adjustments	395,525	(153,347)
Comprehensive loss	(11,089,885)	(13,961,017)
Less: Net income attributable to noncontrolling interest	—	100,792
Comprehensive loss attributable to common stockholders	$(11,089,885)	$(14,061,809)

The accompanying notes are an integral part of these consolidated financial statements.

Terrestrial Energy Inc.
Consolidated Statements of Changes in Stockholders’ Deficit
For the years ended December 31, 2024 and 2023
(Expressed in U.S. Dollars)

	Preferred Shares		Common Shares		Additional Paid-In- Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Terrestrial Energy Inc. Stockholders’ Deficit	Attributable to Non-Controlling Interest	Total
	Shares	Amount	Shares	Amount
Balance, January 1, 2023	137,672	$138	675,281	$675	78,320,108	$95,011	$(71,214,370)	$7,201,562	$433,819	$7,635,381
Stock-based compensation	—	—	—	—	716,537	—	—	716,537	—	716,537
Issuance of warrants in connection with convertible notes	—	—	—	—	733,411	—	—	733,411	—	733,411
Currency translation adjustments	—	—	—	—	—	(153,347)	—	(153,347)	—	(153,347)
Net (loss) income for the year	—	—	—	—	—	—	(13,908,462)	(13,908,462)	100,792	(13,807,670)
Balance, December 31, 2023	137,672	138	675,281	675	79,770,056	(58,336)	(85,122,832)	(5,410,299)	534,611	(4,875,688)
Stock-based compensation	—	—	—	—	670,243	—	—	670,243	—	670,243
Acquisition of non-controlling interest	—	—	63,050	63	534,548	—	—	534,611	(534,611)	—
Issuance of warrants in connection with convertible notes, net of tax	—	—	—	—	2,006,982	—	—	2,006,982	—	2,006,982
Loss on extinguishment of debt from related parties	—	—	—	—	(202,204)	—	—	(202,204)	—	(202,204)
Currency translation adjustments	—	—	—	—	—	395,525	—	395,525	—	395,525
Net loss for the year	—	—	—	—	—	—	(11,485,410)	(11,485,410)	—	(11,485,410)
Balance, December 31, 2024	137,672	$138	738,331	$738	$82,779,625	$337,189	$(96,608,242)	$(13,490,552)	$—	$(13,490,552)

The accompanying notes are an integral part of these consolidated financial statements.

Terrestrial Energy Inc.
Consolidated Statements of Cash Flows
For the years ended December 31, 2024 and 2023
(Expressed in U.S. Dollars)

	2024	2023
Cash flows from operating activities
Net loss	$(11,485,410)	$(13,807,670)
Adjustments to reconcile net loss for the year to net cash used in operating activities:
Depreciation and amortization	1,256,391	1,829,997
Loss on extinguishment of debt	1,183,289	—
Amortization of debt issuance costs	802,573	260,601
Stock-based compensation	670,243	716,537
Unrealized foreign currency transaction (gain) loss	(812,849)	517,295
Noncash lease expense	152,086	132,225
Deferred income taxes	(15,401)	(194,354)
Changes in operating assets and liabilities
Accounts receivable	19,163	2,313,579
Prepaid expenses and other current assets	166,315	(197,653)
Accounts payable and accrued expenses	(5,880)	(614,593)
Operating lease payments	(133,454)	(119,276)
Net cash used in operating activities	(8,202,934)	(9,163,312)

Cash flows from investing activities
Purchases of intangible assets	(54,404)	(97,875)
Purchases of property and equipment	(607,866)	(1,004,705)
Net cash used in investing activities	(662,270)	(1,102,580)

Cash flows from financing activities
Proceeds from issuance of convertible notes	6,563,000	8,015,000
Proceeds from issuance of convertible notes – related parties	650,000	2,130,000
Proceeds from related party advance	100,000	—
Repayments of finance lease liabilities	(58,732)	(19,910)
Net cash provided by financing activities	7,254,268	10,125,090

Effect of exchange rate changes on cash and cash equivalents	32,201	218,648

(Decrease) increase in cash and cash equivalents during the year	(1,578,735)	77,846
Cash and cash equivalents, beginning of the year	4,600,530	4,522,684
Cash and cash equivalents, end of the year	$3,021,795	$4,600,530

Supplemental cash flow information
Interest paid	$514,431	$504,431

Supplemental noncash investing and financing activities
Recognition of derivative liability in connection with convertible note	$—	$614,075
Derecognition of derivative liability in connection with troubled debt restructuring	$—	$614,075
Recognition of warrants in connection with convertible notes, net of tax	$2,006,982	$733,411
Related party debt extinguishment	$202,204	$—
Acquisition of non-controlling interest	$534,611	$—

The accompanying notes are an integral part of these consolidated financial statements.

Terrestrial Energy Inc.
Notes to the Consolidated Financial Statements

1. Organization and Description of Business

Terrestrial Energy Inc. (the “Company” or “TEI”), a Company incorporated under the laws of the State of Delaware, is a developing Generation IV nuclear technology, as defined by the Generation IV International Forum. The Company is committed to delivering reliable, resilient, emission-free, and cost-competitive energy by developing and deploying its patented Integral Molten Salt Reactor (“IMSR”) for commercial operation.

Prior to April 5, 2024, the Company was incorporated under the Business Corporations Act of Ontario and was domiciled in Canada. On December 13, 2023 the Company entered into an agreement with Terrestrial Energy Delaware Inc. (“DelawareCo”) and Terrestrial Energy Canada (Exchange) Inc. (the “Arrangement Agreement”) pursuant to which TEI completed a corporate redomicile under the laws of the State of Delaware by way of a statutory plan of arrangement under Section 182 of the Business Corporations Act (Ontario) (the “Arrangement”) that provided for, among other things:

(a)     the issuance to holders of Class A Common Shares, at their election and subject to applicable eligibility criteria, for their Class A Common Shares of either: (i) shares of common stock of Terrestrial Energy Delaware Inc., par value $0.001 per share (the “DelawareCo Common Shares”), a corporation existing under the laws of the State of Delaware (“DelawareCo”), on a one-for-one basis; or (ii) common exchangeable shares in the capital of Terrestrial Energy Canada (Exchange) Inc. (the “Common Exchangeable Shares”), a corporation existing under the laws of the Province of Ontario (“ExchangeCo”) and a direct wholly-owned subsidiary of Terrestrial Energy Canada (Call) Inc., a corporation existing under the laws of the Province of Ontario and a direct, wholly-owned subsidiary of DelawareCo (“CallCo”), on a one-for-one basis;

(b)    the issuance to holders of Series 4 Preferred Shares, at their election and subject to applicable eligibility criteria, for their Series 4 Preferred Shares of either: (i) shares of Series A preferred stock in the capital of DelawareCo, par value $0.001 per share (the “DelawareCo Series A Preferred Shares”), on a one-for-one basis, or (ii) (A) Preferred Exchangeable Shares in the capital of ExchangeCo (the “Preferred Exchangeable Shares”, and together with the “Common Exchangeable Shares” the “Exchangeable Shares”), on a one-for-one basis;

(c)     the issuance to holders of Exchangeable Shares of voting shares in the Company proportionate to their beneficial ownership interest;

(d)    the entry by DelawareCo, CallCo and ExchangeCo into the Exchange and Support Agreement (the “Exchange and Support Agreement”);

(e)     the exchange of outstanding warrants issued by Terrestrial Energy (Ontario) Inc. (“TEON”) for warrants issued by TEI; and

(f)     the exchange of options exercisable for TEON securities for options exercisable for TEI securities.

The Arrangement became effective on April 5, 2024. Based on an assessment of the ownership and control of the Company both prior to and after the reorganization, the reorganization was accounted for as a transaction under common control. As a result, the assets and liabilities of the transferred entities were recognized at their carrying amounts at the date of transfer. In addition, the reorganization has been treated with retrospective application as of the beginning of the reporting period.

Liquidity and Going Concern

Historically, the Company’s primary sources of liquidity have been cash flows from private fundraising offerings from related parties or other investors and other financing activities to fund operations. For the years ended December 31, 2024 and 2023, the Company reported operating losses of $10.4 and $14.2 million, respectively, and negative cash flows from operations of $8.2 and 9.2 million, respectively. As of December 31, 2024, the Company had an aggregate unrestricted cash balance of $3.0 million, a net working capital of $2.2 million, and accumulated deficit of $96.6 million.

Terrestrial Energy Inc.
Notes to the Consolidated Financial Statements

1. Organization and Description of Business (cont.)

The Company’s future capital requirements will depend on many factors, including the Company’s revenue growth rate, the timing and extent of spending to support further sales and marketing, and research and development efforts. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through additional equity or debt fundraising activities. If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these consolidated financial statements are available to be issued. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

2. Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are the consolidated financial statements of the Company and its subsidiaries, each of which are controlled, and are based on the financial position and results of operations of the Company as a standalone company. Intercompany balances and transactions between consolidated entities have been eliminated.

Emerging Growth Company Status

The Company is expected to be an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as to those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgments and assumptions. The Company believes that the estimates, judgments and assumptions made when accounting for items and matters such as, but not limited to, revenue recognition, determination of deferred income for government assistance, VIE determination, useful life of property and equipment and intangible assets, fair value of stock options granted, recognition of deferred income tax assets, determination of incremental borrowing rate used to measure lease liabilities, warrants, embedded derivatives in convertible notes, are reasonable based on information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, as well as amounts reported on the statements of operations during the periods presented. Actual results could differ from those estimates.

Terrestrial Energy Inc.
Notes to the Consolidated Financial Statements

2. Significant Accounting Policies (cont.)

Variable Interest Entities

The Company determines at the inception of each arrangement whether an entity in which the Company holds an investment or in which the Company has other variable interests is considered a variable interest entity (“VIE”). The Company consolidates VIEs when it is the primary beneficiary. The primary beneficiary of a VIE is the party that meets both of the following criteria: (1) has the power to make decisions that most significantly affect the economic performance of the VIE and (2) has the obligation to absorb losses or the right to receive benefits that in either case could potentially be significant to the VIE.

In 2014, the Company agreed to establish Terrestrial Energy USA, Inc. (“TEUSA”), a Delaware corporation, which was initially majority owned by SWH Capital LLC (“SWH”), an entity owned and controlled by the CEO of the Company, with the minority interest owned by the Company. TEUSA’s purpose was to be an independent entity to commercialize IMSR technology for US market deployment with the support of the U.S. Federal and State governments. The Company and TEUSA held several officers and directors in common. Under mutual licensing agreements between the companies, the Company would receive revenue royalties in the event that the technology was successfully commercialized in the U.S. The Company concluded that the TEUSA was a Variable Interest Entity as defined by ASC 810. The Company performed an analysis to identify the primary beneficiary under the related party group (all under common control) and determined that the Company was most closely associated for the financial years ended December 31, 2024 and 2023. Consequently the accounts of the TEUSA were consolidated with the accounts of the Company, and a noncontrolling interest was recorded. Net assets and net income attributable to the non-controlling interest as of and for the year ending December 31, 2023 was $0.3 million and $0.1 million, respectively.

On December 23, 2024, the Company entered into an agreement and plan of merger providing for the merger of TEUSA (the “TEUSA Merger”) into a wholly owned subsidiary of the Company. Immediately prior to the TEUSA Merger, TEUSA was 70.1% owned by SWH and 29.9% owned by the Company. At the effective time of the TEUSA Merger, the separate corporate existence of TEUSA ceased and:

(a)     each share of TEUSA Common Stock held by TEON that was issued and outstanding immediately prior to the TEUSA Merger and all rights in respect thereof ceased to exist and was converted into the right to receive an amount in cash, without interest, equal to $12,362.64 (the “Per Share Cash TEUSA Merger Consideration”);

(b)    each share of TEUSA Common Stock held by SWH that was issued and outstanding immediately prior to the TEUSA Merger and all rights in respect thereof ceased to exist and was converted into the right to receive a number TEI Common Shares, equal to the Per Share Cash Merger Consideration divided by $100.00 (the “Per Share Stock Merger Consideration” and, together with the Per Share Cash TEUSA Merger Consideration, the “Merger Consideration”); and

(c)     each share of capital stock of Merger Sub issued and outstanding immediately prior to the TEUSA Merger remained outstanding following the consummation of the merger.

The effect of the TEUSA Merger is that the Company owns 100% of TEUSA as of December 23, 2024. In accordance with ASC 810, as the Company maintained controlling financial interest, the acquisition of the noncontrolling interest was accounted for as an equity transaction, consistent with ASC 810-10-45-23.

Foreign Currency

The Company’s reporting currency is the US dollar (“USD”). The functional currency of each subsidiary is determined by the currency of the primary economic environment in which the entity operates. The functional currency of TEON is the Canadian dollar (“CAD”), that of Terrestrial Energy Limited, a company incorporated under the laws of England and Wales, the Pound Sterling and that of Terrestrial Energy USA, Inc., the United States dollar. Assets and liabilities of the operating subsidiaries are translated at the spot rate in effect at the applicable reporting date. Revenues and expenses of the operating subsidiaries are translated at the average exchange rates in effect during the applicable

Terrestrial Energy Inc.
Notes to the Consolidated Financial Statements

2. Significant Accounting Policies (cont.)

period. The resulting foreign currency translation adjustment is recorded as Accumulated other comprehensive income (loss), which is reflected as a separate component of Stockholders’ Deficit. The functional currency is translated into U.S. dollars for balance sheet accounts using currency exchange rates in effect as of the balance sheet date, and for revenue and expense accounts using a weighted-average exchange rate during the fiscal year. The transactions in foreign currency (that is a different currency than the functional currency of the entity) are converted at the exchange rate prevailing to the date of the transaction. The assets and liabilities denominated in foreign currencies are evaluated in the current period on the date of the closing or at the opening rate, when applicable. The translation adjustments are deferred as a separate component of equity in “Accumulated other comprehensive income (loss)”. Gains or losses resulting from transactions denominated in foreign currencies and intercompany debt that is not of a long-term investment nature are included in foreign exchange (gain) loss in the consolidated statements of operations and comprehensive loss.

Cash and Cash Equivalents

Cash equivalents represent short-term, highly liquid investments, which are readily convertible to cash and have maturities of 90 days or less at time of purchase. The Company’s cash and cash equivalents are held with major financial institutions and earn interest at the prevailing rate for business operating accounts.

Accounts Receivable

Accounts receivable is recorded at the invoiced amount and does not accrue interest. The allowance for credit losses is the Company’s estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines that allowance based upon a review of each receivable and all known factors that could affect collectability. These factors include but are not limited to a customer’s past payment performance, customer financial condition, general economic or industry conditions and disputes regarding the invoiced amount or regarding the product or service rendered. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. There have been no recoveries or write off of accounts receivable in the years ended December 31, 2024 or 2023. The allowance for credit losses was zero as of December 31, 2024 and 2023.

Property and Equipment, Net

Property and equipment is stated at cost or deemed at cost less accumulated amortization. Property and equipment is amortized monthly over its useful life on a straight-line basis at the following rates:

Computer equipment	2 – 4 years
Computer software	1 – 3 years
Equipment	5 years
Furniture and fixtures	5 years

Leasehold improvements are amortized over the shorter of their useful life or remaining lease term. Expenditures for repairs and maintenance, which do not improve or extend the life of the assets, are expensed as incurred.

Concentration of Credit Risks

The Company’s cash accounts in a financial institution may at times exceed the Federal Depository Insurance coverage of $250,000. No losses have been incurred to date on any deposit balance.

For the years ended December 31, 2024 and 2023, one customer accounted for 100% of the Company’s revenue and accounts receivable balances.

Terrestrial Energy Inc.
Notes to the Consolidated Financial Statements

2. Significant Accounting Policies (cont.)

Intangible Assets, Net

Intangible assets consist of intellectual property rights and patents and trademarks related to the IMSR technology. Intangible assets acquired separately are measured on initial recognition at cost. Internally generated intangible assets are initially recognized if they meet certain recognition criteria. Development expenditures not satisfying the above criteria, and expenditure on the research phase of internal projects, are expensed as incurred and are included in research and development costs in the consolidated statement of operations and comprehensive loss.

The Company amortizes intangible assets with finite lives over their estimated useful lives of 20 years using a straight-line amortization method, which the Company believes is the best estimate to reflect the pattern in which the economic benefits of the intangible assets are consumed or otherwise realized and reviews them for impairment whenever an impairment indicator exists.

Impairment of Long-lived Assets

Management reviews each asset or asset group for impairment whenever events or circumstances indicate that the carrying value of an asset or asset group may not be recoverable. The Company measures the recoverability of the assets by comparing the carrying amount of such asset or asset group to the future undiscounted cash flows it expects the asset or asset group to generate. If the Company considers the asset or asset group to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset or asset group exceeds its fair value. No impairment losses were recorded by the Company during the years ended December 31, 2024 and 2023.

Revenue Recognition

The Company determines revenue recognition through the following steps: a) identification of the contract with a customer, b) identification of the performance obligations in the contract, c) determination of the transaction price, d) allocation of the transaction price to the performance obligations in the contract and e) recognition of revenue when the Company satisfies a performance obligation.

The Company carries out engineering services for customers with revenue recognized typically on an over time basis. The Company’s contracts with the customer are to provide a significant service of integrating a complex set of tasks and components into a single deliverable. Consequently, the entire contract is accounted for as one performance obligation. The Company recognizes revenue from engineering services over time using an input method as performance obligations have no alternative use for the Company and the contracts would require payment to be received for the time and effort spent by the Company on progressing the contracts in the event of the customer cancelling the contract prior to completion for any reason other than the Company’s failure to perform its obligations under the contract. Specifically, labor hours incurred are used to measure progress towards complete satisfaction of the service. This is considered a faithful depiction of the transfer of services as the contracts are initially priced on the basis of anticipated hours to complete the projects and, therefore, also represents the amount to which the Company would be entitled based on its performance to date.

The Company defers incremental costs of obtaining a customer contract and amortizes the deferred costs over the period that the related revenue is recognized. The Company had no material incremental costs to obtain customer contracts in any period presented.

The Company intends to disaggregate revenue into categories to provide useful information to the users of the consolidated financial statements about the nature, amount, timing, and uncertainty of revenue and cash flows as the Company’s customer base expands.

Leases

All leases are accounted for by recognizing a right-of-use asset and a lease liability except for leases with a duration of 12 months or less.

Terrestrial Energy Inc.
Notes to the Consolidated Financial Statements

2. Significant Accounting Policies (cont.)

Lease liabilities are measured at the present value of the contractual payments due to the lessor over the lease term, with the discount rate determined by reference to the rate inherent in the lease unless this is not readily determinable, in which case the Company’s incremental borrowing rate on commencement of the lease is used. Variable lease payments are only included in the measurement of the lease liability if they depend on an index or rate. In such cases, the initial measurement of the lease liability assumes the variable element will remain unchanged throughout the lease term. Other variable lease payments are expensed in the period to which they relate.

On initial recognition, the carrying value of the lease liability also includes:

•        amounts expected to be payable under any residual value guarantee;

•        the exercise price of any purchase option granted in favour of the Company if it is reasonably certain to assess that option;

•        any penalties payable for terminating the lease, if the term of the lease has been estimated on the basis of termination option being exercised.

Right of use assets are initially measured at the amount of the lease liability, reduced for any lease incentives received, and increased for:

•        lease payments made at or before commencement of the lease;

•        initial direct costs incurred; and

•        the amount of any provision recognized where the Company is contractually required to dismantle, remove or restore the leased asset.

Subsequent to initial measurement lease liabilities increase as a result of interest charged at a constant rate on the balance outstanding and are reduced for lease payments made. Right-of-use assets are amortized on a straight-line basis over the remaining term of the lease.

When the Company revises its estimate of the term of any lease, it adjusts the carrying amount of the lease liability to reflect the payments to make over the revised term, which are discounted using a revised discount rate. The carrying value of lease liabilities is similarly revised when the variable element of future lease payments dependent on a rate or index is revised, except the discount rate remains unchanged. In both cases, an equivalent adjustment is made to the carrying value of the right-of-use asset, with the revised carrying amount being amortized over the remaining (revised) lease term. If the carrying amount of the right-of-use asset is adjusted to zero, any further reduction is recognized in profit or loss.

Fair Value Measurements

Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The authoritative guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability developed based upon the best information available in the circumstances. The categorization of financial assets and liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy is broken down into three levels:

•        Level 1: Inputs are quoted prices in active markets for identical assets or liabilities.

•        Level 2: Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly.

•        Level 3: Inputs are unobservable for the asset or liability.

Terrestrial Energy Inc.
Notes to the Consolidated Financial Statements

2. Significant Accounting Policies (cont.)

The carrying amounts of certain financial instruments, such as cash equivalents, prepaid expenses and other current assets, accounts payable and accrued expenses, approximate fair value due to their relatively short maturities.

Convertible Notes

The Company may enter into convertible notes, some of which contain, predominantly, fixed rate conversion features, whereby the outstanding principal and accrued interest may be converted by the holder, into common shares at a fixed discount to the market price of the common stock at the time of conversion. In this case, the convertible notes represent a financial instrument other than an outstanding share that embodies a conditional obligation that the issuer must or may settle by issuing a variable number of its equity shares. The Company records the convertible note liability at its fixed monetary amount by measuring and recording a premium, as applicable, on the convertible notes date in accordance with ASC Topic 480, Distinguishing Liabilities from Equity (“ASC 480”).

Warrants

The Company reviews the terms of warrants to purchase its common stock to determine whether warrants should be classified as liabilities or stockholders’ deficit in its consolidated balance sheets. In order for a warrant to be classified in stockholders’ deficit, the warrant must be (i) indexed to the Company’s equity and (ii) meet the conditions for equity classification.

If a warrant does not meet the conditions for stockholders’ deficit classification, it is carried on the consolidated balance sheets as a warrant liability measured at fair value, with subsequent changes in the fair value of the warrant recorded in other income (expense) in the consolidated statements of operations and comprehensive loss. If a warrant meets both conditions for equity classification, the warrant is initially recorded, at its relative fair value on the date of issuance, in stockholders’ deficit in the consolidated balance sheets, and the amount initially recorded is not subsequently remeasured at fair value.

Income Taxes

The Company’s tax provision consists of taxes currently payable or receivable, plus a change during the period in deferred tax assets and liabilities. The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settles. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that is it more likely than not that some portion of the deferred tax asset will not be realized.

During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. Accounting for income taxes requires a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if available evidence indicates it is more likely than not that the tax position will be fully sustained upon review by taxing authorities, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount with a greater than 50 percent likelihood of being realized upon ultimate settlement. For tax positions that are 50 percent or less likely of being sustained upon audit, the Company does not recognize any portion of that benefit in the financial statements.

Terrestrial Energy Inc.
Notes to the Consolidated Financial Statements

2. Significant Accounting Policies (cont.)

Stock-Based Compensation

The Company accounts for stock-based compensation arrangements granted to employees in accordance with ASC 718, “Compensation: Stock Compensation”, by measuring the grant date fair value of the award and recognizing the resulting expense over the period during which the employee is required to perform service in exchange for the award. Equity-based compensation expense is only recognized for awards subject to performance conditions if it is probable that the performance condition will be achieved. The Company accounts for forfeitures when they occur.

The Company uses the Black-Scholes option pricing model to determine the grant date fair value of its stock-based compensation. This model requires the Company to estimate the expected volatility and the expected term of the stock options, which are highly complex and subjective variables. The Company uses an expected volatility of its stock price during the expected life of the options that is based on the historical performance of the Company’s stock price as well as including an estimate using similar companies. The expected term is computed using the simplified method as the Company’s best estimate given its lack of actual exercise history. The Company has selected a risk-free rate based on the implied yield available on U.S. Treasury securities with a maturity equivalent to the expected exercise term of the stock option.

Advertising

Advertising costs are expensed as incurred and are recognized as a component of general and administrative expenses on the consolidated statement of operations and comprehensive loss. Advertising costs expensed were approximately $0.2 million and $0.2 million for the years ended December 31, 2024 and 2023, respectively.

Government Grants

Government grants are recognized where there is reasonable assurance that the grant will be received, and all attached conditions will be complied with. When the grant relates to an expense item, the grant is recognized in other income as government grants, deferred over the period necessary to match the grant on a systematic basis to the costs that it is intended to compensate. Where the grant relates to an asset, it is recognized as deferred income, and then recognized as income over the useful life of the related depreciable asset.

Research and Development

Research and development expenditures are expensed as incurred for designing and engineering products, including the costs of developing design tools. All research and development costs related to product development are expensed as incurred.

Research and Development Tax Credits

Research and development expenditures are expensed as incurred. The Company claims investment tax credits as a result of incurring scientific research and experimental development expenditures. Investment tax credits are recognized when the related expenditures are incurred, and there is reasonable assurance of their realization. Management has made a number of estimates and assumptions in determining the expenditures eligible for the investment tax credit claim. The Company’s claim is subject to audit by Canada Revenue Agency who may disallow all or a portion of the amount recorded. For the years ended December 31, 2024 and 2023, the Company earned $0.2 million and $0.2 million of research and development tax credits.

Net Loss Per Share

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The two-class method determines net income (loss) per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income (loss) available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to shares in

Terrestrial Energy Inc.
Notes to the Consolidated Financial Statements

2. Significant Accounting Policies (cont.)

undistributed earnings as if all income (loss) for the period had been distributed. The Company’s preferred stock does not contractually require the holders of such stock to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss attributable to common stockholders, such losses are not allocated to such participating securities.

Basic net loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common stock outstanding during the period, without consideration of potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common stock and potentially dilutive securities outstanding for the period. For purposes of this calculation, stock options and warrants have been excluded from the calculation of diluted net loss per share attributable to common stockholders as their effect is anti-dilutive for all periods presented.

Segment reporting

The Company has a single operating and reportable segment. The Company’s Chief Executive Officer (“CEO”) is its Chief Operating Decision Maker (“CODM”), who reviews financial information presented on a consolidated basis for the purposes of making operating decisions, allocating resources and evaluating financial performance.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, requiring public entities to disclose information about their reportable segments’ significant expenses and other segment items on an interim and annual basis. Public entities with a single reportable segment are required to apply the disclosure requirements in ASU 2023-07, as well as all existing segment disclosures and reconciliation requirements in ASC 280 on an interim and annual basis. The Company adopted ASU 2023-07 during the year ended December 31, 2024. See Note 15, Segment Information in the accompanying notes to the consolidated financial statements for further detail.

In December 2023, the FASB issued ASU No. 2023-09 (Topic 740), Improvements to Income Tax Disclosures. The ASU requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as an expansion of other income tax disclosures. The ASU is effective on a prospective basis for annual reporting periods beginning after December 15, 2024. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.

Issued in November 2024, ASU 2024-03, Disaggregation of Income Statement Expenses (Subtopic 220-40), requires the disaggregated disclosure of specific expense categories, including purchases of inventory, employee compensation, depreciation, and amortization, within relevant income statement captions. This ASU also requires disclosure of the total amount of selling expenses along with the definition of selling expenses. The ASU is effective for annual periods beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Adoption of this ASU can either be applied prospectively to consolidated financial statements issued for reporting periods after the effective date of this ASU or retrospectively to any or all prior periods presented in the consolidated financial statements. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.

In March 2025, the FASB issued ASU No. 2025-03 (Topics 805 and 810), Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity. The ASU modifies the guidance for identifying the accounting acquirer in business combinations involving a variable interest entity (VIE) by requiring entities to evaluate the existing business combination indicators when the VIE is a business and equity interests are exchanged. The ASU is effective on a prospective basis for annual reporting periods beginning after December 15, 2026. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.

Other than as described above, no accounting pronouncements issued or effective during the year ended December 31, 2024, has had or is expected to have a material impact on the consolidated financial statements.

Terrestrial Energy Inc.
Notes to the Consolidated Financial Statements

3. Accounts Receivable

The below table represents the accounts receivable balances as of December 31, 2024 and 2023:

	December 31,
	2024	2023
Beginning balance	$19,847	$14,774
Additions	248,357	19,847
Payments received	(268,204)	(14,774)
Ending balance	$—	$19,847

4. Prepaid Expenses and Other Current Assets

The components of prepaid expenses and other current assets were as follows:

	December 31,
	2024	2023
Income tax receivable	$125,714	$162,080
Sales tax receivable	82,924	180,442
Government grants receivable	45,991	22,915
Prepaid software costs	15,462	22,060
Other prepaid expenses	—	56,775
Total	$270,091	$444,272

5. Property and Equipment, Net

The components of property and equipment, net were as follows:

	December 31,
	2024	2023
Computer equipment	$1,548,538	$1,672,315
Computer software	5,123,755	4,980,196
Equipment	4,827	5,250
Furniture and fixtures	163,756	177,831
Leasehold improvements	687,024	747,436
Total	7,527,900	7,583,028
Less: Accumulated depreciation and amortization	(6,757,352)	(6,126,438)
Total	$770,548	$1,456,590

Depreciation and amortization expense on property and equipment for the year ended December 31, 2024 and 2023 was $1,206,215 and $1,794,519, respectively.

6. Intangible Assets, Net

Intangible assets at December 31, 2024 and 2023 consists of the following:

	Useful life	December 31,
		2024	2023
Intellectual property rights	20 years	$21,718	$23,628
Patents and trademarks	20 years	865,682	884,720
Total		887,400	908,348
Less: Accumulated amortization		(270,428)	(242,240)
Total		$616,972	$666,108

Terrestrial Energy Inc.
Notes to the Consolidated Financial Statements

6. Intangible Assets, Net (cont.)

Amortization expense relating to the intangible assets for the years ended December 31, 2024 and 2023 was approximately $50,176 and $35,478, respectively.

Estimated future amortization of intangibles is as follows:

Year ending December 31,	Amount
2025	$70,488
2026	70,488
2027	70,488
2028	70,488
2029	70,488
Thereafter	264,532
$616,972

7. Accounts Payable and Accrued Expenses

The components of accounts payable and accrued expenses were as follows:

	December 31,
	2024	2023
Trade payables	$366,321	$1,246,347
Accrued salaries and benefits	54,569	132,266
Accrued contractor expense	47,956	17,246
Government grant repayment accrual	10,274	—
Other accrued expenses	269,747	265,724
Total	$748,867	$1,661,583

8. Leases

The Company leases office spaces and office equipment from various lessors. Some property leases contain extension options exercisable by the Company up to one year before the end of the non-cancellable contract period. The lease agreements do not contain any material residual value guarantees or material restrictive covenants. The components of lease cost for the year ended December 31, 2024 and 2023 are summarized below:

	Year ended December 31,
	2024	2023
Operating lease cost	218,886	219,308
Finance lease cost	62,453	69,133
Total lease cost	281,339	288,441

Operating lease costs are included under “general and administrative” in the consolidated statements of operations. Finance lease costs are included under “interest expense” in the consolidated statements of operations.

Other information — operating leases

	Year ended December 31,
	2024	2023
Weighted-average remaining lease term (in years)	5.00	6.00
Weighted-average discount rate	4.38%	7.5%
Cash paid for amounts included in the measurement of operating lease liabilities	$218,886	$219,308

Terrestrial Energy Inc.
Notes to the Consolidated Financial Statements

8. Leases (cont.)

Right-of-use assets obtained in exchange for operating lease liabilities for the year ended December 31, 2024 and 2023 were $144,978 and $118,371, respectively.

The following table reconciles the future undiscounted cash flows of operating leases to the operating and finance lease liabilities recorded on the consolidated balance sheet as of December 31, 2024:

Period range	Operating leases	Finance leases
0 – 1 years	$153,584	$152,970
1 – 2 years	156,715	26,684
2 – 3 years	156,999	26,684
3 – 4 years	160,128	2,224
4 – 5 years	160,412	—
After 5 years	13,368	—
Total undiscounted lease payments	801,206	208,562
Less: imputed interest	(88,206)	(18,722)
Total lease liabilities	713,000	189,840
Less current portion	(114,507)	(140,796)
Noncurrent portion	$598,493	$49,044

9. Government Grants

On September 2, 2020, the Ministry of Innovation, Science and Economic Development Canada (“ISED”) agreed to make a 20,000,000 CAD conditionally repayable contribution (“Contribution Agreement”) to the Company for the funding period from April 1, 2019, to December 31, 2021. The investment was made through the Strategic Innovation Fund (“SIF”) for eligible expenses relating to development of the Group’s patented IMSR reactor (“SIF Project”).

The repayment period will begin at the start of the Company’s second fiscal year following the completion of the project, with annual repayments made for a 25-year period or until such time as the agreed amount to be repaid, defined as up to 1.75 times the actual amount paid by ISED to the Company, is reached, whichever occurs first. In the event that revenue is earned by the Company in the government fiscal year ending March 31, 2024, the first annual repayment payable shall be paid after March 31, 2024, and not later than April 30, 2024. The annual repayment will be calculated at 3.00% of revenue earned by the Company in the fiscal year. If no revenue is earned by the Company in a given government fiscal year, then no repayment is due. The repayment period will expire on the later of April 30, 2048, or the date of the last repayment. The total contribution amount to-date as of December 31, 2024, was $14,925,373. The Company has recorded $10,274 and $0 as a repayment accrual as of December 31, 2024 and 2023, respectively, which is included in accounts payable and accrued expenses on the consolidated balance sheets.

10. Convertible Notes and Convertible Notes — Related Parties

May 2023 Offering

From May 2023 through June 2023, the Company entered into subscription agreements for an offering of units with various investors, including related parties (“May 2023 Offering”). Each unit comprised of a convertible note due September 30, 2024 with a principal amount of $1,000 per unit bearing interest at 8%, and a warrant expiring March 31, 2028. The convertible notes (including unpaid interest) were automatically convertible into equity or equity linked securities of the Company in the case of the first of either a $150,000,000 equity or equity linked financing or an initial public offering (IPO) occurring before September 30, 2024. In the case of a $150,000,000 equity or equity linked financing the conversion would convert into equity or equity linked securities at a conversion price equal to 80% of the financing price. In the case of an IPO, the conversion would into the Company’s most recent issuance of equity or equity linked securities at a conversion price equal to 80% of the IPO issue price. In the event that no conversion event as described above occurred, the notes (principal and unpaid interest) would be exchanged for a

Terrestrial Energy Inc.
Notes to the Consolidated Financial Statements

10. Convertible Notes and Convertible Notes — Related Parties (cont.)

secured promissory note repayable either on 30 days’ demand or on September 30, 2026. Each warrant issued by the Company entitled the holder to acquire up to $1,000 in equity or equity linked securities issued by the Company after March 31, 2023 but before September 30, 2024 at the price that such securities were issued.

The Convertible Notes were initially recognized at proceeds received with a debt discount recognized in the full amount of the initial fair value of the bifurcated embedded derivative for a conversion feature. The Warrant qualified as permanent equity under ASC 815-40; therefore, the Warrant was recognized within paid-in capital and measured at relative fair value. When estimating the fair value of the Warrant, the Company has followed the guidance in ASC 820 Fair Value Measurement.

The value of the warrants issued with the May 2023 Offering Convertible Notes was based on the Black-Scholes pricing model based on the following inputs:

May 2023 Offering
Stock price	$51.12
Exercise (Strike) price	Variable
Time to maturity (years)	3.5
Annualized risk-free rate	4.6%
Annualized volatility	50.0%

The May 2023 units were replaced by exchange in September 2023, see further discussion below.

September 2023 Offering

From September 2023 through October 2023, the Company entered into subscription and exchange agreements for an offering of units with various investors, including related parties (“September 2023 Offering”). Each unit was comprised of (i) a convertible note and (ii) five (5) warrants expiring July 31, 2028 to buy common shares of the Company at $200 exercisable in cash or by cashless exercise based on the market price of shares in the specified manner.

Each convertible note was a secured convertible note of the Company in the principal amount of $1,000 per unit due July 31, 2026 with a principal amount of $1,000 bearing interest at 8%. The convertible notes (including interest) were automatically convertible prior to maturity into (i) (a) the shares of the surviving entity following a SPAC (Special Purpose Acquisition Company) merger at a conversion price equal to 80% of the issue price of the securities issued by such surviving entity and (b) certain limited rights to the issue of additional surviving entity securities 21 days after the expiry of the lock ups associated with the SPAC merger transaction to compensate for any price evolution in the trading price of such securities below the issue price down to $5.00; (ii) common or preferred shares in the case of a $50,000,000 issuance of common or preferred shares (excluding units or monies raised in connection with a SPAC merger) at a conversion price equal to 80% of the issue price of such securities, or (iii) the same class of shares of the Company issued in connection with an IPO at a conversion price equal to 80% of the price of such shares immediately post IPO.

Additionally, the Company entered into exchange agreements with each of the May 2023 Convertible Note holders whereby the holders received similar rights as under the September 2023 Offering. The Company concluded the exchanges met the definition of a troubled debt restructuring under ASC 470-60, Troubled Debt Restructurings by Debtors, as the Company was experiencing financial difficulties and the creditors granted a concession. The future undiscounted cash flows of the Convertible Notes after the exchanges exceeded the carrying value of the Convertible Notes prior to the exchanges. As such, the effective interest rate was adjusted prospectively, and no gain or loss was recognized.

Terrestrial Energy Inc.
Notes to the Consolidated Financial Statements

10. Convertible Notes and Convertible Notes — Related Parties (cont.)

The September 2023 Convertible Note are required to be accounted for as an ASC 480-10 liability as a result of the Variable Share Settlement provisions. The Warrant qualified as permanent equity under ASC 815-40; therefore, the Warrant was recognized within paid-in capital and measured at relative fair value. When estimating the fair value of the Warrant, the Company followed the guidance in ASC 820 Fair Value Measurement.

The value of the warrants issued with the September 2023 Offering Convertible Notes was based on Black-Scholes pricing model based on the following inputs:

September 2023 Offering
Stock price	$51.14
Exercise (Strike) price	$200
Time to maturity (years)	4.9
Annualized risk-free rate	4.4%
Annualized volatility	60.0%

The September 2023 units were replaced by exchange in June 2024, see further discussion below.

Bridge Round

From April 2024 through December 2024, the Company entered into subscription and exchange agreements for an offering of units with various investors, including related parties (“Bridge Round Offering”). Each unit was comprised of (i) a convertible note and (ii) ten (10) warrants expiring July 31, 2028 to buy common stock of the Company at $100 exercisable in cash or by cashless exercise based on the market price of shares in the specified manner.

Each convertible note was a secured convertible note of the Company in the principal amount of $1,000 per unit due July 31, 2026 with a principal amount of $1,000 bearing interest at 8%. The convertible notes (including unpaid interest) were automatically convertible prior to maturity into (i) (a) the shares of the surviving entity following a SPAC (Special Purpose Acquisition Company) merger at a conversion price equal to 75% of the issue price of the securities issued by such surviving entity and (b) certain limited rights to the issue of additional surviving entity securities 21 days after the expiry of the lock ups associated with the SPAC merger transaction to compensate for any price evolution in the trading price of such securities below the issue price down to $5.00; (ii) the Company’s common or preferred stock in the case of a $50,000,000 issuance of common or preferred stock (excluding units or monies raised in connection with a SPAC merger) at a conversion price equal to 75% of the issue price of such securities, or (iii) the same class of shares of the Company issued in connection with an IPO shares at a conversion price equal to 75% of the price of such shares immediately post IPO.

The Company’s obligations under the convertible notes, are secured in favor of each convertible note holder by a guaranty made by the Company and a security interest in all present and after acquired personal property and assets of the Company. The convertible notes include a prohibition on the Company granting liens or security interests on its assets outside the ordinary course of business.

Additionally, the Company entered into exchange agreements with each of the September 2023 Convertible Note holders whereby the holders received similar rights as the Bridge Round Offering. The Company evaluated the exchange agreement and determined it was not required to be accounted for as a Troubled Debt Restructuring under ASC 470-60 as no concession was granted to the Company. The Company then evaluated the exchange under ASC 470-50, Debt — Modifications and Extinguishment. The Company recorded a loss on extinguishment of debt of $1.2 million for the year ended December 31, 2024.

Terrestrial Energy Inc.
Notes to the Consolidated Financial Statements

10. Convertible Notes and Convertible Notes — Related Parties (cont.)

The convertible notes issued in connection with Bridge Round Offering are required to be accounted for as an ASC 480-10 liability as a result of the Variable Share Settlement provisions. The Warrant qualified as permanent equity under ASC 815-40; therefore, the Warrant was recognized within paid-in capital and measured at relative fair value. When estimating the fair value of the Warrant, the Company has followed the guidance in ASC 820 Fair Value Measurement.

The value of the warrants issued with the Bridge Round Offering was based on Black-Scholes pricing model based on the following inputs:

Bridge Round Offering
Stock price	$52.06
Exercise (Strike) price	$100
Time to maturity (years)	4.1
Annualized risk-free rate	4.3%
Annualized volatility	63.0%

Rollforward of Convertible Notes and Convertible Notes-Related Party

	Convertible Notes	Convertible Notes – Related Party
Balance at January 1, 2023	$—	$—
May 2023 Offering proceeds	1,945,000	1,065,000
Recognition of debt discount	(633,822)	(345,411)
September 2023 Offering proceeds	6,070,000	1,065,000
Adjustment for troubled debt restructuring	229,129	170,550
Foreign currency translation adjustment	267,340	64,386
Amortization of debt discount	40,881	12,492
Balance at December 31, 2023	7,918,528	2,032,017
Bridge Round Offering proceeds	6,563,000	650,000
Loss on extinguishment of debt	1,183,289	202,204
Recognition of debt discount	(2,173,509)	(514,827)
Foreign currency translation adjustment	(369,323)	(130,898)
Amortization of debt discount	586,847	133,498
Balance at December 31, 2024	$13,708,832	$2,371,994

11. Related Party Balances and Transactions

The following table summarizes the Company’s related party transactions for the year:

	2024	2023
Key management, directors, and officers of the Company Salaries paid to related directors and officers included in general and administrative	$371,541	$357,501
Stock-based compensation	$304,460	$250,276
Professional fees and expenses paid to companies controlled by officers included in general and administrative	$442,110	$467,534
Research and development expenses paid to companies controlled by officers included in general and administrative	$42,212	$45,131
Accounts payable due to related parties	$9,010	$9,847

Terrestrial Energy Inc.
Notes to the Consolidated Financial Statements

11. Related Party Balances and Transactions (cont.)

These transactions are in the normal course of operations and are measured at fair value, which is the amount of consideration established and agreed to by the related parties.

During the year ended December 31, 2024, the Company issued 63,050 shares of Common Stock to SWH Capital LLC, an entity controlled and owned by the Chief Executive Officer of the Company, as consideration for all of the shares of common stock of TEUSA owned by SWH.

In December 2024, the Company received $100,000 in advance from a related party as a part of an additional closing of a private unit offering closed in early 2025 (see Note 17).

The Company has issued convertible notes to certain related parties, which include accrued interest (see Note 10).

12. Stockholders’ Deficit

Preferred Stock

The Company has authorized 4,000,000 shares of preferred stock, par value $0.001 per share. 150,000 shares of preferred stock have been designated as Series A Preferred Stock. These shares do not pay dividends, carry one vote per share, rank in preference ahead of common stock in the event of liquidation with any distribution being up to the amount originally subscribed by the relevant shareholder. Each share can be converted into one share of common stock at the option of the shareholder at any time. As of December 31, 2024 and 2023, 137,672 shares of Series A Preferred Stock was issued and outstanding.

Common Stock

The Company’s Board of Directors has authorized 6,000,000 shares of $0.001 par value of Common Stock. As of December 31, 2024 and 2023, the Company has 738,331 and 675,281 shares of common stock issued and outstanding, respectively.

Common Stock Warrants

As of December 31, 2024, the Company had 173,580 of outstanding warrants to purchase common stock at an exercise price of $100 per share.

As of December 31, 2023, the Company had 50,725 of outstanding warrants to purchase common stock at an exercise price of $200 per share.

Call Options

Pursuant to various call option agreements entered into with certain stockholders prior to the Company’s redomicile and business combination, the Company retains the right to repurchase up to an aggregate of 137,000 shares of its outstanding common stock at fixed exercise prices ranging from $50.00 CAD to $100.00 per share. These call options are exercisable at the Company’s discretion and expire at various dates ranging from December 31, 2035, through March 7, 2043. The call options are not subject to any service, performance, or market-based vesting conditions and are not transferable without Company consent. The Company has not exercised any of these call options to date. The options continue to be valid and enforceable following the April 5, 2024 redomicile and corporate reorganization. These instruments are presented within stockholders’ deficit at the original consideration price per share and are not remeasured unless exercised. The call option agreements will remain enforceable and the respective call options will remain outstanding after the potential closing of the Business Combination Agreement (see Note 17), unless previously exercised.

Exchangeable Shares

As of December 31, 2024, the Company had 6,200 Preferred Exchangeable shares and 530,924 Common Exchangeable shares outstanding. These shares are legally issued by Terrestrial Energy Canada (Exchange) Inc., a wholly-owned subsidiary of the Company. Each exchangeable share is convertible on a 1-for-1 basis into the Company’s preferred

Terrestrial Energy Inc.
Notes to the Consolidated Financial Statements

12. Stockholders’ Deficit (cont.)

or common shares, either at the option of the holder or upon the occurrence of certain events, such as an initial public offering or change of control. The exchangeable shares carry economic rights and dividend entitlements equivalent to the Company’s corresponding equity instruments and participate in Company-level voting through a special voting mechanism.

The Company has entered into a support and exchange agreement with the subsidiary and a trustee to guarantee all obligations associated with the exchangeable shares and ensure that holders receive equivalent rights to direct shareholders. As such, these instruments are treated as equity of the Company, and not reported as noncontrolling interests. No exchange of shares occurred during the years ended December 31, 2024 or 2023.

13. Stock Options

In 2014, the Company adopted the amended and restated Terrestrial Energy Inc. 2014 Stock Options Plan A (the “2014 Plan”). In connection with the Company’s redomestication to Delaware, outstanding awards under the 2014 Plan were assumed by the Terrestrial Energy Delaware Inc. 2024 Stock Option Plan, which was most recently amended and restated in October 2024, as the Terrestrial Energy Inc. Second Amended and Restated 2024 Stock Option Plan (the “Current Plan”). As of December 31, 2024, the Current Plan authorizes the Company to award options resulting in the issuance of up to 412,375 Class A common shares stock options. The Current Plan provides for grants of options to employees, non-employee directors and officers, consultants and advisors of the Company. The Current Plan is designed to promote the interests of the company using equity investment interests to attract, motivate, and retain individuals. The Plan is administered by the Board of Directors. The Board determines the type, number, vesting requirements and other features and conditions of such awards. Generally, stock options granted from the Plan have a contractual term of twenty years from the date of the grant and vest over one to three years.

Stock option transactions and the number of stock options outstanding are summarized as follows:

	December 31, 2024		December 31, 2023
	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
Outstanding, beginning of year	383,533	$45	368,827	$42
Granted	17,194	100	22,981	100
Forfeited	—	—	(8,275)	91
Outstanding, end of year	400,427	47	383,533	45
Less: Options not vested	(27,228)	100	(48,708)	100
Vested at year end	373,499	$43	334,825	$37

The Company recorded stock-based compensation expense of $670,243 and $716,537 for the years ended December 31, 2024 and 2023, respectively. As of December 31, 2024, total compensation expense related to awards not yet recognized (except those with performance conditions that are not yet probable) was $890,031 which is expected to be recognized over a weighted average period of 3 years.

The Company used the Black-Scholes option-pricing model to estimate the fair value of the options granted at the grant date using the following data and assumptions:

	2024	2023
Risk-free interest rate	3.87%	3.87%
Exercise price	$100	$100
Share price	$52.06	$51.12
Expected life of options	3 Years	3 Years
Annualized volatility	63.0%	60.0%

Terrestrial Energy Inc.
Notes to the Consolidated Financial Statements

13. Stock Options (cont.)

As there is insufficient historical share price data of the Company from which to estimate future share price volatility, the Company has estimated expected share price volatility based on the historical share price volatility of comparable entities. The expected life of the share options is based on the expectation that investors will exercise their rights as certain Company milestones are met as well as review of comparable companies. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected term of the stock options. The Company has not paid and does not anticipate paying cash dividends on shares of common stock; therefore, the expected dividend yield is assumed to be zero.

14. Income Taxes

The income tax expense (benefit) for 2024 and 2023 are as follows:

	2024	2023
Current:
Federal	$35,088	$(178,691)
State	—	—
Foreign	1,278	16,608
Total current income tax	36,366	(162,083)

Deferred:
Federal	(15,401)	(194,354)
State	—	—
Foreign	—	—
Total deferred tax	(15,401)	(194,354)
Total income tax expense (benefit)	$20,965	$(356,437)

A reconciliation between domestic and international earnings (loss) before income taxes is as follows:

	2024	2023
Domestic	$(1,374,250)	$(14,303,215)
International	(10,090,195)	139,108
Earnings/(loss) before income taxes	$(11,464,445)	$(14,164,107)

A reconciliation between the effective income tax rate and the federal statutory income tax rate is as follows:

	2024	2023
Federal tax at statutory rate	21.0%	26.5%
Permanent book/tax differences	(4.9)	(2.1)
Return to provision adjustments	0.6	0.2
Foreign rate differential	0.1	0.1
State tax impact	—	(0.1)
Impact of foreign exchange rate changes	(14.3)	(3.9)
Impact of convertible debt	(2.0)	—
Tax Credits	—	6.4
Change in valuation allowance	(5.7)	(24.6)
Total tax (expense) benefit	(5.2)%	2.5%

The change in statutory rate for the 2024 period is reflective of the reorganization of the Company’s organizational structure in the period. The 2024 period reflects the U.S. statutory rate as the domestic jurisdiction as compared to the 2023 period which reflects Canada as the domestic jurisdiction.

Terrestrial Energy Inc.
Notes to the Consolidated Financial Statements

14. Income Taxes (cont.)

Deferred Income Tax

The significant components of the deferred tax assets and liabilities consisted of the following:

	2024	2023
Deferred tax assets:
R&D expenses	$3,380,350	$3,667,914
Net operating loss carryforwards	13,401,755	12,612,523
Tax credit carryforwards	3,133,678	3,433,474
Operating lease liabilities	239,253	267,851
Other	73,668	61,016
Total gross deferred tax assets	20,228,704	20,042,778
Valuation allowance	(19,821,008)	(19,519,942)
Total deferred tax assets, net of valuation allowance	407,696	522,836

Deferred tax liabilities
Property and equipment	(60,460)	(151,498)
Intangible assets	(96,660)	(103,239)
Right of use assets	(176,333)	(197,645)
Convertible debt	(740,196)	(51,531)
Other	—	(18,923)
Total gross deferred tax liabilities	(1,073,649)	(522,836)
Net deferred tax liabilities	$(665,953)	$—

In assessing the realizability of deferred tax assets, management considers all positive and negative evidence to determine whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Due to the uncertainty of the Company’s ability to realize the benefit of the deferred tax assets, primarily related to the history of cumulative operating losses, the net deferred tax assets are offset by a valuation allowance at December 31, 2024 and 2023. As of December 31, 2024, the Company recorded a valuation allowance of $19,821,008 compared to $19,519,942 as of December 31, 2023.

As of December 31, 2024 and 2023, the Company had $0 of unrecognized tax benefits. The Company’s policy is to recognize interest and penalties related to income tax matters in income tax expense. As of both December 31, 2024 and December 31, 2023, the Company had accrued $0 for net interest and penalties.

As of December 31, 2024 and 2023, the Company had federal net operating loss carryforwards (“NOLs”) of $50,927,528 and $47,594,428, respectively, which have a 20-year expiration period and will begin to expire in 2035, federal tax credit carryforwards of $3,187,456 and $3,467,739, respectively, that have a 20-year expiration period and will begin to expire in 2039, state tax credit carryforwards of $790,898 and $860,444, respectively, that have a 20-year expiration and will begin to expire in 2035, and foreign tax credit carryforwards of $7,136 and $26,326, respectively, that have a 20-year expiration period and will begin to expire in 2041.

The Company is subject to U.S. federal and state income tax, Canadian federal and provincial income tax, as well as various other foreign jurisdictions that impose an income tax. The years that remain subject to examination are primarily 2021 and later.

Terrestrial Energy Inc.
Notes to the Consolidated Financial Statements

15. Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer in accordance with ASC 280-10-50-5, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the consolidated statement of operations as net income or loss. The measure of segment assets is reported on the consolidated balance sheet as total assets when evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

	For the year ended December 31,
	2024	2023
Research and development costs	$5,176,932	$7,152,913
General and administrative expenses	4,168,576	5,274,603
Other significant non-cash items:
Depreciation and amortization	1,256,391	1,829,997
Total Operating Expenses	10,601,899	14,257,513
Revenue	248,357	18,614
Total other items	(1,110,903)	74,792
Income tax (expense) benefit	(20,965)	356,437
Net loss	$(11,485,410)	$(13,807,670)

As the Company has not earned significant revenue yet, the key measures of segment profit or loss reviewed by the Company’s CODM are research and development costs and general and administrative expenses to monitor, manage and forecast cash to ensure enough capital is available for working capital needs. The CODM also reviews research and development costs and general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget.

16. Commitments and Contingencies

Litigation and loss contingencies

From time to time, the Company may be subject to other legal proceedings, claims, investigations, and government inquiries (collectively, legal proceedings) in the ordinary course of business. It may receive claims from third parties asserting, among other things, infringement of their intellectual property rights, defamation, labor and employment rights, privacy, and contractual rights. There are no currently pending legal proceedings that the Company believes will have a material adverse impact on the business or consolidated financial statements.

Terrestrial Energy Inc.
Notes to the Consolidated Financial Statements

17. Subsequent Events

The Company evaluated subsequent events from December 31, 2024, the date of these financial statements, through May 30, 2025, the date these consolidated financial statements were available to be issued, for events requiring recording or disclosure in the consolidated financial statements as of and for the year ended December 31, 2024. The Company concluded that no events have occurred that would require recognition or disclosure in the financial statements, except as described below.

In February 2025, the Company completed another closing of the Bridge Round Offering and raised additional units totaling approximately $11.0 million.

On March 26, 2025, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with HCM II Acquisition Corp., a Cayman Islands exempted company (which will transfer by way of continuation and domesticate as a Delaware corporation prior to the Closing (“HCM II”), and HCM II Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of HCM II (“Merger Sub”), pursuant to which, among other things and subject to the terms and conditions contained therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving company. Under the terms of the Merger Agreement, the Company’s outstanding shares and convertible notes will be exchanged for shares in HCM II at an exchange ratio specified in the Business Combination Agreement. The closing of the Merger is subject to the receipt of the required approvals by the Company’s and HCM II’s shareholders and the fulfilment of other customary closing conditions set forth in the Business Combination Agreement. In connection with the closing of the Merger, HCM II will change its name to Terrestrial Energy Inc.

Annex A

Dated MARCH 26, 2025

Business Combination Agreement

by and among

HCM II Acquisition Corp.,

HCM II Merger Sub Inc.

and

Terrestrial Energy Inc.

Annex A-i

Annex A-ii

Exhibits
Exhibit A	Form of Certificate of Merger
Exhibit B	Transaction Support Agreements
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Sponsor Lock-Up Agreement
Exhibit E	Form of Key Holders Lock-Up Agreement

Annex A-iii

Pursuant to Item 601(a)(5) of Regulation S-K under the Securities Act of 1933, as amended, the Disclosure Letters to this annex, listed below, have been omitted because (i) they do not contain information material to an investment or voting decision and (ii) such information is not otherwise disclosed in the exhibit or the disclosure document. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Schedule 1.1(a)	Key Holders
Schedule 4.01	Organization and Standing
Schedule 4.02	Authorization; Binding Agreement
Schedule 4.03	Capitalization
Schedule 4.04	Subsidiaries
Schedule 4.05	No Conflict; Governmental Consents and Filings
Schedule 4.06	Financial Statements
Schedule 4.07	Undisclosed Liabilities
Schedule 4.08	Absence of Certain Changes
Schedule 4.09	Compliance with Laws
Schedule 4.10	Government Contracts
Schedule 4.11	Company Permits
Schedule 4.12	Litigation
Schedule 4.13	Material Contracts
Schedule 4.14	Intellectual Property
Schedule 4.15	U.S. Nuclear Regulatory Matters
Schedule 4.16	Taxes and Returns
Schedule 4.17	Real Property
Schedule 4.18	Personal Property
Schedule 4.19	Employee Matters
Schedule 4.20	Benefit Plans
Schedule 4.21	Environmental Matters
Schedule 4.22	Transactions with Related Persons
Schedule 4.23	Insurance
Schedule 4.24	Top Customers and Suppliers
Schedule 4.25	Certain Business Practices
Schedule 4.26	Investment Company Act
Schedule 4.27	Finders and Brokers
Schedule 5.05	Capitalization
Schedule 5.16	Finders and Brokers
Schedule 5.18	Insurance
Schedule 6.02(b)	Conduct of Business of the Company
Schedule 6.03(b)	Conduct of Business by the Purchaser
Schedule 6.25	Employment Agreements
Schedule 10.01	Company Call Options
Schedule 10-A	Knowledge [Company]
Schedule 10-A	Knowledge Persons [Purchaser]
Schedule 10.01-B	Deferred Underwriting Expenses

Annex A-iv

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of March 26, 2025, by and among (i) HCM II Acquisition Corp., a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to Closing) (the “Purchaser”), (ii) HCM II Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the Purchaser (“Merger Sub”) and (iii) Terrestrial Energy Inc., a Delaware corporation (the “Company”). The Purchaser, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, the Purchaser is a special purpose acquisition company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly incorporated Delaware corporation, wholly owned by the Purchaser, and was formed for the purpose of effectuating the Merger (as defined below);

WHEREAS, at least one (1) day prior to the Closing Date (as defined below) and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing), the Purchaser shall transfer by way of continuation from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and Part XII of the Companies Act (as revised) of the Cayman Islands (the “Cayman Companies Act,” and such continuation and domestication, the “Domestication”);

WHEREAS, (a) immediately prior to the Domestication, each then issued and outstanding Purchaser Class B Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) Purchaser Class A Ordinary Share (the “Sponsor Share Conversion”) and (b) immediately following the Sponsor Share Conversion, in connection with the Domestication, (i) each then issued and outstanding Purchaser Class A Ordinary Share (other than any Purchaser Class A Ordinary Share included in the Cayman Purchaser Units) shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated Purchaser Common Stock, (ii) each then issued and outstanding warrant of the Purchaser (other than any Cayman Purchaser Public Warrants included in the Cayman Purchaser Units) (each a “Cayman Purchaser Warrant”) shall convert automatically into a warrant to acquire one (1) share of Domesticated Purchaser Common Stock (each a “Domesticated Purchaser Warrant”), pursuant to the Warrant Agreement, and (iii) each then issued and outstanding Cayman Purchaser Unit shall be cancelled and will thereafter entitle the holder thereof to one (1) share of Domesticated Purchaser Common Stock and one-half (1/2) of one (1) Domesticated Purchaser Warrant, in each case without any action on the part of the Purchaser, Merger Sub, the Company or any holder of securities of any of the foregoing;

WHEREAS, in order to effectuate the Domestication, and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing), the Purchaser shall (a) file all applicable notices, declarations, affidavits, statements of assets and liabilities, stockholder approvals, undertakings and other documents required to be filed, pay all applicable fees required to paid, and cause the satisfaction of all other conditions to deregistration required to be satisfied, in each case, in accordance with Part XII of the Cayman Companies Act and in accordance therewith, (b) file the Post-Closing Charter (as defined in Section 6.28 herein) with the Secretary of State of the State of Delaware and (c) adopt the Post-Closing Bylaws (as defined Section 6.28 herein);

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and the Cayman Companies Act, as applicable, the Parties intend to enter into a business combination transaction by which the Company and Merger Sub will file with the Secretary of State of the State of Delaware a certificate of merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) in accordance with the applicable provisions of the DGCL and pursuant thereto Merger Sub will merge with and into the Company (the “Merger,” and together with the Domestication and the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions”), with the Company being the surviving company of the Merger (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Company”);

Annex A-1

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby (including the applicable Ancillary Documents) and the transactions contemplated hereby and thereby;

WHEREAS, as promptly as reasonably practicable (and in any event within ten (10) Business Days) following the date of this Agreement, Persons with the right to cast at least fifty percent (50%) of the votes entitled to be cast at a special meeting of the stockholders of the Company if called as of the date of this Agreement to approve the Merger (collectively, the “Supporting Company Stockholders”) will duly execute and deliver to Purchaser a transaction support agreement, substantially in the form attached hereto as Exhibit B (collectively, the “Transaction Support Agreements”), pursuant to which each such Supporting Company Stockholder will agree to, among other things, support and vote in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, simultaneously with the execution and delivery of this Agreement or from time to time following the date hereof and prior to the Closing, the Purchaser may enter into subscription agreements on forms mutually acceptable to the Company and the Purchaser (the “PIPE Subscription Agreements”) with investors (the “PIPE Investors”) pursuant to which, and on the terms and subject to the conditions of which, the PIPE Investors will agree to make a private investment in the Purchaser, which commitment may be subject to potential offset by certain Purchaser Class A Ordinary Shares owned by the PIPE Investors that the PIPE Investors do not redeem (such investments, the “PIPE Investment”);

WHEREAS, in connection with the consummation of the Transactions, simultaneously with the Closing, the Sponsor, the Purchaser and certain other shareholders of the Company to be mutually agreed by the Company and Purchaser (the “Restricted Company Securityholders”) will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) in substantially the form attached hereto as Exhibit C, with such changes thereto as may be agreed in writing by the Purchaser and the Company;

WHEREAS, in connection with the consummation of the Transactions, simultaneously with the Closing, (a) the Sponsor will enter into a lock-up Agreement (the “Sponsor Lock-Up Agreement”) in substantially the form attached hereto as Exhibit D and (b) the Key Holders will enter into a lock-up Agreement (the “Key Holders Lock-Up Agreement”) in substantially the form attached hereto as Exhibit E, with such changes thereto as may be agreed in writing by the Purchaser and the Company, in each case with such changes to the forms attached hereto as Exhibits D and E as may be agreed in writing by the Purchaser and the Company;

WHEREAS, prior to the consummation of the Merger, the Company and the Purchaser will enter into an assignment and assumption agreement in a form mutually acceptable to the Company and the Purchaser (the “Warrant Assignment and Assumption Agreement”), which will provide for the assignment and assumption by the Purchaser of the Company’s rights and obligations under the Company Warrants, which will be effective as of the Effective Time;

WHEREAS, the Parties intend that, for U.S. federal, and applicable state and local, income tax purposes, (a) the Domestication qualifies as a “reorganization” described in Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder, (b) the Sponsor Share Conversion is treated as a “reorganization” described in Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder, and (c) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (each an “Intended Tax Treatment,” and collectively, the “Intended Tax Treatments”), and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) with respect to each of the reorganizations described in the foregoing clauses;

WHEREAS, following the date hereof, the Target Companies shall take or cause to be taken such actions the Target Companies determine in their sole discretion to be necessary or advisable to provide the holders of Exchangeable Shares with the ability to continue to hold, following the Closing, Exchangeable Shares (the “ExchangeCo Recapitalization”), including by causing ExchangeCo to call a special meeting of its shareholders to vote on a proposal to effectuate the ExchangeCo Recapitalization;

Annex A-2

WHEREAS, if the ExchangeCo Recapitalization has been completed prior to or concurrently with the Closing, then prior to the consummation of the Merger, the Company, the Purchaser, CallCo, and ExchangeCo will enter into the Amended & Restated Exchange and Support Agreement, pursuant to which, among other things, the Exchange and Support Agreement will be amended and restated in its entirety and the Purchaser will assume certain rights and obligations of the Company with respect to the exchange of exchangeable shares of the Company following the ExchangeCo Recapitalization;

WHEREAS, the board of directors of the Company has unanimously: (a) determined that the Merger in the best interests of the Company and the stockholders of the Company, and declared it advisable; (b) approved, adopted and declared advisable this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the Transactions, including the Merger; and (c) resolved to recommend adoption and approval of this Agreement by the stockholders of the Company;

WHEREAS, the board of directors of the Purchaser has unanimously: (a) determined that (i) the Merger is in the best interests of the Purchaser and the Purchaser Shareholders, as a whole, and declared it advisable for the Purchaser to enter into this Agreement and the Ancillary Documents providing for the Merger and the other Transactions, and (ii) the Transactions constitute a “Business Combination” as such term is defined in the Cayman Purchaser Charter; (b) approved and declared advisable this Agreement, the Ancillary Documents to which the Purchaser is or will be a party and the consummation of the Transactions, including the Merger; (c) adopted a resolution recommending the adoption of the Agreement and the approval of the Merger and the other Transactions by the stockholders of the Purchaser; and (d) directed that this Agreement, the Merger and the other Transactions be submitted to the stockholders of the Purchaser for their adoption and approval;

WHEREAS, the board of directors of Merger Sub has unanimously: (a) determined that the Merger in the best interests of Merger Sub and the sole stockholder of Merger Sub, and declared it advisable; (b) approved, adopted and declared advisable this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the consummation of the Transactions, including the Merger; and (c) resolved to recommend adoption of this Agreement by the sole stockholder of Merger Sub;

WHEREAS, the Purchaser, as the sole stockholder of Merger Sub, has approved and adopted this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the consummation of the Transactions, including the Merger; and

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, the Purchaser shall provide an opportunity to the holders of its public shares to have their public shares redeemed on the terms and conditions set forth in this Agreement and the Purchaser’s Organizational Documents, which redemption shall occur at least one (1) day prior to the Domestication as set forth in this Agreement (the “Redemption”).

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and for other consideration, the receipt and sufficiency of which is acknowledged and agreed to by the Parties, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I

THE TRANSACTIONS

Section 1.01 The Domestication.

(a) Domestication. Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), and in accordance with the DGCL and the Cayman Companies Act, at least one (1) day after the Redemption and at least one (1) day prior to the Closing, the Purchaser shall, in accordance with applicable Law, any applicable rules and regulations of the SEC, Nasdaq and the Purchaser’s Organizational Documents, as applicable, cause the Domestication to become effective, including by (i) filing with the Delaware Secretary of State a certificate of corporate domestication with respect to the Domestication, in form and substance reasonably acceptable to the Purchaser and the Company, together with the Post-Closing Charter, in each case, in accordance with the provisions thereof and applicable Law, (ii) adopting the Post-Closing Bylaws upon Domestication, (iii) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (iv) filing with the Cayman Registrar all

Annex A-3

applicable notices, declarations, affidavits, statements of assets and liabilities, stockholder approvals, undertakings and other documents required to be filed, pay all applicable fees required to paid, and cause the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under Part XII of the Cayman Companies Act and obtaining a certificate of de-registration from the Cayman Registrar.

(b) Effect on Purchaser Securities. (i) Immediately prior to the Domestication, pursuant to the Cayman Purchaser Charter, the Sponsor Share Conversion shall occur; and (ii) immediately following the Sponsor Share Conversion, in connection with the Domestication: (A) each then issued and outstanding Purchaser Class A Ordinary Share (other than any Purchaser Class A Ordinary Share included in the Cayman Purchaser Units) shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated Purchaser Common Stock; (B) each then issued and outstanding Cayman Purchaser Warrant (other than any Cayman Purchaser Public Warrants included in the Cayman Purchaser Units) shall convert automatically into one (1) Domesticated Purchaser Warrant, pursuant to the Warrant Agreement; and (C) each then issued and outstanding Cayman Purchaser Units shall be cancelled and will thereafter entitle the holder thereof to one (1) share of Domesticated Purchaser Common Stock and one-half (1/2) of one (1) Domesticated Purchaser Warrant, in each case without any action on the part of the Purchaser, Merger Sub, the Company or any holder of securities of any of the foregoing.

Section 1.02 The Merger.

(a) Effective Time. Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), on the Closing Date the Company and Merger Sub shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company, Merger Sub and Purchaser and specified in the Certificate of Merger, being the “Effective Time”).

(b) Merger. At the Effective Time, upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company after the Merger and as a direct, wholly owned subsidiary of the Purchaser. References to the Company for periods after the Effective Time shall include the Surviving Company.

(c) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

(d) Surviving Company Share. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one (1) share of common stock, par value $0.001, of the Surviving Company (each such share, a “Surviving Company Share”).

(e) Organizational Documents. At the Effective Time, the Organizational Documents of the Company shall be amended and restated to be in the forms of certificate of incorporation and bylaws to be mutually agreed upon by the Purchaser and the Company prior to the Closing Date, which shall be the certificate of incorporation and bylaws of the Surviving Company until thereafter duly amended in accordance with the terms thereof and applicable Law.

(f) Directors and Officers of the Surviving Company. Immediately after the Effective Time, the initial board of directors and executive officers of the Surviving Company shall be as determined by the Company and the Purchaser pursuant to Section 6.18 and otherwise in accordance with the terms of this Agreement.

Annex A-4

Section 1.03 Further Assurances. From time to time after the Closing Date, upon the reasonable written request of any Party, each Party shall execute, acknowledge and deliver such further instruments and documents, and take such additional reasonable action, to effect, consummate, confirm or evidence the Transactions and carry out the purpose this Agreement.

Article II

CONSIDERATION

Section 2.01 Company Securities. The consideration to be paid in, or in connection with, the Merger in respect of each Company Common Share and each Company Series A Preferred Share that is issued and outstanding, or deemed to be issued and outstanding (including all Company Common Shares deemed to be issued and outstanding pursuant to Section 2.02(a) and Section 2.02(b)), immediately prior to the Effective Time, shall be a number of shares of Domesticated Purchaser Common Stock equal to the Exchange Ratio (the “Per Share Base Consideration”).

Section 2.02 Conversion of Securities.

(a) Exchangeable Shares.

(i) If the ExchangeCo Recapitalization has been completed prior to or concurrently with the Closing, then, at the Effective Time, each Exchangeable Share that is issued and outstanding immediately prior to the Effective Time shall thereafter be exchangeable for Domesticated Purchaser Common Stock rather than Company Common Shares in accordance with the terms and conditions of such Exchangeable Shares (including, for the avoidance of doubt, taking into account the Exchange Ratio).

(ii) If the ExchangeCo Recapitalization has not been completed prior to or concurrently with the Closing, then immediately prior to the Effective Time, but conditional upon the Closing, the Company shall cause the following actions to be taken in the sequence set forth below (collectively, the “Exchange”) (provided, that upon their completion such actions shall be deemed to have occurred one (1) Business Day prior to the Closing Date in accordance with the ExchangeCo Articles): (i) CallCo shall exercise its call right to purchase all of the Exchangeable Shares in exchange for the applicable Exchangeable Share Consideration, (ii) CallCo shall issue common shares to the Company in an amount equal to the value of the Exchangeable Share Consideration in exchange for the Company agreeing to issue and deliver the applicable Exchangeable Share Consideration to each holder of Exchangeable Shares, (iii) each Exchangeable Share shall thereupon be transferred to CallCo, and (iv) the Company will issue Company Common Shares and Company Series A Preferred Shares, as applicable, to the holders of the Exchangeable Shares. Upon the Exchange: (A) each Company Series A Preferred Share issued or issuable in the Exchange shall be treated as being issued and outstanding immediately prior to the Effective Time and, pursuant to Section 2.02(b)(ii) (and without duplication), shall be cancelled and converted into such number of Company Common Shares at the then-effective conversion rate as calculated pursuant to the Company Certificate of Incorporation; (B) each Company Common Share issued or issuable upon the Exchange shall be treated as being issued and outstanding immediately prior to the Effective Time and, pursuant to Section 2.02(b)(iii) (and without duplication), shall be cancelled and converted into the right to receive the Per Share Base Consideration; and (C) each Company Special Voting Preferred Share that is issued and outstanding shall be automatically cancelled for no consideration in accordance with the Company Certificate of Incorporation.

(b) Effect on Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, Merger Sub, the Company or any holder of securities of any of the foregoing:

(i) each Company Common Share and Company Series A Preferred Share that, immediately prior to the Effective Time, is owned by the Purchaser or Merger Sub (or any other subsidiary of the Purchaser), or held by the Company (in treasury or otherwise), if any (each, an “Excluded Share”), shall be automatically cancelled and retired without any conversion thereof and shall cease to exist, and no consideration shall be delivered in exchange therefore;

(ii) each Company Series A Preferred Share that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and any Dissenting Shares) shall be cancelled and converted into the right to receive a number of shares of Domesticated Purchaser Common Stock equal to: (A) the number

Annex A-5

of shares of Company Common Shares into which such Company Series A Preferred Share would be converted in accordance with the Company’s Organizational Documents as of immediately prior to the Effective Time; multiplied by (B) the Per Share Base Consideration;

(iii) each Company Option that is outstanding immediately prior to the Effective Time shall be automatically assumed by the Purchaser such that, as of the Effective Time, each share underlying each Company Option shall instead be shares of Domesticated Purchaser Common Stock and the number of such shares shall be equal to the Exchange Ratio; provided, that the assumption and adjustment of the unvested Company Options shall be completed in a manner that satisfies the requirements of Section 409A and, with respect to any Company Option intended to be an “incentive stock option,” Section 422 of the Code and the applicable regulations promulgated thereunder;

(iv) each Company Common Share that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and any Dissenting Shares) shall be cancelled and converted into the right to receive the Per Share Base Consideration; and

(v) if the ExchangeCo Recapitalization has been completed prior to or concurrently with the Closing, each Company Special Voting Preferred Share that is issued and outstanding immediately prior to the Effective Time and following the Exchange, if applicable, shall be cancelled and converted into the right to receive one share of Domesticated Purchaser Voting Stock.

(c) Effect on Company Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, Merger Sub, the Company or any holder of securities of any of the foregoing, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time shall automatically become exercisable, in accordance with the terms and conditions of such Company Warrant, for the Per Share Base Consideration. The Purchaser hereby agrees to assume the obligation to issue the Domesticated Purchaser Common Stock upon the exercise of Company Warrants following the Effective Time pursuant to the terms of the Warrant Assignment and Assumption Agreement.

(d) Effect on Company Convertible Notes. No Company Convertible Note shall be continued, assumed or substituted for by the Merger Sub or the Company as part of the Merger. Contingent on and effective immediately prior to the Effective Time, each Company Convertible Note that is outstanding immediately prior to the Effective Time shall be cancelled and converted at the Effective Time pursuant to its terms, and the holder thereof shall be entitled to receive, without interest, assuming the delivery of the lock-up agreement contemplated by such Company Convertible Note: (i) a number of shares of Domesticated Purchaser Common Stock equal to (A) the outstanding amount of such Company Convertible Note, including any accrued and unpaid interest, divided by (B) seventy-five percent (75%) of the Redemption Price (the “Company Convertible Note Share Consideration”); and (ii) a contingent value right (the “Company Convertible Note CVR”) to receive additional shares of Domesticated Purchaser Common Stock in the event that the volume weighed average price of the Domesticated Purchaser Common Stock for the twenty (20) Trading Days beginning on the Trading Day immediately following the expiration of the lock-up period contemplated by the applicable Company Convertible Note is less than seventy-five percent (75%) of the Redemption Price.

Section 2.03 Surrender and Payment.

(a) Exchange Fund. Immediately prior to or at the Effective Time, the Purchaser shall deposit, or cause to be deposited, with Continental for the benefit of the Company Stockholders and the Company Noteholders evidence in book-entry form of shares of Domesticated Purchaser Common Stock representing the number of shares of Domesticated Purchaser Common Stock sufficient to deliver the aggregate Per Share Base Consideration (the “Exchange Fund”). The Purchaser shall cause Continental, pursuant to irrevocable instructions, to pay the Per Share Base Consideration out of the Exchange Fund in accordance with the terms of this Agreement.

(b) Stock Exchange Procedures. Within two (2) Business Days following the effectiveness of the Proxy Statement/Registration Statement, the Purchaser shall cause Continental to deliver to each holder of Company Securities and each holder of Exchangeable Shares, a letter of transmittal and instructions for exchanging each such holder’s Company Common Shares or Company Series A Preferred Shares (for the avoidance of doubt, including the Company Common Shares and/or the Company Series A Preferred Shares to be issued to such holder in connection with the Exchange), as applicable, for such holder’s applicable portion of the Per Share Base Consideration from

Annex A-6

the Exchange Fund, and which shall be in a form determined by the Company (a “Letter of Transmittal”). Promptly following receipt of a properly completed and executed Letter of Transmittal, and in any event within two (2) Business Days following the Closing, Continental shall deliver the applicable portion of the Per Share Base Consideration to each such holder. Effective as of one (1) Business Day prior to the Company Stockholder Meeting, the Company will not record or recognize any transfers of Company Securities on the record books of the Company, other than (i) transfers necessary to effectuate the Exchange and (ii) transfers as to which the Company has been notified of, in writing, prior to the Company Stockholder Meeting.

(c) Note Exchange Procedures. Promptly following the effectiveness of the Proxy Statement/Registration Statement, Purchaser shall cause Continental to deliver to each holder of Company Convertible Notes a notice and letter of instruction (a “Letter of Instruction”) notifying each such holder of (i) the deemed cancellation and conversion at the Effective Time of any Company Convertible Note outstanding immediately prior to the Effective Time, (ii) the right of the holder of any such Company Convertible Notes to receive such holder’s applicable portion of the Company Convertible Note Share Consideration, subject to the delivery of a properly completed and executed Letter of Instruction and the lock-up agreement contemplated by such Company Convertible Note and (iii) such holder’s contingent right to receive additional Domesticated Purchaser Common Stock pursuant to the Company Convertible Note and the Company Convertible Note CVR. Promptly following receipt of a properly completed and executed Letter of Instruction from a holder of Company Convertible Notes, and in any event within two (2) Business Days, Continental shall deliver the applicable portion of the Company Convertible Note Share Consideration to such holder.

(d) Termination of Exchange Fund. Promptly following the earlier of (i) the date on which the entire Exchange Fund has been disbursed and (ii) the date which is one (1) year after the Effective Time, the Purchaser shall instruct Continental to deliver to the Purchaser any remaining portion of the Exchange Fund and other documents in its possession related to the Transaction, and Continental’s duties shall terminate. Thereafter, each Company Stockholder and Company Noteholder may look only to the Purchaser (subject to applicable abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of such Company Stockholder’s or Company Noteholder’s claim for Per Share Base Consideration that such Company Stockholder or Company Noteholder may have the right to receive pursuant to Section 2.02 without any interest thereon. None of the Company, the Purchaser, the Surviving Company or Continental shall be liable to any Person for any portion of the Per Share Base Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Per Share Base Consideration that remains undistributed to Company Stockholders or Company Noteholders as of immediately prior to the date on which the Per Share Base Consideration would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Purchaser, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.04 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Company Common Shares and Company Series A Preferred Shares issued and outstanding immediately prior to the Effective Time (other than Company Common Shares and Company Series A Preferred Shares, if any, cancelled in accordance with Section 2.02(b)(i)) that are held by stockholders who have neither voted in favor of the Merger nor consented thereto in writing and who have demanded properly in writing appraisal or dissenters’ rights for such Company Common Shares or Company Series A Preferred Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, shall not be converted into, and the holders of such Dissenting Shares shall have no right to receive, the applicable portion of the Per Share Base Consideration unless and until such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Notwithstanding the foregoing, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to dissent under Section 262 of the DGCL, or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Per Share Base Consideration to which such holder is entitled pursuant to the applicable subsections of Section 2.02, without interest thereon, upon surrender of the Certificate or Certificates representing such Dissenting Shares in accordance with Section 2.03.

Section 2.05 Adjustment. The Per Share Base Consideration and the Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Domesticated Purchaser Common Stock occurring prior to the date the shares comprising the Per Share Base Consideration is issued.

Annex A-7

Section 2.06 No Fractional Shares. No fractional shares of Domesticated Purchaser Common Stock, or certificates or scrip representing fractional shares of Domesticated Purchaser Common Stock, will be issued upon the conversion of the TEI Securities pursuant to the Merger, and any such fractional shares or interests therein will not entitle the owner thereof to vote or to any rights of a stockholder of Purchaser. Any fractional shares of Domesticated Purchaser Common Stock will be rounded up to the nearest whole share of Domesticated Purchaser Common Stock, as applicable.

Section 2.07 Lost or Destroyed Certificates. Notwithstanding any other provision to this Agreement, if any Certificate shall have been lost, stolen or destroyed, then upon the making of a customary affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in a form reasonably acceptable to the Company, Continental shall issue, in exchange for such lost, stolen or destroyed Certificate, the portion of the Per Share Base Consideration to be paid in respect of the Company Common Shares or Company Series A Preferred Shares formerly represented by such Certificate(s) as contemplated under this Agreement.

Section 2.08 Withholding. Notwithstanding any other provision to this Agreement, the Purchaser, Merger Sub, the Company, and the Surviving Company (and their respective Representatives) shall be entitled to deduct and withhold from any amount payable to any Person pursuant to this Agreement such Taxes that are required to be deducted or withheld with respect to such amounts under the Code, the Tax Act or under any provision of U.S. state or local or non-U.S. tax law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, the Purchaser, Merger Sub, the Company and the Surviving Company shall use commercially reasonable efforts to provide recipients of any amounts payable that may be subject to withholdings with a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings. In the case of any such payment payable to employees of the Company or its Subsidiaries in connection with the Merger treated as compensation, the Parties shall reasonably cooperate to pay such amounts through the Company’s or the relevant Subsidiary’s payroll to facilitate applicable withholding.

Article III

CLOSING

Section 3.01 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the Transactions (other than the transactions contemplated by this Agreement that by their nature are to be satisfied prior to the Closing) (the “Closing”) shall take place (a) electronically by the mutual electronic exchange of documents and signatures (including portable document format (.pdf)) at a time and date to be specified in writing by the Parties, which date shall be no later than the third (3rd) Business Day after all the Closing conditions in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or (b) at such other date, time or place (including remotely) as the Purchaser and the Company may agree. The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 3.02 Closing Documents.

(a) Purchaser Closing Certificate. At least one (1) Business Day prior to the Purchaser Shareholders’ Meeting and, in any event, not earlier than the time that the holders of Purchaser Class A Ordinary Shares may no longer elect to redeem their Purchaser Class A Ordinary Shares in connection with the Redemption, the Purchaser shall deliver to the Company a written notice (the “Purchaser Closing Certificate”) setting forth the Purchaser’s good faith calculation of the following: (i) the aggregate amount of cash in the Trust Account (prior to giving effect to the Redemptions); (ii) the aggregate amount of all payments that will be required to be made in connection with the Redemptions; (iii) the aggregate amount of the Purchaser Transaction Costs as of the Closing (including a breakdown by Person of amounts owed by the Purchaser); (iv) the repayment amount (if any) pursuant to the Convertible Promissory Note; and (v) the number of shares of Domesticated Purchaser Common Stock, the number of Domesticated Purchaser Warrants, and the number of shares of Domesticated Purchaser Common Stock that may be issued upon the exercise of all Domesticated Purchaser Warrants, in each case, to be outstanding as of the Closing and after giving effect to the Domestication, the Redemption and the issuance of securities in connection with the consummation of any PIPE Investment and any forfeiture of Domesticated Purchaser Warrants pursuant to the Sponsor Support Agreement (but excluding any shares of Domesticated Purchaser Common Stock to be issued in the Merger).

Annex A-8

(b) Company Closing Certificate. At least two (2) Business Days prior to the Closing, the Company shall deliver to the Purchaser a written notice (the “Company Closing Certificate”) setting forth the Company’s good faith calculation of the aggregate amount of the Company Transaction Costs as of the Closing (including a breakdown by Person of amounts owed by the Company and wire instructions and applicable Tax forms for each such Person; provided, that the failure to provide wire instructions or Tax forms shall not affect the effectiveness of the Company’s compliance with this requirement).

(c) Access; Cooperation. From and after the delivery of the Purchaser Closing Certificate or the Company Closing Certificate, as the case may be, until the Closing Date, each of the Purchaser and the Company shall (i) provide the other Parties and their Representatives with reasonable access to information reasonably requested by the Purchaser or the Company or any of their respective Representatives in connection with the review of the Purchaser Closing Certificate or the Company Closing Certificate, as the case may be, (ii) consider in good faith any comments to the Purchaser Closing Certificate or the Company Closing Certificate, as the case may be, and (iii) revise the Purchaser Closing Certificate or the Company Closing Certificate, respectively, to incorporate any changes the Purchaser or the Company, respectively, reasonably determines are necessary or appropriate given such comments.

Section 3.03 Payment of Expenses.

(a) Company Transaction Costs. On the Closing Date, the Purchaser shall pay or cause to be paid by wire transfer of immediately available funds all Company Transaction Costs.

(b) Purchaser Transaction Costs. On the Closing Date, the Purchaser shall pay or cause to be paid by wire transfer of immediately available funds all Purchaser Transaction Costs.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter dated as of the date of this Agreement delivered by the Company to the Purchaser (the “Company Disclosure Letter”) prior to or in connection with the execution and delivery of this Agreement or as are disclosed in the Company Financials, the Company hereby represents and warrants to the Purchaser and Merger Sub, as of the date hereof and as of the Closing, as follows:

Section 4.01 Organization and Standing. The Company is a Delaware corporation duly formed, validly existing and in good standing under the DGCL and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not be material to the Target Companies, taken as a whole. Each Subsidiary of the Company is a corporation, limited liability company or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not be material to the Target Companies, taken as a whole. Each Subsidiary of the Company is duly qualified or licensed and in good standing in the jurisdiction in which it is formed or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has provided to the Purchaser accurate and complete copies of the Target Companies’ Organizational Documents, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

Section 4.02 Authorization; Binding Agreement. The Target Companies have all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Target Companies’ respective obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which each Target Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the applicable Target Company’s board of directors (or other similar governing body) in accordance with such Target Companies’ Organizational Documents, the DGCL, any other applicable Law or any Contract to which such Target Company or any of its stockholders is a party or by which it or its securities are bound and (b) other than the Company Stockholder Approval, no other proceedings on the part of the Target Companies are necessary to authorize the execution and

Annex A-9

delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Target Companies are or are required to be a party shall be when delivered, duly and validly executed and delivered by the Target Companies and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Target Companies, enforceable against the Target Companies in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted, has (i) determined that this Agreement, the Ancillary Documents and the Transactions are advisable, and in the best interests of, the Company and the Company Stockholders and (ii) approved this Agreement and the Ancillary Documents and the Transactions in accordance with the DGCL, the Company’s Organizational Documents and any other applicable Law. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the Transactions do not require the approval of the Company Stockholders in their capacity as such, or by any class or series of the Company Stockholders, or by holders of any other TEI Securities, pursuant to the Company Certificate of Incorporation, the DGCL and any other applicable Laws.

Section 4.03 Capitalization.

(a) Set forth on Section 4.03(a) of the Company Disclosure Letter is a true, correct and complete list of each record holder of: (i) Company Securities and the number and type of Company Securities held by each such holder as of the date hereof; (ii) Exchangeable Shares and the number and type of Exchangeable Shares held by each such holder as of the date hereof, subject to the additional information set forth on Section 4.03(a) of the Company Disclosure Letter; and (iii) all outstanding Company Options as of the date hereof.

(b) Prior to giving effect to the Transactions, all of the Company Securities are and will be owned free and clear of any Liens other than those imposed under the Company’s Organizational Documents, applicable securities Laws, or as set forth on Section 4.03(b)(i) of the Company Disclosure Letter, and other than the Company Securities, the Company does not have any other issued or outstanding common stock or any other securities. All of the issued and outstanding Company Securities have been duly authorized and validly issued in accordance with all applicable Laws, including applicable securities Laws, and the Company’s Organizational Documents, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, except where such violation or failure would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole. Except as set forth on Section 4.03(b)(ii) of the Company Disclosure Letter or in the Company’s Organizational Documents, there are no preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its security holders is a party or bound relating to any Company Securities, whether or not outstanding. Except as set forth on Section 4.03(b)(iii) of the Company Disclosure Letter or as provided for in this Agreement, there are no (1) outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company or (2) voting trusts, proxies, stockholder agreements or any other agreements or understandings with respect to the voting of the TEI Securities. Except as set forth in any Target Company’s Organizational Documents and the Exchange and Support Agreement, there are no outstanding contractual obligations of the Target Companies to repurchase, redeem or otherwise acquire any equity interests or securities of such Target Company, nor has any Target Company granted any registration rights to any Person with respect to such Target Companies’ securities. Except as disclosed in the Company Financials, since December 31, 2022, the Company has not declared or paid any distribution in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

(c) Except as provided for in this Agreement or as contemplated by the ExchangeCo Recapitalization, no units, warrants, options or other securities of the Target Companies are issuable as a result of the consummation of the Transactions.

Section 4.04 Subsidiaries. Section 4.04 of the Company Disclosure Letter sets forth the names of the Company’s direct and indirect Subsidiaries, and with respect to each Subsidiary (a) their jurisdiction of incorporation or organization, (b) all names other than its legal name under which any Subsidiary does business, as applicable, (c) its authorized shares or other equity interests (if applicable) and (d) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof as of the date hereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable

Annex A-10

(if applicable), were offered, sold and delivered in compliance with all applicable securities Laws, and, except with respect to ExchangeCo (which, in addition to the common shares of ExchangeCo issued to CallCo, also has issued and outstanding equity interests held by the stockholders specified in Section 4.03(a) of the Company Disclosure Letter), are owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than, if any, those imposed by such Subsidiary’s Organizational Documents, applicable securities Laws, Permitted Liens or immaterial Liens).

Section 4.05 No Conflict; Governmental Consents and Filings.

(a) Except as otherwise described in Section 4.02, subject to the receipt of consents, approvals, authorizations and other requirements set forth in Section 4.02 of the Company Disclosure Letter, the execution, delivery and performance of this Agreement (including the consummation by the Target Companies of the Transactions) and the other Ancillary Documents to which the Target Companies are a party by the Target Companies, do not and will not: (i) violate any provision of, or result in the breach of, any applicable Law to which any Target Company is subject or by which any property or asset of any Target Company is bound; (ii) conflict with or violate the Organizational Documents of any Target Company; (iii) violate any provision of or result in a breach, default or acceleration of, require a consent under, or create any right to payment under any Company Material Contract, material Company Real Property Lease (as defined in Section 4.17(b) herein) or Material Current Government Contract, or terminate or result in the termination of any Company Material Contract, material Company Real Property Lease or Material Current Government Contract, or result in the creation of any Lien (other than a Permitted Lien) under any Company Material Contract, material Company Real Property Lease or Material Current Government Contract upon any of the properties or assets of any Target Company, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien (other than a Permitted Lien); or (iv) result in a violation or revocation of any required Consents, except to the extent that the occurrence of any of the foregoing items set forth in clauses (i), (iii) or (iv) would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or to have a Company Material Adverse Effect.

(b) Assuming the truth and completeness of the representations and warranties of the Purchaser and Merger Sub contained in this Agreement, no consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Target Companies with respect to the Target Companies’ execution, delivery or performance of this Agreement, any of the other Ancillary Documents to which it is a party or the consummation by the Target Companies of the Transactions, except for: (i) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) material compliance with any applicable requirements of the securities Laws and state takeover laws, the HSR Act and any other Antitrust Laws, and filing and recordation of appropriate merger documents as required by the DGCL; (iii) any declarations or filings with any Governmental Authority required in connection with the ExchangeCo Recapitalization, if applicable; and (iv) as otherwise disclosed on Section 4.05(b) of the Company Disclosure Letter.

Section 4.06 Financial Statements.

(a) The Company has provided to the Purchaser: (i) complete copies of the unaudited consolidated financial statements of the Target Companies as of and for the years ended December 31, 2024 and December 31, 2023, each consisting of the consolidated balance sheets of the Target Companies as of such dates and the related consolidated income statements and statements of cash flows for the periods then ended (the “Draft Company Financials”) and (ii) true, correct and complete copies of the audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto) as of and for the year ended December 31, 2022, consisting of the consolidated audited balance sheet of the Target Companies as of such date and the related consolidated audited income statement, changes in stockholder equity and statement of cash flows for the fiscal year then ended, audited in accordance with GAAP and PCAOB (the “Audited Company Financials”, together with the Draft Company Financials, the “Company Financials”). Except as set forth on Section 4.06(a) of the Company Disclosure Letter, (y) the Company Financials were derived in all material respects from the books and records of the Target Companies, which books and records are, in all material respects, true, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices and (z) the Company Financials, when delivered, present fairly in all material respects, the consolidated financial position, results of operations, income (loss), changes in stockholder equity (in the case of the Audited Company Financials) and cash flows of the Target Companies as of the dates and

Annex A-11

for the periods indicated in such Company Financials in the case of the Audited Company Financials, in conformity with GAAP, and were derived from and accurately reflect in all material respects, the books and records of each of the Target Companies. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The Target Companies have established and maintain a system of internal controls. Such internal controls are designed to provide reasonable assurance that (i) transactions are executed in all material respects in accordance with management’s authorization and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for each Target Company’s assets.

(c) The Company has not identified and has not received written notice from an independent auditor of (i) any significant deficiency or material weakness in the system of internal controls utilized by the Company (other than a significant deficiency or material weakness that has been previously disclosed in writing to Purchaser and is set forth on Section 4.06(c) of the Company Disclosure Letter), (ii) any material fraud that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal controls over financial reporting utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

(d) There are no outstanding loans or other extensions of credit made by any Target Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of any Target Company.

Section 4.07 Undisclosed Liabilities. There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of any Target Company of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on the Company Financials or disclosed in the notes thereto; (b) incurred in the ordinary course of the operation of business of the Company since the date of the most recent balance sheet included in the Company Financials; (c) incurred in connection with the Transactions; (d) set forth on Section 4.06(a) of the Company Disclosure Letter; or (e) which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.08 Absence of Certain Changes. Except as set forth on Section 4.08 of the Company Disclosure Letter or in connection with the Redomiciliation or Internal Reorganization, and for activities conducted in connection with this Agreement and the transactions contemplated hereby, since April 5, 2024 through the date of this Agreement (a) each Target Company has conducted its business in the ordinary course of business consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) no Target Company has taken any action or committed or agreed to take any action that would be prohibited by Section 6.02(b) (without giving effect to Section 6.02(b) of the Company Disclosure Letter) if such action were taken on or prior to the Closing without the consent of the Purchaser.

Section 4.09 Compliance with Laws. Provided that this Section 4.09 shall not apply with respect to the matters covered by Section 4.25, each Target Company has, during the past five (5) years, materially complied with, and is not currently in violation of, any applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and would not reasonably expected to be, material to the Target Companies, taken as a whole. Except as disclosed on Section 4.09 of the Company Disclosure Letter, no written, or to the Knowledge of the Company, oral notice of non-compliance with any applicable Law has been received that, individually or in the aggregate, would reasonably be expected to be material to the Target Companies, taken as a whole.

Section 4.10 Government Contracts. Section 4.10 of the Company Disclosure Letter sets forth a list of each Contract with a Governmental Authority in existence as of the date hereof that involves aggregate payments to the Target Companies that are reasonably expected to be in excess of $300,000 (each, a “Material Current Government Contract”). Each Material Current Government Contract was legally awarded to the Target Companies, as applicable. Except for any Material Current Government Contract that is terminated or expires following the date hereof in accordance with its terms, all Material Current Government Contracts are: (i) a legal, valid binding obligation of the Target Companies, as applicable; and (ii) in full force and effect and enforceable against the Target Companies, as applicable, in accordance with its terms, in each case subject to the Enforceability Exceptions.

Annex A-12

Section 4.11 Company Permits. Each Target Company holds all Permits required to own, lease and operate its assets and properties as presently owned, leased or operated (collectively, the “Company Permits”) except where the failure to have such Permits, individually or in the aggregate, has not been and would not reasonably expected to be, material to the Target Companies, taken as a whole. The Company has made available to the Purchaser true, correct and complete copies of all the Company Permits. To the Knowledge of the Company, each Company Permit is in full force and effect and will, upon its termination or expiration, be timely renewed or reissued upon terms and conditions substantially similar to its existing terms and conditions, except where the failure to be renewed or reissued, individually or in the aggregate, would not reasonably expected to be material to the Target Companies, taken as a whole. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, suspension, restriction, adverse modification or termination of any Company Permit. Each Target Company has at all times operated in material compliance with all Company Permits applicable to such Target Company.

Section 4.12 Litigation. Except as described on Section 4.12 of the Company Disclosure Letter, there is no (a) Legal Proceeding of any nature currently pending or, to the Knowledge of the Company, threatened, against any Target Company or any of its properties or assets, or, to the Knowledge of the Company, any of the directors or officers of any Target Company with regard to their actions as such; (b) to the Knowledge of the Company, there are no pending or threatened, audits, examinations or investigations by any Governmental Authority against any Target Company with regard to their actions as such; (c) pending or threatened in writing Legal Proceedings by any Target Company against any third party; (d) settlements or similar agreements that impose any material ongoing obligations or restrictions on any Target Company; and (e) Orders imposed or, to the Knowledge of the Company, threatened to be imposed upon any Target Company or any of their respective properties or assets, or, to the Company’s Knowledge, any of the directors or officers of any Target Company with regard to their actions as such.

Section 4.13 Material Contracts.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Contracts described in clauses (i) through (xiii) below, to which, as of the date of this Agreement, any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Section 4.13(a) of the Company Disclosure Letter, a “Company Material Contract”). True, correct, complete copies of the Company Material Contracts, including amendments thereto, have been delivered or made available to the Purchaser. The Company Material Contracts include:

(i) Each Contract that contains covenants that limit the ability of any Target Company to compete in any material respect in any line of business or with any Person or in any geographic area or to sell, or provide any material service or material product, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses;

(ii) Each joint venture Contract, profit-sharing agreement, partnership, limited liability company agreement with a third party or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) Each Contract that involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) Each Contract for the acquisition of any Person or any business division thereof or the disposition of any material assets of any Target Company (other than in the ordinary course of business), in each case, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase or sale of inventory or supplies entered into in the ordinary course of business) occurring in the last five (5) years and/or relating to pending or future acquisitions or dispositions;

(v) Each obligation to make payments in excess of $250,000, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vi) Each lease, rental agreement, installment and conditional sale agreement, or other Contract that, in each case, provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and involves aggregate annual payments in excess of $100,000;

Annex A-13

(vii) Each Contract with any Top Customer or Top Supplier (other than purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business consistent with past practice);

(viii) Each collective bargaining (or similar) agreement or Contract between the Target Company on one hand, and any labor union or other body representing employees of the Target Company on the other hand;

(ix) Each Contract that obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $500,000;

(x) Each Contract that obligates the Target Companies to make any capital commitment or expenditure in excess of $150,000 (including pursuant to any joint venture);

(xi) Each Contract that relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations) in excess of $1,000,000;

(xii) Any Contract that provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney to act on behalf of any Target Company or to act on behalf of any manager, director or officer of any Target Company with respect to any Target Company; and

(xiii) Each Contract which (A) contains any assignment or any covenant not to assert or enforce, any Intellectual Property material to the business of any Target Company; (B) pursuant to which any Intellectual Property material to the business of any Target Company is or was developed by, with or for any Target Company; or (C) pursuant to which any of the Target Companies either (1) grants to a third Person (I) a license, immunity, or other right in or to any Intellectual Property material to the business of any Target Company or (II) an exclusive license, immunity, or other right in or to any Owned Intellectual Property, or (2) is granted by a third Person a license, immunity, or other right in or to any Intellectual Property or IT Assets material to the business of any Target Company, in the case of both (1) and (2) excluding (unless they otherwise qualify as Company Material Contracts under a different subsection of this Section 4.13): (w) non-exclusive licenses of Owned Intellectual Property granted to suppliers, customers or end users in the ordinary course of business; (x) licenses of Open Source Software; (y) Off-the-Shelf Software; and (z) invention assignment and confidentiality agreements with employees and contractors on standard forms made available to Purchaser and without any material deviations or exceptions.

(b) Except as disclosed in Section 4.13(b) of the Company Disclosure Letter, or with respect to any Company Material Contract that is terminated or expires following the date hereof in accordance with its terms: (i) such Company Material Contract is valid and binding and enforceable in all material respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) no Target Company is in breach of or default under, in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach of or default under by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iii) to the Knowledge of the Company, no other party to such Company Material Contract is in breach of or default in any material respect, and, to the Knowledge of the Company no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (iv) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (v) no Target Company has waived any material rights under any such Company Material Contract.

Section 4.14 Intellectual Property.

(a) Section 4.14(a)(i) of the Company Disclosure Letter sets forth a true, accurate, and complete list of: all U.S. and foreign registered or issued Intellectual Property and applications owned by a Target Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application

Annex A-14

for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates. Each item of Company Registered IP is subsisting, and to the Knowledge of the Company, valid and enforceable. Each Target Company owns, free and clear of all material Liens (other than Permitted Liens or any Liens set out on Section 4.14(a)(ii) of the Company Disclosure Letter) such Target Company’s Owned Intellectual Property and has valid and enforceable rights in, and has the right to use, sell, license, transfer or assign, in the manner such activities are currently conducted (and if and to the extent such activities are currently conducted) by such Target Company, all other Intellectual Property currently used, licensed or held for use by such Target Company. No item of Company Registered IP that is a pending Patent application fails to identify all inventors of the inventions as currently claimed in such Patent application, and for each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid present assignments of the applicable inventions from each inventor. Except as set forth on Section 4.14(a)(iii) of the Company Disclosure Letter, all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees to any third party with respect to such Company Registered IP, and such Target Company is the record owner of all Company Registered IP.

(b) Each Target Company has a valid and enforceable written license or other valid right to use all other Company IP that it uses, including Intellectual Property that is the subject of the inbound Company IP Licenses applicable to such Target Company. The inbound Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to enable use of the Intellectual Property licensed under such Company IP Licenses in the manner used in the operation of business of the Target Companies as presently conducted. Each Target Company has performed all material obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder in any material respect, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The use by the Target Companies of the Intellectual Property that is the subject of any Company IP License in the manner that it is currently being used is permitted under the terms of the applicable Company IP License. No Target Company is party to any Contract that requires a Target Company to assign to any Person any or all of its material rights in any Intellectual Property developed by a Target Company under such Contract.

(c) No Legal Proceeding has been made in the last six (6) years or is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Owned Intellectual Property, nor, to the Knowledge of the Company, is there any reasonable basis for any such Legal Proceeding. During the last six (6) years, no Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or is otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the outbound Company IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. To the Company’s Knowledge, no Target Company is currently infringing, or has, in the past six (6) years, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Owned Intellectual Property or otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is currently infringing, or in the past six (6) years has infringed upon, misappropriated or otherwise violated any Owned Intellectual Property.

(d) No current or former officers, employees, independent contractors, or other third parties employed or engaged by a Target Company has any ownership interest in any Owned Intellectual Property and no Person has claimed or asserted in writing any ownership interest or other rights in or to any Owned Intellectual Property. To the Company’s Knowledge, there has been no material violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s reasonable efforts to perform such employee’s employment obligations for the Target Companies, or that would conflict with the business of any Target Company as presently conducted. Each Target Company has taken commercially reasonable efforts and security measures in order to maintain, preserve and protect all material Owned Intellectual Property, including to protect the secrecy, confidentiality and value of the material Company IP. All Persons who have participated in

Annex A-15

or contributed to the creation or development of any material Owned Intellectual Property have executed written agreements pursuant to which all of such Person’s right, title and interest in and to any such Owned Intellectual Property has been irrevocably assigned (by a present tense assignment) to one or more of the Target Companies (or all such right, title, and interest vested in one or more of the Target Companies by operation of Law).

(e) Each Target Company is in all material respects in compliance with all licenses by which such Target Company is bound governing any Open Source Software that such Target Company has incorporated into, used, intermingled, or bundled with any material Company Software. No Open Source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the development, maintenance, operation, delivery or provision of any material Company Software by a Target Company in a manner that requires any Target Company to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any source code to such Company Software; (ii) license any such Company Software or other material Owned Intellectual Property for making modifications or derivative works; (iii) disclose, contribute, distribute, license or otherwise make available to any Person any such Company Software or other material Owned Intellectual Property for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing any of, its Patents (“Copyleft Terms”).

(f) Other than pursuant to the Contracts listed on Section 4.14(f) of the Company Disclosure Letter, no government funding, resources or assistance, nor any facilities of a university, college, other educational institution, or similar institution or research center in their respective research and development activities were used by any Target Company in the development of any material Owned Intellectual Property. No Governmental Authority has any (i) ownership interest or exclusive license in or to any Owned Intellectual Property, (ii) “unlimited rights” (as defined in 48 C.F.R. §52.227-14 and in 48 C.F.R. §252.227-7013(a)) in or to any of the Company Software, or (iii) “march in rights” (pursuant to 35 U.S.C. §203) in or to any Patents constituting material Owned Intellectual Property. No Target Company is a member of or party to, or has participated in any patent pool, industry standards body, trade association or other organization pursuant to the rules of which any Target Company is obligated to license or offer to license any existing or future Owned Intellectual Property to any Person.

(g) To the Knowledge of the Company, no Person has obtained unauthorized access to any material information, data (including personally identifiable information), IT Assets or Software in the possession of a Target Company or in their custody or control and there has not been any loss, damage, improper disclosure or use, breach of security, or other compromise of the security, confidentiality or integrity of any such IT Assets, Software, information, or data in any material respect. To the Knowledge of the Company, no Target Company has experienced any material information security incident that has compromised the integrity or availability of the material IT Assets of the Target Companies or the information and data thereon. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) no material written or oral complaint, or notice of any claims or investigations, relating to an improper use or disclosure of, or a breach in the security of, any such information or data or relating to any information security-related incident has been received by a Target Company and (ii) no Target Company has notified in writing, or been required by applicable Laws or Contract to notify in writing, any person or entity of any personal data or information security-related incident.

(h) The consummation of any of the Transactions will not result in (i) any material violation of any data privacy or cybersecurity laws by a Target Company; or (ii) the material breach of, material modification, cancellation, termination, or suspension of, acceleration of any material payments with respect to, or release of material source code under (a) any Contract that a Target Company is party to providing for the license or other use of material Intellectual Property owned by a Target Company; or (b) any Company IP License.

Section 4.15 U.S. Nuclear Regulatory Matters. Except as would not constitute a Company Material Adverse Effect:

(a) Neither the Company nor its Subsidiaries currently holds or requires any license for the possession or use of nuclear materials in order to conduct its current business activities (whether “source material”, “special nuclear material” or “byproduct material”, as these terms are defined by applicable Nuclear Laws) or possesses a license from the NRC for the construction, operation or decommissioning of any facility which would require a license or other prior consent from the NRC.

Annex A-16

(b) Neither the Company nor its Subsidiaries has operated or currently operates any “utilization facility” or “production facility,” as those terms are defined by applicable Nuclear Laws and the regulations of the NRC, whether or not owned, in whole or part, by the Company or one of its Subsidiaries.

(c) The Company and each of its Subsidiaries is in compliance with all applicable Laws relating to the design, licensing, construction and operation of a “utilization facility” and a “production facility,” as those terms are defined by applicable Nuclear Laws and the regulations of the NRC. Neither the Company nor its Subsidiaries is subject to any Law that prevents or materially inhibits the Company’s or any of its Subsidiaries’ ability to design, license or fabricate systems, structures or components for, or construct, any such facilities, subject to the necessary approvals from an applicable Governmental Authority. Neither the Company nor any of its Subsidiaries requires prior approval from the NRC to execute, deliver or perform this Agreement, and the consummation by it of the Transactions, shall not cause the Company or its Subsidiaries to become subject to any Law that prevents or materially inhibits the Company’s or any of its Subsidiaries’ ability to design, license or fabricate systems, structures or components for, or construct, any such facilities subject to the necessary approvals from an applicable Governmental Authority.

Section 4.16 Taxes and Returns. Except in each case as set forth on Section 4.16 of the Company Disclosure Letter:

(a) Each Target Company (i) has filed, or caused to be filed, all income and other material Tax Returns required to be filed by it (taking into account all valid extensions of time to file) and (ii) has paid, collected, withheld or remitted, or caused to be paid, collected, withheld or remitted, all income and other material Taxes required to be paid, collected, withheld or remitted by it, whether or not such Taxes are shown as due and payable on any Tax Return. Each Target Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no Legal Proceeding currently pending or, to the Knowledge of the Company, threatened against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file any Tax Returns or a particular type of Tax Return or pays any Tax or a particular type of Tax that it is or may be subject to such Tax or required to file such Tax Return in that jurisdiction.

(c) There is no claim, assessment, audit, examination, investigation or other Legal Proceeding that is pending, or to the Knowledge of the Company, threatened against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claim, deficiency or assessment against it. No Target Company is currently contesting any material Tax liability before any Governmental Authority.

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) No Target Company has requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request thereof) is outstanding or pending, other than as the result of automatic extensions of time to file Tax Returns requested in the ordinary course of business.

(f) No Target Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) or the use of an improper method of accounting on or prior to the Closing Date; (iii) any prepaid amounts received or deferred revenue realized or received on or prior to the Closing Date; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); or (v) any “closing agreement” pursuant to Section 7121 of the Code or any other agreement or arrangement with a Governmental Authority relating to Taxes.

(g) No Target Company has participated in or been a party to, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4 (or any similar or corresponding provision of state, local or foreign Law, including, for greater certainty, sections 237.3 to 237.5 of the Tax Act).

Annex A-17

(h) No Target Company has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes other than a group of which a Target Company is the common parent. No Target Company has any Liability or potential Liability for the Taxes of another Person (other than another Target Company) (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of U.S. state or local Tax Law) or under any other applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes.

(i) No Target Company has requested or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request pending or outstanding.

(j) The Company is, and has at all times since its inception been, classified as a C corporation for U.S. federal (and applicable state and local) income tax purposes. The Company is, and has at all times since its formation been, classified as a domestic corporation for U.S. federal income tax purposes. The U.S. federal income tax classification of each of the Company’s Subsidiaries is as set forth on Section 4.16(j) of the Company Disclosure Letter.

(k) No Target Company has ever had a permanent establishment, office, branch, fixed place of business or other taxable presence in any country other than the country of its organization.

(l) No Target Company has claimed any employee retention credit pursuant to Section 2301 of the CARES Act (or any corresponding or similar provision of state or local Law).

(m) No Target Company has been a party to any transaction that was purported or intended to be treated as a distribution of stock qualifying, in whole or in part, for tax-free treatment under Section 355 of the Code (or any corresponding or similar provision of U.S. state or local Tax Law) within the past three (3) years.

(n) No Target Company has knowingly taken any action, nor is aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying for its Intended Tax Treatments.

Section 4.17 Real Property.

(a) Section 4.17(a) of the Company Disclosure Letter sets forth a true, correct and complete listing of all real property owned by the Target Companies (the “Company Owned Properties”), including the street address and owner thereof. The Company has made available to the Purchaser true, correct, and complete copies of the deeds and other instruments in its possession by which the applicable Target Company acquired such Company Owned Properties, together with any title insurance policies, the most recent title reports and surveys with respect to such Company Owned Property to the extent such items are in its possession. The applicable Target Company has good and indefeasible fee simple title to each such Company Owned Property free and clear of all Liens (other than Permitted Liens). Other than the Company Owned Properties, the Target Companies do not own any real property. There are no parties in possession, as tenants, licensees or, to the Knowledge of the Company, otherwise, or parties having any option, right of first offer or first negotiation or right of first refusal or other similar rights granted to third parties to purchase or lease the Company Owned Properties or any portion thereof or interest therein. There is no condemnation or eminent domain proceedings pending or, to the Knowledge of the Company, threatened with respect to any of the Company Owned Properties or any portion thereof.

(b) Section 4.17(b) of the Company Disclosure Letter contains a true, correct and complete list of all premises currently leased or subleased or otherwise used or occupied (but not owned) by a Target Company for the operation of the business of a Target Company (the “Company Leased Real Properties”), and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof, waivers thereto or guarantees thereof (collectively, the “Company Real Property Leases”), including the street address thereof (if applicable) and parties to such Company Real Property Leases. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases. Each Company Real Property Lease is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be

Annex A-18

limited by the Enforceability Exceptions). With respect to each Company Real Property Lease, (i) no Target Company is in breach of or default, in any material respect, under any Company Real Property Lease, (ii) no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a material breach or default by a Target Company, and (iii) to the Knowledge of the Company, no other party to such Company Real Property Lease is in breach or default, in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Real Property Lease. No Target Company has leased, licensed or otherwise granted use or occupancy rights with respect to any Company Leased Real Property or any portion thereof to any third party. No party to any Company Real Property Lease has exercised any termination rights with respect thereto. To the Knowledge of the Company there is no condemnation or eminent domain proceedings pending or threatened with respect to any of the Company Leased Real Properties or any portion thereof.

Section 4.18 Personal Property(i). Each Target Company has good title to, or a valid leasehold interest in or right to use, its respective material tangible and intangible assets that are necessary to conduct the business of the Target Company as presently conducted, free and clear of all Liens other than Permitted Liens, and such tangible and intangible assets are in good working order and condition, except for ordinary wear and tear, except in each case and as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole.

Section 4.19 Employee Matters.

(a) The Target Companies are not and have never been a party to any collective bargaining agreement or other Contract covering any group of employees with any labor organization or other representative of any of the employees of such Target Company, and to the Knowledge of the Company, there are not, and have not been, in the past three (3) years, any activities or proceedings of any labor union to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened, in writing, any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Except as set forth on Section 4.19(a) of the Company Disclosure Letter, no current senior officer of a Target Company, as of the date of this Agreement, has provided such Target Company notice, in writing, of his or her intention to terminate his or her employment.

(b) Except as set forth on Section 4.19(b) of the Company Disclosure Letter, the Target Companies are, and in the past three (3) years have been in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation and employee terminations, except for failures to comply which, individually or in the aggregate, have not been and would not reasonably expected to be, material to the Target Companies, taken as a whole. No Target Company has received written notice that there is any pending Legal Proceeding involving unfair labor practices against any Target Company. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, in writing, against any Target Company brought by or on behalf of any applicant for employment, any current or former employee or any Governmental Authority, relating to any such Law or wrongful termination of employment, or alleging any other discriminatory conduct in connection with the employment relationship.

(c) Except as set forth on Section 4.19(c) of the Company Disclosure Letter, each employee located in the United States is employed “at will”, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any employees under the terms of any written agreement other than: (i) such as results by Law from the employment of an employee in Canada without an agreement as to notice or severance; or (ii) a contractual entitlement to, in addition to the minimum statutory notice (or pay in lieu thereof) and statutory severance pay required under applicable employment standards legislation, three (3) months or less of notice or pay in lieu thereof.

(d) In the past three (3) years, the Target Companies have not received (i) written notice of any unfair labor practice charge or material complaint pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board against them, and (ii) written notice of any grievances or arbitrations arising out of any collective bargaining agreement to which any Target Company is a party.

(e) In the past three (3) years, the Target Companies have not engaged in layoffs, furloughs or employment terminations in the United States sufficient to trigger application of the Worker Adjustment and Retraining Notification Act or any similar state or local law.

Annex A-19

(f) In the past three (3) years, (i) no allegations of sexual harassment or sexual misconduct have been made in writing, or, to the Knowledge of the Company, threatened to be made against or involving any current or former officer, director or other employee at the level of Vice President or above by any current or former officer, employee or individual service provider of any Target Company, and (ii) the Target Companies have not entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other employee at the level of Vice President or above.

Section 4.20 Benefit Plans.

(a) Set forth on Section 4.20(a) of the Company Disclosure Letter is a true and complete list of each material Company Benefit Plan. The Target Companies are not required to provide employee benefits pursuant to a collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees.

(b) Except as set forth on Section 4.20(b) of the Company Disclosure Letter, each Company Benefit Plan is and has been operated, administered, maintained, and funded in compliance with its terms and all applicable Laws, including ERISA and the Code, except as would not be material to the Target Companies, taken as a whole. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has received a favorable determination letter from the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter upon which the Target Companies are entitled to rely) or (ii) the Target Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Knowledge of the Company, no event has occurred or circumstance exists which could reasonably be expected to adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the most recent summary plan descriptions and material modifications thereto; (iii) the most recent annual and periodic accounting of plan assets; (iv) the three (3) most recent nondiscrimination testing reports; (v) the most recent determination letter (or opinion letter) received from the IRS; and (vi) all material communications with any Governmental Authority within the last three (3) years.

(d) With respect to each Company Benefit Plan: (i) no Legal Proceeding is pending, or to the Knowledge of the Company, threatened (other than routine claims for benefits arising in the ordinary course of administration and administrative appeals of denied claims); (ii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (iii) all contributions and premiums that are due have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials in accordance with GAAP.

(e) None of the Target Companies nor any ERISA Affiliate currently maintains, or within the preceding six (6) years has maintained or contributed to, (i) a Company Benefit Plan which is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code or (ii) a “funded welfare plan” within the meaning of Section 419 of the Code.

(f) Except as set forth on Section 4.20(f) of the Company Disclosure Letter, the consummation of the Transactions will not, either alone or in combination with another event: (i) entitle any current or former employee, officer or other service provider of the Target Companies to any severance pay or increase in severance pay or any other compensation payable by the Target Companies; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such employee, officer or other individual service provider by the Target Companies; (iii) directly or indirectly cause the Target Companies to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan; (iv) otherwise give rise to any material liability under any Company Benefit Plan; or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Closing. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under

Annex A-20

Section 280G of the Code. Except as set forth on Section 4.20(f) of the Company Disclosure Letter, no Company Benefit Plan provides for a Tax gross-up, make whole or similar payment, including with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(g) Except to the extent required by Section 4980B of the Code or similar state Law, the Target Companies do not provide health or welfare benefits to any former or retired employee and are not obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(h) Each Company Benefit Plan can be terminated at any time without resulting in any material Liability to the Target Companies, the Purchaser, Merger Sub or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities, other than Liabilities with respect to participant accrued benefits through the effective date of such termination in accordance with the terms of such plan and ordinary administration costs typically incurred in a termination event.

(i) Each Company Benefit Plan that is subject to Section 409A of the Code has been administered and maintained in compliance with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder, except as would not be material to the Target Companies, taken as a whole.

Section 4.21 Environmental Matters. Except as set forth in Section 4.21 of the Company Disclosure Letter:

(a) Each Target Company and its respective properties and facilities are and have, during the time that the applicable Target Company has owned, operated or leased such property or facility, been in compliance in all material respects with all material Environmental Laws, including obtaining, maintaining in good standing, and complying with all material Permits required for their business and operations under any Environmental Laws (“Environmental Permits”).

(b) No Legal Proceeding is pending or, to the Knowledge of the Company, threatened against any Target Company or their respective assets or properties alleging a material violation of any Environmental Law or Environmental Permit, including with respect to the revocation, modification or termination of any Environmental Permits, and, to the Knowledge of the Company, no facts, circumstances, or conditions currently exist that could materially and adversely affect compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain continued compliance with Environmental Laws and Environmental Permits.

(c) No Target Company or any of its respective properties, facilities or operations, is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Law, (ii) Remedial Legal Proceeding, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Environmental Liabilities.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company, or any other property that would reasonably be expected to have a Company Material Adverse Effect.

(e) No Target Company has received written notification of any investigation of the business, operations, or currently or formerly owned, operated, or leased property of a Target Company that could lead to the imposition of any Liens or Environmental Liabilities and, to the Knowledge of the Company, no such investigations are pending or threatened in writing.

(f) To the Knowledge of the Company, no Person has Released any Hazardous Material at, on, or under any facility currently or formerly owned or operated by any Target Company or any third-party site, in each case in a manner that would be reasonably likely to give rise to a material Environmental Liability of the Target Companies, including for Remedial Legal Proceeding costs, investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages, and attorney fees.

(g) There are no (i) underground storage tanks, (ii) asbestos-containing materials, or (iii) equipment containing polychlorinated biphenyls located at any of the properties of a Target Company.

Annex A-21

(h) The Company has provided to the Purchaser all material written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession of, or conducted by, the Target Companies and concerning the environmental condition of any properties of the Target Company, Environmental Liabilities or compliance with Environmental Laws.

Section 4.22 Transactions with Related Persons. Except as set forth on Section 4.22 of the Company Disclosure Letter, and except for in the case of any employee, officer or director, of any employment Contract or Company Benefit Plans made in the ordinary course of business consistent with past practice or except as set forth in the Company Financials, no Target Company is a party to any material transaction or Contract with any (a) present or former executive officer or director of any of the Target Companies, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Target Companies or (c) any Affiliate, “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing; provided that, in each case of the foregoing, excluding any transaction or Contract between or among the Company’s Subsidiaries or between or among the Company and any of its Subsidiaries. Except as set forth in the Company Financials or as set forth on Section 4.22 of the Company Disclosure Letter: (i) to the Knowledge of the Company, no Related Person or any Affiliate of a Related Person has, directly or indirectly, a material economic interest in any Contract with any of the Target Companies (other than such Contracts that relate to any such Person’s ownership of the Company Common Shares or other equity interests of any Target Company as set forth on Section 4.03(a) of the Company Disclosure Letter or such Person’s employment or consulting arrangements with the Target Companies); and (ii) the assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person.

Section 4.23 Insurance.

(a) Section 4.23(a) of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the business of any Target Company (the “Insurance Policies”) (by policy number, insurer, policy period, policy limits and type of policy). As of the date hereof, all premiums due and payable under all such Insurance Policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of the Insurance Policies. Each Insurance Policy is legal, valid, binding, enforceable and in full force and effect, subject, in each case to the Enforceability Exceptions. No Target Company has any self-insurance or co-insurance programs. In the past three (3) years, no Target Company has received any written notice from, or on behalf of, any insurance carrier relating to or involving any adverse material change, notice of cancellation, termination or any material change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Section 4.23(b) of the Company Disclosure Letter identifies each individual insurance claim in excess of $100,000 made by a Target Company in the past five (5) years. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has claim pending under an insurance policy as to which the insurer has denied coverage.

Section 4.24 Top Customers and Suppliers.

(a) As of the date hereof the Company currently has no material customers, including any off-takers. Section 4.24(a) of the Company Disclosure Letter lists as of the date of this Agreement, all prospective consumers or off-takers for the twelve (12) months ended December 31, 2024 and the twelve (12) months ended December 31, 2023 to which the Company has submitted written bids or responded to requests for proposals, with expected revenue (assuming any such bid or response were accepted) in excess of $5,000,000 (the “Top Customers”). To the Knowledge of the Company as of the date hereof, no such Top Customer has provided notice to the Target Companies (i) of its intention to reject, cancel or otherwise terminate, or materially reduce, its relationship with the Target Companies, taken as a whole, or (ii) that any Target Company is in material breach of the terms of any existing Company Material Contract with any such Top Customer.

(b) Section 4.24(b) of the Company Disclosure Letter lists as of the date of this Agreement, all suppliers or manufacturers of goods or services for the twelve (12) months ended December 31, 2024 and the twelve (12) months ended December 31, 2023 to which the Company made payments or accrued obligations in excess of

Annex A-22

$250,000 (the “Top Suppliers”). To the Knowledge of the Company as of the date hereof, no such Top Supplier has provided notice to the Target Companies (i) of its intention to reject, cancel or otherwise terminate, or materially reduce, its relationship with the Target Companies, taken as a whole, or (ii) that any Target Company is in material breach of the terms of any Company Material Contract with any such Top Supplier.

(c) Except as set forth on Section 4.24(c) of the Company Disclosure Letter, none of the Top Customers or Top Suppliers has, as of the date of this Agreement, notified any Target Companies in writing that it is in a material dispute with the Target Companies or their respective businesses.

Section 4.25 Certain Business Practices.

(a) No Target Company, nor any of their respective officers or directors, nor, to the Knowledge of the Company, any of their respective Representatives acting on their behalf has unlawfully offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; (iii) a candidate for foreign or domestic political office; or (iv) any Person, in any such case under circumstances where such Target Company or Representative thereof knew, or would have reasonably known after due and proper inquiry, that all or a portion of such thing of value would be offered, given, paid, or promised to an official or employee of a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party, or a candidate for foreign or domestic political office for the purpose of influencing any act or decision of such official, employee, or candidate to obtain or retain business or direct business to any person (in each case in violation of any Anti-Bribery Laws). No Target Company, nor any of their respective officers and directors, nor, to the Knowledge of the Company, any of their respective Representatives acting on their behalf has directly or indirectly and in violation of applicable Law offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to any customer, supplier, or other Person who is or may be in a position to assist or hinder any Target Company in connection with any actual or proposed transaction for the purpose of influencing any act or decision of such customer, supplier, or other Person to obtain or retain business or direct business to any person. No Target Company, nor any of their respective officers and directors, nor, to the Knowledge of the Company, any of their respective Representatives acting on their behalf has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission relating to any noncompliance with any Anti-Bribery Laws. No Target Company, nor any of their respective officers and directors, nor, to the Knowledge of the Company, any Representatives acting on their behalf has received any written notice, request, or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Laws.

(b) The operations of each Target Company are and have been conducted at all times in the previous five (5) years in material compliance with any International Trade Laws and Sanctions Laws of any jurisdiction in which any Target Company operates that are applicable to such Target Company, and no Legal Proceeding between the Target Company and any Governmental Authority with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened in writing.

(c) No Target Company nor any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is or has been: (i) identified on any applicable sanctions-related list of designated or blocked persons (including without limitation the Specially Designated Nationals and Blocked Persons List (“SDN List”) maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”)); (ii) located, organized, or resident in any country, region or territory that is the subject of comprehensive territorial sanctions administered by the United States and any other jurisdiction in which any Target Company operates (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine) (each a “Sanctioned Jurisdiction”); or (iii) owned, directly or indirectly, individually or in the aggregate, fifty percent (50%) or more by any of the foregoing.

(d) No Target Company has, since April 24, 2019, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in a Sanctioned Jurisdiction or for the purpose of financing the activities (i) of any Person currently identified on any applicable sanctions-related list of designated or blocked persons maintained by OFAC, or (ii) in any other manner that would constitute a violation of any applicable U.S. sanctions administered by the U.S. government.

Annex A-23

Section 4.26 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 4.27 Finders and Brokers. Except as reflected on Section 4.27 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which any Target Company would be liable in connection with the Transactions based upon arrangements made by any Target Company or any of their Affiliates.

Section 4.28 Independent Investigation. The Target Companies have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser and Merger Sub and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser and Merger Sub for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser and Merger Sub set forth in Agreement (including the related portions of the Purchaser Disclosure Letter) and in any certificate delivered to the Company pursuant hereto; and (b) none of the Purchaser, Merger Sub or any of their respective Representatives have made any representation or warranty as to the Purchaser or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Letter) or in any certificate delivered to the Company pursuant hereto.

Section 4.29 Information Supplied. None of the information relating to the Company or its Subsidiaries supplied or to be supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement/Registration Statement will, as of the date the Proxy Statement/Registration Statement (or any amendment or supplement thereto) is first mailed to the Purchaser Shareholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Target Companies make no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser, Merger Sub or their respective Affiliates.

Section 4.30 No Additional Representations or Warranties. Except as provided in this Article IV, none of the Target Companies nor any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Purchaser, Merger Sub or their respective Affiliates or any other Person and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Purchaser, Merger Sub or their respective Affiliates or any other Person.

Article V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB

Except as set forth in (i) in any Purchaser SEC Reports filed or submitted on or prior to the date hereof, or (ii) in the disclosure letter delivered by the Purchaser to the Company (the “Purchaser Disclosure Letter”) on the date of this Agreement, the Purchaser and Merger Sub represent and warrant to the Company, as of the date hereof and as of the Closing, as follows:

Section 5.01 Organization and Standing.

(a) As of the date hereof, the Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. As of the Closing, the Purchaser will be a Delaware corporation duly domesticated, validly existing and in good standing under the DGCL. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents as currently in effect. The Purchaser is, and at all times has been, in compliance in all material respects with the provisions of its Organizational Documents.

Annex A-24

(b) Merger Sub is a corporation duly formed, validly existing and in good standing under the Laws of Delaware. Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Merger Sub has heretofore made available to the Company accurate and complete copies of its Organizational Documents as currently in effect. Merger Sub is, and at all times has been, in compliance in all material respects with the provisions of its Organizational Documents.

Section 5.02 Authorization; Binding Agreement. Each of the Purchaser and Merger Sub has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its respective obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Purchaser Shareholder Approval. The execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions (a) have been duly, validly and unanimously authorized and approved by the boards of directors of the Purchaser and Merger Sub, and (b) other than the Purchaser Shareholder Approval, no other corporate proceedings on the part of the Purchaser or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Purchaser or Merger Sub are a party shall be when delivered, duly and validly executed and delivered by the Purchaser or Merger Sub, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser or Merger Sub, as applicable, enforceable against the Purchaser or Merger Sub, as applicable, in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

Section 5.03 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of the Purchaser or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser or Merger Sub of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser or Merger Sub of the Transactions, other than (a) pursuant to the HSR Act or any other Antitrust Laws, (b) filing of the Certificate of Merger in accordance with the DGCL, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to be, individually or in the aggregate, material to Purchaser or Merger Sub.

Section 5.04 Non-Contravention. The execution and delivery by each of the Purchaser and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser and Merger Sub of the transactions contemplated hereby and thereby, and compliance by the Purchaser and Merger Sub with any of the provisions hereof and thereof, do not and will not (a) conflict with or violate any provision of their respective Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.03 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser or Merger Sub or any of its properties or assets, (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser or Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (viii) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, material Contract, or (d) result in the creation of any Lien upon any of the properties or assets (other than any Permitted Liens) or capital stock or other equity interests of the Purchaser or Merger Sub, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to be, individually or in the aggregate, material to Purchaser or Merger Sub.

Annex A-25

Section 5.05 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of Purchaser is $22,100 divided into (i) 200,000,000 shares of Purchaser Class A Ordinary Shares, of which 23,000,000 are issued and outstanding, (ii) 20,000,000 shares of Purchaser Class B Ordinary Shares, par value $0.0001 per share, of which 5,750,000 shares are issued and outstanding, and (iii) 1,000,000 preference shares, par value $0.0001 per share, of which no shares are issued and outstanding. All of the issued and outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Purchaser’s Organizational Documents or any Contract to which the Purchaser is a party. None of the issued and outstanding Purchaser Ordinary Shares have been issued in violation of any applicable securities Laws.

(b) Subject to the terms of conditions of the Warrant Agreement, in connection with the Domestication, the Cayman Purchaser Warrants will be converted into Domesticated Purchaser Warrants, which will be exercisable after giving effect to the Transactions for one (1) share of Domesticated Purchaser Common Stock at an exercise price of $11.50 per share. As of the date of this Agreement, 18,350,000 Cayman Purchaser Warrants, consisting of 11,500,000 Cayman Purchaser Public Warrants and 6,850,000 Cayman Purchaser Private Placement Warrants are issued and outstanding. All outstanding Cayman Purchaser Warrants are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Purchaser’s Organizational Documents or any Contract to which the Purchaser is a party. None of the outstanding Cayman Purchaser Warrants have been issued in violation of any applicable securities Laws.

(c) As of the date hereof, other than (i) the Cayman Purchaser Warrants and (ii) the Purchaser Class B Ordinary Shares, there are (A) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Purchaser Ordinary Shares or any other capital stock or equity interests of Purchaser, or any other Contracts to which the Purchaser is a party or by which the Purchaser is bound obligating the Purchaser to issue or sell any shares of capital stock of, or other equity interests in or debt securities of, the Purchaser, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Purchaser.

(d) Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Section 5.05(c) of the Purchaser Disclosure Letter, there are no stockholders agreements, voting trusts or other agreements or understandings to which the Purchaser is a party with respect to the voting of any shares of Purchaser.

(e) All Indebtedness of Purchaser as of the date of this Agreement is disclosed on Section 5.05(e) of the Purchaser Disclosure Letter. No Indebtedness of the Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser or (iii) the ability of the Purchaser to grant any Lien on its properties or assets.

(f) Since the date of formation of the Purchaser, and except as contemplated by this Agreement, the Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the Purchaser’s board of directors has not authorized any of the foregoing.

(g) Purchaser owns all of the equity interests in Merger Sub. No other equity interests or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding equity interests of Merger Sub are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Sub’s Organizational Documents or any Contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any of its equity interests or any equity capital of Merger Sub. There are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for equity interests of Merger Sub, or any other Contracts to which Merger Sub is a party or by which Merger Sub is bound obligating Merger Sub to issue or sell any shares of capital stock of, or other equity interests in or debt securities of, Merger Sub, and (ii) no equity equivalents, stock appreciation rights, phantom stock

Annex A-26

ownership interests or similar rights in the Purchaser. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

Section 5.06 SEC Filings and Purchaser Financials.

(a) The Purchaser has, since the IPO, filed all prospectuses, forms, reports, schedules, statements and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Purchaser SEC Reports”) and will have filed all such forms, reports, schedules, statements and other documents (except for the Proxy Statement/Registration Statement and any other forms reports, schedules, statements and other documents filed or furnished with respect to the Transactions) required to be filed on or subsequent to the date of this Agreement through the Closing Date (the “Additional Purchaser SEC Reports”). All of the Purchaser SEC Reports, Additional Purchaser SEC Reports, any correspondence from or to the SEC or the Nasdaq Stock Market (“Nasdaq”) (other than such correspondence in connection with the IPO of the Purchaser) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. §1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Public Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction.

(b) The Purchaser SEC Reports were, and the Additional Purchaser SEC Reports will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Purchaser SEC Reports did not, and the Additional Purchaser SEC Reports will not, at the time they were or are filed (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each director and executive officer of Purchaser has filed with the SEC on a timely basis all statements required with respect to Purchaser by Section 16(a) of the Exchange Act and the rules and regulations thereunder. Each of the Public Certifications are, or will be, true and correct as of their respective dates of filing. As used in this Section 5.06(b), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq.

(c) The financial statements and notes contained or incorporated by reference in the Purchaser SEC Reports fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional Purchaser SEC Reports will fairly present, the financial condition and the results of operations, changes in stockholders’ equity and cash flows of the Purchaser as of the respective dates, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable.

(d) The Purchaser has no off-balance sheet arrangements that are not disclosed in the Purchaser SEC Reports. No financial statements other than those of the Purchaser and Merger Sub are required by GAAP to be included in the consolidated financial statements of the Purchaser.

(e) The issued and outstanding Cayman Purchaser Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “HONDU.” The issued and outstanding Purchaser Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “HOND.” The issued and outstanding Cayman Purchaser Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “HONDW.” The Purchaser is a listed company in good standing with Nasdaq. There is no action or proceeding pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by Nasdaq or the SEC with respect to any intention by such entity to deregister the Cayman Purchaser Units, the Purchaser Class A Ordinary Shares or the Cayman Purchaser Public Warrants or terminate the listing of the Purchaser on Nasdaq. Except in connection with the Transactions, none of the Purchaser or any of its Affiliates has taken any action in an attempt to terminate the registration of the Cayman Purchaser Units, the Purchaser Class A Ordinary Shares or Cayman Purchaser Public Warrants under the Exchange Act.

Annex A-27

(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of the Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), the Purchaser has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Purchaser is made known to the Purchaser’s principal executive officer and its principal financial officer by others within the entity, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in to perform the functions for which they were established, including timely alerting the Purchaser’s principal executive officer and principal financial officer to material information required to be included in the Purchaser’s periodic reports required under the Exchange Act. Since the consummation of the IPO, the Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Purchaser’s financial reporting and the preparation of the financial statements included in the Purchaser SEC Reports for external purposes in accordance with GAAP.

Section 5.07 Absence of Certain Changes. As of the date of this Agreement, the Purchaser has, since the date of its formation (a) conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities that are administrative and immaterial in nature, (b) not been subject to a Purchaser Material Adverse Effect, and (c) neither Purchaser nor Merger Sub has taken any action that would require the consent of the Company if taken after the date of this Agreement and prior to the Closing pursuant to Section 6.03. Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

Section 5.08 Undisclosed Liabilities. There is no liability, debt or obligation of or claim or judgment against Purchaser (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (a) reflected or reserved for in the most recent balance sheet included in the Purchaser SEC Reports or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Purchaser SEC Reports in the ordinary course of business of Purchaser (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (c) incurred in connection with the Transactions, (d) that constitute Purchaser Transaction Costs or (e) which would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the Purchaser. Merger Sub has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Documents to this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 5.09 Compliance with Laws. Each of the Purchaser and Merger Sub is, and has since its formation been, in material compliance with all Laws applicable to it and the conduct of its business. Since the date of the formation of the Purchaser, neither the Purchaser nor Merger Sub has received written notice alleging any violation of applicable Law, Orders or Permits in any material respect by the Purchaser or Merger Sub, and to the Knowledge of the Purchaser, no charge, claim, assertion or Legal Proceeding of any material violation of any Law, Orders or Permit by the Purchaser or Merger Sub is currently threatened.

Section 5.10 Legal Proceedings; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened Legal Proceeding to which the Purchaser or Merger Sub is subject which would reasonably be expected to have a Purchaser Material Adverse Effect or that would have a material adverse effect on the ability of the Purchaser to enter into and perform its obligations under this Agreement and consummate the Transactions. There is no Legal Proceeding that the Purchaser or Merger Sub has pending against any other Person. Neither the Purchaser, nor Merger Sub, is subject to any Orders of any Governmental Authority, nor are any such Orders pending. Each of the Purchaser and Merger Sub holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Purchaser Material Adverse Effect.

Annex A-28

Section 5.11 Taxes and Returns.

(a) The Purchaser (i) has filed, or caused to be filed, all income and other material Tax Returns required to be filed by it (taking into account all valid extensions of time to file), and (ii) has paid, collected, withheld or remitted, or caused to be paid, collected, withheld or remitted, all income and other material Taxes required to be paid, collected, withheld or remitted by it, whether or not such Taxes are shown as due and payable on any Tax Return. The Purchaser has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no Legal Proceeding currently pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by a Governmental Authority in a jurisdiction where Purchaser does not file any Tax Returns or a particular type of Tax Return or pays any Tax or a particular type of Tax that it is or may be subject to such Tax or required to file such Tax Return in that jurisdiction.

(c) There is no claim, assessment, audit, examination, investigation or other Legal Proceeding that is pending, or to the Knowledge of the Purchaser, threatened against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claim, deficiency or assessment against the Purchaser. Purchaser is not currently contesting any material Tax liability before any Governmental Authority.

(d) There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens.

(e) The Purchaser has not requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request thereof) is outstanding or pending, other than as the result of automatic extensions of time to file Tax Returns requested in the ordinary course of business.

(f) The Purchaser will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) or the use of an improper method of accounting on or prior to the Closing Date; (iii) any prepaid amounts received or deferred revenue realized or received on or prior to the Closing Date; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); or (v) any “closing agreement” pursuant to Section 7121 of the Code or any other agreement or arrangement with a Governmental Authority relating to Taxes.

(g) The Purchaser has not participated in or been a party to, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4 (or any similar or corresponding provision of state, local or foreign Law, including, for greater certainty, sections 237.3 to 237.5 of the Tax Act).

(h) The Purchaser has not been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes. The Purchaser does not have any Liability or potential Liability for the Taxes of another Person (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of U.S. state or local Tax Law) or under any other applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Purchaser is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreements or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes.

(i) The Purchaser has not requested, and is not the subject of or bound by, any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request pending or outstanding.

(j) The Purchaser has not knowingly taken any action, nor is it aware of any fact or circumstance, that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments.

Annex A-29

Section 5.12 Properties. Neither the Purchaser, nor Merger Sub, owns, licenses or otherwise has any right, title or interest in any material Intellectual Property. Neither the Purchaser, nor Merger Sub own or lease any real property or material Personal Property.

Section 5.13 Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 5.14 Contracts. Except as set forth in Purchaser’s or Merger Sub’s Organizational Documents or publicly filed with the SEC, neither Purchaser nor Merger Sub is subject to any agreement, commitment, exclusive license, judgment, injunction, order or decree that prohibits or materially impairs, or could reasonably be expected to prohibit or materially impair, their business practices, acquisitions of property or conduct of business.

Section 5.15 Trust Account. As of the date of this Agreement, Purchaser has at least $232,000,000 in the Trust Account, such monies held in cash or invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement (the “Trust Agreement”), dated as of August 15, 2024, between Purchaser and Continental, as trustee (the “Trustee”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Purchaser SEC Reports to be inaccurate or that would entitle any Person (other than Purchaser Shareholders who shall have properly elected to redeem their Purchaser Class A Ordinary Shares pursuant to Purchaser’s Organizational Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Since August 14, 2024, the Purchaser has not released any money from the Trust Account, and prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to the Redemption of Purchaser Class A Ordinary Shares properly submitted in connection with a stockholder vote to amend the Purchaser’s Organizational Documents to (A) modify the substance or timing of its obligation to allow redemption in connection with its initial business combination or to redeem 100% of its Purchaser Class A Ordinary Shares if it has not consummated an initial business combination within the prescribed window or (B) with respect to any other material provisions related to stockholders’ rights or pre-initial business combination activity. The Trust Agreement has not been amended or modified and is a valid and binding obligation of Purchaser and is in full force and effect and is enforceable in accordance with its terms, subject to the Enforceability Exceptions. There are no claims or proceedings pending or, to the Knowledge of Purchaser, threatened with respect to the Trust Account. Purchaser has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of Purchaser to dissolve or liquidate pursuant to Purchaser’s Organizational Documents shall terminate, and as of the Closing, Purchaser shall have no obligation whatsoever pursuant to Purchaser’s Organizational Documents to dissolve and liquidate the assets of Purchaser by reason of the consummation of the Transactions. To the Knowledge of Purchaser, as of the date hereof, following the Closing, no Purchaser Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Purchaser Shareholder is exercising their option to redeem Purchaser Class A Ordinary Shares in connection with the Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Purchaser does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Purchaser on the Closing Date.

Section 5.16 Finders and Brokers. Except as reflected on Section 5.16 of the Purchaser Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, including any deferred underwriting commissions, in connection with the Transactions based upon arrangements made by the Purchaser, Merger Sub or any of their Affiliates.

Section 5.17 Certain Business Practices.

(a) None of the Purchaser, Merger Sub or to the Knowledge of Purchaser or Merger Sub any of their Representatives acting on behalf of the Purchaser or Merger Sub, has unlawfully offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; (iii) a candidate for foreign or domestic political office; or (iv) any Person, in any such case under

Annex A-30

circumstances the Purchaser, Merger Sub or the Representative thereof knew, or reasonably would have known after due and proper inquiry, that all or a portion of such thing of value would be offered, given, paid, or promised to an official of employee of a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party, or a candidate for foreign or domestic political office, in each case in violation of any Anti-Bribery Laws. None of Purchaser, Merger Sub or, to the Knowledge of Purchaser or Merger Sub, any of their respective Representatives acting on their behalf has directly or indirectly and in violation of applicable Law offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to any customer, supplier, or other Person who is or may be in a position to assist or hinder Purchaser or Merger Sub in connection with any actual or proposed transaction for the purpose of influencing any act or decision of such customer, supplier, or other Person to obtain or retain business or direct business to any person. To the Knowledge of the Purchaser, none of the Purchaser, Merger Sub or any Representative thereof has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission relating to any noncompliance with any Anti-Bribery Laws. To the Knowledge of the Purchaser, none of the Purchaser, Merger Sub or any Representative thereof has received any written notice, request, or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Laws. The Purchaser has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(b) The operations of the Purchaser and Merger Sub are and have been conducted at all times since April 24, 2019, in material compliance with Sanctions Laws and at all times in the previous five (5) years in material compliance with, International Trade Laws, and money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Legal Proceeding involving the Purchaser or Merger Sub with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c) None of the Purchaser, Merger Sub, or any of their respective directors or officers nor, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser or Merger Sub is or has been: (i) identified on any applicable sanctions-related list of designated or blocked persons (including without limitation the SDN List maintained by OFAC), (ii) otherwise the subject or target of any U.S. sanctions administered by OFAC, (iii) located, organized or resident in any Sanctioned Jurisdiction, or (iv) owned, directly or indirectly, individually or in the aggregate, 50% or more by any of the foregoing.

(d) The Purchaser and Merger Sub have maintained in place and implemented controls and systems designed to ensure compliance with economic sanctions administered and maintained by the U.S. government.

(e) Neither the Purchaser nor Merger Sub has directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in a Sanctioned Jurisdiction or for the purpose of financing the activities (x) of any Person currently the subject or target of U.S. sanctions administered by the U.S. government, or (y) in any other manner that would constitute a violation of, any U.S. sanctions administered by U.S. government.

Section 5.18 Insurance. Section 5.18 of the Purchaser Disclosure Letter lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser or Merger Sub or relating to the Purchaser or Merger Sub or their business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser and Merger Sub are otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser or Merger Sub. Each of the Purchaser and Merger Sub has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Purchaser Material Adverse Effect.

Section 5.19 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, Purchaser or Merger Sub expressly for inclusion or incorporation by reference in (i) any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions or in the Proxy Statement/Registration Statement or (ii) any of the Signing Press Release, the Signing Filing, the Closing Press Release, the Closing Filing and any other press releases

Annex A-31

or prospectuses filed under Rule 425 of the Securities Act in connection to the Transactions shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at (a) the time such information is filed with or furnished to the SEC (provided, that, if such information is revised by any subsequently filed amendment or supplement, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Proxy Statement/Registration Statement is declared effective by the SEC; (c) the time the Proxy Statement/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the Purchaser Shareholders; or (d) the time of the Purchaser Shareholders’ Meeting. Notwithstanding the foregoing, the Purchaser and Merger Sub make no representations, warranties or covenants with respect to any information supplied by or on behalf of the Target Companies or their respective Affiliates.

Section 5.20 Independent Investigation. The Purchaser and Merger Sub have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The Purchaser and Merger Sub acknowledge and agree that: (a) in making their decision to enter into this Agreement and to consummate the Transactions, they have relied solely upon their own investigation and the express representations and warranties of the Company expressly set forth in Article IV of this Agreement (including the related portions of the Company Disclosure Letter) and in any certificate delivered to Purchaser or Merger Sub pursuant hereto, and the information provided by or on behalf of the Target Companies for the Proxy Statement/Registration Statement; and (b) neither the Company, nor its Representatives have made any representation or warranty as to Target Companies, or this Agreement, including with respect to the accuracy or completeness of any information provided to Purchaser in the electronic data room, in any projections, or otherwise, except as expressly set forth in Article IV (including the related portions of the Company Disclosure Letter) or in any certificate delivered to Purchaser or Merger Sub pursuant hereto. Without limiting the foregoing, the Purchaser and Merger Sub acknowledge that the Purchaser and Merger Sub or their advisors, have made their own investigation of the Target Companies and, except as expressly provided in Article IV, are not relying on any (a) representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Target Companies, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Target Companies as conducted after the Closing, or (b) representation or warranty as contained in any materials provided by the Target Companies or any of their respective Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise.

Section 5.21 No Additional Representation or Warranties. Except as provided in this Article V, none of the Purchaser, Merger Sub, any their respective Affiliates, or any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Target Companies or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Target Companies or their Affiliates.

Article VI

COVENANTS

Section 6.01 Access and Information; Cooperation.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.01 or the Closing (the “Interim Period”), subject to Section 6.16, the Company shall give, and shall cause the Target Companies and its and their respective Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours, upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all officers, managers, properties, Contracts, agreements, commitments and books and records of the Target Companies, and shall use its and their commercially reasonable efforts to furnish Purchaser and its Representatives with all financial and operating data and other information concerning the affairs of the Target Companies that are in the possession of the Target Companies, in each case as the Purchaser or its Representatives may reasonably request; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies. Notwithstanding the foregoing, the Company shall not be required to provide, or cause to be provided, to Purchaser or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any trade secrets of third parties

Annex A-32

in breach of any Contract with such third party, (C) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (C), the Company shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such Contract, obligation or Law and (y) provide such information in a manner without violating such Contract, obligation or Law), (ii) if the Company, on the one hand, and Purchaser or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto, or (iii) if such information relates to interactions with prospective buyers of the Company or the negotiation of this Agreement or the Transactions, including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto. For the avoidance of doubt, the Purchaser or any of its Representatives shall not be permitted to perform any environmental sampling at the properties of any of the Target Companies, including any invasive, intrusive or subsurface sampling or testing of any media.

(b) During the Interim Period, subject to Section 6.16, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all officers, directors, properties, Contracts, agreements, commitments and books and records, of the Purchaser or its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish the Company and its Representatives with all financial and operating data and other information concerning the affairs of the Purchaser and its Subsidiaries that are in the possession of the Purchaser or its Subsidiaries, in each case as the Company or its Representatives may reasonably request; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries. Notwithstanding the foregoing, the Purchaser shall not be required to provide, or cause to be provided, to the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Purchaser is subject, (B) violate any legally-binding obligation of the Purchaser with respect to confidentiality, non-disclosure or privacy or (C) jeopardize protections afforded to the Purchaser under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (B), the Purchaser shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such Contract, obligation or Law and (y) provide such information in a manner without violating such Contract, obligation or Law), or (ii) if the Purchaser, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto.

(c) During the Interim Period, each of the Company and the Purchaser shall, and shall cause their respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the Parties mutually agree to seek in connection with the transactions contemplated by this Agreement (including, in connection with any PIPE Investment), including, (i) by providing such information and assistance as the other Party may reasonably request, (ii) granting such access to the other Party and its Representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, the Purchaser, or their respective Representatives.

Section 6.02 Conduct of Business of the Company.

(a) During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law (including COVID-19 Measures) or any Governmental Authority, as set forth on Section 6.02(b) of the Company Disclosure Letter or as consented to in writing by the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause its Subsidiaries to (i) conduct its and their respective businesses, in all material respects, in the ordinary course of business, (ii) maintain the existing relations and goodwill of the Target Companies with the Target Companies’ customers, suppliers, distributors and creditors, as well as with the NRC, and (iii) take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective businesses.

Annex A-33

(b) Without limiting the generality of Section 6.02(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents, as required by applicable Law (including COVID-19 Measures) or any Governmental Authority, or as set forth on Section 6.02(b) of the Company Disclosure Letter, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to:

(i) amend, waive or otherwise change, in any material respect, its Organizational Documents;

(ii) other than (A) the cancellation of Company Special Voting Preferred Shares and issuance of Company Common Shares and/or Company Series A Preferred Shares prior to the Closing Date in connection with the exchange of Exchangeable Shares outstanding as of the day hereof, (B) in connection with the Interim Financing, or (C) subject to Section 6.02(b)(v)(E), the grant of up to 20,000 Company Options to any current or prospective employee or service provider (the “Interim Period Option Issuance”), authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its units or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, except in compliance with existing Company Benefits Plans or any Contract (including any warrant, option, or profits interest award) outstanding as of the date hereof or amended in compliance with this Section 6.02(b);

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, except as may be required (A) pursuant to the Company Certificate of Incorporation or the Organizational Documents of any Target Company, (B) pursuant to the terms of any warrant, option or profits interest award outstanding as of the date hereof, (C) in connection with the Interim Period Option Issuance, or (D) pursuant to the terms of any Company Securities issued in connection with the Interim Financing;

(iv) except in connection with the Interim Financing, incur, create, assume or otherwise become liable for any additional Indebtedness (directly, contingently or otherwise) for borrowed money in excess of $1,000,000;

(v) except as otherwise required by Company Benefit Plans or award agreements thereunder, (A) grant any severance, retention, change in control or termination or similar pay, other than offer letters or employment Contracts to employees in the ordinary course of business, (B) terminate, adopt, enter into or materially amend or grant any new awards under any Company Benefit Plan other than the Company Incentive Plan in connection with the Interim Period Option Issuance or any plan, policy, practice, program, agreement or other arrangement other than the Company Incentive Plan that would be deemed a Company Benefit Plan as of the date hereof, (C) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except for such increases to any such individuals made in the ordinary course of business consistent with past practice, (D) take any action to materially amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries other than as provided under this Agreement, (E) hire or engage any new employee or individual independent contractor if such new employee or individual independent contractor will receive annual base cash compensation in excess of $350,000, other than in the ordinary course of business consistent with past practice, (F) terminate the employment or engagement, other than for cause, death or disability, of any employee or individual independent contractor with an annual base cash compensation in excess of $350,000 or (G) enter into any written waiver of any restrictive covenants applying to any current or former employee or individual independent contractor;

(vi) enter into or amend or extend any collective bargaining agreement or similar labor agreement, or recognize or certify any labor union, labor organization, or group of employees of any Target Company as the bargaining representative for any employees of any Target Company;

(vii) (A) make, change or rescind any material election relating to Taxes, (B) settle any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding relating to material Taxes, (C) file any amended income Tax or other material Tax Return, (D) surrender or allow to expire any right to claim a refund of material Taxes, (E) change (or request to change) any method of accounting for Tax purposes,

Annex A-34

(F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of income Taxes or other material Taxes may be issued or in respect of any income Taxes or other material Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to the Target Companies, (G) enter into any “closing agreement” as described in Section 7121 of the Code or any other agreement or arrangement with any Governmental Authority, or (H) enter into any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes;

(viii) knowingly take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Transactions from qualifying for its Intended Tax Treatments;

(ix) transfer, sell, assign, license, sublicense, covenant not to assert, subject to a Lien (other than a Permitted Lien), abandon, allow to lapse, transfer or otherwise dispose of, any right, title or interest of any Target Company in or to any Owned Intellectual Property material to any of the businesses of the Target Companies (other than non-exclusive licenses of Owned Intellectual Property granted in the ordinary course of business or abandoning, allowing to lapse or otherwise disposing of Owned Intellectual Property registrations or applications that the Target Companies, in the exercise of their good faith business judgment, have determined to abandon, allow to lapse or otherwise dispose of), or otherwise materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP (excluding non-exclusive licenses of Company IP to Target Company customers in the ordinary course of business consistent with past practice), or disclose, divulge, furnish to or make accessible to any Person who has not entered into a confidentiality agreement sufficiently protecting the confidentiality thereof any material Trade Secrets constituting Owned Intellectual Property;

(x) terminate or assign any Company Material Contract or any material Company Real Property Lease or enter into any Contract that would be a Company Material Contract or material Company Real Property Lease, in any case outside of the ordinary course of business consistent with past practice;

(xi) enter into any new line of business or establish any Subsidiary in connection therewith;

(xii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect, or terminate without replacement or amend in a manner materially detrimental to the Target Companies, taken as a whole, any material insurance policy insuring any of the Target Companies;

(xiii) make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or changes that are made in accordance with PCAOB standards;

(xiv) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $500,000 (individually or in the aggregate);

(xv) effect any mass layoff or plant closing at any of its facilities that triggers the notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, except as would not be material to the Target Companies or any terminations for cause;

(xvi) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets, in each case, outside the ordinary course of business consistent with past practice, except pursuant to any Contract in existence as of the date hereof which has been disclosed in writing or in the data room to the Purchaser;

(xvii) except as required pursuant to Contract in effect on the date hereof, make capital expenditures outside of the ordinary course of business consistent with past practice in excess of $250,000 (individually for any project) or $1,000,000 (in the aggregate);

Annex A-35

(xviii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

(xx) enter into any written agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxi) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice, and other than in connection with the Interim Period Option Issuance);

(xxii) (A) limit the right of any Target Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (B) grant any exclusive or similar rights to any Person, in each case of clause (A) and (B), except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the business of the Target Companies;

(xxiii) voluntarily terminate any design certification, pre-application, application or standard design approval activities the Target Companies are currently undertaking with the NRC; or

(xxiv) authorize or agree to do any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement will give the Purchaser, directly or indirectly, rights to control or direct the business or operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement and subject to the Purchaser’s rights set forth herein, complete control and supervision over its business, assets and operations.

Section 6.03 Conduct of Business of the Purchaser.

(a) During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law (including COVID-19 Measures) or any Governmental Authority, as set forth on Section 6.03(b) of the Purchaser Disclosure Letter or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall, and shall cause Merger Sub to, (i) conduct its business, in all material respects, in the ordinary course of business, and (ii) take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business. Notwithstanding anything to the contrary in this Section 6.03, nothing in this Agreement shall prohibit or restrict the Purchaser from extending, in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 6.03(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including the Domestication or as contemplated by any PIPE Investment), as required by applicable Law (including COVID-19 Measures) or any Governmental Authority or as set forth on Section 6.03(b) of the Purchaser Disclosure Letter, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause Merger Sub not to:

(i) amend, waive or otherwise change, in any material respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its units or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

Annex A-36

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than Indebtedness under the Convertible Promissory Note solely for the purpose of paying Purchaser Transaction Costs;

(v) (A) make, change or rescind any material election relating to Taxes, (B) settle any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding relating to material Taxes, (C) file any amended income Tax or other material Tax Return, (D) surrender or allow to expire any right to claim a refund of material Taxes, (E) change (or request to change) any method of accounting for Tax purposes, (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of income Taxes or other material Taxes may be issued or in respect of any income Taxes or other material Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to Purchaser, (G) enter into any “closing agreement” as described in Section 7121 of the Code or any other agreement or arrangement with any Governmental Authority, or (H) enter into any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes;

(vi) knowingly take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the relevant portions of the Merger from qualifying for their respective Intended Tax Treatments;

(vii) amend, waive or otherwise change the Trust Agreement;

(viii) terminate, waive or assign any material right under any material Contract of Purchaser or any Contract with any broker, finder, financial advisor or investment banker, or make any discretionary payments under any such Contract;

(ix) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than with respect to the Convertible Promissory Note);

(x) establish any Subsidiary;

(xi) engage in any activities or business, other than activities or business (A) currently conducted by the Purchaser or Merger Sub as of the date of this Agreement, (B) in connection with or incident to Purchaser’s or Merger Sub’s organization, incorporation, or continuing corporate existence, or (C) that are administrative and immaterial in nature;

(xii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xiii) make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or PCAOB standards;

(xiv) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $500,000 (individually or in the aggregate);

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(xvi) make capital expenditures (excluding for the avoidance of doubt, incurring any ordinary course administrative costs and expenses);

Annex A-37

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Transactions);

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate (excluding the incurrence of any ordinary course administrative costs and expenses incurred in connection with the consummation of Transactions, including legal or accounting (including any PIPE Investment)) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.03 during the Interim Period;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

(xx) grant or establish any form of compensation or benefits to any current or former employee, officer, director, individual independent contractor or other individual service provider of Purchaser; or

(xxi) authorize or agree to do any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement will give the Company, directly or indirectly, rights to control or direct the business or operations of the Purchaser prior to the Closing. Prior to the Closing, the Purchaser shall exercise, consistent with the terms and conditions of this Agreement and subject to the Company’s rights set forth herein, complete control and supervision over its business, assets and operations.

Section 6.04 Annual and Interim Financial Statements.

(a) As soon as reasonably practicable following the date of this Agreement, but in no event later than June 30, 2025, the Company shall deliver to the Purchaser audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Target Companies as of and for the years ended December 31, 2023 and December 31, 2024, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant and which are have been audited in accordance with GAAP and PCAOB standards (collectively, the “PCAOB Financial Statements”); provided, that upon delivery of such PCAOB Financial Statements, such financial statements shall be deemed “Audited Financial Statements” for the purposes of this Agreement and the representation and warranties set forth in Section 4.06 shall be deemed to apply to such Audited Financial Statements with the same force and effect as if made as of the date of this Agreement.

(b) As soon as reasonably practicable following the date of this Agreement, and in each case, within seventy-five (75) days of each applicable quarter-end (other than with respect to the quarters ended March 31, 2025 and March 31, 2024), the Company shall deliver to the Purchaser unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Target Companies that are required by applicable law to be included in the Proxy Statement/Registration Statement, which comply in all material respects with the applicable accounting requirements (the “Interim Financial Statements”); provided, that upon delivery of such Interim Financial Statements, the representation and warranties set forth in Section 4.06 shall be deemed to apply to the Interim Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

Section 6.05 Purchaser Public Filings. During the Interim Period, the Purchaser will keep current all of its public filings with the SEC (after giving effect to all applicable extension periods) and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Purchaser Class A Ordinary Shares and the Cayman Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that (i) if Purchaser fails to timely file any public filing with the SEC, such failure shall not be a breach of this Section 6.05 provided such public filing is made before the effectiveness of the Registration Statement or the earlier termination of this Agreement pursuant to Section 8.01(d) (even though such filing is late) and such late filing does not have a material adverse impact on the consummation of the Transactions and (ii) from and after the Closing, the Parties intend to list on Nasdaq only the Domesticated Purchaser Common Stock and the Domesticated Purchaser Warrants.

Annex A-38

Section 6.06 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal (whether written or oral), from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Subsidiaries, a transaction or a series of transactions (other than the Transactions) concerning the sale (whether directly or indirectly) of (x) five percent (5%) or more of the business or assets of the Target Companies, or (y) five percent (5%) or more of any class of shares or other equity interests or profits of any of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction (other than with respect to the ExchangeCo Recapitalization, the Interim Financing or any purchases of equity securities by the Company from employees of the Company or its Subsidiaries), and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the Transactions) concerning a business combination.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate, engage or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, or (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal.

(c) Each Party shall notify the other Parties as promptly as practicable (and in any event within two (2) Business Days) in writing of the receipt by such Party or any of its Representatives of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

Section 6.07 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not, it shall cause its Subsidiaries not to, and it shall instruct its other Affiliates and Representatives not to, purchase or sell any securities of the Purchaser (unless otherwise explicitly contemplated in this Agreement), communicate such information to any third party (other than (x) to Persons for the purpose of seeking consents related to the Transactions or (y) Persons subject to confidentiality restrictions in favor of the Company), take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 6.08 Notification of Certain Matters.

(a) During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging: (i) that the Consent of such third party is or may be required in connection with the Transactions or (ii) any non-compliance with any Law by such Party or its Affiliates; (b) receives any notice or other

Annex A-39

communication from any Governmental Authority in connection with the Transactions; or (c) becomes aware of the commencement or threat, in writing, of any Legal Proceeding against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates, in each case, with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. In the event that any litigation related to this Agreement, any Ancillary Documents or the Transactions is brought, or, to the Knowledge of the Parties, respectively, threatened, against such Party, or the board of directors (or similar governing body) of such Party or its Subsidiaries, respectively, by a third party prior to the Closing, such Party shall promptly notify the other Party of any such litigation and keep the other Party reasonably informed with respect to the status thereof. Each Party shall provide the other Party the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the other Party’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

(b) The Company may, from time to time, deliver to Purchaser no later than the end of the second (2nd) Business Day prior to the Closing Date a true and complete schedule of changes (an “Update Schedule”) to any of the information contained in the Company Disclosure Letter (including changes to any other representations or warranties in Article IV hereof as to which no section of the Company Disclosure Letter has been created as of the date hereof but as to which a section of the Company Disclosure Letter would have been required if such changes had existed on the date hereof), which changes pertain to events or circumstances occurring, or of which Company Knowledge is first obtained subsequent to the date hereof which would render any representation or warranty inaccurate or incomplete. Any Update Schedule so delivered shall be deemed to amend the Company Disclosure Letter with respect to the matters contained therein. Upon delivery of an Update Schedule to the Purchaser that would cause the conditions in Section 7.03(a) to not be satisfied, the Purchaser shall have ten (10) Business Days to exercise its rights under this Agreement under Article VIII. If the Purchaser does not exercise its rights to terminate this Agreement within ten (10) Business Days, the Purchaser shall be deemed to have waived all such rights to terminate this Agreement in connection with the matters described in such Update Schedule.

Section 6.09 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions.

(b) In furtherance and not in limitation of Section 6.09(a), to the extent required under the HSR Act any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (collectively, “Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense (except that any fees or other amounts charged by any Governmental Authorities relating to such filings or applications will be split equally between the Purchaser, on the one hand, and the Company, on the other hand, which fees and expenses shall be considered Purchaser Transaction Costs and Company Transaction Costs, respectively), with respect to the Transactions as promptly as practicable (but in any event within twenty (20) Business Days after the date hereof), to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act or any other Antitrust Laws and obtaining any approval required under any other Antitrust Laws; provided, that neither Party shall extend any waiting period under the HSR Act or comparable period under any other Antitrust Laws or enter into any agreement with any Governmental Authority to so extend such waiting period or comparable period without the prior written consent of the other Parties. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed

Annex A-40

of any material communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority. The Parties agree that any written materials of such Party (including without limitation any notification and report forms filed under the HSR Act concerning the transactions contemplated by this Agreement) may be redacted as necessary to comply with contractual arrangements and as necessary to address reasonable privilege or confidentiality concerns, in each event prior to sharing such materials with another Party.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities any notices or requests for approval, to the extent required, of the Transactions and shall use their reasonable best efforts to have such Governmental Authorities approve the Transactions, as applicable. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions under any applicable Law or if any Legal Proceeding is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their reasonable best efforts to resolve any such objections or Legal Proceedings so as to timely permit consummation of the Transactions, including in order to resolve such objections or Legal Proceedings which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Legal Proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, Purchaser shall, and shall cause its Representatives to, at Purchaser’s sole cost and expense, use its reasonable best efforts to contest and resist any such Legal Proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions, provided that the Company shall, and shall cause its Representatives to, reasonably cooperate with Purchaser with respect to such efforts of Purchaser.

(d) Prior to the Closing, each Party shall use its reasonable best efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the Transactions by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

Section 6.10 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VII and provision of notice thereof to the Trustee (which notice Purchaser shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, Purchaser (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to the Purchaser Shareholders pursuant to the Redemption, (2) pay the amounts due to the underwriters of Purchaser’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement, (3) pay the amounts due to the Sponsor, directors and officers of the Purchaser as repayment of unpaid Purchaser liabilities, (4) pay the Purchaser Transaction Costs and the Company Transaction Costs, (5) pay all income tax or other tax obligations of Purchaser prior to the Closing, and (6) pay all

Annex A-41

remaining amounts then available in the Trust Account to Purchaser for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as expressly provided in the Trust Agreement.

Section 6.11 Tax Matters.

(a) The Parties hereby agree and acknowledge that, for U.S. federal, and applicable state and local, income Tax purposes, it is intended that the relevant portions of the Transactions qualify for their respective Intended Tax Treatments, and that this Agreement constitutes, and hereby is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder. No Party shall knowingly take or knowingly cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action, if such action or failure to act, as the case may be, would reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments. The Parties hereby agree to file all Tax Returns on a basis consistent with the Intended Tax Treatments unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or a change in applicable Law. Each Party agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the qualification of any relevant portion of the Transactions for its Intended Tax Treatment by any Governmental Authority.

(b) Notwithstanding anything to the contrary herein, if the SEC requires that a Tax opinion be prepared and submitted in connection with the Proxy Statement/Registration Statement and any other filings to be made with the SEC in connection with the Transactions, whether as an exhibit to the Proxy Statement/Registration Statement or otherwise, and if such a Tax opinion is being provided by a Tax counsel, the Parties hereto shall, and shall cause their Affiliates to, (i) reasonably cooperate in order to facilitate the issuance of any such Tax opinion and (ii) deliver to such counsel, to the extent requested by such counsel, a duly executed certificate reasonably satisfactory to such Party and such counsel dated as of the date requested by such counsel, containing such customary representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render any such opinion; provided, that, notwithstanding anything herein to the contrary, nothing in this Agreement shall require (x) any counsel to the Company or its advisors to provide an opinion with respect to any Tax matters relating to or affecting Purchaser or the Purchaser Shareholder, including that the relevant portions of the Transactions qualify for their respective Intended Tax Treatments and (y) any counsel to Purchaser or its advisors to provide an opinion with respect to any Tax matters relating to or affecting the Company or the holders or beneficial owners of Company Securities, including that the relevant portions of the Transactions qualify for their respective Intended Tax Treatments; provided, further, that neither this provision nor any other provision in this Agreement shall require the provision of a Tax opinion by any Party’s counsel or advisors to be an express condition precedent to the Closing.

(c) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration, value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the Merger (“Transfer Taxes”) shall be borne and paid by the relevant Target Companies. The Target Companies shall, at their own expense, timely file all necessary Tax Returns or other documentation with respect to such Transfer Taxes and, if required by applicable Law, the other Parties shall join in the execution of any such Tax Returns or other documentation. Notwithstanding anything to the contrary contained herein, Purchaser shall pay all Transfer Taxes required to be paid in connection with the Domestication, Sponsor Share Conversion, and Redemption (including, for the avoidance of doubt, any Taxes pursuant to Section 4501 of the Code in connection with the Redemptions).

(d) The Company shall provide a certificate signed by an officer of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that the Company is not, and has not been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case in form and substance reasonably satisfactory to the Purchaser, provided that the only remedy of the Purchaser for the failure to provide such certificate and form will be to withhold pursuant Section 1445 of the Code.

Section 6.12 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions

Annex A-42

as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to otherwise effect, consummate, confirm or evidence the Transactions and carry out the purposes of this Agreement.

Section 6.13 The Preparation of Proxy Statement/Registration Statement; Stockholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement and receipt by the Purchaser of the PCAOB Financial Statements, the Interim Financial Statements and any other audited or unaudited financial statements of the Target Companies that are required by applicable Law to be included in the Proxy Statement/Registration Statement, (x) the Purchaser and the Company shall jointly prepare and the Purchaser shall file with the SEC, mutually acceptable materials (such agreement not to be unreasonably withheld, conditioned or delayed by the Purchaser or the Company) that shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Purchaser Shareholders relating to the Purchaser Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) the Purchaser shall prepare (with the Target Companies’ and their respective Representatives reasonable cooperation) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the Company Common Shares issuable in connection with the Merger (collectively, the “Registration Statement Securities”). The filing fees payable to the SEC in connection with the Proxy Statement/Registration Statement will be paid by the Purchaser as a Purchaser Transaction Cost. Each of the Purchaser and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. The Purchaser also agrees to use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Target Companies and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of the Purchaser and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a current report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of the Purchaser or the Target Companies to any regulatory authority (including Nasdaq) in connection with the Transactions (the “Offer Documents”).

(ii) To the extent not prohibited by Law, the Purchaser will advise the Company, reasonably promptly after the Purchaser receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Domesticated Purchaser Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and the Purchaser shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, the Purchaser shall provide the Company and their counsel with (i) any comments or other communications, whether written or oral, that the Purchaser or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of the Purchaser to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of the Purchaser and the Company shall use reasonable best efforts to ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Proxy Statement/Registration Statement will, at the time the Proxy Statement/Registration Statement is filed with the SEC,

Annex A-43

at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Purchaser Shareholders and at the time of the Purchaser Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Closing any information relating to the Company, the Purchaser or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or the Purchaser, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Proxy Statement/Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Purchaser Shareholders.

(b) Purchaser Shareholder Approval. The Purchaser shall (a) as promptly as practicable after the Proxy Statement/Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Purchaser Shareholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold an extraordinary general meeting of Purchaser Shareholders (the “Purchaser Shareholders’ Meeting”) in accordance with the Purchaser’s Organizational Documents and applicable Law, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Purchaser Ordinary Shares to vote in favor of each of the Transaction Proposals, and (b) provide its public stockholders with the opportunity to elect to effect a Redemption. The Purchaser shall, through its board of directors, recommend to the Purchaser Shareholders the (A) adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (B) approval of the Domestication, (C) adoption of the Purchaser Charter upon Domestication and the Purchaser Bylaws upon Domestication, including any separate or unbundled advisory proposals as are required to implement the foregoing, (D) approval of the issuance of shares of Domesticated Purchaser Common Stock as required by Nasdaq Listing Rule 5635, (E) approval of the adoption by the Purchaser of the Equity Incentive Plan, (F) appointment of the director nominees in accordance with Section 6.18 of this Agreement, (G) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (H) adoption and approval of any other proposals as reasonably agreed by the Purchaser and the Company to be necessary or appropriate in connection with the Transactions; and (I) adjournment of the Purchaser Shareholders’ Meeting to a later date or dates, if necessary or convenient, (x) to permit further solicitation and vote of proxies in the event that there are insufficient votes for any of the foregoing, (y) if the Purchaser determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (z) to facilitate the Domestication, the Merger or any other Transaction (such proposals in (A) through (H), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The board of directors of Purchaser shall not, except as required by applicable Law, withdraw, amend, qualify or modify its recommendation to the Purchaser Shareholders that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the Purchaser Shareholders described in the Recitals hereto, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) the Purchaser’s obligations to establish a record date for, duly call, give notice of, convene and hold the Purchaser Shareholders’ Meeting shall not be affected by any Modification in Recommendation, (y) the Purchaser agrees to establish a record date for, duly call, give notice of, convene and hold the Purchaser Shareholders’ Meeting and submit for approval the Transaction Proposals and (z) the Purchaser agrees that if the Purchaser Shareholder Approval shall not have been obtained at any such Purchaser Shareholders’ Meeting, then the Purchaser shall promptly continue to take all such necessary actions, including the actions required by this Section 6.13(b), and hold additional Purchaser Shareholders’ Meetings in order to obtain the Purchaser Shareholder Approval provided that, without the consent of the Company, the Purchaser Shareholders’ Meeting may not be adjourned to a date that is more than fifteen (15) days after the date for which the Purchaser Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law).

Annex A-44

Section 6.14 Employee Matters.

(a) The Purchaser and the Company shall use their commercially reasonable efforts to agree to a form of equity incentive plan that provides for grants of equity-based incentive of awards to eligible service providers of the Company (the “Equity Incentive Plan”), such agreement by either Party not to be unreasonably withheld, conditioned or delayed. If such Equity Incentive Plan is in agreed form prior to the effective date of the Registration Statement, the Purchaser shall, prior to the Closing Date, adopt such Equity Incentive Plan and submit it for approval of the Purchaser’s Shareholders at the Purchaser Shareholders’ Meeting. The Equity Incentive Plan shall have an initial share reserve equal to or greater than ten percent (10%) of the Purchaser’s fully diluted outstanding shares immediately following the Effective Time, as mutually agreed between the Purchaser and the Company based upon benchmarking against peer public companies and in consultation with an independent outside compensation advisor, such consent not to be unreasonably withheld, conditioned or delayed. The Purchaser and the Company shall determine the initial award grants that shall be granted to eligible service providers identified by the Company and agreed to by the Purchaser as soon as reasonably practicable following the Effective Time and in a form of award agreement, in each case, as mutually agreed between the Purchaser and the Company based upon benchmarking against peer public companies (taking into account employee hiring needs and the development stage nature of the Company) and in consultation with an independent outside compensation advisor, such agreement by either Party not to be unreasonably withheld, conditioned or delayed.

(b) Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 6.14 are included for the sole benefit of Purchaser and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Purchaser, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 6.15 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law, or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Closing, issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release (but in any event within four (4) Business Days after the Closing), the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Purchaser shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and

Annex A-45

equityholders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party or any Governmental Authority in connection with the transactions contemplated hereby.

Section 6.16 Confidential Information. (a) The Company hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Affiliates and its and their respective Representatives to, except to the extent otherwise consented to by Purchaser (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent, and (ii) in the event that the Company or any of its Affiliates or its or their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally obligated to disclose any Purchaser Confidential Information, (A) provide the Purchaser, to the extent legally permitted, with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at the Purchaser’s sole cost and expense, a protective Order or other remedy or waive compliance with this Section 6.16(a) and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.16(a) furnish only that portion of such Purchaser Confidential Information; provided, that, with respect to Purchaser Confidential Information constituting trade secrets under applicable Law and has been identified as such to the Company in writing prior to or promptly after its disclosure to the Company or its Representatives, such covenants shall apply for as long as such Purchaser Confidential Information constitutes a trade secret under applicable Law and continues to constitute Purchaser Confidential Information under this Agreement. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its Representatives to, promptly deliver to the Purchaser or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company, its Affiliates and its and their respective Representatives shall be entitled to keep any records required by (w) applicable Law, (x) legal, fiduciary or professional obligation, (y) in accordance with written document retention policies and procedures and/or (z) contained in any electronic file created pursuant to bona fide backup storage or archival processes in the ordinary course of business; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) The Purchaser and Merger Sub hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Affiliates and their Representatives to, except to the extent otherwise consented to by the Company: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser, Merger Sub or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally obligated to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole cost and expense, a protective Order or other remedy or waive compliance with this Section 6.16(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.16(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information; provided that, with respect to Company Confidential Information constituting trade secrets under applicable Law and that has been identified as such to the Purchaser in writing prior to or promptly after its disclosure to the Purchaser or its Representatives, such covenants shall apply for as long as such Company Confidential Information constitutes a trade secret under applicable Law and continues to constitute Company Confidential Information under this Agreement. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the

Annex A-46

Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser, Merger Sub and their respective Affiliates and Representatives shall be entitled to keep any records required by applicable Law or legal, fiduciary or professional obligation, in accordance with written document retention policies and procedures and/or contained in any electronic file created pursuant to bona fide backup storage or archival processes in the ordinary course of business; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, (y) the Purchaser, Merger Sub and their respective Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws, and (z) no notice or further action shall be required in respect of disclosure of the Company Confidential Information (or provision of access thereto) to regulatory authorities or self-regulatory organizations having authority over the Purchaser, Merger Sub or their respective Representatives in connection with routine regulatory examinations or pursuant to statutory requirements that are not targeted at the Target Companies, the Transactions or the Company Confidential Information.

Section 6.17 Documents and Information. After the Closing Date, the Purchaser and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Target Companies in existence on the Closing Date and make the same available for inspection and copying by the Purchaser during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Purchaser or its Subsidiaries (including any Target Company) without first advising a representative of the Sponsor (or its successors or assigns) in writing and giving such representative a reasonable opportunity to obtain possession thereof.

Section 6.18 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including the Purchaser causing the directors of the Purchaser to resign, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of no less than five (5) individuals (appointed in accordance and such that, as of the Closing, the Post-Closing Purchaser Board shall comply with Nasdaq rules) to be determined by the Company. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Purchaser Board (i) the one (1) Person that is designated by the Purchaser prior to the Closing, which Person shall be subject to the Company’s consent (such consent not to be unreasonably withheld, delayed or conditioned), (ii) the chief executive officer of the Purchaser after the Closing and (iii) the remaining Persons, all of whom will be designated by the Company prior to the Closing and such number of whom will be independent under applicable Law and the relevant rules and regulations of Nasdaq such that a majority of the members of the Post-Closing Purchaser Board will be independent under applicable Law and the relevant rules and regulations of Nasdaq. At or prior to the Closing, the Company, if requested, and the Purchaser shall provide each initial director with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, the Company and the Purchaser.

(b) The Parties shall take all action necessary, including the Purchaser causing the executive officers of Purchaser to resign, so that the individuals serving as the executive officers of the Purchaser immediately after the Closing will be individuals the Company desires to appoint to such roles.

Section 6.19 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that for a period of six (6) years from the Closing Date, the Parties shall, and shall cause the Purchaser, Merger Sub and the Target Companies to, maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of any individual who, at or prior to the Closing, was a director, officer, employee or agent of the Purchaser, Merger Sub and the Target Companies, as the case may be, or who, at the request of the Parties, as the case may be, served as a director, officer, member, manager, trustee, employee, agent or fiduciary of another corporation, partnership, joint venture, limited liability company, trust, pension or other employee benefit plan, or other enterprise (collectively, with such individual’s heirs, executors or administrators, (each, together with such Person’s heirs, executors or administrators, a “D&O Indemnified Party”)), of the Purchaser’s, Merger Sub’s and the Target Companies’ respective Organizational Documents as in effect immediately prior to the Closing Date or in any indemnification agreements of the Purchaser, Merger Sub or any of the Target Companies, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date, and the Parties shall, and shall cause the Purchaser, Merger Sub and the Target Companies to, not amend, repeal or otherwise modify

Annex A-47

any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim. From and after the Closing Date, the Purchaser shall cause the Target Companies to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.19 without limit as to time.

(b) At or prior to the Closing, the Purchaser shall purchase a fully pre-paid, non-rescindable “tail” management liability insurance policy (inclusive of the directors’ and officers’, employment practices and fiduciary liability coverage parts) (the “D&O Tail”) in respect of acts or omissions occurring prior to the Closing covering each such Person that is a director, officer or employee of the Purchaser or a Target Company currently covered by a management liability insurance policy of the Purchaser or one or more Target Companies, respectively, on terms with respect to coverage, deductibles and amounts no less favorable than those of such applicable policy in effect on the date of this Agreement for the six (6) year period following the Closing. The Purchaser shall maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Target Companies, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 6.19(b). No claims made under or in respect of the D&O Tail related to any fiduciary or employee of any Target Company shall be settled without the prior written consent of the Purchaser, such consent not to be unreasonably withheld, delayed or conditioned.

(c) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Organizational Documents of the Purchaser or any Target Company, any other indemnification arrangement, any Law or otherwise. No right or remedy herein conferred by this Section 6.19 is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at Law or in equity, under contract or otherwise. The assertion of any right or remedy under this Section 6.19, or otherwise, shall not prevent the concurrent or subsequent assertion of any other right or remedy. Purchaser acknowledges that the D&O Indemnified Parties have or may, in the future, have certain rights to indemnification, advancement of expenses and/or insurance provided by other Persons (collectively, “Other Indemnitors”). Purchaser agrees that, with respect to any advancement or indemnification obligation owed, at any time, to a D&O Indemnified Party by Purchaser, any Target Company or any Other Indemnitor, whether pursuant to any Organizational Document or other document or agreement and/or pursuant to this Section 6.19 (any of the foregoing, an “Indemnification Obligation”), and, after the Closing, Purchaser shall, and shall cause the Target Companies to, in all cases subject to the terms and limitations of the relevant Indemnification Obligation, (i) be the indemnitors of first resort (i.e., Purchaser’s and each Target Company’s obligations to a D&O Indemnified Party shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any D&O Indemnified Party shall be secondary) and (ii) advance, all reasonable expenses to the extent legally permitted and as required by the terms of the relevant Indemnification Obligations, without regard to any rights that a D&O Indemnified Party may have against the Other Indemnitors. Furthermore, Purchaser and the Target Companies irrevocably waive, relinquish and release the Other Indemnitors from any and all claims (x) against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof and (y) that the D&O Indemnified Parties must seek expense advancement, reimbursement or indemnification from any Other Indemnitor before any Target Company or Purchaser must perform its expense advancement, reimbursement and Indemnification Obligations under this Agreement. Purchaser hereby further agrees that no advancement, indemnification or other payment by the Other Indemnitors on behalf of a D&O Indemnified Party with respect to any claim for which a D&O Indemnified Party has sought indemnification from Purchaser or any Target Company shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement, indemnification or other payment to all of the rights of recovery of such D&O Indemnified Party against Purchaser or any Target Company, and Purchaser and the Target Companies shall jointly and severally indemnify and hold harmless against such amounts actually paid by the Other Indemnitors to or on behalf of such D&O Indemnified Party to the extent such amounts would have otherwise been payable by Purchaser or any Target Company under any Indemnification Obligation.

(d) The obligations of the Purchaser and the Target Companies under this Section 6.19(c) shall not be terminated or modified after the Closing in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 6.19 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.19.

Annex A-48

(e) If the Purchaser or, after the Closing, any Target Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of the Purchaser or such Target Company, as applicable, assume the obligations set forth in this Section 6.19.

Section 6.20 PIPE Investment. The Purchaser shall use its reasonable best efforts to satisfy or cause to be satisfied the conditions of the closing obligations contained in any PIPE Subscription Agreements and consummate the transactions contemplated thereby, including using its reasonable best efforts to enforce its rights, as applicable, under such PIPE Subscription Agreements to cause the other parties to such PIPE Subscription Agreement, as applicable, to pay to (or as directed by) the Purchaser the applicable purchase price under such PIPE Subscription Agreement in accordance with its terms. Unless otherwise approved in writing by each of the Purchaser and the Company, neither the Purchaser nor the Company shall, following execution of any PIPE Subscription Agreement, amend, modify, supplement, waive or terminate, or agree or provide consent to amend, modify, supplement, waive or terminate (the approval from the Purchaser or the Company, not to be unreasonably withheld, conditioned or delayed), any provision or remedy under, or any replacement of, such PIPE Subscription Agreement, other than, in each case, any assignment or transfer contemplated in such PIPE Subscription Agreement or expressly permitted by such PIPE Subscription Agreement (without any further amendment, modification or waiver to such assignment or transfer provision). Each of the Purchaser and the Company, as applicable, shall give the other party prompt written notice: (a) of the receipt of any request from any other party to any PIPE Subscription Agreement for an amendment to, modification of, supplement to, waiver under or termination of such PIPE Subscription Agreement; (b) of any breach or default to the Knowledge of such Party that (or any event or circumstance that, to the Knowledge of such party, with or without notice, lapse of time or both) would give rise to any breach or default, by any party to any PIPE Subscription Agreement; (c) of the receipt by such Party of any written notice or other written communication with respect to any actual or potential threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of any PIPE Subscription Agreement by another party to such PIPE Subscription Agreement; and (d) if such Party does not expect to receive all or any portion of the applicable purchase price under any PIPE Subscription Agreement in accordance with its terms.

Section 6.21 Redemption. In connection with the Purchaser Shareholders’ Meeting, the Purchaser agrees that it shall provide the holders of shares of Purchaser Class A Ordinary Shares the opportunity to elect at least two (2) Business Days prior to the Purchaser Shareholders’ Meeting to have their shares of Purchaser Class A Ordinary Shares redeemed for cash, as required by the Purchaser’s Organizational Documents, in the Redemption. Subject to receipt of the Purchaser Shareholder Approval, and at least one (1) day prior to the Domestication, the Purchaser shall carry out the Redemption and use the proceeds held in the Trust Account to redeem the Purchaser Class A Ordinary Shares of holders who properly exercise their right to redemption in accordance with the Purchaser’s Organizational Documents.

Section 6.22 Domestication. Subject to receipt of the Purchaser Shareholder Approval, at least one (1) Business Day prior to the Closing, the Purchaser shall, in accordance with applicable Law, any applicable rules and regulations of the SEC, the Nasdaq and the Purchaser’s Organizational Documents, as applicable, cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a certificate of corporate domestication with respect to the Domestication, in form and substance reasonably acceptable to the Purchaser and the Company, together with the Purchaser Charter upon Domestication, in each case, in accordance with the provisions thereof and applicable Law, and (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication.

Section 6.23 Adoption of Proxy Statement/Registration Statement. Within one (1) Business Day after the Closing Date, the post-Domestication Purchaser, as the successor to the pre-Domestication Purchaser, shall file a post-effective amendment to the Proxy Statement/Registration Statement pursuant to Rule 414(d) of the Securities Act.

Section 6.24 Compliance. Within one hundred and twenty (120) days following the Closing, the Purchaser will implement a compliance program, including the adoption and implementation of adequate risk-based policies and procedures reasonably designed in accordance with industry best practices and applicable published U.S. governmental guidance, including U.S. Department of Justice guidance on corporate compliance programs, to ensure compliance with (a) applicable Anti-Bribery Laws, including the internal-controls provisions imposed on issuers by the U.S. Foreign Corrupt Practices Act of 1977, as amended, (b) the False Claims Act, (c) applicable federal and state Anti-Kickback laws, including the Anti-Kickback Statute and (d) Sanctions Laws and International Trade Laws.

Annex A-49

Section 6.25 Employment Agreements. The Company and the Purchaser shall use commercially reasonable efforts to cause each of the individuals listed on Section 6.25 of the Company Disclosure Letter to enter into an employment agreement between each such individual and the Purchaser (or a Subsidiary thereof), in each case, to become effective as of the Closing, and upon terms to be agreed to by the Company, the Purchaser and such individual prior to the effectiveness of the Proxy Statement/Registration Statement.

Section 6.26 Transaction Support Agreement; Company Stockholder Approval.

(a) As promptly as reasonably practicable (and in any event within ten (10) Business Days) following the date of this Agreement (the “Transaction Support Agreement Deadline”), the Company shall deliver, or cause to be delivered, to Purchaser the Transaction Support Agreements duly executed by each Supporting Company Stockholder.

(b) As promptly as reasonably practicable after the Proxy Statement/Registration Statement is declared effective under the Securities Act, the board of directors of the Company shall (i) give notice of and convene and hold special meeting of the Company Stockholders (the “Company Stockholder Meeting”) in accordance with the Company’s Organizational Documents and the DGCL, and (ii) solicit proxies from the holders of Company Common Shares and the holders of Company Series A Preferred Shares to vote in favor of the adoption and approval of this Agreement (the “Company Stockholder Approval”). The Company shall, through its board of directors, recommend to the Company Stockholders the adoption and approval of this Agreement in accordance with the Company’s Organizational Documents and the DGCL (the “Company Board Recommendation”). The board of directors of the Company shall not change, withdraw, withhold, qualify or modify or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation (in each case, a “Company Board Recommendation Change”) for any reason, unless the board of directors of the Company determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. The Company may adjourn the Company Stockholder Meeting, if necessary, to permit further solicitation of approvals if there are not sufficient votes to obtain the Company Stockholder Approval or because of the absence of a quorum.

Section 6.27 NRC Communications. During the Interim Period, the Company agrees to keep Purchaser reasonably apprised of the status of matters relating to the NRC’s review of the Company’s activities by furnishing Purchaser with material filed copies of notes, inspections, audit requests and other material communications received by the Company from the NRC upon reasonable request by Purchaser. Further, upon reasonable request by Purchaser, the Company shall provide summaries of material meetings (including via teleconference or videoconference) between the Company and the NRC. Any such disclosures or provisions of information by the Company pursuant to this Section 6.27 may be redacted, withheld or made on an outside-counsel-only basis to the extent required under applicable Law or as appropriate to protect attorney-client or other privileged information or confidential business information.

Section 6.28   Post-Closing Organizational Documents; Capital Stock.

(a) During the Interim Period and in order to effectuate the Domestication, (a) the Purchaser and the Company shall use their commercially reasonable efforts to agree to a form of (i) a certificate of corporate domestication and a certificate of incorporation (the “Post-Closing Charter”) and (ii) bylaws (the “Post-Closing Bylaws”) and (b) the Purchaser shall (i) file the Post-Closing Charter with the Secretary of State of the State of Delaware and (ii) adopt the Post-Closing Bylaws.

(b) Prior to the Closing, the Purchaser shall take all actions necessary to authorize the issuance of the Domesticated Purchaser Common Stock issuable upon (i) the exercise of each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time and (ii) the settlement of each Company Convertible Note CVR, in each case in accordance with the terms of the applicable Company Warrant and Company Convertible Note, respectively, and shall reserve for issuance a sufficient number of shares of Domesticated Purchaser Common Stock for the foregoing.

(c) If the ExchangeCo Shareholder Approval is obtained, prior to Closing, the Purchaser shall take all actions necessary to authorize the issuance of (i) the Domesticated Purchaser Common Stock issuable upon the exchange of each Exchangeable Share that is issued and outstanding immediately prior to the Effective Time and (ii) the Domesticated Purchaser Voting Stock pursuant to Section 2.02(b)(v).

Annex A-50

Section 6.29 ExchangeCo Recapitalization. Prior to the Closing, the Company shall, and shall cause the Target Companies to, as applicable, (i) give notice of and convene and hold special meeting of the ExchangeCo Shareholders (the “ExchangeCo Shareholder Meeting”) in accordance with ExchangeCo’s Organizational Documents and the Business Corporations Act (Ontario), and (ii) solicit proxies from ExchangeCo Shareholders to vote in favor of the adoption and approval of the ExchangeCo Recapitalization (the “ExchangeCo Shareholder Approval”). The Company may cause the ExchangeCo Shareholder Meeting to be adjourned, if necessary, to permit further solicitation of approvals if there are not sufficient votes to obtain the ExchangeCo Shareholder Approval or because of the absence of a quorum. the Purchaser shall, and shall cause its Representatives to, reasonably cooperate with the Target Companies in a timely manner to implement the ExchangeCo Recapitalization in a manner deemed necessary and appropriate by the Company.

Article VII

CLOSING CONDITIONS

Section 7.01 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a) Required Purchaser Shareholder Approval. The Purchaser Shareholder Approval and the Company Stockholder Approval shall have been obtained.

(b) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Transactions.

(c) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act by the SEC and shall remain effective as of the Closing, and no stop order or similar order suspending the effectiveness of the Registration Statement shall have been issued and be in effect with respect to the Registration Statement and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d) Nasdaq Listing. The shares of Domesticated Purchaser Common Stock to be issued in connection with the Transactions shall be conditionally approved for listing upon the Closing on Nasdaq subject to any requirement to have a sufficient number of round lot holders of the Domesticated Purchaser Common Stock (provided that such condition shall not apply to the extent the shares of Domesticated Purchaser Common Stock have not been conditionally approved for listing due to a failure to meet any “market value of publicly held securities” or similarly titled requirement as a result of the Company not permitting a sufficient number of shares of Domesticated Purchaser Common Stock to be issued to non-Affiliates pursuant to Section 2.02 to be excluded from lock-up or other contractual restriction).

(e) HSR Act and other Antitrust laws Approvals. The applicable waiting period (and any extensions thereof) under the HSR Act and any other Antitrust Laws shall have expired or have been terminated and any approval required under any other Antitrust Laws shall have been obtained.

(f) Nuclear Regulatory Approvals. If applicable, the waiting period (and any extensions thereof) with the Nuclear Regulatory Commission will have expired or have been terminated.

Section 7.02 Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.01, the obligations of the Company to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Purchaser and Merger Sub set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made

Annex A-51

on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Purchaser Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b) Agreements and Covenants. The Purchaser and Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Purchaser Material Adverse Effect. No Purchaser Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.

(d) Domestication. The Domestication shall have been completed as provided in Section 6.22 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company.

(e) Trust Account. The Purchaser shall have made appropriate arrangements to have the net proceeds remaining in the Trust Account (after giving effect to all Redemptions) available to Purchaser at the Closing.

(f) Net Tangible Assets. After giving effect to the transactions contemplated hereby (including any PIPE Investment) the Purchaser shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

(g) Minimum Cash. As of the Closing, the Available Closing SPAC Cash shall not be less than $150,000,000.

(h) Board Appointments. All action shall have been taken such that the board of directors of the Purchaser as of immediately following the Closing shall be constituted of the directors contemplated by Section 6.18.

(i) Purchaser Organizational Documents. The Purchaser’s applicable Organizational Documents shall have been amended and restated in the agreed upon forms of the Post-Closing Charter and the Post-Closing Bylaws.

(j) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.02(a), 7.02(b) and 7.02(c).

(ii) Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s and Merger Sub’s Organizational Documents as in effect as of the Closing Date (after giving effect to the Domestication) and (B) the resolutions of the Purchaser’s and Merger Sub’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Transactions.

(iii) Post-Closing Organization Documents. Purchaser shall file the Post-Closing Charter with the Secretary of State of the State of Delaware and adopt the Post-Closing Bylaws.

(iv) Ancillary Documents. The Purchaser shall have delivered, or caused to be delivered, to the Company:

(A) a copy of the Registration Rights Agreement, duly executed by the Purchaser and the Sponsor;

(B) a copy of the Sponsor Lock-up Agreement, duly executed by the Purchaser and the Sponsor;

Annex A-52

(C) a copy of the Warrant Assignment and Assumption Agreement, duly executed by the Purchaser; and

(D) if the ExchangeCo Recapitalization has been completed prior to or concurrently with the Closing, a copy of the Amended & Restated Exchange and Support Agreement, duly executed by the Purchaser.

Section 7.03 Conditions to Obligations of the Purchaser and Merger Sub. In addition to the conditions specified in Section 7.01, the obligations of the Purchaser and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where available) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of the agreements and covenants (except for the requirement to provide the PCAOB Financial Statements and the Interim Financial Statements by the deadlines specified in Section 6.04) under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred with respect to the Target Companies, taken as a whole, since the date of this Agreement that is continuing.

(d) Nuclear Regulatory Commission. The Company shall have not received from the NRC any formal written communication that would (i) have a material and adverse impact on the ability of the Target Companies, taken as a whole, to consummate the Merger, or (ii) prevent the Target Companies from continuing their regulatory engagement with the NRC.

(e) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Section 7.03(a), 7.03(b) and 7.03(c).

(ii) Secretary Certificate. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Closing) and (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Transactions.

(iii) The Company shall have delivered, or caused to be delivered, to the Purchaser:

(A) a copy of the Registration Rights Agreement, duly executed by the Restricted Company Securityholders;

(B) a copy of the Warrant Assignment and Assumption Agreement, duly executed by the Company;

(C) if the ExchangeCo Recapitalization has been completed prior to or concurrently with the Closing, a copy of the Amended & Restated Exchange and Support Agreement, duly executed by the Company and any Target Company contemplated to be a party thereto (as applicable);

Annex A-53

(D) a properly completed and duly executed IRS Form W-9 or IRS Form W-8 of the applicable series from each Company Stockholder; provided, that failure to deliver the requisite tax forms shall not affect satisfaction of the conditions to closing, rather only the timing of the issuance of the Per Share Base Consideration to Company Stockholders who have failed to return the requisite tax forms;

(E) a copy of the Key Holders Lock-Up Agreement, duly executed by each of the Key Holders; and

(F) (1) a certificate of good standing for each Target Company formed or incorporated in the United States and (2) to the extent available, a certificate of good standing or similar certificate for each Target Company not formed or incorporated in the United States, dated, in each case, no earlier than thirty (30) days prior to the Closing Date.

Section 7.04 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VIII

TERMINATION AND EXPENSES

Section 8.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by the Company if there has been a Modification in Recommendation or by the Purchaser if there has been a Company Board Recommendation Change;

(c) by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by February 28, 2026 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 8.01(c) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date.

(d) by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(d) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(e) by written notice by the Company to Purchaser, if (i) there has been a breach by the Purchaser or Merger Sub of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser or Merger Sub shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 20 days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(e) if at such time the Company is in material uncured breach of this Agreement;

(f) by written notice by the Purchaser to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being

Annex A-54

cured or is not cured within the earlier of (A) 20 days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.01(f) if at such time the Purchaser is in material uncured breach of this Agreement;

(g) by written notice by either the Purchaser or the Company, if the Purchaser Shareholders’ Meeting has been held (including any adjournment or postponement thereof), has concluded, the Purchaser Shareholders have duly voted, and the Purchaser Shareholder Approval was not obtained; or

(h) by written notice by the Purchaser to the Company, if (i) all the conditions set forth in Section 7.01 and Section 7.02 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) the Company fails to consummate the Transactions on or prior to the day when the Closing is required to occur pursuant to Section 3.01, (iii) the Purchaser shall have irrevocably confirmed in writing to the Company that it is ready, willing and able to consummate the Closing and (iv) the Company fails to effect the Closing within ten (10) Business Days following delivery of such confirmation;

(i) by written notice by the Company to the Purchaser, if (i) all the conditions set forth in Section 7.01 and Section 7.03 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) the Purchaser fails to consummate the Transactions on or prior to the day when the Closing is required to occur pursuant to Section 3.01, (iii) the Company shall have irrevocably confirmed in writing to the Purchaser that it is ready, willing and able to consummate the Closing and (iv) the Purchaser fails to effect the Closing within ten (10) Business Days following delivery of such confirmation; or

(j) by the Purchaser, if the Company does not (i) deliver to Purchaser a Transaction Support Agreement duly executed by each Supporting Company Stockholder in accordance with Section 6.26(a) on or prior to the Transaction Support Agreement Deadline or (ii) hold the Company Stockholder Meeting in accordance with Section 6.26(b); provided that the right to terminate this Agreement on account of a failure to perform the actions or to deliver the deliverables required by clauses (i) or (ii) shall not be available if the Company performs the actions or delivers to Purchaser the deliverables required by clauses (i) and (ii) within five (5) Business Days of the Purchaser providing notice of its intent to terminate this Agreement on account of this Section 8.01(j).

Section 8.02 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.01 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.01 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Section 6.15, Section 6.16, Article IX, and this Section 8.02 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant (other than the requirement to provide the PCAOB Financial Statements by the deadlines specified in Section 6.04) or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.15).

Article IX

MISCELLANEOUS

Section 9.01 No Survival. Except in the case of a Fraud Claim against a Person, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing (and there shall be no liability after the Closing in respect thereof), except for those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing, and then only with respect to any breaches occurring at or after the Closing.

Section 9.02 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by DocuSign or other electronic means (including email), unless the sender receives an automated undeliverable notice from the Purchaser
Annex A-55

or Company recipient notice Party, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice). Actual notice is effective notice for all purposes hereunder.

If to the Purchaser:		with a copy (which will not constitute notice) to:
HCM II Acquisition Corp.		King & Spalding LLP
100 First Stamford Place, Suite 330		1185 Avenue of the Americas, 34th Floor
Stamford, CT 06902		New York, New York 10046
Attn:	Shawn Matthews; Steven Bischoff	Attn:	Kevin E. Manz; Timothy P. Fitzsimons
Email:	smatthews@hondiuscapital.com; sbischoff@hondiuscapital.com	Email:	kmanz@kslaw.com; tfitzsimons@kslaw.com
If to the Company, to:		with a copy (which will not constitute notice) to:
Terrestrial Energy Inc.		Bryan Cave Leighton Paisner LLP
9319 Robert D. Snyder Road, Portal 316		1201 W Peachtree Street NW, 14th Floor
Charlotte, NC 28223		Atlanta, GA 30309
Attn:	Simon Irish	Attn:	Amy T. Wilson; Jonathan S. Nesher
Email:	sirish@terrestrialenergy.com	Email:	amy.wilson@bclplaw.com; jonathan.nesher@bclplaw.com

Section 9.03 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

Section 9.04 Third Parties. Except for the Persons granted the rights set forth in Section 6.19, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

Section 9.05 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, provided that, for the avoidance of doubt, the laws of the Cayman Islands shall also apply to and, as applicable, govern the Domestication.

Section 9.06 Jurisdiction. Any proceeding or Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 9.06.

Annex A-56

Section 9.07 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.08 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

Section 9.09 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 9.10 Amendment; Waiver. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser and the Company. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or managers or other equivalent body or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

Section 9.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by

Annex A-57

the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser, its shareholders under the Cayman Companies Act or DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract or document is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract or document to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract or document shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

Section 9.13 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by DocuSign or other electronic transmission) in counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.14 Legal Representation.

(a) Conflicts and Privilege.

(i) The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (A) the Sponsor, the stockholders, shareholders or holders of other equity interests of the Purchaser or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “HCM Group”), on the one hand, and (B) the Purchaser following the Closing, the Company and/or any member of the TE Group, on the other hand, any legal counsel, including King & Spalding LLP (“K&S”), that represented the Purchaser and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the HCM Group, in such dispute even though the interests of such Persons may be directly adverse to the Purchaser and its Affiliates (following the Closing), and even though such counsel may have represented the Purchaser in a matter substantially related to such dispute, or may be handling ongoing matters for the Purchaser and/or the Sponsor. The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby) between or among the Purchaser, the Sponsor and/or any other member of the HCM Group, on the one hand, and K&S, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the HCM Group after the Closing, and shall not pass to or be claimed or controlled by the Purchaser and its Affiliates (following the Closing). Notwithstanding the foregoing,

Annex A-58

any privileged communications or information shared by the Company prior to the Closing with the Purchaser or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Purchaser or the Company.

(ii) The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (A) the stockholders, shareholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “TE Group”), on the one hand, and (B) the Company (following the Closing) and/or any member of the HCM Group, on the other hand, any legal counsel, including Bryan Cave Leighton Paisner LLP (“BCLP”) that represented the Company prior to the Closing may represent any member of the TE Group in such dispute even though the interests of such Persons may be directly adverse to the Company (following the Closing), and even though such counsel may have represented the Purchaser and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Company (following the Closing). The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Document or the Transactions) between or among the Company and/or any member of the TE Group, on the one hand, and BCLP, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Transactions. Notwithstanding the foregoing, any privileged communications or information shared by the Purchaser prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Company (following the Closing).

(iii) BCLP has represented the TE Group and the Target Companies with respect to the Transactions. All Parties recognize the commonality of interest that exists and will continue to exist until the Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing. Specifically, the HCM Group and, following the Closing, the Company, agree that they shall not, and shall cause their Affiliates not to, seek to have BCLP be disqualified from representing (a) any member of the TE Group in connection with any dispute that may arise between such parties and the HCM Group or the Target Companies or (b) the Purchaser or any of the Target Companies in connection with any dispute that may arise between such parties and the members of the TE Group.

Section 9.15 Waiver of Claims Against Trust. The Company acknowledges that the Purchaser is a special purpose company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the IPO Prospectus available at www.sec.gov, substantially all of the Purchaser assets consist of the cash proceeds of the Purchaser’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of the Purchaser, its public stockholders and the underwriters of the Purchaser’s initial public offering. The Company acknowledges that it has been advised by the Purchaser that, except with respect to interest earned on the funds held in the Trust Account that may be released to the Purchaser to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only: (a) if the Purchaser completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the IPO Prospectus; (b) if the Purchaser fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to the Purchaser in limited amounts to permit the Purchaser to pay the costs and expenses of its liquidation and dissolution, and then to the Purchaser Shareholders; and (c) if the Purchaser holds a stockholder vote to amend the Purchaser’s Organizational Documents to modify the substance or timing of the obligation to redeem 100% of the Purchaser Class A Ordinary Shares if the Purchaser fails to complete a Business Combination within the allotted time period or to otherwise modify any other material provision of the Purchaser’s Organizational Documents relating to its stockholders’ rights or its pre-initial Business Combination activity, then for the redemption of any Purchaser Ordinary Shares properly tendered in connection with such vote. For and in consideration of the Purchaser entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself, its Affiliates and its and their respective Representatives, hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom to the Purchaser’s public stockholders for any reason whatsoever; provided, that (i) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against the Purchaser for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for

Annex A-59

the Purchaser to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect the Purchaser’s ability to fulfill its obligation to effectuate the redemptions and (ii) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against the Purchaser’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account other than to the Purchaser’s public stockholders and any assets that have been purchased or acquired with any such funds).

Section 9.16 Company and Purchaser Disclosure Letters. The Company Disclosure Letter and the Purchaser Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Purchaser Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 9.17 Transferred Information.

(a) Each Party acknowledges and confirms that the personal information disclosed or conveyed from one party to the other (the “Transferred Information”) is necessary for the purposes of determining if the parties hereto will proceed with the transactions contemplated in this Agreement, and that the disclosure of Transferred Information relates solely to the completion of the transactions contemplated by this Agreement.

(b) In addition to its other obligations hereunder, the recipient of personal information covenants and agrees to:

(i) prior to the completion of the transactions contemplated in this Agreement, collect, use and disclose the Transferred Information solely for the purpose of reviewing and completing the transactions contemplated in this Agreement, including for the purpose of determining to complete the transactions contemplated by this Agreement;

(ii) after the completion of the transactions contemplated by this Agreement, collect, use and disclose the Transferred Information only for those purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates or for the completion of the transactions contemplated by this Agreement unless (i) the recipient of the personal information has first notified such individual of such additional purpose, and where required by applicable Law, obtained the consent of such individual to such additional purpose, or (ii) such use or disclosure is permitted or authorized by applicable Law, without notice to, or consent from, such individual; and

(iii) where required by applicable Law, promptly notify the individuals to whom the Transferred Information relates that the transactions contemplated by this Agreement has taken place and that the Transferred Information has been disclosed to the recipient of the personal information.

Article X

DEFINITIONS

Section 10.01 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Acquisition Proposal” has the meaning specified in Section 6.06(a).

“Additional Purchaser SEC Reports” has the meaning specified in Section 5.06(a).

Annex A-60

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Base Consideration” means the number of shares of Domesticated Purchaser Common Stock equal to the quotient of: (a) the Base Purchase Price, divided by (b) the Redemption Price.

“Agreement” has the meaning specified in the Preamble.

“Alternative Transaction” has the meaning specified in Section 6.06(a).

“Amended & Restated Exchange and Support Agreement” means the agreement among the Purchaser, the Company, ExchangeCo and CallCo to be entered into effective as of the Closing in a form mutually acceptable to the Purchaser and the Company.

“Ancillary Documents” means each of the agreements and instruments contemplated by this Agreement or otherwise related to the transactions contemplated in this Agreement, in each case to be executed and delivered on the date hereof or on or prior to the Closing Date, including this Agreement (together with the Company Disclosure Letter and the Purchaser Disclosure Letter).

“Anti-Bribery Law” means the U.S. Foreign Corrupt Practices Act of 1977, as amended; the UK Bribery Act 2010, and any rules or regulations promulgated thereunder; the Organisation for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; and any other applicable Laws relating to bribery or corruption in any governing jurisdiction.

“Antitrust Laws” has the meaning specified in Section 6.09(b).

“Audited Company Financials” has the meaning specified in Section 4.06(a).

“Available Closing SPAC Cash” means an amount in Cash equal to (a) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Redemption and any excise tax payable by SPAC pursuant to Section 6.10, but prior to giving effect to payment of Company Transaction Costs and Purchaser Transaction Costs), plus (b) the net proceeds of any PIPE Investment.

“Base Purchase Price” means $925,000,000.

“BCLP” has the meaning specified in Section 9.14(a)(ii).

“Business Combination” has the meaning specified in Article 1.1 of the Purchaser’s Organizational Documents as in effect on the date hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or, for so long as the Purchaser remains domiciled in Cayman Islands, Governmental Authorities in the Cayman Islands that are authorized or required by Law to close.

“CallCo” means Terrestrial Energy Canada (Call) Inc.

“CARES Act” means the Coronavirus, Aid, Relief and Economic Security Act, Pub. L. 116–136 (116th Cong.) (Mar. 27, 2020), and any amendment thereof, successor law, or executive order, executive memo, administrative or other guidance or legislation published with respect thereto by any Governmental Authority.

“Cash” means cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts, excluding, amounts subject to outstanding checks or wires and any amounts held in escrow, in each case calculated in accordance with GAAP.

“Cayman Companies Act” has the meaning specified in the Recitals.

Annex A-61

“Cayman Purchaser Charter” means the Charter of the Purchaser, as then currently in effect.

“Cayman Purchaser Private Placement Warrants” means the warrants to purchase Purchaser Class A Ordinary Shares, at an initial exercise price of $11.50 per share, purchased by the Sponsor concurrently with the Purchaser’s IPO.

“Cayman Purchaser Public Warrants” means the warrants to purchase Purchaser Class A Ordinary Shares, at an initial exercise price of $11.50 per share, included in the Cayman Purchaser Units sold in the Purchaser’s IPO.

“Cayman Purchaser Units” means the units of the Purchaser sold in the IPO, consisting of one (1) Purchaser Class A Ordinary Share and one-half (1/2) of one (1) warrant to purchase a Purchaser Class A Ordinary Share at an initial exercise price of $11.50 per share.

“Cayman Purchaser Warrant” has the meaning specified in the Recitals.

“Cayman Registrar” means the Cayman Islands Registrar of Companies.

“Certificate” means a certificate representing shares of Company Common Shares or Company Series A Preferred Shares.

“Certificate of Merger” has the meaning specified in the Recitals.

“Closing” has the meaning specified in Section 3.01.

“Closing Date” has the meaning specified in Section 3.01.

“Closing Filing” has the meaning specified in Section 6.15(b).

“Closing Press Release” has the meaning specified in Section 6.15(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

“Company” has the meaning specified in the Preamble.

“Company Benefit Plan” means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by any Target Company for the benefit of any employee or terminated employee of any Target Company.

“Company Board Recommendation” has the meaning specified in Section 6.26(b).

“Company Board Recommendation Change” has the meaning specified in Section 6.26(b).

“Company Call Options” means the agreements listed on Section 10.01 of the Company Disclosure Letter.

“Company Certificate of Incorporation” means the Certificate of Incorporation of the Company, as then currently in effect.

“Company Closing Certificate” has the meaning specified in Section 3.02(b).

“Company Common Shares” means shares of common stock, par value $0.001 per share, of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (a) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (b) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

Annex A-62

“Company Convertible Note CVR” has the meaning specified in Section 2.02(d).

“Company Convertible Note Share Consideration” has the meaning specified in Section 2.02(d)

“Company Convertible Notes” means, collectively, the 8% Convertible Notes due 2026 issued by the Company.

“Company Disclosure Letter” has the meaning specified in the Preamble to Article IV.

“Company Financials” has the meaning specified in Section 4.06(a).

“Company Fully Diluted Capital” means the sum (without duplication) of the aggregate number of (a) Company Common Shares that are issued and outstanding immediately prior to the Effective Time assuming and after giving effect to the exercise in full of the Company Call Options with the consideration for such exercise paid in Company Common Shares, (b) all Company Common Shares issuable upon full exercise of all issued and outstanding Company Warrants outstanding as of immediately prior to the Effective Time (calculated using the treasury method of accounting on a cashless exercise basis), (c) all Company Common Shares issuable upon full conversion of all Company Series A Preferred Shares issued and outstanding as of immediately prior to the Effective Time (calculated using the treasury method of accounting on a cashless exercise basis), (d) Company Common Shares issuable upon exchange of all Exchangeable Shares issued and outstanding as of immediately prior to the Effective Time (including all Company Common Shares issuable upon exchange of all such Exchangeable Shares that are exchangeable for Company Series A Preferred Shares, and the subsequent conversion of all such Company Series A Preferred Shares into Company Common Shares) (calculated using the treasury method of accounting on a cashless exercise basis), and (e) all Company Common Shares issuable upon full exercise of all Company Options outstanding as of immediately prior to the Effective Time (calculated using the treasury method of accounting on a cashless exercise basis).

“Company Incentive Plan” means the Terrestrial Energy Inc. Second Amended and Restated 2024 Stock Option Plan, approved by the board of directors of the Company.

“Company IP” means any and all Intellectual Property that is owned or purported to be owned (in whole or in part), licensed, used or held for use by the Target Companies.

“Company IP Licenses” means any Intellectual Property licenses, sublicenses and other agreements or permissions that a Target Company is party to or is otherwise authorized to use or practice any Intellectual Property under, excluding Off-the-Shelf Software and non-exclusive licenses of Intellectual Property granted in agreements with suppliers, customers or end users in the ordinary course of business where the license is not the primary purpose of the agreement.

“Company Leased Real Properties” has the meaning specified in Section 4.17(b).

“Company Material Adverse Effect” means any change, event or circumstance (collectively, “Events”), that (i) has had, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Target Companies, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Target Companies to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business, banking, financial or securities markets conditions generally, including any disruption thereof and any decline in the price of any security or any market index, (c) the taking of any action required by this Agreement or any Ancillary Document, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including any COVID-19 Measures) or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Target Companies to meet any projections or forecasts (provided that clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any

Annex A-63

landlords, customers, suppliers, distributors, partners or employees of the Target Companies, (i) any matter set forth on the Company Disclosure Letter, or (j) any action taken by, or at the request of, the Purchaser; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Target Companies, taken as a whole, relative to similarly situated companies in the industry in which the Target Companies conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Target Companies, taken as a whole, relative to similarly situated companies in the industry in which the Target Companies conduct their respective operations.

“Company Material Contract” has the meaning specified in Section 4.13(a).

“Company Noteholders” means the holders of the Company Convertible Notes.

“Company Options” means the options to purchase Company Common Shares, including options granted pursuant to the Company Incentive Plan.

“Company Owned Properties” has the meaning specified in Section 4.17(a).

“Company Permits” has the meaning specified in Section 4.11.

“Company Real Property Leases” has the meaning specified in Section 4.17(b).

“Company Registered IP” has the meaning specified in Section 4.14(a).

“Company Securities” means, collectively, the Company Common Shares, the Company Series A Preferred Shares, the Company Special Voting Preferred Shares, the Company Warrants, the Company Convertible Notes and all other shares, warrants and other securities of the Company, including for the avoidance of doubt, any shares, warrants or other securities issued in connection with the Interim Financing.

“Company Series A Preferred Shares” means preferred stock, par value $0.001 per share, of the Company designated as “Series A Preferred Stock” pursuant to the Company Certificate of Incorporation.

“Company Software” means any and all Software which any of the Target Companies owns or purports to own, in whole or in part.

“Company Special Voting Preferred Shares” means preferred stock, par value $0.001 per share, of the Company designated as “Special Voting Preferred Stock” pursuant to the Company Certificate of Incorporation or any other voting securities of the Company issued to holders of Exchangeable Shares in the ExchangeCo Recapitalization.

“Company Stockholder Approval” has the meaning specified in Section 6.26.

“Company Stockholder Meeting” has the meaning specified in Section 6.26(b).

“Company Stockholders” means, collectively, the holders of Company Common Shares or Company Series A Preferred Shares as of any determination time prior to the Effective Time.

“Company Transaction Costs” means all fees, costs and expenses of the Target Companies, in each case, incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Ancillary Documents and the consummation of the Transactions, including: (a) all change of control bonus payments, retention or similar payments payable solely as a result of the consummation of the Transactions pursuant to arrangements (whether written or oral) entered into prior to the Closing Date whether payable before (to the extent unpaid), or on the Closing Date (excluding any “double-trigger” payments), and the employer portion of payroll Taxes payable as a result of the foregoing amounts; (b) all severance payments, retirement payments or similar payments or success fees payable pursuant to arrangements (whether written or oral) entered into prior to the Closing Date and which are either payable solely as a result of the consummation of the Transactions or other action that has occurred prior to the Closing, or payable before (to the extent unpaid), or on the Closing Date (excluding any “double-trigger payments”), and the employer portion of payroll Taxes payable as a result of the foregoing amounts; (c) all professional or transaction, deal, brokerage, legal, accounting, financial advisory or any similar fees payable in connection with the consummation of the Transactions; and (d) all costs, fees and expenses related to the D&O Tail; but excluding any amounts paid or payable by the Purchaser hereunder.

Annex A-64

“Company Warrants” means the warrants outstanding as of the date of this Agreement to purchase Company Common Shares and all other warrants to purchase any shares or other equity interests of the Company.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Continental” means the Continental Stock Transfer & Trust Company.

“Contracts” means all legally binding contracts, contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all Company IP Licenses and other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Convertible Promissory Note” means a convertible promissory note, which may be issued by the Purchaser to the Sponsor or an Affiliate of the Sponsor, pursuant to which the Purchaser may borrow up to $2,500,000 from the Sponsor, related to ongoing expenses reasonably related to the business of the Purchaser and the consummation of a business combination.

“Copyleft Terms” has the meaning specified in Section 4.14(e).

“Copyrights” has the meaning set for in the definition of “Intellectual Property”.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or other Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act, Families First Act, the Payroll Tax Executive Order and IRS Notices 2020-22, 2020-65 and 2021-11.

“D&O Indemnified Party” has the meaning specified in Section 6.19(a).

“D&O Tail” has the meaning specified in Section 6.19(b).

“DGCL” has the meaning specified in the Recitals.

“Disclosure Letters” means, collectively, the Company Disclosure Letter and the Purchaser Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 2.04.

“Domesticated Purchaser Common Stock” means, following the Domestication, common stock of the Purchaser, par value $0.0001 per share.

“Domesticated Purchaser Voting Stock” means any capital stock or other voting security of Purchaser that entitles the holder thereof to cast, at all meetings of the stockholders of Purchaser to which the holders of Domesticated Purchaser Common Stock are entitled to vote and, if applicable, with respect to any written consents sought by Purchaser from the holders of Domesticated Purchaser Common Stock, a number of votes calculated by aggregating the number of shares of Domesticated Purchaser Common Stock each Exchangeable Share held by such holder is exchangeable for as of the record date determining stockholders entitled to vote.

“Domesticated Purchaser Warrant” has the meaning specified in the Recitals.

“Domestication” has the meaning specified in the Recitals.

“Draft Company Financials” has the meaning specified in Section 4.06(a).

“Effective Time” has the meaning specified in Section 1.02(a).

“Enforceability Exceptions” has the meaning as specified in Section 5.02.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the environment, (c) natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (d) pollution, or (e) Hazardous

Annex A-65

Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC §9601 et seq., the Resource Conservation and Recovery Act, 42 USC §6901 et seq., the Toxic Substances Control Act, 15 USC §2601 et seq., the Federal Water Pollution Control Act, 33 USC §1251 et seq., the Clean Air Act, 42 USC §7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC §136 et seq., the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it relates to exposure to Hazardous Materials), the Asbestos Hazard Emergency Response Act, 15 USC §2641 et seq., the Safe Drinking Water Act, 42 USC §300f et seq., the Oil Pollution Act of 1990, 33 USC §2701 et seq., and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Legal Proceedings, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Environmental Permits” has the meaning specified in Section 4.21(a).

“Equity Incentive Plan” has the meaning specified in Section 6.14(a).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) which together with a Target Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange” has the meaning specified in Section 2.02(a).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange and Support Agreement” means the agreement among the Company, Exchangeco and CallCo dated April 5, 2024, as it may be amended from time to time including in connection with the ExchangeCo Recapitalization.

“Exchange Fund” has the meaning specified in Section 2.03(a).

“Exchange Ratio” means the Aggregate Base Consideration divided by the Company Fully Diluted Capital.

“Exchangeable Common Shares” means the common exchangeable shares in the capital of ExchangeCo, including any exchangeable shares received by holders of Exchangeable Common Shares in exchange for such common exchangeable shares in connection with the ExchangeCo Recapitalization.

“Exchangeable Preferred Shares” means the preferred exchangeable shares in the capital of ExchangeCo, including any exchangeable shares received by holders of Exchangeable Preferred Shares in exchange for such preferred exchangeable shares in connection with the ExchangeCo Recapitalization.

“Exchangeable Share Consideration” means, as applicable, (a) one (1) Company Common Share for each Exchangeable Common Share and (b) one (1) Company Series A Preferred Share for each Exchangeable Preferred Share.

“Exchangeable Shares” means, collectively, the Exchangeable Common Shares and the Exchangeable Preferred Shares which are issued and outstanding immediately prior to the Effective Time.

“ExchangeCo” means Terrestrial Energy Canada (Exchange) Inc.

“ExchangeCo Articles” means the articles of incorporation of ExchangeCo, as amended by the articles of amendment dated April 4, 2024, as may be further amended in connection with the ExchangeCo Recapitalization.

“ExchangeCo Recapitalization” has the meaning specified in the Recitals.

“ExchangeCo Shareholder Approval” has the meaning set forth in Section 6.29

Annex A-66

“ExchangeCo Shareholder Meeting” has the meaning set forth in Section 6.29.

“ExchangeCo Shareholders” means the holders of the Exchangeable Shares as of the record date for the ExchangeCo Shareholder Meeting.

“Excluded Share” has the meaning specified in Section 2.02(b)(i).

“Extension” has the meaning specified in Section 6.03(a).

“Federal Securities Law” has the meaning specified in Section 6.07.

“Fraud Claim” means any claim for deliberate fraud as defined under the common law of the State of Delaware by a Party to this Agreement, in the making of a statement of material fact in the express representations and warranties set forth in Article IV or Article V of this Agreement, as applicable, and not with respect to any other matter and will only be found to exist if such Party is finally determined, by a court of competent jurisdiction, to have committed deliberate fraud with the specific intent to deceive another Party and finds that such party made: (a) a false representation of material fact; (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) that such representation is false; (c) with a specific intention to induce the party to whom such representation is made to act or refrain from acting in reliance upon it; (d) causing that party, in justifiable reliance upon such false representation, to take or refrain from taking action; and (e) causing such Party to suffer damage by reason of such reliance. For the avoidance of doubt, Fraud does not and shall not include any constructive fraud, equitable fraud, promissory fraud, unfair dealings fraud or any tort (including fraud) based on recklessness or negligence. Fraud by a Person shall not be imputed to any other Person.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, municipal, local or other foreign or domestic governmental, quasi-governmental, or administrative body, instrumentality, department or agency, any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body, or any government-owned entity.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed, classified or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, “toxic chemical”, or “waste” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including oil, petroleum, petroleum products and by-products, petroleum breakdown products, asbestos, radioactive materials, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation and per- and polyfluoroalkyl substances.

“HCM Group” has the meaning specified in Section 9.14(a)(i).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (other than real estate leases and any other leases that would be required to be capitalized only upon adoption of ASC 842), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien securing debt for borrowed money on any property of such Person (other than Permitted Liens), (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with the prepayment of any Indebtedness of such Person and (i) all obligation described in clauses (a) through (h) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

Annex A-67

“Indemnification Obligation” has the meaning specified in Section 6.19(c).

“Insurance Policies” has the meaning specified in Section 4.23(a).

“Intellectual Property” means any and all intellectual or proprietary property and all rights, title, and interest therein or thereto arising anywhere in the world, including all United States, international and foreign: (a) patents and patent applications, patent improvements, disclosures and inventions, (whether patentable or unpatentable and whether or not reduced to practice), including any continuations, divisions, continuations in part, renewals, divisionals, extensions, substitutions, reexaminations, reissues or foreign counterparts of any of the foregoing (“Patents”); (b) all trade names, trade dress, trademarks, service marks, slogans, logos or internet domain name registrations, social media usernames, handles, and any other similar identifiers of source of origin, including all goodwill associated therewith, together with all registrations and applications relating thereto (“Trademarks”); (c) copyrights (whether registered or unregistered), original works of authorship, copyrightable works and subject matter, together with all registrations and applications relating thereto (“Copyrights”); (d) all proprietary databases and data; (e) all industrial designs and any registrations and applications therefor throughout the world; (f) Trade Secrets; (g) Software and data, databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise; (h) rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing anywhere in the world; (i) any and all other intellectual or industrial property rights protectable by applicable law in any jurisdiction; and (j) all issuances, renewals, registrations and applications of or for any of the foregoing.

“Intended Tax Treatment(s)” has the meaning specified in the Recitals.

“Interim Financial Statements” has the meaning specified in Section 6.04(b).

“Interim Financing” means any additional debt or equity financing the Company may from time to time raise, up to a maximum of twenty million dollars ($20,000,000).

“Interim Period” has the meaning specified in Section 6.01(a).

“Interim Period Option Issuance” has the meaning specified in Section 6.03(b)(a)(ii).

“Internal Reorganization” means those certain transactions undertaken by the Company and certain of its Subsidiaries pursuant to that Agreement and Plan of Merger dated December 23, 2024.

“International Trade Laws” means (a) all U.S. import and export Laws (including those Laws administered by the U.S. Departments of Commerce (Bureau of Industry and Security)) codified at 15 C.F.R., Parts 700-774; Homeland Security (Customs and Border Protection) codified at 19 C.F.R., Parts 1-192; State (Directorate of Defense Trade Controls) codified at 22 C.F.R., Parts 103, 120-130; and the Treasury (Office of Foreign Assets Control) codified at 31 C.F.R., Parts 500-598) and (b) all comparable applicable Laws outside the United States.

“IPO” means the initial public offering of Cayman Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of August 15, 2024 (File No. 333-280283).

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“IT Assets” technology, devices, computers, hardware, Software (including firmware and middleware), systems, sites, servers, networks, workstations, routers, hubs, circuits, switches, interfaces, websites, platforms, data communications lines, automated networks and control systems, cloud computing arrangements, and all other information or operational technology, telecommunications, or data processing assets, facilities, systems services, or equipment, and all data stored therein or processed thereby, and all associated documentation, in each case, owned or leased by, licensed to, or used by the Target Companies in the conduct of their respective businesses.

“JOBS Act” has the meaning specified in Section 5.06(f).

“K&S” has the meaning specified in Section 9.14(a)(i).

“Key Holders” means the Persons set forth on Section 1.1(a) of the Company Disclosure Letter.

Annex A-68

“Key Holders Lock-Up Agreement” has the meaning specified the Recitals.

“Knowledge” means, with respect to (a) the Company, the actual knowledge, after reasonable inquiry of such Person’s direct reports, of the individuals set forth on Schedule 10-A of the Company Disclosure Letter and (b) the Purchaser, the actual knowledge, after reasonable inquiry, of the individuals set forth on Schedule 10-A of the Purchaser Disclosure Letter.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or examination, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Letter of Instruction” has the meaning specified in Section 2.03(c).

“Letter of Transmittal” has the meaning specified in Section 2.03(b).

“Liabilities” means any and all liabilities, Indebtedness, Legal Proceedings or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due).

“Lien” means any mortgage, deed of trust, pledge, security interest, attachment, right of first refusal, right of first offer, option, proxy, voting trust, license, encumbrance, easement, covenant, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Current Government Contract” has the meaning specified in Section 4.10.

“Merger” has the meaning specified in the Recitals.

“Merger Sub” has the meaning specified in the Preamble.

“Modification in Recommendation” has the meaning specified in Section 6.13(b).

“Nasdaq” has the meaning specified in Section 5.06(a).

“NRC” means the United States Nuclear Regulatory Commission or any successor agency that regulates civilian nuclear energy activities in the United States.

“Nuclear Laws” means the Atomic Energy Act of 1954, as amended, and the relevant NRC implementing regulations.

“OFAC” has the meaning specified in Section 4.25(b).

“Off-the-Shelf Software” means “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available to the public on standard terms and conditions with an annual cost of less than $100,000 per year.

“Offer Documents” has the meaning specified in Section 6.13(a)(i).

“Open Source Software” means any code or software governed by any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License.

Annex A-69

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended. “Organizational Documents” shall be deemed to include the documents entered into by the Target Companies in connection with the Redomiciliation or the ExchangeCo Recapitalization.

“Other Indemnitors” has the meaning specified in Section 6.19(c).

“Outside Date” has the meaning specified in Section 8.01(c).

“Owned Intellectual Property” means any and all Intellectual Property which any of the Target Companies owns (or purports to own), in whole or in part, and includes the Company Software and all Company Registered IP.

“Party(ies)” has the meaning specified in the Preamble.

“Patents” has the meaning specified in the definition of “Intellectual Property”.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“PCAOB Financial Statements” has the meaning specified in Section 6.04(a).

“Per Share Base Consideration” has the meaning specified in Section 2.01.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not yet due and payable or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the applicable Target Company or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) zoning, entitlement, environmental or conservation restrictions and other land use and environmental regulations imposed by Governmental Authorities which, to the Knowledge of the Company, are not violated in any material respects; (d) non-monetary Liens of record, so long as such matters do not materially interfere with or detract from the Target Companies’ ability to conduct its business at such property; (e) all matters that would be disclosed on an accurate survey of the Target Companies’ real property; (f) Liens incurred or deposits made in the ordinary course of business in connection with social security; (g) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business; (h) Liens arising under this Agreement or any Ancillary Document; (i) non-exclusive licenses of Owned Intellectual Property granted to customers, vendors or service providers in the ordinary course of business; or (i) Liens disclosed in Section 4.03(b) of the Company Disclosure Letter.

“Person” means an individual, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PIPE Investment” has the meaning specified in the Recitals.

“PIPE Investors” has the meaning specified in the Recitals.

“PIPE Subscription Agreements” has the meaning specified in the Recitals.

Annex A-70

“Post-Closing Bylaws” has the meaning specified in Section 6.28.

“Post-Closing Charter” has the meaning specified in Section 6.28.

“Post-Closing Purchaser Board” has the meaning specified in Section 6.18(a).

“Proxy Statement” has the meaning specified in Section 6.13(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 6.13(a)(i).

“Public Certifications” has the meaning specified in Section 5.06(a).

“Purchaser” has the meaning specified in the Preamble.

“Purchaser Class A Ordinary Shares” means prior to the Domestication, Class A ordinary shares of the Purchaser, par value $0.0001 per share.

“Purchaser Class B Ordinary Shares” means prior to the Domestication, Class B ordinary shares of the Purchaser, par value $0.0001 per share.

“Purchaser Closing Certificate” has the meaning specified in Section 3.02(a).

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (a) at the time of disclosure by the Company or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (b) at the time of the disclosure by the Purchaser or its Representatives to the Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Disclosure Letter” has the meaning specified in the Preamble to Article V.

“Purchaser Material Adverse Effect” means any Event, that, individually or when aggregated with other changes, events, or occurrences, has had a materially adverse effect on the business, assets, financial condition or results of operations of the Purchaser; provided, however, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Purchaser Material Adverse Effect has occurred: (a) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Purchaser or Merger Sub; (b) the taking of any action required by this Agreement or any Ancillary Document; (c) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate; (d) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (e) the Redemption; (f) any breach of any covenants, agreements or obligations of any investor in any PIPE Investment, under any agreement related to financing the Company or Purchaser (including any breach of such Person’s obligations to fund any amounts thereunder when required); (g) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Authority after the date of this Agreement; (h) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; or (i) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world.

“Purchaser Ordinary Shares” means the Purchaser Class A Ordinary Shares and the Purchaser Class B Ordinary Shares.

“Purchaser SEC Reports” has the meaning specified in Section 5.06(a).

“Purchaser Shareholder Approval” means the approval of (a) those Transaction Proposals identified in clauses (B) and (C) and of Section 6.13(b), in each case, by special resolution under Cayman Islands Law, being an affirmative vote of the holders of a majority of at least two-thirds (2/3) of the outstanding Purchaser Ordinary Shares entitled to

Annex A-71

vote, who attend and vote thereupon (as determined in accordance with the Purchaser’s Organizational Documents) at the Purchaser Shareholders’ Meeting, (b) those Transaction Proposals identified in clauses (A), (D) (F) and (G) of Section 6.13(b), in each case, by an ordinary resolution under Cayman Islands Law, being an affirmative vote of the holders of at least a majority of the outstanding Purchaser Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Purchaser’s Organizational Documents), and (c) with respect to any other proposal proposed to the Purchaser Shareholders, the requisite approval required under the Purchaser’s Organizational Documents, the Cayman Companies Act or any other applicable Law, in each case, at a Purchaser Shareholders’ Meeting.

“Purchaser Shareholders” means the holders of the Purchaser Ordinary Shares.

“Purchaser Shareholders’ Meeting” has the meaning specified in Section 6.13(b).

“Purchaser Transaction Costs” means (a) all fees, costs and expenses of the Purchaser incurred prior to and through the Closing Date in connection with the negotiation, preparation, execution and performance of this Agreement, the other Ancillary Documents and the consummation of the Transactions and the Extension, whether paid or unpaid prior to the Closing, including any and all professional or transaction related costs, fees and expenses of legal, accounting and financial advisors, consultants, auditors, accountants and brokers, including any deferred underwriting commissions being held in the Trust Account (with respect to deferred underwritten expenses, not to exceed the amount set forth in Schedule 10.01-B of the Purchaser Disclosure Letter) and (b) any Indebtedness of the Purchaser owed to its Affiliates or stockholders pursuant to the Convertible Promissory Note.

“Redemption” has the meaning specified in the Recitals.

“Redemption Price” shall mean an amount equal to the price at which each Purchaser Class A Ordinary Share may be redeemed pursuant to the Redemption.

“Redomiciliation” means those certain transactions undertaken by the Company and certain of its Subsidiaries pursuant to that Arrangement Agreement dated December 13, 2023.

“Registration Rights Agreement” has the meaning specified in the Recitals.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Purchaser under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 6.13(a)(i).

“Related Person” means any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates and any immediate family member of any of the foregoing.

“Release” or “Released” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, migrating or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Legal Proceeding” means all actions to (a) clean up, remove, treat, or in any other way address any Hazardous Material, (b) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (d) correct or otherwise respond to a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Restricted Company Securityholders” has the meaning specified in the Recitals.

“Sanctioned Jurisdiction” has the meaning specified in Section 4.25(b).

“Sanctions Laws” means applicable trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (a) the United States (including without limitation the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, and the

Annex A-72

U.S. Department of Commerce), (b) the European Union and enforced by its member states, (c) the United Nations, (d) His Majesty’s Treasury, or (e) any country in which the Purchaser or any Target Company or any agent acting on behalf of the forgoing is performing activities.

“SDN List” has the meaning specified in Section 4.25(b).

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Signing Filing” has the meaning specified in Section 6.15(b).

“Signing Press Release” has the meaning specified in Section 6.15(b).

“Software” means any and all software, firmware and computer programs and applications, including any and all source code, descriptions, schematics, specifications, flow charts, object code, middleware, utilities, computer programs, application programming interfaces, algorithms, plugins, libraries, subroutines, tools, drivers, microcode, scripts, batch files, instruction sets and macros, models, methodologies and other work product used in design, plan, organize and develop any of the foregoing, in each case of the foregoing whether in source code, executable or object code form, documentation related thereto including user manuals, user documentation, and training materials, filed, records and other work product related to any of the foregoing and all software modules, tools and databases and collections of data.

“Sponsor” means HCM Investor Holdings II, LLC, a Cayman Islands limited liability company.

“Sponsor Lock-Up Agreement” has the meaning specified in the Recitals.

“Sponsor Share Conversion” has the meaning specified in the Recitals.

“Sponsor Support Agreement” has the meaning specified in the Recitals.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Supporting Company Stockholders” has the meaning specified in the Recitals.

“Surviving Company” has the meaning specified in the Recitals.

“Surviving Company Share” has the meaning specified in Section 1.02(d).

“Target Companies” means, collectively, the Company and its direct and indirect Subsidiaries, each of which is a “Target Company” for purposes of this Agreement.

“Tax Act” means the Income Tax Act, RSC 1985, c1 (5th Supp).

“Tax Return” means any return, form, declaration, election, disclosure, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

Annex A-73

“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto imposed by a Governmental Authority.

“TE Group” has the meaning specified in Section 9.14(a)(ii).

“TEI Securities” means, collectively, the Company Securities and the Exchangeable Shares.

“Top Customers” has the meaning specified in Section 4.24(a).

“Top Suppliers” has the meaning specified in Section 4.24(b).

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to Copyright, Trademark, or trade secret protection).

“Trademarks” has the meaning set for in the definition of “Intellectual Property”.

“Trading Day” means any day on which shares of Domesticated Purchaser Common Stock are actually traded on the principal securities exchange or securities market on which shares of Domesticated Purchaser Common Stock are then traded.

“Transaction Proposals” has the meaning specified in Section 6.13(b).

“Transaction Support Agreement” means that certain Transaction Support Agreement, dated as of the date hereof (as it may be amended or supplemented from time to time), by and between the Purchaser, the Company and the Supporting Company Stockholder party thereto.

“Transaction Support Agreement Deadline” has the meaning specified in Section 6.26(a).

“Transactions” has the meaning specified in the Recitals.

“Transfer Taxes” has the meaning specified in Section 6.11(c).

“Transferred Information” has the meaning specified in Section 9.17.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provisions or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Trust Account” means that certain trust account established pursuant to the Trust Agreement.

“Trust Agreement” has the meaning specified in Section 5.15.

“Trustee” has the meaning specified in Section 5.15.

“Update Schedule” has the meaning specified in Section 6.08(b).

“Warrant Agreement” means that certain Warrant Agreement, dated as of August 15, 2024, by and between the Purchaser and Continental, as warrant agent.

“Warrant Assignment and Assumption Agreement” has the meaning specified in the Recitals.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

Annex A-74

IN WITNESS WHEREOF, each Party hereto has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

The Purchaser:
HCM II Acquisition Corp.
By:	/s/ Shawn Matthews
Name:	Shawn Matthews
Title:	Chief Executive Officer
The Company:
Terrestrial Energy Inc.
By:	/s/ Simon Irish
Name:	Simon Irish
Title:	Chief Executive Officer
Merger Sub:
HCM II Merger Sub Inc.
By:	/s/ Shawn Matthews
Name:	Shawn Matthews
Title:	Chief Executive Officer

{Signature Page to Business Combination Agreement}

Annex A-75

Exhibit A

Form of Certificate of Merger

Annex A-76

Exhibit B

Transaction Support Agreements

Annex A-77

Exhibit C

Form of Registration Rights Agreement

Annex A-78

Exhibit D

Form of Sponsor Lock-Up Agreement

Annex A-79

FINAL FORM

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”), dated as of [•], is made and entered into by and among HCM II Acquisition Corp., a Delaware corporation (“SPAC”) (formerly a Cayman Islands exempted company limited by shares, prior to its domestication as a Delaware corporation), and HCM Investor Holdings II LLC, a Cayman Islands limited liability company (the “Sponsor” and, together with any Person who hereafter becomes a party to this Agreement pursuant to Section 2 or Section 7 of this Agreement, the “Securityholders” and each, a “Securityholder”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined herein).

WHEREAS, simultaneously with the execution and delivery of this Agreement, SPAC and Terrestrial Energy Inc., a Delaware corporation (“TEI”) are consummating a business combination (the “Business Combination”) pursuant to that certain Business Combination Agreement, dated as of March 25, 2025 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among SPAC, TEI, and HCM II Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of SPAC;

WHEREAS, immediately prior to the Business Combination, SPAC transferred by way of continuation to and domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the Companies Act (As Revised) of the Cayman Islands (the “Domestication”);

WHEREAS, prior to the Domestication, the Sponsor owned (i) 5,750,000 Purchaser Class B Ordinary Shares and (ii) 4,275,000 Purchaser Private Placement Warrants;

WHEREAS, (i) immediately prior to the Domestication, each then issued and outstanding Purchaser Class B Ordinary Share converted automatically, on a one-for-one basis, into one (1) Purchaser Class A Ordinary Share and (ii) immediately following such conversion, in connection with the Domestication, (a) each then issued and outstanding Purchaser Class A Ordinary Share converted automatically, on a one-for-one basis, into one (1) share of Domesticated Purchaser Common Stock and (b) each then issued and outstanding Cayman Purchaser Warrant converted automatically into a Domesticated Purchaser Warrant, following which the Sponsor will own (i) 5,750,000 shares of Domesticated Purchaser Common Stock (the “Lock-Up Shares”) and (ii) 4,275,000 Domesticated Purchaser Warrants (the “Lock-Up Warrants”); and

WHEREAS, in connection with the Business Combination, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of equity interests in SPAC.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, hereby agree as follows:

1. Transfer Restrictions.

(i)          Subject to the exceptions set forth herein, each Securityholder agrees not to, without the prior written consent of the board of directors of SPAC, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any Lock-Up Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Shares or (iii) take any action in furtherance of any of the matters described in the foregoing clauses (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) prior to the date that is the earliest of (a) the twelve (12) month anniversary of the date hereof, and (b) following the 180th day following the date hereof, (i) with respect to 50% of the Lock-Up Shares, the date on which the VWAP equals or exceeds $15.00 per share (subject to equitable adjustment), and (ii) with respect to 100% of the Lock-Up Shares, the date on which the VWAP equals or exceeds $20.00 per share (subject to equitable adjustment) (the “Common Stock Lock-Up Period”).”

Annex A-80

(ii)         Each Securityholder further agrees not to Transfer any Lock-Up Warrants (or any shares of Domesticated Purchaser Common Stock issued or issuable upon the exercise of such Lock-Up Warrants), prior to the date that is the earliest of (a) the twelve (12) month anniversary of the date hereof, and (b) following the 180th day following the date hereof, (i) with respect to 50% of the Lock-Up Warrants, the date on which the VWAP equals or exceeds $15.00 per share (subject to equitable adjustment), and (ii) with respect to 100% of the Lock-Up Warrants, the date on which the VWAP equals or exceeds $20.00 per share (subject to equitable adjustment) (the “Warrant Lock-Up Period” and, each of the Common Stock Lock-Up Period and the Warrant Lock-Up Period, a “Lock-Up Period”).

(iii)        For the purposes of this Agreement, “Principal Market” means the Nasdaq Capital Market; provided, however, that in the event Domesticated Purchaser’s Common Stock is ever listed or traded on an alternative market, then the “Principal Market” shall mean such alternative market on which Domesticated Purchaser’s Common Stock is then listed or traded.

(iv)        For the purposes of this Agreement, “VWAP” means, for the Domesticated Purchaser Common Stock for a period of 20 Business Days ending on any given determination date, the dollar volume-weighted average price for the Domesticated Purchaser Common Stock on the Principal Market, for such period, as reported by Bloomberg through its “AQR” function (excluding, for the avoidance of doubt, the opening and closing print of each VWAP purchase date), or any successor thereto. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

2. Permitted Transfers. The restrictions set forth in Section 1 shall not apply to:

(i)          Transfers of any securities other than (a) the Lock-Up Shares, (b) the Lock-Up Warrants, (c) any shares of Domesticated Purchaser Common Stock issued or issuable upon the exercise of such Lock-Up Warrants, (d) any securities that may be acquired by Securityholders upon the exercise, conversion or redemption of any of the securities described in clauses (a), (b) or (c), and (e) any other equity security of SPAC issued or issuable with respect to any securities referenced in clauses (a), (b), (c) or (d) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction;

(ii)         Transfers to SPAC’s officers or directors, any Affiliate or family member of any of SPAC’s officers or directors, any members or partners of the Sponsor or their Affiliates, any Affiliates of the Sponsor, or any employees of such Affiliates;

(iii)        In the case of an individual, Transfers to any Affiliates or family members of the Securityholder;

(iv)        Transfers to any investment funds or vehicles controlled or managed by the Securityholder or any of its Affiliates;

(v)         Transfers by gift to a trust, the beneficiary of which is a Person to whom a Transfer would be permitted under Section 2(iii), or to a charitable organization;

(vi)        in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of such individual;

(vii)       in the case of an individual, Transfers pursuant to a qualified domestic relations order;

(viii)      Transfers to a nominee or custodian of a Person to whom a Transfer would be permitted under Section 2(iii);

(ix)        by private sales or transfers made in connection with any forward purchase agreement or similar arrangement at prices no greater than the price at which the Lock-Up Shares or Lock-Up Warrants (as applicable) were originally purchased;

(x)         Transfers in connection with any legal, regulatory or other order;

Annex A-81

(xi)        in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(xii)       in the case of an entity, Transfers as part of a distribution to members, partners, shareholders or equityholders of the Securityholder;

(xiii)      in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(xiv)      the exercise of stock options or warrants to purchase shares of Domesticated Purchaser Common Stock or the vesting of stock awards relating to shares of Domesticated Purchaser Common Stock and any related Transfer of shares of Domesticated Purchaser Common Stock in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (y) for the purpose of paying the exercise price of such options or warrants, it being understood that all shares of Domesticated Purchaser Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Agreement during the Lock-Up Period;

(xv)       Transfers to SPAC pursuant to any contractual arrangement in effect as of the date hereof that provides for the repurchase by SPAC or forfeiture of shares of Domesticated Purchaser Common Stock or other securities convertible into, or exercisable, redeemable or exchangeable for, Domesticated Purchaser Common Stock in connection with the termination of the Securityholder’s service to SPAC or its Subsidiaries (including, for the avoidance of doubt, TEI);

(xvi)      the entry, by the Securityholder, at any time after the closing of the Business Combination, of any trading plan providing for the sale of shares of Domesticated Purchaser Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any shares of Domesticated Purchaser Common Stock during any applicable Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during any applicable Lock-Up Period;

(xvii)     Transfers in the event of the completion of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of SPAC’s securityholders having the right to exchange their shares of Domesticated Purchaser Common Stock for cash, securities or other property; and

(xviii)    Transfers to satisfy any U.S. federal, state, or local income tax obligations of a Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, and such change prevents the Domestication or the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Domestication and the Merger do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction.

provided, however, that (A) in the case of clauses (ii) through (xii), as a prerequisite to such Transfer, such permitted transferee(s) must enter into joinder to this Agreement, substantially in the form of Exhibit A hereto, in order to become a “Securityholder” for purposes of this Agreement. For purposes of this Section 2, “family member” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the Securityholder, and lineal descendant (including by adoption) of the Securityholder or of any of the foregoing persons.

3. Termination. This Agreement shall terminate upon the earlier of (i) the expiration of the Common Stock Lock-Up Period, (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the date hereof that results in all of the public stockholders of SPAC having the right to exchange their shares of Domesticated Purchaser Common Stock for cash securities or other property and (iii) the liquidation of SPAC.

Annex A-82

4. Prohibited Transfers. In furtherance of the foregoing, SPAC, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement.

5. Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by SPAC and the Securityholders holding a majority of the aggregate number of shares of Domesticated Purchaser Common Stock then held by all Securityholders as to which this Agreement has not been terminated, executed in the same manner as this Agreement and which makes reference to this Agreement.

6. Entire Agreement. This Agreement and the documents or instruments referred to herein embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the parties hereto with respect to the subject matter contained herein.

7. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the parties hereto, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning party of its obligations hereunder.

8. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

9. Jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 9.

10. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

11. Counterparts. This Agreement (and any joinder to this Agreement) may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision

Annex A-83

is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

13. Liability. The liability of any Securityholder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Securityholder be liable for any other Securityholder’s breach of such other Securityholder’s obligations under this Agreement.

[Remainder of page intentionally left blank]

Annex A-84

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SPAC:
HCM II ACQUISITION CORP.
By:
Name:
Title:

[Signature Page to Sponsor Lock-Up Agreement]

Annex A-85

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

SPONSOR:
HCM Investor Holdings II LLC
By:
Name:
Title:

[Signature Page to Sponsor Lock-Up Agreement]

Annex A-86

EXHIBIT A

JOINDER TO LOCKUP AGREEMENT

[•], 20__

Reference is made to the Lockup Agreement, dated as of [•], by and among [Entity Name] (the “Company”) and the Securityholders (as defined therein) from time to time party thereto (as amended, supplemented or otherwise modified from time to time, the “Lockup Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lockup Agreement.

Each of the Company and the undersigned holder of equity interests in the Company (the “New Securityholder”) agrees that this Joinder to the Lockup Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

The New Securityholder hereby agrees to and does become party to the Lockup Agreement as a Securityholder. This Joinder shall serve as a counterpart signature page to the Lockup Agreement and by executing below, the New Securityholder is deemed to have executed the Lockup Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank.]

Annex A-87

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.

[ENTITY NAME]
By:
Name:
Title:
new securityholder:
[•]
By:
Name:
Title:

[Signature Page to Joinder to Sponsor Lock-Up Agreement]

Annex A-88

Exhibit E

Form of Key Holders Lock-Up Agreement

Annex A-89

Annex B

CERTIFICATE OF MERGER

OF

HCM II MERGER SUB INC.
(a Delaware corporation)

WITH AND INTO

TERRESTRIAL ENERGY INC.
(a Delaware corporation)

* * * * * * * * * *
In accordance with the provisions of § 251 of the
General Corporation Law of the
State of Delaware
* * * * * * * * * *

Terrestrial Energy Inc., a corporation duly organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), desiring to merge HCM II Merger Sub Inc. (“Merger Sub”), a Delaware corporation, with and into the Corporation, pursuant to Title 8, § 251(c) of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY as follows:

FIRST: The name and state of incorporation of each constituent corporation of the merger (the “Merger”) are as follows:

NAME	STATE OF INCORPORATION
Terrestrial Energy Inc.	Delaware
HCM II Merger Sub Inc.	Delaware

SECOND: An Agreement and Plan of Merger (the “Merger Agreement”) among the parties thereto has been approved, adopted, executed and acknowledged by the Corporation, in accordance with the requirements of § 251 of the General Corporation Law of the State of Delaware, and by Merger Sub, in accordance with the requirements of § 251 and § 228 of the General Corporation Law of the State of Delaware.

THIRD: Under the terms of the Merger Agreement, Merger Sub will merge with and into the Corporation, with the Corporation being the surviving corporation. The name of the surviving corporation of the Merger is Terrestrial Energy Inc., a Delaware corporation (the “Surviving Corporation”). Upon the effective time of the Merger, the name of the Surviving Corporation shall be changed to Terrestrial Energy Development Inc.

FOURTH: At the effective time of the merger, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as attached hereto as Exhibit A and as so amended and restated shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

FIFTH: An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation, 9319 Robert D Snyder Road, Portal 316, Charlotte, NC 28223, and a copy of the Merger Agreement will be furnished by the Surviving Corporation, upon request and without cost, to any stockholder of any constituent corporation.

SIXTH: The merger shall be effective at [•], Eastern Time, on [•].

*            *            *            *            *

Annex B-1

IN WITNESS WHEREOF, the undersigned, for the purpose of effectuating the merger of the constituent corporations, pursuant to the General Corporation Law of the State of Delaware, under penalties of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true and accordingly has hereunto signed this Certificate of Merger this ____ day of _______, 202__.

By:
Authorized Officer
Name:
Print or Type

[Signature page to Terrestrial Energy Inc. — Certificate of Merger]

Annex B-2

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

See attached.

Annex B-3

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
TERRESTRIAL ENERGY DEVELOPMENT INC.

Terrestrial Energy Development Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.      The name of the Corporation is “Terrestrial Energy Development Inc.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 8, 2023 (the “Original Certificate”).

2.      The Amended and Restated Certificate of Incorporation of the Corporation, which restated and integrated and further amended the Original Certificate, was filed with the Secretary of State of the State of Delaware on April 5, 2024 (the “First Amended and Restated Certificate”).

3.      This Second Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the First Amended and Restated Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

4.      The text of the First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

The name of this corporation is Terrestrial Energy Development Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 131 Continental Drive, Suite 301, Newark, New Castle County, Delaware 19713. The name of its registered agent at such address is Incorp Services, Inc.

ARTICLE III

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE IV

This Corporation is authorized to issue Common Stock. The total number of shares that the Corporation is authorized to issue is one thousand (1,000) shares of Common Stock, each having a par value of $0.001.

ARTICLE V

A.     The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors (the “Board”). The number of directors that shall constitute the whole Board shall be fixed by the Board in the manner provided in the bylaws of the Corporation.

B.     Election of directors need not be by ballot unless the bylaws so provide.

ARTICLE VI

The Board may from time to time adopt, amend, alter, supplement, rescind or repeal any or all of the bylaws of the Corporation without any action on the part of the stockholders; provided, however, that the stockholders may adopt, amend or repeal any bylaw adopted by the Board, and no amendment or supplement to the bylaws adopted by the Board shall vary or conflict with any amendment or supplement adopted by the stockholders. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited, as applicable, to the fullest extent permitted by the DGCL as amended.

Annex B-4

ARTICLE VII

To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment or repeal of this Article VII shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

ARTICLE VIII

A.     The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (except for judgments, fines and amounts paid in settlement in any action or suit by or in the right of the Corporation to procure a judgment in its favor) actually and reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section VIII.C, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

B.     To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VIII or otherwise.

C.     If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

D.     The rights conferred on any Covered Person by this Article VIII shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

E.      The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other entity or enterprise.

F.      Any amendment or repeal of the foregoing provisions of this Article VIII shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.

G.     This Article VIII shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE IX

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

ARTICLE X

The Corporation elects not to be governed by Section 203 of the DGCL.

Annex B-5

Annex C

CERTIFICATE OF INCORPORATION

OF

HCM II ACQUISITION CORP.

* * * * *

ARTICLE I
NAME

The name of the Corporation is HCM II Acquisition Corp. (the “Corporation”).

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is [•]. The name of the registered agent of the Corporation in the State of Delaware at such address is [•].

ARTICLE III
PURPOSE

A.   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

B.   The Corporation is to have perpetual existence.

ARTICLE IV
CAPITAL STOCK

A.   The total number of shares of all classes of stock that the Corporation shall have authority to issue is 501,000,000, which shall be divided into two classes as follows:

500,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”); and

1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

B.   The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, which number the Board of Directors may, except where otherwise provided in the designation of such series, increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) and as may be permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding. Except as otherwise expressly provided in this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock (a “Preferred Stock Designation”)), no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Certificate of Incorporation.

C.   Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock that is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms, number of shares, powers, designations, preferences or relative, participating,

Annex C-1

optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereof, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

D.   Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Preferred Stock Designation).

E.   Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, property or shares of stock of the Corporation, dividends and other distributions may be declared and paid ratably on the Common Stock out of the assets of the Corporation that are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

F.    Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

G.   The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto) on a one vote per share basis, and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any Preferred Stock Designation).

ARTICLE V
AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

A.   In addition to any vote required by applicable law or this Certificate of Incorporation (including any Preferred Stock Designation), the amendment, alteration, repeal or rescission of, in whole or in part, or the adoption of any provision inconsistent with, the following provisions in this Certificate of Incorporation shall require the affirmative vote of the holders of at least 66⅔% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: this Article V, Article VI, Article VII, Article VIII, and Section B of Article X.

B.   The Board of Directors is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. In addition to any vote of the holders of any class or series of capital stock of the Corporation required by this Certificate of Incorporation (including any Preferred Stock Designation), by the Bylaws or applicable law, the affirmative vote of the holders of at least 66⅔% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

Annex C-2

ARTICLE VI
BOARD OF DIRECTORS

A.   Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be fixed from time to time solely by resolution of the majority of the Board of Directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

B.   Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board of Directors shall be and is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the entire Board of Directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III at the time such classification becomes effective.

C.   Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided, that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.

D.   Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring on the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

E.   Any director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then outstanding shares of stock of the Corporation entitled to vote on the election of such director, voting together as a single class.

F.    Elections of directors need not be by written ballot unless the Bylaws shall so provide.

G.   Pursuant to the Bylaws, the Board of Directors may establish one or more committees to which may be delegated any or all of the powers and duties of the Board of Directors to the full extent permitted by law.

ARTICLE VII
LIMITATION OF DIRECTOR AND OFFICER LIABILITY

A.   To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty owed to the Corporation or its stockholders. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Annex C-3

B.   To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification and advancement of expenses) through provisions of the Bylaws, agreements with such persons, vote of stockholders or disinterested directors, or otherwise. Any repeal or modification of this provision shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

C.   Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director or officer of the Corporation existing at the time of such amendment, repeal, adoption or modification.

ARTICLE VIII
CONSENT OF STOCKHOLDERS IN LIEU OF MEETING, ANNUAL AND
SPECIAL MEETINGS OF STOCKHOLDERS

A.   Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in lieu of a meeting of stockholders by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate(s) of designation relating to such series of Preferred Stock.

B.   Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by the Chief Executive Officer, the President, the Board of Directors, the Chairperson of the Board of Directors, or any other person designated by the Board of Directors, but such special meetings may not be called by stockholders or any other person or persons.

C.   An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution adopted by the Board or a duly authorized committee thereof.

ARTICLE IX
MISCELLANEOUS

A.   If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

B.   Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if such court does not have subject matter jurisdiction another state or federal court (as appropriate) located within the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Corporation or any current or former director or officer of the Corporation arising pursuant to any provision of the DGCL or this Certificate

Annex C-4

of Incorporation or the Bylaws (as either may be amended and/or restated from time to time), (iv) any action asserting a claim governed by the internal affairs doctrine, or (v) any action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, except for any action asserted to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or, in each case, rules and regulations promulgated thereunder, for which there is exclusive federal jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a claim arising under the Securities Act of 1933.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of Section B of this Article X.

C.   The name and mailing address of the sole incorporator is as follows: [•]

* * *

This Certificate of Incorporation shall be effective on [•], 2025 at [•] a.m. (Eastern Time).

[Remainder of Page Intentionally Left Blank]

Annex C-5

IN WITNESS WHEREOF, HCM II Acquisition Corp. has caused this Certificate of Incorporation to be executed by its duly authorized officer on this day of [•], 2025.

HCM II Acquisition Corp.
By:
Incorporator
Name:
Print or Type

Annex C-6

Annex D

HCM II ACQUISITION CORP.

BYLAWS

(as adopted and effective as of [•], 2025)

STOCKHOLDERS MEETINGS		D-1
1.	Time and Place of Meetings.	D-1
2.	Annual Meetings.	D-1
3.	Special Meetings.	D-1
4.	Notice of Meetings.	D-1
5.	Inspectors.	D-1
6.	Quorum.	D-1
7.	Voting List.	D-2
8.	Voting; Proxies.	D-2
9.	Order of Business.	D-2
10.	Notice of Stockholder Proposals.	D-3
11.	Notice of Directors Nominations.	D-5
12.	Additional Provisions Relating to the Notice of Stockholder Business and Director Nominations.	D-6
13.	Record Dates.	D-7
14.	Recesses and Adjournments.	D-8
DIRECTORS		D-8
15.	Function.	D-8
16.	Number, Election and Terms.	D-8
17.	Removal.	D-8
18.	Resignation.	D-8
19.	Regular Meetings.	D-8
20.	Special Meetings.	D-8
21.	Quorum; Voting.	D-8
22.	Participation in Meetings by Remote Communications.	D-9
23.	Committees.	D-9
24.	Compensation.	D-9
25.	Rules.	D-9
26.	Chairperson; Vice Chairperson.	D-9
27.	Indemnification.	D-9
NOTICES		D-11
28.	Generally.	D-11
29.	Waivers.	D-11
OFFICERS		D-11
30.	Generally.	D-11
31.	Compensation.	D-12
32.	Succession.	D-12
33.	Authority and Duties.	D-13
STOCK		D-13
34.	Certificates.	D-13
35.	Lost, Stolen or Destroyed Certificates.	D-13
36.	Transfers	D-13
GENERAL		D-13
37.	Fiscal Year.	D-13
38.	Reliance upon Books, Reports and Records.	D-13
39.	Amendments.	D-14
40.	Severability	D-14
41.	Certain Defined Terms	D-14

Annex D-i

STOCKHOLDERS MEETINGS

1.           Time and Place of Meetings. All meetings of stockholders will be held at such time and place, within or without the State of Delaware, as may be designated by the Board of Directors (the “Board”) of HCM II Acquisition Corp., a Delaware corporation (the “Corporation”), from time to time in such manner as set forth in the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”). Notwithstanding the foregoing, the Board may, in its sole discretion, determine that a meeting of stockholders will not be held at any place, but may instead be held by means of remote communications in a manner consistent with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), subject to such guidelines and procedures as the Board may adopt from time to time. The Board may cancel or reschedule to an earlier or later date any previously scheduled annual or special meeting of stockholders.

2.           Annual Meetings. At each annual meeting of stockholders, the stockholders will elect the directors from the nominees for director, to succeed those directors whose terms expire at such meeting and will transact such other business, in such case as may properly be brought before the meeting in accordance with Sections 9, 10, 11 and 12. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders, before or after the notice for such meeting has been sent to the stockholders.

3.           Special Meetings. A special meeting of stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation, in each case to transact only such business as is specified in the notice of such meeting.

4.           Notice of Meetings. Notice of every meeting of stockholders, stating the place, if any, date and time thereof, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, will be given, in a form permitted by Section 28 or by the DGCL, not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder of record entitled to vote at such meeting, except as otherwise provided by law. When a meeting is recessed or adjourned to another place, date, or time, notice need not be given of the recessed or adjourned meeting if the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such recessed or adjourned meeting, are (a) announced at the meeting at which the recess or adjournment is taken (b) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (c) set forth in the notice of meeting; provided, however, that if the recess or adjournment is for more than thirty (30) days, or if after the recess or adjournment a new record date is fixed for the recessed or adjourned meeting, written notice of the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such recessed or adjourned meeting, must be given in conformity herewith.

5.           Inspectors. The Board will, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer of the meeting will appoint one or more inspectors to act at the meeting. The inspector shall have the duties prescribed by law and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law. Every vote taken by ballots shall be counted by a duly appointed inspector or duly appointed inspectors.

6.           Quorum. Except as otherwise provided by law, the Certificate of Incorporation, these bylaws (“Bylaws”), or in a certificate of designation of a series of preferred stock filed by the Board pursuant to the DGCL (“Preferred Stock Designation”), the holders of a majority in voting power of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, will constitute a quorum at a meeting of stockholders for the transaction of business thereat; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law, the Certificate of Incorporation, these Bylaws, or in a Preferred Stock Designation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the Corporation issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such

Annex D-1

matter. A quorum, once established, will not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. If, however, such a quorum shall not be present or represented at any meeting of the stockholders, the presiding officer of the meeting shall have the power to recess or adjourn the meeting from time to time, in the manner provided in Section 14, until a quorum is present or represented. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

7.           Voting List. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting, (a) on a reasonably accessible electronic network as permitted by applicable law (provided that the information required to gain access to the list is provided with the notice of the meeting), or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is held at a location where stockholders may attend in person, a list of stockholders entitled to vote at the meeting shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present at the meeting. If the meeting is held solely by means of remote communication, then the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access the list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 7 or to vote in person or by proxy at any meeting of stockholders. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list.

8.           Voting; Proxies.

(a)         General. Except as otherwise provided by law, by the Certificate of Incorporation, in these Bylaws, or in a Preferred Stock Designation, each stockholder will be entitled at every meeting of the stockholders to one (1) vote for each share of stock having voting power standing in the name of such stockholder on the books of the Corporation on the record date for the meeting and such votes may be cast either in person or by proxy. Every proxy must be authorized in a manner permitted by Section 212 of the DGCL (or any successor provision) and may be documented, signed and delivered in accordance with Section 116 of the DGCL (or any successor provision) provided that such authorization shall set forth, or be delivered with, information enabling the Corporation to reasonably determine the identity of the stockholder granting such authorization.

(b)         Vote Required for Stockholder Action. When a quorum is present at any meeting of stockholders, the affirmative vote of a majority of the votes properly cast on the matter (excluding any abstentions or broker non-votes) will be the act of the stockholders with respect to all matters other than the election of directors (who will be elected by a plurality of all votes properly cast), except as otherwise provided in these Bylaws, the Certificate of Incorporation, a Preferred Stock Designation, the rules or regulations of any stock exchange applicable to the Corporation, or by law.

9.           Order of Business.Meetings of stockholders shall be presided over by the Chairperson, if any, or in his or her absence, by the Vice Chairperson, if any, or in his or her absence, by the Chief Executive Officer, or in his or her absence, by the President, or in his or her absence, by a Vice President, or in the absence of the foregoing persons by a chairperson designated by the Board, or in the absence of such designation, by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting. Unless otherwise determined by the Board prior to the meeting, the presiding person of any meeting of stockholders will also determine the order of business and have the authority in his or her sole discretion to determine the rules of procedure and regulate the conduct of the meeting, including without limitation by: (a) imposing restrictions on the persons (other than stockholders of the Corporation or their duly appointed proxy holders) that may attend the meeting; (b) ascertaining whether any stockholder or his or her proxy holder may be excluded from the meeting based upon any determination by the presiding officer, in his or her sole discretion, that any such person has disrupted or is likely to disrupt the proceedings thereat; (c) determining the circumstances in which any person may make a statement or ask questions at the meeting; (d) ruling on all procedural questions that may arise during or in connection with the meeting; (e) determining whether any nomination or business

Annex D-2

proposed to be brought before the meeting has been properly brought before the meeting; and (f) determining the time or times at which the polls for voting at the meeting will be opened and closed.

10.         Notice of Stockholder Proposals.

(a)         Business to Be Conducted at Annual Meeting. At an annual meeting of stockholders, only such business may be conducted as has been properly brought before the meeting. To be properly brought before an annual meeting, business (other than the nomination of a person for election as a director, which is governed by Section 11, and, to the extent applicable, Section 12), must be (i) brought before the meeting by or at the direction of the Board or (ii) otherwise properly brought before the meeting by a stockholder who (A) has complied with all applicable requirements of this Section 10 and Section 12 in relation to such business, (B) was a stockholder of record of the Corporation at the time of giving the notice required by Section 12(a) and is a stockholder of record of the Corporation at the time of the annual meeting, and (C) is entitled to vote at the annual meeting. For the avoidance of doubt, the foregoing clause (ii) will be the exclusive means for a stockholder to submit business before an annual meeting of stockholders (other than proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”) and included in the notice of meeting given by or at the direction of the Board).

(b)         Required Form for Stockholder Proposals. To be in proper form, regardless of whether the subject matter is already the subject of any notice to stockholders from the Board, a stockholder’s notice to the Secretary must set forth in writing, on the form provided to the stockholder upon written request to the Secretary and verification that the requesting party is a stockholder or is acting on behalf of a stockholder, including the following information, which must be updated and supplemented, if necessary, so that the information provided or required to be provided will be true and correct on the record date of the annual meeting and as of such date that is ten (10) business days prior to the annual meeting or any adjournment or postponement thereof; which update shall be delivered to the Secretary no later than five (5) business days after the record date for the annual meeting and not later than eight (8) business days prior to the date of the annual meeting.

(i)          Information Regarding the Proposing Person. As to each Proposing Person (as such term is defined in Section 12(d)(ii)):

(A)        the name and address of such Proposing Person, as they appear on the Corporation’s stock transfer book;

(B)         the class, series and number of shares of the Corporation directly or indirectly beneficially owned or held of record by such Proposing Person (including any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership, whether such right is exercisable immediately or only after the passage of time);

(C)         a representation (1) that the stockholder giving the notice is a holder of record of stock of the Corporation entitled to vote at the annual meeting and intends to appear at the annual meeting to bring such business before the annual meeting and (2) as to whether any Proposing Person intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of the Corporation entitled to vote and required to approve the proposal and, if so, identifying such Proposing Person;

(D)        a description of any (1) option, warrant, convertible security, stock appreciation right or similar right or interest (including any derivative securities, as defined under Rule 16a-1 under the Exchange Act or other synthetic arrangement having characteristics of a long position), assuming for purposes of these Bylaws presently exercisable, with an exercise or conversion privilege or a settlement or payment mechanism at a price related to any class or series of securities of the Corporation or with a value derived in whole or in part from the value of any class or series of securities of the Corporation, whether or not such instrument or right is subject to settlement in whole or in part in the underlying class or series of securities of the Corporation or otherwise, directly or indirectly held of record or owned beneficially by such Proposing Person and whether or not such Proposing Person may have entered into transactions that hedge or mitigate the economic effects of such security or instrument and (2) each other direct or indirect right or interest that may enable such Proposing Person to profit or share in any profit derived from, or to manage the risk or benefit from, any increase or decrease in the value of the Corporation’s securities, in each case regardless of whether (x) such right or interest conveys any voting rights in such security to such Proposing Person, (y) such right or interest is required to be, or is capable of being, settled through delivery of such security, or (z) such

Annex D-3

Proposing Person may have entered into other transactions that hedge the economic effect of any such right or interest (any such right or interest referred to in this clause (D) being a “Derivative Interest”);

(E)         any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which the Proposing Person has a right to vote any shares of the Corporation or which has the effect of increasing or decreasing the voting power of such Proposing Person;

(F)         any contract, agreement, arrangement, understanding or relationship including any repurchase or similar so called “stock borrowing” agreement or arrangement, the purpose or effect of which is to mitigate loss, reduce economic risk or increase or decrease voting power with respect to any capital stock of the Corporation or which provides any party, directly or indirectly, the opportunity to profit from any decrease in the price or value of the capital stock of the Corporation;

(G)        any material pending or threatened legal proceeding involving the Corporation, any affiliate of the Corporation or any of their respective directors or officers, to which such Proposing Person or its affiliates is a party;

(H)        any rights directly or indirectly held of record or beneficially by the Proposing Person to dividends on the shares of the Corporation that are separated or separable from the underlying shares of the Corporation;

(I)          any equity interests, including any convertible, derivative or short interests, in any principal competitor of the Corporation;

(J)          any performance-related fees (other than an asset-based fee) to which the Proposing Person or any affiliate or immediate family member of the Proposing Person may be entitled as a result of any increase or decrease in the value of shares of the Corporation or Derivative Interests;

(K)        a representation whether the stockholder, the beneficial owner, if any, on whose behalf the nomination or other business proposal is being made, any control person, or any other participant (as defined in Item 4 of Schedule 14A under the Exchange Act) will engage in a solicitation with respect to such nomination or other business proposal and, if so, the name of each participant in such solicitation; and a statement: (1) confirming whether, the stockholder, beneficial owner, or any control person intends, or is part of a group that (x) in the case of a nomination, intends to solicit proxies or votes in support of such director nominees or nomination in accordance with Rule 14a-19 under the Exchange Act, including but not limited to, delivering a proxy statement and form of proxy and soliciting at least the percentage of the voting power of all of the shares of the stock of the Corporation required under applicable law to elect the nominee, and (y) in the case of a business proposal, intends to deliver a proxy statement and form of proxy and solicit at least the percentage of voting power of all of the shares of stock of the Corporation required under applicable law to approve the proposal; and (2) whether or not any such stockholder, beneficial owner, or any control person intends to otherwise solicit proxies from stockholders in support of such nomination or other business proposal; and

(L)         any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) of the Exchange Act to be made in connection with a general solicitation of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting.

(ii)         Information Regarding the Proposal: As to each item of business that the stockholder giving the notice proposes to bring before the annual meeting:

(A)        a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons why such stockholder or any other Proposing Person believes that the taking of the action or actions proposed to be taken would be in the best interests of the Corporation and its stockholders;

(B)         a description in reasonable detail of any material interest of any Proposing Person in such business and a description in reasonable detail of all agreements, arrangements and understandings among the Proposing Persons or between any Proposing Person and any other person or entity (including their names) in connection with the proposal; and

Annex D-4

(C)         the text of the proposal or business (including the text of any resolutions proposed for consideration).

(c)         No Right to Have Proposal Included. A stockholder is not entitled to have its proposal included in the Corporation’s proxy statement and form of proxy solely as a result of such stockholder’s compliance with the foregoing provisions of this Section 10.

(d)         Requirement to Attend Annual Meeting. If a stockholder does not appear at the annual meeting to present its proposal, such proposal will be disregarded (notwithstanding that proxies in respect of such proposal may have been solicited, obtained or delivered).

11.         Notice of Directors Nominations.

(a)         Nomination of Directors. Subject to the rights, if any, of any series of Preferred Stock to nominate or elect directors under circumstances specified in a Preferred Stock Designation, only persons who are nominated in accordance with the procedures set forth in this Section 11 will be eligible to serve as directors. Nominations of persons for election as directors of the Corporation may be made only at an annual meeting of stockholders and only (i) by or at the direction of the Board or (ii) by a stockholder who (A) has complied with all applicable requirements of this Section 11 and Section 12 in relation to such nomination, (B) was a stockholder of record of the Corporation at the time of giving the notice required by Section 12(a) and is a stockholder of record of the Corporation at the time of the annual meeting, (C) is entitled to vote at the annual meeting and (D) subject to Section 12, has nominated a number of nominees that does not exceed the number of directors that will be elected at such meeting.

(b)         Required Form for Director Nominations. To be in proper form, a stockholder’s notice to the Secretary must set forth in writing, substantially in the form provided to the stockholder upon written request to the Secretary, which form shall be provided only upon the receipt of evidence reasonably satisfactory to the Secretary verifying that the requesting party is a stockholder or is acting on behalf of a stockholder:

(i)          Information Regarding the Nominating Person. As to each Nominating Person (as such term is defined in Section 12(d)(iii)), the information set forth in Section 10(b)(i) (except that for purposes of this Section 11, the term “Nominating Person” will be substituted for the term “Proposing Person” in all places where it appears in Section 10(b)(i) and any reference to “business” or “proposal” therein will be deemed to be a reference to the “nomination” contemplated by this Section 11).

(ii)         Information Regarding the Nominee: As to each person whom the stockholder giving notice proposes to nominate for election as a director:

(A)        all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice pursuant to Section 10(b)(i) if such proposed nominee were a Nominating Person;

(B)         all information relating to such proposed nominee that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) under the Exchange Act to be made in connection with a general solicitation of proxies for an election of directors in a contested election (including such proposed nominee’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected);

(C)         a reasonably detailed description of all direct and indirect compensation and other material monetary agreements, arrangements or understandings during the past three years, any other material relationships, between or among such Nominating Person and its affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee and his or her affiliates, associates or others acting in concert therewith, on the other hand, including all information that would be required to be disclosed pursuant to Items 403 and 404 under Regulation S-K if the stockholder giving the notice or any other Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant;

(D)        a completed questionnaire (in the form provided by the Secretary upon written request) with respect to the identity, background and qualification of the proposed nominee and the background of any other person or entity on whose behalf the nomination is being made; and

Annex D-5

(E)         a written representation and agreement (in the form provided by the Secretary upon written request) that the proposed nominee (1) is qualified and if elected intends to serve as a director of the Corporation for the entire term for which such proposed nominee is standing for election, (2) is not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (y) any Voting Commitment that could limit or interfere with the proposed nominee’s ability to comply, if elected as a director of the Corporation, with the proposed nominee’s fiduciary duties under applicable law, (3) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (4) has read and, if elected as a director of the Corporation, the proposed nominee would be in compliance and will comply, with all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

The Corporation may require any proposed nominee to furnish such other information as may be reasonably required by the Corporation to determine the qualifications and eligibility of such proposed nominee to serve as a director.

(c)         No Right to Have Nominees Included. A stockholder is not entitled to have its nominees included in the Corporation’s proxy statement solely as a result of such stockholder’s compliance with the foregoing provisions of this Section 11.

(d)         Requirement to Attend Annual Meeting. If a stockholder does not appear at the annual meeting to present its nomination, such nomination will be disregarded (notwithstanding that proxies in respect of such nomination may have been solicited, obtained or delivered).

12.         Additional Provisions Relating to the Notice of Stockholder Business and Director Nominations.

(a)         Timely Notice. To be timely, a stockholder’s notice required by Section 10(a) or Section 11(a) must be delivered to or mailed and received by the Secretary at the principal executive offices of the Corporation not less than one hundred twenty (120) nor more than one hundred fifty (150) days prior to the first anniversary of the preceding year’s annual meeting of stockholders (which date shall, for purposes of the Corporation’s annual meeting of stockholders in the year 2026, be deemed to have occurred on [•], 2025); provided, however, that if the date of the annual meeting is scheduled for a date more than thirty (30) days prior to or more than sixty (60) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the one hundred twentieth (120th) day prior to such annual meeting and the tenth (10th) day following the day on which public disclosure of the date of such meeting is first made. In no event will a recess or adjournment of an annual meeting (or any announcement of any such recess or adjournment) commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Notwithstanding the foregoing, in the event the number of directors to be elected to the Board at the annual meeting is increased by the Board, and there is no public announcement by the Corporation naming the nominees for the additional directors at least one hundred thirty (130) days prior to the first anniversary of the date on which the Corporation held the preceding year’s annual meeting of stockholders, a stockholder’s notice pursuant to Section 11(a) will be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to or mailed and received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b)         Updating Information in Notice. A stockholder providing notice of business proposed to be brought before an annual meeting pursuant to Section 10 or notice of any nomination to be made at an annual meeting pursuant to Section 11 must further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to Section 10 or Section 11, as applicable, is true and correct as of the record date for notice of the meeting and as of the date that is ten (10) days prior to the meeting or any recess, adjournment or postponement thereof. Any such update and supplement must be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation, as promptly as practicable.

Annex D-6

(c)         Determinations of Form, Effect of Noncompliance, Etc.

(i)          The presiding officer of any annual meeting will, if the facts warrant, determine that a proposal was not made in accordance with the procedures prescribed by Section 10 and this Section 12 or that a nomination was not made in accordance with the procedures prescribed by Section 11 and this Section 12, and if he or she should so determine, he or she will so declare to the meeting and the defective proposal or nomination, as applicable, will be disregarded. Notwithstanding anything in these Bylaws to the contrary: (i) no nominations shall be made or business shall be conducted at any annual meeting or special meeting except in accordance with the procedures set forth in Sections 10, 11 and 12, and (ii) unless otherwise required by law, if a Proposing Person intending to propose business or a Nominating Person intending to make nominations at an annual meeting or special meeting pursuant to Sections 10, 11 and 12, as applicable, does not provide the information required under Sections 10, 11 and 12 to the Corporation in accordance with the applicable timing requirements set forth in these Bylaws, or the Proposing Person or Nominating Person (or a qualified representative thereof) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been received by the Corporation.

(ii)         Notwithstanding the provisions of Sections 10, 11 and 12 and unless otherwise required by law, (A) if any Proposing Person (1) provides notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to any nomination or business proposal and (2) subsequently fails to comply with the requirements of Rule 14a-19 under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Proposing Person has met the requirements of Rule 14a-19(a)(3) under the Exchange Act), then each applicable nomination or business proposal shall be disregarded, notwithstanding that the applicable nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any annual meeting (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded).

(d)         Certain Definitions.

(i)          For purposes of Sections 10, 11 and 12, “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Bloomberg, Associated Press or comparable national news service or in a document filed by the Corporation with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Exchange Act or furnished by the Corporation to stockholders.

(ii)         For purposes of Sections 10 and 12, “Proposing Person” means (A) the stockholder providing the notice of business proposed to be brought before an annual meeting, (B) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is given, and (C) any Affiliate or Associate (each within the meaning of Rule 12b-2 under the Exchange Act) of such stockholder or beneficial owner.

(iii)        For purposes of Sections 11 and 12, “Nominating Person” means (A) the stockholder providing the notice of the nomination proposed made to be at an annual meeting, (B) the beneficial owner or beneficial owners, if different, on whose behalf the notice of nomination proposed to be made at the annual meeting is given, and (C) any Affiliate or Associate (each within the meaning of Rule 12b-2 under the Exchange Act) of such stockholder or beneficial owner.

13.         Record Dates.

(a)         Voting Record Dates. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders, the Board may fix a record date, which will not precede the date upon which the Board resolution fixing the same is adopted and will not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders will be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders will apply to any recess or adjournment of the meeting; provided, however, that the Board may fix a new record date for the determination of

Annex D-7

stockholders entitled to vote at the recessed or adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to such notice of such recessed or adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 13(a) at the recessed or adjourned meeting.

(b)         Payment Record Dates. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date will not be more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose will be at the close of business on the day on which the Board adopts the resolution relating thereto.

(c)         Identity of Registered Holder. The Corporation will be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes, and will not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation has notice thereof, except as expressly provided by applicable law.

14.         Recesses and Adjournments. A meeting of stockholders may be recessed or adjourned from time to time by the presiding officer of the meeting. Upon any recessed or adjourned meeting being reconvened, any business may be transacted which properly could have been transacted in the absence of such recess or adjournment.

DIRECTORS

15.         Function. The business and affairs of the Corporation will be managed under the direction of the Board.

16.         Number, Election and Terms. Subject to the rights, if any, of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, and to the minimum and maximum number of authorized directors provided in the Certificate of Incorporation, the authorized number of directors may be fixed from time to time only by a resolution adopted by the Board. The directors, other than those who may be elected by the holders of any series of the Preferred Stock, will be classified with respect to the time for which they severally hold office in accordance with the provisions of the Certificate of Incorporation.

17.         Removal. Directors may be removed from office only in the manner provided in the Certificate of Incorporation and applicable law.

18.         Resignation. Any director may resign at any time upon notice given in writing or by electronic transmission to the Chairperson, if any, the President, the Chief Executive Officer or the Secretary. Any resignation is effective when the resignation is delivered to the Corporation unless the resignation specifies a later effective date or an effective date that is contingent upon the occurrence or non-occurrence of one or more specified events.

19.         Regular Meetings. Regular meetings of the Board may be held immediately after the annual meeting of the stockholders and at such other time and place either within or without the State of Delaware as may from time to time be determined by the Board. Notice of regular meetings of the Board need not be given.

20.         Special Meetings.Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chief Executive Officer, President, any Vice President, the Secretary, or by any member of the Board.

21.         Quorum; Voting. At all meetings of the Board, a majority of the directors at any time in office will constitute a quorum of the Board for the transaction of business. Except for action to be taken by committees of the Board as provided in Section 23, and except as otherwise provided by the DGCL, the Certificate of Incorporation or these Bylaws, the act of a majority of the directors present at any meeting at which there is a quorum will be the act of the Board. If a quorum is not present at any meeting of the Board, the directors present thereat may adjourn the meeting from time to time to another place, time, or date, without notice other than announcement at the meeting, until a quorum is present. Unless otherwise restricted by the Certificate of Incorporation, these Bylaws or applicable law, any action required to be taken at a meeting of the Board or any committee thereof, may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission

Annex D-8

and any consent may be documented, signed and delivered in accordance with applicable law. After an action is taken by unanimous written consent, such consent shall be filed with the minutes of proceedings for the Board or committee in accordance with applicable law.

22.         Participation in Meetings by Remote Communications. Members of the Board or any committee designated by the Board may participate in a meeting of the Board or any such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting will constitute presence in person at the meeting.

23.         Committees. The Board may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Board. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Unless the Board provides otherwise, each committee designated by the Board may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures, each committee shall conduct its business in the same manner as the Board conducts its business. Any resolution of the Board establishing or directing any committee of the Board or establishing or amending the charter of any such committee may establish requirements or procedures relating to the governance and/or operation of such committee that are different from, or in addition to, those set forth in these Bylaws and, to the extent that there is any inconsistency between these Bylaws and any such resolution or charter, the terms of such resolution or charter shall be controlling.

24.         Compensation. The Board may establish the compensation of directors, including without limitation compensation for membership on the Board and on committees of the Board, attendance at meetings of the Board or committees of the Board, and for other services provided to the Corporation or at the request of the Board.

25.         Rules. The Board may adopt rules and regulations for the conduct of meetings and the oversight of the management of the affairs of the Corporation.

26.         Chairperson; Vice Chairperson. The Board of Directors may appoint from its members a Chairperson and a Vice Chairperson, neither of whom need be an employee or officer of the Corporation. If the Board of Directors appoints a Chairperson, such Chairperson shall perform such duties and possess such powers as are assigned by the Board of Directors. If the Board of Directors appoints a Vice Chairperson, such Vice Chairperson shall perform such duties and possess such powers as are assigned by the Board of Directors. Unless otherwise provided by the Board of Directors, the Chairperson or, in his or her absence, the Vice Chairperson, if any, shall preside at all meetings of the Board of Directors.

27.         Indemnification.

(a)         Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or an officer of the Corporation (including any constituent corporation absorbed in a merger) or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation (including any such constituent corporation) as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, if permitted, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred

Annex D-9

or suffered by such indemnitee in connection therewith; provided, however, that, except with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)         Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 27(a), an indemnitee shall also have the right to be paid by the Corporation, to the fullest extent not prohibited by applicable law, the expenses (including attorney’s fees) incurred by indemnitee in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Section 27 (which shall be governed by Section 27(c) (hereinafter an “advancement of expenses”)); provided, however, that, if the DGCL requires or in the case of an advancement of expenses made in a proceeding brought to establish or enforce a right to indemnification or advancement of expenses, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified under Section 27(a) and Section 27(b) or otherwise.

(c)         Right of Indemnitee to Bring Suit. If a claim under Section 27(a) or Section 27(b) is not paid in full by the Corporation within (i) sixty (60) days after a written claim for indemnification has been received by the Corporation or (ii) thirty (30) days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section 27 or otherwise shall be on the Corporation.

(d)         Indemnification Not Exclusive. The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Section 27, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Section 27, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

(e)         Corporate Obligations; Reliance. The rights granted pursuant to the provisions of this Section 27 shall vest at the time a person becomes a director or officer of the Corporation and shall be deemed to create a binding contractual obligation on the part of the Corporation to the persons who from time to time are elected as officers or directors of the Corporation, and such persons in acting in their capacities as officers or directors of the Corporation or any subsidiary shall be entitled to rely on such provisions of this Section 27 without giving notice thereof to the Corporation. Such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Section 27 that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

(f)          Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Annex D-10

(g)         Indemnification of Employees and Agents of the Corporation and Others. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any person (in addition to an indemnitee) serving at the request of the Corporation as an officer, director, employee or agent of any other enterprise to the fullest extent of the provisions of this Section 27 with respect to the indemnification and advancement of expenses of indemnitees hereunder.

NOTICES

28.         Generally.

(a)         Form of Notices. Except as otherwise provided by law, these Bylaws, or the Certificate of Incorporation, whenever by law or under the provisions of the Certificate of Incorporation or these Bylaws notice is required to be given to any director or stockholder, it will not be construed to require personal notice, but such notice may be given in writing, by mail or courier service or, to the extent permitted by the DGCL, by electronic transmission, addressed to such director or stockholder. Any notice sent to stockholders by mail or courier service shall be sent to the address of such stockholder as it appears on the records of the Corporation, with postage thereon prepaid, and such notice will be deemed to be given at the time when the same is deposited in the United States mail or with the courier service. Notices sent by electronic transmission shall be deemed effective as set forth in Section 232 of the DGCL. For purposes of this Section 28, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

(b)         Notices to Directors. Notices to directors may be given by mail or courier service, telephone, electronic transmission or as otherwise may be permitted by these Bylaws.

29.         Waivers. Whenever any notice is required to be given by law or under the provisions of the Certificate of Incorporation or these Bylaws, a waiver thereof in writing, signed by the person entitled to such notice, or a waiver by electronic transmission by the person entitled to such notice, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to such notice. Attendance of a person at a meeting will constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

OFFICERS

30.         Generally.

(a)         The officers of the Corporation will be elected by the Board and will consist of officers with titles and duties as determined by the Board, but in any case shall include a Chief Executive Officer (which may be the President), a President, a Treasurer and a Secretary, all of whom shall be elected at the annual meeting of the Board. The Board may also choose one or more Vice Presidents (who may be given particular designations with respect to authority, function, or seniority), one or more Assistant Secretaries, one or more Assistant Treasurers and such other officers as the Board may from time to time determine. Notwithstanding the foregoing, the Board may authorize the Chief Executive Officer to appoint any person to any office other than the Secretary or Treasurer. Any number of offices may be held by the same person. Any of the offices may be left vacant from time to time as the Board may determine. In the case of the absence or disability of any officer of the Corporation or for any other reason deemed sufficient by a majority of the Board, the Board may delegate the absent or disabled officer’s powers or duties to any other officer or to any director.

(b)         Chief Executive Officer. Unless the Board has designated another person as the Corporation’s Chief Executive Officer, the President shall be the Chief Executive Officer of the Corporation. The Chief Executive Officer shall have general charge and supervision of the business of the Corporation subject to the direction of the Board and shall perform all duties and have all powers that are commonly incident to the office of chief executive or that are delegated to such officer by the Board. The Chief Executive Officer may sign bonds, mortgages, certificates for shares and all other contracts and documents whether or not under the seal of the Corporation except in cases where the signing and execution thereof shall be expressly delegated by law, by the Board or by these Bylaws to some other officer or agent of the Corporation.

Annex D-11

(c)         President. In the absence of the Chief Executive Officer or in the event of his inability or refusal to act, the President shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. At all other times the President shall have the active management of the business of the Corporation under the general supervision of the Chief Executive Officer or the Board of Directors. The President shall have concurrent power with the Chief Executive Officer to sign bonds, mortgages, certificates for shares and other contracts and documents, whether or not under the seal of the Corporation except in cases where the signing and execution thereof shall be expressly delegated by law, by the Board, or by these Bylaws to some other officer or agent of the Corporation. In general, the President shall perform all duties incident to the office of president and such other duties as the Chief Executive Officer (if the President is not the Chief Executive Officer) or the Board may from time to time prescribe.

(d)         Vice Presidents. Each Vice President shall have such powers and perform such duties as may be assigned to him or her from time to time by the Board or the Chief Executive Officer (or the President if there is no Chief Executive Officer). The Board may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board.

(e)         Secretary; Assistant Secretary. The Secretary, or an Assistant Secretary, shall attend all sessions of the Board and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform like duties for committees when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and meetings of the Board, and shall perform such other duties as may be assigned by the Board. The Secretary, or an Assistant Secretary, shall keep in safe custody the seal of the Corporation and have authority to affix the seal to all documents requiring it and attest to the same.

(f)          Treasurer; Assistant Treasurer. The Treasurer, or an Assistant Treasurer, shall have the custody of the corporate funds and other property of the Corporation, except as otherwise provided by the Board, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board. The Treasurer, or an Assistant Treasurer, shall disburse the funds of the Corporation as may be ordered by the Board, taking proper vouchers for such disbursements, and whenever requested by the Board, shall render an account of all his or her transactions as treasurer and of the financial condition of the Corporation, and shall perform such other duties as may be assigned by the Board.

(g)         Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding the provisions herein.

(h)         Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer, the President, any Vice President or any other officer authorized to do so by the Board and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any company in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board may, by resolution, from time to time confer like powers upon any other person or persons.

31.         Compensation. The compensation of all executive officers of the Corporation will be fixed by the Board or by a committee of the Board. The Board may fix or delegate the power to fix, the compensation of other officers and agents of the Corporation to an officer of the Corporation.

32.         Succession. The officers of the Corporation will hold office until their successors are elected and qualified or until such officer’s earlier death, resignation or removal. Any officer may be removed at any time by the

Annex D-12

Board. Any vacancy occurring in any office of the Corporation may be filled by the Board or may, in the Board’s discretion, be left unfilled for such period as the Board may determine other than the offices of Chief Executive Officer, President, Treasurer and Secretary. Any officer of the Corporation may resign at any time by giving written notice of his or her resignation to the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon receipt unless such notice provides that the resignation is effective at some later time or upon the occurrence of some later event.

33.         Authority and Duties. Each of the officers of the Corporation will have such authority and will perform such duties as are customarily incident to their respective offices or as may be specified from time to time by the Board.

STOCK

34.         Certificates. The Board may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares. Certificates, if any, representing shares of stock of the Corporation will be in such form as is determined by the Board, subject to applicable legal requirements. Each such certificate shall be numbered and shall be signed by, or in the name of the Corporation by, the Chairperson, if any, or the President or the Chief Executive Officer or the Chief Financial Officer, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary. Any or all of the signatures on a certificate may be a facsimile or electronic signature. In case any officer, transfer agent or registrar who has signed or whose facsimile or electronic signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

35.         Lost, Stolen or Destroyed Certificates. The Secretary may direct a new certificate or certificates or uncertificated shares to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact, satisfactory to the Secretary, by the person claiming the certificate of stock to be lost, stolen or destroyed. As a condition precedent to the issuance of a new certificate or certificates, the Secretary may require the owners of such lost, stolen or destroyed certificate or certificates to give the Corporation a bond in such sum and with such surety or sureties as the Secretary may direct as indemnity against any claims that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of the new certificate or uncertificated shares.

36.         Transfers. Shares of stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of shares shall be made (a) upon the books of the Corporation only by the holder of record thereof, or by a duly authorized agent, transferee or legal representative and (b) in the case of certificated shares, upon the surrender to the Corporation of the certificate or certificates for such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or is transfer agent may reasonably require. No transfer shall be made that is inconsistent with the provisions of applicable law.

GENERAL

37.         Fiscal Year. The fiscal year of the Corporation will end on December 31 of each calendar year or such other date as may be fixed from time to time by the Board.

38.         Reliance upon Books, Reports and Records. Each director, each member of a committee designated by the Board, and each officer of the Corporation will, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports, or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person or entity as to matters the director, committee member, or officer believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Annex D-13

39.         Amendments. Notwithstanding any other provision of these Bylaws, any alteration, amendment or repeal of these Bylaws, or the adoption of new Bylaws, shall require the approval of the Board or the stockholders of the Corporation as provided by the Certificate of Incorporation (including any applicable Preferred Stock Designation) and applicable law.

40.         Severability. If any provision of these Bylaws shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Certificate of Incorporation, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these Bylaws (including without limitation, all portions of any section of these Bylaws containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation, that are not themselves invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation) shall remain in full force and effect.

41.         Certain Defined Terms. Capitalized terms used herein and not otherwise defined have the meanings given to them in the Certificate of Incorporation. The use of the term “days” within these Bylaws, other than when referred to as “business days”, shall mean calendar days. The use of “business days” shall mean days other than Saturday, Sunday, and any day designated as a federal holiday as observed by the SEC. The use of “including” shall mean, including without limitation.

Annex D-14

Annex E

EXECUTION VERSION

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”) is dated as of March 26, 2025, by and among HCM Investor Holdings II, LLC, a Cayman Islands limited liability company (the “Sponsor”), HCM II Acquisition Corp., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing) (the “Purchaser”), and Terrestrial Energy Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, as of the date hereof, the Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 5,750,000 Purchaser Class B Ordinary Shares (which constitute all of the outstanding Purchaser Class B Ordinary Shares) and 4,275,000 Purchaser Private Placement Warrants (collectively, the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Purchaser, the Company and HCM II Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of the Purchaser, have entered into the Business Combination Agreement (as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which, among other transactions, the Purchaser and the Company intend to consummate a business combination; and

WHEREAS, as an inducement to the Purchaser and the Company to enter into the Business Combination Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, hereby agree as follows:

ARTICLE I
SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Business Combination Agreement. The Sponsor hereby acknowledges that it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. The Sponsor shall be bound by, be subject to and comply with Sections 6.06 (No Solicitation), 6.15 (Public Announcements), 6.16 (Confidential Information) and 9.17 (Transferred Information) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if the Sponsor was an original signatory to the Business Combination Agreement with respect to such provisions.

Section 1.2 No Transfer.

(a) Unless otherwise deemed a Permitted Transfer (as defined below), during the period commencing on the date hereof and ending on the earliest of (a) the Closing, (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 8.01 (Termination) thereof and (c) the liquidation of the Purchaser (the earliest of (a), (b) and (c), the “Expiration Time”), the Sponsor shall not, without the prior written consent of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Securities owned by the Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities owned by the Sponsor or (iii) take any action in furtherance of any of the matters described in the foregoing clause (i) or (ii) (each, a “Transfer”). The Sponsor agrees to promptly notify the Company in writing of any Permitted Transfer.

Annex E-1

(b) “Permitted Transfer” means any Transfer of Subject Securities: (i) to (A) any officer or director of the Purchaser, the Company or the Sponsor, (B) any Affiliates or family members of the officers or directors of the Purchaser, the Company or the Sponsor, or (C) any direct or indirect partners, members or equity holders of the Sponsor or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates (including, for the avoidance of doubt, where such Person is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership); (ii) to a nominee or custodian of a Person to whom a Transfer would be permitted under clause (i); (iii) in connection with any legal, regulatory or other order; (iv) to a third party in connection with any non-redemption, backstop arrangement or other similar arrangement; (v) as otherwise mutually agreed upon between the Sponsor, the Purchaser and the Company; or (vi) to the Purchaser, the Company or the Sponsor; provided, however, that in the case of clauses (i) through (vi), as a precondition to such Transfer, such transferee must enter into a written agreement with the Company and the Purchaser agreeing to assume all of the obligations under this Agreement with respect to such Subject Securities and to be bound by the transfer restrictions set forth in this Agreement (to the extent applicable); provided, further, that, no Transfer permitted under this Section 1.2 shall relieve Sponsor or any holder of Subject Securities pursuant to a Permitted Transfer of its obligations under this Agreement.

Section 1.3 New Shares. In the event that (a) any Purchaser Ordinary Shares, Purchaser Warrants or other equity securities of the Purchaser are issued to the Sponsor after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of, on or affecting the Purchaser Ordinary Shares or the Purchaser Warrants owned by the Sponsor or otherwise, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any Purchaser Ordinary Shares, Purchaser Warrants or other equity securities of the Purchaser after the date of this Agreement, or (c) the Sponsor acquires the right to vote or share in the voting of any Purchaser Ordinary Shares or other equity securities of the Purchaser after the date of this Agreement (such Purchaser Ordinary Shares, Purchaser Warrants or other equity securities of the Purchaser, collectively, the “New Securities”), then such New Securities acquired or purchased by the Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities owned by the Sponsor as of the date hereof.

Section 1.4 Closing Date Deliverables. On the Closing Date, the Sponsor shall deliver to the Purchaser and the Company a duly executed copy of the Registration Rights Agreement and the Sponsor Lock-Up Agreement.

Section 1.5 Agreements.

(a) At any meeting of the Purchaser Shareholders, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the Purchaser Shareholders is sought, the Sponsor shall (i) appear at each such meeting or otherwise cause all of its Subject Securities, which are entitled to vote, to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Subject Securities, which are entitled to vote:

(i) in favor of each Transaction Proposal;

(ii) against any Alternative Transaction or any proposal relating to an Alternative Transaction (in each case, other than the Transaction Proposals);

(iii) against any merger agreement or merger (other than the Business Combination Agreement and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Purchaser;

(iv) against any change in the business, management or board of directors of the Purchaser (other than in connection with the Transaction Proposals or pursuant to the Business Combination Agreement or the Ancillary Documents);

(v) against any proposal, action or agreement that would (A) impede, interfere, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the Transactions, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Purchaser under the Business Combination Agreement, (C) result in any of the conditions set forth in Article VII (Closing Conditions) of the Business Combination Agreement not being fulfilled, (D) result in a breach of any

Annex E-2

covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement or the Purchaser contained in the Business Combination Agreement or (E) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, the Purchaser; and

(vi) in favor of any proposal to adjourn a meeting at which there is a proposal for shareholders of the Company to approve and adopt the Transaction Proposals to a later date if there are not sufficient votes to approve and adopt the Transaction Proposals or if there are not sufficient shares present in person or represented by proxy at such meeting to constitute a quorum.

The Sponsor hereby agrees that the Sponsor shall not commit or agree to take any action inconsistent with the foregoing.

(b) The Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, the Insider Letter (as defined below), including the obligations of the Sponsor pursuant to Section 1 therein to not redeem any Purchaser Ordinary Shares owned by the Sponsor in connection with the Transactions.

Section 1.6 No Challenges. The Sponsor agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Purchaser, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into this Agreement, the Business Combination Agreement or the Transactions. Notwithstanding anything herein to the contrary, nothing in this Agreement shall limit or restrict the ability of the Sponsor to enforce its rights under this Agreement or any other Ancillary Document to which such Person is a party or seek any other remedies with respect to any breach of this Agreement or such other Ancillary Document by any other party hereto or thereto, including by commencing any action in connection therewith.

Section 1.7 Further Assurances. The Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws, or as reasonably requested by the Company, to effect the actions set forth herein and to consummate the transactions contemplated hereby on the terms and subject to the conditions set forth herein and the Transactions on the terms and subject to the conditions set forth in the Business Combination Agreement.

Section 1.8 No Inconsistent Agreement. The Sponsor hereby represents and covenants that the Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Sponsor’s obligations hereunder.

Section 1.9 Appraisal Rights. The Sponsor hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the Transactions that it may have with respect to the Subject Securities under applicable Law.

Section 1.10 Insider Letter. Neither the Sponsor nor the Purchaser shall amend, terminate or otherwise modify that certain letter agreement, dated as of August 15, 2024, by and among the Purchaser, the Sponsor and certain of the Purchaser’s current and former officers and directors (the “Insider Letter”) without the Company’s prior written consent.

Section 1.11 Waiver of Anti-Dilution Provision. The Sponsor hereby (but subject to the consummation of the Transactions) waives (for itself, for its successors, heirs and assigns), to the fullest extent permitted by law and the amended and restated memorandum and articles of association of the Purchaser (as may be amended from time to time, the “Articles”), any and all anti-dilution rights with respect to the rate that the Purchaser Class B Ordinary Shares held by the Sponsor convert into Purchaser Class A Ordinary Shares in connection with the transactions contemplated by the Business Combination Agreement. The waiver specified in this Section 1.11 shall be applicable only in connection with the Transactions and the transactions contemplated by this Agreement (and any Purchaser Class A Ordinary Shares, shares of Domesticated Purchaser Common Stock or equity-linked securities issued in connection with the Transactions and the transactions contemplated by this Agreement) and shall be void and of no force and effect if the Business Combination Agreement shall be terminated for any reason.

Section 1.12 Conversion of Purchaser Class B Ordinary Shares. The Sponsor hereby agrees that, not prior to the Business Day following the Redemption, and immediately prior to the Domestication, the Purchaser Class B Ordinary Shares held by the Sponsor shall automatically convert into Purchaser Class A Ordinary Shares pursuant to

Annex E-3

the Articles. The conversion specified in this Section 1.12 shall be applicable only in connection with the Transactions and the transactions contemplated by this Agreement and shall be void and of no force and effect if the Business Combination Agreement shall be terminated for any reason.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsor. The Sponsor represents and warrants as of the date hereof to the Purchaser and the Company as follows:

(a) Organization; Due Authorization. The Sponsor is duly organized, validly existing and in good standing as a limited liability company under the Laws of the jurisdiction in which it is formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of the Sponsor. This Agreement has been duly executed and delivered by the Sponsor and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Sponsor.

(b) Ownership. The Sponsor is the record and beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of, and has good title to, all of the Subject Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Agreement, (ii) the Purchaser’s Organizational Documents, (iii) the Business Combination Agreement, (iv) the Insider Letter, (v) the Sponsor’s Organizational Documents, (vi) agreements between the Sponsor and its members or (vii) any applicable securities Laws. The Subject Securities are the only equity securities in the Purchaser owned of record or beneficially by the Sponsor on the date of this Agreement, and none of the Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder and under the Insider Letter. Other than the Subject Securities, the Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Purchaser or any equity securities convertible into, or which can be exchanged for, equity securities of the Purchaser.

(c) No Conflicts. The execution and delivery of this Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Sponsor or the Sponsor’s Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement.

(d) Adequate Information. The Sponsor has been furnished or given access to adequate information concerning the business and financial condition of Purchaser and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon Purchaser or the Company and based on such information as the Sponsor has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Sponsor acknowledges that Purchaser and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Sponsor acknowledges that the agreements contained herein with respect to the Subject Securities are irrevocable and result in the waiver of any right of the undersigned to demand appraisal in connection with the Transactions under applicable Law.

(e) Litigation. There are no Legal Proceedings pending against the Sponsor, or to the knowledge of the Sponsor threatened against the Sponsor, before (or, in the case of threatened Legal Proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenge or seek to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement.

Annex E-4

(f) Brokerage Fees. Except as described on Section 5.16 (Finders and Broker) of the Purchaser Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Sponsor, for which the Purchaser or any of its Affiliates may become liable.

(g) Acknowledgment. The Sponsor understands and acknowledges that each of the Purchaser and the Company is entering into the Business Combination Agreement in reliance upon the Sponsor’s execution and delivery of this Agreement.

ARTICLE III
MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Expiration Time, (b) the liquidation of the Purchaser and (c) the written agreement of the Sponsor, the Purchaser, and the Company. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.2 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.3 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 3.4 Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the Purchaser, the Company and the Sponsor.

Section 3.5 Miscellaneous. Sections 9.02 (Notices), 9.05 (Governing Law), 9.06 (Jurisdiction), 9.07 (Waiver of Jury Trial), 9.09 (Severability), 9.11 (Entire Agreement), 9.12 (Interpretation), 9.13 (Counterparts) and 9.15 (Waiver of Claims Against Trust) of the Business Combination Agreement are each hereby incorporated into this Agreement (including any relevant definitions contained in any such Sections), mutatis mutandis.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

Annex E-5

IN WITNESS WHEREOF, the Sponsor, the Purchaser and the Company have each caused this Agreement to be duly executed as of the date first written above.

SPONSOR:
HCM Investor Holdings II, LLC
By:	/s/ Shawn Matthews
Name:	Shawn Matthews
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Annex E-6

IN WITNESS WHEREOF, the Sponsor, the Purchaser and the Company have each caused this Agreement to be duly executed as of the date first written above.

PURCHASER:
HCM II Acquisition Corp.
By:	/s/ Shawn Matthews
Name:	Shawn Matthews
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Annex E-7

IN WITNESS WHEREOF, the Sponsor, the Purchaser and the Company have each caused this Agreement to be duly executed as of the date first written above.

COMPANY:
Terrestrial Energy Inc.
By:	/s/ Simon Irish
Name:	Simon Irish
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Annex E-8

Annex F

TRANSACTION SUPPORT AGREEMENT

This Transaction Support Agreement (this “Agreement”) is dated as of _______, 2025, by and among HCM II Acquisition Corp., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing) (the “Purchaser”), [NAME] (the “Supporting Stockholder”) and Terrestrial Energy Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, as of the date hereof, the Supporting Stockholder is the holder of such number and type of TEI Securities as are indicated opposite his, her or its name on Schedule I attached hereto (collectively, and together with any TEI Securities issued or issuable upon conversion, exchange, vesting or otherwise in respect of such TEI Securities, the “Subject Securities”);

WHEREAS, in connection with the execution and delivery of this Agreement, the Purchaser, the Company and HCM II Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of the Purchaser, have entered into the Business Combination Agreement (as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), dated as of March 26, 2025, pursuant to which, among other transactions, the Purchaser and the Company intend to consummate a business combination; and

WHEREAS, as an inducement to the Purchaser and the Company to enter into the Business Combination Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, hereby agree as follows:

ARTICLE I
VOTING AND SUPPORT AGREEMENT; COVENANTS

Section 1.1       Binding Effect of Business Combination Agreement. The Supporting Stockholder hereby acknowledges that he, she or it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with his, her or its tax and legal advisors. The Supporting Stockholder shall be bound by, be subject to and comply with Sections 6.06 (No Solicitation), 6.15(a) (Public Announcements), and 6.16 (Confidential Information) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if the Supporting Stockholder was an original signatory to the Business Combination Agreement with respect to such provisions.

Section 1.2       New Securities. In the event that (a) any TEI Securities or other equity securities of the Company or a Subsidiary of the Company are issued to the Supporting Stockholder after the date of this Agreement pursuant to any dividend, split, recapitalization (including the ExchangeCo Recapitalization), reclassification, combination or exchange of, on or affecting the TEI Securities owned by the Supporting Stockholder or otherwise, (b) the Supporting Stockholder purchases, receives gratuitously or otherwise acquires beneficial ownership of any TEI Securities after the date of this Agreement, or (c) the Supporting Stockholder acquires the right to vote or share in the voting of any TEI Securities or other equity securities of the Company or a Subsidiary of the Company after the date of this Agreement (such TEI Securities or other equity securities of the Company, or a Subsidiary of the Company collectively, the “New Securities”), then such New Securities acquired or purchased by the Supporting Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities owned by the Supporting Stockholder as of the date hereof.

Section 1.3       Supporting Stockholder Agreements. At any meeting of the stockholders of the Company or any Subsidiary of the Company, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company or any Subsidiary of the Company is sought, the Supporting Stockholder shall (i) appear at each such meeting or otherwise cause all of its

Annex F-1

Subject Securities, which are entitled to vote, to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Subject Securities, which are entitled to vote:

(a)      to the extent any approval or adoption is required or sought, to approve and adopt (i) the Business Combination Agreement and the consummation of the Transactions, and (ii) the ExchangeCo Recapitalization;

(b)      against any Alternative Transaction or any proposal relating to an Alternative Transaction;

(c)      against any merger agreement or merger (other than the Business Combination Agreement and the Transactions or the ExchangeCo Recapitalization), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company;

(d)      against any change in the business or board of directors of the Company (other than as contemplated or permitted to be taken pursuant to the Business Combination Agreement, the Ancillary Documents or the ExchangeCo Recapitalization);

(e)      against any proposal, action or agreement that would (A) impede, interfere, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the Transactions, in each case, in any material respect, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Business Combination Agreement that would result in any of the conditions set forth in Article VII (Closing Conditions) of the Business Combination Agreement not being fulfilled, (C) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Supporting Stockholder contained in this Agreement or the Company contained in the Business Combination Agreement or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, the Company; and

(f)      in favor of any proposal to adjourn a meeting at which there is a proposal for stockholders of the Company or any Subsidiary of the Company to approve and adopt the Business Combination Agreement and the consummation of the Transactions or the ExchangeCo Recapitalization to a later date if there are not sufficient votes to approve and adopt the Business Combination Agreement or approve the consummation of any transactions contemplated by the ExchangeCo Recapitalization if there are not sufficient shares present in person or represented by proxy at such meeting to constitute a quorum.

The Supporting Stockholder hereby agrees that he, she or it shall not commit or agree to take any action inconsistent with the foregoing.

Section 1.4       No Challenges. The Supporting Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Purchaser, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into this Agreement, the Business Combination Agreement, the Transactions or the ExchangeCo Recapitalization.

Section 1.5       Further Assurances. The Supporting Stockholder shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws, or as reasonably requested by the Purchaser or the Company, to effect (a) the actions set forth herein and to consummate the transactions contemplated hereby on the terms and subject to the conditions set forth herein, (b) the Transactions on the terms and subject to the conditions set forth in the Business Combination Agreement and the Ancillary Documents, and (c) the ExchangeCo Recapitalization.

Section 1.6       No Inconsistent Agreement. The Supporting Stockholder hereby represents and covenants that, except as set forth on Section 4.03(b) of the Company Disclosure Letter, he, she or it has not entered into, and shall not enter into, any agreement that would restrict, limit, or interfere with the performance of the Supporting Stockholder’s obligations hereunder. The Supporting Stockholder agrees to reasonably promptly notify the Purchaser in writing of any updates to Schedule I hereto after the date hereof and prior to Closing.

Section 1.7       Appraisal Rights. The Supporting Stockholder hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the Transactions or the ExchangeCo Recapitalization that he, she or it may have with respect to the Subject Securities under applicable Law.
Annex F-2

Section 1.8       Consent to Disclosure. The Supporting Stockholder hereby consents to the publication and disclosure in the Proxy Statement/Registration Statement (and, as and to the extent otherwise required by applicable foreign and domestic securities Laws or the SEC or any other securities authorities, any documents or communications provided by the Purchaser or the Company to any Governmental Authority, to Purchaser Shareholders, to Company Stockholders and to any holder of Exchangeable Shares) of the Supporting Stockholder’s identity and beneficial ownership of the Subject Securities and the nature of the Supporting Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and the ExchangeCo Recapitalization, including by furnishing a copy of this Agreement, if deemed appropriate by the Purchaser and the Company. The Supporting Stockholder will promptly provide any information reasonably requested by Purchaser or the Company that is reasonably necessary for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC) or the ExchangeCo Recapitalization.

Section 1.9       Fiduciary Duties. The Supporting Stockholder is entering into this Agreement solely in his, her or its capacity as the record or beneficial owner of the Subject Securities. Notwithstanding anything to the contrary in this Agreement, if the Supporting Stockholder serves as a member of the board of directors of the Company or any Subsidiary of the Company, the taking of any actions (or failures to act) by the Supporting Stockholder in his or her capacity as a director of the Company shall not be deemed to constitute a breach of this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1       Representations and Warranties of the Supporting Stockholder. The Supporting Stockholder represents and warrants as of the date hereof to the Purchaser and the Company, in each case, as follows:

(a)      Organization; Due Authorization. (i) If the Supporting Stockholder is a natural person, he or she has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby, and (ii) if the Supporting Stockholder is not a natural person, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Supporting Stockholder’s corporate, limited liability company or similar organizational powers and have been duly authorized by all necessary corporate, limited liability company, or similar organizational actions on the part of the Supporting Stockholder. This Agreement has been duly executed and delivered by the Supporting Stockholder and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legally valid and binding obligation of the Supporting Stockholder, enforceable against the Supporting Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Supporting Stockholder.

(b)   Ownership. The Supporting Stockholder is the record and beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of, and has good title to, all of its Subject Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Agreement, (ii) the Company’s or any Subsidiary of the Company’s Organizational Documents, (iii) the Business Combination Agreement, (iv) if the Supporting Stockholder is not a natural person, the Supporting Stockholder’s Organizational Documents, (v) as set forth on Section 4.03(b) of the Company Disclosure Letter, or (vi) any applicable securities Laws. The Supporting Stockholder’s Subject Securities are the only securities of the Company or any Subsidiary of the Company owned of record or beneficially by the Supporting Stockholder on the date of this Agreement, and none of the Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder, under the Company’s or any Subsidiary of the Company’s Organizational Documents and as set forth on Section 4.03(b) of the Company Disclosure Letter. Other than the Subject Securities, the Supporting Stockholder does not hold or own any rights to acquire (directly or indirectly) any securities of the Company or any Subsidiary of the Company or any securities convertible into, or which can be exchanged for, securities of the Company or any Subsidiary of the Company.

Annex F-3

(c)      No Conflicts. The execution and delivery of this Agreement by the Supporting Stockholder does not, and the performance by the Supporting Stockholder of its obligations hereunder will not, (i) if the Supporting Stockholder is not a natural person, conflict with or result in a violation of the Organizational Documents of the Supporting Stockholder, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon the Supporting Stockholder or the Supporting Stockholder’s Subject Securities), in each case, except to the extent such consent, approval or other action would not prevent, enjoin or materially delay the performance by the Supporting Stockholder of its obligations under this Agreement.

(d)      Adequate Information. The Supporting Stockholder has been furnished or given access to adequate information concerning the business and financial condition of Purchaser and the Company and its Subsidiaries to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon the Purchaser or the Company and based on such information as the Supporting Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Supporting Stockholder acknowledges that the Purchaser and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Supporting Stockholder acknowledges that the agreements contained herein with respect to the Subject Securities held by the Supporting Stockholder are irrevocable and result in the waiver of any right of the undersigned to demand appraisal in connection with the Transactions and the ExchangeCo Recapitalization under applicable Law.

(e)      Litigation. There are no Legal Proceedings pending against the Supporting Stockholder or, to the knowledge of the Supporting Stockholder, threatened against the Supporting Stockholder, before (or, in the case of threatened Legal Proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenge or seek to prevent, enjoin or materially delay the performance by the Supporting Stockholder of his, her or its obligations under this Agreement.

(f)      Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Supporting Stockholder in his, her or its capacity as a stockholder of the Company, for which the Company or any of its Affiliates may become liable.

(g)      Acknowledgement. The Supporting Stockholder understands and acknowledges that each of the Purchaser and the Company is entering into the Business Combination Agreement in reliance upon the Supporting Stockholder’s execution and delivery of this Agreement.

ARTICLE III
MISCELLANEOUS

Section 3.1       Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Closing, (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 8.01 (Termination) thereof, (c) the liquidation of the Purchaser, (d) the liquidation of the Company and (e) the written agreement of the Supporting Stockholder, the Purchaser, and the Company. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.2       Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto. Notwithstanding the foregoing, any full or partial assignment of the rights, interests or obligations of the Supporting Stockholder by the Supporting Stockholder in connection with the ExchangeCo Recapitalization shall require only the prior written consent of the Company.

Annex F-4

Section 3.3       Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Legal Proceeding shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 3.4       Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except (a) upon the execution and delivery of a written agreement executed by the Purchaser, the Company and the Supporting Stockholder or (b) in connection with any assignment in accordance with Section 3.2.

Section 3.5       Miscellaneous. Sections 9.02 (Notices) (provided that notices to the Supporting Stockholder shall be to the Supporting Stockholder’s address as set forth in the Company’s books and records), 9.05 (Governing Law), 9.06 (Jurisdiction), 9.07 (Waiver of Jury Trial), 9.09 (Severability), 9.11 (Entire Agreement), 9.12 (Interpretation), 9.13 (Counterparts) and 9.15 (Waiver of Claims Against Trust) of the Business Combination Agreement are each hereby incorporated into this Agreement (including any relevant definitions contained in any such Sections), mutatis mutandis.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

Annex F-5

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

PURCHASER:
HCM II Acquisition Corp.
By:
Name:
Title:

[Signature Page to Transaction Support Agreement]

Annex F-6

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

COMPANY:
Terrestrial Energy Inc.
By:
Name:
Title:

[Signature Page to Transaction Support Agreement]

Annex F-7

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Supporting Stockholder:
[•]
By:
Name:
Title:

[Signature Page to Transaction Support Agreement]

Annex F-8

SCHEDULE I

Subject Securities

Terrestrial Energy Inc.

Common Stock	Series A Preferred Stock	Special Voting Preferred Stock	Options	Warrants	Convertible Notes

Terrestrial Energy Canada (Exchange) Inc.

Exchangeable Common Shares	Exchangeable Preferred Shares

Annex F-9

Annex G

FORM OF

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2025, is made and entered into by and among HCM II Acquisition Corp., a Delaware corporation (formerly a Cayman Islands exempted company limited by shares, prior to the Domestication (as defined herein)) (the “Company”), Cantor Fitzgerald & Co., a New York general partnership (“Cantor”), HCM Investor Holdings II, LLC, a Cayman Islands limited liability company (the “Sponsor”), the members of the Sponsor identified on the signature page hereto under “Other Sponsor Holders” (such members, together with the Sponsor, the “Sponsor Holders”) and each of the undersigned parties listed on the signature page hereto under “Terrestrial Energy Holders” (the “Terrestrial Energy Holders” and each such party, together with the Sponsor, the Sponsor Holders, Cantor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, the Company, Cantor, and the Sponsor are party to that certain Registration Rights Agreement, dated as of August 15, 2024 (the “Original RRA”);

WHEREAS, the Company is party to that certain Business Combination Agreement, dated as of March 26, 2025 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement” and the transactions contemplated thereby, the “Business Combination”), by and between the Company, Terrestrial Energy Inc., a Delaware corporation (“Legacy Terrestrial Energy”), and HCM II Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company;

WHEREAS, prior to the date hereof and subject to the conditions of the Business Combination Agreement, the Company transferred by way of continuation from the Cayman Islands to Delaware and domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and Part XII of the Companies Act (as revised) of the Cayman Islands (the “Domestication”), and as part of the Domestication, (i) each Class B ordinary share, par value $0.0001 per share, of the Company converted into one Class A ordinary share, (ii) each Class A ordinary share, par value $0.0001 per share, of the Company converted into one share of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) and (iii) each warrant to purchase one Class A ordinary share of the Company converted into one warrant to purchase one share of Common Stock (the “Warrants”);

WHEREAS, prior to the consummation of the Business Combination and subject to the conditions of the Business Combination Agreement, the Legacy Terrestrial Energy and the Company will enter into an assignment and assumption agreement, which will provide for the assignment and assumption by the Company of the Legacy Terrestrial Energy’s rights and obligations under the Terrestrial Energy Warrants, which will be effective as of the Effective Time (as defined in the Business Combination Agreement);

WHEREAS, pursuant to the transactions contemplated by the Business Combination Agreement and subject to the terms and conditions set forth therein, the Terrestrial Energy Holders and the other pre-Business Combination security holders of Legacy Terrestrial Energy received an aggregate of [•] shares of Common Stock.

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) (the “Original Holders”) of at least a majority in interest of the Registrable Securities (as defined in the Original RRA) (the “Original Registrable Securities”) at the time in question, and the Sponsor Holders party hereto are Original Holders of at least a majority in interest of the Original Registrable Securities as of the date hereof; and

WHEREAS, in connection with the consummation of the transactions described above, the Company and the Original Holders desire to amend and restate the Original RRA in its entirety as set forth herein, and the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.

Annex G-1

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1         Definitions. The terms defined in this ARTICLE 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.11.

“Additional Holder Common Stock” shall have the meaning given in Section 5.11.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company or the Board, in each case, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the board of directors of the Company.

“Business Combination” shall have the meaning given in the Recitals hereto.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto. “Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cantor” shall have the meaning given in the Preamble hereto.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Domestication” shall have the meaning given in the Recitals hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Exchangeable Shares” shall have the meaning given in the Business Combination Agreement.

“Floor Price” shall mean $1.00.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

Annex G-2

“Governmental Authority” shall mean any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble.

“Joinder” shall have the meaning given in Section 5.11.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, order or consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legacy Terrestrial Energy” shall have the meaning given in the Recitals hereto.

“Legal Proceeding” shall mean any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Lock-Up Agreements” shall mean the TEI Holder Lock-Up Agreement and the Sponsor Holder Lock-Up Agreement, collectively.

“Lock-Up Period” shall mean (a) with respect to the Sponsor Holder and their respective Permitted Transferees, the lock-up period specified with respect to a party in the Sponsor Holder Lock-Up Agreement and (b) with respect to the Terrestrial Energy Holders and their respective Permitted Transferees, the lock-up period specified with respect to a party in the TEI Holder Lock-Up Agreement.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original Registrable Securities” shall have the meaning given in the Recitals hereto.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Permitted Transferees” shall mean persons to whom a holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the applicable Lock-Up Period pursuant to the applicable Lock-Up Agreement.

“Person” shall mean an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” or “Registrable Securities” shall mean: (i) any outstanding shares of Common Stock held by a Holder following the Closing that are issued in connection with the transactions contemplated by the Business Combination Agreement, including, for the avoidance of doubt, any shares of Common Stock issued in connection with

Annex G-3

the Domestication and shares of Common Stock issuable in respect of certain convertible notes of Legacy Terrestrial Energy in connection with the Business Combination; (ii) any shares of Common Stock that may be acquired by Holders upon the exercise, conversion, exchange or redemption of any other security of the Company or other right of a Holder to acquire Common Stock following the Closing that are issued in connection with the transactions contemplated by the Business Combination Agreement, including, for the avoidance of doubt, the shares of Common Stock issuable upon exercise of Warrants, shares of Common Stock issuable upon exercise of the Terrestrial Energy Warrants, shares of Common Stock issuable upon exercise of the Terrestrial Energy Options, and shares of Common Stock that may be acquired directly or indirectly by Holders upon exchange of any Exchangeable Shares; (iii) any outstanding Warrants held by a Holder with respect to any outstanding shares of Common Stock; (iv) any outstanding shares of Common Stock or warrants to purchase shares of Common Stock (including any shares of Common Stock issued or issuable upon the exercise of any such warrant) of the Company held by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; and (v) any other equity security of the Company issued or issuable with respect to any securities referenced in clause (i), (ii), (iii) or (iv) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization, exchange or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of the following events: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder to a Person that is not an “affiliate” (as defined in Rule 144) of the Company and new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (ii) such securities shall have been otherwise transferred (or moved to a brokerage account), new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration pursuant to Rule 144 (but with no volume or other restrictions or limitations including as to manner or timing of sale or current public information requirements); (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; and (vi) the expiration of five (5) years after the closing of the Business Combination, which such five (5)-year period may be extended the Company in its sole discretion.

“Registration” shall mean a registration, including related Shelf Takedowns, effected by preparing and filing a Registration Statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and any national securities exchange on which the Common Stock are then listed);

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders in an Underwritten Offering or Other Coordinated Offering, provided, however, that such reimbursable fees and expenses of counsel shall not exceed $125,000.

Annex G-4

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including any Shelf, and in each case, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf, or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Holders” shall have the meaning given in the Preamble hereto.

“Sponsor Holder Lock-Up Agreement” shall mean the lock-up agreement, dated [•], 2025, entered into by the Company and the Sponsor.

“Sponsor Majority Holders” shall mean the Sponsor Holders holding in the aggregate a majority of the Registrable Securities then held by the Sponsor Holders on an as-converted to Common Stock basis.

“Subsequent Shelf Registration” shall have the meaning given in Section 2.1.2.

“TEI Holder Lock-Up Agreements” shall mean the lock-up agreements, dated [•], 2025, entered into by and among the Company and the applicable Terrestrial Energy Holder named therein.

“Terrestrial Energy Holders” shall have the meaning given in the Preamble hereto.

“Terrestrial Energy Options” shall mean the options outstanding as of the date of the Business Combination Agreement to purchase shares of common stock of Legacy Terrestrial Energy outstanding as of immediately prior to the effective time of the Business Combination Agreement.

“Terrestrial Energy Warrants” shall mean the warrants outstanding as of the date of the Business Combination Agreement to purchase shares of common stock of Legacy Terrestrial Energy and all other warrants to purchase any shares or other equity interests of the Legacy Terrestrial Energy outstanding as of immediately prior to the effective time of the Business Combination Agreement.

“Total Limit” shall have the meaning given in Section 2.1.6.

“Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

“Transfer Agent” shall have the meaning given in Section 2.5.

Annex G-5

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Lock-Up Period” shall have the meaning given in Section 2.3.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

“Yearly Limit” shall have the meaning given in Section 2.1.4.

ARTICLE 2

REGISTRATIONS

2.1  Shelf Registration.

2.1.1             Filing. The Company shall, subject to Section 3.4, use its commercially reasonable efforts to submit or file within 30 calendar days following the Closing Date a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form S-3, a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), in each case, covering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such submission or filing and assuming that all Terrestrial Energy Warrants are exercised in full at an exercise price equal to the Floor Price) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as reasonably practicable after the filing thereof, but no later than the earlier of (a) the 90th calendar day (or 120th calendar day if the Commission notifies the Issuer that it will “review” the Registration Statement) following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review; provided that if such deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, such deadline shall be extended to the next Business Day on which the Commission is open for business. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. Subject to Sections 2.1.3 and 3.4, the Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as reasonably practicable after the Company is eligible to use Form S-3.

2.1.2             Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to, as promptly as is reasonably practicable, cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities under such Shelf (determined as of two (2) Business Days prior to such filing and assuming that all Terrestrial Energy Warrants are exercised in full at an exercise price equal to the Floor Price), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned

Annex G-6

issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

2.1.3             New Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company shall, upon the written request of such Holder, promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then-available Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of (i) the Sponsor Holders, collectively and (ii) the Terrestrial Energy Holders, collectively.

2.1.4             Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, any Holder (a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering or other coordinated offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $25 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed). Subject to Section 2.4.6, each of (i) the Sponsor Holders, collectively and (ii) the Terrestrial Energy Holders, collectively, may demand Underwritten Shelf Takedowns pursuant to this Section 2.1.4 (x) not more than two (2) times in any 12-month period (the “Yearly Limit”). Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then-effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5             Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by the Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata, as nearly as possible, based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown that can be sold without exceeding the Maximum Number of Securities). To facilitate the allocation of Registrable Securities in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest ten (10) Registrable Securities.

Annex G-7

2.1.6             Underwritten Shelf Takedown Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority in interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that any other Demanding Holder(s) may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Demanding Holder(s). If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4 and shall count toward the Yearly Limit and the Total Limit, unless either (i) the Demanding Holder(s) making the withdrawal has not previously withdrawn any Underwritten Shelf Takedown or (ii) the Demanding Holder(s) making the withdrawal reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if any other Demanding Holder(s) elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by such Demanding Holder(s) for purposes of Section 2.1.4 and shall count toward the Yearly Limit and the Total Limit. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Requesting Holders. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2  Piggyback Registration.

2.2.1  Piggyback Rights. If the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, or Company equity securities for its own account or for the account of stockholders of the Company (or by the Company and by the securityholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing securityholders, (iii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iv) for an offering of debt that is convertible into equity securities of the Company, (v) for a dividend reinvestment plan, or (vi) a Block Trade or an Other Coordinated Offering (which shall be subject to Section 2.4), then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than seven days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within two (2) Business Days after transmission of such written notice (such Registration, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s)

Annex G-8

of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2  Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company or the Demanding Holders desire to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which Registration has been requested pursuant to this Section 2.2, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a)      If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof (pro rata, as nearly as practicable, based on the respective number of Registrable Securities that such Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b)      If the Registration or registered offering is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of such Persons other than the Holder of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c)      If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

Annex G-9

2.2.3      Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4      Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as an Underwritten Shelf Takedown under Section 2.1.4 and shall not count toward the Yearly Limit or the Total Limit.

2.3  Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriter, each Holder that is an executive officer or director of the Company or a Holder in excess of 5.0% of the then-outstanding Common Stock or securities convertible thereinto (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering (the “Underwritten Lock-Up Period”), except (i) to Permitted Transferees, (ii) as expressly permitted in writing by the Company or (iii) in the event the Underwriters managing the offering otherwise consent in writing. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all other Holders). The terms of such lock-up agreements shall be negotiated among the applicable Holders, the Company and the Underwriters and shall include customary exclusions from the restrictions on Transfer set forth therein. The Company will not be obligated to undertake an Underwritten Shelf Takedown during any Underwritten Lock-Up Period binding on the Holders, nor will the Company be obligated to include in any Piggyback Registration any Registrable Securities that are then subject to a “lock-up” agreement.

2.4  Block Trades; Other Coordinated Offerings.

2.4.1      Notwithstanding any other provision of this ARTICLE 2 but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, with an anticipated aggregate offering price of, either (x) at least $25 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) Business Days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

Annex G-10

2.4.2      Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Demanding Holder shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3      Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4      The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5      Subject to Section 2.4.6, each of (i) the Sponsor Holders, as a group, and (ii) the Terrestrial Energy Holders, as a group, may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4.

2.4.6      Notwithstanding anything to the contrary in this Agreement, with respect to (i) the Sponsor Holders, as a group, or (ii) the Terrestrial Energy Holders, as a group, in no event may the number of Block Trades or Other Coordinated Offerings demanded pursuant to this Section 2.4 plus the number of Underwritten Shelf Takedowns demanded pursuant to Section 2.1.4 exceed a total of three (3) demands for such group in any twelve (12) month period.

2.5  Legends. In connection with any sale or other disposition of the Registrable Securities by a Holder pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) and upon compliance by the Holder with the requirements of this Section 2.5, if requested by the Holder, the Company shall use its commercially reasonable efforts to instruct the transfer agent for the Registrable Securities (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Registrable Securities (if the requirements of Rule 144 have been met) and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends promptly after any such request therefor from the Holder; provided that the Company and the Transfer Agent have timely received from the Holder customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith. Subject to receipt from the Holder by the Company and the Transfer Agent of customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, the Holder may request that the Company remove any legend from the book entry position evidencing its Registrable Securities and the Company will, if required by the Transfer Agent, use its commercially reasonable efforts to cause its legal counsel to deliver a legal opinion, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, following the earliest of such time as such Registrable Securities (i) are subject to or have been or are about to be sold pursuant to an effective registration statement or (ii) have been or are about to be sold pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission). If restrictive legends are no longer required for such Registrable Securities pursuant to the foregoing, the Company shall, in accordance with the provisions of this Section 2.5 promptly after any request therefor from the Holder accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry shares. The Company shall be responsible for the fees of its Transfer Agent, its legal counsel and all DTC fees associated with such issuance.

2.6  FINRA Compliance. Notwithstanding anything herein to the contrary, Cantor may not (i) exercise demand registration rights after five (5) years from the commencement of sales in the Company’s initial public offering, (ii) exercise demand rights on more than one occasion or (iii) exercise its “piggyback” registration rights after seven (7) years from the effective date of the Company’s initial public offering.

Annex G-11

ARTICLE 3

COMPANY PROCEDURES

3.1  General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including distribution of Registrable Securities to a Holder’s members, securityholders or partners), and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1      prepare and file with the Commission, as soon as reasonably practicable, a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2      prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3      prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4      prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence reasonably satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5      use commercially reasonable efforts to cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6      provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

Annex G-12

3.1.7      advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8      prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus as may be (a) necessary in order to comply with the Securities Act, the Exchange Act and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4, furnish a copy thereof to each seller of such Registrable Securities and by means of one counsel on behalf of all such sellers (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9      notify the selling Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10    in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent that is registered pursuant to a Registration Statement, permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders collectively, Underwriters or other financial institutions to participate, at each such Person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representative, Underwriters or financial institutions agree to confidentiality arrangements, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11   use commercially reasonable efforts to obtain a “comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or a sale by a broker, placement agent or sales agent pursuant to a Registration Statement (subject to such Underwriter or other financial institution facilitating such offering providing such certification or representation as reasonably requested by the Company’s independent registered public accountings and the Company’s counsel), to the extent customary, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter or other similar type of sales agent or placement agent may reasonably request;

3.1.12   use commercially reasonable efforts to obtain, in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to a Registration Statement, to the extent customary, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, provided, in each case, that such participating Holders provide such information to such counsel as is customarily required for, or is reasonably requested by such counsel for purposes of, such opinion or negative assurance letter;

Annex G-13

3.1.13    in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to a Registration Statement, enter into and perform its obligations under an underwriting agreement, purchase agreement, sales agreement or placement agreement in usual and customary form, with the managing Underwriter or broker, sales agent or placement agent of such offering or sale;

3.1.14    make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15    with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested (in light of the circumstances of the Company at the time) by the Underwriter in such Underwritten Offering; and

3.1.16    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders participating in such Registration, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.

3.2  Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3  Requirements for Participation in Underwritten Offerings. The Holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter or placement agent or sales agent, if any, in connection with the preparation of any Registration Statement or Prospectus, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to ARTICLE 2 and in connection with the Company’s obligation to comply with federal and applicable state securities Laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not timely provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering or other coordinated offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any arrangements approved by the Company and (ii) timely completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4  Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1      Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed.

Annex G-14

3.4.2      If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (i) require the Company to make an Adverse Disclosure, (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (iii) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company, and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3      Subject to Section 3.4.4, if (i) during the period starting with the date 60 days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date 120 days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration, or (ii) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, then, in each case, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4.

3.4.4      The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than 90 consecutive calendar days or more 120 total calendar days in each case, during any 12-month period.

3.5  Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE 4

INDEMNIFICATION AND CONTRIBUTION

4.1  Indemnification.

4.1.1      The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto filed pursuant to this Agreement or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2      In connection with any Registration Statement filed pursuant to this Agreement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any

Annex G-15

such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3      Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4      The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5      If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying

Annex G-16

party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

4.2  Waiver of Medallion Guaranty. The Company agrees to use commercially reasonable efforts to enter into that certain indemnification agreement, substantially in the form attached as Exhibit B to this Agreement, in favor of Continental Stock Transfer & Trust Company (or any successor transfer agent or warrant agent of the Company) in connection with the waiver of any requirement to provide a medallion guarantee in connection with any Transfer of any equity securities of the Company by any Sponsor Holder or Cantor or any of their respective Permitted Transferees; provided that, in each case, as a prerequisite to the Company’s entry into such indemnification agreement, such Sponsor Holder or Cantor or their respective Permitted Transferee enters into an indemnification agreement, substantially in the form attached as Exhibit C to this Agreement, in favor of the Company.

ARTICLE 5

MISCELLANEOUS

5.1  Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email or other electronic means (including email), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice). Any notice or communication under this Agreement must be addressed, if to the Company, to: HCM II Acquisition Corp., Attention: [•], Email: [•], with a copy (which shall not constitute notice) to King & Spalding, 1185 Avenue of the Americas, 34th Floor, New York, New York 10046, Attention: Kevin E. Manz, Tim FitzSimons, Email: kmanz@kslaw.com, TFitzsimons@kslaw.com; and if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2  Assignment; No Third Party Beneficiaries.

5.2.1      This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2      This Agreement and the rights, duties and obligations of the Holders hereunder may not be assigned or delegated by the Holders in whole or in part; provided, however, that, subject to Section 5.2.5, a Holder may assign the rights and obligations of such Holder hereunder relating to particular Registrable Securities in connection with the transfer of such Registrable Securities to a Permitted Transferee of such Holder (it being understood that no such Transfer shall reduce any rights of the Holder with respect to Registrable Securities still held by such Holder). A Permitted Transferee receiving Registrable Securities from a Sponsor Holder shall become a Sponsor Holder, a Permitted Transferee receiving Registrable Securities from a Terrestrial Energy Holder shall become a Terrestrial Energy Holder and a Permitted Transferee receiving Registrable Securities from an other Holder shall become an other Holder.

5.2.3      This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

Annex G-17

5.2.4      This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5      No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless such assignment is permitted under Section 5.2.2 unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3  Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.4  Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

5.5  Jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 5.5.

5.6  Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

5.7  Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects the Sponsor Holders shall also require the written consent of the Sponsor Majority Holders so long as the Sponsor Holders hold, in the aggregate, at least two percent (2%) of the outstanding shares of Common Stock (on an as converted to Common Stock basis); and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

Annex G-18

5.8  Other Registration Rights. Other than as provided in (i) that certain Amended and Restated Warrant Agreement, dated as of [_] 2025, between the Company and Continental Stock Transfer & Trust Company, and (ii) that certain Subscription Agreement, dated as of [_] 2025, between the Company and the PIPE investors party thereto, the Company represents and warrants that no Person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other Person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions, and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.9  Term. This Agreement shall terminate upon the earlier of (i) the fifth anniversary of the date of this Agreement and (ii) with respect to any Holder, the date that such Holder no longer holds any Registrable Securities. The provisions of ARTICLE 4 shall survive any termination.

5.10 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.11 Additional Holders; Joinder. In addition to Persons who may become Holders pursuant to Section 5.2, subject to the prior written consent of at least a majority in interest of the aggregate Registrable Securities at the time in question, the Company may make any Person who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such Person, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein, and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.12 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

5.13 Entire Agreement; Restatement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the parties with respect to the subject matter contained herein. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[Signature Page Follows]

Annex G-19

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:
HCM II Acquisition Corp., a Delaware corporation
By:
Name:
Title:

Annex G-20

Terrestrial Energy HOLDERS:

[•]

[•]

[•]

Annex G-21

SPONSOR:
HCM INVESTOR HOLDINGS II, LLC, a Cayman Islands limited liability company
By:
Name:
Title:
OTHER SPONSOR HOLDERS:
[•]
By:
Name:
Title:
[•]
By:
Name:
Title:

Annex G-22

CANTOR FITZGERALD & CO.
By:
Name:
Title:

Annex G-23

Exhibit A

REGISTRATION RIGHTS AGREEMENT
JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Registration Rights Agreement, dated as of [____], 2025 (as the same may hereafter be amended, the “Registration Rights Agreement”), among HCM II Acquisition Corp., a Delaware corporation (the “Company”), and the other Persons named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement as [a Sponsor Holder/a Terrestrial Energy Holder/an other Holder], and the undersigned’s [shares of Common Stock] shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) [shares of Common Stock] shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [            ].

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder

Print Name of Stockholder Its:
Address:

Agreed and Accepted as of
____________, 20__

[•]
By:
Name:
Its:

Annex G-24

Exhibit B

HCM II Acquisition Corp.
[•]
[•]

[•], 2025

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004

Re: Indemnification in-lieu-of Medallion Signature Guarantee

To whom it may concern:

This letter is in regards to the transfer by [HCM Investor Holdings II, LLC/Name of Sponsor Holder] to [•], of [•] [shares of Common Stock/warrants] of HCM II Acquisition Corp. (the “Company”). Please be advised that the Company authorizes Continental Stock Transfer & Trust Company to process the subject transfer, which includes securities that have been duly endorsed by the registered holder but do not bear a customary medallion signature guarantee. The Company agrees to indemnify Continental Stock Transfer & Trust Company against all losses, liability or costs that may ensue as a result of its processing the above referenced transaction.

I, [•], a duly authorized officer of the Company, have the authority to execute this indemnification on behalf of the Company.

Very truly yours,
HCM II Acquisition Corp.
By:
Name:
Title:

Annex G-25

Exhibit C

[HCM Investor Holdings II, LLC]
[•]
[•]

[•], 2025

Terrestrial Energy Inc.
[•]

[•]

Re: Indemnification in-lieu-of Medallion Signature Guarantee

To whom it may concern:

This letter is in regards to the transfer by [HCM Investor Holdings II, LLC] (the “Transferor”) to [•], of [•] [shares of Common Stock/warrants] of HCM II Acquisition Corp. (the “Company”). Please be advised that the Transferor authorizes the Company and Continental Stock Transfer & Trust Company to process the subject transfer, which includes securities that have been duly endorsed by the Transferor but do not bear a customary medallion signature guarantee. The Transferor agrees to indemnify the Company against all losses, liability or costs that may ensue as a result of its processing the above referenced transaction.

I, [•], a duly authorized officer of the Company, have the authority to execute this indemnification on behalf of the Company.

Very truly yours,
[HCM Investor Holdings II, LLC]
By:
Name:
Title:

Annex G-26

Annex H

FORM OF SPONSOR LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”), dated as of [•], is made and entered into by and among HCM II Acquisition Corp., a Delaware corporation (“SPAC”) (formerly a Cayman Islands exempted company limited by shares, prior to its domestication as a Delaware corporation), and HCM Investor Holdings II LLC, a Cayman Islands limited liability company (the “Sponsor” and, together with any Person who hereafter becomes a party to this Agreement pursuant to Section 2 or Section 7 of this Agreement, the “Securityholders” and each, a “Securityholder”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined herein).

WHEREAS, simultaneously with the execution and delivery of this Agreement, SPAC and Terrestrial Energy Inc., a Delaware corporation (“TEI”) are consummating a business combination (the “Business Combination”) pursuant to that certain Business Combination Agreement, dated as of March 24, 2025 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among SPAC, TEI, and HCM II Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of SPAC;

WHEREAS, immediately prior to the Business Combination, SPAC transferred by way of continuation to and domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the Companies Act (As Revised) of the Cayman Islands (the “Domestication”);

WHEREAS, prior to the Domestication, the Sponsor owned (i) 5,750,000 Purchaser Class B Ordinary Shares and (ii) 4,275,000 Purchaser Private Placement Warrants;

WHEREAS, (i) immediately prior to the Domestication, each then issued and outstanding Purchaser Class B Ordinary Share converted automatically, on a one-for-one basis, into one (1) Purchaser Class A Ordinary Share and (ii) immediately following such conversion, in connection with the Domestication, (a) each then issued and outstanding Purchaser Class A Ordinary Share converted automatically, on a one-for-one basis, into one (1) share of Domesticated Purchaser Common Stock and (b) each then issued and outstanding Cayman Purchaser Warrant converted automatically into a Domesticated Purchaser Warrant, following which the Sponsor will own (i) 5,750,000 shares of Domesticated Purchaser Common Stock (the “Lock-Up Shares”) and (ii) 4,275,000 Domesticated Purchaser Warrants (the “Lock-Up Warrants”); and

WHEREAS, in connection with the Business Combination, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of equity interests in SPAC.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, hereby agree as follows:

1.           Transfer Restrictions.

(i)          Subject to the exceptions set forth herein, each Securityholder agrees not to, without the prior written consent of the board of directors of SPAC, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any Lock-Up Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Shares or (iii) take any action in furtherance of any of the matters described in the foregoing clauses (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) prior to the date that is the earliest of (a) the twelve (12) month anniversary of the date hereof, and (b) following the 180th day following the date hereof, (i) with respect to 50% of the Lock-Up Shares, the date on which the VWAP equals or exceeds $15.00 per share (subject to equitable adjustment), and (ii) with respect to 100% of the Lock-Up Shares, the date on which the VWAP equals or exceeds $20.00 per share (subject to equitable adjustment) (the “Common Stock Lock-Up Period”).”

(ii)         Each Securityholder further agrees not to Transfer any Lock-Up Warrants (or any shares of Domesticated Purchaser Common Stock issued or issuable upon the exercise of such Lock-Up Warrants), prior to the date that is the earliest of (a) the twelve (12) month anniversary of the date

Annex H-1

hereof, and (b) following the 180th day following the date hereof, (i) with respect to 50% of the Lock-Up Warrants, the date on which the VWAP equals or exceeds $15.00 per share (subject to equitable adjustment), and (ii) with respect to 100% of the Lock-Up Warrants, the date on which the VWAP equals or exceeds $20.00 per share (subject to equitable adjustment) (the “Warrant Lock-Up Period” and, each of the Common Stock Lock-Up Period and the Warrant Lock-Up Period, a “Lock-Up Period”).

(iii)        For the purposes of this Agreement, “Principal Market” means the Nasdaq Capital Market; provided, however, that in the event Domesticated Purchaser’s Common Stock is ever listed or traded on an alternative market, then the “Principal Market” shall mean such alternative market on which Domesticated Purchaser’s Common Stock is then listed or traded.

(iv)        For the purposes of this Agreement, “VWAP” means, for the Domesticated Purchaser Common Stock for a period of 20 Business Days ending on any given determination date, the dollar volume-weighted average price for the Domesticated Purchaser Common Stock on the Principal Market, for such period, as reported by Bloomberg through its “AQR” function (excluding, for the avoidance of doubt, the opening and closing print of each VWAP purchase date), or any successor thereto. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

2.           Permitted Transfers. The restrictions set forth in Section 1 shall not apply to:

(i)          Transfers of any securities other than (a) the Lock-Up Shares, (b) the Lock-Up Warrants, (c) any shares of Domesticated Purchaser Common Stock issued or issuable upon the exercise of such Lock-Up Warrants, (d) any securities that may be acquired by Securityholders upon the exercise, conversion or redemption of any of the securities described in clauses (a), (b) or (c), and (e) any other equity security of SPAC issued or issuable with respect to any securities referenced in clauses (a), (b), (c) or (d) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction;

(ii)         Transfers to SPAC’s officers or directors, any Affiliate or family member of any of SPAC’s officers or directors, any members or partners of the Sponsor or their Affiliates, any Affiliates of the Sponsor, or any employees of such Affiliates;

(iii)        In the case of an individual, Transfers to any Affiliates or family members of the Securityholder;

(iv)        Transfers to any investment funds or vehicles controlled or managed by the Securityholder or any of its Affiliates;

(v)         Transfers by gift to a trust, the beneficiary of which is a Person to whom a Transfer would be permitted under Section 2(iii), or to a charitable organization;

(vi)        in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of such individual;

(vii)       in the case of an individual, Transfers pursuant to a qualified domestic relations order;

(viii)      Transfers to a nominee or custodian of a Person to whom a Transfer would be permitted under Section 2(iii);

(ix)        by private sales or transfers made in connection with any forward purchase agreement or similar arrangement at prices no greater than the price at which the Lock-Up Shares or Lock-Up Warrants (as applicable) were originally purchased;

(x)         Transfers in connection with any legal, regulatory or other order;

(xi)        in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(xii)       in the case of an entity, Transfers as part of a distribution to members, partners, shareholders or equityholders of the Securityholder;

Annex H-2

(xiii)      in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(xiv)      the exercise of stock options or warrants to purchase shares of Domesticated Purchaser Common Stock or the vesting of stock awards relating to shares of Domesticated Purchaser Common Stock and any related Transfer of shares of Domesticated Purchaser Common Stock in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (y) for the purpose of paying the exercise price of such options or warrants, it being understood that all shares of Domesticated Purchaser Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Agreement during the Lock-Up Period;

(xv)       Transfers to SPAC pursuant to any contractual arrangement in effect as of the date hereof that provides for the repurchase by SPAC or forfeiture of shares of Domesticated Purchaser Common Stock or other securities convertible into, or exercisable, redeemable or exchangeable for, Domesticated Purchaser Common Stock in connection with the termination of the Securityholder’s service to SPAC or its Subsidiaries (including, for the avoidance of doubt, TEI);

(xvi)      the entry, by the Securityholder, at any time after the closing of the Business Combination, of any trading plan providing for the sale of shares of Domesticated Purchaser Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any shares of Domesticated Purchaser Common Stock during any applicable Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during any applicable Lock-Up Period;

(xvii)     Transfers in the event of the completion of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of SPAC’s securityholders having the right to exchange their shares of Domesticated Purchaser Common Stock for cash, securities or other property; and

(xviii)    Transfers to satisfy any U.S. federal, state, or local income tax obligations of a Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, and such change prevents the Domestication or the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Domestication and the Merger do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction.

provided, however, that (A) in the case of clauses (ii) through (xii), as a prerequisite to such Transfer, such permitted transferee(s) must enter into joinder to this Agreement, substantially in the form of Exhibit A hereto, in order to become a “Securityholder” for purposes of this Agreement. For purposes of this Section 2, “family member” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the Securityholder, and lineal descendant (including by adoption) of the Securityholder or of any of the foregoing persons.

3.           Termination. This Agreement shall terminate upon the earlier of (i) the expiration of the Common Stock Lock-Up Period, (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the date hereof that results in all of the public stockholders of SPAC having the right to exchange their shares of Domesticated Purchaser Common Stock for cash securities or other property and (iii) the liquidation of SPAC.

4.           Prohibited Transfers. In furtherance of the foregoing, SPAC, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement.

5.           Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by SPAC and the Securityholders holding a majority of the aggregate number of shares of Domesticated Purchaser Common Stock then held by all Securityholders as to which this Agreement has not been terminated, executed in the same manner as this Agreement and which makes reference to this Agreement.

Annex H-3

6.           Entire Agreement. This Agreement and the documents or instruments referred to herein embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the parties hereto with respect to the subject matter contained herein.

7.           Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the parties hereto, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning party of its obligations hereunder.

8.           Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

9.           Jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 9.

10.         WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

11.         Counterparts. This Agreement (and any joinder to this Agreement) may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12.         Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

13.         Liability. The liability of any Securityholder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Securityholder be liable for any other Securityholder’s breach of such other Securityholder’s obligations under this Agreement.

[Remainder of page intentionally left blank]

Annex H-4

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SPAC:
HCM II ACQUISITION CORP.
By:
Name:
Title:

[Signature Page to Sponsor Lock-Up Agreement]

Annex H-5

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

SPONSOR:
HCM Investor Holdings II LLC
By:
Name:
Title:

[Signature Page to Sponsor Lock-Up Agreement]

Annex H-6

EXHIBIT A

JOINDER TO LOCKUP AGREEMENT

[•], 20__

Reference is made to the Lockup Agreement, dated as of [•], by and among [Entity Name] (the “Company”) and the Securityholders (as defined therein) from time to time party thereto (as amended, supplemented or otherwise modified from time to time, the “Lockup Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lockup Agreement.

Each of the Company and the undersigned holder of equity interests in the Company (the “New Securityholder”) agrees that this Joinder to the Lockup Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

The New Securityholder hereby agrees to and does become party to the Lockup Agreement as a Securityholder. This Joinder shall serve as a counterpart signature page to the Lockup Agreement and by executing below, the New Securityholder is deemed to have executed the Lockup Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank.]

Annex H-7

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.

[ENTITY NAME]
By:
Name:
Title:
new securityholder:
[•]
By:
Name:
Title:

[Signature Page to Joinder to Sponsor Lock-Up Agreement]

Annex H-8

Annex I

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
TERRESTRIAL ENERGY DEVELOPMENT INC.

Terrestrial Energy Development Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.      The name of the Corporation is “Terrestrial Energy Development Inc.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 8, 2023 (the “Original Certificate”).

2.      The Amended and Restated Certificate of Incorporation of the Corporation, which restated and integrated and further amended the Original Certificate, was filed with the Secretary of State of the State of Delaware on April 5, 2024 (the “First Amended and Restated Certificate”).

3.      This Second Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the First Amended and Restated Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

4.      The text of the First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

The name of this corporation is Terrestrial Energy Development Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 131 Continental Drive, Suite 301, Newark, New Castle County, Delaware 19713. The name of its registered agent at such address is Incorp Services, Inc.

ARTICLE III

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE IV

This Corporation is authorized to issue Common Stock. The total number of shares that the Corporation is authorized to issue is one thousand (1,000) shares of Common Stock, each having a par value of $0.001.

ARTICLE V

A.     The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors (the “Board”). The number of directors that shall constitute the whole Board shall be fixed by the Board in the manner provided in the bylaws of the Corporation.

B.     Election of directors need not be by ballot unless the bylaws so provide.

ARTICLE VI

The Board may from time to time adopt, amend, alter, supplement, rescind or repeal any or all of the bylaws of the Corporation without any action on the part of the stockholders; provided, however, that the stockholders may adopt, amend or repeal any bylaw adopted by the Board, and no amendment or supplement to the bylaws adopted by the Board shall vary or conflict with any amendment or supplement adopted by the stockholders. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited, as applicable, to the fullest extent permitted by the DGCL as amended.

Annex I-1

ARTICLE VII

To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment or repeal of this Article VII shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

ARTICLE VIII

A.     The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (except for judgments, fines and amounts paid in settlement in any action or suit by or in the right of the Corporation to procure a judgment in its favor) actually and reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section VIII.C, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

B.     To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VIII or otherwise.

C.     If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

D.     The rights conferred on any Covered Person by this Article VIII shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

E.      The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other entity or enterprise.

F.      Any amendment or repeal of the foregoing provisions of this Article VIII shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.

G.     This Article VIII shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE IX

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

ARTICLE X

The Corporation elects not to be governed by Section 203 of the DGCL.

Annex I-2

Annex J

Terrestrial Energy Inc.

2025 Equity Incentive Plan

As Adopted: [DATE]

Annex J Page Nos.
Article I INTRODUCTION		J-1
1.1	Establishment	J-1
1.2	Purpose	J-1
Article II DEFINITIONS		J-1
2.1	Definitions	J-1
2.2	Gender and Number	J-4
Article III PLAN ADMINISTRATION		J-4
3.1	General	J-4
3.2	Delegation by Committee	J-5
3.3	Contractual Limitations	J-6
Article IV STOCK SUBJECT TO THE PLAN		J-6
4.1	Number of Shares	J-6
4.2	Incentive Stock Option Limitation	J-6
4.3	Capitalization Adjustments	J-7
4.4	Other Distributions and Changes in the Stock	J-7
4.5	General Adjustment Rules	J-7
4.6	Determination by the Committee, Etc	J-7
Article V CHANGE IN CONTROL		J-7
5.1	Change in Control Provisions	J-7
5.2	Company Actions	J-8
5.3	Dissolution or Liquidation	J-8
Article VI PARTICIPATION		J-8
Article VII OPTIONS		J-9
7.1	Grant of Options	J-9
7.2	Stock Option Agreements	J-9
7.3	Restrictions on Incentive Stock Options	J-11
7.4	Transferability	J-12
7.5	Stockholder Privileges	J-12
7.6	Non-Exempt Employees	J-12
Article VIII RESTRICTED STOCK AWARDS		J-12
8.1	Grant of Restricted Stock Awards	J-12
8.2	Restrictions	J-12
8.3	Privileges of a Stockholder, Transferability	J-13
8.4	Enforcement of Restrictions	J-13
Article IX RESTRICTED STOCK UNITS		J-13
9.1	Restricted Stock Unit Awards	J-13
Article X STOCK APPRECIATION RIGHTS		J-14
10.1	Stock Appreciation Rights	J-14
Article XI OTHER GRANTS		J-14

Annex J-i

Annex J Page Nos.
Article XII RIGHTS OF PARTICIPANTS		J-15
12.1	Employment or Service	J-15
12.2	Nontransferability of Awards	J-15
12.3	No Plan Funding	J-15
Article XIII GENERAL RESTRICTIONS		J-15
13.1	Investment Representations	J-15
13.2	Compliance with Securities Laws	J-15
13.3	Changes in Accounting or Tax Rules	J-15
13.4	Delivery	J-16
13.5	Change in Time Commitment	J-16
13.6	Clawback	J-16
13.7	Non-Uniform Determinations	J-16
13.8	No Obligation to Notify	J-16
Article XIV AMENDMENT, MODIFICATION AND TERMINATION		J-16
Article XV WITHHOLDING		J-17
15.1	Withholding Requirement	J-17
15.2	Withholding With Stock	J-17
Article XVI REQUIREMENTS OF LAW		J-17
16.1	Requirements of Law	J-17
16.2	Federal Securities Law Requirements	J-17
16.3	Section 409A	J-17
16.4	Governing Law	J-18
Article XVII DURATION OF THE PLAN		J-18

Annex J-ii

Terrestrial Energy Inc.

2025 EQUITY INCENTIVE PLAN

Article I
INTRODUCTION

1.1         Establishment. The Board adopted the Plan to become effective immediately prior to the Closing (as defined in the Business Combination Agreement). The Plan is established for the benefit of Eligible Employees, Eligible Consultants, and Eligible Non-Employee Directors of the Company and its Affiliates. The Plan permits the grant of Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Restricted Stock Unit Awards, Stock Appreciation Rights, and other Awards.

1.2         Purpose. The purpose of the Plan is to provide financial incentives for select service providers of the Company and its Affiliates, thereby promoting the long-term growth and financial success of the Company by (a) attracting and retaining the most qualified service providers, (b) strengthening the capability of the Company and its Affiliates to develop, maintain and direct a competent management team, (c) providing an effective means for select service providers to acquire and maintain a direct proprietary interest in the operations and future success of the Company, (d) motivating employees to achieve long-range performance goals and objectives, and (e) providing incentive compensation opportunities competitive with those of other organizations.

Article II
DEFINITIONS

2.1         Definitions. The following terms shall have the meanings set forth below:

(a)         “Affiliate” means, with respect to the Company, (i) any Subsidiary and (ii) any other corporation or entity that is affiliated with the Company through stock ownership or otherwise and is designated as an “Affiliate” by the Board; provided, however, that for purposes of Incentive Stock Options granted pursuant to the Plan, an “Affiliate” means any parent or Subsidiary as defined in Section 424 of the Code.

(b)         “Award” means an Option, a Restricted Stock Award, a Restricted Stock Unit Award, Stock Appreciation Right, grants of Stock pursuant to Article X, or other issuances of Stock or the cash equivalent of such Stock hereunder.

(c)         “Award Agreement” means an Option Agreement, Restricted Stock Agreement, Restricted Stock Unit Agreement, Stock Appreciation Right Agreement, or a written agreement evidencing any other Award under the Plan.

(d)         “Board” means the Board of Directors of the Company.

(e)         “Business Combination Agreement” means that certain Business Combination Agreement, dated as of March 26, 2025, by and among the Company, HCM II Acquisition Corp., a Cayman Islands exempted company (“HCM II”), HCM II Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of HCM II.

(f)          “Business Combination Date” means the date of the closing of the merger contemplated by the Business Combination Agreement.

(g)         “Cause” means (i) if there is an employment or other service agreement between the Participant and the Company and the agreement contains a definition of “Cause”, the definition contained therein or (ii) in the absence of an employment or other service agreement between the Participant and the Company that contains a definition of “Cause”, (A) the Participant’s commission of any felony involving fraud, dishonesty or moral turpitude; (B) the Participant’s attempted commission of or participation in a fraud or act of dishonesty against the Company or any Affiliate that results in (or might have reasonably resulted in) material harm to the business of the Company or any Affiliate; (C) the Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or any Affiliate or any statutory duty that the Participant owes to the Company or any Affiliate; or (D) the Participant’s conduct that constitutes gross insubordination, incompetence or habitual neglect of duties and that results in (or might have reasonably resulted in) material harm to the business of the Company or any Affiliate.

Annex J-1

(h)         “Change in Control” means the following:

(i)          Any “person” becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total combined voting power represented by the Company’s then-outstanding voting securities;

(ii)         The consummation of a sale or disposition of all or substantially all of the assets of the Company, other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, more than fifty percent (50%) of the total combined voting power represented by the Company’s then-outstanding voting securities;

(iii)        The consummation of a merger, reorganization, share exchange, or consolidation of the Company with or into any other entity, other than a merger, reorganization, share exchange, or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger, reorganization, share exchange, or consolidation;

(iv)        A majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. Notwithstanding anything to the contrary set forth herein, if necessary for compliance with Section 409A of the Code, a Change in Control shall not occur unless such transaction satisfies the foregoing and constitutes a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets under Section 409A of the Code.

(i)          “Clawback Policy” shall have the meaning given to that term in Section 13.6 hereof.

(j)          “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

(k)         “Committee” means the Board, or if so delegated by the Board, a committee consisting of not less than two individuals who are empowered hereunder to take actions in the administration of the Plan. If applicable, the Committee shall be so constituted at all times as to permit the Plan to comply with Rule 16b-3 or any successor rule promulgated under the Exchange Act, including that the Committee shall be comprised of solely two or more (i) Eligible Non-Employee Directors and (ii) “independent directors” to the extent required by the listing standards or rules of the national securities exchange that is the principal trading market for the Stock, but only to the extent such independence is required in order to take the action at issue pursuant to such standards or rules. Except as provided in Section 3.2, the Committee shall select Participants from Eligible Employees, Eligible Consultants and Eligible Non-Employee Directors of the Company and its Affiliates and shall determine the Awards to be made pursuant to the Plan and the terms and conditions thereof; provided, however, with respect to an Award made to a Non-Employee Director, “Committee” means the Board.

(l)          “Company” means Terrestrial Energy Inc., a Delaware corporation formerly known as “HCM II Acquisition Corp.”.

(m)        “Disabled” or “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(n)         “Eligible Consultants” means those consultants and advisors to the Company or an Affiliate who are determined by the Committee (i) to provide bona fide services that are important to the Company or an Affiliate and who are eligible to receive Awards, other than Incentive Stock Options, under the Plan, and (ii) to the extent applicable, who meet the conditions for eligibility under Rule 701 promulgated under the Securities Act or such other exemptions from registration under the Securities Act as may be applicable.

Annex J-2

(o)         “Eligible Employees” means those employees (including, without limitation, officers and directors who are also employees) of the Company or any Affiliate, upon whose judgment, initiative and efforts the Company is, or will become, largely dependent for the successful conduct of its business; provided, that, mere service as an Eligible Non-Employee Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

(p)         “Eligible Non-Employee Director” means any person serving on the Board who is a “non-employee director” within the meaning of Rule 16b-3.

(q)         “Exchange Act” means the Securities Exchange Act of 1934, as it may be amended from time to time.

(r)“Fair Market Value” means, as of a given date, (i) the closing price of a Share on the principal stock exchange on which the Stock is then trading, if any (or as reported on any composite index that includes such principal exchange) on such date, or if Shares were not traded on such date, then on the last preceding date on which a trade occurred; or (ii) if the Stock is not traded on an exchange but is quoted on NASDAQ or a successor quotation system, the mean between the closing representative bid and asked prices for a Share of the Stock on such date as reported by NASDAQ or such successor quotation system; or (iii) if the Stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the Fair Market Value shall mean the fair market value of a Share determined by the reasonable application of a reasonable valuation method, where such valuation method is based on the facts, circumstances, and all other available information that is material to the value of the Company in a manner consistent with the requirements of Sections 409A and 422 of the Code if and to the extent applicable.

(s)          “Fiscal Year” means the Company’s fiscal year.

(t)          “Forfeiture Restrictions” shall have the meaning given to that term in Section 8.2 hereof.

(u)         “Free Standing Rights” shall have the meaning given to that term in Section 10.1 hereof.

(v)         “Incentive Stock Option” means an Option designated as such and granted in accordance with Section 422 of the Code.

(w)        “ISO Limit” shall have the meaning given to that term in Section 4.2 hereof.

(x)         “Non-Qualified Stock Option” means any Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(y)         “Option” means a right to purchase Stock at a stated or formula price for a specified period. Options granted under the Plan shall be either Incentive Stock Options or Non-Qualified Stock Options.

(z)         “Option Agreement” shall have the meaning given to that term in Section 7.2 hereof.

(aa)        “Optionholder” means a Participant who has been granted one or more Options under the Plan.

(bb)       “Option Period” means the period, determined by the Committee, during which an Option may be exercised by the Optionholder.

(cc)        “Option Price” shall have the meaning given to that term in Section 7.2(b) hereof.

(dd)       “Participant” means an Eligible Employee, Eligible Consultant or Eligible Non-Employee Director designated by the Committee from time to time during the term of the Plan to receive one or more of the Awards available under the Plan.

(ee)        “Plan” means this Terrestrial Energy Inc. 2025 Equity Incentive Plan.

(ff)         “Prior Plan” means the Terrestrial Energy Inc. Second Amended and Restated 2024 Stock Option Plan.

(gg)       “Related Rights” shall have the meaning given to that term in Section 10.1 hereof.

(hh)       “Restricted Stock Agreement” shall have the meaning given to that term in Section 8.1 hereof.

Annex J-3

(ii)         “Restricted Stock Award” means an award of Stock granted to a Participant pursuant to Article VIII that is subject to certain restrictions imposed by the Committee in accordance with the provisions thereof.

(jj)         “Restricted Stock Unit Award” means an award of a right to receive Shares, their cash equivalent, or a combination thereof pursuant to Article IX that is subject to certain restrictions imposed by the Committee in accordance with the provisions thereof.

(kk)       “Restricted Stock Unit Agreement” shall have the meaning given to that term in Section  9.1 hereof.

(ll)         “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(mm)     “Section 16” shall have the meaning given to that term in Section 15.2(c) hereof.

(nn)       “SEC” shall mean the Securities and Exchange Commission.

(oo)       “Securities Act” means the Securities Act of 1933, as it may be amended from time to time.

(pp)       “Service” means service to the Company or an Affiliate as an employee, a non-employee director, a consultant or an advisor, except to the extent otherwise specifically provided in an Award Agreement. The Committee determines which leaves of absence count toward Service and when Service terminates for all purposes under the Plan. Further, unless otherwise determined by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in capacity in which the Participant provides Service to the Company or an Affiliate or a transfer between the Company and its Affiliates, provided there is no interruption or other termination of Service; provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code.

(qq)       “Share” means one whole share of Stock.

(rr)        “Stock” means the common stock of the Company.

(ss)        “Stock Appreciation Right” means the right pursuant to an Award granted under Article X to receive, upon exercise, an amount payable in cash or Shares equal to the number of Shares subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (i) the Fair Market Value of a Share on the date the Award is exercised, over (ii) the exercise price specified in the Stock Appreciation Right Agreement.

(tt)         “Stock Appreciation Right Agreement” means an award of a right to receive Shares, their cash equivalent, or a combination thereof pursuant to Article X that is subject to certain restrictions imposed by the Committee in accordance with the provisions thereof.

(uu)       “Subsidiary” means any corporation more than 50% of the outstanding voting securities of which are owned by the Company or any other Subsidiary, directly or indirectly, or a partnership or limited liability company in which the Company or any Subsidiary is a general partner or manager or holds interests entitling it to receive more than 50% of the profits or losses of the partnership or limited liability company.

(vv)       “Substitute Awards” shall have the meaning given to that term in Section 4.1 hereof.

(ww)     “Tax Date” shall have the meaning given to that term in Section 15.2 hereof.

2.2         Gender and Number. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

Article III
PLAN ADMINISTRATION

3.1         General. The Plan shall be administered by the Committee. In accordance with the provisions of the Plan, the Committee shall have the power to take the following actions, subject to and within the limitations of the express provisions of the Plan:

(a)         select the Participants from among the Eligible Employees, Eligible Consultants and Eligible Non-Employee Directors;

Annex J-4

(b)         determine the Awards to be made pursuant to the Plan, or Shares to be issued thereunder, and the time at which such Awards are to be made;

(c)         fix the Option Price, the Option Period and the manner in which an Option becomes exercisable;

(d)         establish the duration and nature of Restricted Stock Award and Restricted Stock Unit Award restrictions;

(e)         establish the other terms and conditions applicable to the various Awards under the Plan as the Committee may deem necessary or desirable, and consistent with the terms of the Plan;

(f)          determine the form or forms of the agreements with Participants that shall evidence the particular provisions, terms, conditions, rights and duties of the Company and the Participants with respect to Awards granted pursuant to the Plan, which provisions need not be identical except as may be provided herein;

(g)         adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of the Company;

(h)         effect the reduction of the exercise, purchase or strike price of any outstanding Award, provided that approval of the stockholders of the Company shall be required before such repricing is effective and such repricing complies with applicable law;

(i)          approve such supplements or amendments to the Plan (including sub-plans) as it may consider necessary or appropriate to grant Awards to Participants who are foreign nationals or who are employed by the Company or its Affiliates outside of the United States; provided, however, that any such supplements or amendments shall be consistent with the terms of the Plan;

(j)          correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement entered into hereunder in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency; and

(k)         take any other action the Committee deems necessary for administering or maintaining the Plan.

The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or its Affiliates or the Company’s auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or its Affiliates acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by applicable law, be fully indemnified and protected by the Company with respect to any such action or determination. The determinations, interpretations and other actions of the Committee pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.

3.2         Delegation by Committee. The Committee may, from time to time, delegate, to specified officers of the Company, the power and authority to grant Awards under the Plan to specified groups of Eligible Employees, Eligible Consultants and Eligible Non-Employee Directors, subject to such restrictions and conditions as the Committee, in its sole discretion, may impose. The delegation shall be as broad or as narrow as the Committee shall determine, subject to applicable law. To the extent that the Committee has delegated the authority to determine certain terms and conditions of an Award, all references in the Plan to the Committee’s exercise of authority in determining such terms and conditions shall be construed to include the officer or officers to whom the Committee has delegated the power and authority to make such determination. The power and authority to grant Awards to any Eligible Employee, Eligible Consultant or Eligible Non-Employee Director who is covered by Section 16(b) of the Exchange Act shall not be delegated by the Committee.

Annex J-5

3.3         Contractual Limitations. The Committee shall in exercising its discretion under the Plan comply with all contractual obligations of the Company in effect from time to time, whether contained in the Company’s Certificate of Incorporation, Bylaws or other binding contract.

Article IV
STOCK SUBJECT TO THE PLAN

4.1         Number of Shares.

(a)          Share Reserve. Subject to adjustment as provided in the Plan, the aggregate number of Shares that may be issued under the Plan pursuant to Awards shall not exceed the sum of (a) [•] Shares, (b) any Shares subject to awards granted under the Prior Plan (and assumed by the Company pursuant to the Business Combination Agreement) that are outstanding on the Business Combination Date and that subsequently are forfeited, expire, or lapse unexercised or unsettled, and (c) the additional Shares described in Sections 4.2(b) and 4.2(c) (the “Share Reserve”).

(b)         Annual Increase in Shares. On the first day of each January during the term of the Plan, commencing on January 1, 2026 and ending on (and including) January 1, 2035, the aggregate number of Shares that may be issued under the Plan shall automatically increase by a number equal to the lesser of (i) five percent (5%) of the total number of Shares actually issued and outstanding on the last day of the preceding Fiscal Year or (ii) a number of Shares determined by the Board.

(c)         Shares Returning to Share Reserve. Any Shares subject to an Award that expires or is canceled, forfeited, or terminated without issuance of the full number of Shares to which the Award related will again be available for issuance under the Plan. Notwithstanding anything to the contrary contained herein, Shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are (a) shares tendered in payment of an Option, (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation, or (c) shares covered by a stock-settled Stock Appreciation Right or other Awards that were not issued upon the settlement of the Award. To the extent permitted under applicable exchange listing requirements, any dividend equivalents paid or credited under the Plan with respect to Restricted Stock Units shall not be applied against the number of Shares that may be issued under the Plan, whether or not such dividend equivalents are converted into Restricted Stock Units. The maximum number of Shares may be increased from time to time by approval of the Board and by the stockholders of the Company if, in the opinion of counsel for the Company, stockholder approval is required. During the terms of the Awards, the Company shall keep available at all times the number of Shares reasonably required to satisfy such Awards, which Shares may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner.

(d)         Awards Not Reducing Share Reserve. Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Share Reserve; provided, that, Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as Incentive Stock Options shall be counted against the ISO Limit. Subject to applicable stock exchange requirements and applicable law, available shares under a shareholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect such acquisition or transaction) may be used for Awards under the Plan and shall not count toward the Share Reserve. The Shares may be either authorized and unissued Shares or previously issued Shares acquired by the Company on the open market or otherwise.

(e)         Non-Employee Director Limit. The maximum number of Shares subject to Awards granted during a single Fiscal Year to any Eligible Non-Employee Director, together with any cash fees paid to such Eligible Non-Employee Director during the Fiscal Year shall not exceed a total value of $400,000 (calculating the value of any Awards based on the grant date fair value for financial reporting purposes); provided however that (i) the Committee may make exceptions to this limit, except that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous decisions involving compensation for Non-Employee Director and (ii) the limitation that will apply in the fiscal year in which the Eligible Non-Employee Director (A) is initially appointed or elected to the Board, (B) serves on a special committee of the Board, or (iii) serves as lead director or non-executive chair of the Board, shall be $800,000.

4.2         Incentive Stock Option Limitation. The maximum number of Shares that may be issued in the aggregate pursuant to the exercise of Incentive Stock Options is [TBD] Shares (the “ISO Limit”).

Annex J-6

4.3         Capitalization Adjustments. If the Company shall at any time increase or decrease the number of its outstanding Shares or change in any way the rights and privileges of such Shares by means of the payment of a stock dividend, extraordinary cash dividend, including a dividend recapitalization, or any other distribution upon such Shares payable in Stock or cash, or through a stock split, subdivision, consolidation, combination, reclassification, recapitalization, or any other corporate transaction or event having an effect similar to the foregoing, in each case, involving the Stock, then in relation to the Stock that is affected by one or more of the above events, the numbers, exercise price, rights and privileges of the following shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and nonassessable at the time of such occurrence: (a) the Shares as to which Awards may be granted under the Plan, (b) the Shares then included in each outstanding Award granted hereunder, (c) the maximum number of Shares available for grant pursuant to Incentive Stock Options, and (d) the number of Shares subject to a delegation of authority under Section 3.2 of the Plan.

4.4         Other Distributions and Changes in the Stock. In the event that:

(a)         the Company shall at any time distribute with respect to the Stock assets or securities of persons other than the Company (excluding (i) cash or (ii) distributions referred to in Section 4.3), or

(b)         the Company shall at any time grant to the holders of its Stock rights to subscribe pro rata for additional shares thereof or for any other securities of the Company, or

(c)         there shall be any other change (except as described in Section 4.3) in the number or kind of outstanding Shares or of any stock or other securities into which the Stock shall be changed or for which it shall have been exchanged, the Committee may, in its sole discretion, determine that such event equitably requires an adjustment in the number or kind of Shares subject to an Option or other Award, an adjustment in the Option Price or the taking of any other action by the Committee, including, without limitation, the setting aside of any property for delivery to the Participant upon the exercise of an Option or the full vesting of an Award. If the Committee makes such a determination, then such adjustments shall be made, or other action shall be taken, by the Committee and shall be effective for all purposes of the Plan and on each outstanding Option or Award that involves the particular type of stock for which a change was effected.

4.5         General Adjustment Rules. No adjustment or substitution provided for in this Article IV shall require the Company to sell a fractional Share under any Option, or otherwise issue a fractional Share, and the total substitution or adjustment with respect to each Option and other Award shall be limited by deleting any fractional Share. In the case of any such substitution or adjustment, the aggregate Option Price for the total number of Shares then subject to an Option shall remain unchanged but the Option Price per Share under each such Option shall be equitably adjusted by the Committee to reflect the greater or lesser number of Shares or other securities into which the Stock subject to the Option may have been changed and appropriate adjustments shall be made to other Awards to reflect any such substitution or adjustment.

4.6         Determination by the Committee, Etc. Adjustments under this Article IV shall be made by the Committee, whose determinations with regard thereto shall be made in a manner that complies with Sections 409A and 424 of the Code, as applicable, and shall be final and binding upon all parties thereto.

Article V
CHANGE IN CONTROL

5.1         Change in Control Provisions. The following provisions shall apply to Awards in the event of a Change in Control unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the holder of the Award or unless otherwise expressly provided by the Committee at the time of grant of the Award. Except as otherwise stated in the Award Agreement, in the event of a Change in Control, then, notwithstanding anything to the contrary set forth herein, the Committee may unilaterally take one or more of the following actions with respect to the Awards, without Participant consent, contingent upon the closing or completion of the Change in Control:

(a)         arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Award or to substitute a similar stock award for the Award (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company pursuant to the Change in Control);

Annex J-7

(b)         arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Stock issued pursuant to the Award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);

(c)         accelerate the vesting, in whole or in part, of the Award (and, if applicable, the time at which the Award may be exercised) to a date prior to the closing of such Change in Control as the Committee shall determine (or, if the Committee shall not determine such a date, to the date that is five days prior to the closing of the Change in Control), with such Award terminating if not exercised (if applicable) at or prior to the closing of the Change in Control;

(d)         arrange for the lapse of any reacquisition or repurchase rights held by the Company with respect to the Award;

(e)         cancel or arrange for the cancellation of the Award, to the extent not vested or not exercised prior to the closing of the Change in Control, in exchange for such cash consideration, if any, as the Committee, in its sole discretion, may consider appropriate; and

(f)          make a payment, in such form as may be determined by the Committee, equal to the excess, if any, of (i) the value of the property the holder of the Award would have received upon the exercise of the Award, over (ii) any exercise price payable by such holder in connection with such exercise. For the avoidance of doubt, such payment may be zero if the fair market value of the property is equal to or less than the exercise price.

The Committee need not take the same action with respect to all Awards or with respect to all Participants. To the extent permitted under Section 409A of the Code, the Committee may provide that payments under this provision may be delayed to the same extent that payment of consideration to the holders of Stock in connection with the Change in Control is delayed as the result of escrows, earnouts, holdbacks or other contingencies. In addition, the Committee may provide that such payments made over time will remain subject to substantially the same vesting schedule as the Award, including any performance-based metrics that applied to the Award immediately prior to the closing or completion of the Change in Control.

5.2         Company Actions. The grant of Awards under the Plan shall in no way affect the right of the Company or any Affiliate to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

5.3         Dissolution or Liquidation. Except as otherwise provided in the applicable Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding Shares not subject to a forfeiture condition or the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the Shares subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Service, provided, however, that the Committee may, in its sole discretion, cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

Article VI
PARTICIPATION

Participants in the Plan shall be those Eligible Employees, Eligible Consultants and Eligible Non-Employee Directors determined by the Committee. Participants may be granted from time to time one or more Awards; provided, however, that the grant of each such Award shall be separately approved by the Committee and receipt of one such Award shall not result in automatic receipt of any other Award. Upon determination by the Committee that an Award is to be granted to a Participant, written notice shall be given to such person, specifying the terms, conditions, rights and duties related thereto. Each Participant shall, if required by the Committee, enter into an Award Agreement with the Company, in such form as the Committee shall determine and which is consistent with the provisions of the Plan, specifying such terms, conditions, rights and duties. Awards shall be deemed to be granted as of the date specified in the grant resolution of the Committee, which date shall be the date of any related Award Agreement with the Participant. In the event of any inconsistency between the provisions of the Plan and any such Award Agreement entered into hereunder, the provisions of the Plan shall govern.

Annex J-8

Article VII
OPTIONS

7.1         Grant of Options. Coincident with or following designation for participation in the Plan, a Participant may be granted one or more Options. The Committee, in its sole discretion, shall designate whether an Option is an Incentive Stock Option or a Non-Qualified Stock Option; provided, however, that only Non-Qualified Stock Options may be granted to Eligible Consultants and Eligible Non-Employee Directors. The Committee may grant both an Incentive Stock Option and a Non-Qualified Stock Option to an Eligible Employee at the same time or at different times. Incentive Stock Options and Non-Qualified Stock Options, whether granted at the same time or at different times, shall be deemed to have been awarded in separate grants and shall be clearly identified, and in no event shall the exercise of one Option affect the right to exercise any other Option or affect the number of Shares for which any other Option may be exercised. In no event shall the Company have any obligation or liability to a Participant if an Option intended to qualify as an Incentive Stock Option is determined not to qualify as an Incentive Stock Option.

7.2         Stock Option Agreements. Each Option granted under the Plan shall be evidenced by a written stock option agreement (an “Option Agreement”). An Option Agreement shall be issued by the Company in the name of the Participant to whom the Option is granted and in such form as may be approved by the Committee. The Option Agreement shall incorporate and conform to the conditions set forth in this Section 7.2 as well as such other terms and conditions that are not inconsistent as the Committee may consider appropriate in each case.

(a)         Number of Shares. Each Option Agreement shall state that it covers a specified number of Shares, as determined by the Committee.

(b)         Price. The price at which each Share covered by an Option may be purchased (the “Option Price”) shall be determined in each case by the Committee and set forth in the Option Agreement. With respect to Options that are intended to be Incentive Stock Options, in no event shall the Option Price be less than 100% of the Fair Market Value of one Share on the date the Option is granted (or 110% of such Fair Market Value, to the extent provided in Section 7.3).

(c)         Duration of Options; Vesting. Each Option Agreement shall state the Option Period applicable to the Option, which must end, in all cases, not more than 10 years from the date the Option is granted (or five years, to the extent provided in Section 7.3). Each Optionholder shall become vested in the Shares underlying the Option in such installments and over such period or periods of time, if any, or upon such events, as are determined by the Committee in its discretion and set forth in the Option Agreement.

(d)         Vesting. The Option shall become exercisable, in whole or in part, at the same time or times as the Shares underlying the Option vest.

(e)         Termination of Service, Death, Disability, Etc. The Committee may specify the period, if any, during which an Option may be exercised following termination of the Optionholder’s Service. The effect of this subsection 7.2(e) shall be limited to determining the consequences of a termination of Service on an Option and nothing in this subsection 7.2(e) shall restrict or otherwise interfere with the Company’s discretion with respect to the termination of any individual’s Service. If the Committee does not otherwise specify, the following shall apply:

(i)          If the Service of the Optionholder is terminated within the Option Period for Cause, the Option shall thereafter be void for all purposes and immediately cancelled in its entirety for no consideration upon the date of the Optionholder’s termination of Service.

(ii)         Unless otherwise provided in an Award Agreement, if the Optionholder becomes Disabled while still in Service of the Company or an Affiliate, the Option may be exercised by the Optionholder within one year following the Optionholder’s termination of Service on account of Disability (provided that such exercise must occur within the Option Period) and immediately thereafter, the Option will automatically terminate. In any such case, the Option may be exercised only as to the Shares that had become vested on or before the date of the Optionholder’s termination of Service because of Disability.

(iii)        Unless otherwise provided in an Award Agreement, if the Optionholder dies during the Option Period while still in Service of the Company or an Affiliate or within the one year period referred to in (ii) above or the three-month period referred to in (iv) below, the Option may be exercised by those entitled to do so under the Optionholder’s will or by the laws of descent and distribution within one year following the Optionholder’s

Annex J-9

death (provided that such exercise must occur within the Option Period), and immediately thereafter, the Option will automatically terminate. In any such case, the Option may be exercised only as to the Shares that had become vested on or before the date of the Optionholder’s death.

(iv)        Unless otherwise provided in an Award Agreement, if the Service of the Optionholder is terminated within the Option Period for any reason other than Cause, Disability or death, the Option may be exercised by the Optionholder within three months following the date of the Optionholder’s termination of Service (provided that such exercise must occur within the Option Period), and immediately thereafter, the Option will automatically terminate. In any such case, the Option may be exercised only as to the Shares that had become vested on or before the date of termination of Service.

(f)          No Service Right. Nothing in the Plan shall limit or impair the right of the Company or any Affiliate to terminate the employment of any employee or to terminate the consulting or advisory services of any consultant or advisor.

(g)         Exercise, Payments, Etc.

(i)          Manner of Exercise. The method for exercising each Option granted hereunder shall be by delivery to the Company of written notice on any business day specifying the number of Shares with respect to which such Option is exercised. The Option shall be exercised when the Option Price for the number of Shares as to which the Option is exercised and applicable tax withholding is paid to the Company in full. If the Shares are certificated, a properly executed certificate or certificates representing the Shares shall be delivered to or at the direction of the Optionholder upon payment therefor.

(ii)         The exercise price shall be paid by any of the following methods or any combination of the following methods at the election of the Optionholder, or by any other method approved by the Committee:

(A)        in cash;

(B)         by certified check, cashier’s check or other check acceptable to the Company, payable to the order of the Company;

(C)         if expressly permitted by a resolution of the Committee applicable to the Option at the time of exercise, by delivery to the Company of certificates representing the number of Shares then owned by the Optionholder, the Fair Market Value of which equals the purchase price of the Shares purchased pursuant to the Option, properly endorsed for transfer to the Company; provided however, that no Option may be exercised by delivery to the Company of certificates representing Shares, unless such Shares have been held by the Optionholder for more than six months (or such other period of time as the Committee determines is necessary to avoid adverse financial accounting treatment); for purposes of the Plan, the Fair Market Value of any Shares delivered in payment of the purchase price upon exercise of the Option shall be the Fair Market Value as of the exercise date, and the exercise date shall be the day of delivery of certificates for the Shares used as payment of the Option Price;

(D)        if expressly permitted by a resolution of the Committee applicable to the Option at the time of exercise, if the Option is a Non-Qualified Stock Option, by delivery to the Company of irrevocable instructions directing the Company to withhold from the purchased Shares a number of Shares having a Fair Market Value as of the exercise date equal to the aggregate Option Price of the purchased Shares subject to the Option; or

(E)         should the Stock be registered under Section 12(g) of the Exchange Act at the time the Option is exercised, then the exercise price may also be paid to the extent the Option is exercised for vested Shares, through a special sale and remittance procedure pursuant to which the Optionholder (or any other person or persons exercising the Option) shall concurrently provide irrevocable written instructions (I) to a Company-designated brokerage firm to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased Shares plus all applicable federal, state and local income and employment taxes required to be withheld by the Company by reason of such exercise and (II) to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale.

Annex J-10

Notwithstanding anything to the contrary set forth herein, during any period for which the Stock is publicly traded (i.e., the Stock is listed on any established stock exchange or a national market system) an exercise by a director or officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 shall be prohibited with respect to any Award under the Plan.

(h)         Date of Grant. An Option shall be considered as having been granted on the date specified in the grant resolution of the Committee.

(i)          Withholding.

(i)          Non-Qualified Stock Options. Upon vesting and exercise of an Option, the Optionholder shall make appropriate arrangements with the Company to provide for the amount of any withholding required by Sections 3102 and 3402 of the Code and applicable state and local income tax laws, including payment of such taxes through delivery of Shares or by withholding Shares to be issued under the Option, as provided in Article XV.

(ii)         Incentive Stock Options. If an Optionholder makes a disposition (as defined in Section 424(c) of the Code) of any Shares acquired pursuant to the exercise of an Incentive Stock Option prior to the expiration of two years from the date on which the Incentive Stock Option was granted or prior to the expiration of one year from the date on which the Option was exercised, the Optionholder shall send written notice to the Company at the Company’s principal place of business of the date of such disposition, the number of Shares disposed of, the amount of proceeds received from such disposition and any other information relating to such disposition as the Company may reasonably request. The Optionholder shall, in the event of such a disposition, make appropriate arrangements with the Company to provide for the amount of any withholding required by Sections 3102 and 3402 of the Code and applicable state and local income tax laws.

(j)          Lock-Up Period. Unless otherwise provided in an Award Agreement, if requested by the Company or the representative of the underwriters of Stock (or other securities) of the Company, the Participant shall not, without the prior written consent of the underwriter(s) of Stock (or other securities of the Company) and the Company, sell, transfer, make any short sale of, grant any option for the purchase of or enter into any hedging or similar transaction with the same economic effect as a sale, any Stock (or other securities) of the Company held by the Participant (other than those included in the registration) during (i) the 180-day period following the effective date of the first firm commitment underwritten public offering of the Stock registered under the Securities Act (or such longer period, not to exceed 18 days after the expiration of the 180-day period, as the underwriters or the Company or Affiliate shall request in order to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation), and (ii) the 90-day period following the effective date of a registration statement of the Company filed under the Securities Act (or such longer period, not to exceed 18 days after the expiration of the 90-day period, as the underwriters or the Company shall request in order to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation). The obligations described in this paragraph shall not apply to a registration relating solely to employee benefit plans on SEC Form S-1 or Form S-8 or similar forms that may be promulgated in the future by the SEC, or a registration relating solely to a transaction on SEC Form S-4 or similar forms that may be promulgated in the future. If requested by the Company or the representative of the underwriters of Stock (or other securities) of the Company, the Participant will enter into an agreement regarding his or her compliance with this requirement that will survive the term of the Award Agreement.

7.3         Restrictions on Incentive Stock Options.

(a)         $100,000 Per Year Limitation. The aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an Optionholder in any calendar year, under the Plan or otherwise, shall not exceed $100,000 (or such higher amount as may at the time of grant be applicable under Section 422(d) (or any successor provision) of the Code). For this purpose, the Fair Market Value of the Shares shall be determined as of the date of grant of the Option and Incentive Stock Options shall be taken into account in the order granted. The portion of any Incentive Stock Option accelerated in connection with a Change in Control shall remain exercisable as an Incentive Stock Option only to the extent the above limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such Incentive Stock Option shall thereafter be exercisable as a Non-Qualified Stock Option.

Annex J-11

(b)         Ten Percent Stockholders. Notwithstanding anything to the contrary set forth herein, Incentive Stock Options granted to an Optionholder who is the holder of record of 10% or more of the outstanding stock of the Company, its parent or any of its Subsidiaries, shall have an Option Price equal to 110% of the Fair Market Value of the Shares on the date of grant of the Option and the Option Period for any such Option shall not exceed five years.

7.4         Transferability.

(a)         General Rule: No Lifetime Transfers. An Option shall not be transferable by the Optionholder except by will or pursuant to the laws of descent and distribution. An Option shall be exercisable during the Optionholder’s lifetime only by him or her, or in the event of Disability or incapacity, by his or her guardian or legal representative. The Optionholder’s guardian or legal representative shall have all the rights of the Optionholder under the Plan.

(b)         No Assignment. No right or interest of any Optionholder in an Option granted pursuant to the Plan shall be assignable or transferable during the lifetime of the Optionholder, either voluntarily or involuntarily, or be subjected to any lien, directly or indirectly, by operation of law or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy, except as set forth above. In the event the Option is assigned or transferred in any manner contrary to terms of the Plan, then all Options transferred or assigned shall immediately terminate.

7.5         Stockholder Privileges. No Optionholder shall have any rights as a stockholder with respect to any Shares covered by an Option until the Optionholder becomes the holder of record of such Shares, and no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date such Optionholder becomes the holder of record of such Shares.

7.6         Non-Exempt Employees. No Option granted to a Participant who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable for any Shares until at least six months following the date of grant of the Option. Notwithstanding anything to the contrary set forth herein, consistent with the provisions of the Worker Economic Opportunity Act, in the event of the Participant’s death or Disability or upon a Change in Control in which the vesting of such Options accelerates, any such vested Options may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

Article VIII
RESTRICTED STOCK AWARDS

8.1         Grant of Restricted Stock Awards. Coincident with or following designation for participation in the Plan, the Committee may grant a Participant one or more Restricted Stock Awards consisting of Shares. The number of Shares granted as a Restricted Stock Award shall be determined by the Committee. Each Restricted Stock Award granted under the Plan shall be evidenced by a written restricted stock agreement (a “Restricted Stock Agreement”). The Restricted Stock Agreement shall incorporate and conform to the conditions set forth in this Article VIII as well as such other terms and conditions that are not inconsistent as the Committee may consider appropriate in each case.

8.2         Restrictions. A Participant’s right to retain a Restricted Stock Award granted to him or her under Section 8.1 shall be subject to such restrictions, including, but not limited to, his or her continuous Service for the Company or an Affiliate for a restriction period specified by the Committee or the attainment of specified performance goals and objectives, as may be established by the Committee with respect to such Award (such restrictions as established by the Committee shall be known as the “Forfeiture Restrictions”). The Committee may in its sole discretion provide for different Forfeiture Restrictions or no Forfeiture Restrictions with respect to different Participants, to different Restricted Stock Awards or to separate, designated portions of the Shares constituting a Restricted Stock Award. The Committee may in its sole discretion provide for the earlier lapse of any Forfeiture Restrictions in the event of a Change in Control in accordance with Article V of the Plan. Unless explicitly provided for otherwise in an Award Agreement, if a Participant’s Service terminates for any reason, any Shares as to which the Forfeiture Restrictions have not been satisfied (or waived or accelerated as provided herein) shall be forfeited, and all Shares related thereto shall be immediately returned to the Company.

Annex J-12

8.3         Privileges of a Stockholder, Transferability. A Participant shall have all dividend, liquidation and other rights with respect to Stock in accordance with its terms received by him or her as a Restricted Stock Award under this Article VIII upon his or her becoming the holder of record of such Stock; provided, however, that the Participant’s right to sell, encumber or otherwise transfer such Stock shall be subject to the limitations of Sections 12.2 and Article XIII.

8.4         Enforcement of Restrictions. The Committee shall cause a legend to be placed on any Stock certificates issued pursuant to each Restricted Stock Award referring to the restrictions provided by Sections 8.2 and 8.3 and, in addition, may in its sole discretion require one or more of the following methods of enforcing the restrictions referred to in Sections 8.2 and 8.3:

(a)         Requiring the Participant to keep any certificates, duly endorsed, in the custody of the Company while the restrictions remain in effect; or

(b)         Requiring that any certificates, duly endorsed, be held in the custody of a third party while the restrictions remain in effect.

Article IX
RESTRICTED STOCK UNITS

9.1         Restricted Stock Unit Awards. Each Restricted Stock Unit Award granted under the Plan shall be evidenced by a written restricted stock agreement (a “Restricted Stock Unit Agreement”). Each Restricted Stock Unit Agreement will conform to (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) the substance of each of the following provisions:

(a)         Vesting. At the time of the grant of a Restricted Stock Unit Award, the Committee may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(b)         Settlement. A Restricted Stock Unit Award may be settled by the delivery of Shares, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Committee and contained in the Restricted Stock Unit Agreement.

(c)         Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Committee, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the Shares (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(d)         Dividend Equivalents. Dividend equivalents may be credited in respect of Shares covered by a Restricted Stock Unit Award, as determined by the Committee and contained in the Restricted Stock Unit Agreement. At the sole discretion of the Committee, such dividend equivalents may be converted into additional Shares covered by the Restricted Stock Unit Award in such manner as determined by the Committee. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the same terms and conditions of the underlying Restricted Stock Unit Agreement to which they relate.

(e)         Termination of Service. Except as otherwise provided in the applicable Restricted Stock Unit Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited for no consideration upon the Participant’s termination of Service.

(f)          Compliance with Section 409A. Notwithstanding anything to the contrary set forth herein, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Restricted Stock Unit Award will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Committee and contained in the Restricted Stock Unit Agreement evidencing such Restricted Stock Unit Award. For example, such restrictions may include, without limitation, a requirement that any Stock that is to be issued in a year following the year in which the Restricted Stock Unit Award vests must be issued in accordance with a fixed pre-determined schedule.

Annex J-13

Article X
STOCK APPRECIATION RIGHTS

10.1       Stock Appreciation Rights. Each Stock Appreciation Right granted under the Plan shall be evidenced by a Stock Appreciation Right Agreement. Stock Appreciation Rights may be granted alone (“Free Standing Rights”) or in tandem with an Option granted under the Plan (“Related Rights”). Each Stock Appreciation Right Agreement will conform to (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) the substance of each of the following provisions:

(a)         Grant Requirements for Related Rights. Any Related Right that relates to a Non-Qualified Stock Option may be granted at the same time the Option is granted or at any time thereafter but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted.

(b)         Term. The term of a Stock Appreciation Right granted under the Plan shall be determined by the Committee; provided, however, no Stock Appreciation Right shall be exercisable later than the tenth anniversary of the Grant Date.

(c)         Vesting. At the time of the grant of a Stock Appreciation Right, the Committee may impose such restrictions on or conditions to the vesting of the Stock Appreciation Right as it, in its sole discretion, deems appropriate.

(d)         Exercise and Payment. Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive from the Company an amount equal to the number of Shares subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (i) the Fair Market Value of a Share on the date the Award is exercised, over (ii) the exercise price specified in the Stock Appreciation Right or related Option. Payment with respect to the exercise of a Stock Appreciation Right shall be made on the date of exercise. Payment shall be made in the form of Shares (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Committee in its sole discretion), cash or a combination thereof, as determined by the Committee.

(e)         Exercise Price. The exercise price of a Free Standing Right shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of one Share on the date of grant of such Stock Appreciation Right. A Related Right granted simultaneously with or subsequent to the grant of an Option and in conjunction therewith or in the alternative thereto shall have the same exercise price as the related Option, shall be transferable only upon the same terms and conditions as the related Option, and shall be exercisable only to the same extent as the related Option; provided, however, that a Stock Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per Share subject to the Stock Appreciation Right and related Option exceeds the exercise price per share thereof and no Stock Appreciation Rights may be granted in tandem with an Option unless the Committee determines that the requirements of Section 10.1(a) are satisfied.

(f)          Reduction in the Underlying Option Shares. Upon any exercise of a Related Right, the number of Shares for which any related Option shall be exercisable shall be reduced by the number of shares for which the Stock Appreciation Right has been exercised. The number of Shares for which a Related Right shall be exercisable shall be reduced upon any exercise of any related Option by the number of Shares for which such Option has been exercised.

(g)         Additional Restrictions. At the time of the grant of a Stock Appreciation Right, the Committee, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the Shares (or their cash equivalent) subject to a Stock Appreciation Right Agreement to a time after the vesting of such Stock Appreciation Right.

Article XI
OTHER GRANTS

From time to time during the duration of the Plan, the Board may, in its sole discretion, adopt one or more incentive compensation arrangements for Participants pursuant to which the Participants may acquire Shares, whether by purchase, outright grant, or otherwise, or the cash equivalent of such Shares. Any arrangement may be made subject to the general provisions of the Plan and all Shares issued pursuant to such arrangements that may be made subject to the Plan shall be issued under the Plan.

Annex J-14

Article XII
RIGHTS OF PARTICIPANTS

12.1       Employment or Service. Nothing contained in the Plan or in any Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of employment by, consulting relationship with or Service with the Company or any Affiliate, or interfere in any way with the right of the Company or any Affiliate, subject to the terms of any separate employment agreement or other contract to the contrary, at any time to terminate such Service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award. Whether an authorized leave of absence, or absence in military or government service, shall constitute a termination of Service shall be determined by the Committee at that time.

12.2       Nontransferability of Awards. Except as provided otherwise at the time of grant or thereafter, no right or interest of any Participant in an Option, Restricted Stock Award Restricted Stock Unit Award (prior to the completion of the restriction period applicable thereto), Stock Appreciation Right, or other Award granted pursuant to the Plan, shall be assignable or transferable during the lifetime of the Participant, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. In the event of a Participant’s death, a Participant’s rights and interests in Options, Restricted Stock Awards, Restricted Stock Unit Awards, Stock Appreciation Rights, and other Awards, shall, to the extent provided in Article VII, Article VIII, Article IX, and Article X be transferable by will or the laws of descent and distribution, and payment of any amounts due under the Plan shall be made to, and exercise of any Options may be made by, the Participant’s legal representatives, heirs or legatees. If in the opinion of the Committee a person entitled to payments or to exercise rights with respect to the Plan is disabled from caring for his or her affairs because of mental condition, physical condition or age, payment due such person may be made to, and such rights shall be exercised by, such person’s guardian, conservator or other legal personal representative upon furnishing the Committee with evidence satisfactory to the Committee of such status.

12.3       No Plan Funding. Obligations to Participants under the Plan will not be funded, trusted, insured or secured in any manner. The Participants under the Plan shall have no security interest in any assets of the Company or any Affiliate and shall be only general creditors of the Company.

Article XIII
GENERAL RESTRICTIONS

13.1       Investment Representations. The Company may require any person to whom an Award is granted, as a condition of exercising such Option or receiving such Restricted Stock Award, Restricted Stock Unit Award, Stock Appreciation Right, or other Award to give written assurances in substance and form satisfactory to the Company and its counsel to the effect that such person is acquiring the Stock for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company or its counsel deems necessary or appropriate in order to comply with federal and applicable state securities laws. Legends evidencing such restrictions may be placed on any Stock certificates.

13.2       Compliance with Securities Laws. Each Award shall be subject to the requirement that, if at any time counsel to the Company shall advise that the listing, registration or qualification of the Shares subject to such Award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of shares thereunder, such Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification.

13.3       Changes in Accounting or Tax Rules. Except as provided otherwise at the time an Award is granted, notwithstanding anything to the contrary set forth herein, if, during the term of the Plan, any changes in the financial or tax accounting rules applicable to Options, Restricted Stock Awards, Restricted Stock Unit Awards, Stock Appreciation Rights, or other Awards shall occur which, in the sole judgment of the Committee, may have a material adverse effect on the reported earnings, assets or liabilities of the Company or the Participant, the Committee shall have the right and power to modify as necessary, any then outstanding and unexercised Options, outstanding Restricted Stock Awards, Restricted Stock Units Awards, Stock Appreciation Rights, and other outstanding Awards as to which the applicable services or other restrictions have not been satisfied to the extent permitted by applicable law.

Annex J-15

13.4       Delivery. Upon exercise of a right granted under this Plan, the Company shall issue Stock or pay any amounts due within a reasonable period thereafter, subject to compliance with Section 409A if and to the extent applicable. Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of this Plan, 30 days shall be considered a reasonable period.

13.5       Change in Time Commitment. If a Participant’s regular level of time commitment in the performance of Service for the Company and any Affiliates is reduced (for example, if the Participant has a change in status from a full-time employee to part-time employee, or if the Participant goes on a leave of absence other than ordinary course vacation and sick days) after the date of grant of any Award to the Participant, the Committee has the right in its sole discretion (and without the need to seek or obtain the consent of the affected Participant) to (a) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment and (b) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award, subject to compliance with applicable law. In the event of any such reduction, the Participant will have no right to any portion of the Award that is so reduced or extended.

13.6       Clawback. Notwithstanding any other provisions in this Plan, the Company may cancel any Award, require reimbursement of any Award by a Participant, and effect any other right of recoupment of equity or other compensation provided under the Plan in accordance with any Company policies that may be adopted and/or modified from time to time (“Clawback Policy”). In addition, a Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or an Award Agreement, in accordance with the Clawback Policy. By accepting an Award, the Participant is agreeing to be bound by the Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).

13.7       Non-Uniform Determinations. The Committee’s determinations under the Plan and Award Agreements need not be uniform and any such determinations may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to the persons to receive Awards and the terms and provisions of such Awards.

13.8       No Obligation to Notify. The Company shall have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.

Article XIV
AMENDMENT, MODIFICATION AND TERMINATION

The Board may at any time or from time to time, with or without prior notice, amend, modify, suspend or terminate the Plan, and the Board or the Committee may amend or modify an Award Agreement; provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the stockholders if stockholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, or if the Company, on the advice of counsel, determines that stockholder approval is otherwise necessary or desirable. Except as otherwise provided in the Plan, no amendment, modification or termination of the Plan or an Award Agreement shall in any manner materially and adversely affect any Options, Restricted Stock Awards, Stock Appreciation Rights, or other Award theretofore granted under the Plan, without the consent of the Participant holding such Options, Restricted Stock Awards, Restricted Stock Unit Awards, Stock Appreciation Rights, or other Awards. Notwithstanding anything to the contrary set forth herein, the Board may amend or modify the terms of the Plan or an Award Agreement, retroactively or prospectively, as permitted under Section 13.3 (Changes in Accounting or Tax Rules) or Section 16.3 (Section 409A) hereof with or without the consent of the Participant.

Annex J-16

Article XV
WITHHOLDING

15.1       Withholding Requirement. The Company or any Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Participant, or to condition the Company’s obligation to deliver Shares upon the exercise of any Option, the vesting of or lapse of Forfeiture Restrictions or repurchase rights with respect to any Restricted Stock Award or Restricted Stock Unit Award, to exercise Stock Appreciation Rights, or to grant Stock upon the payment by the Participant of, any federal, state, local or foreign taxes of any kind required by applicable law with respect to the grant or issuance of, or the vesting of or other lapse of restrictions applicable to, the applicable Award or the Shares subject to, or issuable upon exercise of, such Award. At the time of such grant, issuance, vesting or lapse, the Participant shall pay to the Company or Affiliate, as the case may be, any amount that the Company or Affiliate may reasonably determine to be necessary to satisfy such withholding obligation.

15.2       Withholding With Stock. At the time the Committee grants an Award or at any time thereafter, it may, in its sole discretion, grant the Participant an election to pay all such amounts of tax withholding, or any part thereof, by electing (a) to have the Company withhold from Shares otherwise issuable to the Participant, Shares having a value equal to the amount required to be withheld or such lesser amount as may be elected by the Participant; provided however, that the number of Shares so withheld shall not exceed the maximum amount required to be withheld (or such lesser amount as may be necessary to avoid classification as a liability under applicable accounting standards), or (b) to transfer to the Company a number of Shares that were acquired by the Participant more than six months prior to the transfer to the Company and that have a value equal to the amount required to be withheld or such lesser amount as may be elected by the Participant. All elections shall be subject to the approval or disapproval of the Committee. The value of Shares to be withheld shall be based on the Fair Market Value of the Stock on the date that the amount of tax to be withheld is to be determined (the “Tax Date”). Any such elections by Participants to have Shares withheld for this purpose will be subject to the following restrictions:

(a)         All elections must be made prior to the Tax Date.

(b)         All elections shall be irrevocable.

(c)         If the Participant is an officer or director of the Company within the meaning of Section 16 of the Exchange Act (“Section 16”), the Participant must satisfy the requirements of Section 16 and any applicable rules thereunder with respect to the use of Stock to satisfy such tax withholding obligation.

Article XVI
REQUIREMENTS OF LAW

16.1       Requirements of Law. The issuance of Stock and the payment of cash pursuant to the Plan shall be subject to all applicable laws, rules and regulations.

16.2       Federal Securities Law Requirements. If a Participant is an officer or director of the Company within the meaning of Section 16, Awards granted hereunder shall be subject to all conditions required under Rule 16b-3, or any successor rule promulgated under the Exchange Act, to qualify the Award for any exception from the provisions of Section 16(b) of the Exchange Act available under that Rule. Such conditions shall be set forth in the agreement with the Participant which describes the Award or other document evidencing or accompanying the Award.

16.3       Section 409A. Notwithstanding anything to the contrary set forth herein, the Plan and Awards made under the Plan will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards exempt from Section 409A of the Code, and to the extent not so exempt, in compliance with the requirements imposed by Section 409A of the Code. If any Plan provision or Award would result in the imposition of an additional tax under Section 409A of the Code, the Company and the Participant intend that the Plan provision or Award will be reformed to avoid imposition, to the extent possible, of the applicable tax and no action taken to comply with Section 409A of the Code shall be deemed to adversely affect the Participant’s rights to an Award. The Participant further agrees that the Committee, in the exercise of its sole discretion and without the consent of the Participant, may amend or modify an Award in any manner and delay the payment of any amounts payable pursuant to an Award to the minimum extent necessary to meet the requirements of Section 409A of the Code as the Committee deems appropriate or desirable. The Company makes no representation that the Plan or any Award complies with Section 409A of the Code and shall have no liability to any Participant for any failure to comply with Section 409A of the Code. A termination of employment or service shall not be deemed to have occurred for purposes of any provision of the Plan or any Award

Annex J-17

Agreement providing for the payment of any amount or benefit that constitutes a “nonqualified deferred compensation plan” upon or following a termination of employment or service, unless such termination is also a “separation from service” within the meaning of Section 409A of the Code, and, for purposes of any such provision of the Plan or any Award Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary set forth herein or in any Award Agreement, if the Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or benefit in respect of an Award that is considered “nonqualified deferred compensation” under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (a) the expiration of the six-month period measured from the date of such “separation from service” of the Participant and (b) the date of the Participant’s death, solely to the extent required under Section 409A of the Code. Upon the expiration of the foregoing delay period, all payments and benefits in respect of such Award delayed pursuant to the foregoing (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and all remaining payments and benefits due in respect of such Award under the Plan or any Award Agreement, as applicable, shall be paid or provided in accordance with the normal payment dates specified for them herein.

16.4       Governing Law. The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Delaware excluding its conflict of laws rules.

Article XVII
DURATION OF THE PLAN

The Plan, as set forth herein, shall become effective on the date of its adoption by the Board, subject to approval of the Company’s stockholders as provided in this Article XVII. To the extent required by applicable law, the Plan will be subject to the approval of the Company’s stockholders within 12 months of its adoption date. Unless sooner terminated by the Board, the Plan shall terminate at the close of business on the day immediately following the 10th anniversary of the date when the Board adopted the Plan and no Award shall be granted, or offer to sell Stock made, under the Plan after such termination. Awards outstanding at the time of the Plan termination may continue to vest, be exercised or otherwise become free of restrictions, or be paid, in accordance with their terms.

Annex J-18

Annex K

FORM OF KEY HOLDERS LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”), dated as of [•], is made and entered into by and among HCM II Acquisition Corp., a Delaware corporation (“SPAC”) (formerly a Cayman Islands exempted company limited by shares, prior to its domestication as a Delaware corporation), and the undersigned securityholder of Terrestrial Energy Inc., a Delaware corporation (“TEI”) listed on the signature page hereto under “Holder” (“Holder” and, together with any Person who hereafter becomes a party to this Agreement pursuant to Section 2 or Section 7 of this Agreement, the “Securityholders” and each, a “Securityholder”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined herein).

WHEREAS, simultaneously with the execution and delivery of this Agreement, SPAC and TEI are consummating a business combination (the “Business Combination”) pursuant to that certain Business Combination Agreement, dated as of March 26, 2025 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among SPAC, TEI, and HCM II Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of SPAC;

WHEREAS, as of the closing of the Business Combination, Holder will be, the owner of record, or beneficially of, the number of Lock-Up Shares (as defined herein) as set forth underneath Holder’s name on the signature page hereto; and

WHEREAS, in connection with the Business Combination, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of the Lock-Up Shares.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, hereby agree as follows:

1.           Transfer Restrictions.

(i)          Subject to the exceptions set forth herein, each Securityholder agrees not to, without the prior written consent of the board of directors of SPAC, (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any Lock-Up Shares, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Shares or (c) take any action in furtherance of any of the matters described in the foregoing clauses (a) or (b) (the actions specified in clauses (a)-(c), collectively, “Transfer”), prior to the date that is the earliest of (1) the twelve (12) month anniversary of the date hereof, and (2) following the 180th day following the date hereof, (A) with respect to 50% of the Lock-Up Shares, the date on which the VWAP equals or exceeds $15.00 per share (subject to equitable adjustment), and (B) with respect to 100% of the Lock-Up Shares, the date on which the VWAP equals or exceeds $20.00 per share (subject to equitable adjustment) (the period of time between the date of this Agreement and the earliest to occur of clauses (A) and (B), the “Lock-Up Period”).

(ii)         For purposes of this Agreement, “Lock-Up Shares” means (a) the shares of common stock, par value $0.0001 per share, of SPAC (the “SPAC Common Stock”) received by Holder as Per Share Base Consideration in connection with the Business Combination, and (b) the shares of SPAC Common Stock underlying all other securities of the SPAC held by the Holder immediately following the closing of the Business Combination which are convertible into, or exercisable, or exchangeable for, SPAC Common Stock.

(iii)        For the purposes of this Agreement, “Principal Market” means the Nasdaq Capital Market; provided, however, that in the event SPAC’s Common Stock is ever listed or traded on an alternative market, then the “Principal Market” shall mean such alternative market on which SPAC’s Common Stock is then listed or traded.

Annex K-1

(iv)        For the purposes of this Agreement, “VWAP” means, for SPAC Common Stock for a period of 20 Business Days ending on any given determination date, the dollar volume-weighted average price for SPAC Common Stock on the Principal Market, for such period, as reported by Bloomberg through its “AQR” function (excluding, for the avoidance of doubt, the opening and closing print of each VWAP purchase date) or any successor thereto. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

2.           Permitted Transfers. The restrictions set forth in Section 1(i) shall not apply to:

(i)          Transfers of any securities other than the Lock-Up Shares, including any securities that may be acquired by Securityholders upon the exercise, conversion or redemption of any of the securities other than the Lock-Up Shares, and any other equity security of SPAC issued or issuable with respect to any securities other than the Lock-Up Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction;

(ii)         Transfers to SPAC’s officers or directors, any Affiliate or family member of any of SPAC’s officers or directors, any members or partners of the Securityholder or their Affiliates, any Affiliates of the Securityholder, or any employees of such Affiliates;

(iii)        in the case of an individual, Transfers to any Affiliates or family members of the Securityholder;

(iv)        Transfers to any investment funds or vehicles controlled or managed by the Securityholder or any of its Affiliates;

(v)         Transfers by gift to a trust, the beneficiary of which is a Person to whom a Transfer would be permitted under Section 2(iii), or to a charitable organization;

(vi)        in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of such individual;

(vii)       in the case of an individual, Transfers pursuant to a qualified domestic relations order;

(viii)      Transfers to a nominee or custodian of a Person to whom a Transfer would be permitted under Section 2(iii);

(ix)        by private sales or transfers made in connection with any forward purchase agreement or similar arrangement at prices no greater than the price at which the Lock-Up Shares were originally purchased;

(x)         Transfers in connection with any legal, regulatory or other order;

(xi)        in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(xii)       in the case of an entity, Transfers as part of a distribution to members, partners, shareholders or equityholders of the Securityholder;

(xiii)      in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(xiv)      the exercise of stock options or warrants to purchase shares of SPAC Common Stock or the vesting of stock awards relating to shares of SPAC Common Stock and any related Transfer of shares of SPAC Common Stock in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (y) for the purpose of paying the exercise price of such options or warrants, it being understood that all shares of SPAC Common Stock received upon such exercise, vesting or transfer will remain subject to the restriction of this Agreement during the Lock-Up Period;

(xv)       Transfers to SPAC pursuant to any contractual arrangement in effect as of the date hereof that provides for the repurchase by SPAC or forfeiture of Lock-Up Shares in connection with the termination of the Securityholder’s service to SPAC or its Subsidiaries (including, for the avoidance of doubt, TEI);

Annex K-2

(xvi)      the entry, by the Securityholder, at any time after the closing of the Business Combination, of any trading plan providing for the sale of shares of the SPAC Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any shares of the SPAC Common Stock during the Lock-Up Period;

(xvii)     Transfers in the event of the completion of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the holders of SPAC Common Stock having the right to exchange their shares of the SPAC Common Stock for cash, securities or other property; and

(xviii)    Transfers to satisfy any U.S. federal, state, or local income tax obligations of a Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, and such change prevents the Domestication or the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Domestication and the Merger do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction.

provided, however, that in the case of clauses (ii) through (xiii), as a prerequisite to such Transfer, such permitted transferee(s) must enter into joinder to this Agreement, substantially in the form of Exhibit A hereto, in order to become a “Securityholder” for purposes of this Agreement. For purposes of this Agreement, “family member” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the Securityholder, and lineal descendant (including by adoption) of the Securityholder or of any of the foregoing persons.

3.           Termination. This Agreement shall terminate upon the earlier of (i) the expiration of the Lock-Up Period, (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the date hereof that results in all of the public stockholders of SPAC having the right to exchange their shares of the SPAC Common Stock for cash, securities or other property and (iii) the liquidation of SPAC.

4.           Prohibited Transfers. In furtherance of the foregoing, SPAC, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement.

5.           Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by SPAC and the Securityholders holding a majority of the aggregate number of Lock-Up Shares then held by all Securityholders as to which this Agreement has not been terminated, executed in the same manner as this Agreement and which makes reference to this Agreement.

6.           Entire Agreement. This Agreement and the documents or instruments referred to herein embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the parties hereto with respect to the subject matter contained herein.

7.           Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the parties hereto, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning party of its obligations hereunder.

8.           Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Annex K-3

9.           Jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 9.

10.         WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

11.         Counterparts. This Agreement (and any joinder to this Agreement) may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12.         Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

13.         Liability. The liability of any Securityholder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Securityholder be liable for any other Securityholder’s breach of such other Securityholder’s obligations under this Agreement.

[Remainder of page intentionally left blank]
Annex K-4

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SPAC:
HCM II ACQUISITION CORP.
By:
Name:
Title:

[Signature Page to Key Holder Lock-Up Agreement]

Annex K-5

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

HOLDER:
[_]
By:
Name:
Title:

[Signature Page to Key Holder Lock-Up Agreement]

Annex K-6

EXHIBIT A

JOINDER TO LOCKUP AGREEMENT
[•], 20__

Reference is made to the Lockup Agreement, dated as of [•], by and among [Entity Name] (the “Company”) and the Securityholders (as defined therein) from time to time party thereto (as amended, supplemented or otherwise modified from time to time, the “Lockup Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lockup Agreement.

Each of the Company and the undersigned holder of equity interests in the Company (the “New Securityholder”) agrees that this Joinder to the Lockup Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

The New Securityholder hereby agrees to and does become party to the Lockup Agreement as a Securityholder. This Joinder shall serve as a counterpart signature page to the Lockup Agreement and by executing below, the New Securityholder is deemed to have executed the Lockup Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank.]

Annex K-7

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.

[entity name]
By:
Name:
Title:
new securityholder:
[•]
By:
Name:
Title:

[Signature Page to Joinder to Key Holder Lock-Up Agreement]

Annex K-8

Annex L

FORM OF SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on [•], 2025, by and between HCM II Acquisition Corp., a Cayman Islands exempted company (the “Issuer”; for the avoidance of doubt, references to the “Issuer” will include the “Post-Domestication Corporation” as defined below, except as the context may otherwise require), and the undersigned subscriber (“Subscriber”).

RECITALS

WHEREAS, concurrently with the execution of this Subscription Agreement, the Issuer is entering into a business combination agreement, by and among the Issuer, Terrestrial Energy Inc., a Delaware corporation (“TEI”), and HCM II Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the Issuer (“Merger Sub”), pursuant to which (a) the Issuer will transfer by way of continuation to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and Section 206 of the Companies Act (As Revised) of the Cayman Islands (the “Domestication” and the Issuer after the Domestication is sometimes referred to herein as the “Post-Domestication Corporation”) and (b) following the Domestication, Merger Sub will merge with and into TEI (the “Merger”), following which the separate corporate existence of Merger Sub will cease and TEI will continue as the surviving company of the Merger and as a direct wholly owned subsidiary of the Issuer (such agreement as amended, supplemented, restated or otherwise modified from time to time, the “Transaction Agreement” and, the transactions contemplated by the Transaction Agreement, the “Transaction”);

WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Issuer, on the terms and subject to the conditions contained in this Subscription Agreement, following the Domestication and immediately prior to or substantially concurrently with the consummation of the Transaction, that number of the Issuer’s newly issued shares of common stock, par value $0.0001 per share, as such shares will exist as common stock following the Domestication (the “Common Shares”), set forth on the signature page hereto (the “Committed Shares”, as may be decreased by any Non-Redeemed Shares (as defined below) pursuant to Section 1(b), after giving effect to such decrease, the “Subscribed Shares”) for a purchase price of $10.00 per share (the “Per Share Price” and, the aggregate of such Per Share Price for all Subscribed Shares, the “Purchase Price”), and the Issuer desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Issuer; and

WHEREAS, concurrently with the execution of this Subscription Agreement, the Issuer is entering into subscription agreements substantially similar to this Subscription Agreement (the “Other Subscription Agreements” and, together with the Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Subscribers” and, together with Subscriber, the “Subscribers”), pursuant to which such Other Subscribers, severally and not jointly, have agreed to purchase on the Closing Date (as defined below), inclusive of the Subscribed Shares, an aggregate amount of up to [10,000,000] Common Shares at the Per Share Price (the “Other Subscribed Shares” and, together with the Subscribed Shares, the “Collective Subscribed Shares”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.  Subscription.

(a) Subject to the terms and conditions hereof, at the Closing, Subscriber hereby agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Committed Shares as set forth on the signature page of this Subscription Agreement. Subscriber acknowledges and agrees that, as a result of the Domestication, the Subscribed Shares that will be issued pursuant hereto shall be shares of common stock in a Delaware corporation (and not shares in a Cayman Islands exempted company).

(b) Notwithstanding anything to the contrary contained in this Subscription Agreement, if (i) Subscriber holds any of the Issuer’s Class A ordinary shares, par value $0.0001 per share, together with any related Redemption Rights (as defined below) (before giving effect to the Domestication, the “Class A Ordinary Shares”) as of the fifth

Annex L-1

calendar day after the effectiveness of the Issuer’s Registration Statement on Form S-4 with respect to the Transaction, (such shares held as of such date, the “Eligible Shares”); and (ii) Subscriber (1) does not exercise any right to redeem or convert Class A Ordinary Shares in connection with the redemption conducted by the Issuer in accordance with the Issuer’s organizational documents and final IPO prospectus in conjunction with the Closing (“Redemption Rights”) with respect to such Eligible Shares (including revoking any prior redemption or conversion elections made with respect to such Eligible Shares), (2) does not Transfer such Eligible Shares prior to the Closing Date, (3) does not vote such Eligible Shares with respect to any proposal contained in the Issuer’s proxy statement seeking shareholder approval of the Transactions (the “Proxy Statement”), and (4) notifies the Issuer of the purchase price paid for each Eligible Share, then such Eligible Shares shall be “Non-Redeemed Shares”, and the number of Committed Shares Subscriber is obligated to purchase under this Subscription Agreement may be reduced by the number of Non-Redeemed Shares. Subscriber shall not purchase any Eligible Shares at a price per share that exceeds the Redemption Price (as defined in the Transaction Agreement). In order to decrease the Committed Shares, Subscriber must, at least five Business Days prior to the date of the Issuer’s extraordinary general meeting of shareholders to be held pursuant to the Proxy Statement, deliver to the Issuer a certificate in the form attached hereto as Annex A, and shall further, upon the Issuer’s request, promptly provide such additional documents reasonably requested by the Issuer relating to the Eligible Shares. For purposes of this Section 1(b), “Transfer” means any (x) sale, offer to sell, contract or agreement to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to any relevant securities, (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any relevant securities, or (z) public announcement of any intention to effect any transaction specified in clause (x) or (y).

2.  Closing.

(a) The consummation of the Subscription contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction (the “Transaction Closing”). The Closing shall occur on the date of, and immediately prior to or substantially concurrently with, the consummation of the Transaction (the “Closing Date”) and it is conditioned upon the satisfaction or waiver of the conditions set forth in this Section 2.

(b) At least seven Business Days before the anticipated Closing Date, the Issuer shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date, (ii) that the Issuer reasonably expects all conditions to the closing of the Transaction to be satisfied or waived, and (iii) the wire instructions for delivery of the Purchase Price to the Issuer. Subscriber shall deliver via wire transfer to the account specified in the Closing Notice, no later than two Business Days prior to the Closing Date, the Purchase Price in cash, such cash to be held by the Issuer in immediately available funds until delivery of the Subscribed Shares to the Subscriber. On the Closing Date, the Issuer shall confirm to Subscriber in writing (it being understood that an email confirmation is sufficient) that all conditions to the closing of the Transaction have been satisfied or waived (other than those conditions that may only be satisfied at the closing of the Transaction, but subject to the satisfaction or waiver of such conditions as of the closing of the Transaction) and deliver to Subscriber against the payment of the Purchase Price thereof (i) the Subscribed Shares in book-entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws or as set forth herein), registered in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, and (ii) a statement of the Issuer’s transfer agent confirming the issuance and delivery of the Subscribed Shares to Subscriber (or such nominee or custodian) on and as of the Closing Date. In the event that the consummation of the Transaction does not occur within two Business Days after the anticipated Closing Date specified in the Closing Notice, the Issuer shall promptly (but in no event later than three Business Days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by Subscriber to the Issuer by wire transfer of immediately available funds to the account specified by Subscriber, and any book entries shall be cancelled. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or any other day on which banks located in New York, New York, are required or authorized by law to be closed. Notwithstanding such return or cancellation, (x) a failure to consummate the Transaction on the Closing Date specified in the Closing Notice shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Subscription Agreement is terminated in accordance with Section 7 herein, Subscriber shall remain obligated (A) to redeliver funds to the Issuer following the Issuer’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 2.

Annex L-2

(c) The Closing shall be subject to the satisfaction or valid waiver in writing by both the Issuer, on the one hand, and Subscriber, on the other, of the conditions that, on the Closing Date:

(i) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting the consummation of the transactions contemplated hereby, and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition; and

(ii) all conditions precedent to the closing of the Transaction set forth in the Transaction Agreement, including all necessary approvals of the Issuer’s and TEI’s stockholders and regulatory approvals, if any, shall have been satisfied (as determined by the parties to the Transaction Agreement and other than those conditions under the Transaction Agreement which, by their nature, are to be satisfied at the closing of the Transaction (including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Subscribed Shares pursuant to this Subscription Agreement), but subject to the satisfaction or waiver of such conditions as of the closing of the Transaction) or waived in writing by the party entitled to the benefit thereof under the Transaction Agreement and the closing of the Transaction shall occur substantially concurrently with or immediately following the Closing.

(d) The obligation of the Issuer to consummate the Closing shall be subject to the satisfaction or valid waiver in writing by the Issuer of the additional conditions that, on the Closing Date:

(i) all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects at and as of the Closing Date (other than (A) representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects and (B) representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects (or, if qualified as to materiality or Subscriber Material Adverse Effect, in all respects) as of such date) and consummation of the Closing shall constitute a reaffirmation by Subscriber of each of such representations and warranties of Subscriber contained in this Subscription Agreement as of the Closing Date; and

(ii) Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(e) The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver in writing by Subscriber of the additional conditions that, on the Closing Date:

(i) all representations and warranties of the Issuer contained in this Subscription Agreement shall be true and correct in all material respects at and as of the Closing Date (other than (A) representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects and (B) representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects (or, if qualified as to materiality or Issuer Material Adverse Effect, in all respects) as of such date) and consummation of the Closing shall constitute a reaffirmation by the Issuer of each of such representations and warranties of the Issuer contained in this Subscription Agreement as of the Closing Date;

(ii) the Issuer shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iii) the Transaction Agreement (as the same exists on the date of this Subscription Agreement) shall not have been terminated, rescinded or rendered invalid, illegal or unenforceable by law or otherwise without the Transaction being consummated, and the terms of the Transaction Agreement shall not have been amended, supplemented, modified or waived in a manner that would reasonably be expected to materially adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement without having received Subscriber’s prior written consent to such amendment, modification or waiver;

Annex L-3

(iv) as of the Closing of the Transaction, the amount of cash that remains in the Trust Account (as defined below) (excluding the value of all Non-Redeemed Shares held by the Subscribers) after any redemptions by the Issuer’s public shareholders in connection with the closing of the Transaction and before any other payments or distributions (other than in respect of any redemptions) from the Trust Account shall not be less than $75,000,000;

(v) the Common Shares shall have been approved for listing on The Nasdaq Stock Market (“Nasdaq”), subject only to official notice of issuance;

(vi) the volume weighted average closing price of the VanEck Uranium and Nuclear Energy ETF (the “NLR ETF”) on the NYSE Arca for the twenty (20) trading days immediately preceding the date that is seven Business Days prior the Closing Date shall be greater than or equal to $63.00; and

(vii) the Issuer shall have delivered to Subscriber a copy of the Key Holders Lock-Up Agreement (as defined in the Transaction Agreement), in substantially the form attached as Exhibit E to the Transaction Agreement, executed by each of the Key Holders (as defined in the Transaction Agreement).

(f) At least three Business Days prior to the Closing, Subscriber shall deliver all such other information as is reasonably necessary in order for the Issuer to issue the Subscribed Shares to Subscriber, including, without limitation, a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.

3.  Issuer Representations and Warranties. The Issuer represents and warrants to Subscriber that:

(a) The Issuer (i) is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have an Issuer Material Adverse Effect. As of the Closing Date, following the Domestication, the Issuer will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware. For purposes of this Subscription Agreement, an “Issuer Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Issuer and its subsidiaries, taken together as a whole (on a consolidated basis), that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, properties, financial condition, shareholders’ equity or results of operations of the Issuer and its subsidiaries, taken together as a whole (on a consolidated basis) or on the Issuer’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares.

(b) As of the Closing Date, the Subscribed Shares will be duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (other than those arising under this Subscription Agreement or applicable federal and state securities laws) and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s certificate of incorporation (as in effect at the time of such issuance) or under the Delaware General Corporation Law.

(c) This Subscription Agreement has been duly authorized, executed and delivered by the Issuer, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(d) Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 4 of this Subscription Agreement, the execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the compliance by the Issuer with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the property or assets of the Issuer is subject; (ii) the organizational

Annex L-4

documents of the Issuer; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have an Issuer Material Adverse Effect.

(e) Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 4 of this Subscription Agreement, the Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including Nasdaq) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement pursuant to Section 6 below, (iii) the filing of a Notice of Exempt Offering of Securities on Form D with in the United States Securities and Exchange Commission (the “Commission”) under Regulation D of the Securities Act of 1933 as amended (the “Securities Act”), and the rules and regulations of the Commission promulgated thereunder, if applicable (iv) those required by Nasdaq, including with respect to obtaining shareholder approval, (v) those required to consummate the Transaction as provided under the Transaction Agreement, (vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable, and (vii) the failure of which to obtain would not be reasonably expected to have an Issuer Material Adverse Effect.

(f) A copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document, if any, required to be filed by the Issuer with the Commission since its initial registration of the Class A Ordinary Shares under the Exchange Act (the “SEC Reports”) is available to Subscriber via the Commission’s EDGAR system. As of their respective dates, all SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Issuer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Issuer as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. Notwithstanding the foregoing, this representation and warranty shall not apply to any statement or information in the SEC Reports that relates to changes to historical accounting policies of the Issuer in connection with any order, directive, guideline, comment or recommendation from the Commission or the Issuer’s auditors or accountants that is applicable to the Issuer or the Issuer’s auditor or accountants, nor shall any correction, amendment or restatement of the Issuer’s financial statements resulting from or relating to such result in a breach of any representation or warranty by the Issuer. Except as would not, individually or in the aggregate, be reasonably likely to have an Issuer Material Adverse Effect, the Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its initial registration of the Class Shares under the Exchange Act. Except as would not, individually or in the aggregate, be reasonably likely to have an Issuer Material Adverse Effect, there are no outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance of the Commission with respect to any of the SEC Reports.

(g) The Issuer is in compliance with all applicable law, except where such non-compliance would not be reasonably likely to have an Issuer Material Adverse Effect. The Issuer has not received any written communication from a governmental authority that alleges that the Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect.

(h) Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, an Issuer Material Adverse Effect, there is no (i) action, suit, claim, arbitration or other proceeding, in each case by or before any governmental authority or arbitrator pending, or, to the knowledge of the Issuer, threatened against the Issuer or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Issuer.

(i) As of the date hereof, the issued and outstanding Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “HOND” (it being understood that the trading symbol will be different for the Issuer upon completion of the Transaction). There is no

Annex L-5

suit, action, proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by the Nasdaq or the Commission with respect to any intention by such entity to deregister the Class A Ordinary Shares or prohibit or terminate the listing of the Common Shares or Class A Ordinary Shares, respectively, on the Nasdaq. Except as contemplated by the Transaction Agreement, the Issuer has taken no action that is designed to terminate the registration of the Class A Ordinary Shares under the Exchange Act. Following the Domestication, the Common Shares will be registered under Section 12(b) of the Exchange Act and, as of the Closing Date, will be listed for trading on Nasdaq or another national stock exchange.

(j) Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act or any state securities (or Blue Sky) laws is required for the offer and sale of the Subscribed Shares by the Issuer to Subscriber.

(k) Neither the Issuer nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares. Neither the Issuer nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any Issuer security or solicited any offers to buy any security under circumstances that would adversely affect reliance by the Issuer on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance of the Subscribed Shares under the Securities Act. The Subscribed Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. Neither the Issuer nor any person acting on their behalf has, directly or indirectly, at any time within the past six months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Issuer of the Subscribed Shares as contemplated hereby. Neither the Issuer nor any person acting on their behalf has offered or sold or will offer or sell any securities, or has taken or will take any other action, which would reasonably be expected to subject the offer, issuance or sale of the Subscribed Shares, as contemplated hereby, to the registration provisions of the Securities Act.

(l) As of the date of this Subscription Agreement, the authorized share capital of the Issuer consists of (i) 220,000,000 of the Issuer’s ordinary shares, par value $0.0001 per share (“Ordinary Shares”), with (A) 200,000,000 shares being designated as Class A Ordinary Shares and (B) 20,000,000 shares being designated as Class B ordinary shares, par value $0.0001 per share (“Class B Shares”), and (ii) 1,000,000 preference shares, par value $0.0001 per share (“Preferred Shares”). As of the date of this Subscription Agreement, (i) 23,000,000 Class A Ordinary Shares and 5,750,000 Class B Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) none of the Ordinary Shares are held in the treasury of the Issuer, (iii) 6,850,000 private placement warrants (the “Private Placement Warrants”) are issued and outstanding and 6,850,000 Class A Ordinary Shares are issuable in respect of such Private Placement Warrants, and (iv) 11,500,000 public warrants (the “Public Warrants”) are issued and outstanding and 11,500,000 Class A Ordinary Shares are issuable in respect of such Public Warrants. Each Private Placement Warrant and Public Warrant is exercisable for one Class A Ordinary Share at an exercise price of $11.50. None of the Private Placement Warrants or Public Warrants are exercisable on or prior to the Closing. As of the date of this Subscription Agreement, there are no Preferred Shares issued and outstanding. As of the date of this Subscription Agreement, except as set forth above and pursuant to the Transaction Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Issuer any Ordinary Shares or other equity interests in the Issuer (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. As of the date of this Subscription Agreement, other than Merger Sub, the Issuer has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated.

(m) Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, an Issuer Material Adverse Effect, as of the date hereof there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Issuer, threatened against the Issuer or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Issuer.

Annex L-6

(n) Other than Cantor Fitzgerald & Co. (the “Placement Agent”), the Issuer has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which Subscriber could become liable.

(o) The Issuer is not, and immediately after the consummation of the Transaction and the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(p) The Other Subscription Agreements reflect the same Per Share Price and other terms and conditions with respect to the purchase of the Other Subscribed Shares that are no more favorable to such Other Subscribers thereunder than the terms of this Subscription Agreement, other than terms particular to the regulatory requirements of such Other Subscribers or their affiliates or related funds, and there is no side letter or other agreement that modifies such Per Share Price or such other terms and conditions with respect to the purchase of the Other Subscribed Shares. Subsequent to the date of this Subscription Agreement and prior to the Closing, the Issuer may (i) enter into one or more additional subscription or similar agreements with additional investors for other private placements, including private placements of equity, equity-linked and/or debt securities, and (ii) amend, supplement or modify any Other Subscription Agreement, provided that such additional subscription or similar agreements or amendments, supplements or modifications, as applicable, do not contain terms and conditions that are in any way more advantageous to such additional investors or Other Subscribers than the terms and conditions hereunder are to Subscriber.

(q) There has been no action taken by the Issuer, or, to the knowledge of the Issuer, any officer, director, equityholder, manager, employee, agent or representative of the Issuer, in each case, acting on behalf of the Issuer, in violation of any applicable Anti-Corruption Laws (as herein defined). The Issuer has not (i) been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a governmental authority for violation of any applicable Anti-Corruption Laws, (ii) conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any governmental authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Laws or (iii) received any written notice or citation from a governmental authority for any actual or potential noncompliance with any applicable Anti-Corruption Laws. As used herein, “Anti-Corruption Laws” means any applicable laws relating to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act 2010, and any similar law that prohibits bribery or corruption.

(r) The Issuer and its representatives currently and for the five years prior to the date here-of have been in compliance with Anti-Corruption Laws and applicable laws related to (i) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (ii) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries (collectively, “Anti-Money Laundering Laws”), (iii) anti-boycott regulations, as administered by the U.S. Department of Commerce, and (iv) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(s) Neither the Issuer nor its subsidiaries nor any of their respective directors, officers or employees, nor, to the knowledge of the Issuer, any agent or representative of the Issuer (acting on behalf of the Issuer), is or is acting under the direction of, on behalf of or for the benefit of a person that is (i) the subject or target of economic or financial sanctions, trade embargos or restrictions administered, enacted or enforced by any governmental authority (collectively, “Sanctions”); (ii) designated on any Sanctions or similar lists administered by a governmental authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the In-vestment Bank List, or any similar list enforced by any other relevant governmental authority, as amended from time to time, or any person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (iii) located, organized or resident in a country or territory that is, or whose government is, the subject or target of comprehensive Sanctions, including, as of the date of this Subscription Agreement, Crimea, the so-called Donetsk People’s Republic or Luhansk People’s Re-public regions of Ukraine, Cuba, Iran, North Korea, and Syria; or (iv) an officer or employee of any governmental authority or public international organization, or officer of a political party or candidate for political office. Neither the Issuer nor, to the knowledge of the Issuer, any representative of the Issuer (acting on behalf of the Issuer), (A) has participated in any transaction

Annex L-7

involving a Prohibited Party, or a person who is the target of any Sanctions, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive Sanctions, (B) to the knowledge of the Issuer, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any Export Control Laws, or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(t) When the Subscribed Shares are issued pursuant to this Subscription Agreement, the Class A Ordinary Shares (and following the Domestication, any shares of Common Shares into which such Class A Ordinary Shares will be converted) will be eligible for clearing through The Depository Trust Company (the “DTC”), through its Deposit/Withdrawal At Custodian (DWAC) system, and the Issuer will be eligible and participating in the Direct Registration System (DRS) of DTC with respect to the Class A Ordinary Shares (and following the Domestication, any shares of Common Shares into which such Class A Ordinary Shares will be converted). The Issuer’s transfer agent will be a participant in DTC’s Fast Automated Securities Transfer Program.

(u) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Issuer, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) of the Securities Act is applicable.

(v) To the Issuer’s knowledge, the representations and warranties of TEI set forth in the Transaction Agreement are true and correct in all material respects as of the date hereof (except to the extent qualified by a material adverse effect, in such case as so qualified).

4.  Subscriber Representations and Warranties. Subscriber represents and warrants to the Issuer that:

(a) Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.

(b) This Subscription Agreement has been duly authorized, executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Issuer, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(c) The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) if Subscriber is a legal entity, the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have, individually or in the aggregate, a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to timely consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.

(d) Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act) satisfying the applicable requirements set forth on Annex B, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the

Annex L-8

Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Issuer with the requested information on Annex B following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares, unless all its equity owners are “accredited investors” (within the meaning of Rule 501(a) of Regulation D under the Securities Act).

(e) Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act and that the Issuer is not required to register the Subscribed Shares except as set forth in Section 6 of this Subscription Agreement. Subscriber understands that the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of clauses (i) and (ii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book-entry statements representing the Subscribed Shares shall contain a legend to such effect. As a result of these transfer restrictions, Subscriber understands that Subscriber may not be able to readily resell, offer, pledge or otherwise dispose of the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the date the Issuer files a Current Report on Form 8-K following the closing date of the Transaction that includes the “Form 10” information required under applicable Commission rules and regulations. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.

(f) Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Issuer. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by or on behalf of the Issuer, TEI or any other party to the Transaction or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents (including the Placement Agent) or representatives of any of the foregoing, or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Issuer set forth in this Subscription Agreement. Subscriber agrees that neither (i) any Other Subscriber pursuant to the Other Subscription Agreements (including the controlling persons, members, officers, directors, partners, agents, or employees of any such Other Subscriber) nor (ii) the Placement Agent, its affiliates or any of its or its affiliates’ respective control persons, officers, directors or employees, shall be liable to Subscriber pursuant to this Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Shares.

(g) In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon an independent investigation made by Subscriber and the representations and warranties of the Issuer in this Subscription Agreement. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by the Placement Agent concerning the Issuer, TEI or the Subscribed Shares, or the offer and sale of the Subscribed Shares. No disclosure or offering document has been provided by the Placement Agent in connection with the offer and sale of the Subscribed Shares. The Placement Agent and each of its members, directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Issuer, TEI or the Subscribed Shares or the accuracy, completeness or adequacy of any information supplied to Subscriber by the Issuer or TEI. In connection with the issue and purchase of the Subscribed Shares, the Placement Agent has not made any recommendations regarding an investment in the Issuer, TEI or the Subscribed Shares. Subscriber agrees and acknowledges that the Placement Agent is acting as the Issuer’s placement agent in connection with the transactions contemplated by this Subscription Agreement and has not acted as Subscriber’s financial advisor or fiduciary. Subscriber further acknowledges and agrees that Subscriber has received or had access to such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Issuer and the Transaction (including TEI and its business). Subscriber acknowledges that Subscriber has consulted with Subscriber’s own legal, accounting, financial, regulatory and tax advisors, to the extent Subscriber deemed appropriate to make an investment decision with respect to the Subscribed Shares. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Without limiting the generality of the foregoing, Subscriber acknowledges that it has reviewed the Issuer’s filings with the Commission.

Annex L-9

Subscriber acknowledges and agrees that certain information provided by the Issuer was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. Subscriber further acknowledges and agrees that the information provided to Subscriber was preliminary and subject to change, and that any changes to such information, including, without limitation, the information in the Registration Statement on Form S-4 and the related proxy statement that the Issuer intends to file with the Commission (which will include substantial additional information about the Issuer, TEI and the Transaction and will update and supersede the information previously provided to Subscriber) and any changes based on updated information or changes in terms of the Transaction, shall in no way impact Subscriber’s obligation to purchase the Subscribed Shares hereunder.

(h) Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Issuer, TEI, the Placement Agent or a representative of any of the foregoing, and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Issuer, TEI, the Placement Agent or a representative of any of the foregoing. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Issuer represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(i) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares, including those set forth in the SEC Reports. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Subscribed Shares.

(j) Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.

(k) Subscriber understands and agrees that no federal or state agency has passed judgment upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.

(l) Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were legally derived.

(m) Subscriber does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof such Subscriber has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the Issuer.

Annex L-10

(n) No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Issuer as a result of the purchase and sale of Subscribed Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Issuer from and after the Closing as a result of the purchase and sale of Subscribed Shares hereunder or over TEI from and after the consummation of the Transaction.

(o) If Subscriber is or is acting on behalf of an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) neither the Issuer, nor any of its respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and (ii) the acquisition and holding of the Subscribed Shares will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

(p) At the Closing, Subscriber will have sufficient funds to pay the Purchase Price pursuant to Section 1 and consummate the purchase and sale of the Subscribed Shares pursuant to this Subscription Agreement.

(q) Subscriber represents that no disqualifying event described in Rule 506(d)(1)(i)-(viii) under the Securities Act (a “Disqualification Event”) is applicable to Subscriber or any of its Rule 506(d) Related Parties (as defined below), except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Subscriber hereby agrees that it shall notify the Issuer promptly in writing in the event a Disqualification Event becomes applicable to Subscriber or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Section 4(s), “Rule 506(d) Related Party” shall mean a person or entity that is a beneficial owner of Subscriber’s securities for purposes of Rule 506(d) under the Securities Act.

(r) Subscriber agrees that none of (i) any Other Subscriber pursuant to any Other Subscription Agreement or any other agreement related to the private placement of Common Shares (including the controlling persons, officers, directors, partners, agents or employees of any such Other Subscriber), or (ii) the Issuer, its affiliates or any of their or their respective affiliates’ control persons, officers, directors, partners, agents, employees or representatives, shall be liable to any Other Subscriber pursuant to this Subscription Agreement or any other agreement with Subscriber related to the private placement of Common Shares for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Shares hereunder.

(s) No broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber based on an arrangement made by Subscriber or its affiliates for which Issuer or its affiliates are or may be liable.

5.  Additional Subscriber Agreement. Subscriber hereby agrees that, from the date of this Subscription Agreement until the earlier of the Closing or the termination of this Subscription Agreement in accordance with its terms, none of Subscriber or any person acting on behalf of Subscriber or pursuant to any understanding with Subscriber will engage, directly or indirectly, in any Short Sales with respect to securities of the Issuer. Subscriber further agrees that, from the date of this Subscription Agreement until the earlier of (i) the seventh Business Day before the Closing Date or (ii) the termination of this Subscription Agreement in accordance with its terms, none of Subscriber or any person or entity acting on behalf of Subscriber or pursuant to any understanding with Subscriber will engage, directly or indirectly, in any Short Sales with respect to securities of the NLR ETF. For purposes of this Section 5, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls,

Annex L-11

swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. For the avoidance of doubt, nothing contained herein shall prohibit Subscriber from engaging in any purchase of securities by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates in an open market transaction after the execution of this Subscription Agreement. Notwithstanding anything to the contrary herein, (i) nothing herein shall prohibit other entities under common management or that share an investment advisor with Subscriber that have no knowledge of this Subscription Agreement or of Subscriber’s subscription (including Subscriber’s controlled affiliates and/or affiliates) from entering into any Short Sales and (ii) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement. For the avoidance of doubt, nothing herein shall prohibit the Subscriber, its affiliates or any other person or entity from engaging, directly or indirectly, in any transactions or Short Sales with respect to securities of companies underlying, contained in, indexed by, or invested into by, the NLR ETF.

6.  Registration of Subscribed Shares.

(a) The Issuer agrees that, within thirty calendar days following the Closing (the “Filing Deadline”), the Issuer will file with the Commission (at the Issuer’s sole cost and expense) a registration statement registering the resale of the Subscribed Shares (the “Registration Statement”), and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies the Issuer that it will “review” the Registration Statement) following the Filing Deadline and (ii) the 10th Business Day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, that if such day falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business. The Issuer shall provide a draft of the Registration Statement to Subscriber for review at least two Business Days in advance of filing the Registration Statement; provided, that for the avoidance of doubt, in no event shall the Issuer be required to delay or postpone the filing of such Registration Statement as a result of or in connection with Subscriber’s review. With respect to the information to be provided by the Subscriber pursuant to the foregoing, the Issuer shall request such information at least three (3) Business Days prior to the anticipated initial filing date of the Registration Statement. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission; provided, that if the Commission requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber shall have an opportunity to withdraw the Subscribed Shares from the Registration Statement upon its written request to the Issuer, it being understood that such withdrawal shall not relieve the Issuer of its obligation to register for resale the Subscribed Shares at a later date. Notwithstanding the foregoing, if the Commission prevents the Issuer from including any or all of the Subscribed Shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Subscribed Shares held by Subscriber or any Other Subscriber or otherwise, such Registration Statement shall register for resale such number of Common Shares which is equal to the maximum number of Subscribed Shares as is permitted to be registered by the Commission. In such event, the number of Subscribed Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders. The Issuer agrees that, except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, the Issuer will use its commercially reasonable efforts to cause such Registration Statement to remain effective with respect to Subscriber, keep any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earliest of (i) two years from the date on which the Registration Statement is initially declared effective by the Commission, (ii) the date on which all of the Subscribed Shares shall have been sold, or (iii) the first date on which the undersigned can sell all of its Subscribed Shares (or shares received in exchange therefor) under Rule 144 under the Securities Act without limitation as to the manner of sale, the amount of such securities that may be sold and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144. For as long as the Registration Statement shall remain effective pursuant to the immediately preceding sentence, the Issuer shall use commercially reasonable efforts to file all reports, and provide all

Annex L-12

customary and reasonable cooperation, necessary to enable the undersigned to resell the Subscribed Shares pursuant to the Registration Statement or Rule 144 under the Securities Act (when Rule 144 under the Securities Act becomes available to the Issuer), as applicable, qualify the Subscribed Shares for listing on the applicable stock exchange on which the Common Shares are then listed, and update or amend the Registration Statement as necessary to include the Subscribed Shares. The undersigned agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 under the Exchange Act, of Subscribed Shares to the Issuer (or its successor) upon request to assist the Issuer in making the determination described above. The Issuer’s obligations to include the Subscribed Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Issuer such information regarding Subscriber, the securities of the Issuer held by Subscriber and the intended method of disposition of the Subscribed Shares as shall be reasonably requested by the Issuer to effect the registration of the Subscribed Shares, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary for a selling stockholder in similar situations. In the case of the registration effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration. Notwithstanding anything to the contrary contained herein, the Issuer may delay or postpone the effectiveness of the Registration Statement, and from time to time require Subscriber not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement, if (i) an amendment to the Registration Statement would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act or (ii) the negotiation or consummation of a transaction by the Issuer or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Issuer’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Issuer in the Registration Statement of material information that the Issuer has a bona fide business purpose for keeping confidential, and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Issuer’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided that (x) the Issuer shall not so delay, postpone or suspend the effectiveness or use of the Registration Statement on more than two occasions or for more than ninety consecutive calendar days or more than one hundred twenty total calendar days, in each case during any twelve-month period, and (y) the Issuer shall use commercially reasonable efforts to make such registration statement available for the sale by Subscriber of such securities as soon as practicable thereafter. Except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement as contemplated by this Subscription Agreement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Subscribed Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. For purposes of clarification, any failure by the Issuer to file the Registration Statement by the Filing Deadline or to have such Registration Statement declared effective by the Effectiveness Deadline shall not otherwise relieve the Issuer of its obligations to file or effect the Registration Statement set forth in this Section 6.

(b) Upon receipt of any written notice from the Issuer (which notice shall not contain any material non-public information regarding the Issuer) of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus), not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted in accordance with Rule 144 or any other applicable exemption to the registration under the Securities Act to the extent then available rather than under the Registration Statement) until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer, provided that Subscriber may disclose such confidential information to its professional advisors who are subject to confidentiality obligations to the extent necessary to obtain their services in connection with monitoring its investment in the Issuer or unless otherwise required by law, subpoena or regulatory request or other requirement. If so directed by the Issuer, Subscriber will deliver to the Issuer, or in the Issuer’s sole discretion, destroy all copies of the prospectus covering the Subscribed Shares in the undersigned’s possession;

Annex L-13

provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (x) to the extent Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (y) to copies stored electronically on archival servers as a result of automatic data back-up. Subscriber shall not be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Subscribed Shares except to the extent the Subscriber otherwise expressly agrees in order to participate in an underwritten public offering.

(c) Subscriber may deliver written notice (an “Opt-Out Notice”) to the Issuer requesting that Subscriber not receive notices from the Issuer otherwise required by this Section 6; provided, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) the Issuer shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify the Issuer in writing at least two Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 6(c)) and the related suspension period remains in effect, the Issuer shall so notify Subscriber, within two Business Days of Subscriber’s notification to the Issuer, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter shall provide Subscriber with the related notice of the conclusion of such Suspension Event immediately upon its availability.

(d) The Issuer shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable.

(e) The Issuer shall use its commercially reasonable efforts to cause all Subscribed Shares to be listed on each securities exchange or market, if any, on which the Common Shares has been listed.

(f) The Issuer shall use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Subscribed Shares required hereby.

(g) For purposes of this Section 6, “Subscribed Shares” shall be deemed to include, as of any date of determination, the Subscribed Shares and any equity security issued or issuable with respect to such Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, and “Subscriber” shall mean the Subscriber or any affiliate of the Subscriber or other person to whom the rights under this Section 6 shall have been assigned.

(h) The Issuer shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless Subscriber (to the extent a seller under the Registration Statement), the officers, directors, employees, members, managers, partners, shareholders, affiliates and agents of Subscriber, and each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all out-of-pocket losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus or any document incorporated in the foregoing by reference, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Issuer of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 6, except to the extent, but only to the extent, that such untrue statements, alleged untrue statement, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Issuer by Subscriber expressly for use therein or Subscriber has omitted a material fact from such information or otherwise violated the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in each case in connection with the registration of the Subscribed Shares; provided, that the indemnification contained in this Section 6 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Issuer (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Issuer be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by Subscriber, (B) in connection with any failure of Subscriber to deliver or cause to be delivered a prospectus made

Annex L-14

available by the Issuer in a timely manner, (C) as a result of offers or sales effected by or on behalf of any person by means of a “free writing prospectus” (as defined in Rule 405 under the Securities Act) that was not authorized in writing by the Issuer, or (D) in connection with any offers or sales effected by or on behalf of Subscriber in violation of this Section 6. The Issuer shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 6 of which the Issuer is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Subscribed Shares by Subscriber. Subscriber shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless the Issuer, the officers, directors, employees, members, managers, partners, shareholders and agents of the Issuer, and each person who controls the Issuer (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all out-of-pocket Losses, as incurred, that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, solely to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Issuer by Subscriber expressly for use therein or Subscriber has omitted a material fact from such information or otherwise violated the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in each case in connection with the registration of the Subscribed Shares; provided, that the indemnification contained in this Section 6 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed). Subscriber shall notify the Issuer promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 6 of which Subscriber is aware. The indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Subscribed Shares by Subscriber.

(i) Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its written consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(j) If the indemnification provided under this Section 6 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 6(i) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to

Annex L-15

contribution pursuant to this Section 6(j) from any person who was not guilty of such fraudulent misrepresentation. In no event shall the liability of Subscriber hereunder exceed the net proceeds received by Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification or contribution obligation.

7.  Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the parties to terminate this Subscription Agreement, (c) if, on the Closing Date of the Transaction, any of the conditions to Closing set forth in Section 2 of this Subscription Agreement have not been satisfied as of the time required hereunder to be so satisfied or waived (to the extent a valid waiver is capable of being issued) by the party entitled to grant such waiver on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing, and (d) February 28, 2026; provided that nothing herein will relieve any party hereto from liability for any willful breach hereof prior to the time of termination, and each party hereto will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Issuer shall notify Subscriber of the termination of the Transaction Agreement promptly after the termination thereof. For the avoidance of doubt, if any termination hereof occurs after the delivery by Subscriber of the Purchase Price for the Subscribed Shares, the Issuer shall promptly (but not later than one Business Day thereafter) return the Purchase Price to Subscriber without any deduction for or on account of any tax, withholding, charges, or set-off.

8.  Trust Account Waiver. Subscriber hereby acknowledges that the Issuer has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Issuer’s public shareholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Issuer entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Issuer, and (c) will not seek recourse against the Trust Account for any reason whatsoever; provided, however, that nothing in this Section 8 shall (i) be deemed to limit any Subscriber’s right to distributions from the Trust Account in accordance with the Issuer’s Amended and Restated Memorandum and Articles of Association in respect of any redemptions by Subscriber of its Class A Ordinary Shares acquired by any means other than pursuant to this Subscription Agreement, (ii) serve to limit or prohibit Subscriber’s right to pursue a claim against the Issuer for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, (iii) serve to limit or prohibit any claims that Subscriber may have in the future against Issuer’s assets or funds that are not held in the Trust Account, or (iv) be deemed to limit Subscriber’s right, title, interest or claim to the Trust Account by virtue of Subscriber’s record or beneficial ownership of Class A Ordinary Shares acquired by any means other than pursuant to this Subscription Agreement.

9.  Miscellaneous.

(a) All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient; provided, that such notice, request, demand, claim or other communication is also sent to the recipient pursuant to clauses (i), (iii) or (iv) of this Section 9(a), (iii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 9(a). A courtesy electronic copy of any notice sent by methods (i), (iii), or (iv) above shall also be sent to the recipient via electronic mail if provided in the applicable signature page hereof or to an electronic mail address as subsequently modified by written notice given in accordance with this Section 9(a).

Annex L-16

(b) If the Subscribed Shares are eligible to be sold pursuant to an effective registration statement or without restriction under Rule 144, including in connection with any transfer by Subscriber to the account of a DTC participant with or without prior sale, then at Subscriber’s request and upon delivery by Subscriber of representations and other documentation reasonably acceptable to the Issuer and the Transfer Agent, the Issuer will promptly use commercially reasonable efforts to cause the Issuer’s transfer agent (the “Transfer Agent”) to remove any remaining restrictive legend set forth on such Subscribed Shares upon delivery by Subscriber of representations and other documentation reasonably acceptable to the Issuer and the Transfer Agent. In connection therewith, if required by the Transfer Agent, the Issuer shall promptly use commercially reasonable efforts to cause an opinion of counsel in customary form to be delivered to with the Transfer Agent, together with any other authorizations, certificates and directions required by the Transfer Agent that authorize and direct the Transfer Agent to issue such Subscribed Shares without any such legend. The Issuer shall be responsible for the fees of its Transfer Agent, its legal counsel and all DTC fees associated with such issuance.

(c) With a view to making available to Subscriber the benefits of Rule 144 that permit Subscriber to sell securities of the Issuer to the public without registration, the Issuer agrees, for so long as Subscriber holds Subscribed Shares, to make and keep public information available, as those terms are understood and defined in Rule 144;

(d) Subscriber acknowledges that the Issuer and the Placement Agent will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement; provided however that the foregoing clause of this Section 9(d) shall not give the Issuer or the Placement Agent any rights other than those expressly set forth herein. Prior to the Closing, Subscriber agrees to promptly notify the Issuer and the Placement Agent if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. The Issuer acknowledges that Subscriber and the Placement Agent will rely on the acknowledgments, understandings, agreements, representations and warranties of the Issuer contained in this Subscription Agreement. Prior to the Closing, the Issuer agrees to promptly notify Subscriber and the Placement Agent if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Issuer set forth herein are no longer accurate in all material respects.

(e) Each of the Issuer and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(f) Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein (for the avoidance of doubt, other than as provided in Section 6 and Section 9(b)).

(g) Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder, if any, and Subscriber’s rights under Section 6) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Issuer hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Issuer may transfer the Subscription Agreement and its rights hereunder in connection with the consummation of the Transaction). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates or, with the prior written consent of the Issuer, to another person, provided that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations.

(h) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party hereunder shall survive the Closing until the third anniversary of the Closing or in accordance with their respective terms if later.

(i) The Issuer may request from Subscriber such additional information as the Issuer may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares, and Subscriber shall provide such information as may be reasonably requested; provided, that the Issuer agrees to keep any such information provided by Subscriber confidential. Subscriber acknowledges that the Issuer may file a copy of this Subscription Agreement with the Commission as an exhibit to a periodic report of the Issuer or a registration statement of the Issuer.

(j) Each of the Issuer and Subscriber hereto agrees that Subscriber’s identity, as well as the nature of Subscriber’s obligations hereunder, may be disclosed in public announcements and disclosures required by the Commission, including in any registration statements, proxy statements, consent solicitation statements and other

Annex L-17

Commission filings to be filed by the Issuer in connection with the Transaction; provided that such disclosure is limited to the extent required to comply with law, rules or regulations, in response to a comment or request from the staff of the Commission or another regulatory agency or under Nasdaq regulations; provided further that, to the extent permitted by the foregoing, Subscriber shall have an opportunity to review all disclosures in which it is named prior to filing or public release. In all other cases, the Issuer acknowledges and agrees that the it will not, and will cause its representatives not to publicly make reference to Subscriber or any of its affiliates in connection with the Transaction or this Subscription Agreement, including in a press release or marketing materials of the Issuer or for any similar or related purpose (provided that the Issuer may disclose its entry into this Subscription Agreement and the Purchase Price) without the prior written consent of Subscriber.

(k) This Subscription Agreement may not be amended, modified or waived or terminated (other than pursuant to the terms of Section 7 above) except by an instrument in writing, signed by each of the parties hereto. Section 3, Section 4, this Section 9(k), and Section 9(l) may not be amended, modified, terminated or waived in any manner that is material and adverse to the Placement Agent without the written consent of the Placement Agent. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(l) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties hereto, with respect to the subject matter hereof. The parties hereto agree that the Placement Agent is an express third-party beneficiary of the representations, warranties and covenants of the Issuer contained in Section 3 and the representations, warranties and convents of Subscriber contained in Section 4, and its express rights set forth in Section 9(k) and this Section 9(l). Except as otherwise provided in Section 6(i), Section 9(k), Section 9(m), and this Section 9(l), this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective permitted successors and assigns.

(m) Except as otherwise provided herein, this Subscription Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(n) If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(o) This Subscription Agreement may be executed and delivered in counterparts (including by electronic mail or in .pdf, including DocuSign) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(p) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that TEI shall be entitled to specifically enforce Subscriber’s obligations to fund the Purchase Price and the provisions of the Subscription Agreement of which TEI is an express third-party beneficiary, in each case, on the terms and subject to the conditions set forth herein. The parties hereto acknowledge and agree that Subscriber shall be entitled to specifically enforce Issuer’s obligations to deliver the Subscribed Shares and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) that none of the parties hereto or the Placement Agent shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any

Annex L-18

remedy referred to in this Section 9(p), and waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument; (y) not to assert that a remedy of specific enforcement pursuant to this Section 9(p) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

(q) No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(r) This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

(s) EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES HERETO FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

(t) The parties hereto agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the state of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the state of Delaware) (collectively the “Designated Courts”). Each party hereto hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereto hereby irrevocably waives all claims of immunity from jurisdiction and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties hereto also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 9(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties hereto have submitted to jurisdiction as set forth above.

(u) This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, sponsor, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their

Annex L-19

successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

(v) The Issuer shall, by 9:00 a.m., New York City time, on the second Business Day immediately following the execution of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby (and by the Other Subscription Agreements), the Transaction and any other material, nonpublic information that the Issuer, TEI or the Placement Agent has provided to Subscriber at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the Issuer’s knowledge, Subscriber shall not be in possession of any material, non-public information received from the Issuer or any of its officers, directors, employees or agents (including the Placement Agent) in connection with the transactions contemplated by this Subscription Agreement, and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Issuer or any of its officers, directors, employees or agents (including the Placement Agent) in connection with the transactions contemplated by this Subscription Agreement.

(w) If any change in the number, type or classes of authorized shares of the Issuer (including the Class A Ordinary Shares), other than as contemplated by the Transaction Agreement or any agreement contemplated by the Transaction Agreement, shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, share split (including reverse share split) or combination, exchange or readjustment of shares, or any share dividend, the number of Subscribed Shares issued to Subscriber shall be appropriately adjusted to reflect such change.

(x) The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any Other Subscriber or other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Issuer or any of its subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and Other Subscribers or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and Other Subscribers or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

[The remainder of this page is intentionally left blank.]

Annex L-20

IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

HCM II ACQUISITION CORP.
By:
Name:
Title:
Address for Notices:

SUBSCRIBER:
By:
Name:
Title:
Address for Notices:
Name in which shares are to be registered:
Number of Subscribed Shares subscribed for:
Price Per Subscribed Share:		$10.00
Aggregate Purchase Price:	$

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the Issuer specified by the Issuer in the Closing Notice.

[Signature Page to PIPE Subscription Agreement]

Annex L-21

ANNEX A

SUBSCRIBER CERTIFICATE — NON-REDEEMED SHARES

Pursuant to Section 1(b) of the Subscription Agreement, dated [•], 2025 (the “Subscription Agreement”), between HCM II Acquisition Corp. (the “Issuer”) and the Subscriber named below, the undersigned (“Subscriber”) hereby certifies as follows:

1.           Subscriber wishes to decrease the number of Committed Shares which it is obligated to purchase under the Subscription Agreement by ____________ Non-Redeemed Shares.

2.           Subscriber hereby represents and warrants that the shares listed in clause (i) qualify as Non-Redeemed Shares. In connection therewith, Subscriber agrees and acknowledges that in order to qualify as Non-Redeemed Shares, (a) as of fifth calendar day after the effectiveness of the Issuer’s Registration Statement on Form S-4 with respect to the Transaction, Subscriber must hold any of the Issuer’s Class A ordinary shares, par value $0.0001 per share, together with any related Redemption Rights, and such Class A Ordinary Shares, (b) Subscriber shall not exercise any Redemption Rights with respect to such shares (and shall revoke any prior redemption or conversion election made with respect to such shares), (c) Subscriber may not Transfer such shares prior to the Closing Date, and (d) such shares will not be voted with respect to any proposal contained in the Proxy Statement. Subscriber further agrees and acknowledges that it shall not take any action in breach of any of the foregoing clauses (b) — (d).

3.           A true and correct Schedule of the dates and purchase prices of the Non-Redeemed Shares is attached hereto.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Subscription Agreement.

By:
Name:
Title:

Annex L-22

ANNEX B

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Annex B should be completed and signed by Subscriber
and constitutes a part of the Subscription Agreement.

A.     QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐      Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.      ACCREDITED INVESTOR STATUS (Please check the box)

☐      Subscriber is an “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act) and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

C.     AFFILIATE STATUS

(Please check the applicable box)

SUBSCRIBER:

☐ is:

☐ is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐ (a) Any individual (not a partnership, corporation, etc.) whose individual net worth (excess of total assets at fair market value, including homes (but excluding the value of the primary residence of such individual), automobiles and personal property, over total liabilities (excluding the amount of indebtedness secured by the individual’s primary residence up to its fair market value, but including the amount of any such indebtedness in excess of such fair market value)), or joint net worth with his or her spouse, or spousal equivalent, presently exceeds $1,000,000;

☐ (b) Any individual (not a partnership, corporation, etc.) who had an income in excess of $200,000 in each of the two most recent years, or joint income with his or her spouse, or spousal equivalent, in excess of $300,000 in each of those years (in each case including foreign income, tax exempt income and full amount of capital gains and losses but excluding any income of other family members and any unrealized capital appreciation) and has a reasonable expectation of reaching the same income level in the current year;

☐ (c) Any director or executive officer (e.g., president or any vice president in charge of a principal business unit, division or function such as sales, administration or finance) of the Issuer;

☐ (d) Any corporation, partnership, Massachusetts business trust, limited liability company, or non-profit organization within the meaning of Section 501(c)(3) of the Internal Revenue Code, or other entity, in each case not formed for the specific purpose of acquiring the Committed Shares and with total assets in excess of $5,000,000;

☐ (e) Any trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Committed Shares, whose purchase would be directed by a “sophisticated person” as described in Rule 506(b)(2)(ii);

Annex L-23

☐ (f) Any revocable trust which may be amended or revoked by the grantors, and all of the grantors satisfy the conditions of clauses (a), (b) or (c) above;

☐ (g) Any bank, broker or dealer, investment adviser, insurance company, investment company, Small Business Investment Company, employee benefit plan, state plan, private business development company meeting the criteria described in Rule 501(a) clause (1);

☐ (h) Any entity all the equity owners of which are “accredited investors” within one or more of the above categories;

☐ (i) Any a natural person who holds, in good standing, one of the following professional licenses: the General Securities Representative license (Series 7), the Private Securities Offerings Representative license (Series 82), or the Investment Adviser Representative license (Series 65);

☐ (j) Any natural person who is a “knowledgeable employee,” as defined in Rule 3c-5(a)(4) under the Investment Company Act of 1940, of the Issuer; and

☐ (k) Any “family office” or “family client” as defined in rule 202(a)(11)(G)-1 that meets the requirements described in Rule 501(a) clause (12).

SUBSCRIBER:
By:
Name:
Title:

Annex L-24

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. HCM II’s amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. HCM II has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures HCM II against its obligations to indemnify its officers and directors.

HCM II’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to HCM II and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by HCM II if (i) HCM II has sufficient funds outside of the Trust Account or (ii) HCM II consummates an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling HCM II pursuant to the foregoing provisions, HCM II has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

(a)     The following exhibits are filed as part of this registration statement:

Exhibit No	Exhibit
2.1

Business Combination Agreement, dated as of March 26, 2025, by and among HCM II Acquisition Corp., LLC, HCM II Merger Sub Inc. and Terrestrial Energy, Inc. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A).**

2.3

Form of Certificate of Merger of HCM II Merger Sub, Inc. with and into Terrestrial Energy Inc. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex B).

2.4	Plan of Domestication.+
3.1

Memorandum and Amended and Restated Articles of Association of HCM II Acquisition Corp. (incorporated herein by reference to Exhibit 3.1 filed with HCM II Acquisition Corp.’s Form 8-K (Reg. No. 001-42252) filed by HCM II Acquisition Corp. on August 20, 2024).

3.2

Form of Certificate of Incorporation of HCM II Acquisition Corp., (to be renamed Terrestrial Energy Inc.) to become effective upon Domestication (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex C).

3.3	Form of By-Laws of HCM II Acquisition Corp. (to be renamed Terrestrial Energy Inc.) (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex D).
3.4

Form of Second A&R Certificate of Incorporation of Terrestrial Energy Opco, to be effective upon Merger (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex I).

3.5	Form of Certificate of Corporate Domestication of HCM II Acquisition Corp., to be filed with the Secretary of the State of Delaware.+
4.1

Specimen Unit Certificate of HCM II Acquisition Corp. (incorporated by reference to Exhibit 4.1 of HCM II’s Registration Statement on Form S-1/A (File No. 333-280283) filed with the SEC on July 5, 2024).

Exhibit No	Exhibit
4.2

Specimen HCM II Class A Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 of HCM II Acquisition Corp.’s Registration Statement on Form S-1/A (Reg. No. 333-2280283) filed with the SEC on July 5, 2024).

4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 of HCM II Acquisition Corp.’s Registration Statement on Form S-1/A (Reg. No. 333-280283) filed with the SEC on July 5, 2024).
4.4

Warrant Agreement, dated August 15, 2024, by and between HCM II Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated herein by reference to Exhibit 4.1 filed with HCM II Acquisition Corp.’s Form 8-K (Reg. No. 001-42252) filed by HCM II Acquisition Corp. on August 20, 2024).

4.5	Specimen Common Stock Certificate of Terrestrial Energy Inc. (post-Business Combination)+
4.6	Amended and Restated Warrant Agreement.*
4.7	Form of Assignment and Assumption Agreement.+
4.8	Form of PIPE Subscription Agreement (included as Annex L to the proxy statement/prospectus).
5.1	Opinion of King & Spalding LLP as to the validity of the securities being registered.*
8.1

Opinion of King & Spalding LLP regarding the U.S. federal income tax matters discussed under the heading “Material U.S. Federal Income Tax Considerations for Holders of HCM II Securities and New Terrestrial Energy Securities.”+

8.2

Opinion of Bryan Cave Leighton Paisner LLP regarding the U.S. federal income tax matters discussed under the heading “Material U.S. Federal Income Tax Considerations of the Merger for Holders of Terrestrial Stock and Terrestrial Energy.”+

10.1	Form of Registration Rights Agreement (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex G).
10.2

Sponsor Support Agreement, by and among HCM II Acquisition Corp., HCM Investor Holdings II, LLC, and the other parties thereto (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex E).

10.3

Form of Sponsor Lock-Up Agreement, by and among Terrestrial Energy Inc., HCM Investor Holdings II, LLC, and the other parties thereto (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex H).

10.4

Form of Transaction Support Agreement by and among HCM Investor Holdings II, LLC, certain shareholders party thereto and Terrestrial Energy, Inc. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex F).

10.5	Form of New Equity Incentive Plan (included as Annex J to the proxy statement/prospectus).
10.6	Form of Amended and Restated Exchange and Support Agreement.+
10.7

Form of Key Holders Lock-Up Agreement, by and among HCM II Acquisition Corp. and the other parties thereto (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex K).

10.8	Form of Terrestrial Warrant+
21.1	List of Subsidiaries of Terrestrial Energy Inc.+
23.1	Consent of Withum Smith+Brown, PC.*
23.2	Consent of UHY LLP.*
23.3	Consent of King & Spalding LLP (included in Exhibit 5.1 hereto).*
23.4	Consent of King & Spalding LLP (included in Exhibit 8.1 hereto).+
23.5	Consent of Bryan Cave Leighton Paisner LLP (included in Exhibit 8.2 hereto).+
24.1	Power of Attorney (included on signature page to this registration statement).+
99.1	Form of Proxy Card.+
99.2	Consent of Simon Irish to be Named as a Director.+
99.3	Consent of Frederick W. Buckman Sr. to be Named as a Director.+
99.4	Consent of Shawn Matthews to be Named as a Director.+
99.5	Consent of Hugh MacDiarmid to be Named as a Director.+
99.6	Consent of David Hill to be Named as a Director.+
99.7	Consent of Charles Pardee to be Named as a Director.+
99.8	Consent of Robert W. Jones to be Named as a Director.+
99.9	Consent of William D. Johnson to be Named as Director.+
99.10	Consent of David LeBlanc to be Named as Director.+

Exhibit No	Exhibit
101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document).
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107	Filing Fee Table.+

____________

*        Filed herewith.

**      Certain schedules and similar attachments to this Exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. HCM II Acquisition Corp. agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

+        Previously filed.

Item 22. Undertakings.

The undersigned registrant hereby undertakes as follows:

(a)

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one (1) Business Day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on September 23, 2025.

HCM II ACQUISITION CORP.
By:	/s/ Shawn Matthews
Name: Shawn Matthews
Title: Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 4 to the registration statement has been signed by the following persons in the capacities indicated on the date indicated below:

Signature	Title	Date
/s/ Shawn Matthews	Chairman and Chief Executive Officer	September 23, 2025
Shawn Matthews	(Principal Executive Officer)
/s/ Steven Bischoff	President and Chief Financial Officer	September 23, 2025
Steven Bischoff	(Principal Financial Officer and Principal Accounting Officer)
/s/ Andrew Brenner	Director	September 23, 2025
Andrew Brenner
/s/ Michael J. Connor	Director	September 23, 2025
Michael J. Connor
/s/ Jacob Loveless	Director	September 23, 2025
Jacob Loveless

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrant has duly caused this Amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, North Carolina on September 23, 2025.

TERRESTRIAL ENERGY INC.
By:	/s/ Simon Irish
Name: Simon Irish
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the registration statement has been signed by the following persons on behalf of the Co-Registrant and in the capacity and on the dates indicated.

Signature	Title	Date
/s/ Simon Irish	Chief Executive Officer and Director	September 23, 2025
Simon Irish	(Principal Executive Officer)
/s/ Brian Thrasher	Chief Financial Officer	September 23, 2025
Brian Thrasher	(Principal Financial and Accounting Officer)
*	Chief Technology Officer and Director	September 23, 2025
David LeBlanc
*	Director	September 23, 2025
Frederick W. Buckman Sr.
*	Director	September 23, 2025
Hugh MacDiarmid
*	Director	September 23, 2025
David Hill
*	Director	September 23, 2025
Charles Pardee
*	Director	September 23, 2025
William D. Johnson
*	Director	September 23, 2025
Robert W. Jones
By:	/s/ Simon Irish
Simon Irish
Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of HCM II Acquisition Corp., has signed this Amendment No. 4 to the registration statement or amendment thereto in the City of New York, State of New York, on September 23, 2025.

By:	/s/ Shawn Matthews
Name: Shawn Matthews
Title: Chairman and Chief Executive Officer